As filed with the Securities and Exchange Commission on March 31, 2021
Registration No. 333-252009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Social Capital Hedosophia Holdings Corp. V*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	98-1547291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
317 University Ave, Suite 200
Palo Alto, California 94301
(650) 521-9007
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Chamath Palihapitiya
Chief Executive Officer
c/o Social Capital Hedosophia Holdings Corp. V
317 University Ave, Suite 200
Palo Alto, California 94301
(650) 521-9007
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Howard L. Ellin, Esq. Christopher M. Barlow, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000	Robert Lavet, Esq. General Counsel and Secretary Social Finance, Inc. 234 1st Street San Francisco, California 94105 (855) 456-7634	Jocelyn M. Arel, Esq. Benjamin K. Marsh, Esq. Daniel J. Espinoza, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Raaj S. Narayan, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price		Amount of registration fee
Common stock(2)(3)	80,500,000	12.05(4)	$970,025,000	(4)	$105,829.73
Redeemable warrants(2)(5)	20,125,000	3.45(6)	$69,431,250	(6)	$7,574.95
Common stock(2)(7)	707,786,704	12.05(4)	$8,528,829,783	(4)	$930,495.33
Total			$9,568,286,033		$1,043,900.01	(8)
(1)Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company (“SCH”), intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by SCH (after the Domestication), the continuing entity following the Domestication, which will be renamed “SoFi Technologies, Inc.” upon the consummation of the Merger, as further described in the proxy statement/prospectus. As used herein, “SoFi Technologies” refers to SCH after the Domestication and/or the consummation of the Merger, including after such change of name, as applicable.
(2)Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)The number of shares of SoFi Technologies, Inc. (“SoFi Technologies”) common stock being registered represents the number of Class A ordinary shares of SCH that were registered pursuant to the Registration Statements on Form S-1 (333-248915 and 333-249396) (collectively, the “IPO Registration Statement”) and offered by SCH in its initial public offering (the “SCH public shares”). The SCH public shares automatically will be converted by operation of law into shares of SoFi Technologies common stock in the Domestication (“SoFi Technologies public shares”).
(4)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of SCH (the company to which SoFi Technologies will succeed following the Domestication) on the NYSE on January 6, 2021 ($12.05 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.
(5)The number of redeemable warrants to acquire shares of SoFi Technologies common stock being registered represents the number of redeemable warrants to acquire Class A ordinary shares of SCH that were registered pursuant to the initial public offering registration statements referenced in note (2) above and offered by SCH in its initial public offering (the “SCH public warrants”). The SCH public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of SoFi Technologies common stock in the Domestication.
(6)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of SCH (the company to which SoFi Technologies will succeed following the Domestication) on the NYSE on January 5, 2021 ($3.45 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.
(7)Represents the aggregate number of shares of SoFi Technologies common stock (a) that may be issued in respect of issued and outstanding shares of SoFi capital stock in the Merger (including pursuant to any adjustments to the base purchase price as provided in the Merger Agreement) and (b) that may be issued following the Merger upon (i) the settlement of SoFi Technologies restricted stock units into which SoFi restricted stock units outstanding as of the closing of the Merger are converted, (ii) the exercise of options to purchase SoFi Technologies common stock into which options to acquire SoFi common stock outstanding as of the closing of the Merger are converted and (iii) the exercise of warrants to purchase SoFi Technologies common stock into which warrants to purchase SoFi Series H Preferred Stock outstanding as of the closing of the Merger are converted.
(8)The filing fee has been previously paid.
*Prior to the consummation of the Merger described herein, the registrant intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Social Capital Hedosophia Holdings Corp. V (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “SoFi Technologies, Inc.”
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the SEC is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 31, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
762,599,835 SHARES OF COMMON STOCK AND 20,125,000 REDEEMABLE WARRANTS
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “SOFI TECHNOLOGIES, INC.”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN
The board of directors of Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company (“SCH” and, after the Domestication as described below, “SoFi Technologies”), has unanimously approved (i) the domestication of SCH as a Delaware corporation (the “Domestication”); (ii) the merger of Plutus Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of SCH, with and into Social Finance, Inc. (“SoFi”), a Delaware corporation (the “Merger”), with SoFi surviving the Merger as a wholly owned subsidiary of SoFi Technologies, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021, by and among SCH, Merger Sub and SoFi, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (iii) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, SCH will change its name to “SoFi Technologies, Inc.”
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies common stock”); (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class B ordinary shares”), will convert automatically, on a one-for-one basis, into shares of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by SCH Sponsor V LLC, a Cayman Islands limited liability company and shareholder of SCH (the “Sponsor”), in connection with the Domestication, the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award (as defined in the accompanying proxy statement/prospectus) that were outstanding as of immediately prior to the Domestication; (iii) each of the then issued and outstanding redeemable warrants of SCH (the “SCH warrants”) will convert automatically, on a one-for-one basis, into redeemable warrants to acquire one share of SoFi Technologies common stock (the “SoFi Technologies warrants”); and (iv) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof (the “SCH units”), will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant. Accordingly, this proxy statement/prospectus covers (i) 80,500,000 shares of SoFi Technologies common stock to be issued in the Domestication and (ii) 20,125,000 SoFi Technologies warrants to be issued in the Domestication.
At the effective time of the Merger, among other things, each outstanding share of SoFi common stock and preferred stock (other than shares of SoFi Series 1 Preferred Stock, which will be converted on a one-for-one basis into shares of SoFi Technologies Series 1 Preferred Stock) as of immediately prior to the effective time of the Merger will be converted into SoFi Technologies common stock based on the exchange ratio applicable to such shares of SoFi common stock and preferred stock, as applicable, and shares of SoFi common stock reserved in respect of SoFi Awards (as defined below) outstanding as of immediately prior to the effective time of the Merger, will be converted into SoFi Technologies awards based on SoFi Technologies common stock, representing an aggregate of approximately 657,000,000 shares of SoFi Technologies common stock (subject to increase as provided in the Merger Agreement), or, as applicable, shares underlying awards based on SoFi Technologies common stock or warrants to purchase SoFi Technologies common stock (the “Aggregate Common Share Consideration”), representing a pre-transaction equity value of SoFi of approximately $6.6 billion (the “Aggregate Merger Consideration”).
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of SoFi capital stock outstanding as of immediately prior to the effective time of the Merger (other than (x) any shares of SoFi common stock subject to SoFi Awards, (y) any shares of SoFi capital stock held in treasury by SoFi, which treasury shares shall be canceled as part of the Merger, and (z) any shares of SoFi capital stock held by stockholders of SoFi who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), will be canceled and converted as follows:
•each share of SoFi common stock (without giving effect to any conversion of any outstanding SoFi non-redeemable preferred stock into SoFi common stock) will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the quotient obtained by dividing (i) the Aggregate Common Share Consideration by (ii) the aggregate fully diluted number of shares of SoFi common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement (as defined herein) (such quotient, the “Base Exchange Ratio”);
•each share of SoFi Series A Preferred Stock, SoFi Series B Preferred Stock, SoFi Series C Preferred Stock, SoFi Series D Preferred Stock, SoFi Series E Preferred Stock and SoFi Series H-1 Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the Base Exchange Ratio;
•each share of SoFi Series F Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.1102 multiplied by the Base Exchange Ratio;
•each share of SoFi Series G Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.2093 multiplied by the Base Exchange Ratio;
•each share of SoFi Series H Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.0863 multiplied by the Base Exchange Ratio (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer, which will be canceled and converted into the right to receive a number of SoFi Technologies common shares equal to the Base Exchange Ratio); and
•each share of SoFi Series 1 Preferred Stock will be canceled and converted into the right to receive one fully paid and non-assessable share of SoFi Technologies Series 1 Preferred Stock.
Holders of SoFi Series 1 Preferred Stock who receive shares of SoFi Technologies Series 1 Preferred Stock at the effective time of the Merger will remain entitled to receive dividends accrued but unpaid as of the date of the Merger Agreement in respect of such shares of SoFi Series 1 Preferred Stock.
At the effective time of the Merger, each warrant to purchase shares of SoFi Series H Preferred Stock will no longer be exercisable for shares of SoFi Series H Preferred Stock but will instead become exercisable for a number of shares of SoFi Technologies common stock and the exercise price thereof will be adjusted in accordance with the terms of the Amended and Restated Series H Preferred Stock Warrant Agreement.
With respect to SoFi Awards, all (i) options to purchase shares of SoFi common stock (“SoFi Options”), and (ii) restricted stock units based on shares of SoFi common stock (“SoFi RSUs”) outstanding as of immediately prior to the Merger (together, the “SoFi Awards”) will be converted into (a) options to purchase shares of SoFi Technologies common stock (“SoFi Technologies Options”), and (b) restricted stock units based on shares of SoFi Technologies common stock (“SoFi Technologies RSUs”), respectively. Additionally, warrants exercisable for shares of SoFi common stock will become exercisable for shares of SoFi Technologies common stock. Accordingly, this proxy statement/prospectus also relates to the potential issuance by SoFi Technologies of 29,558,543 shares of SoFi Technologies common stock upon the exercise of SoFi Technologies Options, 49,926,665 shares of SoFi Technologies common stock underlying SoFi Technologies RSUs and 12,369,746 shares of SoFi Technologies common stock issuable upon the exercise of SoFi warrants. See “BCA Proposal — The Merger Agreement — Consideration — Treatment of SoFi Options and Restricted Stock Unit Awards”.

It is anticipated that, following the Business Combination and related transactions, (1) SCH public shareholders will own approximately 9.1% (or approximately 9.3% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (2) SoFi Stockholders will own approximately 74.7% (or approximately 74.2% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) will collectively own approximately 5.4% (or approximately 5.5% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, and (4) the Third Party PIPE Investors will own approximately 10.8% (or approximately 11.0% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock. These percentages assume (i) that no SCH public shareholders exercise their redemption rights in connection with the Business Combination, (ii) the vesting and exercise of all SoFi Technologies Options for shares of SoFi Technologies common stock, (iii) the vesting of all SoFi Technologies RSU Awards and the issuance of shares of SoFi Technologies common stock in respect thereof, (iv) that SoFi Technologies issues shares of SoFi Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal approximately 657,000,000 shares of SoFi Technologies common stock (subject to increase as set forth in the Merger Agreement and assuming that all SoFi Technologies Options are net-settled), and (v) that SoFi Technologies issues 122,500,000 shares of SoFi Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. The PIPE Investors have agreed to purchase 122,500,000 shares of SoFi Technologies common stock, at $10.00 per share, for approximately $1,225 million of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 27,500,000 shares of SoFi Technologies common stock, at $10.00 per share, for approximately $275 million of gross proceeds.
The SCH units, SCH Class A ordinary shares and SCH warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “IPOE”, “IPOE.U” and “IPOE.WS”, respectively. SCH will apply for listing, to be effective at the closing of the Business Combination, of SoFi Technologies common stock and SoFi Technologies warrants on the Nasdaq Global Select Market (“Nasdaq”) under the proposed symbols “SOFI” and “SOFIW”, respectively. It is a condition of the consummation of the Business Combination that SCH receives confirmation from the Nasdaq that the securities have been conditionally approved for listing on the Nasdaq, but there can be no assurance such listing conditions will be met or that SCH will obtain such confirmation from the Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of SCH with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of SCH. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated                             , 2021, and is first being mailed to SCH’s shareholders on or about                               , 2021.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
A Cayman Islands Exempted Company
(Company Number 364202)
317 University Ave, Suite 200
Palo Alto, California 94301
Dear Social Capital Hedosophia Holdings Corp. V Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company (“SCH” and, after the Domestication, as described below, “SoFi Technologies”), at                              , Eastern Time, on                               , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, SCH shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021 (as it may be further amended, the “Merger Agreement”), by and among SCH, Merger Sub and SoFi, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into SoFi (the “Merger”), with SoFi surviving the Merger as a wholly owned subsidiary of SoFi Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/ prospectus (the “BCA Proposal”).
Regardless of how many shares you own, your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting.
As a condition to the consummation of the Merger, the board of directors of SCH has unanimously approved a change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, SCH will change its name to “SoFi Technologies, Inc.”
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class A ordinary shares”), will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies common stock”); (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SCH (the “SCH Class B ordinary shares”), will convert automatically, on a one-for-one basis, into shares of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by SCH Sponsor V LLC, a Cayman Islands limited liability company and shareholder of SCH (the “Sponsor”), in connection with the Domestication, the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award (as defined in the accompanying proxy statement/prospectus) that were outstanding as of immediately prior to the Domestication; (iii) each of the then issued and outstanding redeemable warrants of SCH (the “SCH warrants”) will convert automatically, on a one-for-one basis, into redeemable warrants to acquire one share of SoFi Technologies common stock (the “SoFi Technologies warrants”); and (iv) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof (the “SCH units”), will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant. As used herein, “public shares” means the SCH Class A ordinary shares (including those that underlie the SCH units) that were registered pursuant to the Registration Statements on Form S-1 (333-248915 and 333-249396) and the shares of SoFi Technologies common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal”.

You will also be asked to consider and vote upon (1) three separate proposals to approve material differences between SCH’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of SoFi Technologies (collectively, the “Organizational Documents Proposals”), (2) a proposal to elect 12 directors who, upon consummation of the Business Combination, will be the directors of SoFi Technologies (the “Director Election Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of SoFi Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the SoFi Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the 2021 Stock Option and Incentive Plan (the “Incentive Plan Proposal”), (5) a proposal to approve SoFi Technologies’ entry into a share repurchase agreement (the “Share Repurchase Agreement”) with SoftBank Group Capital Limited (“SoftBank”) and the repurchase (the “Repurchase”) contemplated thereby by SoFi Technologies of $150 million of shares of SoFi Technologies common stock owned by certain investors affiliated with SoftBank at a price per share equal to $10.00 immediately following the Closing (the “Repurchase Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Repurchase Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
At the effective time of the Merger, among other things, each outstanding share of SoFi common stock and preferred stock (other than shares of SoFi Series 1 Preferred Stock, which will be converted on a one-for-one basis into shares of SoFi Technologies Series 1 Preferred Stock) as of immediately prior to the effective time of the Merger will be converted into SoFi Technologies common stock based on the exchange ratio applicable to such shares of SoFi common stock and preferred stock, as applicable, and shares of SoFi common stock reserved in respect of SoFi Awards outstanding as of immediately prior to the effective time of the Merger, will be converted into SoFi Technologies awards based on SoFi Technologies common stock, representing an aggregate of approximately 657,000,000 shares of SoFi Technologies common stock (subject to increase as provided in the Merger Agreement), or, as applicable, shares underlying awards based on SoFi Technologies common stock or warrants to purchase SoFi Technologies common stock (the “Aggregate Common Share Consideration”), representing a pre-transaction equity value of SoFi of approximately $6.6 billion (the “Aggregate Merger Consideration”).
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of SoFi capital stock outstanding as of immediately prior to the effective time of the Merger (other than (x) any shares of SoFi common stock subject to SoFi Awards, (y) any shares of SoFi capital stock held in treasury by SoFi, which treasury shares shall be canceled as part of the Merger, and (z) any shares of SoFi capital stock held by stockholders of SoFi who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Delaware General Corporations Law), will be canceled and converted as follows:
•each share of SoFi common stock (without giving effect to any conversion of any outstanding SoFi non-redeemable preferred stock into SoFi common stock) will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the quotient obtained by dividing (i) the Aggregate Common Share Consideration by (ii) the aggregate fully diluted number of shares of SoFi common stock (such quotient, the “Base Exchange Ratio”);
•each share of SoFi Series A Preferred Stock, SoFi Series B Preferred Stock, SoFi Series C Preferred Stock, SoFi Series D Preferred Stock, SoFi Series E Preferred Stock and SoFi Series H-1 Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the Base Exchange Ratio;
•each share of SoFi Series F Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.1102 multiplied by the Base Exchange Ratio;
•each share of SoFi Series G Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.2093 multiplied by the Base Exchange Ratio;

•each share of SoFi Series H Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.0863 multiplied by the Base Exchange Ratio (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer, which will be canceled and converted into the right to receive a number of SoFi Technologies common shares equal to the Base Exchange Ratio); and
•each share of SoFi Series 1 Preferred Stock will be canceled and converted into the right to receive one fully paid and non-assessable share of Series 1 Redeemable Preferred Stock of SoFi Technologies.
Holders of SoFi redeemable preferred stock who receive shares of SoFi Technologies Series 1 Preferred Stock at the effective time of the Merger will remain entitled to receive dividends accrued but unpaid as of the date of the Merger Agreement in respect of shares of SoFi redeemable preferred stock.
At the effective time of the Merger, each warrant to purchase shares of SoFi Series H Preferred Stock will no longer be exercisable for shares of SoFi Series H Preferred Stock but will instead become exercisable for a number of shares of SoFi Technologies common stock and the exercise price thereof will be adjusted in accordance with the terms of the Series H Preferred Stock Warrant Amendments.
With respect to SoFi Awards, all (i)  SoFi Awards will be converted into (a)  SoFi Technologies Options, and (b)  SoFi Technologies RSUs, as applicable. Additionally, warrants exercisable for shares of SoFi common stock will become exercisable for shares of SoFi Technologies common stock. Accordingly, this proxy statement/prospectus also relates to the potential issuance by SoFi Technologies of 29,558,543 shares of SoFi Technologies common stock upon the exercise of SoFi Technologies Options, 49,926,665 shares of SoFi Technologies common stock underlying SoFi Technologies RSUs and 12,369,746 shares of SoFi Technologies common stock issuable upon the exercise of SoFi warrants. See “BCA Proposal — Consideration — Treatment of SoFi Options, Restricted Stock Awards and Restricted Stock Units”.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the SoFi Holders Support Agreement, (iii) the Shareholders’ Agreement, (iv) the Series 1 Agreement, (v) the Registration Rights Agreement, (vi) the Series 1 Registration Rights Agreement, (vii) Lock-up Agreements and (viii) the PIPE Subscription Agreements. For additional information, see “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that SCH redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, SCH’s transfer agent, SoFi Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of SoFi Technologies common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director and officer of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SCH ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 7, 2021, as amended on March 16, 2021, a copy of which is attached as Annex C to this proxy statement/ prospectus (the “Sponsor Support Agreement”). The SCH ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding SCH ordinary shares.
The Merger Agreement provides that the obligations of SoFi to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of SoFi or SCH) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCH at or prior to the Closing Date (as defined herein), is at least equal to $900 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of SoFi. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding SoFi Capital Stock voting as a single class and on an as-converted basis. There can be no assurance that the parties to the Merger Agreement would waive any such condition, to the extent waivable.
SCH is providing the accompanying proxy statement/prospectus and accompanying proxy card to SCH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SCH’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of SCH’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCH has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCH’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCH, you should keep in mind that SCH’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Regardless of how many shares you own, your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO SCH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of SCH’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Chamath Palihapitiya Chief Executive Officer and Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                              , 2021 and is first being mailed to shareholders on or about                               , 2021.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
A Cayman Islands Exempted Company
(Company Number 364202)
317 University Ave, Suite 200
Palo Alto, California 94301
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                               , 2021
TO THE SHAREHOLDERS OF SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company, company number 364202 (“SCH”), will be held at                              , Eastern Time, on                               , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021 (as it may be further amended, the “Merger Agreement”), by and among SCH, Merger Sub and SoFi, a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into SoFi (the “Merger”), with SoFi surviving the Merger as a wholly owned subsidiary of SoFi Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);
•Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);
•Organizational Documents Proposals — to consider and vote upon the following three separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between SCH’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Social Capital Hedosophia Holdings Corp. V (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “SoFi Technologies, Inc.” in connection with the Business Combination (SCH after the Domestication, including after such change of name, is referred to herein as “SoFi Technologies”):
(A)Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to 3,000,000,000 shares of common stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies common stock”), 100,000,000 shares of non-voting common stock, par value $0.0001 per share, of SoFi Technologies, 100,000,000 shares of preferred stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies preferred stock”) and 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share, of SoFi Technologies (“Organizational Documents Proposal A”);
(B)Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of SoFi Technologies to issue any or all shares of SoFi Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by SoFi Technologies’ board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

and
(C)Proposal No. 5 — Organizational Documents Proposal C — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.”, (2) making SoFi Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of SoFi Technologies after the Business Combination (“Organizational Documents Proposal C”);
•Proposal No. 6 — The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect 12 directors who, upon consummation of the Business Combination, will be the directors of SoFi Technologies (the “Director Election Proposal”);
•Proposal No. 7 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of SoFi Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the SoFi Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);
•Proposal No. 8 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the 2021 Stock Option and Incentive Plan (the “2021 Plan” and “Incentive Plan Proposal”, respectively);
•Proposal No. 9 — The Repurchase Proposal — to consider and vote upon a proposal to approve by ordinary resolution, SoFi Technologies’ entry into a share repurchase agreement (the “Share Repurchase Agreement”) with SoftBank Group Capital Limited (“SoftBank”) and the repurchase (the “Repurchase”) contemplated thereby by SoFi Technologies of $150 million of shares of SoFi Technologies common stock owned by certain investors affiliated with SoftBank at a price per share equal to $10.00 immediately following the Closing (the “Repurchase Proposal”); and
•Proposal No. 10 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).
Each of Proposals No. 1 through 9 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on March 8, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to SCH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of SCH’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCH has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCH’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCH, you should keep in mind that SCH’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”) may request of SCH that SoFi Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCH’s transfer agent, that SoFi Technologies redeem all or a portion of your public shares for cash; and
(iii)deliver your share certificates (if any) and any other redemption forms to Continental, SCH’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, SoFi Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of SoFi Technologies common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in this proxy statement/ prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
SCH Sponsor V LLC, a Cayman Islands limited liability company and shareholder of SCH (the “Sponsor”), and each director and officer of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SCH ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 7, 2021, as amended on March 16, 2021, a copy of which is attached to this proxy statement/prospectus statement as Annex C (the “Sponsor Support Agreement”). The SCH ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding SCH ordinary shares.

The Merger Agreement provides that the obligations of SoFi to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of SoFi or SCH) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by SCH at or prior to the Closing Date (as defined herein), is at least equal to $900 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of SoFi. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any condition, to the extent waivable.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Regardless of how many shares you own, your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, or count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOE.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Social Capital Hedosophia Holdings Corp. V,

, 2021

Chamath Palihapitiya
Chief Executive Officer and Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO SCH’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning SCH, without charge, by written request to Secretary at Social Capital Hedosophia Holdings Corp. V, 317 University Ave, Suite 200, Palo Alto, California 94301, or by telephone request at (650) 521-9007; or Morrow Sodali LLC, SCH’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOE.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for SCH’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of SCH to be held on                               , 2021, you must request the information no later than                               , 2021, five business days prior to the date of the extraordinary general meeting.
i

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. SCH does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•“2011 Plan” are to Social Finance, Inc. 2011 Stock Plan;
•“2021 Incentive Plan” or “2021 Plan” are to the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. attached to this proxy statement/prospectus as Annex I;
•“Aggregate Fully Diluted Company Common Shares” are to the number of shares of SoFi common stock issued and outstanding immediately prior to the Merger Agreement
•‘‘Amended and Restated Series H Preferred Stock Warrant Agreement’’ are to the Amended and Restated Series H Preferred Stock Warrant Agreements, to be entered into at Closing between SoFi Technologies, Inc. and each holder of Series H Warrants;
•“Apex” are to Apex Clearing Holdings, LLC, a provider of investment custody and clearing services in which we hold a minority stake;
•“ASC” are to Accounting Standards Codification;
•“Available Cash” are to the amount calculated by adding the Trust Amount and the PIPE Investment Amount;
•“Base Exchange Ratio” are to the quotient obtained by dividing (i) the Aggregate Common Share Consideration by (ii) the aggregate fully diluted number of shares of SoFi common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement;
•“Black-Scholes Model” are to the Black-Scholes Option Pricing Model;
•“Business Combination” are to the Domestication together with the Merger;
•“CARES Act” are to the Coronavirus Aid, Relief and Economic Security Act;
•“Cayman Constitutional Documents” are to SCH’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;
•“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (2020 Revision);
•“Closing” are to the closing of the Business Combination;
•“Company”, “we”, “us” and “our” are to SCH prior to its domestication as a corporation in the State of Delaware and to SoFi Technologies after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to SoFi Technologies, Inc.;
•“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;
•“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Repurchase Proposal and the Incentive Plan Proposal, collectively;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“COVID-19” are to the novel coronavirus pandemic;
•“DGCL” are to the General Corporation Law of the State of Delaware;

•“Domestication” are to the domestication of Social Capital Hedosophia Holdings Corp. V as a corporation incorporated in the State of Delaware;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“Federal Reserve” are to the Board of Governors of the Federal Reserve System;
•“Financial Services Productivity Loop” are to a virtuous cycle generated by our integrated financial services platform whereby positive member experiences lead to more products per member and enhanced profitability for each additional product by lowering overall member acquisition costs;
•“FINRA" are to the Financial Industry Regulatory Authority, Inc.;
•“FNMA” are to the Federal National Mortgage Association;
•“founder shares” are to the SCH Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the SCH Class A ordinary shares that will be issued upon the conversion thereof;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“Galileo” are to Galileo Financial Technologies, Inc., a provider of technology platform services to financial and non-financial institutions and a wholly-owned subsidiary of SoFi;
•“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•“initial public offering” are to SCH’s initial public offering that was consummated on October 14, 2020;
•“IPO registration statement” are to the Registration Statements on Form S-1 (333-248915 and 333-249396) filed by SCH in connection with its initial public offering, which became effective on October 8, 2020;
•“IRS” are to the U.S. Internal Revenue Service;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•“LIBOR” are to the London Inter-Bank Offered Rate;
•“Management Awards” are to equity awards under the 2021 Plan in the form of restricted stock units expected to be granted to certain employees of SoFi Technologies within 90 days following the Closing;
•“Member” is defined as someone who has a lending relationship with us via origination or servicing, opened a financial services account to our platform, or signed up for our credit score monitoring service;
•“Member Bank” are to SoFi’s member bank holding companies;
•“Merger” are to the merger of Merger Sub with and into SoFi, with SoFi surviving the merger as a wholly owned subsidiary of SoFi Technologies;
•“Merger Sub” a Delaware corporation and subsidiary of SCH;
•“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, in the aggregate, being greater than $0.9 billion (excluding transaction expenses);
•“Nasdaq” are to the Nasdaq Global Select Market;
•“NYSE” are to the New York Stock Exchange;
•“OCC” are to the U.S. Office of the Comptroller of the Currency;

•“ordinary shares” are to the SCH Class A ordinary shares and the SCH Class B ordinary shares, collectively;
•“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“PIPE Investment” are to the purchase of shares of SoFi Technologies common stock pursuant to the Subscription Agreements;
•“PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the PIPE Investment;
•“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;
•“private placement warrants” are to the SCH private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of SoFi Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication;
•“pro forma” are to giving pro forma effect to the Business Combination;
•“Proposed Bylaws” are to the proposed bylaws of SoFi Technologies upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex L;
•“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of SoFi Technologies upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;
•“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•“public shareholders” are to holders of public shares, whether acquired in SCH’s initial public offering or acquired in the secondary market;
•“public shares” are to the SCH Class A ordinary shares (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the shares of SoFi Technologies common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
•“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of SoFi Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
•“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;
•“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among SoFi Technologies, the Sponsor, certain former stockholders of SoFi, Jay Parikh, Jennifer Dulski, ChaChaCha SPAC 5, LLC and Hedosophia Group Limited;
•“RSU” are to restricted stock units;
•“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;
•“SCH” are to Social Capital Hedosophia Holdings Corp. V, prior to its domestication as a corporation in the State of Delaware;
•“SCH Class A ordinary shares” are to SCH’s Class A ordinary shares, par value $0.0001 per share;
v

•“SCH Class B ordinary shares” are to SCH’s Class B ordinary shares, par value $0.0001 per share;
•“SCH units” and “units” are to the units of SCH, each unit representing one SCH Class A ordinary share and one-fourth of one redeemable warrant to acquire one SCH Class A ordinary share, that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);
•“SEC” are to the United States Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Series 1 Agreement” are to the Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of January 7, 2021, with the Series 1 Holders and SCH;
•“Series 1 Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among SoFi Technologies and the Series 1 Holders;
•“Series 1 Holders” are to holders of the SoFi Technologies Series 1 Preferred Stock;
•“Shareholders’ Agreement” are to that certain Shareholders’ Agreement, to be entered into at Closing, by and among SoFi Technologies, the Sponsor and certain shareholders of SoFi;
•“SoFi Awards” are to SoFi Options and SoFi RSUs;
•“SoFi common stock” are to shares of SoFi voting common stock, par value $0.0000025 per share;
•“SoFi Options” are to options to purchase shares of SoFi common stock;
•“SoFi Series 1 Preferred Stock” are to shares of SoFi Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock;
•“SoFi Series H Preferred Stock” are to shares of SoFi Series H Preferred Stock;
•“SoFi Technologies” are to SCH after the Domestication and its name change from Social Capital Hedosophia Corp. V;
•“SoFi Technologies common stock” are to shares of SoFi Technologies voting common stock, par value $0.0001 per share;
•“SoFi Technologies Series 1 Preferred Stock” are to the shares of SoFi Technologies redeemable preferred stock that were designated in the Merger Agreement as the Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock;
•“SoFi Technologies Options” are to options to purchase shares of SoFi Technologies common stock;
•“SoFi Technologies Restricted Stock” are to restricted shares of SoFi Technologies common stock;
•“SoFi Technologies RSUs” are to restricted stock units based on shares of SoFi Technologies common stock;
•“SoFi RSUs” are to restricted stock units based on shares of SoFi common stock;
•“SoFi Stadium” are to the LA Stadium and Entertainment District at Hollywood Park in Inglewood, California;
•“SoFi Stockholders” are to the stockholders of SoFi and holders of SoFi Awards prior to the Business Combination;
•“SPE” are to special-purpose entity;
•“Sponsor” are to SCH Sponsor V LLC, a Cayman Islands limited liability company;

•“Sponsor Related PIPE Investors” are to a PIPE Investor that are existing directors, officers or equity holders of the Sponsor and its affiliates (together with their permitted transferees);
•“Sponsor Support Agreement” are to that certain Support Agreement, dated January 7, 2021, by and among the Sponsor, SCH, each director of SCH and SoFi, as amended and modified from time to time;
•“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;
•“Third-Party PIPE Investment” are to any PIPE Investment made by a Third-Party PIPE Investor;
•“Third-Party PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the Third-Party PIPE Investment;
•“Third-Party PIPE Investor” are to any PIPE Investor who is not a Sponsor Related PIPE Investor;
•“trust account” are to the trust account established at the consummation of SCH’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;
•“Trust Agreement” are to the Investment Management Trust Agreement, dated October 8, 2020, by and between SCH and Continental Stock Transfer & Trust Company, as trustee;
•“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their redemption rights;
•“VIEs” are to variable interest entities; and
•“warrants” are to the public warrants and the private placement warrants.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to SCH Class A ordinary shares, shares of SoFi Technologies common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations of Social Capital Hedosophia Holdings Corp. V, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When SCH discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, SCH’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:
•SCH’s ability to complete the Business Combination or, if SCH does not consummate such Business Combination, any other initial business combination;
•satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:
•the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SCH and SoFi, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required regulatory approvals, (iv) receipt of approval for listing on the Nasdaq of shares of SoFi Technologies common stock to be issued in connection with the Merger (v) that SCH have at least $5,000,001 of net tangible assets upon Closing, (vi) the Minimum Cash Condition and (vii) the absence of any injunctions; and
•that the Trust Amount plus the PIPE Investment Amount actually received by SCH at or prior to the Closing Date, is at least equal to the Minimum Available Cash Amount;
•the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•the projected financial information, anticipated growth rate, and market opportunity of SoFi Technologies;
•the ability to obtain or maintain the listing of SoFi Technologies common stock and SoFi Technologies warrants on Nasdaq following the Business Combination;
•our public securities’ potential liquidity and trading;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;
•SCH officers and directors allocating their time to other businesses and potentially having conflicts of interest with SCH’s business or in approving the Business Combination;
•the use of proceeds not held in the trust account or available to SCH from interest income on the trust account balance;
•factors relating to the business, operations and financial performance of SoFi and its subsidiaries, including:
•the effect of uncertainties related to the global COVID-19 pandemic on its business, results of operations, and financial condition;

•its ability to achieve and maintain profitability in the future;
•the impact of the regulatory environment and complexities with compliance related to such environment on SoFi;
•its ability to obtain a national bank charter;
•its ability to grow market share in existing markets or any new markets it may enter;
•its ability to respond to general economic conditions;
•its ability to manage its growth effectively and its expectations regarding the development and expansion of its business;
•its ability to access sources of capital, including debt financing and securitization funding to finance its real estate assets and other sources of capital to finance operations and growth;
•the success of SoFi’s marketing efforts and its ability to expand its member base;
•its ability to develop new products, features and functionality that are competitive and meet market needs;
•the ability of SoFi to maintain an effective system of internal controls over financial reporting; and
•its ability to retain and hire necessary employees and staff its operations appropriately; and
•other factors detailed under the section entitled “Risk Factors”.
The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on SCH or SoFi. There can be no assurance that future developments affecting SCH or SoFi will be those that SCH or SoFi have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of SCH or SoFi, respectively) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SCH and SoFi undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any SCH shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect SCH or SoFi.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCH
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCH’s shareholders. SCH urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                              , Eastern Time, on                               , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast. To participate in the special meeting if it is held via live webcast, visit https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021 and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as 5:00 p.m., Eastern Time, on                               , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q:Why am I receiving this proxy statement/prospectus?
A:SCH shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into SoFi, with SoFi surviving the merger as a wholly owned subsidiary of SoFi Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.
A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Merger, SCH will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by Sponsor, in connection with the Domestication the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award that were outstanding as of immediately prior to the Domestication; (3) each then issued and outstanding SCH warrant will convert automatically into a SoFi Technologies warrant, pursuant to the Warrant Agreement, dated as of October 8, 2020, between SCH and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (4) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of SCH?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SCH AND SOFI, CAREFULLY AND IN ITS ENTIRETY.
Q:What proposals are shareholders of SCH being asked to vote upon?
A:At the extraordinary general meeting, SCH is asking holders of ordinary shares to consider and vote upon:
•a proposal to approve by ordinary resolution and adopt the Merger Agreement;
x

•a proposal to approve by special resolution the Domestication;
•the following three separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
•to authorize the change in the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, to (ii) 3,000,000,000 shares of SoFi Technologies common stock, 100,000,000 shares of SoFi Technologies non-voting common stock, 100,000,000 shares of SoFi Technologies preferred stock, and 100,000,000 shares of SoFi Technologies redeemable preferred stock;
•to authorize the board of directors of SoFi Technologies (the “Board”) to issue any or all shares of SoFi Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL; and
•to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.”, (2) making SoFi Technologies’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of SoFi Technologies after the Business Combination;
•a proposal to approve by ordinary resolution the election of 12 directors, who, upon consummation of the Business Combination, will be the directors of SoFi Technologies;
•a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (a) shares of SoFi Technologies common stock to the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) shares of SoFi Technologies common stock to the SoFi Stockholders pursuant to the Merger Agreement;
•a proposal to approve by ordinary resolution the 2021 Plan;
•a proposal to approve by ordinary resolution the Share Repurchase Agreement and the Repurchase; and
•a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
If SCH’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal”, “Domestication Proposal”, “Organizational Documents Proposals”, “Director Election Proposal”, “Stock Issuance Proposal”, “Incentive Plan Proposal”, “Repurchase Proposal” and “Adjournment Proposal”.
SCH will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SCH should read it carefully.
After careful consideration, SCH’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal are in the best interests of SCH and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:Are the proposals conditioned on one another?
A:Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
Q:Why is SCH proposing the Business Combination?
A:SCH was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
SoFi is a financial services platform. They were founded in 2011 to offer an innovative approach to the private student loan market by providing student loan refinancing options. Since its founding, SoFi has expanded its lending strategy to offer home loans, personal loans, in-school loans and a credit card. They have also developed non-lending financial products, such as money management and investment product offerings, and leverage their financial services platform to empower other businesses as well. Their lending and financial services products are offered to their members. In addition, during 2020 they acquired Galileo, which primarily provides technology platform services to financial and non-financial institutions.
Based on its due diligence investigations of SoFi and the industry in which it operates, including the financial and other information provided by SoFi in the course of SCH’s due diligence investigations, the SCH board of directors believes that the Business Combination with SoFi is in the best interests of SCH and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination” for additional information.
Although SCH’s board of directors believes that the Business Combination with SoFi presents a unique business combination opportunity and is in the best interests of SCH and its shareholders, the board of directors did consider the following potentially material negative factors in arriving at that conclusion:
•SCH shareholders would be subject to the execution risks associated with SoFi Technologies if they retained their public shares following the Closing, which were different from the risks related to holding public shares of SCH prior to the Closing;
•risks associated with successful implementation of SoFi Technologies’ long-term business plan and strategy;
•risks associated with SoFi Technologies realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements in the financial services industry; and
•the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty.
These factors are discussed in greater detail in the section entitled “BCA Proposal — SCH’s Board of Directors' Reasons for the Business Combination”, as well as in the section entitled “Risk Factors”.

Q:What will SoFi Stockholders receive in return for SCH’s acquisition of all of the issued and outstanding equity interests of SoFi?
A:As a result of and upon the closing of the Merger (the “Closing”), among other things, each outstanding share of SoFi capital stock as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies common stock based on the conversion ratio applicable to such share of SoFi capital stock, and, together with shares of SoFi common stock reserved in respect of SoFi
Awards (as defined below) outstanding as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies awards based on SoFi Technologies common stock, will be canceled in exchange for the right to receive, or the reservation of, an aggregate of 657,000,000 shares of SoFi Technologies common stock or, as applicable, shares underlying awards based on SoFi Technologies common stock, representing a pre-transaction equity value of SoFi of $6.6 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reserved for the conversion of the SoFi Awards is calculated using the treasury stock method so that all SoFi Technologies Options are deemed net-settled (although SoFi Technologies Options may by their terms be cash-settled, resulting in additional dilution). For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.
Q:What is the value of the consideration to be received in the Merger?
A:The exact value of the consideration to be received by holders of equity interests of SoFi at the Closing will depend on the price of SCH ordinary shares as of such time, the Aggregate Fully Diluted Company Common Shares as of such time, and whether there are any adjustments to the Base Purchase Price, and will not be known with certainty until the Closing.
For informational purposes only, assuming (i) a Base Purchase Price of $6.57 billion, (ii) Aggregate Fully Diluted Company Common Shares as of Closing of 370,922,366 (and a resulting Base Exchange Ratio of approximately 1.7713) and (iii) a market price of SCH ordinary shares of $16.44 per share (based on the closing price of SCH ordinary shares on the NYSE on March 29, 2021), if the Closing had occurred on March 29, 2021, then, giving effect to the Domestication:
•each share of SoFi common stock would have been canceled and converted into the right to receive 1.7713 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $29.12;
•each share of SoFi Series A Preferred Stock, SoFi Series B Preferred Stock, SoFi Series C Preferred Stock, SoFi Series D Preferred Stock, SoFi Series E Preferred Stock and SoFi Series H-1 Preferred Stock would have been canceled and converted into the right to receive 1.7713 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $29.12;
•each share of SoFi Series F Preferred Stock would have been canceled and converted into the right to receive 1.9665 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $32.33;
•each share of SoFi Series G Preferred Stock would have been canceled and converted into the right to receive 2.1420 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $35.21;
•each share of SoFi Series H Preferred Stock (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer) would have been canceled and converted into the right to receive 1.9241 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $31.63;
•each share of SoFi Series 1 Preferred Stock would have been canceled and converted into the right to receive one fully paid and non-assessable share of SoFi Technologies Series 1 Preferred Stock; and
•each warrant to purchase shares of SoFi Series H Preferred Stock would no longer be exercisable for shares of SoFi Series H Preferred Stock but would instead, pursuant to the Amended and Restated Series H Preferred Stock Warrant Agreement, become exercisable for a number of shares of SoFi Technologies common stock equal to the product of (i)

the number of shares of Series H Preferred Stock underlying such warrant immediately prior to the Closing multiplied by (ii) 1.7713.
We have provided the above calculations for informational purposes only based on the assumptions set forth above. The final exchange ratios will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The Base Purchase Price, the Aggregate Fully Diluted Company Common Shares as of Closing, and the market price of SCH ordinary shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such inputs at the time of the Closing could result in the Base Exchange Ratio, the exchange ratios for the SoFi Series F Preferred Stock, the SoFi Series G Preferred Stock and the SoFi Series H Preferred stock, and the value of the consideration to be received by holders of equity interests in SoFi being more or less than the amounts reflected above. We urge you to obtain current market quotations for SCH ordinary shares.
The 80,500,000 shares of SoFi Technologies common stock into which the 80,500,000 SCH Class A ordinary shares collectively held by SCH’s public shareholders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $1,323 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 12,125,000 SoFi Technologies warrants into which the 12,125,000 SCH public warrants will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $66.6 million based upon the closing price of $5.49 per public warrant on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the above assumed prices, the aggregate value SCH public shareholders and SCH public warrant holders will receive in the Business Combination and related transactions is $1,656 million. The 20,025,000 shares of SoFi Technologies common stock into which the 20,125,000 SCH Class B ordinary shares collectively held by the Sponsor and Mr. Parikh, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $329.2 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 8,000,000 SoFi Technologies warrants into which the 8,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $43.9 million based upon the closing price of $5.49 per public warrant on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $275,000,000 of the PIPE Investment, for which they will receive up to 27,500,000 shares of SoFi Technologies common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of $452.1 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the current price, the aggregate value Sponsor and related parties will receive with the Business Combination and related transactions is $825.2 million.
Q:What equity stake will current SCH shareholders and SoFi Stockholders hold in SoFi Technologies immediately after the consummation of the Business Combination?
A:As of the date of this proxy statement/prospectus, there are 100,625,000 ordinary shares issued and outstanding, which include the 20,125,000 founder shares held by the Sponsor (including SCH’s independent directors) and 80,500,000 public shares. As of the date of this proxy statement/prospectus, there are 28,125,000 warrants outstanding, which include the 8,000,000 private placement warrants held by the Sponsor and 20,125,000 public warrants. Each whole warrant entitles the holder thereof to purchase one SCH Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of SoFi Technologies common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the SCH fully diluted share capital would be 128,750,000 ordinary shares.
It is anticipated that, following the Business Combination and related transactions, (1) SCH public shareholders will own approximately 9.1% (or approximately 9.3% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (2) SoFi Stockholders will own approximately 74.7% (or approximately 74.2% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) will collectively own approximately 5.4% (or approximately 5.5% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, and (4) the Third Party PIPE Investors will own approximately 10.8% (or approximately 11.0% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi

Technologies common stock. These percentages assume (i) that no SCH public shareholders exercise their redemption rights in connection with the Business Combination, (ii) the vesting and exercise of all SoFi Technologies Options for shares of SoFi Technologies common stock, (iii) the vesting of all SoFi Technologies RSU Awards and the issuance of shares of SoFi Technologies common stock in respect thereof, (iv) that SoFi Technologies issues shares of SoFi Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal approximately 657,000,000 shares of SoFi Technologies common stock (subject to increase as set forth in the Merger Agreement and assuming that all SoFi Technologies Options are net-settled), and (v) that SoFi Technologies issues 122,500,000 shares of SoFi Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. The Director RSU Award will vest at the Closing but will not settle into shares of SoFi Technologies common stock until a date, selected by SoFi Technologies, that occurs between January 1 and December 31 of the year following the Closing. If the actual facts are different from these assumptions, the percentage ownership retained by SCH’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in SoFi Technologies immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in SoFi Technologies
	Pre Director RSU Award Settlement and Repurchase
	No Redemptions			Redemptions (1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
SoFi Stockholders	657,000,000	(2)	74.7%	657,000,000	(2)	82.1%
SCH’s public shareholders	80,500,000		9.1%	—		—%
Sponsor and related parties	47,625,000		5.4%	47,625,000		6.0%
Third Party PIPE Investors	95,000,000		10.8%	95,000,000		11.9%
Total	880,125,000		100.0%	799,625,000		100.0%

	Share Ownership in SoFi Technologies
	Post Director RSU Award Settlement and Repurchase
	No Redemptions			Redemptions(1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
SoFi Stockholders	642,000,000	(2)	74.2%	642,000,000	(2)	81.8%
SCH’s public shareholders	80,500,000		9.3%	—		—%
Sponsor and related parties	47,725,000		5.5%	47,725,000		6.1%
Third Party PIPE Investors	95,000,000		11.0%	95,000,000		12.1%
Total	865,225,000		100.0%	784,725,000		100.0%
____________________
(1)Assumes additional redemptions of 80,500,000 Class A public shares of SCH in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.
(2)Includes 592,772,891 shares expected to be issued to existing SoFi common and preferred shareholders, 1,589,744 shares expected to be issued to SoFi warrant holders, 49,926,665 shares expected to be issued to SoFi RSUs and 12,710,700 shares of SoFi common stock underlying options that are included as part of consideration. All awards issued are assumed to be issued assuming treasury stock method.
For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.
Q:What is the maximum number of shares that may be redeemed in order for SCH to satisfy the Minimum Cash Condition?
A:Assuming the PIPE Investment is completed, the Minimum Cash Condition will be met regardless of the level of redemptions by SCH’s public shareholders.

Q:What are the key terms of the SoFi Technologies Series 1 Preferred Stock pursuant to the Proposed Certificate of Incorporation?
A:The holders of SoFi Technologies Series 1 Preferred Stock are entitled to receive cumulative cash dividends at a fixed rate equal to 12.5% per annum prior to declaration or payment of any dividend (other than dividends payable in shares of capital stock junior to the SoFi Technologies Series 1 Preferred Stock) on any such more junior shares of capital stock. Such dividends will accumulate and compound (if applicable) regardless of whether SoFi Technologies has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board. On the fifth anniversary of May 29, 2019 and annually thereafter, the dividend rate will reset to a new fixed rate equal to six-month London Inter-Bank Offered Rate as in effect on the second London banking day prior to such date plus a spread of 9.9399% per annum.
Upon the occurrence of a dividend default, subject to certain conditions, the size of the Board will be increased by one, and Holders of the SoFi Technologies Series 1 Preferred Stock will have the right to appoint a director to fill the vacancy, which director will serve until certain conditions relating to payment of the cumulative dividends are met.
The shares of SoFi Technologies Series 1 Preferred Stock rank senior to all classes of SoFi Technologies common stock and existing and future series or classes of capital stock the terms of which do not expressly provide that it ranks senior to or pari passu with the SoFi Technologies Series 1 Preferred Stock, on parity with future series or classes of capital stock, the terms of which expressly provide that it ranks pari passu with the SoFi Technologies Series 1 Preferred Stock, and junior to all existing and future indebtedness of SoFi Technologies and any future series or class of capital stock the terms of which expressly provide that it ranks senior to the SoFi Technologies Series 1 Preferred Stock. The shares of SoFi Technologies Series 1 Preferred Stock are not convertible into any other securities of SoFi Technologies.
The SoFi Technologies Series 1 Preferred Stock has no stated maturity and will not be subject to any sinking fund or, except upon exercise of any put right as further described below, mandatory redemption. The SoFi Technologies Series 1 Preferred Stock is redeemable at SoFi Technologies’ option as follows: SoFi Technologies may at any time, but no more than three times, at its option, redeem the SoFi Technologies Series 1 Preferred Stock, in whole or in part (subject to a minimum redemption amount as more fully described in the Proposed Certificate of Incorporation), including, in some cases, subject to the payment of a redemption premium.
Holders of the SoFi Technologies Series 1 Preferred Stock have put rights pursuant to which they may require SoFi Technologies to purchase for cash some or all of the shares of the SoFi Technologies Series 1 Preferred Stock under certain circumstances, including in connection with a change of control, if a dividend default occurs and if a covenant default occurs and is not cured within the allowed time.
Each holder of the SoFi Technologies Series 1 Preferred Stock is entitled to vote on each matter submitted to a vote of holders of SoFi Technologies common stock and is entitled to one vote for each share of SoFi Technologies Series 1 Preferred Stock. The holders of voting common stock and SoFi Technologies Series 1 Preferred Stock vote together as a single class on all matters submitted to a vote of stockholders.
So long as any shares of SoFi Technologies Series 1 Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of SoFi Technologies Series 1 Preferred Stock is required for SoFi Technologies to amend, alter or repeal any provision of the Proposed Certificate of Incorporation or the Proposed Bylaws in a manner that materially adversely affects the holders of the SoFi Technologies Series 1 Preferred Stock.
The Proposed Certificate of Incorporation provides that dividends on the SoFi Technologies Series 1 Preferred Stock will include all accumulated and compounded (if applicable) and unpaid dividends on the SoFi redeemable preferred stock as of the closing of the Business Combination. Under SoFi’s certificate of incorporation, prior to May 29, 2024, the holders of SoFi redeemable preferred stock are entitled to receive cumulative cash dividends at a fixed rate equal to 12.5% per annum, payable semi-annually in arrears, for each outstanding share of SoFi redeemable preferred stock held by them. Dividends payable on the SoFi redeemable preferred stock accrue on a daily basis and are computed based on the actual number of days in a dividend period and a semiannual dividend period of 182.5 days. SoFi paid to the holders of SoFi redeemable preferred stock a dividend payment on December 31, 2020. The amount of accrued but unpaid dividends to which holders of SoFi Technologies Series 1 Preferred Stock will be entitled in respect of unpaid dividends on SoFi redeemable preferred stock as of the closing of the Business Combination will be equal, on a per share basis, to the product of (a) $6.25 and (b) (i) the number of days elapsed since the last SoFi redeemable preferred stock dividend payment date, divided by (ii) 182.5. Assuming, for illustrative purposes only, that the closing of the Business Combination were to occur on March 31, 2021, the most recent SoFi redeemable preferred stock dividend payment date would have been December 31, 2020 and the amount of accrued and unpaid dividends per share of SoFi redeemable preferred stock as of the closing of the Business Combination would be $3.08. The foregoing is for illustrative purposes only, and the actual amount of accrued and unpaid dividends per share of SoFi redeemable preferred stock on the date of the closing of the Business Combination will be calculated based on the actual date of the closing of the Business Combination.
Q:How has the announcement of the Business Combination affected the trading price of the SCH Class A ordinary shares?
A:On January 6, 2021, the trading date before the public announcement of the Business Combination, SCH’s public units, Class A ordinary shares and warrants closed at $12.76, $12.12 and $3.51, respectively. On March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company’s public units, Class A ordinary shares and warrants closed at $17.81, $16.44 and $5.49, respectively.
Q:Will the Company obtain new financing in connection with the Business Combination?
A:Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 122,500,000 shares of SoFi Technologies common stock, for approximately $1,225 million of gross proceeds, in the PIPE Investment, $275 million of which is expected to be funded by the Sponsor Related PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal — Related Agreements — PIPE Subscription Agreements”.
Q:Why is SCH proposing the Domestication?
A.Our board of directors believes that there are significant advantages to us that will arise as a result of a change of SCH’s domicile to Delaware. Further, SCH’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. SCH’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication”.
To effect the Domestication, SCH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:What amendments will be made to the current constitutional documents of SCH?
A:The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, SCH’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace SCH’s Cayman Constitutional Documents, in each case, under the

Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares.
The Proposed Organizational Documents authorize 3,300,000,000 shares, consisting of 3,000,000,000 shares of SoFi Technologies voting common stock, 100,000,000 shares of SoFi Technologies non-voting common stock, 100,000,000 shares of SoFi Technologies preferred stock, and 100,000,000 shares of SoFi Technologies redeemable preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by SCH’s board of directors. Accordingly, SCH’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCH to carry out a conversion of SCH Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article V, subsection 2 of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide the name of the company is “Social Capital Hedosophia Holdings Corp. V”	The Proposed Organizational Documents provide that the name of the corporation will be “SoFi Technologies, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal C)
The Cayman Constitutional Documents provide that if SCH does not consummate a business combination (as defined in the Cayman Constitutional Documents) by October 14, 2022, SCH will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCH’s trust account.
The Proposed Organizational Documents do not include any provisions relating to SoFi Technologies’ ongoing existence; the default under the DGCL will make SoFi Technologies’ existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

	Cayman Constitutional Documents	Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Bylaws.
Takeovers by Interested Stockholders (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCH by a related shareholder following a business combination.
The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, SoFi Technologies will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.

Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)	The Cayman Constitutional Documents include various provisions related to SCH’s status as a blank check company prior to the consummation of a business combination.
The Proposed Organizational Documents do not include such provisions related to SCH’s status as a blank check company, which no longer will apply upon consummation of the Merger, as SCH will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.
Q:How will the Domestication affect my ordinary shares, warrants and units?
A:As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock, (2) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by Sponsor, in connection with the Domestication the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award; (3) each then issued and outstanding SCH warrant will convert automatically into a SoFi Technologies warrant, pursuant to the Warrant Agreement and (4) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant. See “Domestication Proposal” for additional information.
Q:What are the U.S. federal income tax consequences of the Domestication?
A:As discussed more fully under “U.S. Federal Income Tax Considerations”, it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder whose SCH Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of SCH’s earnings in income;
•A U.S. Holder whose SCH Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SCH stock entitled to vote and less than 10% of the total value of all classes of SCH stock will generally recognize gain (but not loss) on the exchange of SCH Class A ordinary shares for SoFi Technologies common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SCH Class A ordinary shares provided certain other requirements are satisfied; and

•A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its SCH Class A ordinary shares.
SCH does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations”, SCH believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would generally require a U.S. Holder to recognize gain on the exchange of SCH Class A ordinary shares or warrants for SoFi Technologies common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their SCH Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to SCH warrants, and the application of the PFIC rules to SCH warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations”.
Each U.S. Holder of SCH Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SCH Class A ordinary shares and warrants for SoFi Technologies common stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s SoFi Technologies common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations”.
Q:Do I have redemption rights?
A:If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:How do I exercise my redemption rights?
A:If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, SCH’s transfer agent, that SoFi Technologies redeem all or a portion of your public shares for cash; and
(iii)deliver your share certificates (if any) and any other redemption forms to Continental, SCH’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, SCH’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of SCH’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests, after which such request may only be withdrawn if the board of directors of SCH determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and any other redemption forms for redemption to Continental, SCH’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCH’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, SCH’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCH’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and any other redemption forms (either physically or electronically) to Continental, SCH’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the share certificates (if any) and any other redemption forms as described above, then, if the Business Combination is consummated, SoFi Technologies will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of SoFi Technologies common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:If I am a holder of units, can I exercise redemption rights with respect to my units?
A:No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, SCH’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, SCH’s transfer agent, by 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q:What are the U.S. federal income tax consequences of exercising my redemption rights?
A:It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its SoFi Technologies common stock will generally be treated as selling such SoFi Technologies common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SoFi Technologies common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations”.
Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations”.
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:What happens to the funds deposited in the trust account after consummation of the Business Combination?
A:A: Following the closing of SCH’s initial public offering, an amount equal to $805.0 million ($10.00 per unit) of the net proceeds from SCH’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 31, 2020, funds in the trust account totaled $805.0 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of SCH’s obligation to redeem 100% of the public shares if it does not complete a business combination by October 14, 2022 and (3) the redemption of all of the public shares if SCH is unable to complete a business combination by October 14, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of SCH public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of SoFi Technologies following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination”.

Q:What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?
A:Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.
The Merger Agreement provides that the obligations of SoFi to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment is at least equal to the Minimum Available Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.
Q:What conditions must be satisfied to complete the Business Combination?
A:The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of SCH and SoFi, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on the Nasdaq of shares of SoFi Technologies common stock to be issued in connection with the Merger (v) that SCH have at least $5,000,001 of net tangible assets upon Closing, (vi) the Minimum Cash Condition and (vii) the absence of any injunctions.
For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement”.
Q:When do you expect the Business Combination to be completed?
A:It is currently expected that the Business Combination will be consummated in the first quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to SCH shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SCH’s shareholders at the extraordinary general meeting and SCH elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement”.
Q:What happens if the Business Combination is not consummated?
A:SCH will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If SCH is not able to complete the Business Combination with SoFi by October 14, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, SCH will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Q:Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A:Neither SCH’s shareholders nor SCH’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:What do I need to do now?
A:SCH urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. SCH’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q:How do I vote?
A:If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Q:If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?
A:No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non- discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:When and where will the extraordinary general meeting be held?
A:The extraordinary general meeting will be held at                              , Eastern Time, on                               , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Q:Who is entitled to vote at the extraordinary general meeting?
A:SCH has fixed March 8, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of SCH at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.
Q:How many votes do I have?
A:SCH shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 100,625,000 ordinary shares issued and outstanding, of which 80,500,000 were issued and outstanding public shares.

Q:What constitutes a quorum?
A:A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 50,312,501 ordinary shares would be required to achieve a quorum.
Q:What vote is required to approve each proposal at the extraordinary general meeting?
A:The following votes are required for each proposal at the extraordinary general meeting:
(i)BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iii)Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(v)Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vi)Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vii)Repurchase Proposal:   The approval of the Repurchase Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(viii)Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Q:What are the recommendations of SCH’s board of directors?
A:SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Repurchase Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:How does the Sponsor intend to vote their shares?
A:Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:What happens if I sell my SCH ordinary shares before the extraordinary general meeting?
A:The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:May I change my vote after I have mailed my signed proxy card?
A:Yes. Shareholders may send a later-dated, signed proxy card to SCH’s Secretary at SCH’s address set forth below so that it is received by SCH’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on                               , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SCH’s Secretary, which must be received by SCH’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q:What happens if I fail to take any action with respect to the extraordinary general meeting?
A:If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of SoFi Technologies. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of SCH. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).
Q:What should I do with my share certificates, warrant certificates or unit certificates?
A:Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, SCH’s transfer agent, prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to  5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of SCH units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of SoFi Technologies common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q:What should I do if I receive more than one set of voting materials?
A:Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q:Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:SCH will pay the cost of soliciting proxies for the extraordinary general meeting. SCH has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. SCH has agreed to pay Morrow a fee of $37,500, plus disbursements (to be paid with non- trust account funds). SCH will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SCH Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of SCH Class A ordinary shares and in obtaining voting instructions from those owners. SCH’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:Where can I find the voting results of the extraordinary general meeting?
A:The preliminary voting results will be expected to be announced at the extraordinary general meeting. SCH will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q:Who can help answer my questions?
A:If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: IPOE.info@investor.morrowsodali.com
You also may obtain additional information about SCH from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference”. If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and any other redemption forms to Continental, SCH’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company 1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal — The Merger Agreement”.
Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (ii) do not include any shares issuable upon the exercise of the warrants.
The Parties to the Business Combination
SCH
Social Capital Hedosophia Holdings Corp. V is a blank check company incorporated on July 10, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCH has neither engaged in any operations nor generated any revenue to date. Based on SCH’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On October 14, 2020, SCH consummated the initial public offering of its units, with each unit consisting of one SCH Class A ordinary share and one-fourth of one public warrant. Simultaneously with the closing of the initial public offering, SCH completed the private sale of 8,000,000 private placement warrants to the Sponsor at a purchase price of $2.00 per private placement warrant, generating gross proceeds to SCH of $16.0 million. The private placement warrants are identical to the warrants sold as part of the units in SCH’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees, such warrants: (i) will not be redeemable by SCH (except in certain redemption scenarios when the price per SCH Class A ordinary share equals or exceeds $10.00 (as adjusted)); (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of SCH’s initial business combination (including the SCH Class A ordinary shares issuable upon exercise of the warrants); (iii) may be exercised by the holders on a cashless basis; and (iv) are entitled to registration rights (including the SCH Class A ordinary shares issuable upon exercise of the warrants).
Following the closing of SCH’s initial public offering, a total of $805.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the trust account totaled $805,017,218. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of SCH’s initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend SCH’s amended and restated memorandum and articles of association (a) to modify the substance or timing of SCH’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if SCH does not complete its initial business combination by October 14, 2022, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of SCH’s public shares if SCH has not completed its initial business combination by October 14, 2022, subject to applicable law.
The SCH units, SCH Class A ordinary shares and SCH warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “IPOE”, “IPOE.U” and “IPOE.WS”, respectively.
SCH’s principal executive office is located at 317 University Ave, Suite 200, Palo Alto, California, 94301. Its telephone number is (650) 521-9007. SCH’s corporate website address is www.SocialCapitalHedosophiaHoldings.com. SCH’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub
Plutus Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of SCH. The Merger Sub does not own any material assets or operate any business.
SoFi
SoFi is a Delaware corporation incorporated on April 26, 2011 to offer an innovative approach to the private student loan market by providing student loan refinancing options. SoFi has since developed into a financial services platform, having expanded its lending strategy to offer home loans and personal loans, and introduced non-lending financial products, such as money management and investment product offerings. Additionally, SoFi leverages its financial services platform to empower other businesses. Through strategic acquisitions made during the year ended December 31, 2020, SoFi expanded its investment product offerings into Hong Kong, and also now operates as a platform-as-a-service for a variety of financial service providers, providing the infrastructure to facilitate core customer-facing and back-end capabilities, such as account setup, account funding, direct deposit, authorizations and processing, payments functionality and check account balance features. SoFi’s principal executive office is located at 234 1st Street, San Francisco, California 94105. Its telephone number is (855) 456-7634.
Proposals to be Put to the Shareholders of SCH at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of SCH and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, SCH is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021, by and among SCH, Merger Sub and SoFi, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into SoFi (the “Merger”), with SoFi surviving the merger as a wholly owned subsidiary of SoFi Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination,” SCH’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for SCH’s initial public offering, including that the business of SoFi and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”
Aggregate Merger Consideration
As a result of and upon the Closing, among other things, each outstanding share of SoFi capital stock as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies common stock based on the conversion ratio applicable to such share of SoFi capital stock, and, together with shares of SoFi common stock reserved in respect of SoFi Awards (as defined below) outstanding as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies awards based on SoFi Technologies common stock, will be canceled in exchange for the right to receive, or the reservation of, an aggregate of approximately 657,000,000 shares of SoFi Technologies common stock or, as applicable, shares underlying awards based on SoFi Technologies common stock, representing a pre-transaction equity value of SoFi of $6.6 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reserved for the conversion of the SoFi Awards is calculated using the treasury stock method so that all SoFi Technologies Options are deemed net-settled (although SoFi Technologies Options may by their terms be cash-settled, resulting in additional dilution). The Aggregate Merger Consideration does not take into account certain additional issuances to SoFi management and employees pursuant to the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. (the “2021 Plan”) and awards granted pursuant thereto. For further details, see “BCA Proposal — The Merger Agreement — Consideration —  Aggregate Merger Consideration.”

Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by SCH’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of SoFi Technologies common stock to be issued in connection with the Merger, (iv) that SoFi Technologies has at least $5,000,001 of net tangible assets upon Closing, (v) the Minimum Cash Condition and (vi) the absence of any injunctions.
Other conditions to SoFi’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, and (ii) the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their redemption rights pursuant to the Cayman Constitutional Documents but before the payment of any transaction expenses, and the PIPE Investment Amount, in the aggregate, is at least equal to $900.0 million (the “Minimum Available Cash Amount”).
If the Available Cash (the sum of the Trust Amount and PIPE Investment) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of SoFi. If such condition is not met, and such condition is not or waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see “BCA Proposal — The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCH will ask its shareholders to approve by special resolution the Domestication Proposal. Pursuant to the terms of the Merger Agreement, as a condition to closing the Business Combination, the board of directors of SCH has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by SCH’s shareholders, will authorize a change of SCH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCH is currently governed by the Cayman Islands Companies Act, upon the Domestication, SoFi Technologies will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, SCH encourages shareholders to carefully review the information in the section entitled “Comparison of Corporate Governance and Shareholder Rights”.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock, (ii) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by Sponsor, in connection with the Domestication the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award (iii) each then issued and outstanding SCH warrant will convert automatically into a SoFi Technologies warrant, pursuant to the Warrant Agreement and (iv) each of the then issued and outstanding SCH units that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant.
For additional information, see “Domestication Proposal”.
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, SCH will ask its shareholders to approve by special resolution three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. SCH’s board has unanimously approved each of the Organizational Documents

Proposals and believes such proposals are necessary to adequately address the needs of SoFi Technologies after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A)Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to 3,000,000,000 shares of common stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies common stock”), 100,000,000 shares of non-voting common stock, par value $0.0001 per share, of SoFi Technologies, 100,000,000 shares of preferred stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies preferred stock”) and 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share, of SoFi Technologies;
(B)Organizational Documents Proposal B — to authorize the board of directors of SoFi Technologies to issue any or all shares of SoFi Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by SoFi Technologies’ board of directors and as may be permitted by the DGCL;
and
(C)Organizational Documents Proposal C — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (i) changing the corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.”, (ii) making SoFi Technologies’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (iv) being subject to the provisions of Section 203 of DGCL and (v) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of SoFi Technologies after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and SCH encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of SoFi Technologies.
Director Election Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal and the Incentive Plan Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Business Combination, the size of the board of directors of SoFi Technologies will be set at 13 directors, including the 12 director nominees to be considered and voted on pursuant to the Director Election Proposal and one vacancy, as further described elsewhere in this proxy statement/prospectus.
For additional information, see “Director Election Proposal”.
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Incentive Plan Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal.
For additional information, see “Stock Issuance Proposal”.

Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan, in order to comply with NYSE Listing Rule 312.03(a) and the Internal Revenue Code.
For additional information, see “Incentive Plan Proposal”.
Repurchase Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved, SCH’s shareholders are also being asked to approve by ordinary resolution the Repurchase Proposal.
For additional information, see “Repurchase Proposal”.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SCH to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), SCH’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
For additional information, see “Adjournment Proposal”.
SCH’s Board of Directors’ Reasons for the Business Combination
SCH was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the SCH board of directors consulted with SCH’s management and considered a number of factors. In particular, the SCH board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•SoFi’s Large Addressable Market.   The SCH board of directors believes that the financial services industry is ripe for disruption due to a number of factors. The combined market capitalization of the leading incumbents in the financial services sector is over $2 trillion, and the top 10 legacy banks hold approximately 50% of consumers’ over 500 million bank accounts (with the rest distributed across 4,700 FDIC incumbent banks). Technology disruptors continue to capture value from legacy incumbents in other industries, and the SCH board of directors believes that now is SoFi’s time in financial services as the only one-stop shop digital disruptor across financial services. With its holistic consumer finance offering, siloed structure built top down and first-generation payments technology, SoFi is uniquely positioned at the epicenter of digital revolution in financial services. Today, 50% of Americans use more than one bank for financial services, with approximately 80% of consumers polled citing a lack of integrated “one-stop shops” as the reason for having more than one bank account, and the SCH board of directors believes that SoFi is currently the only company providing this solution today in a single integrated digital platform.
•SoFi’s Superior Consumer Experience and Growing Membership.   SoFi’s member-centric approach — and the convenient digital experience created by the full suite of financial products all in one app — powers an entire financial relationship with consumers, and the SCH board of directors believes that SoFi provides an efficient alternative to using multiple banks for different services. Adding to the consumer experience are SoFi’s other key points of differentiation. SoFi’s platform offers consumers a faster way to apply for and borrow money, open an account, buy or sell stock, deposit checks and access cash and pay friends and bills. SoFi has a broad array of products across member lifecycles and unique content to help its members “get your money right” via SoFi brands and partnerships with non-SoFi brands. The integrated digital experience created by SoFi’s “one-stop shop” platform has led to accelerating growth in unique members year over year, and the SCH board of directors believes that SoFi is on track to exceed 3 million members in 2021, up 75% after six consecutive quarters of accelerating year over year growth.

•SoFi’s Highly Attractive Business Model.   SoFi’s member experience and full suite of products leverages the “financial services productivity loop” strategy, building relationships with consumers in the first product to drive success in the next. The SCH board of directors believes that if SoFi achieves a higher loan-to-value ratio and a lower customer acquisition cost, it would give SoFi a competitive advantage. The resulting extra profit can be invested in better prices (or rates, as applicable), and SoFi’s differentiating factors of speed, selection, content and convenience. The SCH board of directors believes that any extra profits may also be channeled towards developing new products, which are built to be better when used with existing products, further compounding SoFi’s competitive advantage. SoFi has recorded a net loss in the last three fiscal years of $(252.4) million, $(239.7) million and $(224.1) million in the years ended December 31, 2018, 2019 and 2020, respectively.
•SoFi’s Rapid Growth and Expansive Future Opportunities.   The SCH board of directors believes that SoFi’s member-centric approach powers an entire financial relationship resulting in more products per member and SoFi’s technology and operations create advantages in the form of faster innovation, lower costs, more data an iterative testing, enabling a rapid and successful rollout of additional products. Since January 2019, SoFi has launched its Money, Relay, Invest, Home Loans, In-School Loans, and Credit Card products, with more to come. In addition to accelerating growth in unique members, the SCH board of directors believes that SoFi’s multi-product membership is on track to nearly double year over year. The SCH board of directors acknowledge that the foregoing should be weighed against SoFi’s historical financial performance, as noted above.
•Experienced and Proven Management Team.   SoFi’s management team combines expertise in technology and financial services. SoFi’s management team is led by its Chief Executive Officer, Anthony Noto, former Chief Financial Officer, then Chief Operating Officer, of Twitter, and earlier a co-head of global technology, media and telecommunications (“TMT”) investment banking at Goldman Sachs & Co. LLC (“Goldman Sachs”). SoFi’s management team also includes former officers and managers of Amazon, Microsoft, Uber, Tesla, Zynga, Goldman Sachs, TPG Capital, JP Morgan, GSV Capital, Citibank, and Sallie Mae. Under their leadership, SoFi has transformed how people borrow, save, spend, invest, and protect their money to achieve financial independence and realize their financial ambitions. The SCH board of directors expects SoFi’s executives will continue with SoFi Technologies following the Business Combination. For additional information regarding SoFi Technologies’ executive officers, see the section entitled “Management of SoFi Technologies Following the Business Combination — Executive Officers.”
•Attractive Entry Valuation.   SoFi Technologies will have an anticipated initial pre-transaction enterprise value of $6.6 billion (including the net proceeds from an equity raise consummated in December 2020, and the proceeds from the proposed transaction), implying a 12.6x multiple of 2025 projected net income. After the completion of the Business Combination, the majority of the net cash from SCH’s trust account is expected to be held on SoFi Technologies’ balance sheet to fund operations and support continued growth into new products and geographical markets.
For a more complete description of the SCH board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the SCH board of directors, see the section entitled “BCA Proposal — SCH’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements”.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a sponsor support agreement, with the Sponsor, each officer and director of SCH and SoFi, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (as amended on March 16, 2021, the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of SCH agreed, among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not to redeem any shares of SCH common stock owned by them in connection with the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
For additional information, see “BCA Proposal — Related Agreements — Sponsor Support Agreement”.

SoFi Holders Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a support agreement with SoFi and certain stockholders of SoFi, representing, in aggregate, 50.7% of the voting power of the outstanding SoFi capital stock, voting as a single class and on an as-converted basis, as of January 7, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “SoFi Holders Support Agreement”). Pursuant to SoFi Holders Support Agreement, such SoFi Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of SoFi Holders Support Agreement.
For additional information, see “BCA Proposal — Related Agreements — SoFi Holders Support Agreement”.
Shareholders’ Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor and certain former stockholders of SoFi (the “SoFi Holders”) will enter into the Shareholders’ Agreement, pursuant to which (i) following the Closing, SoFi Technologies will enter into a share repurchase agreement with SoftBank Group Capital Limited (the “Share Repurchase Agreement”) committing SoFi Technologies to repurchase, in the aggregate, $150 million of shares of SoFi Technologies common stock owned by the SoftBank Investors (as defined in the Shareholders’ Agreement) at a price per share equal to $10.00. Following such repurchase, in the event the combined ownership of shares of SoFi Technologies common stock by the SoftBank Investors and Renren SF Holdings Inc., or their affiliates, exceeds 24.9% (or 14.9%, if the Board of Governors of the Federal Reserve System has provided written notice to SoFi Technologies that the SoftBank Investors, Renren SF Holdings Inc. and their respective affiliates, must own or control, collectively, 14.9% or less of the voting power of any class of voting securities of SoFi Technologies in order for any of the SoftBank Investors, Renren SF Holdings Inc. or their respective affiliates to not “control” SoFi Technologies (within the meaning of the Bank Holding Company Act of 1956, as amended)), the SoftBank Investors will convert a number of shares of SoFi Technologies common stock into non-voting common stock such that, the combined ownership of the SoftBank Investors, Renren SF Holdings Inc. and their affiliates will not exceed such threshold. Shares of SoFi Technologies non-voting common stock will automatically convert into SoFi Technologies voting common stock (i) as a result of transfers of shares of SoFi Technologies non-voting common stock (A) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of voting securities of SoFi Technologies, (B) to a transferee that would control more than fifty percent (50%) of every class of voting securities of SoFi Technologies without any such transfer, (C) to SoFi Technologies and (D) in a widespread public distribution, and (ii) in connection with any issuances of SoFi Technologies voting common stock, at the election of any SoftBank Investor, whereby SoFi Technologies non-voting common stock held by such SoftBank Investor may be converted into the same number of shares of SoFi Technologies voting common stock so long as such SoftBank Investor does not acquire a higher percentage of the outstanding SoFi Technologies voting common stock than such SoftBank Investor controlled immediately prior to such issuance. Based on the beneficial ownership of SoFi common stock by the SoftBank Investors, Renren SF Holdings Inc. and their affiliates as of December 31, 2020, and assuming (x) SoFi Technologies issues 684,627,845 shares of SoFi Technologies common stock in connection with the Business Combination and (y) SoFi Technologies repurchases 15 million shares of SoFi Technologies common stock owned by the SoFi Investors in the repurchase pursuant to the Share Repurchase Agreement, the expected beneficial ownership of shares of SoFi Technologies common stock by the SoftBank Investors, Renren SF Holdings Inc. and their affiliates immediately following the consummation of the Business Combination and the share repurchase described above would be 143,040,118 or 16.8% of the issued and outstanding shares of SoFi Technologies common stock.
The Shareholders’ Agreement further sets forth the following ongoing board designation rights following the consummation of the Business Combination:
•The Sponsor will be entitled to nominate (i) two (2) independent directors for so long as it and its affiliated funds own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing and (ii) one (1) independent director for so long as it and its affiliated funds own at least (x) 25% of the SoFi Technologies common shares owned by them immediately following the Closing or (y) 5% percent of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights.
•The SoftBank Investors will be entitled to nominate (i) two (2) directors for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased as described above) and (ii) one (1) director for so long as they own at least (x) 25% of the SoFi Technologies common shares owned by them immediately following the Closing (less any repurchased shares) or (y) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights. The SoftBank Investors will also be entitled to nominate one (1) independent director for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing, subject to certain restrictions and replacement rights. The SoftBank Investors’ ownership of SoFi Technologies non-voting common stock, if any, will count towards satisfying such ownership requirements.
•The Silver Lake Investors (as defined in the Shareholders’ Agreement) will be entitled to nominate one (1) director for so long as they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased in certain qualifying repurchases) or (ii) 5% of the issued and outstanding shares of Common Stock, subject to certain replacement rights.
•The QIA Investors (as defined in the Shareholders’ Agreement) will be entitled to nominate one (1) director for so long as the they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased in certain qualifying repurchases) or (ii) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights.
•The Red Crow Investors (as defined in the Shareholders’ Agreement) will be entitled to nominate one (1) director for so long as the they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing or (ii) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights. The Red Crow Investors will also be entitled to nominate one (1) independent director for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing, subject to certain replacements rights.
Following the consummation of the Business Combination, the Shareholders’ Agreement also grants, subject to applicable law and qualification of the applicable designees as “independent” pursuant to the Nasdaq Listing Standards, the following designation rights with respect to committees of the SoFi Technologies Board of Directors:
•The SoftBank Investors shall be entitled to designate (i) one (1) member of each of two (2) standing committees of the SoFi Technologies Board of Directors (as determined by the SoftBank Investors) for so long as the SoftBank Investors are entitled to nominate two (2) directors to the SoFi Technologies Board of Directors and (ii) one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the SoftBank Investors) for so long as the SoftBank Investors are entitled to nominate one (1) director to the SoFi Technologies Board of Directors. In addition, for so long as a director or the independent director nominated by the SoftBank Investors serves on the nominating and governance committee, the compensation committee or the audit committee, any such committee may not have fewer than four (4) members.
•The Red Crow Investors shall be entitled to designate (i) one (1) member of each of two (2) standing committees of the SoFi Technologies Board of Directors (as determined by the Red Crow Investors) for so long as the Red Crow Investors are entitled to nominate both a director and an independent director to the SoFi Technologies Board of Directors and (ii) one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the Red Crow Investors) for so long as the Red Crow Investors are entitled to nominate either a director or an independent director to the SoFi Technologies Board of Directors.
•The Silver Lake Investors shall be entitled to designate one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the Silver Lake Investors) for so long as the Silver Lake Investors are entitled to nominate a director to the SoFi Technologies Board of Directors.
In addition, pursuant to the Shareholders’ Agreement, if, as of the Closing, SoFi Technologies maintains an amount of available cash that exceeds one billion, two-hundred and fifty million dollars $(1,250,000,000) minus the aggregate amount of the net proceeds raised pursuant to that certain Common Stock Purchase Agreement, dated December 30, 2020, by and among SoFi and the investors specified therein, in the aggregate, and the Board of Directors approves the repurchase of SoFi Technologies common stock, then until the earlier of 180 days following the Closing and such time as the amount of such repurchases equals $250 million, SoFi Technologies will offer the Silver Lake Investors, the SoftBank Investors and the QIA Investors the right to sell to SoFi Technologies shares of SoFi Technologies common stock owned by the SoFi Holders at a price per share equal to $10.00.
For additional information, see “BCA Proposal — Related Agreements — Shareholders’ Agreement”.

Amended and Restated Series 1 Preferred Stock Investors’ Agreement
In connection with the execution of the Merger Agreement, SCH and the Series 1 Holders entered into an Amended and Restated Preferred Stock Investors’ Agreement (the “Series 1 Agreement”), dated as of January 7, 2021, a copy of which is attached to this proxy statement/prospectus as Annex H. The Series 1 Agreement amends and restates in its entirety the Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019, among SoFi and the Series 1 Holders (the “Original Series 1 Agreement”) and assigns all of SoFi’s rights, remedies, obligations and liabilities under the Original Series 1 Agreement to SCH. The Series 1 Agreement will become effective as of and subject to the Closing, except that it became effective as of January 7, 2021 with respect to the cash payment described in the next sentence. The Series 1 Agreement contains financial and other covenants, provides for certain information rights and provides for the cash payment to the Series 1 Holders, immediately upon the Closing, in full satisfaction of the special payment rights set forth in the Original Series 1 Agreement. Each holder of SoFi redeemable preferred stock will be entitled to receive, with respect to each share of SoFi redeemable preferred stock held by such holder as of immediately prior to the Closing, a cash payment equal to the product of (i) the amount (if positive, otherwise zero) by which $19.2952 (as may be adjusted pursuant to the Merger Agreement), exceeds the quotient obtained by dividing (x) the aggregate purchase price payable to SoFi and (y) the aggregate number of shares of SoFi common stock issued, in each case pursuant to the Common Stock Purchase Agreement, dated as of December 30, 2020, by and among the Company and the investors party thereto, multiplied by (ii) the number of shares of Series H Preferred Stock held by such holder as of immediately prior to the Closing. The Series 1 Agreement further provides that if the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a director designated by QIA to the Board of Directors of SoFi Technologies, as provided in the Proposed Certificate of Incorporation, then each Series 1 Investor shall vote such number of shares of Series 1 Preferred Stock as is necessary to ensure that the person designated by QIA is so elected, subject to certain restrictions.
For additional information, see “BCA Proposal — Related Agreements — Amended and Restated Series 1 Preferred Stock Investors’ Agreement”.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor, certain affiliates of the Sponsor and certain former stockholders of SoFi (the “SoFi Holders”) will enter into the Registration Rights Agreement, pursuant to which SoFi Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SoFi Technologies common stock and other equity securities of SoFi Technologies that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCH, the Sponsor and the other parties thereto in connection with SCH’s initial public offering.
For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement”.
Series 1 Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies and the Series 1 Investors will enter into the Series 1 Registration Rights Agreement, pursuant to which SoFi Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Series 1 Preferred Stock.
For additional information, see “BCA Proposal — Related Agreements —  Series 1 Registration Rights Agreement”.
Lock-up Agreements
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor, certain key holders of the Sponsor, and certain SoFi Holders, will agree to restrictions on transfer for up to 180 days, subject to the granting of early release, following the Closing with respect to the shares of SoFi Technologies common stock held by them immediately following the Closing. The Proposed Bylaws contemplate that the SoFi Stockholders will be subject to additional restrictions on transfer for a 30 day period following the Closing.
For additional information, see “BCA Proposal — Related Agreements — Lock up Agreements” and “Description of SoFi Technologies Securities”.

PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCH entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 122,500,000 shares of SoFi Technologies common stock at $10.00 per share for an aggregate commitment amount of $1,225,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such), (iii) a customary bringdown of the representations and warranties of the PIPE Investor and SCH in the Subscription Agreement and (iv) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
For additional information, see “BCA Proposal — Related Agreements — PIPE Subscription Agreements”.
Ownership of SoFi Technologies following Business Combination
As of the date of this proxy statement/prospectus, there are 100,625,000 ordinary shares issued and outstanding, which include the 20,125,000 founder shares held by the Sponsor and related parties and 80,500,000 public shares. As of the date of this proxy statement/prospectus, there are 28,125,000 warrants outstanding, which include the 8,000,000 private placement warrants held by the Sponsor and 20,125,000 public warrants. Each whole warrant entitles the holder thereof to purchase one SCH Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of SoFi Technologies common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the SCH fully diluted share capital would be 128,750,000 ordinary shares.
It is anticipated that, following the Business Combination, (i) SCH’s public shareholders are expected to own approximately 9.1% (or 9.3% following settlement of the Director RSU Award and Repurchase) of outstanding SoFi Technologies common stock, (ii) SoFi Stockholders are expected to own approximately 74.7% (or 74.2% following settlement of the Director RSU Award and Repurchase) of outstanding SoFi Technologies common stock, (iii) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.4% (or 5.5% following settlement of the Director RSU Award and Repurchase) of outstanding SoFi Technologies common stock, and (iv) the Third Party PIPE Investors are expected to own approximately 10.8% (or 11.0% following settlement of the Director RSU Award and Repurchase) of outstanding SoFi Technologies common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii)  the vesting and exercise of all SoFi Technologies Options for shares of SoFi Technologies common stock, (c) the vesting of all SoFi Technologies RSU Awards and the issuance of shares of SoFi Technologies common stock in respect thereof and (d) that SoFi Technologies issues shares of SoFi Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals approximately 657,000,000 shares (subject to increase as set forth in the Merger Agreement) of SoFi Technologies common stock (assuming that all SoFi Technologies Options are net-settled), and (iii) SoFi Technologies issues 122,500,000 shares of SoFi Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by SCH’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in SoFi Technologies immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in SoFi Technologies
	Pre Director RSU Award Settlement and Repurchase
	No Redemptions			Redemptions(1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
SoFi Stockholders	657,000,000	(2)	74.7%	657,000,000	(2)	82.1%
SCH’s public shareholders	80,500,000		9.1%	—		—%
Sponsor and related parties	47,625,000		5.4%	47,625,000		6.0%
Third Party PIPE Investors	95,000,000		10.8%	95,000,000		11.9%
Total	880,125,000		100.0%	799,625,000		100.0%

	Share Ownership in SoFi Technologies
	Post Director RSU Award Settlement and Repurchase
	No Redemptions			Redemptions(1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
SoFi Stockholders	642,000,000	(2)	74.2%	642,000,000	(2)	81.8%
SCH’s public shareholders	80,500,000		9.3%	—		—%
Sponsor and related parties	47,725,000		5.5%	47,725,000		6.1%
Third Party PIPE Investors	95,000,000		11.0%	95,000,000		12.1%
Total	865,225,000		100.0%	784,725,000		100.0%
___________________
(1)Assumes additional redemptions of 80,500,000 Class A public shares of SCH in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020.
(2)Includes 592,772,891 shares expected to be issued to existing SoFi common and preferred shareholders, 1,589,744 shares expected to be issued to SoFi warrant holders, 49,926,665 shares expected to be issued to SoFi RSUs (as defined herein), and 12,710,700 shares of SoFi common stock underlying options that are included as part of consideration. All awards issued are assumed to be issued assuming treasury stock method.

Organizational Structure
The following diagram depicts the organizational structure of SoFi and SoFi Technologies following the Business Combination.
The above diagram excludes certain consolidated and deconsolidated direct and indirect subsidiaries of Social Finance, Inc., including consolidated and deconsolidated securitization variable interest entities.
Date, Time and Place of Extraordinary General Meeting of SCH’s Shareholders
The extraordinary general meeting of the shareholders of SCH will be held at 12:00 p.m., Eastern Time, on                               , 2021 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or virtually via live webcast at https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
SCH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on March 8, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SCH warrants do not have voting rights. As of the close of business on the record date, there were 100,625,000 ordinary shares issued and outstanding, of which 80,500,000 were issued and outstanding public shares.

Quorum and Vote of SCH Shareholders
A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the SCH extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non- votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 50,312,501 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
•BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Repurchase Proposal:   The approval of the Repurchase Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCH that SoFi Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCH’s transfer agent, that SoFi Technologies redeem all or a portion of your public shares for cash; and

•deliver your share certificates (if any) and any other redemption forms to Continental, SCH’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, SoFi Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of SoFi Technologies common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCH — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither SCH shareholders nor SCH warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. SCH has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of SCH — Revoking Your Proxy”.

Interests of SCH’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to SCH’s initial public offering, the Sponsor purchased 2,875,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. In September 2020, SCH effected a share capitalization resulting in the Sponsor holding an aggregate of 18,687,500 SCH Class B ordinary shares. Subsequent to the share capitalization, in September 2020, the Sponsor transferred 100,000 SCH Class B ordinary shares to Jay Parikh (an independent director of SCH and with the Sponsor, “SCH’s initial shareholders”). In October 2020, SCH effected a share capitalization resulting in SCH’s initial shareholders holding an aggregate of 20,125,000 SCH Class B ordinary shares, resulting in an effective purchase price per SCH Class B ordinary share of approximately $0.001. If SCH does not consummate a business combination by October 14, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 20,125,000 SCH Class B ordinary shares collectively owned by SCH’s initial shareholders would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 8,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $16 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya and Ian Osborne, also have an economic interest in such private placement warrants and in the 20,025,000 SCH Class B ordinary shares owned by the Sponsor. The 20,025,000 shares of SoFi Technologies common stock into which the 20,125,000 SCH Class B ordinary shares collectively held by the Sponsor and Mr. Parikh, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $329.2 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/ prospectus. However, given that such shares of SoFi Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value. The 8,000,000 SoFi Technologies warrants into which the 8,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $43.9 million based upon the closing price of $5.49 per public warrant on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. IV (“IPOD”) and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOD and IPOF,Mr. Osborne is the President and a director of IPOD and IPOF, and each of our other officers is also an officer of IPOD and IPOF and owe fiduciary duties under Cayman Islands Companies Act to IPOD and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOD and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Act. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.
•SoFi (including its subsidiaries) may in the future serve as an underwriter for entities that are engaged in a similar business to SCH, including blank check companies sponsored by the Sponsor or affiliated with SCH’s directors and officers. SoFi would be paid customary fees and commissions.
•SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
•The Sponsor Related PIPE Investors have subscribed for $275,000,000 of the PIPE Investment, for which they will receive up to 27,500,000 shares of SoFi Technologies common stock. The 27,500,000 shares of SoFi Technologies common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $452.1 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions — SCH — Subscription Agreements”.
•In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for financial advisory services payable to Connaught (UK) Limited (“Connaught”) for amounts equal to (1) 10% of the non-deferred underwriting commission payable to the underwriter, of which $1,400,000 was paid to Connaught upon the closing of SCH’s initial public offering, and (2) 20% of the deferred underwriting commission payable to the underwriter, of which $5,635,000 will be paid to Connaught upon the closing of SCH’s initial business combination. Connaught is an affiliate of SCH, the Sponsor, Mr. Osborne and Mr. Williams.
•A party related to our Sponsor and certain of our officers and directors has advanced funds to us for working capital purposes, including $1.33 million as of January 22, 2021. These outstanding advances have been documented in a promissory note, dated as of January 11, 2021 (the “Promissory Note”), issued by SCH to the Sponsor, pursuant to which SCH may borrow up to $2.5 million from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of October 14, 2022 and the date SCH consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.
•SCH’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SCH’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SCH fails to consummate a business combination by October 14, 2022, they will not have any claim against the trust account for reimbursement. SCH’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $11 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account). Accordingly, SCH may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

•Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of SoFi Technologies common stock and warrants held by such parties following the consummation of the Business Combination.
•On November 13, 2020, SCH entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Ms. Dulski, providing for the grant of 100,000 restricted stock units to Ms. Dulski, which grant is contingent on both the consummation of an initial business combination with SCH and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of SoFi Technologies common stock until a date, selected by SoFi Technologies, that occurs between January 1 and December 31 of the year following the Closing. The 100,000 shares of SoFi Technologies common stock underlying the Director RSU, if unrestricted and freely tradable, would have had an aggregate market value of $1.6 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of SCH’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares of SCH.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Interests of SoFi’s Directors and Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that SoFi’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Treatment of SoFi Equity Awards in the Business Combination. Under the Merger Agreement, all outstanding stock options and restricted stock units (“RSUs”) granted by SoFi prior to the Closing will be converted to awards for shares of SoFi Technologies common stock that will be subject to the same terms and conditions as were in effect prior to the Closing. See the section entitled “BCA Proposal  — The Merger Agreement — Consideration — Treatment of SoFi Options and Restricted Stock Unit Awards ” for more information.
The amounts listed in the table below represent the number of stock options and/or RSUs to be held by each executive officer and director of SoFi immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) the $10 fair value of SoFi common stock under the Merger Agreement and (ii) the stock option exercise price. Additionally, RSUs are stated as total outstanding RSUs with the estimated intrinsic value of each executive officer’s and director’s RSUs calculated as to the total outstanding RSUs multiplied by the $10 fair value of SoFi common stock as under the Merger Agreement.

Name(1)	Options	RSUs	Intrinsic Value
Anthony Noto	11,867,443	7,954,839	$102,316,820
Christopher Lapointe	—	1,424,113	14,241,126
Michelle Gill	2,070,159	2,867,082	32,666,630
Micah Heavener	—	167,272	1,672,725
Robert Lavet	687,155	354,252	5,631,203
Jennifer Nuckles	—	1,076,166	10,761,663
Maria Renz	—	2,295,553	22,955,531
Assaf Ronen	—	927,350	9,273,503
Lauren Stafford Webb	—	317,056	3,170,556
Aaron J. Webster	—	755,000	7,549,996
Tom Hutton	569,065	43,492	5,378,402
Steven Freiberg	555,781	31,631	1,881,229
Clara Liang	309,476	—	1,136,141
Magdalena Yeşil	318,827	31,631	1,349,980
___________________
(1)This table does not include the warrants and common shares disclosed in the beneficial ownership table, which securities will receive no extra or special benefit not shared on a pro rata basis by all other holders of the same class of securities. For further information, see the section entitled “Beneficial Ownership of Securities” below.
•Director Compensation.   Following the Business Combination, the SoFi Technologies board of directors intends to adopt a non-employee director compensation practice (“Director Compensation Practice”). At the time of the filing of this prospectus, no amounts of compensation in any form have been determined for directors in connection with the Director Compensation Practice. We intend that the Director Compensation Practice will provide for compensation in the form of cash, equity or a combination of both. At the time of the filing of this prospectus/proxy statement, no amounts of compensation in any form have been determined for directors in connection with the Director Compensation Practice. For more information on the Director Compensation Practice we intend to adopt, see the section entitled “— Director Compensation” below.
•Anthony Noto, Ahmed Al-Hammadi and Michael Bingle.   Messrs. Noto, holds, and Al-Hammadi and Bingle may be deemed to have, an indirect economic interest in the Business Combination pursuant to the Series 1 Agreement (as defined below). Under the terms of the Series 1 Agreement, upon consummation of the Business Combination, certain holders of Series 1 preferred stock, including Mr. Noto, an entity affiliated with Qatar Investment Authority, with which Mr. Al-Hammadi, one of SoFi’s directors, is affiliated, and certain entities affiliated with Silver Lake, with which Mr. Bingle, one of SoFi’s directors, is affiliated, will be entitled to a cash payment in satisfaction of their special payment rights of $22.1 million, which is subject to adjustment in accordance with the Merger Agreement.
•Michel Combes and Carlos Medeiros. Under the terms of the Repurchase Agreement, SoFi Technologies will repurchase $150 million of shares of SoFi Technologies common stock owned by certain investors affiliated with SoftBank. Messrs. Combes and Medeiros, two of SoFi’s directors, have been nominated by, and are affiliated with, SoftBank and may be deemed to have an indirect economic interest in the Business Combination.
•Ahmed Al-Hammadi, Michel Combes, Carlos Medeiros and Michael Bingle. Each of Messrs. Al‑Hammadi, Combes, Medeiros and Bingle may be deemed to have an indirect economic interest in the Business Combination pursuant to the Shareholders’ Agreement (defined above). Under the terms of the Shareholders’ Agreement, if, as of the Closing, SoFi Technologies maintains an amount of available cash that exceeds a certain minimum threshold, and the Board of Directors approves the repurchase of SoFi Technologies common stock, then until the earlier of 180 days following the Closing and such time as the amount of such repurchases equals $250 million, SoFi Technologies will offer (i) certain entities affiliated with Silver Lake, with which Mr. Bingle, one of SoFi’s directors, is affiliated, (ii) certain entities affiliated with SoftBank, with which Messrs. Combes and Medeiros, two of SoFi’s directors, is affiliated, (iii) and an entity affiliated with Qatar Investment Authority, with which Mr. Al‑Hammadi, one of SoFi’s directors, is affiliated, the right to sell to SoFi Technologies shares of SoFi Technologies common stock owned by such entities at a price per share equal to $10.00, subject to the Shareholders’ Agreement.
•2021 Plan. Effective upon the completion of the Business Combination and in connection with the implementation of the 2021 Plan, we intend to grant awards to certain executive officers representing 3% of our outstanding capital stock following the Business Combination on an as converted basis. Specifically, we shall grant Mr. Noto restricted stock units that will be subject to performance-based vesting conditions. The remaining portion of such 3% pool to be awarded to executive officers, employees and consultants, other than Mr. Noto, cannot be determined at this time, however, they will be subject to the same performance vesting conditions as the Noto PSUs. All other future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.
•Noto PSUs. The restricted stock units we intend to grant to Mr. Noto (“Noto PSUs”) will represent approximately 0.75% of our outstanding capital stock on an as converted basis. The Noto PSUs and the remaining awards to certain officers that shall comprise the 3% pool mentioned above shall vest, if at all, during the period commencing on the first anniversary of the Business Combination and ending on the fifth such anniversary, subject to the achievement of specified performance goals including (i) the volume-weighted average closing price of our stock attaining $25, $35 and $45 (“Target Hurdles”), over a 90-trading day period and (ii) if we become a bank holding company, maintaining certain minimum standards applicable to bank holding companies, subject to continued employment on the date of vesting. In the event of a Sale Event (as defined in the 2021 Plan), the Noto PSUs and awards to certain other officers may automatically vest subject to the satisfaction of the Target Hurdles by reference to the sale price, without regard to any other vesting conditions.
For more information relating to our 2021 Plan, see “ Incentive Plan Proposal” discussed below.
Recommendation to Shareholders of SCH
SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Repurchase Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) that SoFi Technologies issues or, as applicable, reserves for issuance in respect of SoFi Awards outstanding as of immediately prior to the Closing that will be converted into awards based on SoFi Technologies common stock, an aggregate of 657,000,000 shares of SoFi Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$805	Cash on balance sheet	$1,307
PIPE Investment(2)	$1,225	Payment of revolving credit facility	$486
		Payment to SoFi preferred shareholders(3)	$22
		Repurchase of common stock	$150
		Transaction fees and expenses(4)	$65
Total Sources	$2,030	Total Uses	$2,030
___________________
(1)Calculated as of December 31, 2020.
(2)Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.
(3)Payment is subject to adjustment in accordance with the Merger Agreement.
(4)Includes deferred underwriting commission of $28.2 million and estimated transaction expenses.
Initially, SoFi intended to use a portion of cash proceeds from the Business Combination at Closing to repay its seller note issued in connection with the acquisition of Galileo. During February 2021, SoFi paid off the seller note for a total payment of $269,864, consisting of outstanding principal of $250,000 and accrued interest of $19,864. The Company now expects to use a portion of the cash proceeds from the Business Combination at Closing to repay the outstanding revolving credit facility balance, which had an outstanding principal balance of $486,000 and accrued interest of $47 as of December 31, 2020.
U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, see “U.S. Federal Income Tax Considerations”.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SoFi Technologies immediately following the Domestication will be the same as those of SCH immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of SoFi issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of SoFi.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 22, 2021, SCH and SoFi filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
The Business Combination is also subject to (i) the decision of the Financial Industry Regulatory Authority, Inc. (“FINRA”) either (a) pursuant to a materiality consultation with FINRA, not objecting to the transactions contemplated by the Merger Agreement and the change of ownership of the broker-dealer subsidiary, or (b) as specified in FINRA Rule 1017, granting approval of the continuing membership application with respect to the transactions contemplated by the Merger Agreement and the change of ownership of SoFi’s broker-dealer subsidiary (the “FINRA Approval”) having been obtained or (ii) thirty (30) days having passed since the submission of a substantially complete continuing membership application, and FINRA having notified SoFi that it does not intend to impose a material membership restriction in connection with the FINRA Approval.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCH cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCH cannot assure you as to its result.
Neither SCH nor SoFi is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and the FINRA Approval. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions will be obtained.
Emerging Growth Company
SCH is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SCH’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCH has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCH, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCH’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCH’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. We currently anticipate that we will lose our “emerging growth company” status as of the end of the year ended December 31, 2021 based on having issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Risk Factors
Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of SoFi.
In evaluating the proposals to be presented at the SCH extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. In particular, such risks include, but are not limited to, the following:
•We operate in a rapidly evolving industry, and have limited experience in our Financial Services and Technology Platform segments, which may make it difficult for us to successfully identify and address the risks and uncertainties we face.
•We have a history of losses and may not achieve profitability in the future.
•We have experienced rapid growth in in parts of our business in recent years, including through the addition of new lines of business, which may place significant demands on our resources.
•There is no assurance that our revenue and business model will be successful.
•Our results of operations and future prospects depend on our ability to retain existing, and attract new, members. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results would be harmed.
•We are acquiring a national bank, which is subject to regulatory approvals and other closing conditions, and, if consummated, the acquisition will subject us to significant additional regulation.
•Our future growth depends significantly on our marketing efforts, and if our marketing efforts are not successful, our business and results of operations will be harmed.
•Legislative and regulatory policies and related actions in connection with student loans could have a material adverse effect on our student loan portfolios and future originations.
•Negative publicity could result in a decline in our member growth and impact our ability to compete for lending counterparties and corporate partners, and have a material adverse effect on our business, our brand and our results of operations.
•We sell a significant percentage of our loans to a concentrated number of whole loan purchasers and the loss of one or more significant purchasers could have a negative impact on our results.
•Our subsidiary, Galileo Financial Technologies, Inc. (“Galileo”), depends on a small number of customers, the loss or disruptions in operations of any of which could have a material adverse effect on its business and negatively impact our financial results and results of operations.
•Changes in business, economic, or political conditions could impact our business.
•An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including fines and other penalties).
•COVID-19 pandemic related changes in debt collection practices can harm us by leading to higher losses and depress the prices we may obtain if we seek to sell loans.
•Demand for our products may decline if we do not continue to innovate or respond to evolving technological or other changes.
•Our financial condition and results of operations may be adversely impacted by the COVID-19 pandemic and legislative and regulatory responses to the COVID-19 pandemic and related economic uncertainty could have a material adverse effect on our loan portfolios.
•Worsening economic conditions may result in decreased demand for our products, cause our member default rates to increase and harm our results of operations.
•We rely on third parties and their systems to process transaction data and for settlement of funds on the SoFi Money and SoFi Credit Card products, and these third parties’ failure to perform these services adequately could materially and adversely affect our business.
•We may continue to expand operations abroad where we have limited operating experience and may be subject to increased business, economic and regulatory risks.
•If we do not make accurate credit and pricing decisions or effectively forecast our loss rates, our business and financial results will be harmed, and the harm could be material.
•If the information provided to us by members is incorrect or fraudulent, we may misjudge a member’s qualification to receive a loan and our results of operations may be harmed.
•We offer personal loans which have a limited performance history and therefore have only limited prepayment, loss and delinquency data on such loans on which to base projections.
•We service all of the personal loans that we originate and have limited loan servicing experience, and we rely on third parties to service our student loans, home loans and credit cards.

•Higher than expected payment speeds of loans could negatively impact our returns as the holder of the residual interests in securitization trusts holding student, personal and home loans.
•If one or more of our warehouse facilities, on which we are highly dependent, is terminated, we may be unable to find replacement financing on favorable terms, or at all.
•Increases in member default rates on loans could make us and our loans less attractive to whole loan buyers, lenders under debt warehouse facilities and investors in securitizations.
•We require substantial capital and, in the future, may require additional capital to pursue our business objectives and achieve recurring profitability. If adequate capital is not available to us, including due to the cost and availability of funding in the capital markets, our business, operating results and financial condition may be harmed.
•We are subject to extensive, complex and evolving laws, rules and regulations, which are interpreted and enforced by various federal, state and local government authorities.
•Our Lending segment is highly regulated, and if we fail to comply with federal and state consumer protection laws, rules, regulations and guidance, our business could be adversely affected.
•We may become subject to enforcement actions or litigation as a result of our failure to comply with laws and regulations even though noncompliance was inadvertent or unintentional.
•Changes in consumer finance and other applicable laws and regulations, as well as changes in enforcement policies and priorities, may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and our ability to compete.
•We are subject to the risk that regulatory or enforcement agencies and/or consumer advocacy groups may assert that our business practices may violate certain rules, laws and regulations, including anti-discrimination statutes.
•Our Financial Services segment is subject to the regulatory framework applicable to investment management and broker-dealers, including regulation by the SEC and FINRA.
•The regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter our business practices with respect to cryptocurrency. There has recently been an increased regulatory and enforcement focus in this area.
•Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.
•We have in the past, and continue to be, subject to inquiries, exams, pending investigations, or enforcement matters.
•Regulations relating to privacy, information security, and data protection could increase our costs, affect or limit how we collect and use personal information, and adversely affect our business opportunities.
•Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.
•If we fail to establish and maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
•Incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.
•Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, expenses and profitability may differ materially from our expectations.
•Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability.
•Various disruptions or failures affecting our platform and/or systems or any third-party processor we utilize could result in slowdowns or wholesale failures to process and enable transactions on our platform, including collecting payments on loans and maintaining accurate accounts.
•We are subject to complex and stringent data protection and privacy laws and regulations. Any significant or high profile data privacy breach or violation of data privacy laws could result in the loss of business and reputation, litigation against us, liquidated and other damages, and regulatory investigations and penalties.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SCH
The selected historical statements of operations data of SCH for the period from July 10, 2020 (date of inception) to December 31, 2020 and the condensed balance sheet data as of December 31, 2020 are derived from SCH’s audited financial statements included elsewhere in this proxy statement/prospectus. In SCH’s management’s opinion, the audited financial statements include all adjustments necessary to state fairly SCH’s financial position as of December 31, 2020 and the results of operations for the period from July 10, 2020 (date of inception) to December 31, 2020.
SCH’s historical results are not necessarily indicative of the results that may be expected in the future and SCH’s results for the period from July 10, 2020 (date of inception) to December 31, 2020 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About SCH” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
SCH is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

BALANCE SHEET

As of December 31, 2020
ASSETS
Current assets
Cash	$259,714
Prepaid expenses	801,063
Total Current Assets	1,060,777
Marketable securities held in Trust Account	805,017,218
TOTAL ASSETS	$806,077,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$178,450
Advance from related party	5,000
Total Current Liabilities	183,450
Deferred underwriting fee payable	28,175,000
TOTAL LIABILITIES	$28,358,450
Commitments
Class A ordinary shares subject to possible redemption, 77,270,301 shares at redemption value	772,719,537
Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,229,699 issued and outstanding (excluding 77,270,301 shares subject to possible redemption)	323
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 20,125,000 shares issued and outstanding	2,013
Additional paid-in capital	5,644,065
Accumulated deficit	(646,393)
Total Shareholders’ Equity	5,000,008
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$806,077,995

STATEMENT OF OPERATIONS

For the period from July 10, 2020 (inception) to December 31, 2020
Formation and operational costs	$663,611
Loss from operations	$(663,611)

Other income:
Interest earned on marketable securities held in Trust Account	17,218
Other income	17,218
Net loss	(646,393)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	77,306,600
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	20,095,027
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.03)

SELECTED HISTORICAL FINANCIAL INFORMATION OF SOFI
The selected consolidated statements of operations data for each of the years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 were derived from SoFi’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated statements of operations data for each of the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018, 2017 and 2016 were derived from SoFi’s audited consolidated financial statements that are not included in this proxy statement/prospectus. In the opinion of management, the selected historical financial information reflects all adjustments, which are of a normal recurring nature, necessary for a fair statement of the financial information set forth in these statements. SoFi’s historical results are not necessarily indicative of the results that may be expected for any future period.
The information below should be read in conjunction with SoFi’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus, as well as “Risk Factors — Business, Financial and Operational Risks” and “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Year Ended December 31,
($ in thousands, except per share data)	2020(3)	2019	2018	2017	2016
Consolidated Statements of Operations Data(1):
Net interest income	$177,931	$329,834	$259,064	$266,220	$136,731
Total noninterest income	387,601	112,825	10,335	240,488	141,392
Total net revenue	565,532	442,659	269,399	506,708	278,123
Total noninterest expense	894,053	682,258	522,756	456,625	265,592
Net income (loss)	(224,053)	(239,697)	(252,399)	49,772	12,233
Comprehensive income (loss)	(224,198)	(239,706)	(252,378)	49,746	12,226
Earnings (loss) per share – basic(2)	(7.49)	(7.00)	(7.19)	—	—
Earnings (loss) per share – diluted(2)	(7.49)	(7.00)	(7.19)	—	—
___________________
(1)SoFi’s Consolidated Statements of Operations Data reflects the adoption of certain accounting standards updates (“ASU”), for which not all historical periods were required to be updated based on the transition method selected. See Note 1 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus under “Recently Adopted Accounting Standards” for a discussion of newly adopted ASUs and their impact on the consolidated financial statements.
(2)See Note 16 to SoFi’s Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for a description of the computation of basic and diluted earnings (loss) per share.
(3)See Note 2 to SoFi’s Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for information regarding two acquisitions during the year ended December 31, 2020, one of which was a material acquisition in accordance with ASC 805, Business Combinations, but was not a significant acquisition under Regulation S-X, Rule 3-05, Financial Statements of Businesses Acquired or to be Acquired.

($ in thousands)	As of December 31,
	2020(2)	2019	2018	2017	2016
Consolidated Balance Sheet Data(1):
Cash and cash equivalents	$872,582	$499,486	$325,114	$245,584	$218,023
Restricted cash and restricted cash equivalents	450,846	190,720	211,889	235,165	144,745
Loans	4,879,303	5,387,958	7,211,989	8,754,825	6,606,189
Total assets	8,563,499	7,289,160	8,549,928	9,673,562	7,083,609
Debt	4,798,925	4,688,378	6,201,523	6,913,043	5,211,354
Total liabilities	5,509,928	5,188,491	6,727,796	7,642,879	5,678,860
Redeemable preferred stock(3)	3,173,686	2,439,731	1,890,554	1,890,554	1,409,888
Total permanent equity (deficit)	(120,115)	(339,062)	(68,422)	140,129	(5,139)
___________________
(1)SoFi’s Balance Sheet Data reflect the adoption of certain ASUs, for which not all historical periods were required to be updated based on the transition method selected. See Note 1 to SoFi’s Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus under “Recently Adopted Accounting Standards” for a discussion of newly adopted ASUs and their impact on the consolidated financial statements.
(2)See Note 2 to SoFi’s Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for information regarding two acquisitions during the year ended December 31, 2020, one of which was a material acquisition in accordance with ASC 805, but was not a significant acquisition under Regulation S-X, Rule 3-05, Financial Statements of Businesses Acquired or to be Acquired.
(3)Redeemable preferred stock is presented within temporary equity on the consolidated balance sheets. See Note 10 to SoFi’s Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on the SoFi preferred.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In Thousands, Except Share and Per Share Amounts)
The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information”.
The selected unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of SCH and SoFi, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of SCH Class A ordinary shares:
•Assuming No Redemptions:   This presentation assumes that no SCH shareholders exercise redemption rights with respect to their public shares.
•Assuming Maximum Redemptions:   This presentation assumes that all SCH public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 80,500,000 public shares are redeemed for an aggregate redemption payment of approximately $805,017, including interest accrued on Trust account. The maximum redemption scenario is based on the Minimum Cash Condition, consisting of Trust Account funds and PIPE proceeds, of $900,000 to be contributed at Closing of the Business Combination.

	Historical		Pro forma
(in thousands, except per share data)	SCH	SoFi	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Year Ended December 31, 2020
Total net revenue	$17	$565,532	$571,303	$571,303
Total noninterest expense	663	894,053	896,295	896,295
Loss before income taxes	(646)	(328,521)	(324,992)	(324,992)
Net loss	(646)	(224,053)	(220,524)	(220,524)
Comprehensive loss	(646)	(224,198)	(220,669)	(220,669)
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	0.00	n/a	n/a	n/a
Basic and diluted net loss per share(1)	(0.03)	(7.49)	(0.28)	(0.31)
___________________
(1)Net loss per share is based on:
•SCH — weighted average number of shares of SCH Class A and Class B ordinary shares outstanding for the period from July 10, 2020 (date of inception) through December 31, 2020.
•SoFi — weighted average number of shares of SoFi common stock outstanding for the year ended December 31, 2020.
•Pro forma — number of shares of Class A ordinary shares of SoFi Technologies expected to be outstanding after the close of the Business Combination.

	Historical		Pro forma
(in thousands)	SCH	SoFi	No redemption scenario	Maximum redemption scenario
Balance Sheet Data – As of December 31, 2020
Total assets	$806,078	$8,563,499	$9,868,477	$9,063,460
Total liabilities	28,358	5,509,928	4,980,694	4,980,694
Class A ordinary shares, subject to possible redemption	772,720	—	—	—
Redeemable preferred stock	—	3,173,686	320,374	320,374
Total permanent equity (deficit)	5,000	(120,115)	4,567,409	3,762,392

COMPARATIVE PER SHARE DATA
(In Thousands, Except for Share and Per Share Amounts)
The following tables set forth:
•historical per share information of SCH for the period from July 10, 2020 (inception) through December 31, 2020;
•historical per share information of SoFi for the year ended December 31, 2020; and
•unaudited pro forma per share information of SoFi Technologies for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:
◦Assuming No Redemptions:   This presentation assumes that no SCH’s shareholders exercise redemption rights with respect to their public shares.
◦Assuming Maximum Redemptions:   This presentation assumes that all SCH’s public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 80,500,000 public shares are redeemed for an aggregate redemption payment of approximately $805,017, including interest accrued on Trust account. The maximum redemption scenario is based on the Minimum Cash Condition, consisting of Trust Account funds and PIPE proceeds, of $900,000 to be contributed at Closing of the Business Combination.
The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of SCH and SoFi and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SCH and SoFi is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SCH and SoFi would have been had the companies been combined during the periods presented.

	Historical		Pro Forma		Equivalent Pro Forma(3)
	SCH	SoFi	No redemption scenario	Maximum redemption scenario	No redemption scenario	Maximum redemption scenario
As of December 31, 2020
Book Value per share(1)	$0.21	$(1.82)	$5.70	$5.22	$10.10	$9.25
For the Year Ended December 31, 2020
Net income per share, Class A ordinary shares subject to possible redemption – basic and diluted	$0.00	n/a	n/a	n/a	n/a	n/a
Net loss per share – basic and diluted(2)	$(0.03)	$(7.49)	$(0.28)	$(0.31)	$(0.49)	$(0.54)
___________________
(1)Book value per share is calculated as:
•SCH — total permanent equity of SCH divided by SCH Class A and Class B ordinary shares outstanding as of December 31, 2020.
•SoFi — total permanent deficit of SoFi divided by SoFi common stock outstanding as of December 31, 2020.
•Pro forma — total permanent equity of SoFi Technologies divided by Class A ordinary shares of SoFi Technologies expected to be outstanding after the close of the Business Combination.
(2)Net loss per share is based on:
•SCH — weighted average number of shares of SCH Class A and Class B ordinary shares outstanding for the period from July 10, 2020 (date of inception) through December 31, 2020.
•SoFi — weighted average number of shares of SoFi common stock outstanding for the year ended December 31, 2020.
•Pro forma — number of shares of Class A ordinary shares of SoFi Technologies expected to be outstanding after the close of the Business Combination.
(3)The equivalent pro forma basic and diluted per share data is calculated by multiplying the pro forma per share data by the Base Exchange Ratio of 1.7713.
No cash dividends were declared on common stock during the periods presented.

MARKET PRICE AND DIVIDEND INFORMATION
SCH units, Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange under the symbols “IPOE.U” and “IPOE” and “IPOE.WS”, respectively.
The most recent closing prices of the units, common stock and redeemable warrants as of January 7, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $20.85, $19.14 and $6.03, respectively. As of March 8, 2021, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $16.71, $16.11 and $5.66, respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of SCH’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was one holder of record of SCH Class A ordinary shares, two holders of record of SCH Class B ordinary shares, one holder of record of SCH units and two holders of SCH warrants. See “Beneficial Ownership of Securities”.
Dividend Policy
SCH has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of SoFi Technologies subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of SoFi Technologies’ board of directors. SCH’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the board of directors of SoFi Technologies will declare any dividends in the foreseeable future. Further, the ability of SoFi Technologies to declare dividends may be limited by the terms of financing or other agreements entered into by SoFi Technologies or its subsidiaries from time to time.
Price Range of SoFi’s Securities
Historical market price information regarding SoFi is not provided because there is no public market for SoFi’s securities. For information regarding SoFi’s liquidity and capital resources, see “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.
Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Social Finance, Inc. (“SoFi”) prior to Closing, which will be the business of SoFi Technologies and its subsidiaries following Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of SoFi Technologies, in which event the market price of SoFi Technologies common stock could decline, and you could lose part or all of your investment.
Business, Financial and Operational Risks
We operate in a rapidly evolving industry, and have limited experience in our Financial Services and Technology Platform segments, which may make it difficult for us to successfully identify and address the risks and uncertainties we face.
We operate in a rapidly evolving industry, and have limited experience in our Financial Services and Technology Platform segments, which may make it difficult to evaluate our business and future prospects. In particular, we have limited experience offering cash management and investment services and technology solutions. We face numerous challenges to our success, including our ability to:
•increase or maintain the number, volume and types of, and add new features to, the loans we extend to our members as the market for loans evolves and as we face new and increasing competitive threats;
•increase the number of members utilizing non-lending SoFi products, and maintain and build on the loyalty of existing members by increasing their use of new or additional SoFi products;
•successfully maintain and enhance our diversified funding strategy, including through securitization financing from consolidated and nonconsolidated variable interest entities (“VIEs”), whole loan sales and debt warehouse facilities;
•further establish, diversify and refine our cash management, investment and brokerage offerings to meet evolving consumer needs and preferences;
•diversify our sources of revenue;
•favorably compete with other companies, including traditional and alternative technology-enabled lenders and broker dealers;
•introduce new products or other offerings to meet the needs of our existing and prospective members or to keep pace with competitive lending, cash management, investment and other developments;
•maintain or increase the effectiveness of our direct marketing, and other sales and marketing efforts;
•successfully navigate economic conditions and fluctuations in the credit markets;
•establish fraud prevention strategies that proactively identify threat vectors and mitigate losses;
•defend the SoFi platform from information security vulnerabilities, cyberattacks or malicious attacks;
•effectively manage the growth of our business;
•effectively manage our expenses;

•obtain debt or equity capital on attractive terms or at all;
•successfully continue to expand internationally;
•adequately respond to macroeconomic and other exogenous challenges, including the ongoing COVID-19 pandemic; and
•anticipate and react to changes in an evolving regulatory and political environment.
We may not be able to successfully address the risks and uncertainties we face, which could negatively impact our business, financial condition, results of operations, cash flows and future prospects.
We have a history of losses and may not achieve profitability in the future.
Our net losses were $224.1 million, $239.7 million and $252.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, we had a total permanent deficit of $120.1 million. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenues for our business generally, and achieve greater scale and generate greater operating cash flows from our Financial Services segment in particular, in future periods in order to achieve, maintain or increase our level of profitability. We intend to continue to invest in sales and marketing, technology and new products and services in order to enhance our brand recognition and our value proposition to our members, and these additional costs will create further challenges to generating near term profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements. In addition, we are acquiring a national bank charter and operating a bank may significantly increase our compliance costs. See — “We are acquiring a national bank, which is subject to regulatory approvals and other closing conditions, and, if consummated, the acquisition will subject us to significant additional regulation”.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur losses and not achieve future profitability or, if achieved, be unable to maintain such profitability, due to a number of reasons, including the risks described in this proxy statement/prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events.
We have experienced rapid growth in recent years, including through the addition of new lines of business, which may place significant demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources.
Our rapid growth in certain areas of our business in recent years, primarily within our Financial Services and Technology segments, has placed significant demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting infrastructure, and has resulted in increased expenses, a trend that we expect to continue as our business is growing. In addition, we are required to continuously develop and adapt our systems and infrastructure in response to the increasing sophistication of the consumer financial services market, evolving fraud and information security landscape, and regulatory developments relating to existing and projected business activities. Our future growth will depend, among other things, on our ability to maintain an operating platform and management system apt to address such growth, and will require us to incur significant additional expenses, expand our workforce and commit additional senior management and operational resources. We may not be able to manage supporting and expanding our operations effectively, and any failure to do so would adversely affect our ability to increase the scale of our business, generate projected revenue and control expenses.
There is no assurance that our revenue and business model will be successful.
We are continually refining our revenue and business model, which is premised on creating a virtuous cycle for our members to engage in more products across the SoFi platform, a strategy we refer to as the Financial Services Productivity Loop. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations, or become profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful. Additionally, we will likely be required to hire, train and integrate qualified personnel to meet and further our business objectives, and our ability to successfully do so is uncertain.

Our results of operations and future prospects depend on our ability to retain existing, and attract new, members. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us via origination or servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among others:
•the continued growth of our member base,
•our ability to monetize our member base, including through the use of additional products by our existing members,
•our ability to acquire members at a lower cost, and
•our ability to increase the overall value to us of each of our members while they remain on our platform (which we refer to as a member’s lifetime value).
We expect our competition to continue to increase, as there are generally no substantial barriers to entry to the markets we serve. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services products, significantly greater financial, technical, marketing and other resources and a larger customer base than we do. This allows them, among others, to potentially offer more competitive pricing or other terms or features, a broader range of financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in member preferences. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract new members away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.
We currently compete at multiple levels with a variety of competitors, including:
•other personal loan, student loan refinancing, in-school student loan and home loan lenders, including traditional banks, as well as credit card issuers, that can offer more competitive interest rates or terms;
•traditional banks and other non-bank financial institutions for cash management accounts like SoFi Money;
•other brokerage firms, including online or mobile platforms, for investment accounts in SoFi Invest;
•other technology platforms for the enterprise services we provide, such as technology platform services via our subsidiary, Galileo Financial Technologies, LLC (“Galileo”);
•for subscribers to our financial services content, including content from alternative providers available to our subscribers through SoFi’s Lantern service, which is an independent financial services aggregator providing marketplace lending products, and various enterprise partnerships; and
•other financial services firms offering leading employers a comprehensive platform for employees to build financial well-being through student loan and 529 educational plan contributions, educational tools, and financial resources, all of which we provide through SoFi at Work.
We compete with traditional banks for many of the services we offer in our Financial Services segment. Because we do not currently control a bank or a bank holding company, we are subject to regulation by a variety of state and federal regulators across our products and services and we rely on third-party banks to provide banking services to our members. This regulation by federal, state and local authorities increases our compliance costs, particularly for our lending business, as we navigate multiple regimes with different examination schedules and processes, varying disclosure requirements, and at times conflicting consumer protection laws. In addition, our ability to compete may be hampered in certain states where the amount of interest we are permitted to charge consumers is capped and we are consequently unable to make loans to all the consumers that we believe may be qualified but to whom we cannot offer the appropriate risk-adjusted margin. See “Information About SoFi — Government Regulation — Bank Acquisition” and “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Overview” for a summary of the additional measures required in our efforts to acquire a national bank.
We believe that our ability to compete depends upon many factors both within and beyond our control, including, among others, the following:
•the size, diversity and activity levels of our member base;
•our ability to introduce successful new products or services;
•the timing and market acceptance of products and services, including developments and enhancements to those products and services, offered by us and our competitors;
•member service and support efforts;
•selling and marketing efforts;
•the ease of use, performance, price and reliability of solutions developed either by us or our competitors;
•changes in economic conditions, regulatory and policy developments;
•our ability to successfully acquire a national bank subsidiary;
•our ability to successfully execute on the Financial Services Productivity Loop and our other business plans;
•general credit markets conditions and their impact on our liquidity and ability to access funding;
•the ongoing impact of the COVID-19 pandemic on the lending and financial services markets we serve; and
•our brand strength relative to our competitors.
Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our net revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. Competitive pressures could also result in us reducing the annual percentage rate on the loans we originate, incurring higher member acquisition costs and could make it more difficult for us to grow our loan originations in both number of loans and volume for new as well as existing members. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.
We are acquiring a national bank, which is subject to regulatory approvals and other closing conditions, and, if consummated, the acquisition will subject us to significant additional regulation.
We believe a national bank charter will improve our capital efficiency, provide funding resilience and regulatory clarity, and generate improved margins. In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank. The acquisition is subject to approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (the “OCC”) under the Bank Holding Company Act and the National Bank Act, respectively, as well as other customary closing conditions, all of which we anticipate can be completed by the end of 2021. Our ability to obtain the requisite approvals for the acquisition depends on the bank regulators’ views as to our capital levels, quality of management, and overall condition, in addition to their assessment of a variety of other factors, including our compliance with law. In that vein, we have been developing a financial and bank capitalization plan and may need to enhance our governance, compliance, controls and management infrastructure and capabilities in order to be compliant with all applicable regulations and operate to the satisfaction of the banking regulators, which may require substantial time, monetary and human resource commitments. If we are not successful in developing a financial and bank capitalization plan or enhancing, as needed, our governance, compliance, controls and management infrastructure and capabilities, our ability to obtain a national bank charter may be jeopardized.

Ultimately, if we are unable to obtain a national bank charter due to a failure to obtain the necessary regulatory approvals for the acquisition of Golden Pacific Bancorp, Inc. and its national bank subsidiary, Golden Pacific Bank, National Association, then our ability to improve our capital efficiency, funding resilience, margins, and our stock price, may be adversely affected. Our stock price may also decline to the extent that the current market price reflects a market assumption that we would obtain a national bank charter. In addition, we will have spent substantial time and resources, and would recognize substantial expenses in connection with the negotiation and documentation of a bank acquisition without realizing the expected benefits of obtaining a bank charter. Without a national bank charter, we would be required to continue to maintain state-specific licenses for certain of our consumer loans and financial services products.
Further, if the acquisition successfully closes and we do obtain a national bank charter through our ownership of Golden Pacific Bank, National Association, we will become subject to regulation, supervision and examination by the Federal Reserve as well as other federal bank regulators. See “Information About SoFi — Government Regulation — Bank Formation or Acquisition”. Our efforts to comply with such additional regulation may require substantial time, monetary and human resource commitments. If any new regulations or interpretations of existing regulations to which we are subject impose requirements on us that are impractical or that we cannot satisfy, our financial performance, and our stock price, may be adversely affected.
Additionally, should we successfully acquire a national bank charter through our ownership of Golden Pacific Bank, National Association or otherwise, certain of our stockholders may need to comply with applicable federal banking statutes and regulations, including the Change in Bank Control Act and the Bank Holding Company Act. Specifically, stockholders holding 10.0% or more of our voting interests may be required to provide certain information and/or commitments on a confidential basis to, among other regulators, the Federal Reserve. This requirement may deter certain existing or potential stockholders from purchasing shares of SoFi Technologies’ common stock, which may suppress demand for the stock and cause the price to decline.
Our future growth depends significantly on our marketing efforts, and if our marketing efforts are not successful, our business and results of operations will be harmed.
We have dedicated and intend to continue to dedicate significant resources to marketing efforts. Our ability to attract members depends in large part on the success of these marketing efforts and the success of the marketing channels we use to promote our products. Our marketing channels include, but are not limited to, social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, offline partnerships, preapproved direct mailings and television advertising.
While our goal remains to increase the strength, recognition and trust in the SoFi brand by increasing our member base and expanding our products and services, if any of our current marketing channels becomes less effective, if we are unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if we are not successful in generating new channels, we may not be able to attract new members in a cost-effective manner or increase the platform activity of our members. If we are unable to recover our marketing costs through increases in the size, value or overall number of loans we originate, or other SoFi product selection and utilization, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.
Legislative and regulatory policies and related actions in connection with student loans could have a material adverse effect on our student loan portfolios.
In recent years, there has been increased focus by policymakers on outstanding student loans, including, among other things, on the total volume of outstanding loans and on the number of loans outstanding per borrower. In response, there has been discussion of potential legislative and regulatory actions and other possible steps to, among other things:
•permit private education loans such as our refinanced student loan and in-school student loan products to be discharged in bankruptcy without the need to show undue hardship;
•amend the federal postsecondary education loan programs, including to reduce interest rates on certain loans, to revise repayment plans, to implement loan forgiveness plans, to provide for refinancing of private education loans into federal student loans at low interest rates, to reduce or eliminate the Grad PLUS program (which authorizes loans that comprise a substantial portion of our student loan refinancing business) and to provide for refinancing of existing federally held student loans into new federal student loans at low interest rates;

•require private education lenders to reform loan agreements to provide for income-based repayment plans and other government payment plans; and
•make sweeping changes to the entire cost structure and financial aid system for higher education in the United States, including proposals to provide free postsecondary education.
As of the date of this proxy statement/prospectus, the new presidential administration has endorsed canceling $10,000 in federal student debt per borrower, among other things, making private student loans easier to discharge in bankruptcy, and providing for free public college and university tuition for certain students. Prominent politicians have also advocated for executive action to forgive student loan debt. It is unclear whether the new presidential administration would seek to accomplish these actions through Executive Order or through legislation. If student loans were forgiven or canceled in any meaningful scale, our profitability, results of operations, financial condition, cash flows or future business prospects could be materially and adversely affected as a result. In particular, our student loan refinancing business within our Lending segment, which is our largest segment, would be materially and adversely affected. There has also been pressure on policymakers to address underlying factors that contributed to the current volume of outstanding student loans, such as the cost of higher education and the ability for additional methods by the federal government and other organizations to subsidize the same, such as through increased use of Pell grants in lieu of loans. Further, proposals to eliminate or amend Section 523(a)(8) of the Bankruptcy Code that student loans are non-dischargeable in bankruptcy could make investors less likely to purchase our student loans. If steps were taken to materially reduce future demand by students for student loan refinancing and in-school student loan products, our student loan originations would be materially and adversely affected. As a result of any material adverse effect to our Lending segment, our overall profitability, results of operations, financial condition, cash flows or future business prospects may be adversely affected. See “— COVID-19 Pandemic Risks — Legislative and regulatory responses to the COVID-19 pandemic and related economic uncertainty could have a material adverse effect on our student loan portfolios”.
Negative publicity could result in a decline in our member growth and impact our ability to compete for lending counterparties and corporate partners, and have a material adverse effect on our business, our brand and our results of operations.
We have invested significantly in the SoFi brand. We believe that maintaining and enhancing our brand identity is critical to our relationships with existing members and partners, particularly lending counterparties, marketing partners and other corporate partners, and to our ability to attract new members and partners. Our ability to compete for and maintain members, lending counterparties and other corporate partners relies to a large extent on their trust in our business and the value of our brand. The failure or perceived failure to maintain our brand could adversely affect our brand value, financial condition and results of operations. Negative publicity can adversely affect our reputation and damage our brand, and may arise from many sources, including actual or alleged misconduct, errors or improper business practices by employees, employee claims of discrimination or harassment, product failures, existing or future litigation or regulatory actions, inadequate protection of consumer information, data breaches, matters affecting our financial reporting or compliance with Securities and Exchange Commission (the “SEC”) and exchange listing requirements, and media coverage, whether accurate or not. Negative publicity or allegations of unfavorable business practices, poor governance, or workplace misconduct can be rapidly and widely shared over social or traditional media or other means, and could reduce demand for our products, undermine the loyalty of our members and the confidence of our lending counterparties, impact our partnerships, reduce our ability to recruit and retain employees, or lead to greater regulatory scrutiny of our operations. In addition, we and our officers, directors and/or employees have been, and may in the future be, named or otherwise involved in litigation or claims, including employment-related claims such as workplace discrimination or harassment, which could result in negative publicity and/or adversely impact our business, even if we are ultimately successful in defending against such claims.
We may experience fluctuations in our quarterly operating results.
We could experience fluctuations in our quarterly operating results due to a number of factors, including a change in the fair value of our loans, the level of our expenses, the degree to which we encounter competition in our markets, general economic conditions, the rate and credit market environment, legal or regulatory developments, legislative or policy changes and the ongoing impact of the COVID-19 pandemic. In light of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We sell a significant percentage of our loans to a concentrated number of whole loan purchasers and the loss of one or more significant purchasers could have a negative impact on our operating results.
We sell our personal, student and home loans to a concentrated number of whole loan purchasers. Our top five whole loan purchasers by total purchase price accounted for approximately 60% and 34% of the aggregate principal balance of our loans sold during the year ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the two largest third-party buyers accounted for a combined 49% of our loan sales volume. During the year ended December 31, 2019, our largest loan purchaser accounted for approximately 10% of the aggregate principal balance of our loans sold. See Note 15 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. There are inherent risks whenever a large percentage of a business is concentrated with a limited number of parties. It is not possible for us to predict the future level of demand for our loans by these or other purchasers. In addition, purchases of our loans by these purchasers have historically fluctuated and may continue to fluctuate based on a number of factors, some of which may be outside of our control, including economic conditions, the availability of alternative investments, changes in the or terms of the loans, loans offered by other entities and prevailing interest rates. If any of these purchasers significantly reduce the dollar amount of the loans they purchase from us, we may be unable to sell those loans to another purchaser on favorable terms or at all, which may have a material adverse effect on our revenues, results of operations, liquidity and cash flows.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
COVID-19 Pandemic Risks
Our financial condition and results of operations may be adversely impacted by the COVID-19 pandemic.
Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of disruption to the regional, state and local economies in which we offer our products and services. The current COVID-19 pandemic has had and could continue to have a material adverse effect on the value, operating results and financial condition of our business.
The COVID-19 pandemic has caused substantial changes in consumer and student behavior, restrictions on business and individual activities and high unemployment rates, which have led to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, suspension of interest accrual and collections on certain federally-backed student loans, and similar mandates for many individuals and businesses to substantially restrict daily activities have led to a decrease in consumer activity generally. Additionally, the COVID-19 pandemic has had a negative impact on consumer finances and on employment levels, which could lead to lower demand for loans, higher loan delinquencies and less spending and investing on the SoFi platform, all of which would have a negative impact on our financial condition, results of operations and cash flows.
While the extent and duration of the economic slowdown and high unemployment rates attributable to the COVID-19 pandemic remain uncertain at this time, particularly as new strains of the virus emerge and create potential challenges to vaccination efforts, a continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity and results of operations. As of the date of this proxy statement/prospectus, COVID-19 has had, and may continue to have, the following adverse effects on our business and results of operations, among others:
•Reduced borrower approval rates, including as a result of credit eligibility and other adjustments;
•Reduced consumer demand for our student loan products, including lower origination volume and average balances of our student loans;
•Lower average balances of our personal loans as a result of changes in consumer demand and adjustments to our credit decisioning process and credit criteria;

•Temporary seizing of the capital markets, including decreased demand for asset-backed securities, which seizure could become longer term or permanent;
•Mark-to-market calls on certain of our securities, including negative fair value adjustments and liquidity concerns associated with the margin calls;
•Impeded liquidity and negative fair value adjustments with respect to our loans and securitization investments; and
•Decreased consumer loan servicing revenue as a result of the required availability of forbearances, moratoriums on certain debt collection activities, and waivers of late fees.
The COVID-19 pandemic has also had an impact on the behavior of existing and prospective university students seeking higher education. According to the National Student Clearinghouse, there has been a material decline in the number of students entering college in the class of 2024 as compared to the number of students in the class of 2023, which has contributed in part, and may continue to contribute, to a reduction in the volume and amount of the in-school loans we originate and student loans we refinance. Additionally, in response to the impacts of COVID-19, among other factors, the Federal Reserve announced in September 2020 that it plans to continue a policy of maintaining interest rates at historically low levels. While low interests rates often increase immediate demand for our student loan refinancing product, they also lock-in low rates of interest for current students, which decreases demand for a refinanced student loan in the future. Our student loan origination volume declined 26% in the year ended December 31, 2020 as compared to the prior year. This decline was due to both reduced demand resulting from legislative and regulatory actions taken in response to COVID-19 as described in more detail in these risk factors, and a reduced marketing effort on our part in order to ensure that we had sufficient liquidity to accommodate our student loan volume. There have been, and may continue to be, other factors that put downward pressure on demand for our student loan products. See “ — Business, Financial and Operational Risks — Legislative and regulatory policies and related actions in connection with student loans could have a material adverse effect on our student loan portfolios”.
Additionally, the COVID-19 pandemic has had an impact on demand by consumers, which has contributed, and may continue to contribute, to a reduction in the volume and amount of the personal loans we originate, and the corresponding revenue we generate. Our personal loan origination volume declined 31% in the year ended December 31, 2020 as compared to the prior year. There are multiple reasons for this reduction in demand, including a conscious decision on our part to reduce marketing efforts and to tighten our credit standards, but the reduction in consumer demand is also attributable to changing consumer behavior. Specifically, debt consolidation is the primary driver of demand for our personal loan product. However, credit card spend by consumers is down 9% in the year ended December 31, 2020 compared to pre-COVID-19 levels, resulting in reduced overall demand for debt consolidation products.
See “SoFi’s Management’s Discussion and Analysis of our Financial Condition and Results of Operations — Key Business Metrics” and “— Results of Operations” for further discussion of the impact of the COVID-19 pandemic in recent periods on our business and operating results. The COVID-19 pandemic, and its impact, may also have the effect of heightening many of the other risks described herein.
Changes driven by the COVID-19 pandemic in debt collection practices can harm us by leading to higher losses and depress the prices we may obtain if we seek to sell loans.
In response to the COVID-19 pandemic, states and other regulatory authorities across the United States are implementing various debt collection restrictions, including in some cases bans on collections or creditors’ normal legal remedies. To the extent these regimes apply to us, they could limit our ability to service our defaulted loans and pursue collections from members, which in turn could lead to higher losses and associated loss rates. The same restrictions could negatively impact prices available in the secondary debt markets and debt buyers’ ability to operate and finance their businesses. As a result, if we seek to sell our loans, including charged-off loans, to third-party debt buyers, sale prices may be materially lower than prices that would be available absent the current environment.

Legislative and regulatory responses to the COVID-19 pandemic and related economic uncertainty could have a material adverse effect on our loan portfolios.
Legislative and regulatory responses to the COVID-19 pandemic could have a significant impact on our student loan portfolios. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. In compliance with the CARES Act, payments and interest accrual on all loans owned by the Department of Education were suspended through September 30, 2020 and were further extended by executive action through September 30, 2021. Additionally, on March 25, 2020, the Department of Education announced that private collection agencies were required to stop making outbound collection calls and sending letters or billing statements to borrowers in default on such federally held loans. As a result of such forbearance measures and protections, borrowers might lack the incentive to refinance their student loans with us, which could negatively impact our business.
Additionally, while the CARES Act applies only to loans owned by the Department of Education, several states have adopted various initiatives to suspend payment obligations for private student loan borrowers in those states and we have suspended payment obligations by our members and interest accrual on loans in response, where applicable. In addition, in April 2020, various restrictions around the servicing and collection of private education loans were enacted by certain states. We believe we are in compliance with all such restrictions.
We have also established a number of hardship or forbearance plans, including: (i) student loan forbearance of payments for an initial 60 days with an optional 30-day extension available to members demonstrating continued need; (ii) personal loan forbearance of payments for an initial 30 days with an optional 30-day extension available to members demonstrating continued need; and (iii) home loan forbearance of payments consistent with FNMA servicing guidelines for an initial 90 days with possible extensions available to members demonstrating continued need.
The various legislative and regulatory responses to the COVID-19 pandemic, particularly the mandatory suspension of payments and interest accrual on federally held loans, as well as our own forbearance measures to assist our members, are likely to serve as a disincentive for borrowers to refinance their loans through the SoFi platform, thereby reducing our loan origination volume and negatively impacting our revenue. In addition, the COVID-19 pandemic has contributed to increasing pressure on policymakers to reduce or cancel student loans at a significant scale. See “ — Business, Financial and Operational Risks — Legislative and regulatory policies and related actions in connection with student loans could have a material adverse effect on our student loan portfolios”.
Although we are evaluating the ultimate impact of recently adopted local, state and federal legislation and regulation, guidance and actions, future legislative actions, and the on-going impact of our own forbearance measures on our financial results, business operations and strategies, there is no guarantee that our estimates will be accurate or that any actions we take based on such estimates will be successful. Furthermore, we believe that the cost of responding to, and complying with, evolving laws and regulations, as well as any guidance from enforcement actions, will continue to increase, as will the risk of penalties and fines from any enforcement actions that may be imposed on our businesses. Our profitability, results of operations, financial condition, cash flows or future business prospects could be materially and adversely affected as a result.
Strategic and New Product Risks
We have in the past consummated and, from time to time we may evaluate and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.
Our success will depend, in part, on our ability to expand our business. In some circumstances, we may determine to do so through the acquisition of complementary assets, businesses and technologies rather than through internal development. For example, in December 2018, we acquired a minority stake in Apex, a provider of investment custody and clearing services. In April 2020, we acquired 8 Limited, an investment business in Hong Kong, and in May 2020, we acquired Galileo, a company that provides technology platform services to financial and non-financial institutions. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:
•diversion of management time and focus from operating our business to addressing acquisition integration challenges;
•coordination of technology, product development, risk management and sales and marketing functions;

•retention of employees from the acquired company, and retention of our employees who were attracted to us because of our smaller size or for other reasons;
•cultural challenges associated with integrating employees from the acquired company into our organization;
•integration of the acquired company’s accounting, management information, human resources and other administrative systems;
•the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, information security safeguards, procedures and policies;
•potential write-offs or impairments of intangible assets or other assets acquired in the acquisition;
•liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;
•litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties; and
•geographic expansion exposes our business to known and unknown regulatory compliance risks including elevated risk factors for tax compliance, money laundering controls, and supervisory controls oversight.
Our failure to address these risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business, generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, regulatory obligations to further capitalize our business, and goodwill and intangible asset impairments, any of which could harm our financial condition and negatively impact our stockholders. To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes.
Galileo depends on a small number of customers, the loss or disruptions in operations of any of which could have a material adverse effect on its business and financial results, and negatively impact our financial results and results of operations.
In May 2020, we completed our acquisition of Galileo for a purchase price of $1.2 billion. During the year ended December 31, 2020, Galileo accounted for $91.2 million, or 95%, of the total net revenue of our Technology Platform segment, and 16% of our consolidated total net revenue. Galileo’s customers are highly concentrated, with its five largest customers contributing 69% of the total net revenue within the Technology Platform segment during the year ended December 31, 2020, which represented 12% of our consolidated total net revenue for the period then ended. There are inherent risks whenever a large percentage of net revenue is concentrated with a limited number of customers, including the loss of any one or more of those customers as a result of bankruptcy or insolvency proceedings involving the customer, the loss of the customer to a competitor, harm to that customer’s reputation or financial prospects or other reasons. In addition, disruptions in the operations of any of Galileo’s key customers have in the past disrupted and may in the future disrupt Galileo’s operations, and these disruptions could be material and have an adverse impact on our results of operations.
Demand for our products may decline if we do not continue to innovate or respond to evolving technological or other changes.
We operate in a dynamic industry characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. We rely on our proprietary technology to make the SoFi platform available to members, to service members and to introduce new products. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline the SoFi platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior member experience, members’ demand for our products may decrease and our growth and operations may be harmed. The brokerage industry also competes on price, and our ability to meet the demand of our customers in this respect could affect our ability to maintain demand for our products and services.
SoFi Securities is a participant in the Depository Trust Company’s settlement services. Broker-dealers that settle their own trades are subject to substantially more regulatory requirements than brokers that outsource these functions to third-party providers. Errors in performing settlement functions, including clerical, technological and other errors related to the handling of funds and securities could lead to censures, fines or other sanctions imposed by applicable regulatory authorities as well as losses and liability in related lawsuits and proceedings brought by transaction counterparties and others. Any unsettled securities transactions or wrongly executed transactions may expose the broker dealer to adverse movements in the prices of such securities.
An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including fines and other penalties), and could reduce the use and acceptance of SoFi Money and SoFi Credit Card.
Financial institutions like us, as well as our members, colleagues, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated fraudsters and fraud rings in the future. This is particularly true for our newer products where we have limited experience evaluating customer behavior and performing tailored risk assessments, such as SoFi Money and SoFi Credit Card.
We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered.
Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and may lead to regulatory investigations and intervention (such as mandatory card reissuance), increased litigation (including class action litigation), remediation, fines and response costs, negative assessments of us and our subsidiaries by regulators and rating agencies, reputational and financial damage to our brand, and reduced usage of our products and services, all of which could have a material adverse impact on our business.
Successful fraudulent activity and other related incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate.
We rely on third parties and their systems to process transaction data and for settlement of funds on SoFi Money, and these third parties’ failure to perform these services adequately could materially and adversely affect our business.
To provide our cash management account and credit card and other products and services, we rely on third parties that we do not control, such as the payment card networks, our acquiring and issuing processors, the payment card issuers, various financial institution partners, systems like the Automated Clearing House (“ACH”), and other partners. We rely on these third parties for a variety of services, including the transmission of transaction data, processing of chargebacks and refunds, settlement of funds, and the provision of information and other elements of our services. In the event these third parties fail to provide these services adequately, including as a result of financial difficulty or insolvency, errors in their systems, outages or events beyond their control, or refuse to provide these services on terms acceptable to us or at all, and we are not able to find suitable alternatives, our business may be materially and adversely affected.
SoFi Credit Card is a new product and we may not be successful in our efforts to promote its usage through marketing and promotion, or to effectively control the costs of such investments, both of which may materially impact our profitability.
Revenue growth for SoFi Credit Card is dependent on increasing the volume of members who open an account and on growing loan balances on those accounts. We have been investing in a number of new product initiatives to attract new SoFi Credit Card members and capture a greater share of our members’ total spending and borrowings. There can be no assurance that our investments in SoFi Credit Card to acquire members, provide differentiated features and services and spur usage of our card will be effective. Further, developing our service offerings, marketing SoFi Credit Card in additional customer acquisition channels and forming new partnerships could have higher costs than anticipated, and could adversely impact our results or dilute our brand. See — “SoFi Credit Card is a new product and any failure to execute our funding strategy for it could have a negative impact on our business, operating results and financial condition.”
We may continue to expand operations abroad where we have limited operating experience and may be subject to increased business, economic and regulatory risks that could adversely impact our financial results.
In April 2020, we undertook our first international expansion by acquiring 8 Limited, an investment business in Hong Kong. We may, in the future, pursue further international expansion of our business operations, either organically or through acquisitions, in new international markets where we have limited or no experience in marketing, selling and deploying our product and services. If we fail to deploy or manage our operations in these countries successfully, our business and operations may suffer. In addition, we are subject to a variety of risks inherent in doing business internationally, including:
•political, social and/or economic instability;
•risks related to governmental regulations in foreign jurisdictions, including regulations relating to privacy, and unexpected changes in regulatory requirements and enforcement;
•fluctuations in currency exchange rates;
•higher levels of credit risk and fraud;
•enhanced difficulties of integrating any foreign acquisitions;
•burdens of complying with a variety of foreign laws;
•reduced protection for intellectual property rights in some countries;
•difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations and subsidiaries;
•different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions;
•compliance with statutory equity requirements; and
•management of tax consequences.
•If we are unable to manage the complexity of global operations successfully, our financial performance and operating results could suffer.
Credit Risks
Worsening economic conditions cause our member default rates to increase and may result in decreased demand from institutional investors for our products, each of which could harm our operational results.
Uncertainty and negative trends in general economic conditions in the United States, including significant tightening of credit markets, historically have created a difficult environment for companies in the financial services industry. Many factors, including factors that are beyond our control, may result in higher default rates by our members and decline in the demand for our products by potential and existing investors, and have a detrimental impact on our operating performance and liquidity. These factors include general economic conditions, disruptions in the credit markets, changes in unemployment rates, the level of consumer and business confidence, changes in consumer spending, as well as events such as natural disasters, public health crises, like the COVID-19 pandemic, acts of war, terrorism and catastrophes.
Our Lending segment may be particularly negatively impacted by worsening economic conditions that place financial stress on our members resulting in loan defaults or charge-offs at a higher-than-expected rate. If a loan charges off while we are still the owner, the loan either enters a collections process or is sold to a third-party collection agency in exchange for a fraction of the remaining amount payable to us. In either case, we will receive less than the full outstanding interest on and principal balance of the loan. Declining economic conditions may also lead to either decreased demand for our loans or demand for a higher yield on our loans, and consequently lower prices, from institutional investors on whom we rely for liquidity.
There can be no assurance that economic conditions will remain favorable for our business or that interest in purchasing our loans by financial institutions, will remain at current levels, or that default rates by our members will not increase. Reduced demand or lower prices for our products from institutional investors and increased default rates by our members may limit our access to capital, including debt warehouse facilities and securitizations, and negatively impact our profitability.
We operate in a cyclical industry. In an economic downturn, we may not be able to grow our lending business or maintain expected levels of liquidity, maintain historic loss rates and revenue growth.
The timing, severity, and duration of an economic downturn can have a significant negative impact on our ability to generate adequate revenue and to absorb expected and unexpected losses. For example, in making a decision whether to extend credit to a new or existing member, or determine appropriate pricing for a loan, our decision strategies rely on robust data collection, including from third-party sources such as credit reporting agencies, proprietary scoring models, and market expertise. An economic downturn could place financial stress on our members, potentially impacting our ability to make accurate credit assessments or lending decisions, as well as our members’ willingness to use our products. Our ability to adapt in a manner that balances future revenue production and loss management will be tested in a downturn. The longevity and severity of a downturn will also place pressure on lenders under our debt warehouses, whole loan purchasers and investors in our securitization trusts. Furthermore, long-term market disruptions could negatively impact the securitizations market. Although certain of our debt warehouses and whole loan sale agreements contain committed terms, there can be no assurance that our financing arrangements will remain available to us through any particular business cycle or be renewed on the same terms. The timing and extent of a downturn may also require us to change, postpone or cancel our strategic initiatives or growth plans to pursue shorter-term sustainability. The longer and more severe an economic downturn, the greater the potential adverse impact on us, which could be material.
If we do not make accurate credit and pricing decisions or effectively forecast our loss rates, our business and financial results will be harmed, and the harm could be material.
In making a decision whether to extend credit to prospective or existing members, we rely upon data to assess our ability to extend credit within our risk appetite, our debt servicing capacity, and overall risk level to determine lending exposure and loan pricing. If the decision components, rapidly deteriorating macro-economic conditions or analytics are either unstable, biased, or missing key pieces of information, the wrong decisions will be made, which will negatively affect our financial results. If our credit decisioning strategy fails to adequately predict the creditworthiness of our members, including a failure to predict a member’s true credit risk profile and ability to repay their loan, higher than expected loss rates will impact the fair value of our loans. Additionally, if any portion of the information pertaining to the prospective member is false, inaccurate or incomplete, and our systems did not detect such falsities, inaccuracies or incompleteness, or any or all of the other components of our credit decision process fails, we may experience higher than forecasted losses — including losses attributed to fraud. Furthermore, we rely on credit reporting agencies to obtain credit reports and other information we rely upon in making underwriting and pricing decisions. If one of these third parties experiences an outage, if we are unable to access the third-party data used in our decision strategy, or our access to such data is limited, our ability to accurately evaluate potential members will be compromised, and we may be unable to effectively predict credit losses inherent in our loan portfolio, which would negatively impact our results of operations, which could be material.
Additionally, if we make errors in the development, validation, or implementation of any of the underwriting models or tools that we use for the loans securing our debt warehouses or included in securitization transactions or whole loan sales, such loans may experience higher delinquencies and losses, which would negatively impact our debt warehouse financing terms and future securitization and whole loan sale transactions.
If the information provided to us by members is incorrect or fraudulent, we may misjudge a member’s qualification to receive a loan and our results of operations may be harmed.
Our lending decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, our credit decisioning process may not accurately reflect the associated risk. In addition, data provided by third-party sources, including credit reporting agencies, is a significant component of our credit decisions and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business and results of operations.

In addition, we use identity and fraud prevention tools to analyze data provided by external databases to authenticate each applicant’s identity. From time to time in the past, these checks have failed and there is a risk that these checks could fail in the future, and fraud, which may be significant, may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, results of operations and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, which could negatively impact our results of operations, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.
Internet-based loan origination processes may give rise to greater risks than paper-based processes.
We use Internet-based loan processes to obtain application information and distribute certain legally required notices to applicants for, and borrowers of, our loans, and to obtain electronically signed loan documents in lieu of paper documents with ink signatures obtained in person. These processes may entail greater risks than would paper-based loan origination processes, including regarding the sufficiency of notice for compliance with consumer protection laws, risks that borrowers may challenge the authenticity of loan documents, or the validity of the borrower’s electronic signature on loan documents, and risks that despite internal controls unauthorized changes are made to the electronic loan documents. If any of those factors were to cause our loans, or any of the terms of our loans, to be unenforceable against the relevant borrowers, or impair our ability as master servicer or servicer to service our loans, the value of our loan assets would decrease significantly to us and to our investors. In addition to increased default rates and losses on our loans, this could lead to the loss of whole loan investors and securitization investors and trigger terminations and amortizations under our debt warehouse facilities, each of which would materially adversely impact our business.
Student loans are subject to discharge in certain circumstances.
Private education loans, including the refinanced student loans and other student loans made by us, are generally not dischargeable by a borrower in bankruptcy. However, a private education loan may be discharged if the bankruptcy court determines that not discharging the debt would impose an undue hardship on the debtor and the debtor’s dependents. Further, bills have been introduced in Congress that would make student loans dischargeable in bankruptcy to the same extent as other forms of unsecured credit without regard to hardship analysis. See “Business, Financial and Operational Risks — Legislative and regulatory policies and related actions in connection with student loans could have a material adverse effect on our student loan portfolios” below. It is possible that a higher percentage of borrowers will obtain relief under bankruptcy or other debtor relief laws as a result of financial and economic disruptions related to the outbreak of COVID-19 than is reflected in our historical experience. A private education loan that is not a refinanced parent-student loan is also generally dischargeable as a result of the death or disability of the borrower. The discharge of a significant amount of our loans could adversely affect our business and results of operations.
We offer personal loans which have a limited performance history and therefore have only limited prepayment, loss and delinquency data on such loans on which to base projections.
The performance of the personal loans is significantly dependent on the ability of the credit decisioning, income validation, and scoring models we use to originate such loans, which include a variety of factors, to effectively evaluate an applicant’s credit profile and likelihood of default. Despite recession readiness planning and stress forecasting, our credit criteria has not been fully tested in a down-cycle or recessionary economic environment, or in periods of disruption such as the current environment caused by the COVID-19 pandemic. There is no assurance that our credit criteria can accurately predict loan performance under such economic conditions or governmental response which may drive unexpected outcomes. If our criteria do not accurately reflect credit risk on the personal loans, greater than expected losses may result on these loans and our business, operating results, financial condition and prospects could be materially and adversely affected.
In addition, personal loans are dischargeable in a bankruptcy proceeding involving a borrower without the need for the borrower to file an adversary claim. The discharge of a significant amount of our personal loans could adversely affect our financial condition. Furthermore, other characteristics of personal loans may increase the risk of default or fraud and there are few restrictions on the uses that may be made of personal loans by borrowers, which may result in increased levels of credit consumption. We also originate personal loans through ACH deposits directly to the borrowers, which may result in a higher risk of fraud. The effect of these factors may be to reduce the amounts collected on our personal loans and adversely affect our operating results and financial condition.

We service all of the personal loans we originate and have limited loan servicing experience, and we rely on third parties to service the student loans, home loans and credit cards that we originate. A failure by us or these third parties to service loans properly could result in lost revenue and impact our liquidity.
We service all of the personal loans we originate, and we have limited experience with such servicing. We may begin servicing the student loans that we originate at some time in the future. We rely on sub-servicers to service all of our student loans, credit cards and all of our FNMA conforming home loans. In the event that a third-party service provider for any reason fails to perform such functions, including through negligence, willful misconduct or fraud, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.
Any failure on our part or on the part of third parties on whom we rely to perform functions related to our servicing activities to properly service our loans could result in us being removed as the servicer on the loans we originate, including loans financed by our warehouse facilities or sold into our whole loan sales channel and securitization transactions. If we fail to monitor our student loan sub-servicer and ensure that such sub-servicer complies with its obligations under state laws that require student loan servicers to be licensed, we may face civil claims for damages under such state laws. Because we receive revenue from such servicing activities, any such removal as the servicer or, with respect to our student loans, master servicer, could adversely affect our business, operating results, financial condition or prospects, as would the cost of onboarding a new servicer. Furthermore, we have agreed in our servicing agreements to service loans in accordance with the standards set forth therein, and may be obligated to repurchase loans if we fail to meet those standards.
We rely on third-party service providers to perform various functions in connection with the origination and servicing of certain of our loans. If a third-party service provider fails to properly perform these functions, our business and our ability to service our loans may be adversely affected.
We rely on third-party service providers to perform various functions relating to our loan origination and servicing business, including underwriting, fraud detection, marketing, operational functions, cloud infrastructure services, information technology, telecommunications and processing remotely created checks, and, because we are not a bank and cannot belong to or directly access the ACH payment network, ACH processing, and debit card and credit issuance or payment processing. We rely on sub-servicers to service all of our student loans, credit cards and all of our FNMA conforming home loans that we do not sell servicing-released, and a sub-servicer to perform certain back-up servicing functions with respect to our personal loans. While we oversee these service providers to ensure they service our loans in accordance with our agreements and regulatory requirements, we do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform such functions, including through negligence, willful misconduct or fraud, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.
Additionally, if one or more key third-party service providers were to cease to exist, to become a debtor in a bankruptcy or an insolvency proceeding or to seek relief under any debtor relief laws or to terminate its relationship with us, there could be delays in our ability to process payments and perform other operational functions for which we are currently relying on such third-party service provider, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms. As a result of any such delay or inability to replace such key third-party service provider, our ability to process payments and perform other business functions could suffer and our business, cash flows and future prospects may be negatively impacted.
We may make non-qualified home loans which may increase the risk of litigation by consumers
We do not currently offer, but may expand product selection to offer non-qualified home loans, which, unlike qualified home loans, do not benefit from a presumption that the borrower has the ability to repay the loan. If we were to make a loan to which we did not satisfy the regulatory standards for ascertaining the borrower’s ability to repay the loan and the borrower were to default, we may be prevented from collecting interest and principal on that loan in court. As such, non-qualified home loans carry increased risk of exposure to litigation and claims of borrowers.

Potential geographic concentration of our members and performance of the loans we originate may increase the risk of loss on such loans and negatively impact our business.
Any concentration of our members in specific geographic areas may increase the risk of loss on our loans. Certain regions of the United States from time to time will experience weaker economic conditions and higher unemployment and, consequently, will experience higher rates of delinquency and loss than on similar loans in other regions of the country. Moreover, a deterioration in economic conditions, outbreaks of disease (such as new or worsening outbreaks of COVID-19), extreme weather conditions and other natural events (such as hurricanes, tornadoes, floods, drought, wildfires, mudslides, earthquakes and other extreme conditions) could adversely affect the ability and willingness of borrowers in affected regions to meet their payment obligations under their loans and may consequently affect the delinquency and loss experience of such loans. In addition, we, as master servicer for all student loans and home loans and as servicer of our personal loans, have offered in the past, are currently offering as a result of the economic impact of the COVID-19 pandemic, and may in the future offer, hardship forbearance or other relief programs in certain circumstances to affected borrowers.
Conversely, an improvement in economic conditions in one or more states could result in higher prepayments of their payment obligations under their loans by borrowers in such states. As a result, we and the investors who hold our loans or securities backed by our loans may receive principal payments earlier than anticipated, and fewer interest payments than anticipated, and face certain reinvestment risks, such as the inability to acquire loans on equally attractive terms as the prepaid loans.
Further, the concentration of our loans in one or more states may have a disproportionate effect on us or investors in our loans or securities backed by our loans if governmental authorities in any of those states take action against us as originator, master servicer or servicer of those loans or take action affecting our ability as master servicer or servicer to service those loans in such states.
Market and Interest Rate Risks
We utilize a gain on sale origination model and, consequently, our business is affected by the cost and availability of funding in the capital markets.
In addition to the issuance of equity, historically, we have funded our operations and capital expenditures through sales of our loans, secured and unsecured borrowing facilities, and securitizations. We utilize a gain on sale origination model and, consequently, our earnings and financial condition are largely dependent on the price we can obtain for our products in the capital markets. Our ability to obtain these types of financing depends, among other things, on our development efforts, business plans, operating performance, lending activities, and condition of, and our access to, the capital markets at the time we seek financing. The capital markets have from time to time experienced periods of significant volatility, including recent volatility driven by the COVID-19 pandemic. This volatility can dramatically and adversely affect financing costs when compared to historical norms or make funding unavailable at any cost. Additional factors that could make financing more expensive or unavailable to us include, but are not limited to, financial losses, events that have an adverse impact on our reputation, lawsuits challenging our business practices, adverse regulatory changes, changes in the activities of our business partners, events that have an adverse impact on the financial services industry generally, counterparty availability, negative credit rating actions with respect to our rated securities, corporate and regulatory actions, interest rate changes, general economic conditions and the legal, regulatory and tax environments governing funding transactions, including existing or future securitization transactions. If financing is difficult, expensive or unavailable, our business, financial condition, results of operations, cash flows and future prospects could be materially and adversely affected.
Fluctuations in interest rates could negatively affect SoFi Money.
Falling or low interest rates may also have a negative impact on our SoFi Money product. SoFi Money is a cash management account offered through SoFi Securities LLC (“SoFi Securities”), a FINRA-registered broker dealer wholly-owned by SoFi, which offers members the opportunity to earn a variable interest rate on their account balances. Deposits made into a SoFi Money account are swept daily to one or more banks with which we partner, and these deposits earn a variable rate of interest and are eligible for FDIC insurance. Because we are not a bank holding company, however, we are not permitted to offer members an interest rate on their SoFi Money account balance that is higher than the interest rate we receive from our partner banks. Certain of our competitors are not subject to the same restriction and we may lose current SoFi Money account holders to those competitors or fail to sign-up new SoFi Money account holders due to offering a lower interest rate.

Low interest rates may discourage investors and borrowers from using the SoFi Money, which would adversely affect our business, financial condition, results of operations, cash flows and future prospects.
Higher than expected payment speeds of loans could negatively impact our returns as the holder of the residual interests in securitization trusts holding student and personal loans. These factors could materially alter our net revenue or the value of our residual interest holdings.
The rate at which borrowers prepay their loans can have a material impact on our net revenue and the value of our residual interests in securitization trusts. Prepayment rates and levels are subject to a variety of economic, social, competitive and other factors, including fluctuations in interest rates, availability of alternative financings, regulatory changes affecting the student loan market, the home loan market, consumer lending generally, and the general economy.
While we anticipate some variability in prepayment levels, extraordinary or extended increases or decreases in prepayment rates could materially affect our liquidity and net revenue. For example, when as a result of unanticipated prepayment levels, student, and personal loans, as applicable, within a securitization trust amortize faster (due to prepayments) than originally contracted, the trust’s pool balance may decline at a rate faster than the prepayment rate assumed when the trust’s bonds were originally issued. If the trust’s pool balance declines faster than originally anticipated, in most of our securitization structures, the bonds issued by that trust will also be repaid faster than originally anticipated. In such cases, our net revenue may decrease, inclusive of the diminished value of any retained residual interest by us in the trust.
Finally, rating agencies may place bonds on watch or change their ratings on (or their ratings methodology for) the bonds issued by a securitization trust, possibly raising or lowering their ratings, based upon these prepayment rates and their perception of the risk posed by those rates to the timing of the trust cash flows. Placing bonds on watch, changing ratings negatively, proposing or making changes to ratings methodology could: (i) affect our liquidity, (ii) impede our access to the securitization markets, (iii) require changes to our securitization structures, and (iv) raise or lower the value of the residual interests of our future securitization transactions.
The transition away from LIBOR as a benchmark reference for interest rates may affect our cost of capital, our liquidity, or expose us to borrower litigation or damage to the SoFi brand.
LIBOR serves as a global benchmark for determining interest rates on commercial and consumer loans, bonds, derivatives and numerous other financial instruments. LIBOR is the reference rate for the securities issued under certain of our securitizations (such as student loan securitizations), certain secured and unsecured financing facilities (such as the loan warehouse facilities, risk retention facilities and revolving credit facility), certain hedging arrangements, and our Series 1 redeemable preferred stock dividends. LIBOR is set based on interest rate information reported by certain banks, which will stop reporting such information after 2021. In March 2021, the ICE Benchmark Administration Limited, the administrator of LIBOR, affirmed its intention to publish one week and two month USD LIBOR through December 31, 2021, and all remaining USD LIBOR tenors through June 30, 2023. In addition, it is expected that all non-USD LIBOR tenors will cease after December 31, 2021. We are unable to predict whether or when an alternative reference rate will become a standard global benchmark and suitable replacement for LIBOR. We are therefore unable to predict what the replacement reference rate or rates will be for our existing financial instruments that are currently indexed to LIBOR, the extent to which our financial instruments will transition to the same replacement reference rate, or the timing of a transition. As of December 31, 2020 and 2019, we had approximately $312 million and $487 million, respectively, of financial instruments indexed to LIBOR, consisting of loans, bonds and hedge positions. Our derivative agreements are governed by the International Swap Dealers Association, which established a 2020 IBOR Fallbacks Protocol and supplement effective in January 2021 to allow counterparties to modify legacy trades to reference amended standard definitions inclusive of the new fallback language. However, most of these legacy financial instruments do not include provisions clearly specifying a method for transitioning from LIBOR to an alternative benchmark rate, and it is not yet known how courts or regulators will view the transition away from LIBOR to an alternative benchmark rate. As a result, it is difficult to predict the impact that a cessation of LIBOR would have on the value and performance of our existing financial instruments.
As of December 31, 2020, we have identified approximately $310 million of variable-rate loans for which the repricing index was tied to LIBOR and the loan maturity date is after December 31, 2021. Our loan agreements generally allow us to choose a new alternative reference rate based upon comparable information if the current index is no longer available. We continue to originate variable-rate loans that adjust based on LIBOR.
The market transition away from LIBOR to an alternative reference rate is complex. If LIBOR rates are no longer available, and we are required to implement replacement reference rates for the calculation of interest rates under our loan agreements with borrowers, we may incur significant expense in effecting the transition and we may be subject to disputes or litigation with our borrowers over the appropriateness or comparability to LIBOR of the replacement reference rates. The replacement reference rates could also result in a reduction in our interest income. We may also receive inquiries and other actions from regulators in respect to our preparation and readiness for the replacement of LIBOR with alternative reference rates.
These uncertainties regarding the possible cessation of LIBOR or their resolution could have a material adverse impact on our funding costs, net interest margin, loan and other asset values, asset-liability management strategies, and other aspects of our business and financial results.
We are exposed to financial risks that may be partially mitigated but cannot be eliminated by our hedging activities, which carry their own risks.
We have used, and may in the future use, financial instruments for hedging and risk management purposes in order to protect against possible fluctuations in interest rates, or for other reasons that we deem appropriate. In particular, we expect our interest rate risk to increase as our home loans business grows. However, any current and future hedges we enter into will not completely eliminate the risk associated with rising interest rates and our hedging activities may prove to be ineffective.
The success of our hedging strategy will be subject to our ability to correctly assess counterparty risk and the degree of correlation between the performance of the instruments used in the hedging strategy and any changes in interest rates, along with our ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. Therefore, though we may enter into transactions to seek to reduce risks, unanticipated changes may create a more negative consequence than if we had not engaged in any such hedging transactions. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the instruments being hedged. Any such imperfect correlation may prevent us from achieving the effect of the intended hedge and expose us to risk of loss. Any failure to manage our hedging positions properly or inability to enter into hedging instruments upon acceptable terms could affect our financial condition and results of operations.
Funding and Liquidity Risks
If we are unable to retain and/or increase our current sources of funding and secure new or alternative methods of financing, our ability to finance additional loans and introduce new products will be negatively impacted.
Historically, in addition to the issuance of equity, we have funded our operations and capital expenditures primarily through access to the capital markets through sales of our loans, access to secured and unsecured borrowing facilities and utilization of securitization financing from consolidated and nonconsolidated VIEs. In each of these instances (other than for certain whole loan sales of home loans), we retain the servicing rights to our loans from which we earn a servicing fee. In securitization financing transactions, we transfer a pool of loans originated by SoFi Lending Corp. to a VIE which is sponsored by SoFi Lending Corp. and we retain risk in the VIE, typically in the form of asset-backed bonds and residual interest investments. As of December 31, 2020, we had 15 VIEs consolidated on our balance sheet. We rely on each of these outlets for liquidity and the loss or reduction of any one of these outlets could materially adversely impact our business. There can be no assurance that we will be able to successfully access the securitization markets at any given time, and in the event of a sudden or unexpected shortage of funds in the banking and financial system, we cannot be sure that we will be able to maintain necessary levels of funding without incurring high funding costs, a reduction in the term of funding instruments, an increase in the amount of equity we are required to hold or the liquidation of certain assets. Furthermore, there is risk that there will be no market at all for our loans either from whole loan buyers or through investments in securities backed by our loans.
We may require capital in excess of amounts we currently anticipate, and depending on market conditions and other factors, we may not be able to obtain additional capital for our current operations or anticipated future growth on reasonable terms or at all. As the volume of loans that we originate, and the increased suite of products that we make available to members, increases, we may be required to expand the size of our debt warehousing facilities or seek additional sources of capital. The availability of these financing sources depends on many factors, some of which are outside of our control. We may also experience the occurrence of events of default or breaches of financial performance or other covenants under our debt agreements, which could reduce or terminate our access to institutional funding.
If we are unable to increase our current sources of funding and secure new or alternative methods of financing, our ability to finance additional loans and to develop and offer new products, such as SoFi Credit Card, will be negatively impacted. The interest rates, advance rates and other costs of new, renewed or amended facilities may also be higher than those currently in effect. If we are unable to renew or otherwise replace these facilities or generally arrange new or alternative methods of financing on favorable terms, we may be forced to curtail our origination of loans or reduce lending or other operations, which would have a material adverse effect on our business, financial condition, operating results and cash flows.
If one or more of our warehouse facilities, on which we are highly dependent, is terminated, we may be unable to find replacement financing on favorable terms, or at all, which would have a material adverse effect on our business and financial condition.
We require a significant amount of short-term funding capacity for loans we originate. As of December 31, 2020, we had $6.4 billion of warehouse loan funding capacity through 20 financing partners under our warehouse facilities. Additionally, consistent with industry practice, all of our existing warehouse facilities require periodic renewal. If any of our committed warehouse facilities are terminated or are not renewed or our uncommitted facilities are not honored, we may be unable to find replacement financing on favorable terms, or at all, and we might not be able to originate an acceptable or sustainable volume of loans, which would have a material adverse effect on our business. Additionally, as our business continues to expand, we may need additional warehouse funding capacity for the loans we originate. There can be no assurance that, in the future, we will be able to obtain additional warehouse funding capacity on favorable terms, on a timely basis, or at all.
If we fail to meet or satisfy any of the financial or other covenants included in our warehouse facilities, we would be in default under one or more of these facilities and our lenders could elect to declare all amounts outstanding under the facilities to be immediately due and payable, enforce their interests against loans pledged under such facilities and restrict our ability to make additional borrowings. Certain of these facilities also contain cross-default provisions. These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which could materially and adversely affect us. There can be no assurance that we will maintain compliance with all financial and other covenants included in our warehouse facilities in the future.
Increases in member default rates on loans could make us and our loans less attractive to whole loan buyers, lenders under debt warehouse facilities and investors in securitizations which may adversely affect our access to financing and our business.
Increases in member default rates could make us and our loans less attractive to our existing or prospective funding sources, including whole loan buyers, securitizations and debt warehousing facilities. If our existing funding sources do not achieve their desired financial returns or if they suffer losses, they or prospective funding sources may increase the cost of providing future financing or refuse to provide future financing or purchase loans on terms acceptable to us or at all.
Our securitizations are non-recourse to SoFi and are collateralized by the pool of our loans pledged to the relevant securitization issuer. If the loans securing our securitizations fail to perform as expected, the lenders under our warehouse facilities and investors in our securitizations who purchase our loans, or future lenders or investors in similar arrangements, may increase the cost of providing future financing or refuse to provide future financing or purchase loans on terms acceptable to us or at all.
If we were to be unable to arrange new or alternative methods of financing on favorable terms, we may have to curtail or cease our origination of loans, which could have a material adverse effect on our business, financial condition, operating results and cash flows.
We make representations and warranties in connection with the transfer of loans to whole loan purchasers, government-sponsored enterprises, such as the FNMA, and our debt warehouse lenders and securitization trusts. If such representations and warranties are not correct, we could be required to repurchase loans or indemnify the purchaser, which could have an adverse effect on our ability to operate and fund our business.
We sell the home loans we originate to third parties, including counterparties like the FNMA. In the ordinary course of business, we are exposed to liability under representations and warranties made to purchasers of home loans. We make representations and warranties when we sell loans to third parties and in our financing transactions. Such representations and warranties typically include, among other things, that the loans were originated and serviced in compliance with law and with SoFi’s credit risk origination policy and servicing guidelines and that, to the best of our knowledge, each loan was originated by us without any fraud or misrepresentation on our part or on the part of the borrower or any other person. In addition, purchasers require loans to meet strict underwriting and loan term criteria in order to be eligible for purchase. If those representations and warranties are breached as to a given loan, or if a certain loan we sell does not meet the relevant eligibility criteria, we will be obligated to repurchase the loan, typically at a purchase price equal to the then-outstanding principal balance of such loan, plus accrued interest and any premium. We may also be required to indemnify the purchaser for losses resulting from the breach of representations and warranties. In connection with our whole loan sales, we also typically covenant to repurchase any loan that enters delinquent status within the first thirty to sixty days following origination of the loan. Any significant increase in our obligation to repurchase home loans or indemnify purchasers of home loans, could have a significant adverse impact on our cash flows, even if they are reimbursable, and could also have a detrimental effect on our business and financial condition. If any such repurchase event occurs on a large scale, we may not have sufficient funds to meet our repurchase obligations, which would result in a default under the underlying agreements. Moreover, we may not be able to resell or refinance loans repurchased due to a breach of a representation or warranty or we may sell such loans below par. Any such event could have an adverse impact on our business, operating results, financial condition and prospects.
Our agreements with our lenders contain a number of early payment triggers and covenants. A breach of such triggers or covenants or other terms of such agreements could result in an early amortization, default, and/or acceleration of the related funding facilities which could materially impact our operations.
Primary funding sources available to support the maintenance and growth of our business include, among others, securitizations, debt warehouse facilities and corporate revolving debt. Our liquidity would be materially adversely affected by our inability to comply with various covenants and other specified requirements set forth in our agreements with our lenders which could result in the early amortization, default and/or acceleration of our existing facilities. Such covenants and requirements include financial covenants, portfolio performance covenants and other events. For a description of these covenants, requirements and events, see “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.
During an early amortization period or occurrence of an event of default, principal collections from the loans in our asset-based facilities would be applied to repay principal under such facilities rather than being available to fund newly originated loans. During the occurrence of an event of default under any of our facilities, the applicable lenders could accelerate the related debt and such lenders’ commitments to extend further credit under the related facility, if any, would terminate. If we were unable to repay the amounts due and payable under such facilities and securitizations, the applicable lenders and noteholders could seek remedies, including against the collateral pledged under such facilities and by the securitization trust. An acceleration of the debt under certain facilities could also lead to a default under other facilities and, in certain instances, our hedging arrangements, due to cross-acceleration provisions.
An early amortization event or event of default would negatively impact our liquidity, including our ability to originate new loans, and require us to rely on alternative funding sources, which might increase our funding costs or which might not be available when needed. If we were unable to arrange new or alternative methods of financing on favorable terms, we might have to curtail the origination of loans, which could have a material adverse effect on our business, financial condition, operating results and cash flows, which in turn could have a material adverse effect on our ability to meet our obligations under our facilities.
We require substantial capital and, in the future, may require additional capital to pursue our business objectives and achieve recurring profitability. If adequate capital is not available to us, including due to the cost and availability of funding in the capital markets, our business, operating results and financial condition may be harmed.
Since our founding, we have raised substantial equity financing to support the growth of our business. Because we intend to continue to make investments to support the growth of our business, we may require additional capital to pursue our business objectives and growth strategy and respond to business opportunities, challenges or unforeseen circumstances, including lending to our members, increasing our marketing expenditures to attract new members and improve our brand awareness, developing our other products, introducing new services, further expanding internationally in existing or new countries or further improving existing offerings and services, enhancing our operating infrastructure and potentially acquiring complementary businesses and technologies. Accordingly, on a regular basis we need, or we may need, to engage in debt or equity financings to secure additional funds. However, additional funds may not be available when we need them, in amounts we need, or permitted to be applied to specific use cases, on terms that are acceptable to us or at all. In particular, we may require additional access to capital to support our lending operations. Volatility in the credit markets in general or in the market for student, personal and home loans and credit cards in particular may also have an adverse effect on our ability to obtain debt financing. Furthermore, the cost of our borrowing may increase due to market volatility, changes in the risk premiums required by lenders or if traditional sources of debt capital are unavailable. Volatility or depressed valuations or trading prices in the equity markets may similarly adversely affect our ability to obtain equity financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

We expect that we will continue to use our available cash to fund our lending activities and help scale our Financial Services segment. To supplement our cash resources, we may seek to enter into additional securitizations and whole loan sale agreements or increase the size of existing debt warehousing facilities, increase the size of, or replace, our revolving credit facility, and pursue other potential options. If we are unable to adequately maintain our cash resources, we may delay non-essential capital expenditures, implement cost cutting procedures, delay or reduce future hiring, discontinue the pursuit of our strategic objectives and growth strategies, or reduce our rate of future originations compared to current level. There can be no assurance that we can obtain sufficient sources of external capital to support the growth of our business. Delays in doing so or failure to do so may require us to reduce loan originations or reduce our operations, which would harm our ability to pursue our business objectives as well as harm our business, operating results and financial condition.
We are unable to finance all of the receivables that we originate or other assets that we hold, and that illiquidity could result in a negative impact on our financial condition.
We operate a gain on sale origination model, the success of which is tied to our ability to finance the assets that we originate. Certain of our assets, however, are ineligible for sale to a whole loan buyer or securitization trust, or are ineligible for, or are subject to a higher advance rate under, warehouse funding, each of which has specific eligibility criteria for receivables it purchases or holds as collateral. Ineligible receivables include, among others, those in default or that are delinquent, receivables with defects in their origination or servicing, including fraud, or receivables generated under origination guidelines and credit policies that are no longer in effect. In addition, many of our warehouse funding sources contain excess concentration limits for loans in forbearance or with specific loan level characteristics such as time-to-maturity or loan type. Once these limits have been exceeded the advance rate applied to those receivables becomes less advantageous to us. If we are unable to sell or reasonably fund these receivables, we are required to hold them on our balance sheet which, in sufficient volume, negatively impact our financial condition.
In addition to the receivables described above, we also hold on balance sheet certain risk retention assets that we are not able to pledge to our risk retention repurchase facilities. These risk retention assets include residuals from our securitization trusts that are either ineligible for transfer or are subject to European Union regulations that prohibit transfer. The illiquidity of these positions may negatively impact our financial condition.
SoFi Credit Card is a new product and any failure to execute our funding strategy for it could have a negative impact on our business, operating results and financial condition.
SoFi Credit Card is a new product and we have limited experience originating and administering it. We began originating credit card receivables in the third quarter of 2020 (and launched it to a broader market in the fourth quarter of 2020), and are in the process of finalizing a warehouse facility to fund the credit card collateral. Additionally, we anticipate establishing a credit card receivable securitization program in the future. There is no guarantee, however, that we will be successful in setting up warehouse funding or in establishing a securitization program in connection for these assets. In the event we are unable to finance our credit card receivables, we may be required to hold those assets on balance sheet, sell them for a loss, any of which could have a negative impact on our business, operating results and financial condition.
Regulatory, Tax and Other Legal Risks
We are subject to extensive, complex and evolving laws, rules and regulations, which are interpreted and enforced by various federal, state and local government authorities.
We are subject to various federal, state and local regulatory regimes. The principal policy objectives of these regulatory regimes are to protect borrowers, investors, and other financial services customers and to prevent fraud, money laundering, and terrorist financing. Laws and regulations, among other things, impose licensing and qualifications requirements; require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit discrimination based on certain prohibited bases; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls. Monitoring and complying with all applicable laws and regulations can be difficult and costly. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to borrowers or investors, modifications to business practices, revocation of required licenses or registrations, voiding of loan contracts and reputational harm. See “Information About SoFi—Legal Proceedings”.

Our Lending segment is highly regulated, and if we fail to comply with federal and state consumer protection laws, rules, regulations and guidance, our business could be adversely affected.
We are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities designed to protect borrowers and customers of other financial services. See “Information About SoFi — Government Regulation”. The Consumer Financial Protection Bureau (the “CFPB”), an agency which oversees compliance with and enforces federal consumer financial protection laws, has supervisory authority over the student and mortgage lending activity in which we engage. In addition, the CFPB has substantial power to regulate financial products and services received by consumers from both bank and non-bank lenders, including rulemaking authority in enumerated areas of federal law traditionally applicable to consumer lending such as truth in lending, fair credit reporting and fair debt collection. The CFPB has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services, including lenders and loan servicers that engage in unfair, deceptive or abusive acts or practices (“UDAAP”). The CFPB may also seek a range of other remedies, including rescission of contracts, refund of money, return of real property, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on the target’s activities or functions). In addition, where a company has violated Title X of the Dodd Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring certain civil actions.
We hold lending licenses or similar authorizations in multiple states, each of which has the authority to supervise and examine our activities. As a licensed consumer lender, mortgage lender, loan broker, collection agency and loan servicer in certain states, we are subject to examinations by state agencies in those states. Similarly, we are subject to licensure requirements and regulation as an education loan servicer in multiple states. An administrative proceeding, litigation, investigation or regulatory proceeding relating to allegations or findings of the violation of such laws by us, any subservicer we engage, or our collection agents, could impair our ability to service and collect on our loans or could result in requirements that we pay damages, fines or penalties and/or cancel the balance or other amounts owing under one or more of our loans. There is no assurance that allegations of violations of the provisions of applicable federal or state consumer protection laws will not be asserted against us, any subservicer we engage or our collection agents or other prior owners of our loans in the future. To the extent it is determined that any of our loans were not originated in accordance with all applicable laws, we may be obligated to repurchase such loan from a whole loan buyer, securitization trust or warehouse facility.
We must comply with federal, state and local consumer protection laws including, among others, the federal and state UDAAP laws, the Federal Trade Commission Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act, the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Electronic Fund Transfer Act, the Gramm-Leach-Bliley Act, the CARES Act, and the Dodd-Frank Act. We must also comply with laws on advertising, as well as privacy laws, including the Telephone Consumer Protection Act (the “TCPA”), the Telemarketing Sales Rule, the CAN-SPAM Act, the Personal Information Protection and Electronic Documents Act, and the newly enacted California Consumer Privacy Act (the “CCPA”). Privacy and data security concerns, data collection and transfer restrictions, contractual obligations and U.S. laws and regulations related to data privacy, security and protection could materially and adversely affect our business, financial condition and results of operations.
Compliance with applicable law is costly, and our failure to comply with applicable federal, state and local law could lead to:
•loss of our licenses and approvals to engage in our lending and servicing businesses;
•damage to our reputation in the industry;
•governmental investigations and enforcement actions;
•administrative fines and penalties and litigation;
•civil and criminal liability, including class action lawsuits;
•inability to enforce loan agreements;

•diminished ability to sell loans that we originate or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans;
•loss or restriction of warehouse facilities to fund loans;
•inability to raise capital; and
•inability to execute on our business strategy, including our growth plans.
For example, in the first quarter of 2019, we were subject to a consent order from the Federal Trade Commission (the “FTC Consent Order”), which resolved allegations that we misrepresented how much money student loan borrowers have saved or would save from financing their loans with us, in violation of the Federal Trade Commission Act. Under the consent order, we are prohibited from misrepresenting to consumers how much money they would save by using our products, unless the claims are backed up by reliable evidence.
While we have developed and monitor policies and procedures designed to assist in compliance with laws and regulations and the FTC Consent Order, no assurance can be given that our compliance policies and procedures will be effective and that we will not be subject to fines and penalties, including with respect to any alleged noncompliance with the FTC Consent Order. Ambiguities in applicable statutes and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. We may fail to comply with applicable statutes and regulations even if acting in good faith, or because governmental bodies or courts interpret existing laws or regulations in a more restrictive manner, which may lead to regulatory investigations, governmental enforcement actions or private causes of action with respect to our compliance. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. In some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body. There is no assurance that any future settlements will not have a material adverse effect on our business.
We are subject to federal and state regulatory requirements that result in substantial compliance costs, and our business would be adversely affected if our licenses are impaired as a result of non-compliance with those requirements.
We hold state licenses in connection with our lending activities, our student loan servicing activities as well as our money services business activities. We must comply with state licensing requirements and varying compliance requirements in all the states in which we operate and the District of Columbia. Changes in licensing laws may result in increased disclosure requirements, increased fees, or may impose other conditions to licensing that we or our personnel are unable to meet. In most states in which we operate, a regulatory agency or agencies regulate and enforce laws relating to loan servicers, brokers, and originators, collection agencies, and money services businesses. We are subject to periodic examinations by state and other regulators in the jurisdictions in which we conduct business, which can result in increases in our administrative costs and refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by those regulators due to compliance errors, or we may lose our license or our ability to do business in the jurisdiction otherwise may be impaired. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions.
We may not be able to maintain all currently requisite licenses and permits. If we change or expand our business activities, we may be required to obtain additional licenses before we can engage in those activities. If we apply for a new license, a regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose penalties or refuse to issue the license, which could require us to modify or limit our activities in the relevant state. For example, in 2019, we applied, through a subsidiary, for a Pennsylvania Mortgage Servicer license. The Commonwealth of Pennsylvania, acting through the Department of Banking and Securities, issued a consent agreement and order ordering us to pay a $110,000 fine for engaging in the home loan servicing activity prior to obtaining the license.
In addition, the states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits, which could require us to modify or limit our activities in the relevant state or states. The failure to satisfy those and other regulatory requirements could result in a default under our warehouse facilities, other financial arrangements and/or servicing agreements and thereby have a material adverse effect on our business, financial condition and results of operations.
We may become subject to enforcement actions or litigation as a result of our failure to comply with laws and regulations, even though noncompliance was inadvertent or unintentional.
We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations; however, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time.
For example, we engage in outbound telephone and text communications with consumers, and accordingly must comply with a number of statutes and regulations that govern said communications and the use of automatic telephone dialing systems (“ATDS”), and artificial or pre-recorded voice, including the TCPA and Telemarketing Sales Rules. The U.S. Federal Communications Commission (the “FCC”), and the FTC have responsibility for regulating various aspects of these laws. Among other requirements, the TCPA requires us to obtain prior express written consent for certain telemarketing calls and to adhere to “do-not-call” registry requirements which, in part, mandate we maintain and regularly update lists of consumers who have chosen not to be called and restrict calls to consumers who are on the national do-not-call list. Many states have similar consumer protection laws regulating telemarketing. These laws limit our ability to communicate with consumers and reduce the effectiveness of our marketing programs. The TCPA does not distinguish between voice and data, and, as such, SMS/MMS messages are also “calls” for the purpose of TCPA obligations and restrictions.
For violations of the TCPA, the law provides for a private right of action under which a plaintiff may recover monetary damages of $500 for each call or text made in violation of the prohibitions on calls made using an “artificial or pre-recorded voice” or an ATDS. A court may treble the amount of damages upon a finding of a “willful or knowing” violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual, or a class of individuals. Like other companies that rely on telephone and text communications, we may be subject to putative class action suits alleging violations of the TCPA. If in the future we are found to have violated the TCPA, the amount of damages and potential liability could be extensive and adversely impact our business. Accordingly, were such a class certified or if we are unable to successfully defend such a suit, then TCPA damages could have a material adverse effect on our results of operations and financial condition.
Changes in consumer finance and other applicable laws and regulations, as well as changes in government enforcement policies and priorities, may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.
Consumer finance regulation is constantly changing, and new laws or regulations, or new interpretations of existing laws or regulations, could have a materially adverse impact on our ability to operate as currently intended, and cause us to incur significant expense in order to ensure compliance. Federal and state financial services regulators are also enforcing existing laws, regulations, and rules aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. These regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact our results of operations. As a non-bank lender, we are subject to state licensing and usury laws. Furthermore, to the extent applicable, these laws can impose specific statutory liabilities upon creditors who fail to comply with their provisions and may affect the enforceability of a loan. If the application of consumer protection laws were to cause our loans, or any of the terms of our loans, to be unenforceable against the relevant borrowers, our business will be materially adversely affected. Even if we seek to comply with licensing and other requirements that we believe may be applicable to us, if we are found to not have complied with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or penalties or be required to obtain a license in one or more such jurisdictions, which may have an adverse effect on our business.
Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect their operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on our operating environment. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.
We are subject to the risk that regulatory or enforcement agencies and/or consumer advocacy groups may assert that our business practices may violate certain rules, laws and regulations, including anti-discrimination statutes.
Antidiscrimination statutes, such as the Fair Housing Act and the Equal Credit Opportunity Act and state law equivalents, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various federal regulatory and enforcement departments and agencies, including the Department of Justice and CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions. State and federal regulators, as well as consumer advocacy groups and plaintiffs’ attorneys, are focusing greater attention on “disparate impact” claims. Similarly, these regulatory agencies and litigants could take the position that the geographical footprint within which we conduct lending activity or the manner in which we advertise loans, disproportionately excludes potential borrowers belonging to a protected class, and constitutes unlawful “redlining”. In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties.
Our relationships with third-party financial institutions may subject us to regulation as a service provider.
We have relationships with third parties that are subject to various federal, state, local and foreign laws and regulations. Our contracts with such parties may require us to comply with the laws to which such third parties are subject. As a service provider or partner to financial institutions, such as banks, we are or may become subject to regulatory oversight and examination by the Federal Financial Institutions Examination Council, an interagency body of the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation (the “FDIC”), and various other federal and state regulatory authorities. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our partners’ auditors and regulators. We also may be subject to possible review by state agencies that regulate our partners.
Changes to laws and regulations and enhanced regulatory oversight of our partners and us may compel us to divert more resources to compliance, terminate or modify our relationships with our partners, or otherwise limit the manner in which we conduct our business. If we are unable to adapt our products and services to conform to applicable laws and regulations, or if these laws and regulations have a negative impact on our partners, we may experience losses or increased operating costs, which could have a material adverse effect on our business, financial condition and results of operations.
Our Financial Services segment is subject to the regulatory framework applicable to investment managers and broker-dealers, including regulation by the SEC and FINRA.
We offer investment management services through SoFi Wealth LLC, an internet based investment adviser and SoFi Capital Advisors, LLC, which sponsors private investment funds that invest in asset-backed securitizations. Both SoFi Wealth LLC and SoFi Capital Advisors LLC are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are subject to regulation by the SEC. SoFi Securities is an affiliated registered broker-dealer and FINRA member. We offer cash management accounts, which are brokerage products, through SoFi Securities.
The investment advisers are subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with our members who are advisory clients, as well as the funds we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our members, fund investors and our investments, including for example restrictions on transactions with our affiliates. Our investment advisers have in the past and will in the future be subject to periodic SEC examinations. Our investment advisers are also subject to other requirements under the Advisers Act and related regulations primarily intended to benefit advisory members. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing members or fail to gain new members. See “Information About SoFi—Legal Proceedings”.
Our subsidiary, SoFi Securities, is an affiliated registered broker-dealer and FINRA member. The securities industry is highly regulated, including under federal, state and other applicable laws, rules, and regulations, and we may be adversely affected by regulatory changes related to suitability of financial products, supervision, sales practices, advertising, application of fiduciary standards, best execution, and market structure, any of which could limit our business and damage our reputation. FINRA has adopted extensive regulatory requirements relating to sales practices, advertising, registration of personnel, compliance and supervision, and compensation and disclosure, to which SoFi Securities and its personnel are subject. FINRA and the SEC also have the authority to conduct periodic examinations of SoFi Securities, and may also conduct administrative proceedings. See “Information About SoFi — Government Regulation — SoFi Invest and SoFi Money”. Additionally, material expansions of the business in which SoFi Securities engages are subject to approval by FINRA. This could delay, or even prevent, the firm’s ability to expand its securities and brokerage offerings in the future.
From time to time, SoFi Securities and SoFi Wealth may be threatened with or named as a defendant in lawsuits, arbitrations and administrative claims. The firm is also subject to periodic regulatory examinations and inspections by regulators (including the SEC and FINRA). Compliance and trading problems or other deficiencies or weakness that are reported to regulators, such as the SEC and FINRA, by dissatisfied customers or others, or that are identified by regulators themselves are investigated by such regulators, and may, if pursued, result in formal claims being filed against SoFi Securities and SoFi Wealth by customers or disciplinary action being taken by regulators against the firm or its employees. Our failure to comply with applicable laws or regulations or our own policies and procedures could result in fines, litigation, suspensions of personnel or other sanctions, which could have a material effect on our overall financial results. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and our brand and lead to material legal, regulatory and financial exposure (including fines and other penalties), cause us to lose existing members or fail to gain new members. In addition, in the normal course of business, SoFi Securities and SoFi Wealth discuss matters with its regulators raised during regulatory examinations or otherwise subject to their inquiry. These matters could result in censures, fines, penalties or other sanctions.
SoFi Securities is required to provide notice of the Merger to various regulators, in relation to the resulting change of control of the firm, and also must receive certain approvals prior to the consummation of the Merger. This includes approval by FINRA of a Continuing Membership Application (“CMA”). FINRA’s timeline to issue a decision on the prospective CMA is difficult to predict and may extend beyond the anticipated timing of the closing of the Merger.
Evolving laws and government regulations could adversely affect our Financial Services segment.
Governmental regulation of global financial markets and financial institutions is pervasive and continually evolving. This includes regulation of investment managers and activities, through the implementation of compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. The effects on us of future regulation, or of changes in the interpretation and enforcement of existing regulation, could have an adverse effect on our investment strategies or our business model. Policy changes and regulatory reform by the U.S. federal government may create regulatory uncertainty for our members’ portfolios and our investment strategies and adversely affect our profitability.
The regulatory regime governing blockchain technologies and cryptocurrencies is uncertain, and new regulations or policies may alter our business practices with respect to cryptocurrency.
We currently offer virtual currency and cryptocurrency-related trading services through a subsidiary that is licensed and registered with various governmental authorities as a money service business, money transmitter, virtual currency business, or the equivalent. Although many regulators have provided some guidance, regulation of digital assets based on or incorporating blockchain, such as cryptocurrencies and cryptocurrency exchanges, remains uncertain and will continue to evolve. Further, regulation varies significantly among international, federal, state and local jurisdictions. As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies are increasingly taking interest in, and in certain cases regulating, their use and operation. Treatment of virtual currencies continues to evolve under federal and state law. Many U.S. regulators, including the SEC, the Financial Crimes Enforcement Network, or FinCEN, the Commodity Futures Trading Commission, or the CFTC, the Internal Revenue Service, or the IRS, and state regulators including the New York State

Department of Financial Services, or NYSDFS, have made official pronouncements or issued guidance or rules regarding the treatment of Bitcoin and other digital currencies. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws. Other U.S. and many state agencies have offered little official guidance and issued no definitive rules regarding the treatment of cryptocurrency. The CFTC has publicly taken the position that certain virtual currencies, which term includes cryptocurrencies, are commodities. To the extent that Bitcoin is deemed to fall within the definition of a “commodity interest” under the Commodity Exchange Act, or CEA, we may be subject to additional regulation under the CEA and CFTC regulations.
As blockchain technologies and cryptocurrency business activities grow in popularity and market size, and as new cryptocurrency businesses and technologies emerge and proliferate, foreign, federal, state, and local regulators revisit and update their laws and policies, and can be expected to continue to do so in the future. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which we currently conduct some aspects of our business. While the revenues we generate from offering cryptocurrency-related trading services are currently immaterial, a significant increase in these revenues would heighten our regulatory risks and other risks we face.
States may require licenses that apply to blockchain technologies and cryptocurrencies.
In the case of virtual currencies, state regulators such as the New York State Department of Financial Services (“NYSDFS”) have created new regulatory frameworks. For example, in July 2014, the NYSDFS proposed the first U.S. regulatory framework for licensing participants in virtual currency business activity. The regulations, known as the “BitLicense”, are intended to focus on consumer protection. The NYSDFS issued its final BitLicense regulatory framework in June 2015. The BitLicense regulates the conduct of businesses that are involved in virtual currencies in New York or with New York customers and prohibits any person or entity involved in such activity from conducting such activities without a license. SoFi Digital Assets, LLC currently holds a BitLicense.
Other states may adopt similar statutes and regulations which will require us to obtain a license to conduct cryptocurrency activities. In July 2020, Louisiana adopted the Virtual Currency Business Act, which will require operators of virtual currency businesses to obtain a virtual currency license in order to conduct business in Louisiana, in accordance with a proposed rule, which is expected to be issued as a final rule by the Louisiana Office of Financial Institutions in early 2021. Other states, such as Texas, have published guidance on how their existing regulatory regimes governing money transmitters apply to virtual currencies. Some states, such as New Hampshire, North Carolina and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes, while others have interpreted their existing statutes as requiring a money transmitter license to conduct certain virtual currency business activities. SoFi Digital Assets, LLC is licensed as a money transmitter or the equivalent in 32 states and the District of Columbia.
It is likely that, as blockchain technologies and the use of virtual currencies continues to grow, additional states will take steps to monitor the developing industry and perhaps require us to obtain additional licenses in connection with our virtual currency activity.
Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.
Various laws and regulations in the United States and abroad, such as the Bank Secrecy Act, the Dodd-Frank Act, the USA PATRIOT Act, and the Credit Card Accountability Responsibility and Disclosure Act (the “CARD Act”), impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. Under these laws and regulations, financial institutions are broadly defined to include money services businesses such as money transmitters. In 2013, FinCEN issued guidance regarding the applicability of the Bank Secrecy Act to administrators and exchangers of convertible virtual currency, clarifying that they are money service businesses, and more specifically, money transmitters. The Bank Secrecy Act requires money services businesses (“MSBs”) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other requirements. State regulators may impose similar requirements on licensed money transmitters. In addition, our contracts with financial institution partners and other third parties may contractually require us to maintain an anti-money laundering program. Our subsidiary, SoFi Digital Assets, LLC, is registered with FinCEN as an MSB. Registration as an MSB subjects us to the regulatory and supervisory jurisdiction of FinCEN and the IRS, the anti-money laundering provisions of the BSA and its implementing regulations applicable to MSBs.

We are also subject to economic and trade sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control, or OFAC, which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, terrorists or terrorist organizations, and other sanctioned persons and entities.
Our failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to substantial civil and criminal penalties, or result in the loss or restriction of our MSB or broker-dealer registrations and state licenses, or liability under our contracts with third parties, which may significantly affect our ability to conduct some aspects of our business. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which we currently conduct some aspects of our business.
We have in the past, and continue to be, subject to inquiries, exams, pending investigations, or enforcement matters.
The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. From time to time, we have been threatened with or named as a defendant in lawsuits, arbitrations and administrative claims involving securities, consumer financial services and other matters. We are also subject to periodic regulatory examinations and inspections. Compliance and trading problems or other deficiencies or weaknesses that are reported to regulators, such as the SEC, FINRA, the CFPB, or state regulators, by dissatisfied customers or others, or that are identified by regulators themselves, are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. For example, the CFPB has issued a civil investigative demand, or CID, to Galileo, the stated purpose of which is to determine whether Galileo violated any consumer financial laws in connection with an outage that caused difficulty for consumers to access funds in their accounts and to determine whether further CFPB action is necessary. We intend to cooperate with the CFPB in this investigation and impacted consumers were already provided with redress. See “Information About SoFi — Legal Proceedings”. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. Any such claims or disciplinary actions that are decided against us could have a material impact on our financial results.
We recently entered into an agreement to acquire a national bank, which if successful would subject us to comprehensive regulation and supervision under applicable banking laws.
If we acquire control of a bank or a bank holding company, we would become subject to regulation and supervision by the Federal Reserve, and the Bank would be subject to regulation and supervision by the OCC and the FDIC. The bank regulatory regime could affect many aspects of our operations, including maintenance of adequate capital and liquidity levels and our overall financial condition, permissible types, amounts and terms of extensions of credit and investments, board and management oversight, rate of growth, enterprise-wide risk management practices, compliance obligations, permissible nonbanking activities, and restrictions on dividend payments and stock buy-backs. If we acquire control of a bank, then certain changes in ownership or control of us would require prior approval of applicable banking regulators. The OCC possesses the power to issue cease and desist orders to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve possesses similar powers with respect to bank holding companies. These and other restrictions would limit the manner in which we may conduct business and obtain financing.
In general, the bank supervisory framework is intended to protect insured depositors and the safety, soundness and stability of the U.S. financial system and not shareholders in depository institutions or their holding companies. Our efforts to comply with the bank regulatory framework are likely to require substantial time, monetary and human resource commitments, and these regulatory requirements may cause us to forego other growth or potentially profitable opportunities. If any new regulations or interpretations of existing regulations to which we are subject impose requirements on us that are impractical or that we cannot satisfy, our financial performance, and our stock price, may be adversely affected.
Regulations relating to privacy, information security, and data protection could increase our costs, affect or limit how we collect and use personal information, and adversely affect our business opportunities.
We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by them. For example, we are subject to the Gramm-Leach-Bliley Act (“GLBA”) and implementing regulations and guidance. Among other things, the GLBA (i) imposes certain limitations on the ability to share consumers’ nonpublic personal information with nonaffiliated third parties and (ii) requires certain disclosures to consumers about their information collection, sharing and security practices and their right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions). The GLBA and other state laws also require that we implement and maintain certain security measures, policies and procedures to protect personal information.
Furthermore, legislators and/or regulators are increasingly adopting new and/or amending existing privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices; our policies and practices related to the collection, use, sharing, retention and safeguarding of consumer and/or employee information; and some of our current or planned business activities. New requirements, originating from new or amended laws, could also increase our costs of compliance and business operations and could reduce income from certain business initiatives.
Compliance with current or future privacy, information security and data protection laws (including those regarding security breach notification) affecting customer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve sharing information with third parties or storing sensitive credit card information), which could materially and adversely affect our profitability. Additionally, there is always a danger that regulators can attempt to assert authority over our business in the area of privacy, information security and data protection. In addition, if our vendors and/or service providers are or become subject to laws and regulations in the jurisdictions that have enacted more stringent and expansive legislation applicable to privacy, information and/or data protection, the costs that these vendors and service providers must incur in becoming compliant may be passed along to us, resulting in increasing costs on our business.
Privacy requirements, including notice and opt-out requirements, under the GLBA and the FCRA are enforced by the Federal Trade Commission and by the CFPB through UDAAP and are a standard component of CFPB examinations. State entities also may initiate actions for alleged violations of privacy or security requirements under state law. Our failure to comply with privacy, information security and data protection laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions, consumer or merchant actions and damage to our reputation and brand, all of which could have a material adverse effect on our business.
Should we undertake an international expansion of our business, particularly if we commence doing business in one or more countries of the European Union, we will be required to comply with stringent privacy and data protection laws. Within the European Union, legislators have adopted the General Data Protection Regulation, or GDPR, which became effective in May 2018. Should we commence doing business in Europe, the GDPR will impose additional obligations and risk upon our business, which may increase substantially the penalties to which we could be subject in the event of any non-compliance. We may incur substantial expense in complying with obligations imposed by the GDPR and we may be required to make significant changes in our business operations, all of which may adversely affect our revenues and our business overall. Further, following the withdrawal of the United Kingdom from the European Union on January 31, 2020, if we do business in the United Kingdom, we will have to comply with the GDPR and separately the GDPR as implemented in the United Kingdom, each regime having the ability to fine up to the greater of €20 million/£17 million or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, including how data transfers between European Union member states and the United Kingdom will be treated. These changes may lead to additional compliance costs and could increase our overall risk.
We may in the future be subject to federal or state regulatory inquiries regarding our business.
From time to time, in the normal course of business, we may receive or be subject to, inquiries or investigations by state and federal regulatory or enforcement agencies and bodies, such as the CFPB, state attorneys general, state financial regulatory agencies, other state or federal agencies, and self-regulatory organizations like FINRA. We also may receive inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running our business, and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief, and the need to obtain additional licenses that we do not currently possess. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of our business. As a result, the outcome of legal and regulatory actions arising out of any state or federal inquiries we receive could have a material adverse effect on our business, financial condition or results of operations. See “Information About SoFi—Legal Proceedings”.

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.
Our ability to lend to our members depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our business processes and know-how, and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful.
In addition, the SoFi platform may infringe upon claims of third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. The costs of defending any such claims or litigation could be significant and, if we are unsuccessful, could result in a requirement that we pay significant damages or licensing fees, which would negatively impact our financial performance. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the SoFi platform to stay competitive in the future. If we cannot protect our proprietary technology from intellectual property challenges, or if the SoFi platform becomes obsolete, our ability to maintain the SoFi platform could be adversely affected.
Some aspects of the SoFi platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
We incorporate open source software into the proprietary SoFi platform and into other processes supporting our business. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License or other open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of the SoFi platform and negatively affects our business operations.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If portions of the proprietary SoFi platform are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of the SoFi platform or change our business activities. In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect our business.
Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.
Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry and the focus of state and federal enforcement agencies on the financial services industry.
From time to time, we are also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies and self-regulatory organizations, regarding our business activities and our qualifications to conduct our business in certain jurisdictions, which could subject us to significant fines, penalties, obligations to change our business practices and other requirements resulting in increased expenses and diminished earnings. Our involvement in any such matter also could cause significant harm to our reputation and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities. See “— Our Lending segment is highly regulated, and if we fail to comply with federal and state consumer protection laws, rules, regulations and guidance, our business could be adversely affected” for a discussion of the FTC Consent Order and “— We are subject to state licensing and operational requirements that result in substantial compliance costs, and our business would be adversely affected if our licenses are impaired”.
In addition, a number of participants in the financial services industry have been the subject of: putative class action lawsuits; state attorney general actions and other state regulatory actions; federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices; violations of state licensing and lending laws, including state usury laws; actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases; and allegations of noncompliance with various state and federal laws and regulations relating to originating and servicing consumer finance loans. For example, we are defendants in a putative class action in which it is alleged that we engaged in unlawful lending discrimination through policies and practices making two categories of certain non-U.S. citizen loan applicants — U.S. residents who hold Deferred Action for Child Arrivals (“DACA”) and U.S. residents who hold green cards with a validity period of less than two years — ineligible for loans or eligible only with a co-signer who is U.S. citizen or lawful permanent resident. In addition, Galileo is a defendant in a putative class action in which various claims arising from an intermittent disruption in service experienced by certain holders of deposit accounts at one of Galileo’s customers, which prevented individuals from accessing or using account funds for a period of time. The CFPB is also conducting an investigation into this matter. See “Information About SoFi — Legal Proceedings” for further information about this action.
The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in significant operational and compliance costs and may prevent us from providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities.
In addition, from time to time, through our operational and compliance controls, we identify compliance and other issues that require us to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted members. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of members impacted, and also could generate litigation or regulatory investigations that subject us to additional risk. See “Information About SoFi—Legal Proceedings”.
Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.
We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.
We will be adversely affected if we or any of our subsidiaries is determined to have been subject to registration as an investment company under the Investment Company Act.
We are currently not deemed an “investment company” subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). No opinion or no-action position has been requested of the SEC on our status as an Investment Company. There is no guarantee we will continue to be exempt from registration under the Investment Company Act and were we to be deemed to be an investment company under the Investment Company Act, and thus subject to regulation under the Investment Company Act, the increased reporting and operating requirements could have an adverse impact on our business, operating results, financial condition and prospects.
In addition, if the SEC or a court of competent jurisdiction were to find that we are in violation of the Investment Company Act for having failed to register as an investment company thereunder, possible consequences include, but are not limited to, the following: (i) the SEC could apply to a district court to enjoin the violation; (ii) we could be sued by investors in SoFi and in our securities for damages caused by the violation; and (iii) any contract to which we are a party that is made in, or whose performance involves a, violation of the Investment Company Act would be unenforceable by any party to the contract unless a court were to find that under the circumstances enforcement would produce a more equitable result than nonenforcement and would not be inconsistent with the purposes of the Investment Company Act. Should we be subjected to any or all of the foregoing, our business would be materially and adversely affected.

Personnel and Business Continuity Risks
We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.
We believe our success has depended, and continues to depend, on the efforts and talents of our senior management, who have significant experience in the financial services and technology industries, are responsible for our core competencies and would be difficult to replace. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.
The competitive job market creates a challenge and potential risk as we strive to attract and retain a highly skilled workforce.
Competition for our employees, including highly skilled technology and product professionals, is extremely intense reflecting a tight labor market. This can present a risk as we compete for experienced candidates, especially if the competition is able to offer more attractive financial terms of employment. This risk extends to our current employee population. In addition, we are based in locations that have been significantly impacted by the ongoing COVID-19 pandemic, which could cause a migration of talented employees away from our locations, making it even more challenging to attract and retain skilled professionals. We also invest significant time and expense in engaging and developing our employees, which also increases their value to other companies that may seek to recruit them. Turnover can result in significant replacement costs and lost productivity.
In addition, recent U.S. immigration policy has made it more difficult for qualified foreign nationals to obtain or maintain work visas under the H-1B classification. These H-1B visa limitations make it more difficult and/or more expensive for us to hire the skilled professionals we need to execute our growth strategy, especially engineering, data analytics and risk management personnel, and may adversely impact our business.
Due to our fully remote workforce, we may face increased business continuity and cyber risks that could significantly harm our business and operations.
The COVID-19 pandemic has caused us to modify our business practices by migrating to a primarily remote workforce where our employees are accessing our servers remotely through home or other networks to perform their job responsibilities. While most of our operations can be performed remotely and are operating effectively at present, there is no guarantee that this will continue or that we will continue to be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or a family member who becomes sick), and employees may become sick themselves and be unable to work. As conditions improve and restrictions are lifted, similar uncertainties exist with the return to work process.
Additionally, while we put in place additional safeguards to protect data security and privacy, a remote workforce places additional pressure on our user infrastructure and third parties that are not easily mitigated. These risks include home internet availability affecting work continuity and efficiency, and additional dependencies on third-party communication tools, such as instant messaging and online meeting platforms.
Our business is subject to the risks of natural disasters, power outages, telecommunications failures and similar events, including COVID-19 and additional public health crises, and to interruption by man-made problems such as terrorism, cyberattack, and other actions, which may impact the demand for our products or our members’ ability to repay their loans.
Events beyond our control may damage our ability to maintain our platform and provide services to our members. Such events include, but are not limited to, hurricanes, earthquakes, fires, floods and other natural disasters, public health crises, such as the ongoing COVID-19 pandemic or other infectious diseases, power outages, telecommunications failures and similar events. See “ — COVID-19 Pandemic Risks” for further discussion of risks related to COVID-19. Despite any precautions we may take, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at our leased facilities. Because we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high-quality service to our members, disruptions could harm our ability to effectively run our business. Moreover, our members and customers face similar risks, which could directly or indirectly impact our business. For example, in October 2019, one of Galileo's customers experienced intermittent disruptions in service, which prevented its customers from accessing or using their deposit accounts. Galileo was named as a defendant in a putative class action as a result of the disruption in service its customer experienced, captioned as Richards, et. al v. Chime Financial, Inc., Galileo Financial Technologies and The Bancorp, Inc., Civil Action No. 4:19-cv-6864-HSG (N.D. Cal.), filed in the United States District Court for the Northern District of California in October 2019, and has agreed to a class action settlement to resolve the claims. See “Information About SoFi — Legal Proceedings” for further information about this matter. We currently use Amazon Web Services (“AWS”) and would be unable to switch instantly to another system in the event of failure to access AWS. This means that an outage of AWS could result in our system being unavailable for a significant period of time. Terrorism, cyberattacks and other criminal, tortious or unintentional actions could also give rise to significant disruptions to our operations. Our business interruption insurance may not be sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures or other disruptions. Comparable natural and other risks may reduce demand for our products or cause our members to suffer significant losses and/or incur significant disruption in their respective operations, which may affect their ability to satisfy their obligations towards us. All of the foregoing could materially and adversely affect our business, results of operations and financial condition.
Employee misconduct, which can be difficult to detect and deter, could harm our reputation and subject us to significant legal liability.
We operate in an industry in which integrity and the confidence of our members is of critical importance. We are subject to risks of errors and misconduct by our employees that could adversely affect our business, including:
•engaging in misrepresentation or fraudulent activities when marketing or performing online brokerage and other services to our members;
•improperly using or disclosing confidential information of our members or other parties;
•concealing unauthorized or unsuccessful activities; or
•otherwise not complying with applicable laws and regulations or our internal policies or procedures.
There have been numerous highly-publicized cases of fraud and other misconduct by financial services industry employees. The precautions that we take to detect and deter employee misconduct might not be effective. If any of our employees engage in illegal, improper, or suspicious activity or other misconduct, we could suffer serious harm to our reputation, financial condition, member relationships, and our ability to attract new members. We also could become subject to regulatory sanctions and significant legal liability, which could cause serious harm to our financial condition, reputation, member relationships and prospects of attracting additional members.
Risk Management and Financial Reporting Risks
As a private company, we have not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
Pursuant to Section 404 of the Sarbanes-Oxley Act, following completion of the Business Combination, the report by management on internal control over financial reporting will be on SoFi’s financial reporting and internal controls (as accounting acquirer), and an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, the combined company may need to upgrade SoFi’s legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff.

If SoFi is unable to hire the additional accounting and finance staff necessary to comply with these requirements, it may need to retain additional outside consultants. If SoFi or, if required, its independent registered public accounting firm, are unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in its financial reporting, which could negatively impact the price of its securities.
SoFi cannot assure you that there will not be material weaknesses in its internal control over financial reporting now or in the future. SoFi has not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit SoFi’s ability to accurately report its financial condition, results of operations or cash flows. If SoFi is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that SoFi has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in SoFi’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.
Our risk management processes and procedures may not be effective.
Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, deposit risk, market risk, liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk. Credit risk is the risk of loss that arises when a loan obligor fails to meet the terms of a loan repayment obligation, the loan enters default, and if uncured results in financial loss of remaining principal and interest to the investor. Our exposure to credit risk mainly arises from our lending activities. Deposit risk refers to accelerated availability of depositor funds, prior to settlement, risk of ACH returns or merchant settlements, and transactional limits that may be applied to deposit accounts. Market risk is the risk of loss due to changes in external market factors, such as interest rates, asset prices, and foreign exchange rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations (e.g., current and future cash flow needs) and support business growth. We actively monitor our liquidity position and at the broker-dealer subsidiary level. Strategic risk is the risk from changes in the business environment, ineffective business strategies, improper implementation of decisions or inadequate responsiveness to changes in the business and competitive environment.
Our management is responsible for defining the priorities, initiatives, and resources necessary to execute our strategic plan, the success of which is regularly evaluated by the board of directors. Operational risk is the risk of loss arising from inadequate or failed internal processes, controls, people (e.g., human error or misconduct) or systems (e.g., technology problems), business continuity or external events (e.g., natural disasters), compliance, reputational, regulatory, or legal matters and includes those risks as they relate directly to us, fraud losses attributed to applications and any associated fines and monetary penalties as a result, transaction processing, or employees, as well as to third parties with whom we contract or otherwise do business. Operational risk is one of the most prevalent forms of risk in our risk profile. We strive to manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management, conducting internal process Risk Control Self-Assessments and audit reviews to evaluate the effectiveness of internal controls.
In order to be effective, among other things, our enterprise risk management capabilities must adapt and align to support any new product or loan features, capability, strategic development, or external change. Cybersecurity risk is the risk of a malicious technological attack intended to impact the confidentiality, availability, or integrity of our systems and data, including, but not limited to, sensitive client data. Our technology and information security teams rely on a layered system of preventive and detective technologies, practices, and policies to detect, mitigate, and neutralize cybersecurity threats. In addition, our information security team and third-party consultants regularly assesses our cybersecurity risks and mitigation efforts. Cyberattacks can also result in financial and reputational risk.
Reputational risk is the risk arising from possible negative perceptions of us, whether true or not, among our current and prospective members, counterparties, employees, and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance, and by being responsive to member and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business.
Incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements could adversely affect our reported assets, liabilities, income, revenues or expenses.
The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenues or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenues and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over- or understated, which could materially and adversely affect our business, financial condition and results of operations.
Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain members and enterprise partnerships, while generating sustained revenues through the Financial Services Productivity Loop. Additionally, our business may be affected by reductions in consumer borrowing, spending and investing from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.
Information Technology and Data Risks
We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense.
We depend on third parties for a wide array of financial, technology and insurance services, systems and information technology applications. Third-party vendors are significantly involved in many aspects of our software and systems development, servicing systems, the timely transmission of information across our data communication network, and for other telecommunications, processing, remittance and technology-related services in connection with our servicing or payment services businesses. Certain of our vendor agreements are terminable on short or no notice, and if current vendors were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. If a service provider fails to provide the services required or expected, or fails to meet applicable contractual or regulatory requirements such as service levels or compliance with applicable laws, the failure could negatively impact our business. Such a failure could also adversely affect the perception of the reliability of our networks and services and the quality of our brand, which could materially adversely affect our business and results of operations.
Cyberattacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability.
In the normal course of business, we collect, process and retain sensitive and confidential information regarding our members and prospective members. We also have arrangements in place with certain third-party service providers that require us to share consumer information. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, and other similar events. We and third-party service providers have experienced such instances in the past and expect to continue to experience them in the future. We also face security threats from malicious third parties that could obtain unauthorized access to our systems and networks, which threats we anticipate will continue to grow in scope and complexity over time. These events could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation and a loss of confidence in the security of our systems, products and services. Although the impact to date from these events has not had a material adverse effect on us, no assurance is given that this will be the case in the future.
Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and others. In addition to cyberattacks and other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. We may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. We also may fail to detect the existence of a security breach related to the information of our members.
The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our members or our proprietary information, software, methodologies and business secrets could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, all of which could have a material adverse impact on our business. In addition, there recently have been a number of well-publicized attacks or breaches affecting companies in the financial services industry that have heightened concern by consumers, which could also intensify regulatory focus, cause users to lose trust in the security of the industry in general and result in reduced use of our services and increased costs, all of which could also have a material adverse effect on our business.
The collection, processing, use, storage, sharing and transmission of personal data could give rise to liabilities as a result of federal, state and international laws and regulations, as well as our failure to adhere to the privacy and data security practices that we articulate to our members.
We collect, process, store, use, share and/or transmit a large volume of personally identifiable information (“PII”) and other sensitive data from current, past and prospective members. There are federal, state, and foreign laws regarding privacy, data security and the collection, use, storage, protection, sharing and/or transmission of PII and sensitive data. Additionally, many states continue to enact legislation on matters of privacy, information security, cybersecurity, data breach and data breach notification requirements. For example, as of January 1, 2020, the California Consumer Privacy Act (“CCPA”) grants additional consumer rights with respect to data privacy in California. The CCPA, among other things, entitles California residents to know how their personal information is being collected and shared, to access or request the deletion of their personal information and to opt out of the sharing of their personal information. The CCPA is subject to further amendments pending certain proposed regulations that are being reviewed and revised by the California Attorney General. While personal information that we process is exempt from the GLBA, the CCPA regulates other personal information that we collect and process in connection with the business. We cannot predict the impact of the CCPA on our business, operations or financial condition, but it could require us to modify certain processes or procedures, which could result in additional costs and liability. Additionally, our broker-dealer and investment adviser are subject to SEC Regulation S-P, which requires that these businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires these businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.
Additionally, a new California ballot initiative, the California Privacy Rights Act (the “CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

We expect more states to enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Any violations of these laws and regulations may require us to change our business practices or operational structure, including limiting our activities in certain states and/or jurisdictions, address legal claims, and sustain monetary penalties, reputational damage and/or other harms to our business.
Furthermore, our online privacy policy and website make certain statements regarding our privacy, information security, and data security practices with regard to information collected from our members. Failure to adhere to such practices may result in regulatory scrutiny and investigation (including the potential for fines and monetary penalties), complaints by affected members, reputational damage and other harm to our business. If either we, or the third-party service providers with which we share member data, are unable to address privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.
Our ability to collect payments on loans and maintain accurate accounts may be adversely affected by computer malware, social engineering, phishing, physical or electronic break-ins, technical errors and similar disruptions.
The automated nature of the SoFi platform may make it an attractive target for hacking and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, in which case there would be an increased risk of fraud or identity theft, and we may experience losses on, or delays in the collection of amounts owed on, a fraudulently induced loan. Security breaches could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. In addition, the software that we have developed to use in our daily operations is highly complex and may contain undetected technical errors that could cause our computer systems to fail. Because each loan that we make involves, in part, our proprietary automated underwriting process, any failure of our computer systems involving our automated underwriting process and any technical or other errors contained in the software pertaining to our automated underwriting process could compromise our ability to accurately evaluate potential members, which would negatively impact our results of operations. Furthermore, any failure of our computer systems could cause an interruption in operations and result in disruptions in, or reductions in the amount of, collections from the loans we make to our members.
Additionally, if hackers were able to access our secure files, they might be able to gain access to the personal information of our members. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of members, all of which may negatively affect our business.
Disruptions in the operation of our computer systems and third-party data centers could have an adverse effect on our business.
Our ability to deliver products and services to our members and partners, and otherwise operate our business and comply with applicable laws, depends on the efficient and uninterrupted operation of our computer systems and third-party data centers, as well as third-party service providers. Our computer systems and third-party providers may encounter service interruptions at any time due to system or software failure, natural disasters, severe weather conditions, health pandemics, terrorist attacks, cyberattacks or other events. Any such events could have a negative effect on our business and technology infrastructure (including our computer network systems), which could lead to member dissatisfaction or long-term disruption of our operations.
Additionally, our reliance on third-party providers may mean that we will not be able to resolve operational problems internally or on a timely basis, as our operations will depend upon such third-party service providers communicating appropriately and responding swiftly to their own service disruptions through industry standard best practices in business continuity and/or disaster recovery. As a last resort, we may rely on our ability to replace a third-party service provider if it experiences difficulties that interrupt operations for a prolonged period of time or if an essential third-party service terminates. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

The implementation of technology changes and upgrades to maintain current and integrate new systems may cause service interruptions, transaction processing errors or system conversion delays and may cause us to fail to comply with applicable laws, all of which could have a material adverse effect on our business. We expect that new technologies and business processes applicable to the financial services industry will continue to emerge and that these new technologies and business processes may be better than those we currently use. There is no assurance that we will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. A failure to maintain and/or improve current technology and business processes could cause disruptions in our operations or cause our solution to be less competitive, all of which could have a material adverse effect on our business.
Risks Related to the Business Combination and SCH
Unless the context otherwise requires, all references in this subsection to the “Company”, “we”, “us”, or “our” refer to SCH prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SCH’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20% of the issued and outstanding ordinary shares.
Neither the SCH board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the SCH board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for SoFi is fair to us from a financial point of view. Neither the SCH board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the SCH board of directors and management conducted due diligence on SoFi. The SCH board of directors reviewed comparisons of selected financial data of SoFi with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of SCH’s shareholders. Accordingly, investors will be relying solely on the judgment of the SCH board of directors and management in valuing SoFi, and the SCH board of directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of SoFi arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting.
However, if we do not obtain shareholder approval at the extraordinary general meeting, SoFi can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and three business days prior to the Agreement End Date. We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.
Since the Sponsor and SCH’s directors and executive officers have interests that are different, or in addition to (and which may conflict with) the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with SoFi is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if the Business Combination is not completed.
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to SCH’s initial public offering, the Sponsor purchased 2,875,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. In September 2020, SCH effected a share capitalization resulting in the Sponsor holding an aggregate of 18,687,500 SCH Class B ordinary shares. Subsequent to the share capitalization, in September 2020, the Sponsor transferred 100,000 SCH Class B ordinary shares to Jay Parikh (an independent director of SCH and with the Sponsor, “SCH’s initial shareholders”). In October 2020, SCH effected a share capitalization resulting in SCH’s initial shareholders holding an aggregate of 20,125,000 SCH Class B ordinary shares, resulting in an effective purchase price per SCH Class B ordinary share of approximately $0.001. If SCH does not consummate a business combination by October 14, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 20,125,000 SCH Class B ordinary shares collectively owned by SCH’s initial shareholders would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 8,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $16 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya and Ian Osborn, also have an economic interest in such private placement warrants and in the 20,025,000 SCH Class B ordinary shares owned by the Sponsor. The 20,025,000 shares of SoFi Technologies common stock into which the 20,125,000 SCH Class B ordinary shares collectively held by the Sponsor and Mr. Parikh, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $329.2 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of SoFi Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value. The 8,000,000 SoFi Technologies warrants into which the 8,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $43.9 million based upon the closing price of $5.49 per public warrant on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. IV (“IPOD”), and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOD and IPOF, Mr. Osborne is the President and a director of IPOD and IPOF, and each of our other officers is also an officer of IPOD and IPOF and owe fiduciary duties under Cayman Islands Companies Act to IPOD and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOD and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Act. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.

•SoFi (including its subsidiaries) may in the future serve as an underwriter for entities that are engaged in a similar business to SCH, including blank check companies sponsored by the Sponsor or affiliated with SCH’s directors and officers. SoFi would be paid customary fees and commissions.
•SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
•The Sponsor Related PIPE Investors have subscribed for $275,000,000 of the PIPE Investment, for which they will receive up to 27,500,000 shares of SoFi Technologies common stock. The 27,500,000 shares of SoFi Technologies common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $452.1 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions — SCH — Subscription Agreements”.
•In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for financial advisory services payable to Connaught (UK) Limited (“Connaught”) for amounts equal to (1) 10% of the non-deferred underwriting commission payable to the underwriter, of which $1,400,000 was paid to Connaught upon the closing of SCH’s initial public offering and (2) 20% of the deferred underwriting commission payable to the underwriter, of which $5,635,000 will be paid to Connaught upon the closing of SCH’s initial business combination. Connaught is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.
•SCH’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SCH’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SCH fails to consummate a business combination by October 14, 2022, they will not have any claim against the trust account for reimbursement. SCH’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $11 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account). Accordingly, SCH may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of SoFi Technologies common stock and warrants held by such parties following the consummation of the Business Combination.
•On November 13, 2020, SCH entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Ms. Dulski, providing for the grant of 100,000 restricted stock units to Ms. Dulski, which grant is contingent on both the consummation of an initial business combination with SCH and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of SoFi Technologies common stock until a date, selected by SoFi Technologies, that occurs between January 1 and December 31 of the year following the Closing. The 100,000 shares of SoFi Technologies common stock underlying the Director RSU, if unrestricted and freely tradable, would have had an aggregate market value of $1.6 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/ prospectus.

The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as SCH’s directors and officers may have influenced their motivation in identifying and selecting SoFi as a business combination target, completing an initial business combination with SoFi and influencing the operation of the business following the initial business combination. In considering the recommendations of SCH’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of SCH’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SCH’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SCH to agree to amend the Merger Agreement, to consent to certain actions taken by SoFi or to waive rights that SCH is entitled to under the Merger Agreement. Such events could arise because of changes in the course of SoFi’s businesses or a request by SoFi to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at SCH’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SCH does not believe there will be any changes or waivers that SCH’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, SCH will circulate a new or amended proxy statement/prospectus and resolicit SCH’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
We and SoFi will incur significant transaction and transition costs in connection with the Business Combination.
We and SoFi have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and SoFi may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by SoFi Technologies following the closing of the Business Combination.
The announcement of the proposed Business Combination could disrupt SoFi Technologies’ relationships with its members, bank partners, lenders, business partners, enterprise customers, and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on SoFi Technologies’ business include the following:
•its employees may experience uncertainty about their future roles, which might adversely affect SoFi Technologies’ ability to retain and hire key personnel and other employees;
•members, bank partners, lenders, business partners, enterprise customers, and other parties with which SoFi Technologies maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with SoFi or fail to re-enroll or extend an existing relationship with SoFi Technologies; and
•SoFi has expended and SoFi Technologies will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact SoFi Technologies’ results of operations and cash available to fund its businesses.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to SoFi has identified all material issues or risks associated with SoFi, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of SoFi’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or SoFi Technologies. Additionally, we have no indemnification rights against SoFi stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of SCH who choose to remain SoFi stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of SoFi and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what SoFi Technologies’ actual financial position or results of operations would have been.
The historical financial results of SoFi included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those SoFi Technologies will achieve in the future. This is primarily the result of the following factors: (i) SoFi Technologies will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) SoFi Technologies’ capital structure will be different from that reflected in SoFi’s historical financial statements. SoFi Technologies’ financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare SoFi Technologies’ future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, SCH being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of SoFi on the Closing Date and the number of SCH Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of SoFi Technologies’ future operating or financial performance and SoFi Technologies’ actual financial condition and results of operations may vary materially from SoFi Technologies’ pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information”.
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that SoFi’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of SCH, certain of our public shareholders and the underwriters of our initial public offering (the “trust account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their SCH ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (i) any deferred underwriting commissions being held in the trust account and (ii) any transaction expenses of SCH or its affiliates) (the “Trust Amount”) plus (y) the PIPE Investment, is at least equal to or greater than $900 million (the “Minimum Available Cash Amount”) (the “Minimum Cash Condition”).
If the Trust Amount when added to the PIPE Investment (such aggregate amount, the “Available SCH Cash”) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of SoFi. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCH redeem public shares in an amount that would cause SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
There can be no assurance that SoFi could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by SoFi Technologies and its subsidiaries (including SoFi) in the aggregate after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of SoFi Technologies after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCH’s securities, the Sponsor, SoFi or their respective directors, officers, advisors or affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, SoFi or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) SCH’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
We are not registering the shares of SoFi Technologies common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the shares of SoFi Technologies common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of SoFi Technologies common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the shares of SoFi Technologies common stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of SoFi Technologies common stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the SoFi Technologies common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of SoFi Technologies common stock included in the units.
There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of SoFi Technologies common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Past performance by Mr. Palihapitiya or Hedosophia Group Limited, including our management team, may not be indicative of future performance of an investment in SoFi or SoFi Technologies.
Past performance by Mr. Palihapitiya or Hedosophia Group Limited and by our management team, including with respect to Social Capital Hedosophia Holdings Corp. (“IPOA”), Social Capital Hedosophia Holdings Corp. II (“IPOB”), Social Capital Hedosophia Holdings Corp. III (“IPOC”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Palihapitiya or Hedosophia Group Limited or our management team, IPOA’s, IPOB’s, or IPOC’s performance as indicative of the future performance of an investment in SoFi or SoFi Technologies or the returns SoFi or SoFi Technologies will, or is likely to, generate going forward.
The public stockholders will experience immediate dilution as a consequence of the issuance of SoFi Technologies common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan and the MIP. Having a minority share position may reduce the influence that our current stockholders have on the management of SoFi Technologies.
It is anticipated that, following the Business Combination and related transactions, (1) SCH public shareholders will own approximately 9.1% (or approximately 9.3% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (2) SoFi Stockholders will own approximately 74.7% (or approximately 74.2% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) will collectively own approximately 5.4% (or approximately 5.5% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock, and (4) the Third Party PIPE Investors will own approximately 10.8% (or approximately 11.0% following settlement of the Director RSU Award and the Repurchase) of outstanding SoFi Technologies common stock. These percentages assume (i) that no SCH public shareholders exercise their redemption rights in connection with the Business Combination, (ii) the vesting and exercise of all SoFi Technologies Options for shares of SoFi Technologies common stock, (iii) the vesting of all SoFi Technologies RSU Awards and the issuance of shares of SoFi Technologies common stock in respect thereof, (iv) that SoFi Technologies issues shares of SoFi Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equal approximately 657,000,000 shares of SoFi Technologies common stock (subject to increase as set forth in the Merger Agreement and assuming that all SoFi Technologies Options are net-settled), and (v) that SoFi Technologies issues 122,500,000 shares of SoFi Technologies common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by SoFi’s existing shareholders in the combined company will be different.
In addition, SoFi employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under the 2021 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of SoFi Technologies common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of SCH securities and may adversely affect prevailing market prices for our units, public shares or public warrants.
Warrants will become exercisable for SoFi Technologies common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 28,125,000 shares of SoFi Technologies common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of SoFi Technologies common stock will be issued, which will result in dilution to the holders of SoFi Technologies common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of SoFi Technologies common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SCH. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.
Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the reference value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by Sponsor or its permitted transferees.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our SoFi Technologies common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of SoFi Technologies common stock determined based on the redemption date and the fair market value of our SoFi Technologies common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of SoFi Technologies common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Following the Business Combination, SoFi Technologies currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of SoFi Technologies’ board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Nasdaq may not list SoFi Technologies’ securities on its exchange, which could limit investors’ ability to make transactions in SoFi Technologies’ securities and subject SoFi Technologies to additional trading restrictions.
In connection with the Business Combination, in order to list our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements. We will apply to have SoFi Technologies’ securities listed on the Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if SoFi Technologies’ securities are listed on the Nasdaq, SoFi Technologies may be unable to maintain the listing of its securities in the future.
If SoFi Technologies fails to meet the initial listing requirements and the Nasdaq does not list its securities on its exchange, SoFi would not be required to consummate the Business Combination. In the event that SoFi elected to waive this condition, and the Business Combination was consummated without SoFi Technologies’ securities being listed on the Nasdaq or on another national securities exchange, SoFi Technologies could face significant material adverse consequences, including:
•a limited availability of market quotations for SoFi Technologies’ securities;
•reduced liquidity for SoFi Technologies’ securities;
•a determination that SoFi Technologies common stock is a “penny stock” which will require brokers trading in SoFi Technologies common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for SoFi Technologies’ securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. If SoFi Technologies’ securities were not listed on the Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
SCH’s and SoFi’s ability to consummate the Business Combination, and the operations of SoFi Technologies following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of SoFi or SoFi Technologies following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if SoFi, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if SoFi is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, SoFi’s ability to consummate the Business Combination and SoFi Technologies’ financial condition and results of operations following the Business Combination may be materially adversely affected. Each of SoFi and SoFi Technologies may also incur additional costs due to delays caused by COVID-19, which could adversely affect SoFi Technologies’ financial condition and results of operations.

Additional Risks Related to Ownership of SoFi Technologies Common Stock Following the Business Combination and SoFi Technologies Operating as a Public Company
The price of SoFi Technologies’ common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of SoFi Technologies common stock as well as SoFi Technologies warrants may fluctuate due to a variety of factors, including:
•changes in the industries in which SoFi Technologies and its customers operate;
•developments involving SoFi Technologies’ competitors;
•changes in laws and regulations affecting its business;
•variations in its operating performance and the performance of its competitors in general;
•actual or anticipated fluctuations in SoFi Technologies’ quarterly or annual operating results;
•publication of research reports by securities analysts about SoFi Technologies or its competitors or its industry;
•the public’s reaction to SoFi Technologies’ press releases, its other public announcements and its filings with the SEC;
•actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of our common stock;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving the combined company;
•changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of SoFi Technologies common stock available for public sale; and
•general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.
These market and industry factors may materially reduce the market price of SoFi Technologies common stock and warrants regardless of the operating performance of SoFi Technologies.
SoFi Technologies does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, SoFi Technologies currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of SoFi Technologies’ board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If analysts do not publish research about SoFi Technologies’ business or if they publish inaccurate or unfavorable research, SoFi Technologies’ stock price and trading volume could decline.
The trading market for the common stock of SoFi Technologies will depend in part on the research and reports that analysts publish about its business. SoFi does not have any control over these analysts. If one or more of the analysts who cover SoFi Technologies downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover SoFi Technologies, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering SoFi Technologies in the future or fail to publish reports on it regularly.

SoFi Technologies may be subject to securities litigation, which is expensive and could divert management attention.
The market price of SoFi Technologies’ common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. SoFi Technologies may be the target of this type of litigation in the future. Securities litigation against SoFi Technologies could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of SoFi Technologies’ securities to drop significantly, even if SoFi Technologies’ business is doing well.
Pursuant to the lock up restrictions agreed to into in connection with the Merger Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, SoFi Stockholders who beneficially own 5% or greater of SoFi and certain executive officers of SoFi will be contractually restricted from selling or transferring any of its or their shares of common stock (not including the shares of SoFi Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end (I) in the case of the lock up restrictions agreed to in connection with the Merger Agreement, with respect to the Sponsor and certain of the SoFi Stockholders on the earlier of (i) the date that is 180 days after Closing and (ii)(a) for 33.33% of the Lock-up Shares, the date on which the last reported sale price of SoFi Technologies common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after Closing and (b) for an additional 50% of the Lock-up Shares, the date on which the last reported sale price of SoFi Technologies common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days Closing and (II) in the case of the restrictions contained in the Proposed Bylaws with respect to the SoFi Stockholders on the date that is 30 days after the Closing. The lock-up restrictions described above supersede the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of October 8, 2020, by and among SCH, the Sponsor and each of the other parties thereto (the “Insider Letter”) which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the closing of the Business Combination.
However, following the expiration of the respective lockups described above, the Sponsor and the SoFi Stockholders will not be restricted from selling shares of SoFi Technologies common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of the shares of SoFi Technologies common stock acquired in the PIPE Investment following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of SoFi Technologies common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of SoFi Technologies common stock. Upon completion of the Business Combination, the Sponsor and the SoFi Stockholders (not including the shares of SoFi Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of SoFi common stock reserved in respect of SoFi Awards outstanding as of immediately prior to the Closing that will be converted into awards based on SoFi Technologies common stock) will collectively own approximately 76.9% of the outstanding shares of SoFi Technologies common stock, assuming that no public shareholders redeem their public shares in connection with the Business Combination. Assuming all public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the SoFi Stockholders would rise to 84.7% of the outstanding shares of SoFi Technologies common stock (not including the shares of SoFi Technologies common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of SoFi common stock reserved in respect of SoFi Awards outstanding as of immediately prior to the Closing that will be converted into awards based on SoFi Technologies common stock).
The shares held by Sponsor and the SoFi Stockholders may be sold after the expiration of the applicable lock up periods agreed to in connection with the Merger Agreement and contained in the Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in SoFi Technologies share price or the market price of SoFi Technologies common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.
The fact that SCH is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on SoFi Technologies as compared to other public companies because SCH is not currently subject to

Section 404 of the Sarbanes-Oxley Act. Additionally, the standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of SoFi as a privately held company. The management of SoFi Technologies may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to SoFi Technologies after the Business Combination. If SoFi Technologies is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of SoFi Technologies common stock. Additionally, once SCH is no longer an emerging growth company, upon the consummation of the Business Combination, it will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from SoFi Technologies’ business operations.
As a public company, SoFi Technologies will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, SoFi Technologies will incur significant legal, accounting and other expenses that SoFi did not previously incur. SoFi Technologies’ entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in SoFi Technologies incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for SoFi Technologies to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for SoFi Technologies to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

When we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of SCH Class A ordinary shares and warrants.
U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of SCH Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on SoFi Technologies common stock after the Domestication.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of SCH stock entitled to vote and less than 10% or more of the total value of all classes of SCH stock, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SCH Class A ordinary shares for SoFi Technologies common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SCH Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the SCH Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that SCH is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SCH Class A ordinary shares to recognize gain on the exchange of SCH Class A ordinary shares for SoFi Technologies common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SCH Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges SCH warrants for newly issued SoFi Technologies warrants; currently, however, the election mentioned above does not apply to SCH warrants (for discussion regarding the unclear application of the PFIC rules to SCH warrants, see the section entitled “U.S. Federal income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SCH. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of SoFi Technologies common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of SCH Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of SoFi Technologies common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the

Cayman Islands Companies Act and, therefore, some rights of holders of SoFi Technologies common stock could differ from the rights that holders of SCH Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that SoFi Technologies becomes involved in costly litigation, which could have a material adverse effect on SoFi Technologies.
In addition, there are differences between the new organizational documents of SoFi Technologies and the current constitutional documents of SCH. For a more detailed description of the rights of holders of SoFi Technologies common stock and how they may differ from the rights of holders of SCH Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights”. The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of SoFi Technologies are attached as Annex K and Annex L, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of SoFi Technologies common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the board of directors of SoFi Technologies or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
•the ability of the board of directors of SoFi Technologies to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the limitation of the liability of, and the indemnification of, the directors and officers of SoFi Technologies;
•the ability of the board of directors of SoFi Technologies to amend the bylaws, which may allow the board of directors of SoFi Technologies to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•advance notice procedures with which stockholders must comply to nominate candidates to the board of directors of SoFi Technologies or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors of SoFi Technologies and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of SoFi Technologies. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the board of directors or management of SoFi Technologies.
The provisions of the Proposed Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of SoFi Technologies, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.
The Proposed Bylaws provide that, to the fullest extent permitted by law, and unless SoFi Technologies consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of SoFi Technologies, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of SoFi Technologies to SoFi Technologies or SoFi Technologies stockholders, (iii) any action asserting a claim against SoFi Technologies or any current or former director or officer or other employee of SoFi Technologies arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim related to or involving SoFi Technologies that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Proposed Bylaws also provide that, unless SoFi Technologies consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, will be the United States Federal District Courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; SoFi Technologies stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.
These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of SoFi Technologies, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against SoFi Technologies, a court could find the choice of forum provisions contained in the Proposed Bylaws to be inapplicable or unenforceable in such action.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with SoFi by October 14, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on SCH will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact the business of SoFi Technologies following the Business Combination.
If SCH is not able to complete the Business Combination with SoFi by October 14, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to SCH’s Cayman Constitutional Documents, SCH will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SCH’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (a) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by October 14, 2022 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by October 14, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after October 14, 2022 before redemption from the trust account.
If we have not completed our initial business combination by October 14, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond October 14, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to October 14, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of December 31, 2020, SCH had cash of $259,714 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2020, SCH had total current liabilities of $28,358,450.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until October 14, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to SCH in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF SCH
General
SCH is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of SCH to be held on                               , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                      , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on                               , 2021, at                              , Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Ave, Palo Alto, CA 94301, or via live webcast at https://www.cstproxy.com/socialcapitalhedosophiaholdingsv/sm2021, or such other date, time and place to which such meeting may be adjourned or virtually postponed, to consider and vote upon the proposals.
Purpose of the SCH Extraordinary General Meeting
At the extraordinary general meeting, SCH is asking holders of ordinary shares to:
•consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A, pursuant to which, among other things, following the Domestication of SCH to Delaware, the Merger of Merger Sub with and into SoFi, with SoFi surviving the merger as a wholly-owned subsidiary of SoFi Technologies in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);
•consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);
•consider and vote upon the following three separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
◦to authorize the change in the authorized capital stock of SCH from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “SCH preferred shares”), to 3,000,000,000 shares of common stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies common stock”), 100,000,000 shares of non-voting common stock, par value $0.0001 per share, of SoFi Technologies, 100,000,000 shares of preferred stock, par value $0.0001 per share, of SoFi Technologies (the “SoFi Technologies preferred stock”) and 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share, of SoFi Technologies (“Organizational Documents Proposal A”);
◦to authorize the board of directors of SoFi Technologies to issue any or all shares of SoFi Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by SoFi Technologies’ board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);
◦to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.”, (2) making SoFi Technologies’ corporate existence perpetual, (3) adopting

Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (4) being subject to the provisions of Section 203 of DGCL and (5) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of SoFi Technologies after the Business Combination (“Organizational Documents Proposal C”);
•consider and vote upon a proposal to approve by ordinary resolution, to elect 12 directors who, upon consummation of the Business Combination, will be the directors of SoFi Technologies (the “Director Election Proposal”);
•consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of SoFi Technologies common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (b) the SoFi Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);
•consider and vote upon a proposal to approve by ordinary resolution, the 2021 Plan (the “Incentive Plan Proposal”);
•consider and vote upon a proposal, to approve by ordinary resolution, SoFi Technologies’ entry into a share repurchase agreement (the “Share Repurchase Agreement”) with SoftBank Group Capital Limited (“SoftBank”) and the repurchase (the “Repurchase”) contemplated thereby by SoFi Technologies of $150 million of shares of SoFi Technologies common stock owned by certain investors affiliated with SoftBank at a price per share equal to $10.00 immediately following the Closing (the “Repurchase Proposal”); and
•consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).
Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of SCH Board of Directors
SCH’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCH’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Repurchase Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
SCH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on March 8, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SCH warrants do not have voting rights. As of the close of business on the record date, there were 100,625,000 ordinary shares issued and outstanding, of which 80,500,000 were issued and outstanding public shares.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Quorum
A quorum of SCH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 50,312,501 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCH but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A, Organizational Documents Proposal B and Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Repurchase Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Repurchase Proposal is conditioned on the approval of the Incentive Plan Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are not approved, the Repurchase Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each SCH ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SCH’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Repurchase Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SCH can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a SCH shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify SCH’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or
•you may attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, SCH’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing IPOE.info@investor.morrowsodali.com.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCH that SoFi Technologies redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental, SCH’s transfer agent, that SoFi Technologies redeem all or a portion of your public shares for cash; and
•deliver your share certificates (if any) and any other redemption forms to Continental, SCH’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                              , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the SoFi Technologies public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of SCH’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, SoFi Technologies shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCH’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCH’s transfer agent, SoFi Technologies will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of SoFi Technologies common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. SoFi Technologies public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests, after which such request may only be withdrawn if the board of directors of SCH determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your shares for redemption to Continental, SCH’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCH’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, SCH’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCH’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, SCH’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $16.44. As of December 31, 2020, funds in the trust account totaled $805,017,218 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SCH cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither SCH’s shareholders nor SCH’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
SCH is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SCH and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCH will bear the cost of the solicitation.
SCH has hired Morrow Sodali LLC to assist in the proxy solicitation process. SCH will pay that firm a fee of $37,500 plus disbursements. Such fee will be paid with non-trust account funds.
SCH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SCH will reimburse them for their reasonable expenses.
SCH Initial Shareholders
As of the date of this proxy statement/prospectus, there are 100,625,000 ordinary shares issued and outstanding, which includes the 20,125,000 founder shares held by the Sponsor and related parties and the 80,500,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 28,125,000 warrants, which includes the 8,000,000 private placement warrants held by the Sponsor and the 20,125,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCH’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
SCH is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. SCH shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because SCH is holding a shareholder vote on the Merger Agreement, SCH may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SCH, SoFi or any other matter.
Structure of the Merger
On January 7, 2021, SCH entered into the Merger Agreement with Merger Sub and SoFi, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into SoFi, the separate corporate existence of Merger Sub will cease and SoFi will be the surviving corporation and a wholly owned subsidiary of SCH and (ii) SCH will change its name to SoFi Technologies, Inc.
Prior to and as a condition of the Merger, pursuant to the Domestication, SCH will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which SCH’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “Domestication Proposal”.

Organizational Structure
The following diagram depicts the organizational structure of SoFi and SoFi Technologies following the Business Combination.
The above diagram excludes certain consolidated and deconsolidated direct and indirect subsidiaries of Social Finance, Inc., including consolidated and deconsolidated securitization variable interest entities.
Consideration
Aggregate Merger Consideration
At the effective time of the Merger, among other things, each outstanding share of SoFi common stock and preferred stock (other than SoFi Series 1 Preferred Stock) as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies common stock based on the conversion ratio applicable to such share of SoFi common stock and preferred stock, as applicable, and, together with shares of SoFi common stock reserved in respect of SoFi Awards and Series H Warrants, in each case, outstanding as of immediately prior to the effective time of the Merger, which will be converted into SoFi Technologies awards and SoFi Technologies warrants, respectively, based on SoFi Technologies common stock, will be canceled and converted into the right to receive, or the reservation of, an aggregate of 657,000,000 shares of SoFi Technologies common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on SoFi Technologies common stock or warrants to purchase SoFi Technologies common stock (the “Aggregate Common Share Consideration”), representing a pre-transaction equity value of SoFi of approximately $6.6 billion (the “Base Purchase Price”); provided, that the Base Purchase Price will be increased, dollar for dollar, by any additional proceeds paid to SoFi during the Interim Period (as defined below) in respect of any issuances of SoFi common stock pursuant to that certain Common Stock Purchase Agreement, dated as of December 30, 2020, by and among SoFi and the investors party thereto, and the Aggregate Common Share Consideration will increase by one share for every $10 increase in the Base Purchase Price.
In addition, at the effective time of the Merger, each outstanding share of SoFi Series 1 Preferred Stock, as of immediately prior to the effective time of the Merger, will be canceled and converted into the right to receive one fully paid and non-assessable share of SoFi Technologies Series 1 Preferred Stock (all shares of SoFi Technologies Series 1 Preferred Stock so issued by SoFi Technologies, collectively, the “Aggregate Preferred Share Consideration” and together with the Aggregate Common Share Consideration, the “Aggregate Merger Consideration”).
In furtherance of the foregoing, at the effective time of the Merger, among other things, each share of SoFi common stock and preferred stock (other than SoFi Series 1 Preferred Stock) outstanding as of immediately prior to the effective time of the

Merger (other than (x) any shares of SoFi common stock subject to SoFi Awards (as defined below) or Series H Warrants, (y) any shares of SoFi capital stock held in treasury by SoFi, which treasury shares shall be canceled as part of the Merger, and (z) any shares of SoFi capital stock held by stockholders of SoFi who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Delaware General Corporations Law), will be converted as follows:
•each share of SoFi common stock (without giving effect to any conversion of any outstanding SoFi non-redeemable preferred stock into SoFi common stock) will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the quotient obtained by dividing (i) the Aggregate Common Share Consideration by (ii) the aggregate fully diluted number of shares of SoFi common stock (such quotient, the “Base Exchange Ratio”);
•each share of SoFi Series A Preferred Stock, SoFi Series B Preferred Stock, SoFi Series C Preferred Stock, SoFi Series D Preferred Stock, SoFi Series E Preferred Stock and SoFi Series H-1 Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the Base Exchange Ratio;
•each share of SoFi Series F Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.1102 multiplied by the Base Exchange Ratio;
•each share of SoFi Series G Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.2093 multiplied by the Base Exchange Ratio;
•each share of SoFi Series H Preferred Stock will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.0863 multiplied by the Base Exchange Ratio (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer, which will be canceled and converted into the right to receive a number of SoFi Technologies common shares equal to the Base Exchange Ratio); and
•each share of SoFi redeemable preferred stock will be canceled and converted into the right to receive one fully paid and non-assessable share of Series 1 Preferred Stock of SoFi Technologies.
Holders of SoFi Series 1 Preferred Stock who receive shares of SoFi Technologies Series 1 Preferred Stock at the effective time of the Merger will remain entitled to receive dividends accrued but unpaid as of the date of the Merger Agreement in respect of shares of SoFi Series 1 Preferred Stock.
At the effective time of the Merger, each warrant to purchase shares of SoFi Series H Preferred Stock will no longer be exercisable for shares of SoFi Series H Preferred Stock but will instead become exercisable for a number of shares of SoFi Technologies common stock and the exercise price thereof will be adjusted in accordance with the terms of the Amended and Restated Series H Preferred Stock Warrant Agreement.
An additional 122,500,000 shares of SoFi Technologies common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors, and affiliates of SCH (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $1,225,000,000 (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in SCH’s trust account as of immediately following the effective time of the Merger, will be retained SoFi Technologies following the Closing. For additional information on the Merger Agreement, see “BCA Proposal — The Merger Agreement”.
The exact value of the consideration to be received by holders of equity interests of SoFi at the Closing will depend on the price of SCH ordinary shares as of such time, the Aggregate Fully Diluted Company Common Shares as of such time, and whether there are any adjustments to the Base Purchase Price, and will not be known with certainty until the Closing.
For informational purposes only, assuming (i) a Base Purchase Price of $6.57 billion, (ii) Aggregate Fully Diluted Company Common Shares as of Closing of 370,922,366 (and a resulting Base Exchange Ratio of approximately 1.7713) and

(iii) a market price of SCH ordinary shares of $16.44 per share (based on the closing price of SCH ordinary shares on the NYSE on March 29, 2021), if the Closing had occurred on March 29, 2021, then, giving effect to the Domestication:
•each share of SoFi common stock would have been canceled and converted into the right to receive 1.7713 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $29.12;
•each share of SoFi Series A Preferred Stock, SoFi Series B Preferred Stock, SoFi Series C Preferred Stock, SoFi Series D Preferred Stock, SoFi Series E Preferred Stock and SoFi Series H-1 Preferred Stock would have been canceled and converted into the right to receive 1.7713 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $29.12;
•each share of SoFi Series F Preferred Stock would have been canceled and converted into the right to receive 1.9665 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $32.33;
•each share of SoFi Series G Preferred Stock would have been canceled and converted into the right to receive 2.1420 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $35.21;
•each share of SoFi Series H Preferred Stock (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer) would have been canceled and converted into the right to receive 1.9241 shares of SoFi Technologies common stock with an aggregate market value (based on the market price of SCH ordinary shares as of such date) of $31.63;
•each share of SoFi Series 1 Preferred Stock would have been canceled and converted into the right to receive one fully paid and non-assessable share of SoFi Technologies Series 1 Preferred Stock; and
•each warrant to purchase shares of SoFi Series H Preferred Stock would no longer be exercisable for shares of SoFi Series H Preferred Stock but would instead, pursuant to the Amended and Restated Series H Preferred Stock Warrant Agreement, become exercisable for a number of shares of SoFi Technologies common stock equal to the product of (i) the number of shares of Series H Preferred Stock underlying such warrant immediately prior to the Closing multiplied by (ii) 1.7713.
We have provided the above calculations for informational purposes only based on the assumptions set forth above. The final exchange ratios will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The Base Purchase Price, the Aggregate Fully Diluted Company Common Shares as of Closing, and the market price of SCH ordinary shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such inputs at the time of the Closing could result in the Base Exchange Ratio, the exchange ratios for the SoFi Series F Preferred Stock, the SoFi Series G Preferred Stock and the SoFi Series H Preferred stock, and the value of the consideration to be received by holders of equity interests in SoFi being more or less than the amounts reflected above. We urge you to obtain current market quotations for SCH ordinary shares.
Treatment of SoFi Options and Restricted Stock Unit Awards
At the effective time of the Merger, among other things, all (i) options to purchase shares of SoFi common stock (“SoFi Options”), and (ii) restricted stock units based on shares of SoFi common stock (“SoFi RSUs”) outstanding as of immediately prior to the Merger (together, the “SoFi Awards”) will be converted into (a) options to purchase shares of SoFi Technologies common stock (“SoFi Technologies Options”), and (b) restricted stock units based on shares of SoFi Technologies common stock (“SoFi Technologies RSUs”), respectively.
Subject to the terms of the Merger Agreement, each SoFi Technologies Option will relate to the number of whole shares of SoFi Technologies common stock (rounded down to the nearest whole share) equal to (i) the number of shares of SoFi common stock subject to the applicable SoFi Option multiplied by (ii) the Base Exchange Ratio. The exercise price for each SoFi Technologies Option will equal (i) the exercise price of the applicable SoFi Option divided by (ii) the Base Exchange Ratio. Subject to the terms of the Merger Agreement, each SoFi Technologies RSU will relate to the number of whole shares of SoFi Technologies common stock (rounded down to the nearest whole share) equal to (i) the number of shares of SoFi common stock subject to the applicable SoFi RSU, multiplied by (ii) the Base Exchange Ratio.

Prior to the Closing, SoFi shall take all necessary actions to effect the treatment of the SoFi Awards pursuant to SoFi’s 2011 Stock Plan (the “2011 Stock Plan”) and the applicable SoFi Award agreement, and terminate the 2011 Stock Plan and the shares reserved thereunder as of the effective time of the Merger and to ensure no new awards are granted thereunder from and following the effective time of the Merger.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place at 10:00 a.m., New York time, on the date that is two (2) business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Representations and Warranties
The Merger Agreement contains representations and warranties of SCH, Merger Sub and SoFi, certain of which are subject to materiality and material adverse effect (as defined below) qualifiers and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of SCH are also qualified by information included in SCH’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of SoFi
SoFi has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and approvals, capitalization of SoFi and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, SoFi benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-money laundering, sanctions and international trade compliance, information supplied, vendors, government contracts and broker dealer and investment advisor matters and no additional representations or warranties.
Representations and Warranties of SCH and Merger Sub
SCH and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of SCH, brokers’ fees, indebtedness, taxes, business activities, NYSE stock market quotation, registration statement, proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of SoFi are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of SCH are qualified in whole or in part by a material adverse effect on the ability of SCH to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to SoFi (“SoFi Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of SoFi and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of SoFi to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SoFi Material Adverse Effect”:
a)any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;
b)any change in interest rates or economic, political, business or financial market conditions generally;
c)the taking of any action required by the Merger Agreement;
d)any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate;
e)any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures);
f)any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
g)any failure of SoFi to meet any projections or forecasts (provided that this clause would not prevent a determination that any Event not otherwise excluded from the definition of SoFi Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a SoFi Material Adverse Effect);
h)any Events generally applicable to the industries or markets in which SoFi and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers);
i)the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, servicers, distributors, partners or employees of SoFi and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);
j)any matter set forth on SoFi’s disclosure letter;
k)any Events to the extent actually known by certain individuals identified in SCH’s disclosure letter on or prior to the date of the Merger Agreement; or
l)any action taken by, or at the request of, SCH or Merger Sub.
Any Event referred to in clauses (a), (b), (d), (f) or (h) above (other than any change in applicable Law or interpretation thereof with respect to student loans) may be taken into account in determining if a SoFi Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of SoFi and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which SoFi and its subsidiaries conduct their respective operations (which will include the financial services and financial technology industries generally), but only to the extent of the incremental disproportionate effect on SoFi and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which SoFi and its subsidiaries conduct their respective operations.
Covenants and Agreements
SoFi has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited financial statements, affiliate agreements, acquisition proposals, transaction litigation and expense statements.
SCH has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by SCH, SCH’s conduct of business, post-closing directors and officers of SCH, domestication, indemnification and insurance, SCH public filings, PIPE Investment, transaction litigation and expense statements.

Conduct of Business by SoFi
SoFi has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by applicable law or as consented to by SCH in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of SoFi in the ordinary course consistent with past practice. SoFi or any of its subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of SoFi and its subsidiaries and/or the health and safety of their respective employees and (ii) SoFi shall, to the extent reasonably practicable, inform SCH of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from SCH with respect thereto.
During the Interim Period, SoFi has also agreed not to, and to cause its subsidiaries not to, except as set forth in the SoFi disclosure letter (the “SoFi Disclosure Letter”), as consented to by SCH in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as contemplated by the Merger Agreement or Ancillary Agreements or as required by applicable law:
•change or amend the governing documents of SoFi or any of SoFi’s subsidiaries or form or cause to be formed any new subsidiary of SoFi;
•make or declare any dividend or distribution to stockholders of SoFi or make any other distributions in respect of any of SoFi’s capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of SoFi to SoFi or another wholly-owned subsidiary of SoFi or dividends payable on the SoFi redeemable preferred stock (as defined in the Merger Agreement);
•split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SoFi’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of SoFi that remains a wholly owned subsidiary of SoFi after consummation of such transaction;
•purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SoFi or its subsidiaries, except for (i) the acquisition by SoFi or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of SoFi or its subsidiaries in connection with the forfeiture or cancellation of such interests or (ii) transactions between SoFi and any wholly-owned subsidiary of SoFi or between wholly owned subsidiaries of SoFi;
•enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease or any contract between SoFi or a subsidiary of SoFi, on one hand, and any specified shareholders of SoFi or their respective affiliates, on the other hand, other than in the ordinary course of business consistent with past practice or as required by law;
•sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of SoFi or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among SoFi and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
•acquire any ownership interest in any real property;
•except as required by an existing benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of SoFi or any of SoFi’s subsidiaries or hire or terminate the employment of employees of SoFi or any of SoFi’s subsidiaries at the level of vice president or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by SoFi or any of SoFi’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by SoFi or any of SoFi’s subsidiaries, except in the ordinary course of business consistent with past practice;
•acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $50,000,000 and (ii) that is not reasonably expected to, individually or in the aggregate, materially impair the ability of SoFi to perform its obligations under the Merger Agreement;
•(i) make, change or revoke any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of material taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;
•take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations of the United States Treasury;
•(i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SoFi or any of SoFi’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to securitization, warehouse lending or risk retention repurchase arrangements, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with leased real property, or (B) incurred between SoFi and any of its wholly owned subsidiaries or between any of such wholly-owned subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $10,000,000, except as otherwise contemplated by the Merger Agreement or as such obligations become due;
•issue any additional shares of SoFi Capital Stock or securities exercisable for or convertible into SoFi Capital Stock, except for issuances of SoFi common stock pursuant to the exercise of option or settlement of SoFi RSUs under the SoFi Incentive Plan and applicable award agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or the exercise of warrants to purchase SoFi Capital Stock or the conversion of any SoFi Capital Stock in accordance with its terms as in effect as of the date of the Merger Agreement, in each case, that are outstanding as of the date of the Merger Agreement, or grant any additional equity or equity-based compensation;
•adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SoFi or its subsidiaries (other than the Merger);
•waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and less than $3,000,000 in the aggregate;
•grant to, or agree to grant to, any person exclusive rights to any intellectual property that is material to SoFi and its subsidiaries, taken as a whole, or sell, lease, exclusively license (other than licenses to intellectual property granted by SoFi or any of SoFi’s subsidiaries in the ordinary course of business consistent with past practice), abandon or permit to lapse or become subject to a lien (other than a permitted lien) or otherwise dispose of, any rights to any intellectual property that is material to SoFi and its subsidiaries, taken as a whole, except for the expiration of SoFi’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of SoFi’s or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

•disclose or agree to disclose to any person (other than SCH or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of SoFi or any of its subsidiaries other than in the ordinary course of business consistent with past practice or pursuant to written obligations to maintain the confidentiality thereof;
•make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in the SoFi Disclosure Letter, in the aggregate;
•enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of SoFi or its subsidiaries as the bargaining representative for any employees of SoFi or its subsidiaries;
•waive the restrictive covenant obligation of any current or former employee of SoFi or any of SoFi’s subsidiaries;
•(i) limit the right of SoFi or any of SoFi’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of SoFi and its subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;
•amend in a manner materially detrimental to SoFi or any of SoFi’s subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental approval or material permit required for the business of SoFi or any of SoFi’s subsidiaries to be conducted in all material respects as conducted on the date hereof; or
•enter into any agreement to take any of the above actions prohibited under the Merger Agreement.
Conduct of Business of SCH
SCH has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by law, as set forth in SCH’s disclosure letter or as consented to by SoFi in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as set forth in SCH’s disclosure letter or as consented to by SoFi in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), SCH has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), or as required by applicable law:
•seek any approval from SCH’s shareholders to change, modify or amend the Trust Agreement or the governing documents of SCH or Merger Sub, except as contemplated by the Transaction Proposals;
•(x) make or declare any dividend or distribution to the shareholders of SCH or make any other distributions in respect of any of SCH’s or Merger Sub’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of SCH’s or Merger Sub’s Capital Stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SCH or Merger Sub other than a redemption of shares of SCH Common Stock required to be made in connection with the Merger;
•(i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or foreign law) with any governmental authority, (v) settle any claim or assessment in respect of a material amount of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations of the United States Treasury;
•enter into, renew or amend in any material respect, any transaction or material contract with an affiliate of SCH or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
•incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SoFi or any of SoFi’s subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (ii) incurred between SCH and Merger Sub or (z) in respect of SCH transaction expenses permitted by the following bullet;
•incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than in support of the ordinary course operations of Acquiror and incident to the consummation of the transactions contemplated by the Merger Agreement or any of the ancillary agreements which are not, individually or in the aggregate, material to SCH or pursuant to any material contract set forth on the SCH disclosure letter;
•waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or (B) any other legal proceeding;
•(i) issue any securities of SCH or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, securities of SCH, other than the issuance of the Aggregate Merger Consideration or in respect of the settlement of specified working capital loans in accordance with its terms or the PIPE Investment substantially concurrently with the Closing, (ii) grant any options, warrants or other equity-based awards with respect to securities of SCH, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any SCH warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
•enter into any agreement to do any of the above actions prohibited under the Merger Agreement.
Covenants of SCH
Pursuant to the Merger Agreement, SCH has agreed, among other things, to:
•prior to the Closing Date, obtain approval for and adopt the 2021 Plan;
•within two business days following the expiration of the sixty-day period after SCH has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form) with respect to SoFi Technologies’ common stock issuable under the Incentive Equity Plan and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;
•take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;
•during the Interim Period, ensure SCH remains listed as a public company on the NYSE or Nasdaq and prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Merger Agreement, and use its reasonable best efforts to cause: (a) such listing application to have been approved by Nasdaq: (b) SCH to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the securities covered by thus registration statement, to be approved for listing on Nasdaq with the trading ticker “SOFI”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement; during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;
•subject to the terms of SCH’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:
•Tom Hutton will initially serve as the Chairperson of the Board of Directors of SoFi Technologies, board of directors shall consist of up to thirteen (13) directors, as least seven (7) of whom shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:
i.Anthony Noto (as Chief Executive Officer of SoFi Technologies);
ii.One (1) director to be nominated by Red Crow Capital, LLC;
iii.One (1) director to be nominated by Qatar Investment Authority;
iv.One (1) director to be nominated by Silver Lake Partners;
v.Two (2) directors to be nominated, collectively, by SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited;
vi.Two (2) Independent Directors to be nominated by the Sponsor;
vii.One (1) Independent Director to be nominated by Red Crow Capital, LLC;
viii.One (1) Independent Director to be nominated, collectively, by SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited; and
ix.Three (3) Independent Directors to be nominated by SoFi that serve as independent directors on the board of directors of SoFi as of the date of the Merger Agreement;
•subject to approval of SCH’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);
•after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of SoFi and SCH and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;
•maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of SoFi immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SCH’s, SoFi’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will SCH be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by SCH or SoFi, as applicable, for such insurance policy for the year ended December 31, 2020;
•on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of SoFi and SCH with the post-Closing directors and officers of SoFi Technologies, which indemnification agreements will continue to be effective following the Closing;
•from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•except as otherwise approved by SoFi (which approval shall not be unreasonably withheld, conditioned or delayed) SCH shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such permitted assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of SoFi Technologies common stock contemplated thereby;
•use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SCH the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and
•SCH shall give SoFi prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of SCH (or any event or circumstance that, to the knowledge of SCH, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to SCH; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of SCH, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if SCH does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement in accordance with its terms.
Covenants of SoFi
Pursuant to the Merger Agreement, SoFi has agreed, among other things, to:
•subject to confidentiality obligations that may be applicable to information furnished to SoFi or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law (including any applicable COVID-19 Measures), afford SCH and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of SoFi and its subsidiaries that are in the possession of SoFi or its subsidiaries as such representatives may reasonably request;
•as soon as reasonably practicable following the date of the Merger Agreement. SoFi shall deliver to SCH the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of SoFi and its subsidiaries as of and for the twelve (12) month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;
•at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of SoFi’s disclosure letter without further liability to SCH, SoFi or any of its subsidiaries;
•during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction; and
•to the extent required by applicable law or contract, provide notice of the transactions contemplated by the Merger Agreement to its investment advisory clients and seek such clients’ consent to any “assignment” of the applicable advisory agreement.

Joint Covenants of SCH and SoFi
In addition, each of SCH and SoFi has agreed, among other things, to take certain actions set forth below.
•Each of SCH and SoFi will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign governmental authorities as may be required under any applicable similar foreign law.
•Each of SCH and SoFi will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.
•Each of SCH and SoFi will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes (subject to, as applicable, a requirement to obtain SoFi’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).
•SCH and SoFi will jointly prepare and SCH will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of SoFi Technologies common stock, SCH warrants and units comprising such to be issued in connection with the Domestication and (ii) the shares of SoFi Technologies common stock that constitute the Aggregate Merger Consideration.
•Each of SCH and SoFi will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.
•SCH will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to shareholders of SCH, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of SCH to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of SCH Class A ordinary shares) with the opportunity to elect to effect a Redemption.
•SoFi will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “SoFi Stockholder Approvals”), by written consent of collective holders of shares of SoFi Capital Stock sufficient to obtain SoFi Stockholder Approval promptly following the time at which the registration statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five business days after the registration statement shall have been declared effective.
•SCH and SoFi will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of SCH, SoFi, or their respective affiliates are required to obtain in order to consummate the Merger.
•Each of SoFi and SCH will, prior to the Closing, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the SoFi capital stock (including derivative securities with respect to the SoFi capital stock) and acquisitions of SoFi

Technologies common stock (including derivative securities with respect to SoFi Technologies common stock) resulting from the transactions contemplated by the Merger Agreement by each officer or director of SCH or SoFi who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement.
•Each of SoFi and SCH will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.
•SCH will use its reasonable best efforts to, and will instruct its financial advisors to, keep SoFi and its financial advisors reasonably informed with respect to the PIPE Investment during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.
•Until the earlier of the Closing or termination of the Merger Agreement, each of SCH and SoFi will each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, legal proceeding, or investigation, whether or not before any governmental authority (including derivative claims), relating to the Merger Agreement, or any of the transactions contemplated thereby (collectively, “Transaction Litigation”) commenced or to the knowledge of SCH or SoFi, as applicable, threatened in writing against (x) in the case of SCH, SCH, any of SCH’s controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of SoFi, SoFi, any of SoFi’s Subsidiaries or controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). SCH and SoFi have also agreed to (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) SoFi, any of SoFi’s Affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without the prior written consent of SCH (not to be unreasonably withheld, conditioned or delayed) or (y) SCH, any of SCH’s affiliates or any of their respective officers, directors, employees or shareholders settle or compromise any Transaction Litigation without SoFi’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of SoFi to consummate the Merger are conditioned on, among other things, that as of immediately prior to the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy SCH’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any SCH transaction expenses or SoFi transaction expenses (such amount, the “Trust Amount”), plus the aggregate gross purchase price for the shares in the PIPE Investment actually received by SCH prior to or substantially concurrently with the Closing must be equal to or greater than $900,000,000 (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of SoFi.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•the approval of the Condition Precedent Proposals by SCH’s shareholders will have been obtained (the “SCH Shareholder Approval”);

•SoFi Stockholder Approval shall have been obtained;
•the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
•the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, and (ii) Company Holders Support Agreement (clauses (i), and (ii), collectively, the “Ancillary Agreements”) will have expired or been terminated;
•there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;
•SCH will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
•the shares of SoFi Technologies common stock to be issued in connection with the Domestication and Merger will have been approved for listing on by Nasdaq (subject to official notice of issuance) and, as of immediately following the effective time of the Merger, SCH shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq, and SCH shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the effective time of the Merger.
•Either the (i) FINRA Approval shall have been obtained, which approval shall be in full force and effect, or (ii) thirty (30) days shall have passed since a substantially complete continuing membership application shall have been submitted, and FINRA shall have notified SoFi or its subsidiaries that it does not intend to impose a material membership restriction on SoFi’s broker-dealer subsidiary in connection with the FINRA Approval.
Conditions to the Obligations of SCH and Merger Sub
The obligations of SCH and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SCH and Merger Sub:
•each of the representations and warranties of SoFi contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a SoFi Material Adverse Effect; and
•each of the covenants of SoFi to be performed as of or prior to the Closing will have been performed in all material respects.
Conditions to the Obligations of SoFi
The obligation of SoFi to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by SoFi:
•each of the representations and warranties of SCH contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SCH or SCH’s ability to consummate the transactions contemplated by the Merger Agreement;
•each of the covenants of SCH to be performed as of or prior to the Closing will have been performed in all material respects;
•As of immediately following the effective time of the Merger, the Board of Directors of SCH shall consist of the number of directors, and be otherwise constituted in accordance with the Merger Agreement; provided, that SoFi shall have performed the covenants of SoFi to be performed prior to the effectiveness of this Registration Statement pursuant to the proviso in Section 7.6(a) of the Merger Agreement;
•the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to SoFi (for additional information, see “Domestication Proposal”);
•as of immediately following the effective time of the Merger, no single stockholder of SoFi Technologies (excluding any such stockholder of SoFi Technologies that holds SoFi capital stock as of immediately prior to the effective time of the Merger), will own greater than nine and nine-tenths percent (9.9%) of the then-issued and outstanding shares of SoFi Technologies common stock; and
•the Minimum Cash Condition. For more information, see “— The Merger Agreement —  Consideration — Closing Conditions— Minimum Cash Condition” above.
Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
•by written consent of SoFi and SCH;
•by SoFi or SCH if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;
•by SoFi if the SCH Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of SCH’s shareholders duly convened therefor or at any adjournment thereof;
•by SoFi if there has been a modification in recommendation of the board of directors of SCH with respect to any of the Condition Precedent Proposals;
•prior to the Closing, by written notice to SoFi from SCH in the event of certain uncured breaches on the part of SoFi or if the Closing has not occurred on or before July 7, 2021, which date shall be automatically extended to October 7, 2021 if as of July 7, 2021 all conditions to the consummation of the Merger have been satisfied or waived other than those relating to the absence of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement (such date, as it may be extended, the “Agreement End Date”), unless SCH is in material breach of the Merger Agreement;
•by SCH, if SoFi shall not have obtained the requisite approval from its stockholders of the Merger Agreement and the transactions contemplated within five business days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or
•prior to the Closing, by written notice to SCH from SoFi in the event of certain uncured breaches on the part of SCH or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless SoFi is in material breach of the Merger Agreement.
In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of SoFi, SCH or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, SoFi Technologies will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of SoFi and pay or cause to be paid all accrued transaction expenses of SCH or its affiliates (including the Sponsor). SCH and SoFi will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Certain Engagements in Connection with the Business Combination and Related Transactions
Citi, Credit Suisse and Goldman Sachs are acting as co-placement agents to SCH in connection with the PIPE Investment and Citi and Goldman Sachs are acting as co-financial advisors to SoFi in connection with the proposed business combination. In connection with such engagements, Citi, Credit Suisse and Goldman Sachs (or its respective affiliates) will receive fees and expense reimbursements customary for a PIPE transaction and business combination (in each case subject to the terms and conditions of its respective engagement letters with SCH and SoFi). In addition, SCH and SoFi each signed letters with Citi, Credit Suisse and Goldman Sachs acknowledging Citi’s, Credit Suisse’s and Goldman Sachs’s role as co-placement agents to SCH in connection with the PIPE Investment and Citi and Goldman Sachs’s role as co-financial advisors to SoFi in connection with the proposed Business Combination and waiving any conflicts. Citi, Credit Suisse, Goldman Sachs and their respective affiliates have engaged in, or may in the future engage in, as applicable, investment banking and other commercial dealings in the ordinary course of business with SCH. They have received, or may in the future receive, as applicable, customary fees and commissions for these transactions.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, SCH, the Sponsor, SoFi and the Persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of January 7, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C. Pursuant to the Sponsor Support Agreement, the Sponsor and each director of SCH agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in the Sponsor Support Agreement), (ii) the liquidation of SCH and (iii) the written agreement of SCH, the Sponsor and SoFi. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.
SoFi Holders Support Agreement
In connection with the execution of the Merger Agreement, SCH entered into a support agreement with SoFi and certain stockholders of SoFi (the “SoFi Stockholders”), representing, in aggregate, 50.7% of the voting power of the outstanding SoFi capital stock, voting as a single class and on an as-converted basis, as of January 7, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “SoFi Holders Support Agreement”). Pursuant to the SoFi Holders Support Agreement, SoFi Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, subject to the terms and conditions of SoFi Holders Support Agreement.
Pursuant to SoFi Holders Support Agreement, the Requisite SoFi Stockholders (as defined in the SoFi Holders Support Agreement) also agreed to, among other things, deliver a duly executed copy of the Registration Rights Agreement at the Closing.
The SoFi Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in SoFi Holders Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of the SoFi Holders Support Agreement, all obligations of the parties under SoFi Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the SoFi Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the SoFi Holders Support Agreement prior to such termination.
Shareholders’ Agreement and Share Repurchase Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor and certain former stockholders of SoFi (the “SoFi Holders”) will enter into the Shareholders’ Agreement, pursuant to which (i) following the Closing, SoFi Technologies will enter into a share repurchase agreement with SoftBank Group Capital Limited (the “Share Repurchase Agreement”) committing SoFi Technologies to repurchase, in the aggregate, $150 million of shares of SoFi Technologies common stock owned by the SoftBank Investors at a price per share equal to $10.00. Following such repurchase, in the event the combined ownership of shares of SoFi Technologies common stock by the SoftBank Investors and Renren SF Holdings Inc., or their affiliates, exceeds 24.9% (or 14.9%, if the Board of Governors of the Federal Reserve System has provided written notice to SoFi Technologies that the SoftBank Investors, Renren SF Holdings Inc. and their respective affiliates, must own or control, collectively, 14.9% or less of the voting power of any class of voting securities of SoFi Technologies in order for any of the SoftBank Investors, Renren SF Holdings Inc. or their respective affiliates to not “control” SoFi Technologies (within the meaning of the Bank Holding Company Act of 1956, as amended)), then upon the written request of SoFi Technologies, the SoftBank Investors will convert a number of shares of SoFi Technologies common stock into non-voting common stock such that, following such conversion, the combined ownership of the SoftBank Investors, Renren SF Holdings Inc. and their affiliates will not exceed such threshold. Shares of SoFi Technologies non-voting common stock will automatically convert into SoFi Technologies voting common stock (i) as a result of transfers of shares of SoFi Technologies non-voting common stock (A) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of voting securities of SoFi Technologies, (B) to a transferee that would control more than fifty percent (50%) of every class of voting securities of SoFi Technologies without any such transfer, (C) to SoFi Technologies and (D) in a widespread public distribution, and (ii) in connection with any issuances of SoFi Technologies voting common stock, at the election of any SoftBank Investor, whereby SoFi Technologies non-voting common stock held by such SoftBank Investor may be converted into the same number of shares of SoFi Technologies voting common stock so long as such SoftBank Investor does not acquire a higher percentage of the outstanding SoFi Technologies voting common stock than such SoftBank Investor controlled immediately prior to such issuance. Based on the beneficial ownership of SoFi common stock by the SoftBank Investors, Renren SF Holdings Inc. and their affiliates as of December 31, 2020, and assuming (x) SoFi Technologies issues

684,627,845 shares of SoFi Technologies common stock in connection with the Business Combination and (y) SoFi Technologies repurchases 15 million shares of SoFi Technologies common stock owned by the SoFi Investors in the repurchase pursuant to the Share Repurchase Agreement, the expected beneficial ownership of shares of SoFi Technologies common stock by the SoftBank Investors, Renren SF Holdings Inc. and their affiliates immediately following the consummation of the Business Combination and the share repurchase described above would be 143,040,118. If, as of the Closing, SoFi Technologies maintains an amount of available cash that exceeds one billion, two-hundred and fifty million dollars $(1,250,000,000) minus the aggregate amount of the net proceeds raised pursuant to that certain Common Stock Purchase Agreement, dated December 30, 2020, by and among SoFi and the investors specified therein, in the aggregate, and the Board of Directors approves the repurchase of SoFi Technologies common stock, then until the earlier of 180 days following the Closing and such time as the amount of such repurchases equals $250 million, SoFi Technologies will offer the SoFi Holders the right to sell to SoFi Technologies shares of SoFi Technologies common stock owned by the SoFi Holders at a price per share equal to $10.00, subject to certain prioritizations between such stockholders, and in each case on the terms, and subject to the conditions, set forth in the Shareholders’ Agreement.
The Shareholders’ Agreement further sets forth the following ongoing board designation rights following the consummation of the Business Combination:
•The Sponsor will be entitled to nominate (i) two (2) independent directors for so long as it and its affiliated funds own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing and (ii) one (1) independent director for so long as it and its affiliated funds own at least (x) 25% of the SoFi Technologies common shares owned by them immediately following the Closing or (y) 5% percent of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights.
•The SoftBank Investors will be entitled to nominate (i) two (2) directors for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased as described above) and (ii) one (1) director for so long as they own at least (x) 25% of the SoFi Technologies common shares owned by them immediately following the Closing (less any repurchased shares) or (y) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights. The SoftBank Investors will also be entitled to nominate one (1) independent director for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing, subject to certain restrictions and replacement rights. The SoftBank Investors’ ownership of SoFi Technologies non-voting common stock, if any, will count towards satisfying such ownership requirements.
•The Silver Lake Investors will be entitled to nominate one (1) director for so long as they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased as described above) or (ii) 5% of the issued and outstanding shares of Common Stock, subject to certain replacement rights.
•The QIA Investors will be entitled to nominate one (1) director for so long as the they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing (less any shares repurchased as described above) or (ii) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights.
•The Red Crow Investors will be entitled to nominate one (1) director for so long as the they own at least (i) 50% of the SoFi Technologies common shares owned by them immediately following the Closing or (ii) 5% of the issued and outstanding shares of SoFi Technologies common stock, subject to certain replacement rights. The Red Crow Investors will also be entitled to nominate one (1) independent director for so long as they own at least 50% of the SoFi Technologies common shares owned by them immediately following the Closing, subject to certain replacements rights.
Following the consummation of the Business Combination, the Shareholders’ Agreement also grants, subject to applicable law and qualification of the applicable designees as “independent” pursuant to the Nasdaq Listing Standards, the following designation rights with respect to committees of the SoFi Technologies Board of Directors:
•The SoftBank Investors shall be entitled to designate (i) one (1) member of each of two (2) standing committees of the SoFi Technologies Board of Directors (as determined by the SoftBank Investors) for so long as the SoftBank Investors are entitled to nominate two (2) directors to the SoFi Technologies Board of Directors and (ii) one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the SoftBank Investors) for so long as the SoftBank Investors are entitled to nominate one (1) director to the SoFi Technologies Board of Directors. In addition, for so long as a director or the independent director nominated by the SoftBank Investors serves on the Nominating and Corporate Governance Committee, the Compensation Committee or the Audit and Risk Committee, any such Committee may not have fewer than four (4) members.
•The Red Crow Investors shall be entitled to designate (i) one (1) member of each of two (2) standing committees of the SoFi Technologies Board of Directors (as determined by the Red Crow Investors) for so long as the Red Crow Investors are entitled to nominate both a director and an independent director to the SoFi Technologies Board of Directors and (ii) one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the Red Crow Investors) for so long as the Red Crow Investors are entitled to nominate either a director or an independent director to the SoFi Technologies Board of Directors.
•The Silver Lake Investors shall be entitled to designate one (1) member of one (1) standing committee of the SoFi Technologies Board of Directors (as determined by the Silver Lake Investors) for so long as the Silver Lake Investors are entitled to nominate a director to the SoFi Technologies Board of Directors.
During the time as the applicable SoFi Holder has the nomination rights described above, (i) SoFi Technologies agrees to include such nominees on its slate of nominees to stand for election and to recommend, support and solicit proxies for such nominees in substantially the same manner as it recommends, supports and solicits proxies for any other members of such slate of director nominees and (ii) such SoFi Holder agrees to appear in person or by proxy at any meeting of SoFi Technologies’ shareholders at which directors are to be elected and to vote all shares beneficially owned by such SoFi Holder in favor of each of the nominees on the slate of director nominees nominated by SoFi Technologies and otherwise in accordance with the Board’s recommendation on any other proposal related to the appointment, election or removal of directors.
Amended and Restated Series 1 Preferred Stock Investors’ Agreement
In connection with the execution of the Merger Agreement, SCH and the Series 1 Holders entered into the Series 1 Agreement, dated as of January 7, 2021, a copy of which is attached to this proxy statement/prospectus as Annex H. The Series 1 Agreement amends and restates in its entirety the Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019, among SoFi and the Series 1 Holders (the “Original Series 1 Agreement”) and assigns all of SoFi’s rights, remedies, obligations and liabilities under the Original Series 1 Agreement to SCH. The Series 1 Agreement will become effective as of and subject to the Closing, except that it became effective as of January 7, 2021 with respect to the cash payment described in the next sentence. The Series 1 Agreement contains financial and other covenants, provides for certain information rights and provides for the cash payment of $22.1 million to the Series 1 Holders, immediately upon the Closing, in full satisfaction of the special payment rights set forth in the Original Series 1 Agreement, which is subject to adjustment in accordance with the Merger Agreement.
The Series 1 Agreement further provides that if the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a director designated by QIA to the Board of Directors of SoFi Technologies, as provided in the Proposed Certificate of Incorporation, then each Series 1 Investor shall vote such number of shares of Series 1 Preferred Stock as is necessary to ensure that the person designated by QIA is so elected, subject to certain restrictions. The financial covenants included in the Series 1 Agreement require that SoFi maintain, as of the end of any fiscal year, (a) minimum consolidated tangible net worth of not less than 50% of the consolidated tangible net worth of SoFi as of the date of initial issuance of the Series 1 Preferred Stock, (b) a maximum leverage ratio of 2.0x, (c) a maximum ratio of preferred and parity stock to consolidated tangible net worth of 1.0x and (d) consolidated tangible net worth in excess of a minimum equity amount. Additionally, the Series 1 Agreement contains incurrence covenants with respect to indebtedness and preferred stock of SoFi or any of its restricted subsidiaries as defined in the Revolving Credit Agreement.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor, certain affiliates of the Sponsor and certain SoFi Holders will enter into the Registration Rights Agreement, pursuant to which SoFi Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SoFi Technologies common stock and other equity securities of SoFi Technologies that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCH, the Sponsor and the other parties thereto in connection with SCH’s initial public offering. The Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein).

Series 1 Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies and the Series 1 Investors will enter into the Series 1 Registration Rights Agreement, pursuant to which SoFi Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Series 1 Preferred Stock and any other equity security of the SoFi Technologies or any of its subsidiaries issued or issuable with respect to shares of Series 1 Preferred Stock. The Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein).
Amended and Restated Series H Warrants
The Merger Agreement contemplates that, at Closing, SoFi Technologies and each holder of Series H Warrants will enter into an amended and restated warrant which will supersede the outstanding warrants to purchase shares of Series H Preferred Stock, and pursuant to which, such holder will have the right to purchase a number of shares of SoFi Technologies common stock set forth therein.
Lock-up Agreements
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor, certain key holders of the Sponsor, and certain SoFi Holders, will agree to restrictions on transfer with respect to the Lock-up Shares, including a lock-up of such shares in each case ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of SoFi Technologies common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of SoFi Technologies common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-up Agreements supersede the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of November 13, 2020, by and among SCH and the signatory thereto (the “Insider Letter), which provisions will be of no further force or effect as of the closing of the Business Combination.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, SCH entered into Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to the accompanying proxy statement/prospectus as Annex D, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 122,500,000 shares of SCH common stock at $10.00 per share for an aggregate commitment amount of $1,225,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such), (iii) a customary bringdown of the representations and warranties of the PIPE Investor and SCH in the Subscription Agreement and (iv) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur prior to or substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscriptions by Third-Party Investors (which investors are not party to the Registration Rights Agreement), SCH is required to file with the SEC, within 10 business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of SCH common stock to be issued to any such Third-Party Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies SCH that it will “review” such registration statement) following the Closing (as defined in the Subscription Agreement) and (ii) the 5th business day after the date SCH is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, provided, however, that such registration statement shall not be required to become effective prior to the 30th calendar day following the Closing (as defined in the Subscription Agreement).
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the Subscription Agreements) or in the future as a result of, or arising out of, the Subscription Agreements against SCH, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of SCH and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) December 31, 2021 if the Closing (as defined in the Subscription Agreement) has not occurred on or before such date.
Background to the Business Combination
SCH is a blank check company incorporated on July 10, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between SCH and SoFi. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
On October 14, 2020, SCH completed its initial public offering of 80,500,000 units, including 10,500,000 units subject to the underwriter’s over-allotment option, at a price of $10.00 per unit (the “SCH units”), generating gross proceeds of $805,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of SCH’s initial business combination). Each SCH unit consisted of one SCH Class A ordinary share and one-fourth of one public warrant. Each public warrant entitles the holder thereof to purchase one SCH Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, SCH completed the private sale of an aggregate of 8,000,000 private placement warrants at a price of $2.00 per warrant to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by SCH so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by SCH and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable, or salable until 30 days after the consummation of SCH’s initial business combination, subject to limited exceptions. In connection with SCH’s initial public offering, Connaught (UK) Limited (“Connaught”) acted as financial advisor to SCH, Credit Suisse Securities (USA) LLC (“Credit Suisse”) acted as capital markets advisor to SCH, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to SCH and Maples and Calder (“Maples”) acted as Cayman Islands legal advisor to SCH. Connaught and Credit Suisse, after deliberation by the Board,were decided to not be engaged to render, and did not render, a fairness opinion with respect to the Business Combination. The officers and directors of SCH have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of SCH’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Connaught and Credit Suisse each has not performed any services for SoFi, and has not received any compensation from SoFi, in each case, in the two-year period preceding the date that SCH and SoFi entered into the Merger Agreement.
Since the completion of its initial public offering, SCH considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of SCH contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the sports, data, semiconductor, media, logistics, healthcare, technology, financial services, consumer services and e-commerce sectors. SCH considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of SCH’s management team. In the process that led to identifying SoFi as an attractive investment opportunity, SCH’s management team evaluated over 100 potential business combination targets, made contact with representatives of 33 such potential combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure agreements with 3 such potential business combination targets, all of which did not contain a standstill provision.
Beginning during the week of October 12, 2020, weekly meetings via teleconference were held among members of SCH’s management team (including Chamath Palihapitiya, Chief Executive Officer of SCH and Chairman of the SCH board of directors, and Ian Osborne, President of SCH and a member of the SCH board of directors) certain of SCH’s advisors, and those of SCH’s directors who were able to attend such calls on any given occasion, as applicable, in order to discuss matters relating to SCH’s initial business combination. Initially, such meetings were intended to allow SCH management and certain of SCH’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. During those weekly meetings that were held from October 16, 2020, through December 18, 2020, (when such weekly meetings were discontinued as a result of the entry into exclusive discussions regarding the proposed business combination with SoFi), SCH’s management and certain of SCH’s advisors provided updates regarding the status of the potential business combination transaction with SoFi, including with respect to the negotiation of definitive transaction documents, the due diligence review being conducted by SCH’s advisors, the status of the PIPE Investment, and other related matters. On October 15, 2020, representatives of another special purpose acquisition company (“SPAC A”), of which Chamath Palihapitiya and Ian Osborne are the Chief Executive Officer and President, respectively, and which held a smaller amount of proceeds in trust than SCH, entered into a non-disclosure agreement with SoFi.
During the next two weeks, representatives of SPAC A and representatives of SoFi held multiple conference calls and email exchanges to investigate the merits of a potential business combination transaction involving SPAC A and SoFi.
Following these discussions, during the first three weeks of November, there were multiple telephone conversations involving representatives of SoFi and representatives of SPAC A regarding a request from SoFi to terminate discussions with SPAC A and instead enter into discussions with SCH regarding a potential business combination transaction, as the amount that SCH held in trust would be better suited to SoFi’s current capital needs and objectives.
On November 21, 2020, all of the members of the board of directors of SPAC A held a meeting via teleconference, considered the potential benefits and disadvantages of this request for SPAC A and its shareholders, and unanimously approved a resolution to terminate discussions with SoFi effective immediately.
Later on November 21, 2020, SCH executed a non-disclosure agreement (the “Non-Disclosure Agreement”) with SoFi. After the Non-Disclosure Agreement was executed, SoFi began providing preliminary confidential information to SCH regarding SoFi and its subsidiaries and their collective business operations.
On November 21, 2020, representatives of SCH e-mailed to representatives of SoFi an initial draft non-binding letter of intent, addressed to Anthony Noto in his capacity as Chief Executive Officer of SoFi, which included, subject to further due diligence an initial pre-transaction equity value for the SoFi business of $6.2 billion. The initial draft non-binding letter of intent also contemplated a PIPE Investment of at least $450 million, in the aggregate, from insider and third-party PIPE Investors.
The $6.2 billion valuation was consistent with SCH management’s evaluation of the business, and was based on SCH management’s analysis of the projected net revenue and adjusted EBITDA to be generated by the business, as projected by SoFi’s management, SCH management’s further analysis of SoFi’s lending, financial services and technology go-forward business mix, the likelihood of obtaining a national bank charter, as described elsewhere in this proxy statement/prospectus, other materials provided by SoFi’s management, and analysis of companies in the financial services market, including diversified financials, payments, and lending businesses such as American Express, Charles Schwab, Square, Adyen, PayPal, First Republic Bank, and Rocket Companies. SCH evaluated its proposed valuation of SoFi in the context of the company’s forecasted financial performance and business mix both today and in the future with reference to the current trading multiples of these comparable companies at the time of the negotiations and their historical trading multiples over various time periods. The valuation proposed in the non-binding proposal valued SoFi’s financial plan without the impact of a national bank charter, which SoFi’s management expected would increase the projected net revenue and adjusted EBITDA of the company. SCH management determined that the prudent approach was to value SoFi based on the existing plan and capital structure, recognizing the potential future value creation of a national bank charter.
From November 29, 2020, through December 15, 2020, various discussions were held between the parties around the pre-transaction equity valuation proposed by SCH and multiple drafts of the non-binding letter of intent were exchanged. During these discussions SoFi notified SCH that it was concurrently pursuing an equity raise (anticipated to amount to between $300 million and $400 million, in the aggregate) which SoFi expected to be consummated prior to the execution of definitive transaction documents with respect to the potential business combination transaction between SoFi and SCH. SCH management determined that the pre-transaction equity valuation should be increased from $6.2 billion by the amount of the net proceeds raised in this transaction, and ultimately settled on this approach, yielding a pre-transaction equity valuation of SoFi of $6.6 billion which was reflected in the executed non-binding letter of intent of December 16, 2020 (the “LOI”).
The newly issued common stock of SoFi Technologies, valued at the pre-transaction equity value of $6.6 billion, will be divided by $10.00 per share to determine the post-closing shares owned by pre-transaction SoFi Stockholders, consistent with SCH’s initial public offering price of $10.00 per share.
The exchange ratios between SoFi’s existing share classes and SCH’s common shares is an output of the pre-transaction equity value of $6.2 billion divided by the applicable number of outstanding SoFi common stock and preferred share classes, adjusted for certain pre-Closing share issuances and cancellations, including, but not limited to the investment made by T. Rowe Price in December 2020 which resulted in a final pre-transaction equity value of $6.6 billion.
Both SCH’s founder shares, totaling 20,125,000 SCH Class B ordinary shares, and the PIPE Investment, totaling $1,225 million, will convert into SoFi Technologies common stock at a value of $10.00.
The resultant post-Closing pro forma ownership of SoFi Technologies is a function of the aggregate value of the pre-transaction equity value to SoFi Stockholders, SCH founder shares, and PIPE Investment, divided by the a value share price of $10.00.
From November 21, 2020, through November 27, 2020, representatives of SCH and of SoFi held multiple conference calls to discuss the terms of the initial draft non-binding letter of intent, in addition to the parties’ perspectives on, among other things, public markets positioning and, as discussed above, appropriate valuation framework.
On November 27, 2020, representatives of SCH and representatives of SoFi held a meeting via teleconference, during which members of SoFi’s management team presented an investor presentation regarding SoFi and its business operations, including financial information, historic and projected revenues and profits, views on competitive positioning and market opportunity, and background on the SoFi management team.
On December 15, 2020, SCH held a meeting via video teleconference of all of the members of the SCH board of directors in addition to Steve Trieu, SCH’s Chief Financial Officer, Simon Williams, SCH’s General Counsel and Secretary, and Ravi Tanuku, a representative of Social Capital LP (an affiliate of the Sponsor), and representatives of Skadden. During the meeting, members of SCH’s management team, including Mr. Palihapitiya and Mr. Osborne, supported by certain of SCH’s advisors, (i) provided the other members of the SCH board of directors (Jennifer Dulski and Jay Parikh) with additional background regarding SoFi and its business, (ii) discussed the proposed terms of a potential business combination transaction involving SCH and SoFi as expected to be reflected in a proposed final non-binding letter of intent, and reviewed the reasons for exploring a proposed transaction with SoFi upon the terms set forth in the LOI, and (iii) reviewed the proposed valuation reflected in the LOI (which remained subject to due diligence), including the methodology used and the other considerations and assumptions underlying such valuation. Mr. Palihapitiya also solicited questions and other feedback thereupon from the SCH board of directors (including with respect to proposed valuation and related considerations).
On December 16, 2020, following additional discussion among the parties of the terms of a potential business combination transaction involving SCH and SoFi, Mr. Osborne, on behalf of SCH, and Anthony Noto (SoFi’s Chief Executive Officer), on behalf of SoFi, executed the agreed final version of the LOI regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving SCH and SoFi, which reflected a pre-transaction equity value for SoFi of $6.6 billion (such increase from the $6.2 billion pre-transaction equity value was agreed between the parties to account for the additional net cash proceeds generated by the equity raise (anticipated to amount to between $300 million and $400 million, in the aggregate), which SoFi expected to be consummated prior to the execution of the definitive transaction documents with respect to the potential business combination transaction between SoFi and SCH). The base purchase price that resulted was equal to the net proceeds raised plus the initial pre-transaction equity valuation of $6.2 billion; SCH determined that this adjustment was appropriate to reflect the additional financial and operating flexibility provided by the net cash proceeds), with no further adjustment for SoFi’s cash or debt (other than an upward adjustment to reflect the net increase in cash resulting from a contemplated equity raise, expected to be consummated after the date of the LOI but prior to execution of definitive transaction documents in respect of the proposed business combination) (such amount, as adjusted, the “Base Purchase Price”), and which contemplated that a newly-formed, wholly-owned subsidiary of SCH would merge with and into SoFi, which would then merge with and into SCH, and that, if agreed by the parties, SCH would re-domicile as a Delaware corporation prior to the consummation of the potential business combination transaction. Pursuant to the LOI, the total merger consideration would consist of a number of shares of newly-issued common shares of SCH, valued at $10.00 per share, equal to the Base Purchase Price divided by $10.00.
Pursuant to the LOI, the total size of the PIPE Investment was contemplated to be $450 million, with (x) at least $200 million (but no more than $225 million) to be invested by entities identified by the Sponsor and (y) the remainder to be invested by certain additional investors (which the parties agreed may include mutual funds and existing shareholders of SCH).
Pursuant to the LOI, each of SoFi and SCH agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) the parties’ mutual agreement in writing to terminate the obligations contained in the LOI, and (ii) the expiration of the 30-day period beginning on the date the LOI is executed (with an agreement to extend this period, if mutually agreed, to the extent that the definitive documentation in respect of the proposed transaction has not been executed prior to the expiration of such period, but the parties continue to negotiate in good faith with respect thereto) (the “Exclusivity Period”).
On December 17, 2020, and December 18, 2020, representatives of SCH and of SoFi held multiple conference calls to discuss matter related to the parties’ proposed transaction timeline and SCH’s and its advisors’ business, accounting, tax and legal due diligence review of SoFi and its business.
On December 19, 2020, representatives of Skadden, on behalf of SCH, and representatives of each of Goodwin Procter LLP (“Goodwin”) and Wachtell, Lipton, Rosen and Katz (“Wachtell”), on behalf of SoFi, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur in the first half of January 2021.
On December 19, 2020, representatives of Skadden were provided with access to a virtual data room of SoFi and began conducting legal due diligence review of certain of the materials contained therein. Representatives of KPMG LLP (“KPMG”) and of Woodruff-Sawyer & Co. (“Woodruff”) were also engaged by SCH to perform tax and financial due diligence review, and insurance due diligence review, respectively, of SoFi and its business operations.
During the following three weeks, representatives of Skadden, KPMG and Woodruff, on behalf of SCH, and representatives of Wachtell, Goodwin and SoFi management, as applicable, on behalf of SoFi, had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence “kick-off” call, and other matters arising over the course of Skadden’s, KPMG’s and Woodruff’s respective review of SoFi’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via e-mail, including pursuant to conference calls held among representatives of Skadden, Goodwin, Wachtell and SoFi management, as applicable on December 28, 2020 and December 29, 2020 to discuss matters relating to regulatory and compliance considerations.
On December 19, 2020, representatives of Skadden and Connaught, on behalf of SCH, and representatives of Goodwin and members of SCH’s management team, on behalf of SoFi, held a telephone conference call to discuss matters related to the proposed transaction.
On December 19, 2020, representatives of Skadden, Connaught and KPMG, on behalf of SCH, and representatives of Goodwin, Wachtell and members of SoFi’s management team, on behalf of SoFi, held a telephone conference call to discuss matters related to SoFi’s regulatory regime and compliance program as part of Skadden’s and KPMG’s initial legal due diligence.
On December 20, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Goodwin, on behalf of SoFi, an initial draft of the form of Subscription Agreement, based on the terms of the LOI, as updated by subsequent discussions, pursuant to which the PIPE Investors would agree to purchase shares of SCH ordinary shares at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein.
On December 20, 2020, representatives of Goodwin, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft of the form of the Incentive Equity Plan to be adopted by SCH in connection with the proposed business combination, and draft forms of award agreements, the terms of which the parties continued to negotiate over the course of the following two weeks, exchanging multiple drafts prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of the Incentive Equity Plan was attached as an exhibit. See “Incentive Equity Plan” for additional information.
On December 22, 2020, representatives of Skadden, KPMG and Connaught, on behalf of SCH, held a “kickoff” legal due diligence call with representatives of Goodwin, Wachtell and members of SoFi’s management team, on behalf of SoFi, covering Skadden’s initial legal due diligence questions and requests after an initial review of the materials provided in the data room.
On December 22, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Wachtell and Goodwin, on behalf of SoFi, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that SCH would domesticate as a Delaware corporation in connection with and as of immediately prior to the consummation of the Merger. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of SoFi’s outstanding securities (such as SoFi’s preferred stock, warrants, Options, Restricted Stock Units and other equity-linked securities), restrictions on the conduct of SoFi’s and SCH’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.
On December 23, 2020, following additional discussion between the parties, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, a revised draft of the form of Subscription Agreements, which was subsequently forwarded to representatives of Shearman & Sterling LLP (“Shearman”) who had been engaged to represent Credit Suisse in its capacity as a placement agent for the PIPE Investment.
On December 23, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Wachtell and Goodwin, on behalf of SoFi, an initial draft form of the Amended and Restated Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, SCH would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of SoFi Technologies that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following month, exchanging multiple drafts thereof. During this time and in connection with these negotiations, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “—Related Agreements—Registration Rights Agreement” for additional information.
On December 24, 2020, representatives of Skadden, on behalf of SCH, also e-mailed to representatives of Wachtell and Goodwin, on behalf of SoFi, an initial draft of a Sponsor Support Agreement, to be entered into by SoFi, SCH, the Sponsor and each of SCH’s directors, pursuant to which, among other things, the Sponsor and the members of the SCH board of directors would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any ordinary shares held by them. Over the course of the following two weeks, the parties continued to negotiate the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on January 7, 2021. The principal terms being negotiated during such time included those related to the waiver of certain rights of the Sponsor to be set forth therein. See “—Related Agreements—Sponsor Support Agreement” for additional information.
Also on December 24, 2020, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Wachtell and Goodwin, on behalf of SoFi, an initial draft of SoFi Holders Support Agreement, pursuant to which, among other things, certain large stockholders of SoFi (collectively representing a majority of the outstanding voting power of SoFi on an as converted basis) would agree to execute and deliver a written consent with respect to the outstanding shares of SoFi capital stock held by them, adopting the Merger Agreement and the transactions contemplated thereby, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following two weeks, the parties continued to negotiate the terms of the SoFi Holders Support Agreement, exchanging multiple drafts before an agreed final version of the SoFi Holders Support Agreement was executed by the parties thereto on January 7, 2021. See “—Related Agreements—SoFi Holders Support Agreement” for additional information.
On December 26, 2020, representatives of Skadden, on behalf of SCH, and representatives of Goodwin and Wachtell, on behalf of SoFi, held a telephone conference call to discuss matters related to the form of Subscription Agreement and the PIPE Investment process. The parties continued to negotiate the terms of the Subscription Agreements over the course of the following two weeks, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, (i) the aggregate amount and allocation of the PIPE Investment between and among PIPE Investors and the identities of the PIPE Investors anticipated to sign the respective Subscription Agreements, (ii) whether and on what terms SoFi would be granted any rights in respect of such Subscription Agreements, including the amendment and assignment of such Subscription Agreements before Closing, (iii) whether and under what conditions the PIPE Investors would be able to refuse to consummate the transactions consummated by the Subscription Agreement and (iv) the terms and conditions of any registration rights to be granted to the PIPE Investors pursuant to the Subscription Agreements.
On December 26, 2020, following additional discussion among the parties, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, a revised version of the Merger Agreement, which contemplated a revised transaction structure, whereby a newly-formed subsidiary of SCH would merge with and into SoFi, which would survive the Merger and continue as a wholly-owned subsidiary of SCH, rather than effecting a second-step merger with and into SCH.
This draft also (i) included certain changes limiting SoFi’s obligations with respect to the operation of its business in the ordinary course between signing and closing and other changes to the representations and warranties and to the conditions of each party’s obligations to consummate the Merger, (ii) provided that SCH would be obligated to obtain SoFi’s prior written approval before making any changes to any of the Subscription Agreements between signing and closing.
From December 26, 2020, through December 28, 2020, multiple conference calls were held among all of the members of the SCH board of directors and representatives of SCH’s advisors to discuss such advisors’ initial findings in connection with their due diligence investigation of SoFi and its business.
On December 27, 2020, representatives of Skadden, Wachtell and Goodwin, on behalf of their respective clients, held a meeting via teleconference to discuss the terms of the Merger Agreement as reflected in the most recent draft circulated by Wachtell.
Beginning on December 27, 2020, representatives of Credit Suisse, Citi and Goldman Sachs, each began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss SoFi, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks of December 28, 2020, and January 4, 2021, representatives of SCH, SoFi, Credit Suisse, Goldman Sachs and Citi participated in various virtual meetings with prospective participants in the PIPE Investment.
During the weeks of December 28, 2020, and January 4, 2021, after a draft form of Subscription Agreement had been provided to the prospective non-insider PIPE Investors, the terms of the form of Subscription Agreement, were further negotiated between the representatives of Skadden, Wachtell, and Shearman, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed forms of Subscription Agreement by the parties thereto as of January 7, 2021. See “—Related Agreements—Subscription Agreement” for additional information.
On December 29, 2020, SCH held a meeting of all of the members of the SCH board of directors via teleconference (other than Mr. Palihapitiya, who was unable to attend, but was subsequently updated following the meeting). SCH management and representatives of Skadden, Connaught, and Social Capital LP were also in attendance. During the meeting, SCH management provided an update regarding the status of the potential business combination transaction involving SCH and SoFi, including with respect to the negotiation of definitive transaction agreements, SCH’s advisors’ ongoing due diligence review of the PIPE Investment process and related matters, before soliciting questions from the directors and answering questions regarding the anticipating timeline to signing and closing and related matters.
On December 30, 2020, following additional discussions among the parties, representatives of Skadden, on behalf of SCH, e-mailed to representatives of Wachtell and Goodwin, on behalf of SoFi, a revised version of the Merger Agreement, which included, among other things, (i) expanded obligations of SoFi regarding the operation of its business between signing and closing, (ii) revisions to the conditions to the obligations of each party to consummate the Merger, and (iii) an initial proposal for the scope of the lock-up to which the Sponsor and certain stockholders of the Company would be subject post-Closing, and (iii) limited exceptions to certain of SCH’s obligations to SoFi in connection with the consummation of the PIPE Investment as contemplated by the Subscription Agreements executed at signing.
On December 30, 2020, representatives of SoFi’s management team, on behalf of SoFi, and representatives of Connaught, on behalf of SCH, held a meeting via teleconference to discuss certain outstanding items in the Merger Agreement, including regarding the treatment of certain SoFi securities in the Merger.
On December 31, 2020, representatives of Skadden, Wachtell and Goodwin held a meeting via teleconference, on behalf of their respective clients, to discuss the changes reflected in the most recent draft Merger Agreement circulated by Skadden and matters relating to the revised terms of the lock-up proposed by SoFi management.
On January 1, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, initial drafts of the forms of certificate of incorporation and bylaws for the combined company to be adopted by SCH in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed forms of

Certificate of Incorporation and Bylaws were attached as exhibits. See “Organizational Documents Proposals” for additional information.
On January 1, 2021, representatives of Skadden and Connaught and members of SCH’s management team, on behalf of SCH, and representatives of Wachtell, Goodwin and members of SoFi’s management team, on behalf of SoFi, held a meeting via teleconference, on behalf of their respective clients, to further discuss the open items in the draft Merger Agreement, including matters relating to conditions to SoFi’s obligation to consummate the Merger.
From January 1, 2021 through January 7, 2021, representatives of Skadden and Wachtell, on behalf of their respective clients, continued to negotiate the terms of the Merger Agreement, including those regarding, among other things, the treatment of certain of SoFi’s outstanding securities in the Merger, and the specific mechanics by which such securities will either be canceled in exchange for the right to receive a portion of the merger consideration (or else remain outstanding), SoFi’s obligations with respect to the operation of its business between signing and closing, including its agreement to avoid taking certain corporate actions without the prior written consent of SCH, and certain additional related agreements to be entered into among the parties in connection with the transactions contemplated by the Merger Agreement.
On January 3, 2021, representatives of Connaught and members of SCH management, on behalf of SCH, and SoFi management, on behalf of SoFi, held a conference call to discuss SoFi’s proposal regarding the terms and allocation of the performance equity grant contemplated by the LOI, to be awarded to members of SoFi management in connection with the transactions contemplated by the Merger Agreement, a summary of which proposal was emailed by representatives of Goodwin, on behalf of SoFi, to representatives of Skadden, on behalf of SCH on December 4, 2020. The parties discussed how the proposal differed from what was contemplated by the LOI, but ultimately aligned from each party’s perspective.
On January 4, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form of a lock-up agreement, that would be applicable to certain existing stockholders of SoFi and SCH, including certain larger SoFi stockholders and members of SoFi management, and the pre-closing holders of SCH’s class B ordinary shares. The parties continued to negotiate the terms of this agreement over the course of the following three days, exchanging multiple drafts thereof prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of Lock-Up Agreement was attached as an exhibit. See “—Related Agreements—Lock-up Agreement” for additional information.
On January 4, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form of an amended and restated investor rights agreement. Pursuant to this agreement, SCH would agree to allow certain pre-closing investors’ rights (granted to holders of SoFi Series 1 Preferred Stock pursuant to an investor rights agreement entered into among such holders and SoFi, based on such holders’ ownership of SoFi Series 1 Preferred Stock prior to the consummation of the Merger) to continue after closing (in accordance with the terms and subject to the conditions of such amended and restated investor rights agreement among such holders and SCH, based on such holders’ ownership of shares of SoFi Technologies Series 1 Preferred Stock following the consummation of the Merger). The parties continued to negotiate the terms of this agreement over the course of the following day, exchanging multiple drafts thereof prior to the execution of the Amended and Restated Series 1 Investor Rights Agreement on January 7, 2021. See “—Related Agreements—Investor Rights Agreement” for additional information.
On January 5, 2021, representatives of KPMG delivered a copy of each of (i) a report summarizing the findings of KPMG’s tax due diligence review of SoFi and its business operations (e.g., reviewing SoFi’s general tax profile, select U.S. federal income, state and local and international tax matters), and (ii) a report summarizing the findings of KPMG’s financial due diligence review of SoFi and its business operations (e.g., reviewing SoFi’s regulatory and compliance framework and recent enforcement actions), in each case, to representatives of SCH management. SCH has thus far incurred $270,000 in fees for KPMG’s services. KPMG and its affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with SCH. They have received, or may in the future receive, customary fees and commissions for these transactions. On the same date, SCH management circulated copies of such reports via e-mail to all of the members of the SCH board of directors later on the same date.
On January 5, 2021, and January 6, 2021, representatives of SCH had multiple conversations with representatives of SoFi to discuss remaining open issues with respect to the terms of the forms of Incentive Equity Plan, forms of award agreements and allocation of the management grants contemplated by the LOI.
On January 6, 2021, representatives of Skadden, on behalf of SCH, and representatives of Wachtell and Goodwin, on behalf of SoFi, held a meeting via teleconference to discuss the terms of the Registration Rights Agreement and the

Subscription Agreements, as reflected by the most recently circulated drafts thereof, and other matters relating to the PIPE Investment in general.
On January 6, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form of a registration rights agreement in respect of the holders of SoFi’s Series 1 Preferred Stock, based on the terms of the Registration Rights Agreement, the terms of which the parties continued to negotiate over the course of the following day, exchanging multiple drafts thereof prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of the Series 1 Registration Rights Agreement was attached as an exhibit. See “—Related Agreements—Registration Rights Agreement” for additional information.
On January 6, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form amendment to the Series H warrants of SoFi, to be entered into in connection with the transactions contemplated by the Merger Agreement, pursuant to which the holders of warrants to purchase shares of Series H Preferred Stock of SoFi as of immediately prior to the consummation of the Merger, will instead hold warrants to purchase share of SoFi Technologies common stock, as of immediately following the consummation of the Merger. The parties continued to negotiate the terms of this form of amendment over the course of the following day, exchanging multiple drafts thereof prior to the execution of the Company Holder Support Agreement on January 7, 2021, to which the agreed form of the Series H warrant amendment was attached as an exhibit. See “—Related Agreements—Company Holder Support Agreement” for additional information.
On January 6, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form shareholders agreement, to be entered into by the parties in connection with the transactions contemplated by the Merger Agreement, pursuant to which, among other things, certain holders will be granted repurchase rights and post-closing director nomination and other governance rights in respect of the combined company following the consummation of the Merger, subject to certain ongoing ownership requirements and other limitations. The parties continued to negotiate the terms of this form of shareholders agreement over the course of the following day, exchanging multiple drafts thereof prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of the Shareholder Agreement was attached as an exhibit. See “—Related Agreements—Shareholders’ Agreement and Share Repurchase Agreement” for additional information.
On January 6, 2021, representatives of Wachtell, on behalf of SoFi, e-mailed to representatives of Skadden, on behalf of SCH, an initial draft form of a repurchase agreement. Pursuant to which, among other things, the combined company would use a portion of the proceeds from the PIPE Investment (which by such time were already expected to exceed the aggregate amount of the PIPE Investment that had been contemplated by the LOI) in order to purchase from certain large pre-closing stockholders of SoFi, a portion of the shares of SoFi Technologies received by such stockholder as merger consideration in the proposed transaction in order to help structure SoFi’s pro forma capitalization table in a way that is more conductive to obtaining an OCC national bank charter. The parties continued to negotiate the terms of this agreement over the course of the following day, exchanging multiple drafts thereof prior to the execution of the Merger Agreement on January 7, 2021. The Share Repurchase Agreement was attached as an exhibit to the Shareholders’ Agreement, which was attached as an exhibit to the Merger Agreement. See “—Related Agreements—Shareholders’ Agreement and Share Repurchase Agreement” for additional information.
On January 6, 2021, and January 7, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the SoFi Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto. On January 7, 2021, representatives of Skadden e-mailed to representatives of Credit Suisse, for distribution to and review by the PIPE Investors in connection with their participation in the PIPE Investment, a revised draft of the Merger Agreement, which was in substantially final form.
On the morning of January 7, 2021, SCH’s board of directors held a meeting via teleconference and representatives of Skadden and a representative of Maples joined the meeting. At the meeting, the senior management of SCH provided an overview of the proposed business combination and SoFi as the proposed business combination target (including the rationale for the combined business) and updated SCH’s board of directors regarding the final negotiations of the terms of the proposed business combination. A representative of Maples gave a presentation to the SCH board of directors on the directors’ fiduciary duties under Cayman law. SCH’s board of directors, with the assistance of Skadden, discussed and reviewed the proposed business combination, including SoFi as the proposed business combination target, the terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the SCH board of directors in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See “—SCH’s Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by SCH’s board of directors in approving the Business Combination. Following additional discussion on these and related matters, SCH’s board of directors unanimously determined, among other things, that the BCA Proposal is in the best interests of SCH and its shareholders and recommended that its shareholders vote “FOR” the proposal.
On January 7, 2021, SCH, SoFi, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, SCH also entered into the SoFi Holders Support Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “—Related Agreements” for additional information.
On January 7, 2021, SCH and SoFi issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K along with two investor presentations prepared by members of SCH’s and SoFi’s management team and used in connection with meetings with existing SCH shareholders and other persons regarding SoFi and the Business Combination.
SCH Board of Directors’ Reasons for the Business Combination
On January 6, 2021, the SCH board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of SCH and its shareholders, and (iii) recommended that SCH’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the SCH board of directors consulted with SCH’s senior management and considered a number of factors.
The SCH board of directors and management also considered the general criteria and guidelines that SCH believed would be important in evaluating prospective target businesses as described in the prospectus for SCH’s initial public offering. The SCH board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, SCH stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines in part:
(iv)are in the technology industry and can benefit from the extensive networks and insights SCH has built (SCH also expected to evaluate targets in related industries that can use technology to drive meaningful operational improvements and efficiency gains, or enhance their strategic positions by using technology solutions to differentiate offerings);
(v)are ready to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place;
(vi)will likely be well received by public investors and are expected to have good access to the public capital markets;
(vii)are at an inflection point, such as those requiring additional management expertise, innovation to develop new products or services, improvement of financial performance or growth through a business combination;
(viii)have significant embedded and/or underexploited expansion opportunities;
(ix)exhibit unrecognized value or other characteristics that SCH believes have been misevaluated by the market based on SCH’s company-specific analysis and due diligence review (for a potential target company, this process will include, among other things, a review and analysis of the company’s capital structure, quality of earnings, potential for operational improvements, corporate governance, customers, material contracts, and industry background and trends); and
(x)will offer attractive risk-adjusted equity returns for our shareholders. Financial returns will be evaluated based on (1) the potential for organic growth in cash flows, (2) the ability to accelerate growth, including through the opportunity for follow-on acquisitions and (3) the prospects for creating value through other value creation initiatives. Potential upside from growth in the target business’ earnings and an improved capital structure will be weighed against any identified downside risks.

In considering the Business Combination, the SCH board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
SCH’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, SCH’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of SCH’s board of directors may have given different weight to different factors. This explanation of SCH’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
•SoFi and the Business Combination.   The SCH board of directors considered the following factors related to SoFi and the Business Combination:
a.SoFi’s Large Addressable Market.   The SCH board of directors believes that the financial services industry is ripe for disruption due to a number of factors. The combined market capitalization of the leading incumbents in the financial services sector is over $2 trillion, and the top 10 legacy banks hold approximately 50% of consumers’ over 500 million bank accounts (with the rest distributed across 4,700 FDIC incumbent banks). Technology disruptors continue to capture value from legacy incumbents in other industries, and the SCH board of directors believes that now is SoFi’s time in financial services as the only one-stop shop digital disruptor across financial services. With its holistic consumer finance offering, siloed structure built top down and first-generation payments technology, SoFi is uniquely positioned at the epicenter of digital revolution in financial services. Today, 50% of Americans use more than one bank for financial services, with approximately 80% of consumers polled citing a lack of integrated “one-stop shops” as the reason for having more than one bank account, and the SCH board of directors believes that SoFi is currently the only company providing this solution today in a single integrated digital platform.
b.SoFi’s Superior Consumer Experience and Growing Membership.   SoFi’s member-centric approach — and the convenient digital experience created by the full suite of financial products all in one app — powers an entire financial relationship with consumers, and the SCH board of directors believes that SoFi provides an efficient alternative to using multiple banks for different services. Adding to the consumer experience are SoFi’s other key points of differentiation. SoFi’s platform offers consumers a faster way to apply for and borrow money, open an account, buy or sell stock, deposit checks and access cash and pay friends and bills. SoFi has a broad array of products across member lifecycles and unique content to help its members “get your money right” via SoFi brands and partnerships with non-SoFi brands. The integrated digital experience created by SoFi’s “one-stop shop” platform has led to accelerating growth in unique members year over year, and the SCH board of directors believes that SoFi is on track to exceed 3 million members in 2021, up 75% after six consecutive quarters of accelerating year over year growth.
c.SoFi’s Highly Attractive Business Model.   SoFi’s member experience and full suite of products leverages the “financial services productivity loop” strategy, building relationships with consumers in the first product to drive success in the next. The SCH board of directors believes that if SoFi achieves a higher loan-to-value ratio and a lower customer acquisition cost, it would give SoFi a competitive advantage. The resulting extra profit can be invested in better prices (or rates, as applicable), and SoFi's differentiating factors of speed, selection, content and convenience. The SCH board of directors believes that any extra profits may also be channeled towards developing new products, which are built to be better when used with existing products, and further investing in customer acquisition to increase the number of customers, in both cases, further compounding SoFi’s competitive advantage. SoFi has recorded a net loss in two of the last three fiscal years, with net income of $49.8 million in the year ended December 31, 2017 and net losses of $(252.4) million and $(239.7) million in the year ended December 31, 2018 and 2019, respectively. SoFi recorded a net loss of $(141.4) million in the nine months ended September 30, 2020.
d.SoFi’s Rapid Growth and Expansive Future Opportunities.   The SCH board of directors believes that SoFi’s member-centric approach powers an entire financial relationship resulting in more products per member and SoFi’s technology and operations create advantages in the form of faster innovation, lower costs, more data and iterative testing, enabling a rapid and successful rollout of additional products. Since January 2019, SoFi has launched its Money, Relay, Invest, Home Loans, In-School Loans, and Credit Card products, with more to come. In addition to accelerating growth in unique members, the SCH board of directors believes that SoFi’s multi-product membership is on track to nearly double year over year. The SCH board of directors acknowledge that the foregoing should be weighed against SoFi’s historical financial performance, as noted above.
e.Experienced and Proven Management Team.   SoFi’s management team combines expertise in technology and financial services. SoFi’s management team is led by its Chief Executive Officer, Anthony Noto, former Chief Financial Officer, then Chief Operating Officer, of Twitter, and earlier a co-head of global TMT investment banking at Goldman Sachs. SoFi’s management team also includes former officers and managers of Amazon, Microsoft, Uber, Tesla, Zynga, Goldman Sachs, TPG Capital, JP Morgan, GSV Capital, Citibank, and Sallie Mae. Under their leadership, SoFi has transformed how people borrow, save, spend, invest, and protect their money to achieve financial independence and realize their financial ambitions. The SCH board of directors expects SoFi’s executives will continue with SoFi Technologies following the Business Combination. For additional information regarding SoFi Technologies’ executive officers, see the section entitled “Management of SoFi Technologies Following the Business Combination — Executive Officers.”
f.Attractive Entry Valuation.   SoFi Technologies will have an anticipated initial pre-transaction enterprise value of $6.57 billion.
•Best Available Opportunity.   The SCH board of directors determined, after a thorough review of other business combination opportunities reasonably available to SCH, that the proposed Business Combination represents the best potential business combination for SCH based upon the process utilized to evaluate and assess other potential acquisition targets, and the SCH board of directors’ belief that such processes had not presented a better alternative.
•Continued Ownership by Sellers.   The SCH board of directors considered that SoFi’s existing equityholders would be receiving a significant amount of SoFi Technologies common stock as its consideration and that a substantial majority of the existing equityholders of SoFi are “rolling over” their existing equity interests into equity interests in SoFi Technologies which would represent approximately 74.7% of the ownership of the combined company after Closing, assuming that no public shareholders exercise their redemption rights in connection with the Business Combination and excluding the impact of 28.1 million public and private placement warrants struck at $11.50.
Further, most of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SCH’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund SoFi’s existing operations and support new and existing growth initiatives. The SCH board of directors considered this as a strong sign of confidence in SoFi Technologies following the Business Combination and the benefits to be realized as a result of the Business Combination.
•Investment by Third-Parties.   The SCH board of directors considered and that certain third parties, including top-tier institutional investors, are also investing an additional $950 million in the combined company pursuant to their participation in the PIPE Investment. The SCH board of directors considered this a strong sign of confidence in SoFi Technologies following the Business Combination and the benefits to be realized as a result of the Business Combination.
•Results of Due Diligence.   The SCH board of directors considered the scope of the due diligence investigation conducted by SCH’s senior management and outside advisors and evaluated the results thereof and information available to it related to SoFi, including:
a.extensive virtual meetings and calls with SoFi’s management team regarding its operations and projections and the proposed transaction; and
b.review of materials related to SoFi and its business, made available by SoFi, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, financial services matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence.
•Terms of the Merger Agreement.   The SCH board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See “BCA Proposal — Related Agreements” for detailed discussions of the terms and conditions of these agreements.
•The Role of the Independent Directors.   In connection with the Business Combination, SCH’s independent directors, Ms. Jennifer Dulski and Mr. Jay Parikh, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the SCH board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.
The SCH board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
•Potential Inability to Complete the Merger.   The SCH board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to SCH if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval, antitrust and other applicable regulatory approvals). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit SCH, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of SCH, which restricts SCH’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.
In addition, the SCH board of directors considered the risk that the current public shareholders of SCH would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to SoFi Technologies following the consummation of the Business Combination and potentially requiring SoFi to waive certain conditions under the Merger Agreement in order for the Business Combination to be consummated. The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of SoFi. As of December 31, 2020, without giving effect to any future redemptions that may occur, the trust account had approximately $805 million in cash, invested in U.S. government securities. Further, the SCH board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because SoFi will be acquired at an attractive aggregate purchase price.
•SoFi’s Business Risks.   The SCH board of directors considered that SCH shareholders would be subject to the execution risks associated with SoFi Technologies if they retained their public shares following the Closing, which were different from the risks related to holding public shares of SCH prior to the Closing. In this regard, the SCH board of directors considered that there were risks associated with successful implementation of SoFi Technologies’ long-term business plan and strategy and SoFi Technologies realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements in the financial services industry, and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The SCH board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that SCH shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”
•Post-Business Combination Corporate Governance.   The SCH board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered that the parties have entered into an agreement in respect of the composition of the board of directors of SoFi Technologies after the Closing, pursuant to the Shareholders’ Agreement. See “— Related Agreements” for detailed discussions of the terms and conditions of the Shareholders’ Agreement.
Given that the existing equityholders of SoFi will collectively control shares representing a majority of SoFi Technologies’ total outstanding shares of common stock upon completion of the Business Combination, the existing equityholders of SoFi may be able to elect future directors and make other decisions (including approving certain transactions involving SoFi Technologies and other corporate actions) without the consent or approval of any of

SCH’s current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.
•Limitations of Review.   The SCH board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price SCH is paying to acquire the SoFi is fair to SCH or its shareholders from a financial point of view. In addition, the SCH senior management and SCH’s outside counsel reviewed only certain materials in connection with their due diligence review of SoFi. Accordingly, the SCH board of directors considered that SCH may not have properly valued such business.
•No Survival of Remedies for Breach of Representations, Warranties or Covenants of SoFi.   The SCH board of directors considered that the terms of the Merger Agreement provide that SCH will not have any surviving remedies against SoFi or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the SoFi representations, warranties or covenants set forth in the Merger Agreement. As a result, SCH shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of SoFi prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The SCH board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of SoFi will be, collectively, the majority equityholders in SoFi Technologies.
•Litigation.   The SCH board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.
•Fees and Expenses.   The SCH board of directors considered the fees and expenses associated with completing the Business Combination.
•Diversion of Management.   The SCH board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on SoFi’s business.
In addition to considering the factors described above, the SCH board of directors also considered that:
•Interests of SCH’s Directors and Executive Officers.   SCH’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of SCH’s shareholders, as described in the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination.” However, SCH’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for SCH’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by SCH with any other target business or businesses, and (iii) a significant portion of the consideration to SCH’s directors and executive officers was structured to be realized based on the future performance of SoFi Technologies’ common stock. In addition, SCH’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the SCH board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Based on its review of the forgoing considerations, the SCH board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects SCH shareholders will receive as a result of the Business Combination. The SCH board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the SCH board of directors is not intended to be exhaustive but includes the material factors considered by the SCH board of directors. In view of the complexity and wide variety of factors considered by the SCH board of directors in connection with its evaluation of the Business Combination, the SCH board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the SCH board of directors may have given different weight to different factors. The SCH board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the SCH board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Projected Financial Information
SoFi previously provided SCH with its internally prepared forecasts for the full year 2020 and each of the years in the following five-year period ending December 31, 2025. Forecasts for each of the years in the five-year period ending December 31, 2025 are presented in the table below. SoFi does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of SoFi has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to SCH. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of SoFi’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of SoFi. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither SoFi’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that SCH, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SoFi’s business, all of which are difficult to predict and many of which are beyond SoFi’s and SCH’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond SoFi’s control. The various risks and uncertainties include those set forth in the “Risk Factors”, “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to SCH and our Board of Directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR SOFI, SCH UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN

THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the projections provided by management of SoFi to SCH are summarized in the table below:

($ in millions)	2021E	2022E	2023E	2024E	2025E
Adjusted net revenue(1)	$980	$1,500	$2,106	$2,808	$3,669
Contribution profit(2)	266	459	752	1,085	1,512
Adjusted EBITDA(3)	27	254	484	788	1,177
___________________
(1)Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For a historical reconciliation of adjusted net revenue to the most directly comparable GAAP measure, total net revenue, see the section entitled “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”.
(2)The measure of contribution profit is the primary measure of segment profit and loss reviewed by SoFi in accordance with ASC 280 and is, therefore, only measured and presented herein for total reportable segments. SoFi does not evaluate contribution profit at the consolidated level. Contribution profit is defined as total net revenue for each reportable segment less fair value changes in servicing rights and residual interests classified as debt that are attributable to assumption changes, which impact the contribution profit within the Lending segment, and expenses directly attributable to the corresponding reportable segment.
(3)Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our Adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense), (ii)income taxes, (iii) depreciation and amortization, (iv) stock-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of asset impairments and abandonments), (vi) transaction-related expenses, (vii) warrant fair value adjustments, and (viii) fair value changes in servicing rights and residual interests classified as debt due to valuation assumptions. For a historical reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income (loss), see the section entitled “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”.
Projected adjusted net revenue is based on a variety of operational assumptions depending on the segment. For SoFi’s Lending segment, key assumptions include number of loan originations, average loan size, execution, and net interest margin. For SoFi’s Technology Platform segment, key assumptions include number of accounts on platform, transactions per account and revenue per transaction. For SoFi’s Financial Services segment, key assumptions include number of products, assets per member, return on assets, interchange, net interest margin, enterprise leads and revenue per lead.
Projected contribution profit for total reportable segments is based on adjusted net revenue, variable sales and marketing expenses per new member joining the platform, variable operations expenses per member on the platform, fixed direct technology and product development expenses, fixed direct general and administrative expenses, fixed direct operations expenses and allocated facilities expenses. Fixed direct expenses are primarily driven by projected headcount and changes in expenses related to tools and outside services.
Projected adjusted EBITDA is based on contribution for total reportable segments, corporate revenue and corporate expenses related to headcount across all functions, tools and subscriptions and brand marketing.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR SOFI, SCH UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Interests of SCH’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCH’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and SCH’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of SCH shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to SCH’s initial public offering, the Sponsor purchased 2,875,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. In September 2020, SCH effected a share capitalization resulting in the Sponsor holding an aggregate of 18,687,500 SCH Class B ordinary shares. Subsequent to the share capitalization, in September 2020, the Sponsor transferred 100,000 SCH Class B ordinary shares to Jay Parikh (an independent director of SCH and with the Sponsor, “SCH’s initial shareholders”). In October 2020, SCH effected a share capitalization resulting in SCH’s initial shareholders holding an aggregate of 20,125,000 SCH Class B ordinary shares, resulting in an effective purchase price per SCH Class B ordinary share of approximately $0.001. If SCH does not consummate a business combination by October 14, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 20,125,000 SCH Class B ordinary shares collectively owned by SCH’s initial shareholders would be worthless because following the redemption of the public shares, SCH would likely have few, if any, net assets and because the Sponsor and SCH’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any SCH Class A ordinary shares and SCH Class B ordinary shares held by it or them, as applicable, if SCH fails to complete a business combination within the required period. Additionally, in such event, the 8,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of SCH’s initial public offering for an aggregate purchase price of $16 million, will also expire worthless. Certain of SCH’s directors and executive officers, including Chamath Palihapitiya and Ian Osborne, also have an economic interest in such private placement warrants and in the 20,025,000 SCH Class B ordinary shares owned by the Sponsor. The 20,125,000 shares of SoFi Technologies common stock into which the 20,025,000 SCH Class B ordinary shares collectively held by the Sponsor and Mr. Parikh, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $330.9 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/ prospectus. However, given that such shares of SoFi Technologies common stock will be subject to certain restrictions, including those described above, SCH believes such shares have less value. The 8,000,000 SoFi Technologies warrants into which the 8,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $43.9 million based upon the closing price of $5.49 per public warrant on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor (including its representatives and affiliates) and SCH’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SCH. For example, Mr. Palihapitiya and Mr. Osborne, each of whom serves as an officer and director of SCH and may be considered an affiliate of the Sponsor, have also recently incorporated Social Capital Hedosophia Holdings Corp. IV (“IPOD”) and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), all of which are blank check companies incorporated as a Cayman Islands exempted companies for the purpose of effecting their respective initial business combinations. Mr. Palihapitiya is the Chief Executive Officer and Chairman of the Board of Directors of IPOD and IPOF, Mr. Osborne is the President and a director of IPOD and IPOF, and each of our other officers is also an officer of IPOD and IPOF and owe fiduciary duties under Cayman Islands Companies Act to IPOD and IPOF. The Sponsor and SCH’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to SCH completing its initial business combination. Moreover, certain of SCH’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. SCH’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to SCH, and the other entities to which they owe certain fiduciary or contractual duties, including IPOD and IPOF. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SCH’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SCH, subject to applicable fiduciary duties under Cayman Islands Companies Act. SCH’s Cayman Constitutional Documents provide that SCH renounces its interest in any corporate opportunity offered to any director or officer of SCH unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of SCH and it is an opportunity that SCH is able to complete on a reasonable basis.
•SoFi (including its subsidiaries) may in the future serve as an underwriter for entities that are engaged in a similar business to SCH, including blank check companies sponsored by the Sponsor or affiliated with SCH’s directors and officers. SoFi would be paid customary fees and commissions.

•SCH’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCH’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
•The Sponsor Related PIPE Investors have subscribed for $275,000,000 of the PIPE Investment, for which they will receive up to 27,500,000 shares of SoFi Technologies common stock. The 27,500,000 shares of SoFi Technologies common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $452.1 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions — SCH — Subscription Agreements”.
•In the event that SCH fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against SCH within the ten years following such redemption. In order to protect the amounts held in SCH’s trust account, the Sponsor has agreed that it will be liable to SCH if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to SCH, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for financial advisory services payable to Connaught (UK) Limited (“Connaught”) for amounts equal to (1) 10% of the non-deferred underwriting commission payable to the underwriter, of which $1,400,000 was paid to Connaught upon the closing of SCH’s initial public offering, and (2) 20% of the deferred underwriting commission payable to the underwriter, of which $5,635,000 will be paid to Connaught upon the closing of SCH’s initial business combination. Connaught is an affiliate of SCH, the Sponsor, Mr. Osborne and Mr. Williams.
•SCH’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SCH’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SCH fails to consummate a business combination by October 14, 2022, they will not have any claim against the trust account for reimbursement. SCH’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $11 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account). Accordingly, SCH may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of SoFi Technologies common stock and warrants held by such parties following the consummation of the Business Combination.
•On November 13, 2020, SCH entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Ms. Dulski, providing for the grant of 100,000 restricted stock units to Ms. Dulski, which grant is contingent on both the consummation of an initial business combination with SCH and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of SoFi Technologies common stock until a date, selected by SoFi Technologies, that occurs between January 1 and December 31 of the year following the Closing. The 100,000 shares of SoFi Technologies common stock underlying the Director RSU, if unrestricted and freely tradable, would have had an aggregate market value of $1.6 million based upon the closing price of $16.44 per public share on the NYSE on March 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of SCH’s directors have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including SCH’s independent directors) owns 20.0% of the issued and outstanding ordinary shares of SCH.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SoFi or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCH will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SCH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SoFi issuing stock for the net assets of SCH, accompanied by a recapitalization. The net assets of SCH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SoFi. SoFi has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•SoFi Stockholders will have the largest voting interest in the post-combination company;
•The board of directors of the post-combination company will have members, and SoFi will have the ability to nominate the majority of the members of the board of directors;
•SoFi management will hold executive management roles (including Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;
•The post-combination company will assume a SoFi branded name: SoFi Technologies, Inc.; and
•The intended strategy of the post-combination entity will continue SoFi’s current strategy of being a digital financial services platform designed to serve the evolving needs of our members through a dynamic suite of lending and financial services solutions, as well as to operate as a platform-as-a-service for financial and non-financial institutions through Galileo.
Accounting Treatment of Merger Transaction Costs
We considered the business combination guidance at ASC 805-10-25-23. The economic essence of this transaction was the legal acquisition of a private operating company by a public company with limited operations. We considered this business combination to be an in-substance capital transaction. Such a transaction is a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by recapitalization. As such, we recorded costs directly attributable to the business combination merger, exclusive of certain accounting costs, against additional paid-in capital, rather than to expense as outlined in ASC 805-10-25-23.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 22, 2021, SCH and SoFi filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCH cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCH cannot assure you as to its result.
Neither SCH nor SoFi is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and the FINRA Approval. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of January 7, 2021 (the “Merger Agreement”), by and among SCH, Plutus Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of SCH, and Social Finance, Inc. (“SoFi”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of SCH to Delaware as described below, the merger of Merger Sub with and into SoFi (the “Merger”), with SoFi surviving the Merger as a wholly owned subsidiary of SoFi Technologies, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects”.
Recommendation of SCH’s Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCH is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the board of directors of SCH has unanimously approved a change of SCH’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with SCH’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, SCH will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCH will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock, (ii) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by Sponsor, in connection with the Domestication the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award, (iii) each then issued and outstanding SCH warrant will convert automatically into a SoFi Technologies warrant, pursuant to the Warrant Agreement and (iv) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying SCH Class A ordinary shares and underlying SCH warrants upon the request of the holder thereof, will be canceled and will entitle the holder thereof to one share of SoFi Technologies common stock and one-fourth of one SoFi Technologies warrant.
The Domestication Proposal, if approved, will approve a change of SCH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCH is currently governed by the Cayman Islands Companies Act, upon the Domestication, SoFi Technologies will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights”. Additionally, we note that if the Domestication Proposal is approved, then SCH will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace SCH’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of SoFi Technologies under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section entitled “Organizational Documents Proposals”, the Cayman Constitutional Documents of SCH, attached hereto as Annex J and the Proposed Organizational Documents of SoFi Technologies, attached hereto as Annex K and Annex L.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of SCH believes that there are several reasons why a reincorporation in Delaware is in the best interests of SCH and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to SoFi Technologies, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for SoFi Technologies’ stockholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. SoFi Technologies’ incorporation in Delaware may make SoFi Technologies more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable SoFi Technologies to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SCH as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SoFi Technologies immediately following the Domestication will be the same as those of SCH immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware”.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, SCH will replace the current amended and restated memorandum of association of SCH under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of SCH (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of SoFi Technologies, in each case, under the DGCL.
SCH’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for SoFi Technologies. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCH, attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)
The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares.
See paragraph 5 of the Existing Memorandum.

The Proposed Organizational Documents authorize 3,300,000,000 shares, consisting of  3,000,000,000 shares of SoFi Technologies common stock, 100,000,000  shares of SoFi Technologies non-voting common stock, 100,000,000 shares of SoFi Technologies preferred stock, and 100,000,000 shares of SoFi Technologies redeemable preferred stock.
See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by SCH’s board of directors. Accordingly, SCH’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of SCH to carry out a conversion of SCH Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).
See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.
See Article V, subsection B of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the name of the company is “Social Capital Hedosophia Holdings Corp. V” See paragraph 1 of the Existing Memorandum.	The Proposed Organizational Documents provide that the name of the corporation will be “SoFi Technologies, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal C)
The Cayman Constitutional Documents provide that if SCH does not consummate a business combination (as defined in the Cayman Constitutional Documents) by October 14, 2022, SCH will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate SCH’s trust account.
See Article 49 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include any provisions relating to SoFi Technologies’ ongoing existence; the default under the DGCL will make SoFi Technologies’ existence perpetual.
Default rule under the DGCL.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act.
See Article IX of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCH by a related shareholder following a business combination.
The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, SoFi Technologies will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.
Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)
The Cayman Constitutional Documents include various provisions related to SCH’s status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Cayman Constitutional Documents.
The Proposed Organizational Documents do not include such provisions related to SCH’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as SCH will cease to be a blank check company at such time.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex K and Annex L, respectively), with such principal changes as described in Organizational Documents Proposals A-C”.

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of SCH (the “SCH Preferred Shares”) to (ii) 3,000,000,000 shares of SoFi Technologies voting common stock, 100,000,000 shares of SoFi Technologies non-voting common stock, 100,000,000 shares of SoFi Technologies preferred stock, and 100,000,000 shares of SoFi Technologies redeemable preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 80,500,000 SCH Class A ordinary shares issued and outstanding, (ii) 20,125,000 SCH Class B ordinary shares issued and outstanding and (iii) no SCH Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 20,125,000 public warrants and 8,000,000 private placement warrants of SCH, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the SCH warrants will be exercisable after giving effect to the Merger for one share of SoFi Technologies common stock at an exercise price of $11.50 per share. No SCH warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, SoFi Technologies will issue or, as applicable, reserve for issuance in respect of SoFi Awards outstanding as of immediately prior to the Closing that will be converted into awards based on SoFi Technologies common stock, an aggregate of 657,000,000 shares of SoFi Technologies common stock to SoFi Stockholders, and pursuant to the PIPE Investment, SoFi Technologies will issue 122,500,000 shares of SoFi Technologies common stock to the PIPE Investors.
In order to ensure that SoFi Technologies has sufficient authorized capital for future issuances, SCH’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of SoFi Technologies change the authorized capital stock of SCH from (i) 500,000,000 SCH Class A ordinary shares, 50,000,000 SCH Class B ordinary shares and 5,000,000 SCH Preferred Shares to (ii) 3,000,000,000 shares of SoFi Technologies common stock, 100,000,000 shares of SoFi Technologies non-voting common stock, 100,000,000 shares of SoFi Technologies preferred stock, and 100,000,000 shares of SoFi Technologies redeemable preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of SoFi Technologies, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of SoFi Technologies that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF SOFI TECHNOLOGIES AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B — to authorize the board of directors of SoFi Technologies to issue any or all shares of SoFi Technologies preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by SoFi Technologies’ board of directors and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of SoFi Technologies after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of SoFi Technologies will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of SoFi Technologies, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of SoFi Technologies and thereby protect continuity of or entrench its management, which may adversely affect the market price of SoFi Technologies and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of SoFi Technologies, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing SoFi Technologies’ board of directors to issue the authorized preferred stock on its own volition will enable SoFi Technologies to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. SoFi Technologies currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (i) changing the corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.” (ii) making SoFi Technologies’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the Securities Act, (iv) being subject to the provisions of Section 203 of DGCL and (v) removing certain provisions related to SCH’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCH’s board of directors believes is necessary to adequately address the needs of SoFi Technologies after the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of SoFi Technologies after the Business Combination.
The Proposed Bylaws provide that, to the fullest extent permitted by law, and unless SoFi Technologies consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of SoFi Technologies, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of SoFi Technologies to SoFi Technologies or SoFi Technologies stockholders, (iii) any action asserting a claim against SoFi Technologies or any current or former director or officer or other employee of SoFi Technologies arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim related to or involving SoFi Technologies that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Proposed Bylaws also provide that, unless SoFi Technologies consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, shall be the United States Federal District Courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; SoFi Technologies stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of SCH’s operations should SCH not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, SoFi Technologies will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with SoFi Technologies’ Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal C, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal C. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of SoFi Technologies, attached hereto as Annex K and Annex L as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Social Capital Hedosophia Holdings Corp. V” to “SoFi Technologies, Inc.” is desirable to reflect the Business Combination with SoFi and to clearly identify SoFi Technologies as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making SoFi Technologies’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for SoFi Technologies following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist SoFi Technologies in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, SoFi Technologies will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the United States Federal District Courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.
DGCL 203
SoFi Technologies will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder”, the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to SCH’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve SoFi Technologies and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and SCH’s board of directors believes it is the most appropriate period for SoFi Technologies following the Business Combination. In addition, certain other provisions in SCH’s current certificate require that proceeds from SCH’s initial public offering be held in the trust account until a business combination or liquidation of SCH has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect 12 directors who, upon consummation of the Business Combination, will be the directors of SoFi Technologies (“Director Election Proposal”).
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, SCH’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.
Nominees
As contemplated by the Merger Agreement, the board of directors of SoFi Technologies following consummation of the transaction will consist of up to 13 directors as follows; the board of directors will initially consist of the 12 individuals named below and one vacant director position, which consists of a director to be designated by Red Crow, as further described below, that we expect will be filled following Closing:
•One of whom will be Anthony Noto, the Chief Executive Officer of SoFi Technologies, who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents;
•Three of whom will be designated by certain existing investors for so long as the relevant existing investor holds in the aggregate an amount of shares of SoFi Technologies equal to (i) at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of such existing investor’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement, or (ii) at least 5% of the then issued and outstanding shares of SoFi Technologies, including:
a.one of whom will be designated by Red Crow Capital, LLC (“Red Crow”) and who will initially be Clay Wilkes,
b.one of whom will be designated by QIA FIG Holding LLC (“QIA”) and who will initially be Ahmed Al-Hammadi, and
c.one of whom will be designated by Silver Lake Partners (“Silver Lake”) and who will initially be Michael Bingle; and who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents and the Shareholders’ Agreement;
•(A) Two of whom will be designated by SoftBank Group Capital Limited (“SoftBank”) for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of SoftBank’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement, or (B) in the event the threshold in sub-clause (A) is not met, one of whom will be designated by SoftBank for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies (i) greater than or equal to 25% but less than 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of SoftBank’s shares of SoFi Technologies repurchased by SoFi pursuant to the Shareholders’ Agreement, or (ii) at least 5% of the then issued and outstanding shares of SoFi Technologies, who will initially be Michel Combes and Carlos Medeiros, and who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents and the Shareholders’ Agreement; and
•Seven of whom will be independent directors,
a.(i) two of whom will be designated by SCH for so long as SCH holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing and mutually agreed upon between SCH and SoFi and who will initially be Richard Costolo and Harvey Schwartz, or (ii) in the event the threshold set forth in sub-clause (a)(i) is not met, one of whom will be designated by SCH for so long as SCH holds in the aggregate an amount of shares of SoFi Technologies equal to (x) at least 25% of its percentage ownership of SoFi Technologies immediately following Closing or (y) at least 5% of the then issued and outstanding shares of SoFi Technologies;

b.one of whom will be designated by Red Crow for so long as Red Crow holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing; we expect Red Crow to designate a director following Closing;
c.one of whom will be designated by SoftBank for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of such existing investor’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement and who will initially be Tom Hutton; and
d.three of whom will be independent members of SoFi’s current Board of Directors and who will initially be Steven Freiberg, Clara Liang and Magdalena Yeşil, in each case, who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
Accordingly, our board of directors has nominated each of the named individuals above to serve as our directors upon the consummation of the Business Combination, with Tom Hutton to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section entitled “Management of SoFi Technologies Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the SCH Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on SoFi Technologies’ Board upon the consummation of the Business Combination”.
Name of Director
Anthony Noto
Clay Wilkes
Tom Hutton
Steven Freiberg
Ahmed Al-Hammadi
Michael Bingle
Michel Combes
Richard Costolo
Clara Liang
Carlos Medeiros
Harvey Schwartz
Magdalena Yeşil

Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of SoFi Technologies common stock, as applicable, to (i) the PIPE Investors, including the Sponsor Related PIPE Investors, pursuant to the PIPE Investment and (ii) the SoFi Stockholders pursuant to the Merger Agreement (we refer to this proposal as the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, SCH’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, SCH expects to issue up to an estimated 684,627,845 shares of SoFi Technologies common stock in connection with the Business Combination and 122,500,000 shares of SoFi Technologies common stock in connection with the PIPE Investment. For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration”.
Accordingly, the aggregate number of shares of SoFi Technologies common stock that SCH will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of SoFi Technologies common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, SCH is seeking the approval of SCH shareholders for the issuance of shares of SoFi Technologies common stock pursuant in connection with the Business Combination and the PIPE Investment.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, Chamath Palihapitiya and Ian Osborne and Steven Trieu are expected to be issued 13,100,000, 13,100,000, and 240,000 shares of SoFi Technologies common stock, respectively.
Accordingly, the aggregate number of shares of SoFi Technologies common stock that SCH will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of SoFi Technologies common stock outstanding before such issuance, and for this reason, SCH is seeking the approval of SCH shareholders for the issuance of shares of SoFi Technologies common stock pursuant in connection with the PIPE Investment.
In the event that this proposal is not approved by SCH shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by SCH shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of SoFi Technologies common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of SoFi Technologies common stock will not be issued.

Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of SoFi Technologies common stock pursuant to the Merger Agreement and the PIPE Investment be approved in all respects”.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE PLAN PROPOSAL
Overview
The Incentive Plan Proposal — SCH is asking its shareholders to approve the 2021 Stock Option and Incentive Plan (referred to elsewhere in this proxy statement as the “2021 Plan”). The SCH board of directors adopted the 2021 Plan on January 6, 2021, subject to shareholder approval at the extraordinary general meeting. If the 2021 Plan is approved by our shareholders, the 2021 Plan will become effective on the date of closing of the Business Combination. If the 2021 Plan is not approved by our shareholders, it will not become effective and no stock awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex I.
The 2021 Plan is intended to replace the Social Finance, Inc. Amended and Restated 2011 Stock Plan (the “2011 Plan”). The Social Finance board of directors will terminate the 2011 Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2011 Plan.
Reasons to Approve the 2021 Plan
The purpose of the 2021 Plan is to encourage and enable officers, employees, non-employee directors and consultants of SoFi Technologies, upon whose judgment, initiative and efforts SoFi Technologies depends for the successful conduct of the business, to acquire a proprietary interest in SoFi Technologies. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.
Approval of the 2021 Plan by our shareholders is required, among other things, to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan.
Description of the 2021 Plan
Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as Annex I to this Proxy Statement, and all descriptions of the 2021 Plan contained in this Incentive Plan Proposal are qualified by reference to Annex I.
Purpose
The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.
Types of Stock Awards
The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units (“RSUs”), dividend equivalent rights and cash-based awards (all such types of awards, collectively, “stock awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares of SoFi Technologies common stock that may be issued under the 2021 Plan will be equal to approximately 8% of the total outstanding capital stock of the combined company as of the Closing Date on an as converted basis. The shares may be authorized, but unissued, or reacquired SoFi Technologies common stock. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to incentive stock options exceed 500,000,000 shares of SoFi Technologies common stock.
The number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lessor of (i) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by the board of directors.
Lapsed Awards
The shares underlying any awards under the 2021 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2021 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options. Nonetheless, the following shares shall not be added to the shares authorized for grant under the 2021 Plan: (i) shares tendered or held back upon exercise of a stock option or settlement of a stock award to cover the exercise price or tax withholding, and (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. If SoFi Technologies repurchases shares of stock on the open market, such shares shall not be added to the shares of stock available for issuance under the 2021 Plan. The shares available for issuance under the 2021 Plan may be authorized but unissued shares of stock or shares of stock reacquired by SoFi Technologies.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees. Following the closing of the Business Combination, the combined company is expected to have appropriately 1,950 employees, 13 directors and approximately two independent contractors who will be eligible to be granted awards under the 2021 Plan.
Administration
The 2021 Plan will be administered by our board of directors or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). The Plan Administrator may, in its sole discretion, delegate to a committee consisting of one or more officers of SoFi Technologies, including the chief executive officer, all or part of the Plan Administrator’s authority and duties with respect to granting stock awards to individuals who are (i) not subject Section 16 of the Exchange Act and (ii) not members of the delegated committee. Such delegation of authority shall include a limitation as to the amount of shares of stock underlying stock awards that may be granted during the period of such delegation and shall additionally contain guidelines as to the determination of the exercise price and vesting criteria, as applicable.
Subject to the terms of the 2021 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the time or times to grant stock awards under the 2021 Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Plan; (iv) approve forms of stock award agreements for use under the 2021 Plan; (v) determine and modify, from time to time, the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to shareholder approval); (vii) construe and interpret the terms of the 2021 Plan and stock awards granted pursuant to the 2021 Plan; (viii) decide all disputes arising in connection with the 2021 Plan; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Plan); (xi) supervise the administration of the 2021 Plan; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) extend at any time the period in which stock options may be exercised (subject to the terms of the 2021 Plan); (xiv) accelerate at any time the exercisability or vesting of all or any portion of any stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant (i) if such stock option is otherwise compliant with Section 409A of the Code or (ii) pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.
If a participant ceases to be a service provider other than for “Cause” (as defined in the stock award agreement), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability (as determined by the Plan Administrator), and three months following a termination for any other reason, provided, however, that in the case of a participant who is a non-employee director, the stock option will remain exercisable for only six months following termination for any reason other than death Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.
Stock Appreciation Rights (SARs)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of SoFi Technologies common stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of SoFi Technologies common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of SoFi Technologies common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash or shares.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.
During the period of restriction, participants holding restricted stock may exercise full voting rights with respect to such shares, provided, however, that the participant shall not receive any dividends otherwise payable with respect to such restricted stock during the period of restriction, which such dividends shall accrue and become payable upon the end of the restricted period.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.
Unrestricted Stock Awards
An unrestricted stock award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under an unrestricted stock award.
Outside Director Limitations
Stock awards granted during a single calendar year under the 2021 Plan or otherwise, taken together with any cash compensation paid during such calendar year will not exceed $750,000 in total value for any non-employee director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Leaves of Absence / Transfer Between Locations
A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer if the employee’s right to reemployment is guaranteed by a statute, contract or by the policy pursuant to which the leave of absence was granted, or if the Plan Administrator otherwise so provides in writing or (ii) transfers between us and any of our affiliates.
Nontransferability of Stock Awards
Unless determined otherwise by the Plan Administrator, a stock award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a nonstatutory stock option transferable, such stock option will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the SoFi Technologies, the outstanding shares of stock are converted into or exchanged for securities of SoFi Technologies or any successor entity (or a parent or subsidiary thereof), the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan, the number, class, kind and price of securities covered by each outstanding stock award and/or the repurchase or exercise prices (as applicable) of such stock awards; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).
Corporate Transaction
In the event of (i) a transfer of all or substantially all of our assets on a consolidated bases to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of our shares of stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of SoFi Technologies’ outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of SoFi Technologies or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us, each outstanding stock award (vested or unvested) may be assumed, continued or substituted with stock awards of the successor entity, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the 2021 Plan and all stock awards shall terminate and upon such termination, except as otherwise provided in an applicable stock award agreement, all stock awards with time-based vesting conditions shall become fully vested, nonforfeitable and, if applicable, exercisable, as of the effective time of such corporate transaction. In addition, all stock awards with performance-based vesting restrictions may become vested and nonforfeitable in connection with such corporate transaction in the discretion of the Plan Administrator, or as otherwise provided in the applicable stock award agreement. In the event of such termination of the 2021 Plan, SoFi Technologies may provide for (i) the cancellation of such stock options and SARs in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock options and SARs as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid for the shares subject to the stock options or SARs; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment or (ii) the opportunity for participants to exercise their stock options or SARs prior to the occurrence of the corporate transaction of any stock options or SARS not exercised prior thereto. In addition, SoFi Technologies may, in its own discretion, make or provide for a payment, in cash or in kind, to the holders of other stock awards (other than stock options or SARs) in an amount equal to the fair market value of the shares subject to such stock awards multiplied by the number of vested shares of stock underlying such stock awards.
Amendment, Termination and Duration of the 2021 Plan
If approved by our shareholders, the 2021 Plan will continue in effect for a term of 10 years measured from the Effective Date (as defined in the 2021 Plan), unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.
Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.
The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant; provided that, any proceeds derived from a cashless exercise must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.
We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits
The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the 2021 Plan. However, we intend to grant awards to certain executive officers representing 3% of our outstanding capital stock following the Business Combination on an as converted basis. Specifically, we shall grant Mr. Noto restricted stock units that will be subject to performance-based vesting conditions. The remaining portion of such 3% pool to be awarded to executive officers, employees and consultants, other than Mr. Noto, cannot be determined at this time, however, they will be subject to the same performance vesting conditions as the Noto PSUs. All other future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time. Because anticipated awards to certain of our executive officers to be granted as of the Closing of the Business Combination are not calculable as of the date of this prospectus, we have not included them in the table below.

Name and Position	Dollar Value ($)(2)	Number of Shares
Anthony Noto(1) Chief Executive Officer	105,558,248	6,420,818
Christopher Lapointe Chief Financial Officer	—	—
Maria Renz EVP & Group Business Leader – Money, Invest & Credit Card	—	—
Michelle Gill EVP & Group Business Leader – Lending & Capital Markets	—	—
Jennifer Nuckles EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work and Partnerships	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—
___________________
(1)The Noto PSUs will represent approximately 0.75% of our outstanding capital stock on an as converted basis. The Noto PSUs shall vest, if at all, during the period commencing on the first anniversary of the Business Combination and ending on the fifth such anniversary, subject to the achievement of specified performance goals including (i) the volume-weighted average closing price of our stock attaining the Target Hurdles of $25, $35 and $45, over a 90-trading day period and (ii) if we become a bank holding company, maintaining certain minimum standards applicable to bank holding companies, subject to continued employment on the date of vesting. In the event of a Sale Event (as defined in the 2021 Plan), the Noto PSUs may automatically vest subject to the satisfaction of the Target Hurdles by reference to the sale price, without regard to any other vesting conditions.
(2)The Dollar Value of the Noto PSUs is calculated in accordance with the value of SCH’s public shares on March 29, 2021, which closed at $16.44, the most recent practicable date prior to the date of this proxy statement/prospectus. The values provided in the above table are estimates and remain subject to change until the Closing of the Business Combination.
Anticipated awards to certain of our executive officers to be granted as of the Closing of the Business Combination have not be finalized. In addition, future awards to directors, executive officers, employees and independent contractors under the 2021 Plan are discretionary and cannot be determined at this time. As a result, such amounts are not calculable as of the date of this prospectus and we have not included them in the table above.

Equity Compensation Plan Information
As of December 31, 2020, we did not maintain any equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	—
Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. and any form award agreements thereunder, be approved, ratified and confirmed in all respects”.
Recommendation of SCH’s Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN AND INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

REPURCHASE PROPOSAL
Overview
The Repurchase Proposal — SCH is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, the Repurchase Proposal.
As contemplated by the terms of the Shareholders’ Agreement, immediately following the Closing, and on the same date as the Closing, SoFi Technologies and SoftBank will enter into the Share Repurchase Agreement committing the Company to repurchase, in the aggregate, $150 million of shares of SoFi Technologies common stock owned by the SoftBank Investors at a price per share equal to $10.00 (the “Repurchase”), on the terms, and subject to the conditions, set forth therein.
Reasons for the Repurchase Proposal
Under the terms of the Merger Agreement, SCH has agreed to seek shareholder approval for the entry by SoFi Technologies into the Share Repurchase Agreement and the consummation of the Repurchase, and obtaining such approval is a condition to the consummation of the Merger.
Vote Required for Approval
The approval of the Repurchase Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Repurchase Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Repurchase Proposal will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REPURCHASE PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal  —  Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows SCH’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and SoFi and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination”.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, SCH’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved”.
Recommendation of the SCH Board of Directors
THE SCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of SCH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of SCH’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to SCH shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to SCH shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment).
This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•financial institutions or financial services entities;
•broker-dealers;
•taxpayers that are subject to the mark-to-market accounting rules;
•tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “– Effects of Section 367 to U.S. Holders”;
•persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
•persons whose functional currency is not the U.S. dollar;
•controlled foreign corporations; or
•passive foreign investment companies.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SCH Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SCH Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of SCH Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States,
•a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,
•an estate whose income is subject to U.S. federal income tax regardless of its source, or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, SCH will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
It is intended that the Domestication qualify as an F Reorganization. Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of SCH Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations”, and the Domestication should be treated for U.S. federal income tax purposes as if SCH (i) transferred all of its assets and liabilities to SoFi Technologies in exchange for all of the outstanding common stock and warrants of SoFi Technologies; and (ii) then distributed the common stock and warrants of SoFi Technologies to the holders of securities of SCH in liquidation of SCH. The taxable year of SCH will be deemed to end on the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to SCH Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of SoFi Technologies common stock or a SoFi Technologies warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the SCH Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of SoFi Technologies common stock or a SoFi Technologies warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the SCH Class A ordinary share or warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to SCH Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
“U.S. Shareholders” of SCH
A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCH stock entitled to vote or 10% or more of the total value of all classes of SCH stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the SCH Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of SCH warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its SCH Class A ordinary shares is the net positive earnings and profits of SCH (as determined under Treasury Regulations under Section 367) attributable to such SCH Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such SCH Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
SCH does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SCH’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its SCH Class A ordinary shares. It is possible, however, that the amount of SCH’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.
U.S. Holders that Own Less Than 10 Percent of SCH
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s SCH Class A ordinary shares as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to SoFi Technologies common stock received in the Domestication in an amount equal to the excess of the fair market value of such SoFi Technologies common stock over the U.S. Holder’s adjusted tax basis in the SCH Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its SCH Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SCH establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s SCH Class A ordinary shares and (B) a representation that the U.S. Holder has notified SCH (or SoFi Technologies) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SCH or SoFi Technologies no later than the date such tax return is filed. In connection with this election, SCH intends to provide each U.S. Holder eligible to make such an election with information regarding SCH’s earnings and profits upon request.
SCH does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SCH had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its SCH Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
U.S. Holders that Own SCH Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SCH Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by SCH would be considered to be passive income and cash held by SCH would be considered to be a passive asset.
PFIC Status of SCH
Based upon the composition of its income and assets, and upon a review of its financial statements, SCH believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
As discussed above, SCH believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SCH Class A ordinary shares and warrants upon the Domestication if
(vii)SCH were classified as a PFIC at any time during such U.S. Holder’s holding period in such SCH Class A ordinary shares or warrants and
(viii)the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SCH Class A ordinary shares or in which SCH was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such SCH Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCH.
Under these rules:
•the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SCH Class A ordinary shares or warrants;
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCH was a PFIC, will be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.
Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SCH Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SCH Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their SCH Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SCH, whether or not such amounts are actually distributed.
The application of the PFIC rules to SCH warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an SCH warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SCH warrants for SoFi Technologies warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of SCH Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of SCH Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat SCH as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SCH Class A ordinary shares during which SCH qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SCH Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its SCH Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to SCH is contingent upon, among other things, the provision by SCH of a “PFIC Annual Information Statement” to such U.S. Holder. If SCH determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of SCH Class A ordinary shares upon request. There is no assurance, however, that SCH will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder”. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to SCH warrants.
The impact of the PFIC rules on a U.S. Holder of SCH Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the SCH Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of SCH Class A ordinary shares (which were exchanged for SoFi Technologies common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its SoFi Technologies common stock will depend on whether the redemption qualifies as a sale of SoFi Technologies’ common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s SoFi Technologies common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in SoFi Technologies’ common stock redeemed.
The redemption of SoFi Technologies common stock will generally qualify as a sale of SoFi Technologies’ common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only SoFi Technologies common stock actually owned by such U.S. Holder, but also shares of SoFi Technologies common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to SoFi Technologies common stock owned directly, SoFi Technologies common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any SoFi Technologies common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include SoFi Technologies common stock which could be acquired pursuant to the exercise of the warrants.
The redemption of SoFi Technologies common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of SoFi Technologies outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of SoFi Technologies outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of SoFi Technologies’ common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of SoFi Technologies’ common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of SoFi Technologies’ common stock owned by certain family members and such U.S. Holder does not constructively own any other SoFi Technologies shares. The redemption of SoFi Technologies common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in SoFi Technologies. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to SoFi Technologies’ common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of SoFi Technologies’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other SoFi Technologies common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in SoFi Technologies’ common stock redeemed will generally be added to the U.S.

Holder’s adjusted tax basis in its remaining SoFi Technologies common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other SoFi Technologies common stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SOFI TECHNOLOGIES COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of SoFi Technologies common stock and warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of SoFi Technologies common stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to SoFi Technologies common stock, to the extent paid out of SoFi Technologies’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its SoFi Technologies common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such SoFi Technologies common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of SoFi Technologies Common Stock and Warrants” below.
Dividends paid by SoFi Technologies to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of SoFi Technologies Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of SoFi Technologies common stock or warrants unless:
(i)such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
(iii)SoFi Technologies is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) SoFi Technologies’ common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding SoFi Technologies common stock.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of SoFi Technologies common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such SoFi Technologies common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. SoFi Technologies does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether SoFi Technologies will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of SoFi Technologies common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its SoFi Technologies common stock will depend on whether the redemption qualifies as a sale of SoFi Technologies’ common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”. If such a redemption qualifies as a sale of SoFi Technologies common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of SoFi Technologies common stock and Warrants”. If such a redemption does not qualify as a sale of SoFi Technologies common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions”. Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of SoFi Technologies common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including SoFi Technologies common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which SoFi Technologies common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of SoFi Technologies common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in SoFi Technologies common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet of the Combined Company as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended December 31, 2020 present the combination of the financial information of SCH and SoFi after giving effect to the Business Combination and related adjustments described in the accompanying notes. SCH and SoFi are collectively referred to herein as the Companies, and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination as if it was completed on December 31, 2020.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of SCH and SoFi and the notes thereto, as well as the disclosures contained in the sections titled “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
On January 7, 2021, SCH entered into the Merger Agreement with SoFi and Merger Sub, under which Merger Sub will merge with and into SoFi, with SoFi being the surviving corporation as a wholly owned subsidiary of SCH. In connection with the Business Combination, SCH will change its name to SoFi Technologies, Inc. referred to herein as SoFi Technologies.
At the Closing, all outstanding shares of capital stock (with the exception of Series 1 redeemable preferred stock), options, RSUs and warrants of the Company will be converted into SoFi Technologies common shares, options and warrants to purchase SoFi Technologies common shares, and SoFi Technologies RSUs. Series 1 redeemable preferred stock prior to the Closing will be converted into SoFi Technologies Series 1 redeemable preferred stock, and remain in temporary equity.
The unaudited pro forma condensed combined information contained herein assumes that the SCH shareholders approve the proposed Business Combination. SCH’s shareholders may elect to redeem their shares of Class A ordinary shares for cash even if they approve the proposed Business Combination. SCH cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, the Combined Company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the ordinary shares. As described in greater detail in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of SCH’s public shareholders will exercise their right to have their SCH Class A ordinary shares redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of shares of SCH Class A ordinary shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their SCH Class A ordinary shares redeemed for cash. The actual results will be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, SoFi is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2020
(In Thousands)

			No redemption scenario			Maximum redemption scenario
	SCH (Historical)	SoFi (Historical)	Transaction Accounting Adjustments	Note	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents	$260	$872,582	$1,307,764	3(a), 3(b)	$2,180,606	$502,747	3(a), 3(b)	$1,375,589
Restricted cash and restricted cash equivalents	—	450,846	—		450,846	—		450,846
Loans	—	4,879,303	—		4,879,303	—		4,879,303
Servicing rights	—	149,597	—		149,597	—		149,597
Securitization investments	—	496,935	—		496,935	—		496,935
Equity method investments	—	107,534	—		107,534	—		107,534
Property, equipment and software	—	81,489	—		81,489	—		81,489
Goodwill	—	899,270	—		899,270	—		899,270
Intangible assets	—	355,086	—		355,086	—		355,086
Operating lease right-of-use assets	—	116,858	—		116,858	—		116,858
Related party notes receivable	—	17,923	—		17,923	—		17,923
Marketable securities held in Trust Account	805,017	—	(805,017)	3(c)	—	(805,017)	3(c)	—
Other assets	801	136,076	(3,847)	3(b)	133,030	(3,847)	3(b)	133,030
Total assets	$806,078	$8,563,499	$498,900		$9,868,477	$(306,117)		$9,063,460
Liabilities, temporary equity and permanent equity (deficit)
Liabilities:
Accounts payable, accruals and other liabilities	183	452,909	(43,417)	3(b), 3(d), 3(e)	409,675	(43,417)	3(b), 3(d), 3(e)	409,675
Operating lease liabilities	—	139,796	—		139,796	—		139,796
Debt	—	4,798,925	(486,000)	3(e)	4,312,925	(486,000)	3(e)	4,312,925
Residual interests classified as debt	—	118,298	—		118,298	—		118,298
Deferred underwriting fee payable	28,175	—	(28,175)	3(b)	—	(28,175)	3(b)	—
Total liabilities	28,358	5,509,928	(557,592)		4,980,694	(557,592)		4,980,694
Temporary equity:
Class A ordinary shares, subject to possible redemption	772,720	—	(772,720)	3(f)	—	(772,720)	3(f)	—
Redeemable preferred stock	—	3,173,686	(2,853,312)	3(f)	320,374	(2,853,312)	3(f)	320,374
Permanent equity (deficit):
Common stock	—	—	—	3(f)	—	—	3(f)	—
Preferred shares	—	—	—	3(f)	—	—	3(f)	—
Class A ordinary shares	—	—	80	3(f)	80	72	3(f)	72
Class B ordinary shares	2	—	(2)	3(f)	—	(2)	3(f)	—
Additional paid-in capital	5,644	579,228	4,703,904	3(f)	5,288,776	3,898,895	3(f)	4,483,767
Accumulated other comprehensive loss	—	(166)	—	3(f)	(166)	—	3(f)	(166)
Accumulated deficit	(646)	(699,177)	(21,458)	3(f)	(721,281)	(21,458)	3(f)	(721,281)
Total permanent equity (deficit)	5,000	(120,115)	4,682,524		4,567,409	3,877,507		3,762,392
Total liabilities, temporary equity and permanent equity (deficit)	$806,078	$8,563,499	$498,900		$9,868,477	$(306,117)		$9,063,460

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In Thousands, Except Share and Per Share Amounts)

			No redemption scenario			Maximum redemption scenario
	SCH (Historical)	SoFi (Historical)	Transaction Accounting Adjustments	Note	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma
Interest income
Loans	$—	$330,353	$—		$330,353	$—		$330,353
Securitizations	—	24,031	—		24,031	—		24,031
Related party notes	—	3,189	—		3,189	—		3,189
Other	17	5,964	—		5,981	—		5,981
Total interest income	17	363,537	—		363,554	—		363,554
Interest expense
Securitizations and warehouses	—	155,150	—		155,150	—		155,150
Other	—	30,456	(5,754)	3(g)	24,702	(5,754)	3(g)	24,702
Total interest expense	—	185,606	(5,754)		179,852	(5,754)		179,852
Net interest income	17	177,931	5,754		183,702	5,754		183,702
Noninterest income
Loan origination and sales	—	371,323	—		371,323	—		371,323
Securitizations	—	(70,251)	—		(70,251)	—		(70,251)
Servicing	—	(19,426)	—		(19,426)	—		(19,426)
Technology Platform fees	—	90,128	—		90,128	—		90,128
Other	—	15,827	—		15,827	—		15,827
Total noninterest income	—	387,601	—		387,601	—		387,601
Total net revenue	17	565,532	5,754		571,303	5,754		571,303
Noninterest expense
Technology and product development	—	201,199	—		201,199	—		201,199
Sales and marketing	—	276,577	—		276,577	—		276,577
Cost of operations	—	178,896	—		178,896	—		178,896
General and administrative	663	237,381	1,579	3(h), 3(i)	239,623	1,579	3(h), 3(i)	239,623
Total noninterest expense	663	894,053	1,579		896,295	1,579		896,295
Loss before income taxes	(646)	(328,521)	4,175		(324,992)	4,175		(324,992)
Income tax benefit	—	104,468	—		104,468	—		104,468
Net loss	(646)	(224,053)	4,175		(220,524)	4,175		(220,524)
Other comprehensive loss
Foreign currency translation adjustments, net	—	(145)	—		(145)	—		(145)
Total other comprehensive loss	—	(145)	—		(145)	—		(145)
Comprehensive loss	$(646)	$(224,198)	$4,175		$(220,669)	$4,175		$(220,669)
Net loss per share
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	77,306,600	n/a			n/a			n/a
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	n/a			n/a			n/a
Basic and diluted weighted average shares outstanding(1)	20,095,027	42,374,976		3(j)	800,897,891		3(j)	720,397,891
Basic and diluted net loss per share(1)	$(0.03)	$(7.49)		3(j)	$(0.28)		3(j)	$(0.31)
___________________
(1)Net loss per share is based on:
•SCH — weighted average number of shares of SCH Class A and Class B ordinary shares outstanding for the period from July 10, 2020 (date of inception) through December 31, 2020.
•SoFi — weighted average number of shares of SoFi common stock outstanding for the year ended December 31, 2020.
•Pro forma — number of shares of Class A ordinary shares of SoFi Technologies expected to be outstanding after the close of the Business Combination.

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Note 1 — Description of the Business Combination
On January 7, 2021, SCH entered into the Merger Agreement with SoFi and Merger Sub, under which Merger Sub will merge with and into SoFi, with SoFi being the surviving corporation as a wholly owned subsidiary of SCH. In connection with the Business Combination, SCH will change its name to SoFi Technologies, Inc. referred to herein as SoFi Technologies.
Subject to the terms and conditions set forth in the Merger Agreement and under the no redemption and maximum redemption scenarios, SoFi’s stockholders will receive consideration of $6,570,000 in shares of SoFi Technologies common shares at Closing of the Business Combination, or approximately 657,000,000 shares based on an assumed stock price of $10 per share, including the dilutive effect (via the treasury stock method for options and warrants) of outstanding Stock Options, RSUs and common stock warrants.
The following table summarizes the pro forma ordinary shares outstanding under the two scenarios (as described in greater detail in Note 2), excluding the potential dilutive effect of outstanding Stock Options, RSUs and common stock warrants:

	No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %
SoFi Stockholders	577,772,891	72.1%	577,772,891	80.2%
SCH’s public shareholders	80,500,000	10.1%	—	—%
Sponsor and related parties	47,625,000	5.9%	47,625,000	6.6%
Third Party PIPE Investors	95,000,000	11.9%	95,000,000	13.2%
Total	800,897,891	100%	720,397,891	100%
Note 2 — Basis of Presentation
The historical financial information of SCH and SoFi has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP.
The Business Combination will be accounted for as a reverse recapitalization because SoFi has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:
•The pre-combination equity holders of SoFi will hold the majority of voting rights in the Combined Company;
•The pre-combination equity holders of SoFi have the right to appoint a majority of Board directors on the Combined Company Board;
•Senior management of SoFi will comprise the senior management of the Combined Company; and
•Operations of SoFi prior to the Business Combination will comprise the only ongoing operations of the Combined Company.
Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of SoFi issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Business Combination costs that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in the balance sheet leading up until the Business Combination closes. For the pro forma purposes, such costs will be recorded as a reduction in cash with a corresponding reduction of additional paid-in capital.

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of SCH’s Class A ordinary shares into cash:
•Assuming No Redemptions: This presentation assumes that no SCH shareholders exercise redemption rights with respect to their public shares.
•Assuming Maximum Redemptions: This presentation assumes that all SCH’s public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 80,500,000 public shares are redeemed for an aggregate redemption payment of approximately $805,017, including interest accrued from the Trust account. The maximum redemption scenario is based on the Minimum Cash Condition, consisting of Trust Account funds and PIPE proceeds, of $900,000 to be contributed at Closing of the Business Combination.
Initially, SoFi intended to use a portion of cash proceeds from the Business Combination at Closing to repay its seller note issued in connection with the acquisition of Galileo. During February 2021, SoFi paid off the seller note for a total payment of $269,864, consisting of outstanding principal of $250,000 and accrued interest of $19,864. The Company now expects to use a portion of the cash proceeds from the Business Combination at Closing to repay the outstanding revolving credit facility balance, which had an outstanding principal balance of $486,000 and accrued interest of $47 as of December 31, 2020 (See Note 3(e) Payment of revolving credit facility).
The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 includes SCH Business Combination expenses of $462, which are not expected to have a continuing impact on the results of the Combined Company beyond a year from the Closing.
Note 3 — Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:
3(a)Cash and cash equivalents.   Represents the impact of the Business Combination on the cash and cash equivalents balance of the Combined Company.

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
The table below represents the sources and uses of funds as it relates to the Business Combination:

	Note	No redemption scenario	Maximum redemption scenario
SCH cash and cash equivalents as of December 31, 2020 – pre Business Combination		$260	$260
SoFi cash and cash equivalents as of December 31, 2020 – pre Business Combination		872,582	872,582
Total pre Business Combination		872,842	872,842
SCH marketable securities held in Trust Account	(1)	805,017	805,017
PIPE Financing proceeds – Sponsor and related parties	(2)	275,000	275,000
PIPE Financing proceeds – Third parties	(2)	950,000	950,000
Payment to redeeming SCH public shareholders	(3)	—	(805,017)
Payment related to SoFi preferred shareholders	(4)	(22,104)	(22,104)
Payment of revolving credit facility	(5)	(486,047)	(486,047)
Payment of deferred underwriting fee payable	(6)	(28,175)	(28,175)
Payment of accrued Business Combination costs of SoFi	(7)	(3,259)	(3,259)
Payment of accrued Business Combination costs of SCH	(8)	(152)	(152)
Payment of other Business Combination costs	(9)	(32,516)	(32,516)
Repurchase of common stock	(10)	(150,000)	(150,000)
Total Business Combination adjustments		1,307,764	502,747
Post Business Combination cash and cash equivalents		$2,180,606	$1,375,589
___________________
(1)Represents the amount of the restricted investments and marketable securities held in the Trust account upon consummation of the Business Combination at Closing. (See Note 3(c) Trust account).
(2)Represents the issuance, in a private placement to be consummated concurrently with the Closing, to PIPE investors of up to 122,500,000 ordinary shares assuming stock price of $10 per share. (See Note 3(f) Impact on equity).
(3)Represents the amount paid to SCH public shareholders who are assumed to exercise redemption rights under the maximum redemption scenario. (See Note 3(f) Impact on equity).
(4)In conjunction with the Business Combination, we expect the Series 1 Holders will receive a cash payment of $22,104 (subject to adjustment), and the Special Payment provision contemplated in Note 10 of the SoFi Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus will no longer be of any effect. (See Note 3(f) Impact on equity).
(5)Represents payment of the outstanding balance, plus interest, on SoFi’s revolving credit facility in the amount of $486,047, including accrued interest in the amount of $47. (See Note 3(e) Payment of revolving credit facility).
(6)Represents payment of deferred underwriting fee payable by SCH (See Note 3(b)(1) Business Combination costs).
(7)Represents payment of SoFi accrued Business Combination costs. (See Note 3(b)(3) Business Combination costs).
(8)Represents payment of SCH accrued Business Combination costs. (See Note 3(b)(2) Business Combination costs).
(9)Represents payment of other Business Combination costs. (See Note 3(b)(5) Business Combination costs). This amount does not include Business Combination costs that were paid prior to the Closing by SoFi and SCH in the amounts of $588 and $310, respectively.
(10)Immediately following the finalization of the Business Combination and on the same date as the Business Combination, SoFi committed to repurchase up to $150,000 of common shares, or 15,000,000 common shares, from a previous SoFi redeemable preferred stockholder. At the finalization of the Business Combination and immediately prior to the repurchase, these common shares were classified within temporary equity as Class A ordinary shares subject to redemption. (See Note 3(f) Impact on equity).

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
3(b)Business Combination costs.

	SCH Business Combination costs		SoFi Business Combination costs			Incremental Business Combination costs (5)	Total Business Combination costs adjustments
	Payment of deferred underwriting fee (1)	Payment of accrued expenses (2)	Payment of accrued expenses (3)	Recognition of capitalized unpaid expenses as a reduction to equity proceeds (4)	Recognition of capitalized paid expenses as a reduction to equity proceeds (4)
Cash and cash equivalents	$(28,175)	$(152)	$(3,259)	$—	$—	$(32,516)	$(64,102)
Other assets	—	—	—	(3,259)	(588)	—	(3,847)
Accounts payable, accruals and other liabilities	—	(152)	(3,259)	—	—	—	(3,411)
Deferred underwriting fee payable	(28,175)	—	—	—	—	—	(28,175)
Additional paid-in capital	—	—	—	(3,259)	(588)	(32,516)	(36,363)
___________________
(1)Payment of deferred underwriting fee payable incurred by SCH in the amount of $28,175. (See Note 3(a)(6) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.
(2)Payment of transaction costs specific to SCH related to the Business Combination in the amount of $152. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable, accruals and other liabilities. (See Note 3(a)(8) Cash and cash equivalents).
(3)Payment of transaction costs specific to SoFi related to the Business Combination in the amount of $3,259. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable, accruals and other liabilities. (See Note 3(a)(7) Cash and cash equivalents).
(4)Recognition of SoFi’s capitalized expenses related to the Business Combination in the amount of $3,847 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in other assets, with a corresponding decrease in additional paid-in capital. (See Note 3(f) Impact on equity).
(5)Payment of incremental expenses related to the Business Combination incurred through the Business Combination in the amount of $32,516. (See Note 3(a)(9) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital. (See Note 3(f) Impact on equity).
3(c)Trust Account. Represents release of the restricted investments and marketable securities held in the Trust Account upon consummation of the Business Combination to fund at the Closing of the Business Combination. (See Note 3(a)(1) Cash and cash equivalents).
3(d)Warrant liabilities. Represents conversion of the Series H warrants into warrants to purchase common stock of the Combined Company upon consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects this adjustment as a reduction of accounts payable, accruals and other liabilities in the amount of $39,959, with a corresponding increase in additional paid-in capital (See Note 3(f) Impact on equity).
3(e)Payment of revolving credit facility. Represents funds from the Business Combination used to repay SoFi’s revolving credit facility in the amount of $486,047, including accrued interest in the amount of $47. The unaudited pro forma condensed combined balance sheet reflects this payment as a reduction of debt in the amount of $486,000 and a reduction of accounts payable, accruals and other liabilities in the amount of $47, with a corresponding decrease in cash and cash equivalents. (See Note 3(a)(5) Cash and cash equivalents).

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
3(f)Impact on equity. The following table represents the impact of the Business Combination on the number of Class A ordinary shares and represents the total equity section assuming no redemptions by SCH’s shareholders:

		SCH / Combined Company ordinary shares				SoFi Common Stock		Accumulated other comprehensive loss	Additional paid-in capital	Accumulated deficit	Total permanent equity (deficit)	SCH / Combined Company temporary equity				SoFi temporary equity
		Class A		Class B								Class A ordinary shares, subject to possible redemption		Redeemable preferred stock		Redeemable preferred stock
	Note	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
SCH equity as of December 31, 2020 – pre Business Combination		3,229,699	$—	20,125,000	$2	—	$—	$—	$5,644	$(646)	$5,000	77,270,301	$772,720	—	$—	—	$—
SoFi equity as of December 31, 2020 – pre Business Combination		—	—	—	—	66,034,174	—	(166)	579,228	(699,177)	(120,115)	—	—	—	—	256,459,941	3,173,686

Business Combination pro forma equity adjustments:
Conversion of redeemable preferred stock warrants	3(d)	—	—	—	—	—	—	—	39,959	—	39,959	—	—	—	—	—	—
Reclassification of SCH’s redeemable shares to Class A ordinary shares		77,270,301	8	—	—	—	—	—	772,712	—	772,720	(77,270,301)	(772,720)	—	—	—	—
Sponsor and related parties		20,125,000	2	(20,125,000)	(2)	—	—	—	—	—	—	—	—	—	—	—	—
PIPE Financing proceeds – Sponsor and related parties	3(a)(2)	27,500,000	3	—	—	—	—	—	274,997	—	275,000	—	—	—	—	—	—
PIPE Financing proceeds – Third parties	3(a)(2)	95,000,000	9	—	—	—	—	—	949,991	—	950,000	—	—	—	—	—	—
Elimination of historical SoFi common stock		—	—	—	—	(66,034,174)	—	—	—	—	—	—	—	—	—	—	—
Elimination of historical SoFi redeemable preferred stock		—	—	—	—	—	—	—	2,853,312	—	2,853,312	—	—	—	—	(253,225,941)	(2,853,312)
Conversion of Series 1 preferred shares		—	—	—	—	—	—	—	—	—	—	—	—	3,234,000	320,374	(3,234,000)	(320,374)
Shares issued to SoFi stockholders as consideration		577,772,891	58	—	—	—	—	—	(150,058)	—	(150,000)	15,000,000	150,000	—	—	—	—
Repurchase of common stock	3(a)(10)	—	—	—	—	—	—	—	—	—	—	(15,000,000)	(150,000)	—	—	—	—
SoFi’s capitalized expenses related to the Business Combination	3(b)(4)	—	—	—	—	—	—	—	(3,847)	—	(3,847)
Estimated transaction costs	3(b)(5)	—	—	—	—	—	—	—	(32,516)	—	(32,516)	—	—	—	—	—	—
Payment related to SoFi preferred shareholders	3(a)(4)	—	—	—	—	—	—	—	—	(22,104)	(22,104)	—	—	—	—	—	—
Elimination of historical accumulated deficit of SCH		—	—	—	—	—	—	—	(646)	646	—	—	—	—	—	—	—
Total Business Combination pro forma equity adjustments:		797,668,192	80	(20,125,000)	(2)	(66,034,174)	—	—	4,703,904	(21,458)	4,682,524	(77,270,301)	(772,720)	3,234,000	320,374	(256,459,941)	(3,173,686)
Post-Business Combination		800,897,891	$80	—	$—	—	$—	$(166)	$5,288,776	$(721,281)	$4,567,409	—	$—	3,234,000	$320,374	—	$—

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
In case of maximum redemption by SCH’s shareholders, the following table represents the impact of the Business Combination on the number of SCH Class A ordinary shares and represents the total equity section:

		SCH / Combined Company ordinary shares										SCH / Combined Company temporary equity				SoFi temporary equity
		Class A		Class B		SoFi Common Stock		Accumulated other comprehensive loss	Additional paid-in capital	Accumulated deficit	Total permanent equity (deficit)	Class A ordinary shares, subject to possible redemption		Redeemable preferred stock		Redeemable preferred stock
	Note	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
SCH equity as of December 31, 2020 – pre Business Combination		3,229,699	$—	20,125,000	$2	—	$—	$—	$5,644	$(646)	$5,000	77,270,301	$772,720	—	$—	—	$—
SoFi equity as of December 31, 2020 – pre Business Combination		—	—	—	—	66,034,174	—	(166)	579,228	(699,177)	(120,115)	—	—	—	—	256,459,941	3,173,686

Business Combination pro forma equity adjustments:
Conversion of redeemable preferred stock warrants	3(d)	—	—	—	—	—	—	—	39,959	—	39,959	—	—	—	—	—	—
Reclassification of SCH’s redeemable shares to Class A ordinary shares		77,270,301	8	—	—	—	—	—	772,712	—	772,720	(77,270,301)	(772,720)	—	—	—	—
Sponsor and related parties		20,125,000	2	(20,125,000)	(2)	—	—	—	—	—	—	—	—	—	—	—	—
Less: Redemption of redeemable stock	3(a)(3)	(80,500,000)	(8)	—	—	—	—	—	(805,009)	—	(805,017)	—	—	—	—	—	—
PIPE Financing proceeds – Sponsor and related parties	3(a)(2)	27,500,000	3	—	—	—	—	—	274,997	—	275,000	—	—	—	—	—	—
PIPE Financing proceeds – Third parties	3(a)(2)	95,000,000	9	—	—	—	—	—	949,991	—	950,000	—	—	—	—	—	—
Elimination of historical SoFi common stock		—	—	—	—	(66,034,174)	—	—	—	—	—	—	—	—	—	—	—
Elimination of historical SoFi redeemable preferred stock		—	—	—	—	—	—	—	2,853,312	—	2,853,312	—	—	—	—	(253,225,941)	(2,853,312)
Conversion of Series 1 preferred shares		—	—	—	—	—	—	—	—	—	—	—	—	3,234,000	320,374	(3,234,000)	(320,374)
Shares issued to SoFi stockholders as consideration		577,772,891	58	—	—	—	—	—	(150,058)	—	(150,000)	15,000,000	150,000	—	—	—	—
Repurchase of common stock	3(a)(10)	—	—	—	—	—	—	—	—	—	—	(15,000,000)	(150,000)	—	—	—	—
SoFi’s capitalized expenses related to the Business Combination	3(b)(4)	—	—	—	—	—	—	—	(3,847)	—	(3,847)	—	—	—	—	—	—
Estimated transaction costs	3(b)(5)	—	—	—	—	—	—	—	(32,516)	—	(32,516)	—	—	—	—	—	—
Payment related to SoFi preferred shareholders	3(a)(4)	—	—	—	—	—	—	—	—	(22,104)	(22,104)	—	—	—	—	—	—
Elimination of historical accumulated deficit of SCH		—	—	—	—	—	—	—	(646)	646	—	—	—	—	—	—	—
Total pro forma adjustments		717,168,192	72	(20,125,000)	(2)	(66,034,174)	—	—	3,898,895	(21,458)	3,877,507	(77,270,301)	(772,720)	3,234,000	320,374	(256,459,941)	(3,173,686)
Post-Business Combination		720,397,891	$72	—	$—	—	$—	$(166)	$4,483,767	$(721,281)	$3,762,392	—	$—	3,234,000	$320,374	—	$—

COMBINED COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)
(in thousands, except share and per share amounts)
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
3(g)Interest expense. Represents elimination of the interest expense incurred during 2020 following the repayment of SoFi’s revolving credit facility in connection with the Business Combination (See Note 3(e) Payment of revolving credit facility).
3(h)Change in fair value of the warrant liabilities. Represents elimination of the change in fair value of the warrant liabilities as a result of conversion of the Series H warrants into warrants to purchase common stock of the Combined Company upon consummation of the Business Combination (See Note 3(d) Warrant liabilities).
3(i)Nonrecurring expense related to Special Payment. Reflects expense related to Special Payment in the amount of $22,104 (See Note 3(a)(4) Cash and cash equivalents) contemplated in Note 10 of the SoFi Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. The Special Payment is accounted for as an embedded derivative, which is not clearly and closely related to the host contract, and will be considered payable to Series 1 investors at Closing. Therefore, the initial measurement will be recognized in noninterest expense — general and administrative in SoFi’s Consolidated Statements of Operations and Comprehensive Income (Loss).
3(j)Net loss per share. Represents pro forma net loss per share based on pro forma net loss and 800,897,891 and 720,397,891 total shares outstanding upon consummation of the Business Combination for no redemption and maximum redemption scenario, respectively. (See Note 3(f) Impact on equity). For each period presented, there is no difference between basic and diluted pro forma net loss per share, as the inclusion of all potential Class A ordinary shares of the Combined Company outstanding would have been anti-dilutive.

INFORMATION ABOUT SCH
Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to SCH prior to the consummation of the Business Combination.
General
SCH is a blank check company incorporated on July 10, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although SCH is not limited to a particular industry or sector for purposes of consummating a business combination, SCH focuses on businesses in the technology industries primarily located in the United States. SCH has neither engaged in any operations nor generated any revenue to date. Based on SCH’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On October 14, 2020, SCH consummated its initial public offering of its units, with each unit consisting of one SCH Class A ordinary share and one-fourth of one public warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, SCH completed the private sale of 8,000,000 private placement warrants at a purchase price of $2.00 per private placement warrant, to the Sponsor generating gross proceeds to us of $16.0 million. The private placement warrants are identical to the warrants sold as part of the units in SCH’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of SCH’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of SCH’s initial public offering, a total of $805 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of December 31, 2020, funds in the trust account totaled $805.0 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of SCH’s obligation to redeem 100% of the public shares if it does not complete a business combination by October 14, 2022 and (3) the redemption of all of the public shares if SCH is unable to complete a business combination by October 14, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting SCH’s Initial Business Combination
Fair Market Value of Target Business
The rules of the NYSE require that SCH’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). SCH’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
SCH is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). SCH will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of SCH have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per- share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or SCH’s securities, the Sponsor, SoFi Stockholders or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCH’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, SoFi Stockholders or our or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) SoFi Technologies’ net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If SCH has not completed the Business Combination with SoFi by October 14, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to SCH’s Cayman Constitutional Documents, SCH will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 80,500,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of SCH’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with SCH, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their SCH Class B ordinary shares if SCH fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if SCH fails to complete its business combination within the allotted time period.
The Sponsor and SCH’s directors and officers have agreed, pursuant to a written agreement with SCH, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of SCH’s obligation to allow for redemption in connection with SCH’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by October 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless SCH provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, SCH may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

SCH expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SCH’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, SCH may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of SCH’s creditors which would have higher priority than the claims of SCH’s public shareholders. SCH cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and SCH — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While SCH intend to pay such amounts, if any, SCH cannot assure you that SCH will have funds sufficient to pay or provide for all creditors’ claims.
Although SCH will seek to have all vendors, service providers (other than SCH’s independent auditors), prospective target businesses and other entities with which SCH does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of SCH’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SCH’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SCH’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where SCH may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where SCH is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of SCH’s public shares, if SCH has not completed SCH’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with SCH’s initial business combination, SCH will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than SCH’s independent auditors) for services rendered or products sold to us, or a prospective target business with which SCH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under SCH’s indemnity of the underwriters of SCH’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. SCH has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SCH believes that the Sponsor’s only assets are securities of SCH and, therefore, the Sponsor may not be able to satisfy those obligations. None of SCH’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SCH’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SCH currently expects that SCH’s independent directors would take legal action on SCH’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SCH’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SCH cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and SCH — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
SCH will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than SCH’s independent auditors), prospective target businesses and other entities with which SCH does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under SCH’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in SCH’s insolvency estate and subject to the claims of third parties with priority over the claims of SCH’s shareholders. To the extent any insolvency claims deplete the trust account, SCH cannot assure you SCH will be able to return $10.00 per share to SCH’s public shareholders. Additionally, if SCH files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by SCH’s shareholders. Furthermore, SCH’s board of directors may be viewed as having breached its fiduciary duty to SCH’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. SCH cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and SCH — If, after we distribute the proceeds in the trust account to our public shareholders, SCH files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages”.
SCH’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) SCH’s completion of an initial business combination, and then only in connection with those SCH Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of SCH’s obligation to allow redemption in connection with SCH’s initial business combination or to redeem 100% of the public shares if SCH does not complete SCH’s initial business combination by October 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if SCH has not completed an initial business combination by October 14, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of SCH warrants will not have any right to the proceeds held in the trust account with respect to the SCH warrants.
Facilities
SCH currently maintains its executive offices at 317 University Ave, Suite 200, Palo Alto, CA 94301. The cost for this space is included in the $10,000 per month fee that SCH pays an affiliate of the Sponsor for office space, administrative and support services. SCH considers its current office space adequate for SCH’s current operations.
Upon consummation of the Business Combination, the principal executive offices of SoFi Technologies will be located at 234 1st Street, San Francisco, California 94105.
Employees
SCH currently has four officers. Members of SCH’s management team are not obligated to devote any specific number of hours to SCH’s matters but they intend to devote as much of their time as they deem necessary to SCH’s affairs until SCH has completed SCH’s initial business combination. The amount of time that any members of SCH’s management team will devote in any time period will vary based on whether a target business has been selected for SCH’s business combination and the current stage of the Business Combination process.
Competition
If SCH succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from SoFi’s competitors. SCH cannot assure you that, subsequent to the Business Combination, SoFi Technologies will have the resources or ability to compete effectively. Information regarding SoFi Technologies’ competition is set forth in the sections entitled “Information About SoFi — Competition”.

Directors and Executive Officers
SCH’s current directors and officers are as follows:

Name	Age	Position
Chamath Palihapitiya	44	Chief Executive Officer and Chairman of the Board of Directors
Ian Osborne	37	President and Director
Steven Trieu	42	Chief Financial Officer
Simon Williams	40	General Counsel and Secretary
Jay Parikh	47	Director
Jennifer Dulski	49	Director
Chamath Palihapitiya
Mr. Chamath Palihapitiya has been SCH’s Chief Executive Officer and the Chairman of SCH’s board of directors since July 2020. Mr. Palihapitiya founded Social Capital in 2011 and has been its managing partner since its inception. Mr. Palihapitiya served as the Chief Executive Officer and the Chairman of the Board of Directors of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and continues to serve as the Chairman of the Board of Directors of Virgin Galactic. Mr. Palihapitiya served as the Chief Executive Officer and the Chairman of the Board of Directors of both IPOB and IPOC from October 2019 until the consummation of their business combinations with Opendoor Labs Inc. in December 2020 and Clover Health in January 2021, respectively. Mr. Palihapitiya currently serves as Chief Executive Officer and Chairman of IPOB, IPOC, IPOD and IPOF. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 until October 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform, both of which were key factors driving the increase in Facebook’s user base to more than 750 million individuals worldwide. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering.
Ian Osborne
Mr. Ian Osborne has been a director of SCH and the President since July 2020. Mr. Osborne is the Co-founder and Chief Executive Officer of Hedosophia, an investment firm, which has invested in leading Internet and technology companies since 2012. Mr. Osborne served as a director of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019. Mr. Osborne served as President and a director of both IPOB and IPOC from October 2019 until the consummation of their business combinations with Opendoor Labs Inc. in December 2020 and Clover Health in January 2021, respectively. Mr. Osborne currently serves as President and a director of IPOB, IPOC, IPOD and IPOF. Mr. Osborne has advised leading Internet and technology companies, their founders and CEOs, since 2009. Mr. Osborne is also the indirect controlling shareholder and a director of Connaught, a financial advisory firm. From 2010 to 2012, Mr. Osborne was a Partner and Managing Director at DST Global, a family of funds investing in Internet companies, which was established in 2009 and which has notable successes including Alibaba, Airbnb, Facebook, Spotify and Twitter. Mr. Osborne was educated at St Paul’s School, King’s College London, and the London School of Economics.
Steven Trieu
Mr. Steven Trieu has been the Chief Financial Officer of SCH since July 2020. Mr. Trieu is a Partner and the Chief Financial Officer of Social Capital, an affiliate of the Company’s sponsor, since October 2017 and is responsible for overseeing the operations of Social Capital’s family of funds, management company and related entities. Mr. Trieu served as the Chief Financial Officer of IPOA from March 2019 until the consummation of its business combination with Virgin Galactic in October 2019. Mr. Trieu served as Chief Financial Officer of both IPOB and IPOC from October 2019 until the consummation of their business combinations with Opendoor Labs Inc. in December 2020 and Clover Health in January 2021, respectively. Mr. Trieu currently serves as Chief Financial Officer of IPOB, IPOC, IPOD and IPOF. Prior to joining Social Capital, Mr. Trieu was VP of Finance at Quora, Inc. from October 2011 to June 2016, where he was responsible for its day-to-day finance and legal operations. Prior to that, Mr. Trieu was Director, Finance and Business Operations at Facebook, Inc. from August 2007 to October 2011. Mr. Trieu led the formation of its initial business operations and sales finance teams. Mr. Trieu also previously held a similar role at Yahoo!, Inc., supporting its local markets and commerce divisions. Before that, Mr. Trieu spent time on Wall Street both as an investment banking and alternative investments associate. Mr. Trieu graduated from the University of Massachusetts, Amherst with a degree in finance and economics.
Simon Williams
Mr. Simon Williams has been the General Counsel and Secretary of SCH since July 2020. Mr. Williams has been Hedosophia’s Chief Administrative Officer since March 2017. Mr. Williams served as the General Counsel and Secretary of IPOA from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019. Mr. Williams served as General Counsel and Secretary of both IPOB and IPOC from October 2019 until the consummation of their business combinations with Opendoor Labs Inc. in December 2020 and Clover Health in January 2021, respectively. Mr. Williams currently serves as General Counsel and Secretary of IPOB, IPOC,IPOD and IPOF. Prior to joining Hedosophia, Mr. Williams was legal counsel at Balderton Capital, a London-based venture firm focused on backing European-founded technology companies, from January 2015 to March 2017. Prior to working at Balderton Capital, Mr. Williams was an associate in the London offices of each of Covington & Burling LLP and Morrison & Foerster LLP. Mr. Williams is a solicitor, qualified in England & Wales, having attended Nottingham Law School. Mr. Williams holds an MA and BA from the University of Nottingham.
Jay Parikh
Mr. Jay Parikh has been a director of SCH since October 2020. Mr. Parikh has served as Head of Engineering at Facebook, Inc., since March 2014, supporting and scaling tech teams across the company. From November 2009 to March 2020, Mr. Parikh served as Vice President, Infrastructure, where he lead the global teams that design, develop, build, and operate the physical infrastructure and platforms (both software and hardware) necessary to power Facebook and its family of products and services, enabling the community to grow from 300 million users to over 3 billion users and providing users with their real-time experiences. From October 2007 to October 2009, Mr. Parikh served as Senior Vice President, Engineering & Operations at Ning, Inc., where he oversaw product development, core infrastructure, and operations for the company’s social networking platform. From April 1999 to October 2007, Mr. Parikh served as Vice President of Engineering at Akamai Technologies, Inc., where he helped build one of the world’s largest and most globally distributed computing platform. Mr. Parikh has served on the board of directors of Atlassian Corporation Plc since July 2013. Mr. Parikh received his Bachelor of Science degree in mechanical engineering from Virginia Tech. Mr. Parikh is well qualified to serve on our board of directors because of his extensive experience with technology and Internet companies and supporting and scaling businesses.
Jennifer Dulski
Ms. Jennifer Dulski has been a director of SCH since November 2020. Ms. Dulski has a wide range of executive experience including executive leadership roles at Facebook, Google and Yahoo!, and founder, CEO and president roles at early stage and scaling startups. She is currently CEO and founder of Rising Team, a SaaS company that empowers managers to build more engaged and successful teams. Prior to Rising Team, Ms. Dulski led Facebook Groups, used by more than 1.5 billion people each month to create and participate in communities that matter to them. Her team was responsible for envisioning, building and growing the Groups product. Before Facebook, Ms. Dulski was president & COO of Change.org, a social enterprise company that empowers people to create campaigns for change. Under her leadership, Change.org grew 10x, to nearly 200m users, developed a profitable business model, rebuilt its tech stack and supported thousands of successful campaigns globally. Prior to Change.org, Ms. Dulski was an early Yahoo! Employee and held a variety of roles over 9 years there. She ultimately led one of the six core business units as group VP & GM of Local and Marketplaces. Ms. Dulski left Yahoo! to become co-founder and CEO of The Dealmap, a location-based deals app that Google acquired in 2011, making her the first woman entrepreneur to sell a company to Google. She was a product leader at Google for nearly 2 years before joining Change. She currently serves on the boards of WW (formerly Weight Watchers), the Change.org Foundation and the Arctic Ice Project. Her previous board experience includes roles on two other public company boards, Move, Inc. and TEGNA. Ms. Dulski is also a lecturer in management at the Stanford Graduate School of Business and her first book, Purposeful, was published by Penguin Portfolio in 2018 and is a Wall Street Journal Bestseller.
Number, Terms of Office and Appointment of Directors and Officers
SCH’s board of directors consists of four members. Prior to our initial business combination, holders of SCH’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of SCH’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of SCH’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on SCH’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of SCH’s board of directors or by a majority of the holders of SCH’s ordinary shares (or, prior to SCH’s initial business combination, holders of SCH’s founder shares).
SCH’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. SCH’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that SCH’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of SCH’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of SCH’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.
SCH’s board has determined that each of Mr. Parikh and Ms. Dulski is an “independent director” under applicable SEC and NYSE rules.
SCH’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of SCH’s directors or executive officers have received any cash compensation for services rendered to SCH. Commencing on October 9, 2020 through the earlier of the consummation of SCH’s initial business combination and SCH’s liquidation, SCH accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SCH’s audit committee reviews on a quarterly basis all payments that were made by SCH to the Sponsor, directors, executive officers or SCH or any of their affiliates. In September 2020, the Sponsor transferred 100,000 founder shares Jay Parikh at their original per-share purchase price. On November 13, 2020, SCH entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Ms. Dulski, providing for the grant of 100,000 restricted stock units to Ms. Dulski, which grant is contingent on both the consummation of an initial business combination with SCH and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into shares of SoFi Technologies common stock until a date, selected by SoFi Technologies, that occurs between January 1 and December 31 of the year following the Closing.
SCH is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence SCH’s management’s motivation in identifying or selecting a target business and SCH does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
In connection with the Business Combination, certain purported shareholders of SCH have filed lawsuits, including those described below, and other shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. SCH believes that these allegations are without merit. These cases are in the early stages and SCH is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.

On January 28, 2021, Tim Holtom (“Holtom”), a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Tim Holtom v. Social Capital Hedosophia Holdings Corp. V, et al., case number 650647/2021, against SCH and the members of its board of directors (the “Holtom Complaint”). The Holtom Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against SCH. The Holtom Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the registration statement on Form S-4 filed with the SEC on January 11, 2021 regarding the proposed transaction involving SoFi (the “Registration Statement”) is materially misleading and incomplete. The Holtom Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. Defendants have not yet responded to the Holtom Complaint.
On January 29, 2021, Ryan Heitt (“Heitt”), a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Ryan Heitt v. Social Capital Hedosophia Holdings Corp. V, et al., case number 650685/2021 against the members of its board of directors, Merger Sub and SoFi (the “Heitt Complaint”). The Heitt Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against SCH, Merger Sub and SoFi. The Heitt Complaint alleges, among other things, that the Registration Statement is materially misleading and incomplete. The Heitt Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. Defendants have not yet responded to the Heitt Complaint.
On February 3, 2021, counsel to Holtom and Heitt sent a joint letter to SCH's counsel (the “Joint Demand”), alleging that they “have identified several disclosure deficiencies” in the Registration Statement, and demanding that SCH issue corrective disclosures with regard to certain enumerated items. The Joint Demand asserts that a failure to issue the requested disclosures will expose SCH and its board of directors to liability.
On February 15, 2021, Brian Levy, a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of Nassau, captioned Brian Levy v. Jennifer Dulski, et al., case number 601778/2021, against the members of SCH's board of directors, SoFi, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC (the "Levy Complaint"). The lawsuit was filed by Levy individually, and derivatively on behalf of nominal defendant SCH. The Levy Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the Registration Statement is materially misleading and incomplete. The Levy Complaint asserts: (i) a derivative claim for breach of fiduciary duty against the individual defendants; (ii) a derivative claim for causing SCH to fail to disclose material information against the individual defendants; (iii) a derivative claim for aiding and abetting the breaches of fiduciary duties against SoFi, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC; (iv) an individual claim for negligent misrepresentation and concealment against all defendants; and (v) an individual claim for fraudulent misrepresentation and concealment against all defendants. The Levy Complaint seeks, among other things, to enjoin the proposed Business Combination, an award of compensatory and/or recessionary damages, and an award of attorneys' fees and expenses. Defendants have not yet responded to the Levy Complaint.
Periodic Reporting and Audited Financial Statements
SCH has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SCH’s annual reports contain financial statements audited and reported on by SCH’s independent registered public accounting firm. SCH has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Report on Form 10-Q covering the period from July 10, 2020 (inception) through September 30, 2020.

SCH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we”, “us”, “our”, the “Company” or “SCH” refer to SCH prior to the consummation of the Business Combination. The following discussion and analysis of SCH’s financial condition and results of operations should be read in conjunction with SCH’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SCH’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on July 10, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on January 7, 2021. We intend to finance the Business Combination through shares of SoFi Technologies common stock issued to SoFi Stockholders and the PIPE Investors.
The issuance of additional shares in a business combination:
•may significantly dilute the equity interest of investors, which dilution would increase if the anti- dilution provisions in the SCH Class B ordinary shares resulted in the issuance of SCH Class A ordinary shares on a greater than one-to-one basis upon conversion of the SCH Class B ordinary shares;
•may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;
•could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;
•may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;
•may adversely affect prevailing market prices for our ordinary shares and/or warrants; and
•may not result in adjustment to the exercise price of our warrants.
Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
•default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
•our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;
•our inability to pay dividends on our ordinary shares;
•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.
We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 10, 2020 (inception) to December 31, 2020 were organizational activities and those necessary to consummate our initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We have generated and expected to generate non-operating income in the form of interest income on marketable securities held after our initial public offering. We have incurred and expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
Liquidity and Capital Resources
Until the consummation of the initial public offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On October 14, 2020, we consummated the initial public offering of 80,500,000 SCH units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 10,500,000 SCH units, at a price of $10.00 per unit, generating gross proceeds of $805,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 8,000,000 private placement warrants to the Sponsor at a price of $2.00 per private placement warrant generating gross proceeds of $16,000,000.
Following the initial public offering, the exercise of the over-allotment option in full and the sale of the private placement warrants, a total of $805,000,000 was placed in the trust account, and we had $1,681,999 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. We incurred $42,659,062 in transaction costs, including $14,000,000 of underwriting fees paid to Credit Suisse (of which 10% was reimbursed to cover the financial advisory fee paid to Connaught), $28,175,000 of deferred underwriting fees payable to Credit Suisse (of which 20% will be reimbursed to cover the deferred financial advisory fee payable to Connaught) and $484,062 of other costs. Credit Suisse, Connaught and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, our affiliates or SoFi. They have received, or may in the future receive, customary fees and commissions for these transactions.
As of December 31, 2020, we had cash and marketable securities held in the trust account of $805,017,218. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, excluding deferred underwriting commissions, to complete our initial business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2020, we had cash of $259,714 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to (other than pursuant to the promissory note described below), loan us additional funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $2,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.
On January 11, 2021, we issued a promissory note to Sponsor (the “Promissory Note”), pursuant to which we may borrow up to an aggregate principal amount of $2,500,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) October 14, 2022 and (ii) the completion of the Business Combination. As of the Company’s most recently filed 10-K, the Company has drawn $1,415,000 under the Promissory Note.
We may need to raise additional capital through loans or additional investments from the Sponsor, our officers, our directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us additional funds, from time to time or at any time, (other than pursuant to the promissory note), to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services, provided to the Company. We began incurring these fees on October 14, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per unit, or $28,175,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
SCH Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net Loss Per Ordinary Share
We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net income (loss) per ordinary, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A Ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
As of December 31, 2020, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were effective.
Changes in Internal Control Over Financial Reporting
During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Letter from our CEO

Welcome to SoFi!

We could not be more thrilled to have you join us in our mission to help our members achieve financial independence to realize their ambitions!! Financial independence, in its simplest form, is having enough money to do what you want. For some, that is the ability to own a home. Others, it's the confidence in their financial foundation to have children or to pursue the career and lifestyle they aspire to have. While for others, it's about being able to retire early. Whatever our members' ambitions are, the one commonality is that they need to have enough money to achieve those ambitions. I know it's odd to equate money with happiness and realizing ambitions, but that is the reality of the world we live in today.

I came from nothing, so I know the opposite reality of not having enough money to do what you want. See, my mom and dad got divorced when I was 3. My younger brother Tom was less than a year old and my older brother George was 5. My mom, Roseanne, did not graduate from high school -- not because she wasn't driven or smart, but because her mom died from leukemia when she was 17 and she had to leave school to help my grandfather and raise my uncle Anthony. I know what it's like to be on welfare, to use food stamps, to be a free lunch kid, and to sleep in the same bed as my brother. I am proud of all of those things because it taught me what I could never learn in school or on the field. But, I am prouder still that my Mom found a way to make it in life. In fact, more than make it. She, and later my stepdad, were able to earn enough money to move us from an apartment complex to a townhouse, and then finally, to our own house. Along the way, my family was able to reach that point of financial independence: by going to the best public schools, playing every sport imaginable, using sports to get us into college, and, eventually, landing great jobs.

I never thought I would see a day when doctors and lawyers would struggle to have the financial foundation to grow their family, buy a house, or live the dreams an accomplished profession should afford. But the reality has become that, even people who have done well in school and in their career don't have the financial means to realize their ambitions.

So why do I SoFi? I SoFi because I am incredibly passionate about changing the arc of peoples' lives -- helping them get to where my family got without help, guidance or a company like SoFi. I joined SoFi because I believe we can impact people in such a dramatic way by helping them get their money right. Every day since I joined SoFi in February 2018 has only made my passion and my conviction stronger. We are on the ride of a lifetime and I could not be happier or more excited that you have decided to join our team. We would be failing you, our shareholders, and our members if we didn't challenge you to reach higher than you have ever reached before. You have my word that we will challenge you in expected ways and at unexpected times. I only ask that you answer the bell when we ring it, and that when you get knocked down 9 times, you get up 10.

While the "what we do" is critical, it's by no means sufficient. In fact, the "how we do" is just as important. Lots of people talk about having a great culture and the positive impact it can have. At SoFi, we talk about having THE BEST CULTURE IN THE WORLD. "Great" isn't even close to being good enough. I believe there is no other standard or level that will be acceptable. Why? Very simply: having the best culture in the world does not take capital, patents, unique technologies or being the biggest and the most valuable company. What it takes is leadership, alignment, and accountability. I will not stop, nor will I settle, until we have the BEST CULTURE IN THE WORLD. Not the second, not the third, not even tied for first...but undeniably and unquestionably the BEST. This is #WhyISoFi. If you want to be a part of the journey on our mission to change the world, then let's go. As you'll often hear me say...FRESH HORSES WE RIDE!!

Anthony Noto
CEO

INFORMATION ABOUT SOFI
Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us”, or “our” refer to the business of Social Finance, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
We are a member-centric, one-stop shop for financial services that allows members to borrow, save, spend, invest and protect their money. Our mission is to help our members achieve financial independence in order to realize their ambitions. To us, financial independence does not mean being wealthy, but rather represents the ability of our members to have the financial means to achieve their personal objectives at each stage of life, such as owning a home, having a family, or having a career of their choice — more simply stated, to have enough money to do what they want. We were founded in 2011 and have developed a comprehensive suite of financial products that offers the speed, selection, content and convenience that only an integrated digital platform can provide.
In order for us to achieve our mission, we have to help people get their money right, which means providing them with the ability to borrow better, save better, spend better, invest better and protect better. Everything we do today is geared toward helping our members “Get Your Money Right” and we strive to innovate and build ways for our members to achieve this goal.
We believe that consumers with high earnings and very good credit are underserved by the disparate financial services offerings available in today’s market. There are 500 million U.S. accounts in FDIC insured banks today and approximately 50% of those accounts are with the largest 15 U.S. banks. In addition, more than 50% of Americans use more than one bank for their financial services, and a majority of these people cite the lack of a single platform capable of providing the services and solutions they need as the reason. Based on the market capitalization of leading U.S. financial institutions, we estimate the market for financial services to be approximately $2.0 trillion today, representing a substantial and compelling opportunity for us to attract members to our digital native, technology-driven platform with products and services that satisfy the needs of members at every important financial decision in their lives.
We have created an innovative financial services platform designed to offer best-in-class products to meet the broad objectives of our members and the lifecycle of their financial needs. Since our inception and through December 31, 2020, we have served more than 1.8 million members who have used more than 2.5 million products on our platform. We define a member as someone who has a lending relationship with us through origination or servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service. This means that our members have continuous access to our CFPs, our career advice services, our member events, all of our content, educational material, news, tools and calculators at no cost to the member. Additionally, our mobile app and website have been designed with a member home feed that is personalized and delivers content to a member about what they must do that day in their financial life, what they should consider doing that day in their financial life, and what they can do that day in their financial life. We have experienced accelerating year-over-year member growth for the past six consecutive quarters. We believe we have just scratched the surface, and that we are in the early stages of the digital transformation of financial services. As a result, we have a substantial opportunity to continue to grow our member base and increase the number of products members use on our platform.
Our Differentiation
In order to build best-in-class offerings, we focus on four differentiators: fast, selection, content and convenience.
(1)Fast — We aspire to be the fastest place for our members to responsibly do anything, whether it’s applying for a loan, getting a funded loan, opening an account, buying or selling a stock, uploading a mobile check, getting access to money, paying a friend, or accessing relevant financial content. Our products are all digital and we have a culture of iteration to help drive faster and faster services.
(2)Selection — Given the digital nature of our products, the permutations of features and services that can be made available to our members across their needs to borrow, save, spend, invest and protect are significant. We will continue to iterate, learn and innovate to broaden our selection in the same way we did by providing our members with the ability to buy single stocks without commissions, purchase fractional shares, invest in SoFi proprietary robo-advisory portfolios, and invest in SoFi-branded Exchange-Traded Funds.

(3)Content — Our financial education, insights, research content, actionable tools and advice are designed to provide meaningful value for our members. Our carefully-crafted and personalized content is offered through our member home feed and is designed to help our members get their money right. We strive to provide digestible financial education, meaningful answers, salient information, advice, credit scores, financial calculators, investment research and financial news that enhance member loyalty and increase the likelihood that members will use additional SoFi products in the future.
(4)Convenience — We hold ourselves accountable to providing the most convenient member experience possible in terms of ease of use, ubiquity, functionality, simplicity and responsive customer service. Our long-term goal is to provide the most convenient 24x7 service and dispel the historical construct of financial service availability based on 9-5 Monday through Friday.
Each product we offer is delivered in a member-centric way and is built and enhanced with these differentiators in mind. We believe that our member-centric one stop shop for financial services serves as a competitive differentiator for us relative to other financial services providers.
We offer our members a full suite of financial products and services all in one common mobile platform. To complement these products and services, we believe in building vertically-integrated technology platforms designed to manage and deliver the suite of solutions to our members in a low-cost and differentiated manner.
Lending Solutions:   We offer multiple loan products, such as student loans, personal loans and home loans, designed to serve the lifecycle needs of our members. Since our inception through December 31, 2020, we have originated $60 billion of loans and believe our proprietary underwriting models predicated on data and scale help us better understand and manage risk and help us achieve a potential gain on sale through our whole loan or securitizations channels.
Financial Services Solutions:   We offer a suite of financial services solutions, including cash management and investment services across our SoFi Money, SoFi Invest, SoFi Credit Card and SoFi Relay products. SoFi Money is a digitally-native, mobile cash management experience for our members. SoFi Invest is a mobile-first investment platform offering members access to trading and advisory solutions, such as active investing, robo-advisory and cryptocurrency accounts. SoFi Credit Card offers a rewards program that provides double the rewards when the cardholder redeems them into SoFi Money, SoFi Invest or SoFi personal or student loans. To complement these products, we offer financial tracking through SoFi Relay, and partner with other enterprises through loan referrals and our SoFi At Work service. We have also developed a financial services marketplace platform branded Lantern Credit to help applicants that do not qualify for SoFi products with alternative products, as well as providing a product comparison experience.
Our Strategy
The Financial Services Productivity Loop
We believe that gaining our members’ trust and developing a relationship with our members is central to our success as a financial services platform. Moreover, we believe that some of the current frictions faced by other financial institutions are caused by a disjointed and non-seamless product experience, and an inability to offer a comprehensive, integrated suite of products in one digital native experience to meet a customer’s holistic financial needs. Through our mobile technology and continuous effort to improve each of our financial services offerings, we believe we are building a digital mobile native financial services platform that members can access for all of their financial services needs.
Our strategy, what we refer to as the “Financial Services Productivity Loop”, is centered around building trust and a lifetime relationship with our members, which we believe will help build a sustainable competitive advantage. In order to deliver on our strategy, we must develop best in class unit economics and best in class products that build trust and reliability between our members and our platform. When we do this on a member’s first product, and they later consider using a second product, they are more likely to start with our platform and we have a higher chance that they will select one of our products to meet their other financial needs. This results in delivering more revenue per member with no second member acquisition costs, resulting in higher lifetime value per member. This also reinforces the benefits of our platform, which simplifies the entire financial ecosystem for our members, helping them get their money right. We are able to use the increased profits to further improve member benefits and product experience.
We believe we are in the early stages of realizing the benefits of the Financial Services Productivity Loop, as increasing numbers of our members are using multiple products on our platform. From the fourth quarter of 2019 to the fourth quarter of

2020, the number of our members who have used more than one of our product offerings grew from approximately 125,000 to over 400,000. During the fourth quarter of 2020, 69% of new home loans originated were made to existing members on our platform, enabling us to realize revenue from these members at a substantially lower cost of member acquisition.
In addition to realizing the benefits of more of our members adopting multiple SoFi products, both in terms of additional revenue and lower member acquisition costs per product, the Financial Services Productivity Loop strategy delivers operating and technology efficiencies to deliver better unit economics on a per product basis. One of the success factors of our lending business is that it is vertically integrated across our technology stack, risk protocols and operations processes. This vertical integration has led to strong lending unit economics and fourth quarter 2020 contribution profit margin of 57%, which is defined as contribution profit divided by total net revenue for the Lending segment.
We believe that by participating in the entire technology ecosystem powering digital financial services, we not only reduce costs to operate our member-centric business, but also deliver increasing value to our enterprise customers. To that end, in May 2020, we acquired Galileo, which has allowed us to vertically integrate across more of our financial services, which we believe will help us achieve better unit economics.
National Bank Charter
A key element of our long-term strategy is to secure a national bank charter through the establishment of a de novo bank or through the acquisition of a national bank. In October 2020, the OCC issued preliminary conditional approval of our application to be chartered as a de novo national bank. Final OCC approval is subject to a number of preopening requirements. As an alternative to establishing a de novo bank, we evaluated the acquisition of a national bank. In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank, for a total cash purchase price of $22.3 million. The acquisition will be subject to approval from the Federal Reserve and the OCC. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company.
In order to be compliant with all applicable regulations, to operate to the satisfaction of the banking regulators, and to successfully execute our business plan for the bank, SoFi has been building out the required infrastructure to run the bank and to operate as a bank holding company. This effort spans our people and organization, technology, marketing/product management, risk management, compliance, and control functions. We have invested and expect to continue to invest substantial time, money and human resources towards bank readiness, and towards the regulatory approval process. During the year ended December 31, 2020, we incurred direct costs associated with securing a national bank charter of $3.7 million, which consisted primarily of professional fees and compensation and benefits costs. While largely dependent on the timing of the regulatory approvals, we estimate that we could incur additional costs of up to $5 million through the remainder of the regulatory approval process.
See “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — National Bank Charter” for our expectations of costs associated with the operation of a national bank after securing a national bank charter.

Our Products
We offer a suite of financial products all in one digital native application to help members get their money right. In 2011, we started our company with an innovative approach to the private student loan market and later expanded our lending product offerings to include personal loans and home loans. Over the last two years, we have expanded our overall strategy to not only include products that enable our members to borrow better, but also to save better, spend better, invest better and protect better. In the first quarter of 2019, we launched SoFi Money, SoFi Invest and SoFi Relay. In that same quarter, we also redesigned our end-to-end approach to mortgage lending and relaunched home loans. In the third quarter of 2019, we introduced in-school loans and in the third quarter of 2020, we launched SoFi Credit Card, which was expanded to a broader market in the fourth quarter of 2020.
In addition, we built a social area within our mobile application, which we refer to as the member home feed. In the member home feed, we show our members what is happening in their financial lives through personalized cards with relevant content, news and tools. Our goal is for these cards to help our members answer three questions every day: what must you do in your financial life; what should you consider doing in your financial life; and what can you do in your financial life. Through the member home feed, there are significant opportunities to build frequent engagement and, to date, the member home feed has been an important and additional driver of new product adoption. The member home feed is an important part of our strategy and our ability to use data as a competitive advantage.
Lending Segment
Our origins are in student loans. On the strength of our capabilities in student lending, we expanded into personal loans and home loans and, since 2011 through December 31, 2020, we have originated $60 billion of loans. We believe that our market opportunity within each of these lending channels is significant. Our lending process primarily leverages an in-application, digital borrowing experience, which we believe serves as a competitive advantage as digital lending becomes increasingly ubiquitous.
Student Loans.   We primarily operate in the student loan refinance space, with a focus on super-prime graduate school loans. Recently, we expanded into “in-school” lending, which allows members to borrow funds while they attend school. We offer flexible loan sizes and repayment options, as well as competitive rates, on our student loan refinancing and in-school loan products. See below for additional information on our student loan terms. The weighted average origination FICO of our student loan refinancing and in-school loan members who took out a loan in the fourth quarter of 2020 was 770 and 783, respectively.
Personal Loans.   We primarily originate personal loans for debt consolidation purposes and home improvement projects. We offer fixed and variable rate loans with no origination fees and flexible repayment terms, such as unemployment protection. See below for additional information on our personal loan terms. The weighted average origination FICO of our personal loan members who took out a loan in the fourth quarter of 2020 was 765. There are other personal loan purposes or channels that we have not aggressively pursued, which we believe could represent opportunities for us in the future.
Home Loans.   We have historically offered agency and non-agency loans for members purchasing a home or refinancing an existing mortgage. On our home loan products, we offer competitive rates, flexible down-payment options for as little as 5% and educational tools and calculators. See below for additional information on our home loan terms. The weighted average origination FICO of our home loan members who took out a loan in the fourth quarter of 2020 was 763.
A key element of our underwriting process is the ability to facilitate risk-based interest rates that are appropriate for each loan. Using SoFi’s proprietary risk models, we project quarterly loan performance results, including expected losses and prepayments. The outcome of this process helps us determine a more data-driven, risk-based interest rate that we can offer our members.
SoFi has built a comprehensive underwriting process across each lending product that is focused on willingness to pay (credit), ability to pay (income verification), and capacity to pay (debt service in relation to other loans). Our student loan and personal loan underwriting models consider credit reports, industry credit and bankruptcy prediction models, custom credit assessment models, and debt capacity analysis, as indicated by borrower free cash flow (defined as borrower monthly net income less revolving and installment payments less housing payments). Our minimum FICO requirements are 650 for student loan refinancing, 680 for in-school loans (primary or co-signer) and 680 for personal loans. Home loans originated by SoFi that are agency conforming loans are subject to Automated Underwriting System credit, debt service, and collateral eligibility established by Fannie Mae. Existing members generally experience a higher approval rate than new members, subject to the member being in good standing on their existing products. Home loans originated by SoFi that are non-agency are subject to SoFi Home Loans credit criteria, including minimum tri-bureau credit score, established credit history requirements, income verification, as well as maximum qualified mortgage limits on debt to income service and caps on LTV (loan to value) based on an accredited appraisal. We also leverage SoFi data to allow existing members to have a streamlined application process through automation.

The following table presents additional information on our terms for our lending products as of December 31, 2020:

Product	Loan Size	Rates(1)	Term
Student Loan Refinancing	$5,000+ (2)	Variable rate: 2.25% – 6.43%	5 – 20 years
Fixed rate: 2.99% – 6.88%
In-School Loans	$5,000+ (2)	Variable rate: 1.87% – 11.66%	5 – 15 years
Fixed rate: 4.23% – 11.26%
Personal Loans	$5,000 – $100,000 (2)	Fixed rate: 5.99% – 25.04%	2 – 7 years
Home Loans	$100,000 – $510,400 (Conforming 2020 Normal Cost Areas)	Fixed rate: 1.88% – 5.88%	15 or 30 years
OR
	$765,600 (2) (Conforming 2020 High Cost Areas)		15 or 30 years
__________________
(1)Loan annual percentage rates presented reflect an auto-pay discount.
(2)Minimum loan size may be higher within certain states due to legal or licensing requirements.

Our lending business is primarily a gain-on-sale model, whereby we seek to originate loans at an efficient cost and profit on these loans when we sell them into either our whole loan or securitization channels, the former of which are primarily comprised of large financial institutions, such as bank holding companies. We aim to sell our loans at a premium to par, which compensates us for the costs to originate the loans and provides us a profit. Prior to selling our loans, we hold our loans on our consolidated balance sheets at fair value and primarily rely upon warehouse financing and our own capital to enable us to expand our origination capabilities. We finance our personal loans, home loans and student loans via a combination of warehouse facilities, which had $6.4 billion of capacity as of December 31, 2020 and our equity capital. As of December 31, 2020, we utilized $2.4 billion of our warehouse facility capacity. If we are successful in securing a national bank charter, we believe we would be able to lower our cost of funding by utilizing our SoFi Money members’ deposits to fund our loans.
With the exception of certain of our home loans, we retain servicing rights to our originated loans, and believe our servicing function is an important asset because of the connection to the member it affords us throughout the life of the loan. We directly service all of the personal loans that we originate. We act as master servicer for, and rely on sub-servicers to directly service, all of our student loans, credit cards and FNMA conforming home loans. We believe this ongoing relationship with our members enhances the effectiveness of our Financial Services Productivity Loop by increasing member touchpoints and driving the number of products per member.
Furthermore, our platform supports the full transaction lifecycle, including credit application, underwriting, approval, funding and servicing. Through data derived at loan origination and throughout the servicing process, SoFi has life of loan performance data on each loan in its ecosystem, which provides a meaningful data asset.
Financial Services Segment
Our digital suite of financial services products, by nature, provide more daily interactions with our members and is, therefore, differentiated from our lending products, which inherently have less consistent touchpoints with our members. Our Financial Services segment primarily includes SoFi Money, SoFi Invest (including active investing, robo-advisory and cryptocurrency accounts), content (including SoFi Relay, a product which allows members to track all of their financial accounts in one place and track their credit score), SoFi Credit Card, and SoFi Protect (whereby we offer third-party insurance products through partnerships).
We earn revenues in connection with our Financial Services segment through various partnerships and our SoFi Money and SoFi Invest products in the following ways:
•Referral fees: Through strategic partnerships, we earn a specified referral fee in connection with referral activity we facilitate through our platform, which is not directly tied to a particular Financial Services product. The referral fee is paid to us by third-party partners that offer services to end users who do not use one of our product offerings, but who were referred to the partners through our platform. As such, the third-party enterprise partners are our customers in these referral arrangements.
•Payment network fees: We earn payment network fees, which primarily constitute interchange fees, from our SoFi Money product. These fees are remitted by merchants and are calculated by multiplying a set fee percentage (as stipulated by the debit card payment network) by the transaction volume processed through such network. We arrange for performance by a card association and the bank issuer to enable certain aspects of the SoFi branded transaction card process. We enter into contracts with both parties that establish the shared economics of SoFi Money branded transaction cards. Historically, these fees have not been a significant portion of consolidated total net revenue.
•Enterprise service fees: These fees are earned in connection with services we provide to enterprise partners to facilitate transactions for the benefit of their employees, such as 529 plan contributions or student loan payments through our At Work product, which represents our single performance obligation in the arrangements. Historically, these fees have been an immaterial component of our consolidated total net revenue.
•Brokerage fees: We earn brokerage fees from our share lending and pay for order flow arrangements related to our SoFi Invest product (for which Apex serves as principal), exchange conversion services and digital assets activity, the latter of which historically has been an immaterial component of our consolidated total net revenue. In our share lending arrangements and pay for order flow arrangements with Apex, we do not oversee the execution of the transactions by our members, but benefit through a negotiated multi-year revenue sharing arrangement, since our members' brokerage activity drives the share lending and pay for order flow volume. Apex connects with market makers (order flow) and institutions (share lending) to facilitate the service and is responsible for execution. Apex carries inventory risk with the share lending program and ultimately is responsible for successful order routing to market makers that trigger the pay for order flow revenue. Apex sets the gross price and negotiates with market makers and institutions as part of our order flow and share lending arrangements. We have no discretion or visibility into this pricing and, instead, negotiate a net fee for our order flow and share lending arrangements, which is settled with Apex rather than with market makers or other institutions. In our digital assets arrangements, our fee is calculated as a negotiated percentage of the transaction volume. In our exchange conversion arrangements, we earn fees for exchanging one currency for another. Historically, these fees have not been a significant portion of our consolidated total net revenue. Our arrangements with Apex are governed by an agreement which contains certain minimum monthly requirements and which is terminable by either party upon notice. Although we will no longer have an equity method investment in Apex, Apex will continue to provide the services under this agreement. See “— Technology Platform Segment — Apex”.
•Net interest income: Our SoFi Invest and SoFi Money products also generate net interest income based on the cash balances held in these accounts. Historically, this income has not been a significant portion of our consolidated total net revenue.
SoFi Money

SoFi Money is a mobile-first cash management account offered by SoFi Securities LLC, a FINRA registered broker dealer. The SoFi Money account is a brokerage account powered by the SoFi application and SoFi Money Debit Card. We believe SoFi Money is well positioned with our members and prospective members because our digital money platform allows members to spend, save and earn interest and rewards in flexible ways, all within our mobile application. Finally, our “vaults” feature provides a nimble account balance mechanism that can facilitate budgeting and saving, and provides members with enhanced tracking visibility toward their financial goals.

As we are not currently a bank holding company, we rely on partner bank holding companies to provide cash management services to our members through our bank sweep program at our broker-dealer subsidiary, wherein our members may place funds on deposit with us that are then swept out and placed on deposit with partner banks. As part of this program, interest income is generated through the deposits sitting at the member banks, which rates are determined with each bank and are variable in nature. We create and manage the digital, mobile cash management experience for our members. Currently, we invest in member acquisition marketing and member rewards to incentivize our members to house their cash management on the SoFi platform. We earn payment network fees on member expenditures through SoFi-branded debit cards issued by one of our partner bank holding companies. These payment network fees are reduced by fees payable to card associations and the issuing bank holding company.

The Bancorp Bank (“Bancorp”) is the issuer of all SoFi Money debit cards and sponsors access to debit networks for payment transactions, funding transactions and associated settlement of funds under a sponsorship agreement with SoFi Securities. Additionally, Bancorp provides sponsorship and support for ACH, check, and wire transactions along with associated funds settlement. The SoFi Money product also utilizes a sweep administrator, UMB Bank, National Association (“UMB”), to sweep funds to and from the SoFi Money program banks, as necessary, under a program broker agreement between SoFi Securities and UMB and program account and program bank agreements with a variety of sweep program banks. The SoFi Securities agreement with Bancorp provides for receipt by Bancorp of program revenue and transaction fees, and is subject to a minimum monthly card activity fee. The agreement with Bancorp is terminable by SoFi Securities with 120 days prior notice. The program broker agreement between SoFi Securities and UMB provides for one-year terms that automatically renew and is terminable by either party with at least 90 days’ written notice prior to the end of the current term. The program account agreements and program bank agreements between SoFi Securities, UMB and the sweep banks provide for the rate of interest payable on the balances in a member’s SoFi Money account and include certain maximum transfer requirements on transfers. These arrangements are generally terminable upon termination of SoFi Securities’ sweep arrangement with UMB.
In October 2020, we received preliminary, conditional approval from the OCC for our application for a national bank charter and in March 2021, we entered into an agreement to acquire a bank holding company and its wholly-owned national bank subsidiary. The acquisition is subject to regulatory approval, including approval from the OCC of a revised business plan for the acquiree national bank, and approval from the Federal Reserve to become a bank holding company and for a change of control, and other customary closing conditions. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company. Refer to section “— Government Regulation — Bank Acquisition” herein and “Risk Factors — Regulatory, Tax and Other Legal Risks” included elsewhere in this proxy statement/prospectus for additional information.
SoFi Invest

SoFi Invest is a digital brokerage service that offers multiple ways to invest, and gives members access to active investing, robo-advisory and cryptocurrency services. Our active investing service enables members to buy and sell stocks and ETFs. Our robo-advisory service offers managed portfolios of stocks, bonds and ETFs. Our cryptocurrency service allows members to buy and sell select cryptocurrencies. Furthermore, our innovative “stock bits” feature allows members to purchase fractional shares in various companies. Through our “stock bits” offering, members with SoFi Invest active brokerage accounts may buy or sell fractional shares in a variety of equity securities. Members can place orders in dollars or shares. During the course of a trading day, all member orders are consolidated into a single order for each equity security, which may be a sell or buy order. These fractional orders are rounded up to the next whole share and executed as a market order prior to market close on a standard trading day. Following market close, we allocate the trades to each individual member. We maintain an insignificant stock inventory of between two and ten shares for each issuer for whose securities we provide fractional trading in order to facilitate “stock bits” trades. This stock inventory is recorded within other assets in our Consolidated Balance Sheets and was not material as of any of the balance sheet dates presented in this proxy statement/prospectus, nor were our revenues earned and expenses incurred associated with the “stock bits” feature material during any of the income statement periods presented in this proxy statement/prospectus.

Our interactive investing experience fosters virality by allowing members to engage with other investors’ activity on the platform. Finally, consistent with our aim to “Get Your Money Right” and as part of our commitment to helping our members, we provide access to CFPs at no cost to the member. Additionally, we provide introductory brokerage services to our members and have invested heavily over the past few years to create an appealing mobile investing experience. Although we currently do not charge trading fees, with the exception of cryptocurrency trades, our ecosystem benefits from increasing SoFi Invest members by virtue of interest income we earn on cash balances, and we view SoFi Invest as an attractive first product for members who may later become SoFi Money product holders or borrow with SoFi. We also earn brokerage revenue through share lending and pay for order flow arrangements.

Other

Our remaining activities within the financial services space relate to: our SoFi Credit Card product, which we launched to a broader market in the fourth quarter of 2020; SoFi Relay, (as further discussed below); other financial content on our member home feed, which is native to the SoFi mobile application; insurance partnerships under SoFi Protect; Lantern Credit, which is an independent financial services aggregator providing marketplace lending product offerings; and various enterprise partnerships. SoFi Relay personal finance management product is a complementary offering to our members through which they can intuitively track both their short-term and long-term financial health within our mobile application. We believe that the content and features we provide within our mobile application can spur more financial education, which leads to more ways for our members to engage in getting their money right and will ultimately demonstrate the effectiveness of our Financial Services Productivity Loop. SoFi Relay also provides us with unified intelligence about our members and offers us meaningful insights about what SoFi products may help our members best achieve their financial goals.

Technology Platform Segment
The revenue we have earned in our Technology Platform segment has historically included Apex equity method income. During 2020, Technology Platform revenue was predominantly attributable to Galileo following our acquisition in May 2020, which we expect to continue in future periods.
Galileo Financial Technologies
In May 2020, we acquired Galileo, which operates as a platform-as-a-service for a variety of financial services providers. Galileo has significantly grown its client base over the past few years and provides services to a large percentage of financial technology and financial services companies. Additionally, Galileo has maintained a strong focus on client retention and renewal. Galileo provides the infrastructure to facilitate core customer-facing and back-end capabilities, such as account setup, account funding, direct deposit, authorizations and processing, payments functionality, and check account balance features. Additionally, Galileo provides vertical integration benefits with SoFi Money. In addition to growth in its U.S. client base, Galileo is increasingly focused on international opportunities, including in Latin America and Asia.
Since Galileo is a platform-based business model, we track the number of accounts, which is defined as an open account as of the reporting date. As of December 31, 2020, there were over 59 million total accounts on the Galileo platform, excluding SoFi accounts. We view total accounts as an important indicator of the number of Galileo’s customers’ own customers who depend on the technology platform for a variety of products and services, including virtual card products, virtual wallets, peer-to-peer and bank-to-bank transfers, early paychecks, and real-time authorizations.
We earn revenue on Galileo’s platform in the following two ways:
•Technology Platform Fees.   The platform fees we earn are based on access to the platform and are specific to the type of transaction. For example, we offer “event pricing”, which includes a specific charge for an account setup, an active account on file, use of Program, Event and Authorization Application Programming Interfaces (“APIs”), card activation, authorizations and processing, and card loads. In addition, we offer “partner pricing”, which is the back-end support we provide to Galileo’s customers, such as live agent customer service, chargeback and fraud analysis and credit bureau reporting, all within one integrated solution for our customers.
•Program Management Fees.   Also referred to as “card program fees”, these transaction fees are generated from the creation and management of card programs issued by banks and requested by enterprise partners. In these arrangements, Galileo performs card management services and the revenue stems from the payment network and card program fees generated by the card program. This revenue is reduced by association and bank issuer costs, and a revenue share passed along to the enterprise partner that markets the card program. We categorize this class of revenue as payment network fees.

Galileo typically enters into multi-year service contracts with its customers. The contracts provide for a variety of integrated platform services, which vary by customer and are generally either non-cancellable or cancellable with a substantive payment. Pricing structures under these contracts are typically volume-based, or a combination of activity- and volume-based, and payment terms are predominantly monthly in arrears. Most of Galileo’s contracts contain minimum monthly payments with agreed upon monthly service levels and may contain penalties if service levels are not met. See “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” under the section entitled “Noninterest income and net revenue” for the year ended December 31, 2020 for a discussion of the integrated services offered on the Galileo platform from which we generate technology platform fees.
See Note 2 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on our business acquisitions.
Apex
In December 2018, we purchased a 16.7% interest in Apex, which resulted in partial integration of the transaction clearing and asset custody functions integral to SoFi Invest. The investment also enabled us to participate in earnings from Apex’s customer base.
The seller of the Apex interest had call rights over our equity interest in Apex for an aggregate purchase price of $100 million plus a per diem amount of $27,397 for each day elapsed from April 14, 2020 (the option start date) to the date the option is called, which call expires in 2023. During January 2021, the seller exercised its call rights on our Apex equity investment. Therefore, we will no longer recognize Apex equity method investment income in 2021 subsequent to the date the option was called. Additionally, we measured the carrying value of the Apex equity method investment as of December 31, 2020 equal to the call payment that we received in January 2021, which resulted in the recognition of an impairment charge of $4.3 million during the fourth quarter of 2020. Although following the seller call we will no longer have an equity method investment in Apex or recognize equity method investment income, Apex will continue to provide investment custody and clearing services for SoFi Invest, including for our brokerage activities, under a multi-year revenue sharing arrangement.

Our Culture
We believe building a durable culture will be a key determinate in our ability to help our members get their money right and ultimately to achieve our mission.

Our Values

Creating great culture is a journey, not a destination. Integrate each distinct SoFi value into your work as we build one of the best cultures in the world

1
MEMBERS
1
FIRST

PUT OUR MEMBERS' INTERESTS FIRST.

If we take care of our members' interests, it will best serve our interests.

2
RUN AFTER
PROBLEMS

RUN AFTER PROBLEMS.

We must build a culture of people who run after problems in order to ensure we execute with excellence so things do not fall through the cracks.

3
EMBRACE
DIVERSITY

WE EMBRACE DIVERSITY. EVERYONE SHOULD FEEL WELCOME, INCLUDED, AND ABLE TO CONTRIBUTE.

Diversity is a differentiator and our team should reflect society. We need to encourage and celebrate diversity

4
GET TO
N
W
E
S
THE TRUTH

GET TO THE TRUTH AND MAKE PRINCIPLE-BASED DECISIONS.

We can only make the best decision if we have the right date, all of the perspectives, and if we align on the guiding principles.

5
MAKE YOUR
FOOTPRINT BIGGER

MAKE YOUR FOOTPRINT BIGGER THAN YOUR FOOT.

Selfless acts are critical to elevate beyond the impact of our collective individual efforts.

6
DO THE
RIGHT THING

DO THE RIGHT THING. IF YOU'RE NOT SURE, DO THE HARDER THING.

Our business is built on trust and integrity, which requires both adhering to the letter of the law and regulations, and doing the right thing for the company and our members.

7
BE GRITTY
BE ACCOUNTABLE

SET AMBITIOUS GOALS, BE GRITTY, BE ACCOUNTABLE.

We must hold ourselves and others accountable for delivering our business objectives, for our culture, and for our members.

8
HELP PEOPLE
GROW

TAKE CARE OF OTHER PEOPLE AND HELP THEM GROW.

Our People are our greatest differentiator. If we take care of our people, they will take care of our members

9
ITERATE
LEARN
INNOVATE

ITERATE, LEARN, INNOVATE.

We are all responsible for innovation and we must embrace data-driven innovation.

10
BE SOFI
MISSIONARIES

BE SOFI MISSIONARIES.

Our products, our service, our brand, and our business must be durable over the long term to achieve our mission-be a missionary.

11
DON'T FORGET
TO SMILE

...AND DON'T FORGET TO SMILE.

Our ambition is contagious; it makes us smile to see people inside and outside of SoFi succeed.

Competition
We compete at multiple levels, including: (i) competition among other personal loan, student loan, credit card and residential mortgage lenders; (ii) competition for money deposits among traditional banks and some challenger banks; (iii) competition for investment accounts among other introductory brokerage firms; (iv) competition for subscribers to financial services content; and (v) competition among other technology platforms for the enterprise services we provide, such as platform-as-a-service through Galileo.

Competition to fund prime loans. The prime lending market is highly fragmented and competitive. We face competition from a diverse landscape of consumer lenders, including traditional banks, credit unions and specialty finance lenders, as well as alternative technology-enabled lenders.
Competition to acquire money accounts. Traditional banks are typically larger, have been in business longer and generally have greater brand awareness than us.
Competition to acquire investment brokerage accounts. The leading incumbent brokerage firms are larger, have been in business longer and generally have greater brand awareness than us. We also face competition from neo-brokerage platforms that provide some of the same features as us, such as a mobile brokerage experience and fractional share investing.
Competition to attract financial services content viewership. There are many sources of financial news in the marketplace, many of which are more established and have a larger subscriber base.
Competition for debit and credit card sponsors, particularly some challenger banks who need a platform-as-a-service solution, such as the one provided by Galileo. Generally, these arrangements are multi-year contracts, which require us to spend the necessary resources on implementation and interconnecting new customers onto our platform. We face competition from larger institutions that could make investments into an integrated platform-as-a-service solution, and also undercut our pricing, preventing our current customers from renewing, while also impeding our attempts to acquire new members.
Marketing
Our sales and marketing efforts are designed to drive brand awareness, improve member acquisition efficiency and accelerate our Financial Services Productivity Loop. We attract and retain members through multiple marketing channels, including social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, offline partnerships, preapproved direct mailings and television advertising. We continue to optimize our marketing strategy through a focus on our full suite of financial products and iterate on referral and products per member opportunities to accelerate the Financial Services Productivity Loop.
Government Regulation
We are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities designed to, among other things, protect borrowers (such as truth in lending, equal credit opportunity, fair credit reporting and fair debt collection practices laws), customers (such as payment regulations, state and federal money transmitter and money service business laws) and investors (such as the anti-fraud provisions of the federal securities laws). State and federal laws require extensive disclosure to, and consents from, borrowers and investors, prohibit discrimination and unfair, deceptive, or abusive acts or practices and impose multiple qualification and licensing obligations on our activities and the loans originated by us. Failure to comply with any of these rules, regulations or requirements may result in, among other things, lawsuits (including class action lawsuits) or administrative enforcement actions seeking monetary damages, fines or civil monetary penalties, restitution or other payments to borrowers or investors, modifications to business practices, revocation of required licenses or registrations, or voiding of loan contracts.
The following is a summary of certain aspects of the various statutes and regulations applicable to us and our subsidiaries. This summary is not a comprehensive analysis of all applicable laws, and is qualified by reference to the full text of statutes and regulations referenced below.
CFPB
We are subject to regulation and examination by the Consumer Financial Protection Bureau (the “CFPB”), which oversees compliance with and enforces federal consumer financial protection laws. The CFPB directly and significantly influences the regulation of consumer financial services, including the origination, brokering, servicing, transfer, and collection of consumer loans, including personal loans, educational loans and home loans, and other consumer financial services we may provide. The CFPB has substantial power to regulate financial products and services received by consumers from both bank and non-bank lenders and their respective service providers, including rulemaking authority in enumerated areas of federal law traditionally applicable to consumer lending such as truth in lending, fair credit reporting and fair debt collection. Under Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the CFPB has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services, including private education lenders and mortgage lenders, that engage in unfair, deceptive or abusive acts or practices, which can be referred to as

“UDAAP”. The CFPB may also seek a range of other remedies, including rescission of contracts, refund of money, return of real property, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on the target’s activities or functions). Where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.
State Licensing Requirements
We or one or more of our subsidiaries may need, and have obtained, one or more state licenses to broker, acquire, service and/or enforce loans, and to engage in money transmitter activities. Where we have obtained licenses, state licensing statutes may impose a variety of requirements and restrictions on us, including:
•record-keeping requirements;
•restrictions on servicing and collection practices, including limits on finance charges and fees;
•restrictions on collections;
•usury rate caps;
•restrictions on permissible terms in consumer agreements;
•disclosure requirements;
•examination requirements;
•surety bond and minimum net worth requirements;
•permissible investment requirements;
•financial reporting requirements;
•annual or biennial activity reporting and license renewal requirements;
•notification and approval requirements for changes in principal officers, directors, stock ownership or corporate control;
•restrictions on marketing and advertising;
•qualified individual requirements;
•anti-money laundering and compliance program requirements;
•data security and privacy requirements; and
•review requirements for loan forms and other customer-facing documents.
These statutes may also subject us to the supervisory and examination authority of state regulators in certain cases, and we have experienced, are currently and will likely continue to be subject to and experience exams by state regulators. These examinations have and may continue to result in findings or recommendations that require us to modify our internal controls and/or business practices. If we are found to have engaged in activities that require a state license without having the requisite license, the licensing authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state.
Pandemic Response and the CARES Act
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law. In compliance with the CARES Act, payments and interest accrual on all loans owned by the Department of Education were suspended through September 30, 2020, which suspension was further extended by executive action through September 30, 2021. Additionally, on March 25, 2020, the Department of Education announced that private collection agencies were required to stop making outbound collection calls and sending letters or billing statements to borrowers in default on federal student loans. In response to the COVID-19 pandemic, states and other regulatory authorities across the United States implemented various debt collection restrictions, including in some cases bans on collections or creditors’ normal legal remedies.
Laws and Regulation
Federal and State UDAAP Laws.   The Dodd-Frank Act grants the CFPB the power to enforce UDAAP prohibitions and to adopt UDAAP rules defining unlawful acts and practices. Additionally, provisions of the Federal Trade Commission Act (“FTC Act”) prohibit “unfair” and “deceptive” acts and practices in business or commerce and give the FTC enforcement authority to prevent and redress violations of this prohibition. Virtually all states have similar laws. Whether a particular act or practice violates these laws frequently involves a highly subjective and/or fact-specific judgment.
State Disclosure Requirements and Other Substantive Lending Regulations.   We are subject to state laws and regulations that impose requirements related to loan disclosures and terms, home loan and application reporting, credit discrimination, credit reporting, loan brokering, loan servicing, loan rescission, and debt collection.
Truth in Lending Act.   The Truth in Lending Act (“TILA”) and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions prior to the consummation of a credit transaction and, in the case of certain education, mortgage, and open-end loans, at the time of a loan solicitation, application, approval, and origination of a credit transaction. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and periodic statements, security interests taken to secure the credit, the right to rescind certain loan transactions, a right to an investigation and resolution of billing errors, and the treatment of credit balances. For certain types of credit transactions, lenders are not permitted to originate loans with certain high-risk features, such as negative amortization and balloon payments, and must provide certain consumer protections during the underwriting and origination process, such as providing a right to an appraisal of mortgaged property, and verifying the consumer’s ability to repay the loan prior to making a decision to approve an application for the loan. Private Education Lenders must provide multiple disclosures to applicants under TILA and must provide applicants with 30 days in which to accept or reject a loan offer as well as the right to rescind the loan transaction for three days following receipt of the Final TILA disclosure.
Real Estate Settlement Procedures Act.   The federal Real Estate Settlement Procedures Act (“RESPA”) and Regulation X, which implements it, require certain disclosures to be made to the borrower at application, as to the lender’s good faith estimate of loan origination costs, and at closing with respect to the real estate settlement statement; apply to certain loan servicing practices including escrow accounts, member complaints, servicing transfers, lender-placed insurance, error resolution and loss mitigation. RESPA also prohibits giving or accepting any fee, kickback or a thing of value for the referral of real estate settlement services, and giving or accepting any portion of any fee charged for rendering a real estate settlement service other than for services actually performed. To the extent that a lender makes or receives a referral to an affiliate, with whom it has an affiliated business arrangement, for settlement services, RESPA requires a disclosure of the affiliation to the person whose business is referred. For most home loans, the time of application (loan estimate) and time of loan closing disclosure requirements for RESPA and TILA have been combined into integrated disclosures under the TILA-RESPA Integrated Disclosure rule.
Equal Credit Opportunity Act.   The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. ECOA also requires creditors to provide consumers and certain small businesses with timely responses to applications for credit, including notices of adverse action taken on credit applications.
Fair Housing Act.   The federal Fair Housing Act (“FHA”) applies to credit related to housing and prohibits discrimination on the basis of race or color, national origin, religion, sex, familial status, and handicap. The FHA prohibits discrimination in advertising regarding the sale or rental of a dwelling, which includes mortgage credit discrimination. The FHA may place restrictions on a creditor’s targeted marketing strategies, due to the risk that such strategies may increase a creditor’s fair lending risk.

Home Mortgage Disclosure Act.   The federal Home Mortgage Disclosure Act (“HMDA”) lenders to collect, report, and disclose certain information about their mortgage lending activity to the CFPB. Much of the data reported pursuant to HMDA is made public and can be used by regulators and third parties to ascertain information about our mortgage lending activity. Regulators and litigants may use the data to make inferences about our compliance with ECOA, FHA, and similar anti-discrimination laws. Effective in 2018, the CFPB issued a final rule which greatly expanded the amount of data that mortgage lenders are required to collect and report under HMDA. The CFPB has proposed and is expected to issue another final rule amending HMDA.
Secure and Fair Enforcement for Mortgage Licensing Act.   We employ and contract with mortgage loan originators which are required by state and federal law to be licensed as mortgage loan originators in the relevant jurisdictions where they operate. To obtain and maintain licensure, the mortgage loan originator must meet the minimum education, experience, and character requirements set forth by the relevant state’s law, and periodically renew their licenses. We may not be permitted to employ, take applications from, or originate loans processed by mortgage loan originators who fail to maintain a license in good standing in each relevant jurisdiction.
Fair Credit Reporting Act.   The federal Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act (“FACTA”), promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires persons that furnish loan payment information to credit bureaus to report such information accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a consumer report or received from a third party and requires creditors who use consumer reports in establishing loan terms to provide risk-based pricing or credit score notices to affected consumers. The FCRA also imposes rules and disclosure requirements on creditors’ use of consumer reports for marketing purposes, which impacts our ability to use consumer reports and prescreened lists to market consumer loans through direct mail and other means.
Fair Debt Collection Practices Act.   The federal Fair Debt Collection Practices Act (“FDCPA”) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection and loan servicing laws of certain states impose similar requirements on creditors who collect their own debts or contract with third parties to collect their debts. In addition, the CFPB prohibits UDAAP in debt collection, including first-party debt collection. In May 2019, the CFPB issued a proposed amendment to Regulation F, implementing the FDCPA, which would, among other things, address communications in connection with debt collection, interpret and apply prohibitions on harassment or abuse, false or misleading representations, and unfair practices in debt collection, and clarify requirements for certain consumer-facing debt collection disclosures. The CFPB is expected to issue a final rule, which may require us to adjust our debt collection practices and build or change our compliance controls to comply with the new rule.
Servicemembers Civil Relief Act.   The federal Servicemembers Civil Relief Act (“SCRA”) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires us to adjust the interest rate of borrowers who qualify for and request relief. The SCRA also places limitations on remedies that may otherwise be available to a creditor, such as foreclosures and default judgments.
Military Lending Act.   The Military Lending Act (“MLA”) restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents. The MLA caps the interest rate that may be offered to a covered borrower for most types of consumer credit to a 36% military annual percentage rate, or “MAPR”, which includes certain fees such as application fees, participation fees and fees for add-on products. The MLA also requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product.
Electronic Fund Transfer Act and NACHA Rules.   The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E that implements it provide guidelines and restrictions on the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of loans are performed by electronic fund transfers, such as ACH transfers. We obtain necessary electronic authorization from borrowers and investors for such transfers in compliance with such rules. EFTA requires that lenders make available loan payment methods other than automatic preauthorized electronic fund transfers, and prohibits lenders from conditioning the approval of a loan transaction on the borrower’s agreement to repay the loan through automatic fund transfers. Recently, the NACHA Board of Directors approved a change in the NACHA Operating Rules that requires ACH Originators to utilize commercially reasonable fraudulent transaction detection systems. The rule change, effective on March 19, 2021, will require ACH Originators, including lenders, to perform account validation as part of their commercially reasonable fraudulent transaction detection system. This rule change may require changes to our fraud detection systems and increase our costs associated with ACH electronic transfers.
Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act.   The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”), and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions and to provide electronic disclosures and other electronic communications to consumers, to obtain the consumer’s consent to receive information electronically.
Bank Secrecy Act.   We have implemented various anti-money laundering policies and procedures to comply with applicable federal anti-money laundering laws, regulations and requirements, such as designating a Bank Secrecy Act (“BSA”) officer, conducting an annual risk assessment, developing internal controls, independent testing, training, and suspicious activity monitoring and reporting. We apply the customer identification and verification program rules pursuant to the USA PATRIOT Act amendments to the BSA and its implementing regulations and screen certain customer information against the list of specially designated nationals and other lists of sanctioned countries, persons, and entities maintained by OFAC. Additionally, SoFi Digital Assets, LLC is registered with and regulated by FinCEN as a money services business (“MSB”) with respect to its cryptocurrency business activities. As an MSB, we are subject to FinCEN regulations implementing the BSA, which requires MSBs to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other requirements. In addition, our contracts with financial institution partners and other third parties may contractually require us to maintain an anti-money laundering program.
Loan Servicing.   With respect to our private education loan business, we are subject to the CFPB’s rule that enables it to supervise certain non-bank student loan servicers that service more than one million borrower accounts. The rule covers servicers of both federal and private education loans and is designed to ensure that bank and non-bank servicers follow the same rules in the student loan servicing market. We are impacted by the rule because we have engaged the Missouri Higher Education Loan Authority (“MOHELA”) to service our private education loans. MOHELA currently services more than one million student loan borrower accounts. In addition, we are subject to state licensing requirements applicable to loan servicers even though we have engaged MOHELA to service our private education loans, as we retain master servicing rights. With respect to our broader consumer loan business, we are subject to federal and state laws regulating loan servicers. We are impacted by these rules even though we service loans we originate, and engage third parties like MOHELA to service certain types of loans, because some state laws, such as the California Rosenthal Act, apply to creditors and first party servicers. Some state laws also apply to parties that indirectly service loans through the use of third-party servicer contracts. Additionally, we sell some of the loans we originate to third parties and are therefore subject to laws governing parties that service loans on behalf of another person to whom the debt is owed. We are currently licensed as a loan servicer in several states and may be required to seek additional licenses. If we seek additional licenses, a state may impose fines, restrict our activity in that state, or seek other relief for activity conducted prior to the issuance of a license. For example, in 2019, we entered into a consent order with the Commonwealth of Pennsylvania Department of Banking and Securities, requiring us to pay a civil fine for conducting mortgage servicing activity as a master servicer before we obtained a mortgage servicing license in Pennsylvania.
Other State Lending and Money Transmission Laws.   In addition to applicable federal laws and regulations governing our operations, our ability to originate and service loans in any particular state, and transmit money to or from any particular state, is subject to that state’s laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. State laws often include fee limitations and disclosure and other requirements. Many states have adopted lending regulations that prohibit various forms of high-risk or sub-prime lending and place obligations on lenders to substantiate that a member will derive a tangible benefit from the proposed credit transaction and/or have the ability to repay the loan. These laws have required most lenders to devote considerable resources to building and maintaining automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often vary depending on the location of the mortgaged property. Many of these state lending and money transmitter laws are vague and subject to differing interpretation, which exposes us to some risks. The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which we may not be able to eliminate from our operations or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently-enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to our compliance with applicable laws and regulations.
Risk Retention.   Our balance sheet is impacted by the risk retention regulations adopted by the SEC that became effective for non-mortgage securitizations in 2016. These rules require issuers of asset-backed securities or persons who organize and initiate asset-backed securities transactions to retain a portion of the underlying assets’ credit risk.
Marketing.   Our marketing and other business practices are subject to federal and state regulation and our expansion into new product offerings including cryptocurrency and exchange-traded funds under the SoFi Invest product subject us to additional regulatory scrutiny. For example, we and the FTC entered the FTC Consent Order regarding savings calculations in our student loan refinancing advertisements. In addition, we are subject to the Federal Telephone Consumer Protection Act (“TCPA”), which regulates the use of automated telephone dialing systems to contact cellphones (including via text messages), and the Federal CAN-SPAM Act and the Telemarketing Sales Rule, and analogous state laws, to the extent that we market credit or other products and services by use of email or telephone marketing.
Bankruptcy.   We are subject to the United States Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection.
Federal and State Securities Laws.  We offer the securities issued in our sponsored securitizations only to, or for the account or benefit of, “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A and to “non-U.S. persons” outside of the United States in reliance on Regulation S under the Securities Act. The securities issued in the securitizations that we sponsor are not registered under the Securities Act or registered or qualified under any state securities laws. We do not offer securitized products to retail investors. We receive opinions from legal counsel for each securitization confirming that the relevant issuing entity is not required to register under the Investment Company Act in reliance on the exclusion available under Rule 3a-7 of the Investment Company Act, although other exemptions or exceptions may also be available.
SoFi Invest and SoFi Money.  We offer investment management services through SoFi Wealth LLC, an internet-based investment adviser and SoFi Capital Advisors, LLC, which sponsors private investment funds that invest in asset-backed securitizations. Both SoFi Wealth LLC and SoFi Capital Advisors, LLC are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are subject to regulation by the SEC. SoFi Securities LLC (“SoFi Securities”) is an affiliated registered broker-dealer and FINRA member, and SoFi Digital Assets, LLC is a FinCEN registered money service business that also holds money transmitter or money service licenses in 31 states and the District of Columbia. We offer cash management accounts, which are brokerage products, through SoFi Securities. Our cash management accounts are not deposits insured by the FDIC.
The investment advisers are subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with our advisory members including the funds we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our members, fund investors and our investments, including for example restrictions on transactions with our affiliates.
Our investment advisers and our broker-dealer have in the past and will in the future be subject to periodic SEC examinations. Our investment advisers and our broker-dealer are also subject to other requirements under the Advisers Act and the Exchange Act and related regulations primarily intended to benefit advisory and brokerage members. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act and the Exchange Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser or our broker-dealer from conducting advisory or brokerage activities, respectively, in the event they fail to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser or broker-dealer, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing members or fail to gain new members. See “Information About SoFi—Legal Proceedings”.
SoFi Securities is subject to Rule 15c3-1 under the Exchange Act, the “SEC Net Capital Rule”, which requires the maintenance of minimum levels of net capital. The SEC Net Capital Rule is designed to protect members, counterparties, and creditors by requiring a broker-dealer to have sufficient liquid resources available to satisfy its financial obligations. Net capital is a measure of a broker-dealer’s readily available liquid assets, reduced by its total liabilities (other than approved subordinated debt). Among other things, the SEC Net Capital Rule requires that a broker-dealer provide notice to the SEC and FINRA if its net capital is below certain required levels. There are also certain “early warning” requirements that apply. Our affiliates operating outside the U.S. may also be subject to other regulatory capital requirements imposed by non-U.S. regulatory authorities.
SoFi Securities is an “introducing” broker that does not carry customer security accounts; rather, customer security accounts are carried by an unaffiliated broker-dealer that also clears transactions for these accounts and maintains segregated cash and investments pursuant to Rule 15c3-3 under the Exchange Act (the “Customer Protection Rule”). SoFi Securities carries customer cash accounts (related to SoFi Money) that are subject to the Customer Protection Rule.
FINRA has adopted extensive regulatory requirements relating to sales practices, registration of personnel, compliance and supervision, and compensation and disclosure, to which SoFi Securities and its personnel are subject. FINRA and the SEC also have the authority to conduct periodic examinations of SoFi Securities, and may also conduct administrative proceedings, and have the authority to levy fines and other penalties on SoFi Securities.
SoFi Securities has applied for registration with the Municipal Securities Rulemaking Board (“MSRB”) and, if such registration is granted, will become subject to the MSRB’s regulatory regime, including applicable MSRB rules.
SoFi Securities recently became a Participant of DTC and therefore is subject to DTC’s regulatory regime, including applicable DTC rules and bylaws.
Moreover, through SoFi Securities, we are licensed to underwrite securities offerings and are exploring potential opportunities to serve as an underwriter of registered equity securities offerings. For further detail, see “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Overview”.
Bank Acquisition
On October 27, 2020, the OCC issued preliminary conditional approval of our application to establish a new national bank to be called SoFi Bank, National Association. Final OCC approval was subject to a number of preopening requirements. In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank, for a total cash purchase price of $22.3 million. The acquisition is subject to regulatory approval, including approval from the OCC of a revised business plan for Golden Pacific Bank, National Association, and approval from the Federal Reserve to become a bank holding company and for a change of control, and other customary closing conditions. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company. As a bank holding company, we would be subject to regulation, supervision and examination by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (“BHCA”). A national bank subsidiary of ours would be subject to regulation, supervision and examination by the OCC. References to the Bank in the discussion below are to any national bank subsidiary of ours, whether formed or acquired.
Bank Holding Company Regulation.   The Federal Reserve has the authority, among other things, to order bank holding companies to cease and desist from unsafe or unsound banking practices; to assess civil money penalties; and to order termination of non-banking activities or termination of ownership and control of a non-banking subsidiary by a bank holding company.
Source of Strength.   Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we would be required to serve as a source of financial strength for the Bank. This means that we may be required to provide capital or liquidity support to the Bank, even at times when we may not have the resources to provide such support to the Bank.
Acquisitions and Activities.   The BHCA prohibits a bank holding company, without prior approval of the Federal Reserve, from acquiring all or substantially all the assets of a bank, acquiring control of a bank, merging or consolidating with another bank holding company, or acquiring direct or indirect ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, the acquiring bank holding company would control more than 5% of any class of the voting shares of such other bank or bank holding company. The BHCA also prohibits a bank holding company from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks. However, a bank holding company may engage in and may own shares of companies engaged in activities that the Federal Reserve has determined, by order or regulation, to be so closely related to banking as to be a proper incident thereto.

In becoming a bank holding company, the Company would also elect financial holding company status pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999 (“GLBA”). As a financial holding company, the Company would be authorized to engage in certain financial activities in which a bank holding company that has not elected to be a financial holding company may not engage. “Financial activities” is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.
If a financial holding company or any depository institution subsidiary of a financial holding company fails to remain well capitalized and well managed, the Federal Reserve may impose such limitations on the conduct or activities of the financial holding company as the Federal Reserve determines to be appropriate, and the company and its affiliates may not commence any new activity or acquire control of shares of any company engaged in any activity that is authorized particularly for financial holding companies without first obtaining the approval of the Federal Reserve. The company must also enter into an agreement with the Federal Reserve to comply with all applicable requirements to qualify as a financial holding company. If a financial holding company remains out of compliance for 180 days or such longer period as the Federal Reserve permits, the Federal Reserve may require the financial holding company to divest either its insured depository institution or all of its non-banking subsidiaries engaged in activities not permissible for a financial holding company. If an insured depository institution subsidiary of a financial holding company fails to maintain a “satisfactory” or better record of performance under the Community Reinvestment Act, the financial holding company will be prohibited, until the rating is raised to “satisfactory” or better, from engaging in new activities authorized particularly for financial holding companies or acquiring companies engaged in such activities.
Limitations on Acquisitions of Our Common Stock.   The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition by a person or group of persons acting in concert of 10% or more of a class of voting securities of a bank holding company with a class of securities registered under Section 12 of the Exchange Act constitutes the acquisition of control of a bank holding company for purposes of the Change in Bank Control Act. In addition, the BHCA prohibits any company from acquiring control of a bank or bank holding company without first having obtained the approval of the Federal Reserve. Under the BHCA, a company is deemed to control a bank or bank holding company if the company owns, controls or holds with power to vote 25% or more of a class of voting securities of the bank or bank holding company, controls in any manner the election of a majority of directors or trustees of the bank or bank holding company, or the Federal Reserve determines that the company has the power to exercise a controlling influence over the management or policies of the bank or bank holding company. Under a rebuttable presumption of control established by the Federal Reserve, the acquisition of control of more than 5% of a class of voting securities of a bank holding company, together with other factors enumerated by the Federal Reserve, could constitute the acquisition of control of a bank holding company under the BHCA.
Enhanced Prudential Supervision.   The Dodd-Frank Act and other federal banking laws subject companies with $10 billion or more of consolidated assets to additional regulatory requirements. More specifically, among other things, section 1075 of the Dodd-Frank Act, which is commonly known as the “Durbin Amendment”, amended the Electronic Fund Transfer Act to restrict the amount of interchange fees that may be charged and prohibit network exclusivity for debit card transactions. The restrictions on interchange fees in the Durbin Amendment do not apply to any issuer that, together with its affiliates, has assets of less than $10 billion. The Volcker rule, which generally prohibits banking entities from engaging in proprietary trading and from acquiring or retaining an ownership interest in or sponsoring certain types of investment funds, does not apply to an insured depository institution if it has and if every company that controls it has total consolidated assets of $10 billion or less and consolidated trading assets and liabilities that are 5% or less of consolidated assets. If the Bank or the Company exceed these thresholds, they would become subject to the Volcker rule. Section 1025 of the Dodd-Frank Act provides that the CFPB has authority to examine any insured depository institution with total assets of more than $10 billion and any affiliate thereof.
Bank Regulation.   The Bank would be subject to regulation, supervision, and examination by the OCC. Additionally, the FDIC has secondary supervisory authority as the insurer of the Bank’s deposits. The Bank is also subject to regulations issued by the CFPB, as enforced by the OCC. Pursuant to the Dodd-Frank Act, the Federal Reserve may directly examine the subsidiaries of the Company, including the Bank. The enforcement powers available to the federal banking regulators include, among other things, the ability to issue cease and desist or removal orders; to terminate insurance of deposits; to assess civil money penalties; to issue directives to increase capital; to place the Bank into receivership; and to initiate injunctive actions against banking organizations and institution-affiliated parties.

Deposit Insurance.   Under the Federal Deposit Insurance Act (“FDIA”), insurance of deposits may be terminated by the FDIC if the FDIC finds that the insured depository institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. In addition, the Bank would be subject to deposit insurance assessments.
Activities and Investments of National Banking Associations.   National banking associations must comply with the National Bank Act and the regulations promulgated thereunder by the OCC, which generally limit the activities of national banking associations to those that are deemed to be part of, or incidental to, the “business of banking”. Activities that are part of, or incidental to, the business of banking include taking deposits, borrowing and lending money and discounting or negotiating promissory notes, drafts, bills of exchange, and other evidences of debt. Subsidiaries of national banking associations generally may only engage in activities permissible for the parent national bank.
Community Reinvestment Act.   The Community Reinvestment Act (“CRA”) requires the OCC to evaluate the Bank’s performance in helping to meet the credit needs of the entire communities it serves, including low and moderate-income neighborhoods, consistent with its safe and sound banking operations, and to take this record into consideration when evaluating certain applications. The OCC’s CRA regulations are generally based upon objective criteria of the performance of institutions under three key assessment tests: (i) a lending test, to evaluate the institution’s record of making loans in its service areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs, and other offices. The OCC rates a national bank’s compliance with the CRA as “Outstanding”, “Satisfactory”, “Needs to Improve” or “Substantial Noncompliance”. Failure of the Bank to receive at least a “Satisfactory” rating could inhibit the Bank or the Company from undertaking certain activities, including acquisitions of other financial institutions.
In May 2020, the OCC adopted a final rule that expands the types of activities that qualify for CRA credit; revises how banks delineate their CRA assessment areas; and establishes new standards for evaluating banks with more than $500 million in assets, including, among others, the number of qualifying retail loan originations to low- and moderate-income individuals. In November 2020, the OCC issued a proposed rule that would establish an approach for determining CRA evaluation benchmarks, retail lending distribution test thresholds, and community development minimums under the framework for general performance standards established by the amended CRA rule adopted by the OCC. The impact on the Bank from any changes to the CRA regulations will depend on the final form of the proposed benchmark rule and how it is implemented and applied.
Regulatory Capital Requirements.   We and the Bank would be subject to risk-based capital requirements and rules issued by the Federal Reserve and the OCC. The capital rules are intended to reflect the relationship between the banking organization’s capital and the degree of risk associated with its operations based on transactions recorded on-balance sheet as well as off-balance sheet items. The FDIA requires the federal banking agencies to take prompt corrective action with respect to depository institutions that do not meet the minimum capital requirements set forth in the capital rules. These capital requirements are different from, and may be in addition to, those required of SoFi Securities under the SEC’s Net Capital Rule.
Regulation of Other Activities
Through SoFi Protect, we offer life insurance, auto insurance, homeowners insurance and renters insurance through Social Finance Life Insurance Agency LLC and its licensed agents, which are subject to state insurance, insurance brokering and insurance agency statutes and regulations.
Privacy and Consumer Information Security
In the ordinary course of our business, we access, collect, store, use, transmit and otherwise process certain types of data, including PII, which subjects us to certain federal and state privacy and information security laws, rules, industry standards and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties. The GLBA requires us to disclose certain information sharing practices to consumers, and any subsequent changes to such practices, and provide an opportunity for consumers to opt out of certain sharing of their PII. This may limit our ability to share PII with third parties for certain purposes, such as marketing. In addition, the CFPB is expected to issue a new rule regulating the disclosure of consumer and information, which may limit our ability to receive or use PII and other consumer information and records supplied by third parties, or share information with third parties. Further, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals and government authorities in the event of a data or security breach or compromise, including when a consumer’s PII has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of PII.
On January 1, 2020, the California Consumer Privacy Act (“CCPA”) took effect, directly impacting our California business operations and indirectly impacting our operations nationwide. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. While personal information that we process that is subject to the GLBA is exempt from the CCPA, the CCPA regulates other personal information that we collect and process in connection with the business. A new California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. Certain other state laws impose similar privacy obligations. We anticipate that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. These proposals, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Our broker-dealer and investment advisers are subject to SEC Regulation S-P, which requires that these businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires these businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.
Legal Proceedings
SoFi Lending Corp. and SoFi (collectively, the “SoFi Defendants”) are defendants in a putative class action, captioned as Juarez v. Social Finance, Inc. et al., Civil Action No. 4:20-cv-03386-HSG, filed against them in the United States District Court for the Northern District of California in May 2020 (the “Action”). Plaintiffs allege that the SoFi Defendants engaged in unlawful lending discrimination in violation of 42 U.S.C. § 1981 and California Civil Code, § 51, et seq., through policies and practices making two categories of certain non-United States citizen loan applicants — i.e., United States residents who hold DACA or who hold green cards with a validity period of less than two years — ineligible for loans or eligible only with a co-signer who is a United States citizen or lawful permanent resident. Plaintiffs further allege that the SoFi Defendants violated 15 U.S.C. § 1981 by accessing the credit reports of non-United States citizen loan applicants who hold green cards with a validity period of less than two years without a permissible purpose. As relief, Plaintiffs seek, on behalf of themselves and a purported class of similarly-situated non-United States citizen loan applicants, a declaratory judgment that the challenged policies and practices violate federal and state law, an injunction against future violations, actual and statutory damages, exemplary and punitive damages, and attorneys’ fees. The SoFi Defendants have filed a motion to, among other things, dismiss Plaintiffs’ claims for failure to state a claim, and/or compel arbitration, and that motion is pending resolution by the Court. Although there can be no assurance as to the ultimate disposition of the Action, the SoFi Defendants deny liability to Plaintiffs and the putative class members, believe that they have meritorious defenses against Plaintiffs’ claims, and intend to vigorously defend themselves and oppose class certification.
Galileo is a defendant in a putative class action, captioned as Richards, et. al v. Chime Financial, Inc., Galileo Financial Technologies and The Bancorp, Inc., Civil Action No. 4:19-cv-6864-HSG (N.D. Cal.), filed in the United States District Court for the Northern District of California in October 2019. Plaintiff asserts various claims against the defendants arising from an intermittent disruption in service experienced by certain holders of Chime Financial, Inc. (“Chime”) deposit accounts preventing them from accessing or using account funds for portions of time between October 16, 2019 and October 19, 2019. The parties have entered into a class action settlement agreement to resolve the claims in the action. The Court granted preliminary approval of the class settlement on October 28, 2020, and will hold a hearing on April 1, 2021 to determine whether to grant final approval of the settlement.
The CFPB is also conducting investigations into whether Chime or other deposit accountholders were harmed by Galileo in connection with the intermittent service disruption covering several time periods. We may in the future be subject to additional lawsuits and disputes. We are also involved in other claims, government investigations, and proceedings arising from the ordinary course of our business. Although the results of such lawsuits, claims, government investigations and proceedings cannot be predicted with certainty, we do not believe that the final outcome of these other matters will have a material adverse effect on our business, financial condition, or results of operations.
We and the staff of the SEC Division of Enforcement have agreed in principle to an offer of settlement, without admitting or denying the SEC’s findings, which includes, among other things, a civil penalty of $300,000, to close a pending investigation of SoFi Wealth in connection with potential violations of federal securities laws, specifically Section 206(2) and Section 206(4) of the Investment Advisers Act and Rule 206(4)-7 thereunder by SoFi Wealth. The SEC staff’s allegations relate to actions undertaken by SoFi Wealth in April 2019 to rebalance certain holdings of unaffiliated exchange traded funds (“ETFs”) in clients’ automated investment advisory accounts with holdings of SoFi-branded ETFs which had lower operating expense ratios sponsored and managed by an affiliate of SoFi Wealth. In particular, although SoFi Wealth had disclosed to clients in its Form ADV that it could use affiliated ETFs, such as SoFi-branded ETFs, in the automated investment advisory accounts, the SEC staff alleges that SoFi Wealth also should have disclosed certain alleged conflicts of interest concerning use of the SoFi-branded ETFs: specifically that SoFi Wealth preferred to use the SoFi-branded ETFs, because SoFi expected to receive a marketing benefit from use of the SoFi-branded ETFs, and that the automated investment advisory accounts would be an important early source of assets in connection with the launch of the SoFi-branded ETFs.
The offer of settlement is subject to formal acceptance by the SEC and could change, and a final settlement cannot be assured. By its current terms, and without admitting or denying the SEC staff’s findings, SoFi Wealth would agree to the following: a censure, an order to cease-and-desist from future violations of Section 206(2), Section 206(4), and Rule 206(4)-7, a civil penalty of $300,000, and undertakings to review all relevant disclosure documents, to review SoFi Wealth’s compliance policies and to notify clients concerning the terms of the prospective order. The offer of settlement would not require any disgorgement to customers by SoFi Wealth. We do not believe such a resolution, if accepted by the SEC, would result in any material limitations on the ongoing business or operations of SoFi or SoFi Wealth.
On March 22, 2021, SoFi was named as a newly added defendant in an Amended and Supplemental Consolidated Stockholder Derivative Complaint (the “Amended Complaint”) filed in an ongoing action pending in the Supreme Court of New York captioned In re Renren, Inc. Derivative Litigation, Index No. 653564/2018. The plaintiffs, Hen Ren Silk Road Investments LLC, Oasis Investments II Master Fund Ltd., and Jodi Arama, allege that the Chairman and Chief Executive Officer of Renren, Inc. (“Renren”), Joseph Chen, and others, breached their fiduciary duties to Renren’s shareholders in connection with a transaction in which Renren spun off its holdings of SoFi Securities (as well as stock in other entities) to Oak Pacific Investments (“OPI”), an entity allegedly controlled by Mr. Chen. The Amended Complaint alleges that SoFi’s receipt of approximately 17 million of its own securities from OPI pursuant to a call option transfer during the pendency of the lawsuit constituted a fraudulent conveyance. In addition to several claims under New York law and Cayman Islands law against various defendants, the Amended Complaint alleges claims against SoFi for receipt of a fraudulent conveyance pursuant to D.C.L. Section 276 (as in effect in March 2019) that should be voided and set aside pursuant to D.C.L. Sections 278 and 279 (as effective in 2019), as well as unspecified compensatory damages. The Amended Complaint seeks, among other things, an order to impose a constructive trust over the SoFi shares transferred from Renren or the proceeds thereof, voiding and setting aside the call option transfer of approximately 17 million SoFi shares as a fraudulent conveyance, and requiring the Company to pay over the value of the call option transfer. The Company intends to vigorously defend against the action and believes that any claims against it are meritless.

Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which we are involved is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained.
Intellectual Property
We seek to protect our intellectual property by relying on a combination of federal, state and common law in the United States, as well as on contractual measures. We use a variety of measures, such as trademarks and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures, a key part of our broader risk management strategy.
We have registered several trademarks related to our name, “SoFi” as well as SoFi’s logo, our company motto “Get Your Money Right” and certain SoFi products, such as “SoFi Money” and “SoFi Invest”. We believe our name, logo, motto and products are important brand identifiers for our members and enterprise partners.

Properties
We primarily operate through a network of leased properties, including largely office spaces, two properties of which are located outside of the U.S. We believe our existing facilities are adequate to meet our current business requirements and that we will be able to find suitable space to accommodate any potential future expansion. Although the majority of our employees who utilize our office spaces are currently working remotely due to the COVID-19 pandemic, as of the date of this filing we still intend to occupy these locations when conditions safely permit.
Our leased properties total approximately 400,000 square feet, with the most significant properties and the reportable segments that primarily utilize those properties as follows:

Location	Approximate Square Footage	Segments(1)
San Francisco, California	99,000	L, FS
Cottonwood Heights, Utah	51,000	L, FS
Jacksonville, Florida	37,000	L, FS
Murray, Utah	29,000	FS
Holladay, Utah	29,000	TP
Claymont, Delaware	28,000	L, FS
Helena, Montana	27,000	L
New York, New York	13,000	L, FS
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(1)Segment references include: L = Lending, FS = Financial Services, and TP = Technology Platform.
Human Capital Resources
Our top priority is building a durable culture of diversity and a company where people love where they work following our core values. Our employee initiatives are designed to support, develop and inspire employees, ultimately unlocking the potential of the organization, driving excellence across the business and solidifying SoFi as a top career destination where people love to work.
We have established guiding principles to help us achieve our top priority:
•Embodying SoFi’s culture and values to ensure everyone feels welcome, included and able to contribute;
•Integrating a diversity and inclusion lens into everything we do;
•Guiding team members regarding where they are and where they are going — and giving them the tools and resources to get there;
•Supporting managers to become effective people leaders;
•Taking a principled approach to providing fair, relevant and competitive compensation and benefits to a dynamic workforce with diverse needs; and
•Leveraging data to better understand the employee experience and measure our success.
Diversity and Inclusion
Our Diversity, Inclusion, Equity and Belonging objective is to be a company where each of us genuinely belongs, is respected and valued, and can do our best work, and where diversity and inclusion is a competitive advantage.
To help achieve these goals, we will focus on attraction, retention and development at all levels. This means that we will ensure fair and transparent processes in talent assessment and hiring, performance management and career progression and retention.

As a foundation to this work, we have developed competency-based assessments for roles in marketing, operations and engineering to reduce unconscious biases in both our hiring and promotion practices. We have also invested in formalizing a university hiring program and returning military program to ensure we are bringing in talent at all levels of the Company and helping them nurture lasting careers within SoFi.
We are working to create a stronger sense of inclusion and belonging for SoFi employees in general with a lens on representation. Our recent employee survey showed that feelings of belonging are driven by many aspects of our experiences at work, which drives engagement. Engagement and belonging are fueled by having a meaningful connection to others and opportunities to grow and develop our careers. Across all of these dimensions, we are committed to building programs, systems and tools that foster greater belonging.
We are formalizing career paths within our operations organization to provide better transparency to our careers and promotion criteria. We will continue to invest and further develop our manager training and support to ensure that all managers — those promoted, developing or hired — understand how to manage, keeping our Diversity and Inclusion principles top of mind in every aspect of their role.
We have also established a range of educational programs in line with our values that reinforce our Diversity and Inclusion practices, which are required training for our global employee base as well as future employees: Unconscious Bias Training; Inclusive Culture Training; and Hiring the SoFi Way.
We have introduced a vision for what we want our workforce to look like in three years, including a career pathways program in our operations organization, a formalized university program, mentorship for underrepresented minorities, and targeted executive recruiting for leadership roles. We believe that a combination of these approaches will help increase the representation, engagement and retention of women, Black, Latinx and all employees who identify as being from an underrepresented group across all levels, roles and organizations.
We have expanded accountability metrics for Diversity and Inclusion to include retention, promotion and engagement alongside hiring, and regularly review these practices to ensure accountability and progress.
Training and Manager Excellence
We believe strongly in investing in our employees and this is a focus throughout the employee lifecycle. Great care is taken to onboard new hires and set them up for success, both in terms of a broad understanding of SoFi’s mission, values, strategic point of differentiation and products, as well as role-specific learning. To this end, throughout the year we offer ongoing learnings, including: weekly company-level All Hands meetings, monthly programming on a diverse range of topics spanning general business updates to developmental topics, and other opportunities for learning from internal and external speakers, including financial wellness and personal wellness topics.
We also offer ongoing learning opportunities for our people managers to ensure they are well equipped to support their employees. In addition to training on our compensation philosophy and tools, manager effectiveness and other basic ongoing processes administered by the people team, we also launched in the fourth quarter of 2020 a seven-week manager onboarding program. This program covers a variety of topics, including Diversity and Inclusion, how to give effective feedback, a recruiting overview and best practices and various other components to set new leaders at SoFi up for success.
Compensation
Our compensation programs are designed to attract, retain and motivate talented, deeply qualified and committed individuals who believe in our mission, while rewarding employees for long-term value creation. We have a pay-for-performance culture in which employee compensation is aligned to Company performance, as well as individual contributions and impacts. Our equity program aligns employee compensation to the long-term interests of our shareholders, while encouraging them to think and act like owners. While we are still evolving our programs and practices, we strive for a fair, competitive, transparent and equitable approach in recognizing and rewarding our employees.
Health and Wellness
The health and wellness of our employees and their families is integral to SoFi’s success. We have a comprehensive benefits program to support the physical, mental and financial wellbeing of our employees. We have two core medical plans in which SoFi pays 100% of the monthly premiums. In addition to core medical, we offer fertility and maternity benefits to help employees who are looking to grow their family. To support the mental health of our employees, we offer a digital benefit that allows our employees to meet with coaches and clinical care providers at no cost to them. Our tuition reimbursement and student loan repayment programs provide financial support to our employees that allows them to advance their education and pay off existing student loan debt.
In response to the COVID-19 pandemic, we transitioned to a remote workforce to help protect the health and wellness of our employees while continuing to provide the proper support to SoFi members. We recognize that these are trying times for everyone, including our employees. To support our employees through this time, we introduced additional programs focused on mental health, childcare and balancing the demand of work and personal family needs. In June 2020, we implemented “SoFridays” in which employees are encouraged to end their work week at 2:00 pm local time each Friday.
Employee Experience and Data
As of December 31, 2020, we employed approximately 1,977 employees, primarily located in California, Utah, Delaware, Montana, Florida, and New York. None of our employees are currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. We consider our relationship with our employees to be good and have not historically experienced any work stoppages.
We believe it is critical to leverage the collective feedback of our workforce to continue to build upon the employee experience. In 2019, we launched our first employee engagement survey and followed up with our second survey in 2020. In both years, employee participation exceeded 95%. The insight and data provided by our employees will be key in helping us achieve our priority of building a durable culture of diversity and becoming a place where people are loyal to the company and love working at the company.

SOFI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we”, “us” or “our” refer to the combined business of Social Finance, Inc. and its consolidated subsidiaries (collectively, “SoFi”) prior to Closing.
The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with “Selected Historical Financial Data of SoFi” and our consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. Actual results may differ materially from those contained in any forward-looking statements.
Business Overview
We are a member-centric, one-stop shop for digital financial services that allows members to borrow, save, spend, invest and protect their money. Our mission is to help our members achieve financial independence in order to realize their ambitions. To us, financial independence does not mean being wealthy, but rather represents the ability of our members to have the financial means to achieve their personal objectives at each stage of life, such as owning a home, having a family, or having a career of their choice — more simply stated, to have enough money to do what they want. We were founded in 2011 and have developed a suite of financial products that offers the speed, selection, content, and convenience that only an integrated digital platform can provide. Our three reportable segments and their respective products are:

Lending	Financial Services	Technology Platform
• Student Loans (in school and student loan refinancing) • Personal Loans • Home Loans	• SoFi Money • SoFi Invest (1) • SoFi Relay • SoFi Credit Card • SoFi At Work • SoFi Protect • Lantern Credit	• Technology Platform Services (Galileo) • Clearing Brokerage Services (Apex) (2)
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(1)Our SoFi Invest service is comprised of three products: active investing accounts, robo-advisory accounts and cryptocurrency accounts.
(2)During January 2021, the initial Apex seller exercised its call rights on our Apex equity investment. See “— Our Reportable Segments — Technology Platform segment” for additional information.
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination or servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service given our members have continuous access to our CFPs, our career advice services, our member events, all of our content, educational material, news, tools and calculators at no cost to the member. Additionally, our mobile app and website have been designed with a member home feed that is personalized and delivers content to a member about what they must do that day in their financial life, what they should consider doing that day in their financial life, and what they can do that day in their financial life. Since our inception and through December 31, 2020, we have served more than 1.8 million members who have used approximately 2.5 million products on the SoFi platform and have experienced accelerating year-over-year member growth for the past six consecutive quarters. We believe we are in the early stages of the digital transformation of financial services and, as a result, have a substantial opportunity to continue to grow our member base and increase the number of products that our members use on the SoFi platform.

We offer our members a suite of financial products and services, enabling them to borrow, save, spend, invest and protect within one integrated platform. Our aim is to create a best-in-class, integrated financial services platform that will generate a virtuous cycle whereby positive member experiences will lead to more products adopted per member and enhanced profitability for each additional product by lowering overall member acquisition costs and increasing the lifetime value of our members. We refer to this virtuous cycle as our “Financial Services Productivity Loop”.
We believe that developing a relationship with our members and gaining their trust is central to our success as a financial services platform. Moreover, we believe that some of the current frictions faced by other financial institutions are caused by a disjointed and non-seamless product experience, a lack of digital acquisition, subpar mobile web products instead of digital native apps and incomplete product offerings to meet a customer’s holistic financial needs. Through our mobile technology and continuous effort to improve our financial services products, we are seeking to build a financial services platform that members can access for all of their financial services needs.
In addition to benefiting our members, our products and capabilities are also designed to appeal to enterprises, such as financial services institutions that subscribe to our enterprise services called SoFi At Work, and have become interconnected with the SoFi platform. While these enterprises are not considered members, they are important contributors to the growth of the SoFi platform, and also have their own constituents who might benefit from our products in the future. Further, Galileo has over 59 million total accounts on its platform (excluding SoFi accounts), which represent new accounts to the SoFi ecosystem during 2020.
A key element of our strategy is to secure a national bank charter, which we believe would enhance the profitability of our Lending segment and SoFi Money. While we currently rely on third-party bank holding companies to provide banking services to our members, securing a national bank charter would, among other things, allow us to provide members and prospective members broader and more competitive options across their financial services needs, including deposit accounts, and lower our cost to fund loans, which would enable us to offer lower interest rates on loans to members as well as offer higher interest rates on SoFi Money accounts, all while continuing not to charge non-interest based fees.
In October 2020, we received preliminary, conditional approval from the OCC for our application for a national bank charter. In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank. See “— Executive Overview” for a summary of the additional measures required in our efforts to obtain a national bank charter.
Through our registered broker-dealer subsidiary, SoFi Securities LLC, we are licensed to underwrite securities offerings. In March 2021, we launched an IPO investment center that may allow members with a SoFi Active Invest account that has at least $3,000 in total account value across SoFi Invest (inclusive of automated and active investing) to invest in initial public offerings before they trade on an exchange. If we receive a mandate for any such initial public offering, and if such offering is registered with the SEC and then prices and closes, we could serve as an underwriter or member of the selling group with respect to such offering, which may include offerings involving the Sponsor or its affiliates. In the event the conditions above are satisfied, we expect to generate revenues in future periods for our IPO investment center activities in the form of underwriting fees.

As of December 31, 2019, we primarily operated in the United States. In 2020, we expanded into Hong Kong with our acquisition of 8 Limited, an investment business. Additionally, with the acquisition of Galileo in May 2020, we gained clients in Mexico.
Our Reportable Segments
We conduct our business through three reportable segments: Lending, Financial Services and Technology Platform. Below is a discussion of our segments and their corresponding products.
Lending Segment
Through our Lending segment, we offer student loans, personal loans, home loans and related services. Our lending business is primarily a gain-on-sale model, whereby we originate loans and recognize a gain from these loans when we sell them into either our whole loan or securitization channels. We sell our whole loans primarily to large financial institutions, such as bank holding companies, typically at a premium to par, and in excess of our costs to originate the loans. Our loan premiums fluctuate from time to time based on benchmark rates and credit spreads, and we are not guaranteed a gain on all or any of our loan sales. When securitizing loans, we first isolate the underlying loans in a trust and then sell the beneficial interests in the trust to a bankruptcy-remote entity. In securitization transactions that do not qualify for sale accounting, the related assets remain on our consolidated balance sheets and cash proceeds received are reported as liabilities, with related interest expense recognized over the life of the related borrowing. In securitization transactions that qualify for sale accounting, we typically have insignificant continuing involvement as an investor. In the case of both whole loan sales and securitizations, we also typically continue to retain servicing rights following transfer. We therefore view servicing as an integral component of the Lending segment.
Prior to selling our loans, we hold them on our consolidated balance sheets at fair value and rely upon warehouse financing arrangements. Net interest income, which we define as the difference between the earned interest income and interest expense to finance loans, is a key component of the profitability of our Lending segment. See “— Results of Operations”.
Financial Services Segment
Our Financial Services segment consists of cash management and investment services. Through SoFi Money, a digital, mobile cash management experience for our members, we invest in member acquisition and marketing activities to attract new members, including by offering rewards to incentivize prospective members to house their cash management activities on the SoFi platform. We generate interest income from deposits sitting in the various Member Banks, which is reduced by the interest fees paid to members. We also earn payment network fees on member expenditures via SoFi-branded debit cards issued by one of our member bank holding companies (each a “Member Bank”). Payment network fees are reduced by direct fees payable to card associations and the Member Bank.
We also provide introductory brokerage services to our members, and have invested significantly in creating SoFi Invest, a streamlined mobile investing experience through which we offer multiple ways to invest and give members access to active investing, robo-advisory and cryptocurrency services. While we do not charge trading fees, other than for cryptocurrency trading, our platform benefits from increasing assets under management as we generate interest income on cash balances that we hold, and we also earn brokerage revenue through share lending and pay for order flow arrangements. We also believe there are opportunities to generate incremental future revenue through margin lending and options. Through our acquisition of 8 Limited in 2020, we expanded SoFi Invest into the Hong Kong market. With respect to our cryptocurrency trading activities, which we initiated in 2019, we do not hold or store members' cryptocurrencies, but instead rely on a third party custodian, and we hold an immaterial amount of cryptocurrencies in order to facilitate paying new cryptocurrency member bonuses when members initiate their first cryptocurrency trade. We do this for member convenience to facilitate a seamless payment of cryptocurrency. For the years ended December 31, 2020 and 2019, cryptocurrency buy and sell volume had an immaterial impact on our results of operations.
In August 2020, we began offering the SoFi Credit Card, which we expanded to a broader market in the fourth quarter of 2020. Additionally, we developed SoFi Relay within the SoFi mobile application, a personal finance management product which allows members to track all of their financial accounts in one place and utilize credit score monitoring services. Further, we leverage our technology and information infrastructure to offer services to other enterprises, such as loan referrals and SoFi At Work, which is a platform we offer to enterprises that are looking for a seamless way to provide financial benefits to their employees, such as student loan payments made on their employees’ behalf, for which we earn a fee.

Technology Platform Segment
Our Technology Platform segment consists of Galileo, and has historically included our minority ownership of Apex, a technology-enabled provider of investment custody and clearing brokerage services, in which we invested in December 2018. During January 2021, the seller exercised its call rights on our Apex investment. Therefore, we will no longer recognize Apex equity method investment income subsequent to the date the option was called. Additionally, we measured the carrying value of the Apex equity method investment as of December 31, 2020 equal to the call payment that we received in January 2021, which resulted in the recognition of an impairment charge of $4.3 million during the fourth quarter of 2020. Although following the seller call we will no longer have an equity method investment in Apex or recognize equity method investment income, Apex will continue to provide investment custody and clearing services for SoFi Invest, including for our brokerage activities, under a multi-year revenue sharing arrangement.
In May 2020, we acquired Galileo, a provider of technology platform services to financial and non-financial institutions. Through Galileo, we provide services through a suite of program, event and authorization application programming interfaces for financial and non-financial institutions. Galileo provides us with recurring revenues through multi-year agreements with its customers, consisting primarily of platform-as-a-service access for various financial and non-financial institutions, and transaction card program management services.
COVID-19 Pandemic
On March 11, 2020, the World Health Organization designated the novel coronavirus (“COVID-19”) as a global pandemic. In an effort to manage the spread of the virus, federal, state and local governments enacted various restrictions, including closing schools and businesses, limiting or restricting social or public gatherings, implementing travel restrictions and mandating stay-at-home orders, which were since lifted to varying degrees across the country. As of the date of filing this proxy statement/prospectus, the duration and severity of the effects of COVID-19 continue to remain unknown. Likewise, we do not know and cannot anticipate the duration and severity of the impact of the COVID-19 pandemic on our ecosystem of members and prospective members, Member Banks and employees. In response to the COVID-19 pandemic, we formed a business continuity program that serves to communicate with employees on a regular basis regarding efforts to implement a company-wide work-from-home program, planning for contingencies related to the pandemic, providing updated information and policies, and monitoring the ongoing crisis for new developments in accordance with recommendations and protocols published by the U.S. Centers for Disease Control and Prevention and the World Health Organization, as well as state and local governments.
In response to the economic and financial effects of the COVID-19 pandemic, the Federal Reserve reduced the target range for the federal funds rate to 0% to 0.25%, a level it suggested could remain until 2023, and instituted quantitative easing measures as well as domestic and global capital market support programs. Additionally, on March 27, 2020, the President of the United States signed into law the CARES Act. The CARES Act included, among other things, expanded eligibility for Small Business Administration loans under a Paycheck Protection Program (“PPP”), direct economic assistance to American workers, provisions for payroll tax credits and deferrals, net operating loss carryback periods, alternative minimum tax credits, technical corrections to tax depreciation methods for qualified improvement property, and temporary relief from certain trouble debt restructuring programs. The CARES Act also enacted automatic suspension of principal and interest payments on federally-held student loans through September 30, 2020, which was extended on several occasions, most recently by executive action through September 30, 2021. We continue to analyze and evaluate the direct and indirect impacts that the CARES Act and additional government relief measures may have on our business, including impacts associated with the expiration of select CARES Act provisions, and we continue to monitor developments in the United States Congress with respect to the potential passage of additional relief measures. See “— Key Factors Affecting Operating Results — Industry Trends and General Economic Conditions” for additional information.
Since the onset of the COVID-19 pandemic, we have continued to adapt our response and strategies to navigate uncertain economic, workplace and market conditions. We have taken a number of measures to proactively support our members, applicants for new loans, employees and investors.
Members:   We have and will continue to approach hardship programs from a member-first perspective. In addition to our Unemployment Protection Plan, which remains available to all eligible members, we launched comprehensive forbearance programs that provided meaningful Federal Emergency Management Agency (“FEMA”) disaster hardship relief. Starting in March 2020, we made available a web-enabled self-service forbearance request process to enable members who faced unemployment, reduction in income or general economic uncertainty to defer their loan payment. Initially, student loan members were provided with a 60-day payment deferral with the option to extend in additional 30-day increments, personal loan members were provided with a 30-day payment deferral with the option to extend in additional 30-day increments, and home loan members were provided with a 90-day initial relief, consistent with FNMA servicing guidelines, with possible extensions available. For student loans and personal loans, when a forbearance request is accepted, interest on the loan continues to accrue and is amortized over the remaining life of the loan, and the maturity date of the loan is extended for the length of the deferment. Home loans are subject to FNMA servicing guidelines, which provide certain options to the borrower. For home loans, after the forbearance period has ended, members will be required to repay the amount that was suspended, but are not required to repay the amount all at once, though they have that option. Other potential options allow members to make an additional payment each month for a period of time until the past due amounts are repaid, move the deferred amount to the end of the loan term, or set up a loan modification, if they are eligible. In all instances, interest continues to accrue during the forbearance period.
The following table presents information about our loan products that were in active short-term hardship relief or payment deferral as of December 31, 2020 due to the COVID-19 pandemic or that were classified as performing (current or paid in full) as of December 31, 2020 after exiting payment deferral due to the COVID-19 pandemic:

As of December 31, 2020	Student Loans	Personal Loans	Home Loans
Active short-term hardship relief or payment deferral due to COVID-19 pandemic
Number of loans	4,532	1,061	122
Aggregate balance ($ in millions)	$317.4	$26.8	$35.6

Classified as performing after exiting payment deferral due to COVID-19 pandemic
Number of loans ever enrolled in COVID-19 forbearance program	37,744	43,585	292
Number of loans enrolled classified as performing at measurement date	31,012	37,022	189
Aggregate balance of loans ever enrolled in COVID-19 forbearance program ($ in billions)	$2.84	$1.20	$0.07
Aggregate balance of loans enrolled classified as performing at measurement date ($ in billions)	$2.38	$1.01	$0.04
These hardship programs have allowed members to defer their payments and interest to a future date, allowing them to regain financial confidence. As indicated in the table above, those members who were distressed at the time of enrolling in a hardship program have demonstrated strong resiliency, with 85%, 82% and 65% of personal loan, student loan and home loan accounts, respectively, either current or paid-in-full as of December 31, 2020. In response to the hardship brought on by the COVID-19 pandemic, we also deferred certain collection recovery activities, while taking every opportunity to work with our members to find a path to repayment.
Applicants: We proactively executed our recession readiness credit risk strategies in response to deteriorating economic conditions and market uncertainty. This included introducing elevated credit eligibility requirements for personal loans, thorough validation of income and income continuity, and limiting loan amounts. As a result of actions taken, for the fourth quarter of 2020 compared to the fourth quarter of 2019, we observed an 11-point increase in personal loan FICO scores at origination. Current originations incorporating credit risk strategy changes, when stressed using external loss forecasting models with stressed econometric scenarios, are expected to perform similarly to previous vintages. Our student loan refinance business is substantially comprised of applicants refinancing federal loans and/or existing private student loans. We developed objective content and calculators to educate applicants about the Federal relief available to them through the CARES Act and subsequent extensions, which enable them to maximize their savings.
Employees: In order to safeguard the health and safety of our team members and their families, we virtualized our entire organization beginning in March 2020, enabling all of our team members to work virtually. We have taken a proactive approach to enable ongoing communication and engagement. We believe we have been effective in creating a collaborative virtual workforce and, at this time, believe we can continue to operate as such through the duration of the pandemic. Although we have not established a timeline for reopening our office locations, in February 2021, we announced that our employees may work with their managers to determine the best place for them to work from, including continuing to work virtually. We are proud to offer this flexibility to our employees.
Investors: Durability of and confidence in the performance of our originated asset classes has never been more important. Despite uncertain market and economic conditions, our serviced assets continue to perform at historic low delinquency and loss metrics for our Company, even when adjusted for forbearance. The majority of our members have validated their income resiliency and have returned to making full or partial payments on their loan or have paid in full. We have identified members who have sustained hardships and we have worked constructively with the investor community to establish expanded loss mitigation tools to maximize recovery while providing empathy for distressed members. Our team has worked to provide greater transparency to our investor community through access to our Capital Markets and Risk Management team and by providing internal and external analytical and stress testing forecasts, which provide a range of economic scenarios that could manifest in performance of their owned assets. Investors continue to not only have demand for our assets, but have grown their demand for our assets in light of their demonstrated performance.
Delinquencies: Members enrolled in forbearance or hardship relief programs do not appear in delinquency metrics and are not subject to collection activity. Despite this, during any re-enrollment, SoFi works with members to determine when a short-term hardship becomes long-term, which requires differing solutions to ensure a member has the best chance for repayment success. At the onset of the COVID-19 pandemic, we provided online self-service opportunities to members to request initial relief and subsequently extend that short-term forbearance relief as needed (subject to approval). COVID-19 hardship relief was available to members that were current or delinquent at the time of request, although the majority of student loan and personal loan initial enrollments were members that were “current” at the time of enrollment. As indicated in the table above, the majority of members that entered COVID-19 hardship programs have exited such programs.
Liquidity: We took action to prepare for potential liquidity needs by securing additional committed warehouse capacity in May 2020. Additionally, in the first quarter of 2020, we received approximately $46 million of margin calls on certain positions, which had been marked down by our lenders based on trading activity observed in the market. By the end of the second quarter, approximately half of that margin had been returned to us, and by the end of the fourth quarter, all but $0.3 million had been returned to us as markets continued to stabilize. See “Liquidity and Capital Resources — Borrowings” for additional information on margin calls. We were able to manage these needs along with other liquidity needs of our business by relying on our strong liquidity position going into the crisis, having a deep and diversified portfolio of warehouse lenders, being proactive and forward looking as it related to anticipated liquidity risks and needs, and managing decisions conservatively with regard to loan origination growth and loan sales.
The COVID-19 pandemic has had a significant impact on consumer spending and money management behavior that has, in turn, impacted our business. See “— Key Factors Affecting Operating Results — Industry Trends and General Economic Conditions” for more information.
As the impact of the COVID-19 pandemic persists and evolves, we remain committed to serving our members, applicants and investors, while caring for the safety of our employees and their families. The potential near and long-term impacts that the COVID-19 pandemic could have on our financial condition and results of operations remain highly uncertain. See “Risk Factors — COVID-19 Pandemic Risks”.

Executive Overview
The following tables display key financial measures for our three reportable segments and our consolidated company that are used, along with our key business metrics, by management to evaluate our business, measure our performance, identify trends and make strategic decisions. Contribution profit (loss) is the primary measure of segment-level profit and loss reviewed by management and is defined as total net revenue for each reportable segment less expenses directly attributable to the corresponding reportable segment and, in the case of our Lending segment, less fair value adjustments attributable to assumption changes associated with our servicing rights and residual interests classified as debt. See “— Results of Operations”, “— Summary Results by Segment” and “— Non-GAAP Financial Measures” herein for discussion and analysis of these key financial measures.

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Lending
Total interest income	$354,383	$593,644	$587,509
Total interest expense	(155,038)	(268,055)	(330,165)
Total noninterest income	281,521	108,712	9,404
Total net revenue	480,866	434,301	266,748
Adjusted net revenue(1)(2)	536,541	442,971	238,070
Contribution profit (loss)(1)	241,729	92,460	(109,278)
Financial Services
Total interest income	2,796	5,950	173
Total interest expense	(2,312)	(5,336)	(143)
Total noninterest income	11,386	3,318	844
Total net revenue(1)	11,870	3,932	874
Contribution loss	(131,410)	(118,800)	(19,243)
Technology Platform(3)
Total interest expense	(107)	—	—
Total noninterest income	95,737	795	117
Total net revenue(1)	95,630	795	117
Contribution profit	53,203	795	117
Other(4)
Total interest income	6,358	8,599	1,936
Total interest expense	(28,149)	(4,968)	(246)
Total noninterest income (loss)	(1,043)	—	(30)
Total net revenue (loss)	(22,834)	3,631	1,660
Consolidated
Total interest income	$363,537	$608,193	$589,618
Total interest expense	(185,606)	(278,359)	(330,554)
Total noninterest income	387,601	112,825	10,335
Total net revenue	565,532	442,659	269,399
Adjusted net revenue(1)(2)	621,207	451,329	240,721
Net loss	(224,053)	(239,697)	(252,399)
Adjusted EBITDA(2)	(44,576)	(149,222)	(226,931)
___________________
(1)Adjusted net revenue within our Lending segment is used by management to evaluate our Lending segment and our consolidated results. For the Lending segment, total net revenue is adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumption changes (including conditional prepayment and default and discount rates). We use this adjusted measure in our determination of contribution profit (loss) in the Lending segment, as well as to evaluate our consolidated results, as it removes non-cash charges that are not realized during the period and, therefore, do not impact the cash available to fund our operations, and our overall liquidity position. For our Financial Services and Technology Platform segments, there are no adjustments from total net revenue to arrive at the consolidated adjusted net revenue shown in this table.

(2)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For information regarding our uses and definitions of these measures and for reconciliations to the most directly comparable GAAP measures, net income (loss) and total net revenue, respectively, see “— Non-GAAP Financial Measures”.
(3)There was no interest income recorded within our Technology Platform segment for any of the periods presented.
(4)“Other” includes total net revenue associated with corporate functions that are not directly related to a reportable segment. For further discussion, see Note 17 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

	Quarter Ended
($ in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Lending
Total interest income	$90,753	$86,468	$83,985	$93,177	$125,041	$161,926	$153,956	$152,721
Total interest expense	(33,626)	(34,246)	(39,650)	(47,516)	(57,497)	(67,989)	(68,609)	(73,960)
Total noninterest income (loss)	91,865	109,890	51,549	28,217	(6,655)	33,133	71,294	10,940
Total net revenue	148,992	162,112	95,884	73,878	60,889	127,070	156,641	89,701
Adjusted net revenue(1)(3)	159,520	178,084	117,182	81,755	58,602	135,402	154,971	93,996
Contribution profit (loss)(1)	85,204	103,011	49,419	4,095	(33,362)	35,674	67,283	22,865
Financial Services
Total interest income	378	365	316	1,737	1,924	2,071	1,406	549
Total interest expense	(290)	(267)	(233)	(1,522)	(1,798)	(1,798)	(1,242)	(498)
Total noninterest income	3,963	3,139	2,345	1,939	1,524	760	609	425
Total net revenue(1)	4,051	3,237	2,428	2,154	1,650	1,033	773	476
Contribution loss	(36,067)	(37,467)	(30,893)	(26,983)	(34,517)	(33,533)	(27,855)	(22,895)
Technology Platform(6)
Total interest expense	(42)	(47)	(18)	—	—	—	—	—
Total noninterest income	36,838	38,865	19,037	997	325	206	149	115
Total net revenue(1)	36,796	38,818	19,019	997	325	206	149	115
Contribution profit	16,120	23,986	12,100	997	325	206	149	115
Other(2)
Total interest income	942	1,284	1,764	2,368	2,533	2,434	2,316	1,316
Total interest expense	(19,292)	(4,345)	(3,417)	(1,095)	(1,155)	(1,351)	(1,355)	(1,107)
Total noninterest income (loss)	2	(319)	(726)	—	—	—	—	—
Total net revenue (loss)(5)	(18,348)	(3,380)	(2,379)	1,273	1,378	1,083	961	209
Consolidated
Total interest income	$92,073	$88,117	$86,065	$97,282	$129,498	$166,431	$157,678	$154,586
Total interest expense	(53,250)	(38,905)	(43,318)	(50,133)	(60,450)	(71,138)	(71,206)	(75,565)
Total noninterest income	132,668	151,575	72,205	31,153	(4,806)	34,099	72,052	11,480
Total net revenue(4)	171,491	200,787	114,952	78,302	64,242	129,392	158,524	90,501
Adjusted net revenue(1)(3)	182,019	216,759	136,250	86,179	61,955	137,724	156,854	94,796
Net income (loss)	(82,616)	(42,878)	7,808	(106,367)	(122,541)	(57,559)	(10,218)	(49,379)
Adjusted EBITDA(3)	11,817	33,509	(23,750)	(66,152)	(101,004)	(27,656)	6,611	(27,173)
___________________
(1)Adjusted net revenue within our Lending segment is used by management to evaluate our Lending segment and our consolidated results. For the Lending segment, total net revenue is adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumption changes (including conditional prepayment and default and discount rates). We use this adjusted measure in our determination of contribution profit (loss) in the Lending segment, as well as to evaluate our consolidated results, as it removes non-cash charges that are not realized during the period and, therefore, do not impact the cash available to fund our operations, and our overall liquidity position. For the Financial Services and Technology Platform segments, there are no adjustments from total net revenue.
(2)“Other” includes total net revenue associated with corporate functions that are not directly related to a reportable segment. For further discussion, see Note 17 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
(3)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For information regarding our uses and definitions of these measures and for reconciliations to the most directly comparable GAAP measures, net income (loss) and total net revenue, respectively, see “— Non-GAAP Financial Measures”.
(4)The significant trends in consolidated total net revenue throughout the 2019 and 2020 quarters were attributable to the following:
•The $29.1 million decrease from the second quarter to the third quarter of 2019 was primarily attributable to an unfavorable change in securitization loans of $49.9 million resulting primarily from an increase in yields based on expected declines in personal loan securitization credit performance. In addition, securitization loan charge-offs increased by $5.0 million period over period. This negative trend was partially offset by a $31.2 million positive variance associated with our loan origination and sale activities, net of hedges, which reflected improved sales execution to whole loan buyers period over period and was a significant factor in our quarterly whole loan valuations.
•The $65.2 million decrease from the third quarter to the fourth quarter of 2019 was primarily attributable to a $38.7 million loss related to the deconsolidation of three personal loan securitizations. In addition, net interest income decreased $26.2 million period over period, which was primarily attributable to a decline in the average total loans held on our balance sheet.

•The $14.1 million increase from the fourth quarter of 2019 to the first quarter of 2020 was primarily attributable to a $33.7 million lower loss related to the deconsolidations of two personal loan securitizations during the first quarter of 2020 as compared to the aforementioned three deconsolidations in the fourth quarter of 2019. The positive trend was partially offset by a decrease in net interest income of $21.9 million, which was primarily attributable to a decline in the average total loans held on our balance sheet.
•The $36.7 million increase from the first quarter to the second quarter of 2020 was primarily attributable to increases in securitization loan fair values of $71.7 million related to credit loss performance expectations improving, when we determined that delinquencies were better than expected during the period. This increase was offset by a decline of $38.1 million in loan origination and sales activities, net of hedges, a significant portion of which was related to a $22.5 million gain on credit default swaps in the first quarter of 2020 (which position we then closed during the same quarter), and because credit spreads widened significantly during the escalation of the COVID-19 pandemic, positively impacting our derivatives position.
•The $85.8 million increase from the second quarter to the third quarter of 2020 was attributable to a $45.8 million increase in loan origination and sales activities, net of hedges, which was a function of us carrying a larger average loan balance on our balance sheet for all loan products and a meaningful increase in student loan fair values due to a decrease in expected prepayment speeds. This prepayment speed expectation also contributed to an improvement in servicing of $12.1 million period over period. The increased average loan balance also contributed to an increase in net interest income of $6.4 million. Moreover, the lower total net revenue in the second quarter was attributable to a loss on deconsolidation of securitizations of $8.6 million. Finally, securitization loan write-offs decreased $5.5 million, as we continued to see an improvement in credit performance from the early stages of the COVID-19 pandemic.
•The $29.3 million decrease from the third quarter to the fourth quarter of 2020 was primarily attributable to interest expense related to the Galileo seller note in our Technology Platform segment and a decrease in noninterest income in our Lending segment. On November 14, 2020, when the promotional period on the seller note lapsed and we did not pay off the note, we incurred incremental interest expense of $12.5 million. We incurred an additional $3.7 million of interest expense related to our outstanding seller note obligation during the fourth quarter of 2020. The primary driver of the decrease in noninterest income in our Lending segment was related to decreases of $12.6 million in the gains recognized related to securitization loan fair values as a result of securitization loan valuations remaining materially consistent from the third quarter to the fourth quarter of 2020 after two consecutive quarters of improvement related to credit loss expectations. Additionally, we recognized an impairment charge of $4.3 million during the fourth quarter to measure the carrying value of our Apex equity investment equal to the call payment that we received in January 2021 upon the seller exercising its call option on our equity interest in Apex.
(5)The significant trends in other total net revenue (loss) during the quarters in 2020 were attributable to the following:
•Our cash balances, along with market interest rates, declined during the first three quarters of 2020, which resulted in declines in other total net revenue of: $0.2 million in the first quarter of 2020 compared to the fourth quarter of 2019; $0.4 million in the second quarter compared to the first quarter of 2020; and $0.4 million in the third quarter compared to the second quarter of 2020. The fourth quarter of 2020 was flat to the third quarter.
•Interest expense on our revolving credit facility increased by $0.7 million from the first quarter to the second quarter of 2020 due to an incremental $325.0 million borrowing and decreased by $0.5 million from the second quarter to the third quarter of 2020 due to decreases in one-month LIBOR.
•During the second quarter of 2020, we had a one-time investment impairment of $0.8 million.
•During the second quarter of 2020, we acquired Galileo and used a seller note to finance a portion of the purchase. The fair value of the seller note was initially recorded below the stated face value, with the difference accreted into interest expense over time. Additionally, we incurred incremental interest during the fourth quarter of 2020 because we did not pay off the seller note before the promotional period ended. We recorded interest expense of $1.6 million, $3.0 million and $17.6 million during the second, third and fourth quarters of 2020, respectively.
(6)There was no interest income recorded within our Technology Platform segment for any of the periods presented.
Key Recent Developments
We continue to execute on our growth and other strategic initiatives. Some of our key recent achievements are discussed below:
Acquisitions
In March 2021, we entered into an agreement to acquire Golden Pacific Bancorp, Inc., a bank holding company, and its wholly-owned subsidiary, Golden Pacific Bank, National Association, a national bank, for a total cash purchase price of $22.3 million. The acquisition is subject to regulatory approval, including approval from the OCC of a revised business plan for Golden Pacific Bank, and approval from the Federal Reserve to become a bank holding company and for a change of control, and other customary closing conditions, which we anticipate can be completed by the end of 2021. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company.
In May 2020, we completed our acquisition of Galileo for a purchase price of $1.2 billion. Galileo provides technology platform services to financial and non-financial institutions. Our acquisition of Galileo represents a material addition to our Technology Platform segment, but was not a significant acquisition under Regulation S-X, Rule 3-05, Financial Statements of Businesses Acquired or to be Acquired.
In April 2020, we acquired 8 Limited, a Hong Kong based investment business, for a purchase price of $16.1 million. Our acquisition of 8 Limited marked our first expansion outside the United States and enables our non-U.S. members to experience many of the product features we have developed in the United States for SoFi Invest, including zero commission non-cryptocurrency trading.
In December 2018, we acquired a 16.7% interest in Apex for $100.0 million, which enabled us to earn income from Apex’s customers and provided partial integration of transaction clearing and asset custody functions integral to SoFi Invest. During

January 2021, the seller exercised its call rights on our Apex equity investment. Therefore, we will no longer recognize Apex equity method investment income subsequent to the date the option was called. Additionally, we measured the carrying value of the Apex equity method investment as of December 31, 2020 equal to the call payment that we received in January 2021, which resulted in the recognition of an impairment charge of $4.3 million during the fourth quarter of 2020. Although following the seller call we will no longer have an equity method investment in Apex or recognize equity method investment income, Apex will continue to provide investment custody and clearing services for SoFi Invest, including for our brokerage activities, under a multi-year revenue sharing arrangement.
Product Development and Partnerships
We celebrated launches across our product suite and strategic partnerships, establishing ourselves as a platform that enables individuals to borrow, save, spend, invest, and protect their assets. Recent notable product launches, developments and partnerships include:
•2020:   (i) the official opening of SoFi Stadium and the establishment of a 20-year partnership with LA Stadium and Entertainment District at Hollywood Park in Inglewood, California, a multi-purpose sports and entertainment district that serves as the stadium for the National Football League teams the Los Angeles Chargers and Los Angeles Rams. SoFi's partnership with the owner of the LA Stadium and Entertainment District at Hollywood Park (“StadCo”) provides SoFi with exclusive naming rights of the stadium and official partnerships with the Los Angeles Chargers and Los Angeles Rams and with the performance venue, which shares a roof with the stadium, and the surrounding planned entertainment district, which is anticipated to include office space, retail space and hotel and dining options. SoFi's exclusive naming rights include naming the stadium “SoFi Stadium” a requirement that StadCo, the Los Angeles Chargers and the Los Angeles Rams use the name “SoFi Stadium” in all references to the stadium complex, and rights to signage and the use of certain suites and event space within the SoFi Stadium complex. SoFi's partnership with StadCo also provides SoFi with category exclusivity in the businesses of banking, lending and financial services, meaning StadCo, with certain limited exclusions, may not grant licenses to companies other than SoFi for advertising or sponsorship services within such categories. SoFi's 20-year partnership with the LA Stadium and Entertainment District at Hollywood Park, across the naming rights and sponsorship agreements, collectively requires SoFi to pay sponsorship fees quarterly in each contract year beginning in 2020 and ending in 2040 for an aggregate total of $625.0 million, which includes operating lease obligations, finance lease obligations and sponsorship and advertising opportunities at the stadium complex. See Note 15 to the Notes to Consolidated Financial Statements in “—Other Commitments” included elsewhere in this proxy statement/prospectus for payments under this arrangement in each of 2021 through 2025 and thereafter. We made payments totaling $6.5 million during the year ended December 31, 2020. See Note 15 in “—Contingencies” for discussion of an associated contingent matter;
  (ii) submitting an application to the OCC to be chartered as a de novo national bank, for which we received preliminary, conditional approval from the OCC. See “— Acquisitions” above for an update to this process in 2021; and
  (iii) launching our SoFi Credit Card, which carries no annual membership fee and provides up to two percent unlimited cash back when the cash back rewards are applied to a SoFi Money or SoFi Invest account, or used to pay down SoFi student loans or personal loans, as well as a one-percent annual percentage rate reduction after 12 consecutive on-time credit card payments, with the reduced rate sustained with continued on-time payments.
•2019:  (i) launching SoFi Invest, a consumer investing service that offers stocks, Exchange-Traded Funds (“ETFs”) and robo-advising with no commissions or management fees, for which we conducted limited product testing beginning in 2017 with an official launch in early 2019;
  (ii) relaunching home loans, a refreshed mortgage offering complete with a reengineered process that helps members buy or refinance a home with an online application, no hidden fees or prepayment penalties;
  (iii) launching in-school loans, which are private loans available for undergraduate and graduate school students and parents with competitive rates, flexible payment options and a mobile-first experience; and
  (iv) launching SoFi Money, a digital, mobile banking experience for our members.

Non-GAAP Financial Measures
Our management and board of directors use adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures, to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period, and therefore positive or negative changes do not impact the cash available to fund our operations. This measure helps provide our management with an understanding of the net revenue available to finance our operations and helps management better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins, which are set by our CODM on an annual basis. Therefore, the measure of adjusted net revenue serves as both the starting point for how we think about the liquidity generated from our operations and also the starting point for our annual financial planning, the latter of which focuses on the cash we expect to generate from our operating segments to help fund the current year’s strategic objectives. Adjusted net revenue has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue. The primary limitation of adjusted net revenue is its lack of comparability to other companies that do not utilize this measure or that use a similar measure that is defined in a different manner. We reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Total net revenue	$565,532	$442,659	$269,399
Servicing rights – change in valuation inputs or assumptions(1)	17,459	(8,487)	(1,197)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	38,216	17,157	(27,481)
Adjusted net revenue	$621,207	$451,329	$240,721
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(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment and default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

	Quarter Ended
($ in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total net revenue(1)	$171,491	$200,787	$114,952	$78,302	$64,242	$129,392	$158,524	$90,501
Servicing rights – change in valuation inputs or assumptions(2)	1,127	4,671	18,720	(7,059)	(3,142)	(2,268)	(2,751)	(326)
Residual interests classified as debt – change in valuation inputs or assumptions(3)	9,401	11,301	2,578	14,936	855	10,600	1,081	4,621
Adjusted net revenue	$182,019	$216,759	$136,250	$86,179	$61,955	$137,724	$156,854	$94,796
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(1)See “—Executive Summary” for discussion of the significant trends in consolidated total net revenue.
(2)See footnote (1) to the table above.
(3)See footnote (2) to the table above.
The reconciling items to determine our non-GAAP measure of adjusted net revenue are applicable only to the Lending segment. The table below presents adjusted net revenue for the Lending segment for the periods indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Total net revenue - Lending	$480,866	$434,301	$266,748
Servicing rights – change in valuation inputs or assumptions(1)	17,459	(8,487)	(1,197)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	38,216	17,157	(27,481)
Adjusted net revenue - Lending	$536,541	$442,971	$238,070
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(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as discussed further below), (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and of property, equipment and software abandonments), (vi) transaction-related expenses, (vii) warrant fair value adjustments, and (viii) fair value changes in servicing rights and residual interests classified as debt due to valuation assumptions. We believe adjusted EBITDA provides a useful measure for period-over-period comparisons of our business, as it removes the effect of certain non-cash items and certain charges that are not indicative of our core operating performance or results of operations. It is also a measure that management relies upon to evaluate cash flows generated from operations, and therefore the extent of additional capital, if any, required to invest in strategic initiatives. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net loss. Some of the limitations of adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and it is not a universally consistent calculation among companies in our industry, which limits its usefulness as a comparative measure.

We reconcile adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for the periods indicated below:

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Net loss	$(224,053)	$(239,697)	$(252,399)
Non-GAAP adjustments(1):
Interest expense – corporate borrowings(2)	27,974	4,962	233
Income tax expense (benefit)(3)	(104,468)	98	(958)
Depreciation and amortization(4)	69,832	15,955	10,912
Stock-based expense	100,778	61,419	43,459
Impairment expense(5)	—	2,205	500
Transaction-related expense(6)	9,161	—	—
Fair value changes in warrant liabilities(7)	20,525	(2,834)	—
Servicing rights – change in valuation inputs or assumptions(8)	17,459	(8,487)	(1,197)
Residual interests classified as debt – change in valuation inputs or assumptions(9)	38,216	17,157	(27,481)
Total adjustments	179,477	90,475	25,468
Adjusted EBITDA	$(44,576)	$(149,222)	$(226,931)
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(1)For additional information on non-GAAP adjustments associated with our acquisitions during 2020, see Note 2 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
(2)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, which includes interest on our revolving credit facility and, for 2020, the seller note issued in connection with our acquisition of Galileo and other financings assumed in the acquisition, as these expenses are a function of our capital structure. Our adjusted EBITDA measure does not adjust for interest expense on warehouse facilities and securitization debt, which are recorded within interest expense — securitizations and warehouses in the Consolidated Statements of Operations and Comprehensive Income (Loss), as these interest expenses are direct operating expenses driven by loan origination and sales activity. Additionally, our adjusted EBITDA measure does not adjust for interest expense on SoFi Money deposits or interest expense on our finance lease liability in connection with SoFi Stadium, which are recorded within interest expense — other in the Consolidated Statements of Operations and Comprehensive Income (Loss), as these interest expenses are direct operating expenses driven by SoFi Money deposits and finance leases, respectively. During 2020, we had a higher average balance on our revolving credit facility as a result of the Galileo acquisition, as well as interest expense related to the Galileo seller note issued in May 2020, which was comprised of non-cash interest expense accretion incurred because of the seller note discount to face value and interest expense incurred related to the outstanding seller note balance. The higher interest expense in 2019 relative to 2018 was due to increased borrowings under the revolving credit facility in 2019 and because we had a full year of interest expense in 2019, as we obtained our revolving credit facility in September 2018.
(3)Income tax benefit during 2020 was primarily attributable to a decrease in our valuation allowance as a result of the deferred tax liabilities recognized in connection with our acquisition of Galileo.
(4)Depreciation and amortization expense for 2020 increased compared to 2019 primarily due to: (i) amortization expense on intangible assets acquired during 2020 from Galileo and 8 Limited, (ii) acceleration of core banking infrastructure amortization, as Galileo’s infrastructure rendered the existing core banking infrastructure redundant, and (iii) amortization of purchased and internally-developed software.
(5)Impairment expense includes primarily software abandonment during 2019 and fixed asset abandonment during 2018.

(6)During 2020, transaction-related expenses include certain costs, such as financial advisory and professional services costs, associated with our acquisitions of Galileo and 8 Limited.
(7)We issued warrants in connection with certain redeemable preferred stock issuances during 2019, which are accounted for as liabilities and are measured at fair value on a recurring basis. Our adjusted EBITDA measure excludes the non-cash fair value changes in the warrants. See Note 10 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information.
(8)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.
(9)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.

	Quarter Ended
($ in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income (loss)	$(82,616)	$(42,878)	$7,808	$(106,367)	$(122,541)	$(57,559)	$(10,218)	$(49,379)
Non-GAAP adjustments:
Interest expense – corporate borrowings	19,125	4,346	3,415	1,088	1,155	1,350	1,354	1,103
Income tax expense (benefit)	(4,949)	192	(99,768)	57	(411)	472	5	32
Depreciation and amortization	25,486	24,676	14,955	4,715	5,155	4,265	3,362	3,173
Stock-based expense	30,089	26,551	24,453	19,685	17,615	15,673	14,528	13,603
Impairment expense	—	—	—	—	384	1,821	—	—
Transaction-related expenses	—	297	4,950	3,914	—	—	—	—
Fair value changes in warrant liabilities	14,154	4,353	(861)	2,879	(74)	(2,010)	(750)	—
Servicing rights – change in valuation inputs or assumptions	1,127	4,671	18,720	(7,059)	(3,142)	(2,268)	(2,751)	(326)
Residual interests classified as debt – change in valuation inputs or assumptions	9,401	11,301	2,578	14,936	855	10,600	1,081	4,621
Total adjustments	94,433	76,387	(31,558)	40,215	21,537	29,903	16,829	22,206
Adjusted EBITDA	$11,817	$33,509	$(23,750)	$(66,152)	$(101,004)	$(27,656)	$6,611	$(27,173)

Key Business Metrics
The table below presents the key business metrics that management uses to evaluate our business, measure our performance, identify trends and make strategic decisions.

	December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
	2020	2019	2018
Members	1,850,871	976,459	652,801	90%	50%
Total Products(1)	2,523,555	1,185,362	691,255	113%	71%
Lending
Total Products	917,645	798,005	640,350	15%	25%
Financial Services
Total Products(1)	1,605,910	387,357	50,905	315%	661%
Technology Platform
Total Accounts	59,359,843	—	—	n/m	n/m
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(1)As of December 31, 2020, we began to present the three products within the SoFi Invest brokerage service – active investing accounts, robo-advisory accounts and cryptocurrency accounts – separately in our measure of total products for Financial Services and overall. We updated the corresponding prior period metrics for comparability. See “— Total Products” for additional information.
See “— Summary Results by Segment” for additional metrics we review at the segment level.
Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination or servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service given our members have continuous access to our CFPs, our career advice services, our member events, all of our content, educational material, news, tools and calculators at no cost to the member. Additionally, our mobile app and website have been designed with a member home feed that is personalized and delivers content to a member about what they must do that day in their financial life, what they should consider doing that day in their financial life, and what they can do that day in their financial life. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time. The data we collect from our members helps us to, among other things: (i) assess loan life performance data on each loan in our ecosystem, which can inform risk-based interest rates that we can offer our members, (ii) understand our members’ spending behavior to identify and suggest other products we offer that may align with the members’ financial needs; and (iii) enhance our opportunities to sell additional products to our members, as our members represent a vital source of marketing opportunities. When we provide additional products to members, it helps improve our unit economics per member, as we save on marketing costs we would otherwise incur to attract new members. It also increases the lifetime value of an individual member. This in turn enhances our Financial Services Productivity Loop. Member growth is generally an indicator of future revenue, but is not directly correlated with revenues, since not all members who sign up for one of our products fully utilize or continue to use our products, and not all of our products (such as our complementary product, SoFi Relay) provide direct sources of revenue.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. In our Lending segment, total products refers to the number of home loans, personal loans and student loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. In our Financial Services segment, total products refers to the number of SoFi Money accounts, SoFi Invest accounts, SoFi Credit Card accounts, SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Our SoFi Invest service is comprised of three products: active investing accounts, robo-advisory accounts and cryptocurrency accounts. As of December 31, 2020, we began to present each product within SoFi Invest separately in our measure of total products for better visibility, as our members can select any one or combination of the three types of SoFi Invest products. We updated the prior period measures of Financial Services total products and overall total products for comparability. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product. As of December 31, 2020, we had 2,523,555 total products.
As of December 31, 2020, we had 917,645 total lending products, of which 501,045 were personal loans, 397,410 were student loans, 13,977 were home loans and 5,213 were in-school loans. The above growth in our lending products over time reflects our continued emphasis on origination of personal loans, student loans and home loans, inclusive of our entrance into in-school student lending in the third quarter of 2019.
As of December 31, 2020, we had 1,605,910 total financial services products, of which 645,502 were SoFi Money products, 531,541 were SoFi Invest products, 6,445 were SoFi Credit Card products, 408,735 were SoFi Relay products and 13,687 were SoFi At Work accounts. Growth in our financial services products over time reflects the impacts of our official launches of SoFi Money, SoFi Invest and SoFi Relay in early 2019.

Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date, excluding SoFi accounts. We exclude SoFi accounts because revenue generated by Galileo from the SoFi relationship is eliminated in consolidation. No information is reported prior to our acquisition of Galileo on May 14, 2020. Total accounts is a primary indicator of the accounts dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in technology platform fees for the Technology Platform segment.
Key Factors Affecting Operating Results
Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our loan origination volume, financial services products and member activity on our platform, growth in Galileo accounts, competition and industry trends, general economic conditions and whether or not we are able to secure a national bank charter.
Origination Volume
Our Lending segment is our largest segment, comprising 85% and 98% of our total net revenue during the year ended December 31, 2020 and 2019, respectively. We are dependent upon the addition of new members and new activity from existing members within our Lending segment to generate origination volume, which we believe is a contributor to Lending segment net revenue. We believe we have a high-quality loan portfolio, as indicated by our weighted average origination FICO score of 768 during the year ended December 31, 2020. See “— Industry Trends and General Economic Conditions” below for the impact of specific economic factors, including the COVID-19 pandemic, on origination volume.
Member Growth and Activity
We have invested heavily in our platform and are dependent on continued member growth, as well as our ability to generate additional revenues from our existing members using additional products and services. Member growth and activity is critical to our ability to increase our scale and earn a return on our technology and product investments. Growth in members and member activity will depend heavily on our ability to continue to offer attractive products and services at sustainable costs and our continued member acquisition and marketing efforts.

Product Growth
Our aim is to develop and offer a best-in-class integrated financial services platform with products that meet the broad objectives of our members and the lifecycle of their financial needs. We have invested, and continue to invest, heavily in the development, improvement and marketing of our suite of lending and financial services products and are dependent on continued growth in the number of products selected by our members, as well as our ability to build trust and reliability between our members and our platform to reinforce the effects of the Financial Services Productivity Loop. In order to deliver on our strategy, we aim to foster positive member experiences designed to lead to more products per member, leading to enhanced profitability for each additional product by lowering overall member acquisition costs.
Galileo Account Growth
During 2020, we acquired Galileo, which primarily provides technology platform services to financial and non-financial institutions, to enable us to diversify our business from a primarily consumer-based business to also serve enterprises that rely upon Galileo’s integrated platform as a service to serve their customers. We are dependent on growth in the number of accounts at Galileo, which is an indication of the amount of users that are dependent upon the technology platform for a variety of products and services, including virtual card products, virtual wallets, peer-to-peer and bank-to-bank transfers, early paychecks and relying on real-time authorizations, all of which generate revenues for Galileo.
Competition
We face competition from several financial services institutions given our status as a diversified financial services provider. In each of our reportable segments, we may compete with more established financial institutions, some of which have more financial resources than we do. We compete at multiple levels, including competition among other personal loan, student loan, credit card and residential mortgage lenders, competition for deposits in our SoFi Money product from traditional banks and other non-bank lenders, competition for investment accounts in our SoFi Invest product from other brokerage firms, including those based on online or mobile platforms, competition for subscribers to our financial services content, and competition with other technology platforms for the enterprise services we provide. Some of our competitors may at times seek to increase their market share by undercutting pricing terms prevalent in that market, which could adversely affect our market share for any of our products and services or require us to incur higher member acquisition costs. Furthermore, our competitors could offer relatively attractive benefits to our current members, which could limit members using more than one product.
Industry Trends and General Economic Conditions
Our results of operations have historically been relatively resilient to economic downturns but in the future may be impacted by the relative strength of the overall economy and its effect on unemployment, asset markets and consumer spending. As general economic conditions improve or deteriorate, the amount of consumer disposable income tends to fluctuate, which in turn impacts consumer spending levels and the willingness of consumers to take out loans to finance purchases or invest in financial assets. Specific economic factors, such as interest rate levels, changes in monetary and related policies, unemployment rates, market volatility and consumer confidence also influence consumer spending, saving, investing and borrowing patterns. Increased focus by policymakers and the new presidential administration on outstanding student loans has led to discussions of potential legislative and regulatory actions, among other possible steps, to reduce outstanding balances of or cancel loans at a significant scale, including the potential forgiveness of federal student debt. Such actions resulting in forgiveness or cancellation at a meaningful scale would likely have an adverse impact on our results of operations and overall business.
Additionally, our business has been, and may continue to be, impacted by some of the national measures taken to counteract the economic impact of the COVID-19 pandemic. For example, the CARES Act and subsequent extensions of certain hardship provisions have led to decreased demand for our student loan refinancing products. The Federal Reserve’s actions to reduce interest rates to near-zero benchmark levels have led to increased demand for home loan refinancing and we believe have increased the attractiveness of our SoFi Invest product, as members look for alternative ways to earn higher returns on their cash. Conversely, these lower benchmark rates have reduced deposit interest rates we can offer on our SoFi Money product, which we believe has adversely impacted demand for the product. As consumer spending behavior has changed during the COVID-19 pandemic, we believe there has also been decreased demand for debt consolidation products, which negatively impacts our personal loans origination volume. In addition, the increases in forbearance during 2020 have led to lower valuations on our loans. The impacts of the COVID-19 pandemic on our products and measures we have taken to help our Company and our members navigate the uncertain economic environment caused by the COVID-19 pandemic are discussed further throughout this “SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

National Bank Charter
A key element of our long-term strategy is to secure a national bank charter. In March 2021, we entered into an Agreement and Plan of Merger to acquire Golden Pacific, a registered bank holding company, and its wholly owned subsidiary Golden Pacific Bank, a national banking association. See “Information About SoFi — Government Regulation — Bank Acquisition” for additional information on the regulatory approvals required to close the proposed acquisition. If we are successful in securing a national bank charter through the proposed acquisition, we expect to incur additional costs in our operation of the bank primarily associated with headcount, technology infrastructure, governance, compliance and risk management, marketing, and other general and administrative expenses.
The key expected financial benefits to us of obtaining a national bank charter include: (i) lowering our cost to fund loans, as we can utilize SoFi Money deposits to fund loans, which have a lower borrowing cost of funds than our current financing model, (ii) holding loans on our balance sheet for longer periods, thereby enabling us to earn interest on these loans for a longer period and increasing our net interest margin, and (iii) supporting origination volume growth by providing an alternative financing option, while also maintaining our warehouse capacity. There can be no guarantee that we will be able to secure a national bank charter, either through the proposed acquisition or through the formation of a de novo national bank or, if we do, that we will realize the anticipated benefits. See “Risk Factors — We are acquiring a national bank, which is subject to regulatory approvals and other closing conditions and, if consummated, the acquisition will subject us to significant additional regulation”.
Key Components of Results of Operations
Interest Income
Interest income is predominantly driven by loan origination volume, prevailing interest rates that we receive on the loans we make and the amount of time we hold loans on our Consolidated Balance Sheets. Securitizations interest income is driven by our securitization-related investments in bonds and residual interest positions, which are required under securitization risk retention rules. See Note 1 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on our securitization-related investments. Moreover, we earn other interest income on excess corporate cash balances and SoFi Money member balances. Related party interest income is derived from notes extended to Apex and one of our stockholders, and is not core to our operations. We received full repayment of both notes prior to the date of this filing.
Interest Expense
Interest expense primarily includes interest we incur under our warehouse facilities, inclusive of the amortization of debt issuance costs, and under our securitization debt, inclusive of debt issuance costs and discounts. We incur securitization-related interest expense when securitization transfers do not qualify as true sales pursuant to ASC 810, Consolidation. Securitization-related interest expense fluctuates depending on the level of our securitization activity, market rates and whether and how much such activity results in true sale treatment. We also incur interest expense related to our revolving credit facility and on the seller note issued in connection with our acquisition of Galileo in May 2020, as well as on the other financings assumed in the acquisition. For our residual interests classified as debt, we recognize interest expense over the expected life using the effective yield method, which represents a portion of the overall fair value change in the residual interests classified as debt. On a quarterly basis, we reevaluate the cash flow estimates to determine if a change to the accretable yield is required on a prospective basis, which is a reclassification between two income statement line items, and therefore has no net impact on net income (loss). We also pay interest income to our members who have SoFi Money account balances, which is interest expense to us. Interest expense is dependent on market interest rates, such as LIBOR, interest rate spreads versus benchmark rates, the amount of warehouse capacity we can access, warehouse advance rates and the amount of loans we ultimately pledge to our warehouse facilities. Finally, we incur interest on our finance lease liabilities associated with SoFi Stadium, which relate to certain physical signage within the stadium. Our interest expense has historically fluctuated due to changes in the interest rate environment and we expect it will continue to fluctuate in future periods.
Noninterest Income
Noninterest income primarily consists of: (i) fair value changes in loans while we hold them on our Consolidated Balance Sheets; (ii) gains on sales of loans transferred into the securitization or whole loan sale channels; (iii) the income we receive from our loan servicing activities; (iv) fair value changes related to our securitization activities; and (v) revenue recognized pursuant to ASC 606, Revenue from Contracts with Customers, which primarily relates to our Technology Platform fees and referral services. When we originate a loan, we generally expect that we will sell the loan for more than its par value, which will result in positive loan origination and sales results. Moreover, loan origination and sales also includes recognized servicing assets at the time of a loan sale. The subsequent measurement of our servicing asset at fair value impacts the servicing line in our Consolidated Statements of Operations and Comprehensive Income (Loss). When we sell a loan into a securitization trust that qualifies for true sale accounting, the gain or loss on sale is recorded within loan origination and sales. The securitizations line item is impacted by fair value changes in securitization loan collateral, residual interests classified as debt and our securitization investments associated with our continuing interest in the securitization subsequent to the sale. Historically, revenue recognized in accordance with ASC 606 has been relatively immaterial given our significant lending operations. However, our acquisition of Galileo during 2020 led to increased revenue from contracts with customers, primarily in the form of Technology Platform fees.
Noninterest Expense
Noninterest expense relates to the following categories of expenses: (i) technology and product development, (ii) sales and marketing, (iii) cost of operations, and (iv) general and administrative. Included within each of these line items is compensation and benefits-related expense, inclusive of stock-based compensation expense, advertising, and other various marketing activities, professional services and depreciation and amortization. We allocate certain costs to each of these four categories based on department-level headcounts. We generally expect the expenses within each such category to increase in absolute dollars as our business continues to grow.
Directly Attributable Expenses
As presented within “—Summary Results by Segment”, in our determination of the contribution profit (loss) for our Lending, Financial Services and Technology Platform segments, we allocate certain expenses that are directly attributable to the corresponding segment. Directly attributable expenses primarily include sales and marketing, commissions and bonuses, and loan origination and servicing expenses, and vary based on the amount of activity within each segment. Directly attributable expenses also include certain employee salaries and benefits, professional services, occupancy and travel, sales and marketing, tools and subscriptions, and bank service charge expenses. Expenses are attributed to the reportable segments using either direct costs of the segment or labor costs that can be attributed based upon the allocation of employee time for individual products.

Results of Operations
The following table sets forth consolidated statements of income data for the years indicated:

	Year ended December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
($ in thousands)	2020	2019	2018
Interest income
Loans	$330,353	$570,466	$568,209	(42)%	—%
Securitizations	24,031	23,179	19,300	4%	20%
Related party notes	3,189	3,338	—	(4)%	n/m
Other	5,964	11,210	2,109	(47)%	432%
Total interest income	363,537	608,193	589,618	(40)%	3%
Interest expense
Securitizations and warehouses	155,150	268,063	330,186	(42)%	(19)%
Other	30,456	10,296	368	196%	n/m
Total interest expense	185,606	278,359	330,554	(33)%	(16)%
Net interest income	177,931	329,834	259,064	(46)%	27%
Noninterest income
Loan origination and sales	371,323	299,265	123,046	24%	143%
Securitizations	(70,251)	(199,125)	(114,705)	(65)%	74%
Servicing	(19,426)	8,486	1,197	(329)%	609%
Technology Platform fees	90,128	—	—	n/m	n/m
Other	15,827	4,199	797	277%	427%
Total noninterest income	387,601	112,825	10,335	244%	992%
Total net revenue	565,532	442,659	269,399	28%	64%
Noninterest expense
Technology and product development	201,199	147,458	99,319	36%	48%
Sales and marketing	276,577	266,198	212,604	4%	25%
Cost of operations	178,896	116,327	88,885	54%	31%
General and administrative	237,381	152,275	121,948	56%	25%
Total noninterest expense	894,053	682,258	522,756	31%	31%
Loss before income taxes	(328,521)	(239,599)	(253,357)	37%	(5)%
Income tax (expense) benefit	104,468	(98)	958	n/m	(110)%
Net loss	$(224,053)	$(239,697)	$(252,399)	(7)%	(5)%
Other comprehensive income (loss)
Foreign currency translation adjustments, net	$(145)	$(9)	$21	n/m	(143)%
Total other comprehensive income (loss)	(145)	(9)	21	n/m	(143)%
Comprehensive loss	$(224,198)	$(239,706)	$(252,378)	(6)%	(5)%

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Interest Income
The following table presents the components of our total interest income for the years indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Loans	$330,353	$570,466	$(240,113)	(42)%
Securitizations	24,031	23,179	852	4%
Related party notes	3,189	3,338	(149)	(4)%
Other	5,964	11,210	(5,246)	(47)%
Total interest income	$363,537	$608,193	$(244,656)	(40)%
Total interest income decreased by $244.7 million, or 40%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to the following:
Loan interest income decreased by $240.1 million, or 42%, primarily driven by a $218.3 million decrease in personal loan interest income year over year. A significant portion of this decrease was related to a decline in securitization loan interest income of $209.4 million, which was a function of our deconsolidation of three variable interest entities (“VIEs”) during 2020 that were previously consolidated during 2019 (we recognized a loss of $6.1 million during 2020 within noninterest income related to these VIE deconsolidations), and earning interest income from loans in three consolidated VIEs in 2019 that were deconsolidated in the fourth quarter of 2019 (we recognized a loss of $38.7 million within noninterest income related to the fourth quarter 2019 VIE deconsolidations). In all cases, our deconsolidations of previously consolidated VIEs were triggered by a third party purchasing enough residual interest ownership in the VIEs from us such that we owned less than 10% of the VIE residual interest. As we no longer had a significant financial interest in the VIEs, we deconsolidated them, which included the related securitization loans.
Further, we did not consolidate any personal loan VIEs during 2020. In addition, our monthly average non-securitization personal loan balance during 2020 was 5% lower than in 2019, which contributed to an $8.9 million decline in loan interest income year over year. This decline was heavily influenced by the COVID-19 pandemic, which contributed to a year-over-year decline in personal loan origination volume of 31%. Student loan securitization interest income declined by $34.1 million, which was correlated with an increase in prepayments and was also negatively impacted by the COVID-19 pandemic. These declines in interest were offset by an $11.6 million increase in non-securitization student loan interest income, which was consistent with a 33% higher average balance year over year as a result of a longer holding period for loans on the balance sheet and a significant strategic purchase of loans during 2020.
Securitizations interest income increased by $0.9 million, or 4%, which was attributable to an increase in residual investment interest income of $2.9 million and asset-backed bonds of $1.2 million. These increases were offset by a decline in securitization float interest income of $3.2 million, which was largely attributable to declining interest rates during 2020.
Related party notes interest income decreased by $0.1 million, or 4%, due to a decrease in interest income on a stockholder loan, which was fully settled in 2020, partially offset by an increase in interest income related to our loans to Apex, as the first loan was issued in November 2019 with additional amounts loaned during 2020.
In March 2019, we entered into a $58.0 million note receivable agreement with a stockholder (the “Note Receivable Stockholder”), which accrued interest at 7.0%. In October 2019, we assigned a portion of our call option rights pursuant to such agreement to another stockholder who paid $15.2 million to purchase an aggregate of 1,722,144 common and preferred shares held by the Note Receivable Stockholder. The Note Receivable Stockholder then paid us $15.2 million to settle a portion of the outstanding note receivable and accrued interest owed to us. During the year ended December 31, 2020, the Note Receivable Stockholder made payments totaling $47.8 million to settle the remaining outstanding note receivable and accrued interest.
As of December 31, 2020, we had three notes receivable outstanding from Apex with a total principal balance of $16.7 million, of which $7.6 million was loaned by us during the year ended December 31, 2020 in two transactions and accrues interest annually at a fixed rate of 10.0%. The initial note receivable of $9.1 million was loaned by us in November 2019 and accrues interest annually at a fixed rate of 5.0% as of December 31, 2020. In February 2021, Apex repaid the total outstanding principal balances and accrued interest.
See Note 14 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on our related party notes.
Other interest income decreased by $5.2 million, or 47%, primarily due to interest rate decreases during 2020, which impacted the interest income we earn on our bank balances and Member Bank deposits.
Interest Expense
The following table presents the components of our total interest expense for the years indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Securitizations and warehouses	$155,150	$268,063	$(112,913)	(42)%
Other	30,456	10,296	20,160	196%
Total interest expense	$185,606	$278,359	$(92,753)	(33)%
Total interest expense decreased by $92.8 million, or 33%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to the following:
Interest expense related to securitizations and warehouses decreased by $112.9 million, or 42%. The following tables present the components of securitizations and warehouses interest expense and other pertinent information.

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Securitization debt interest expense	$66,110	$132,811	$(66,701)	(50)%
Warehouse debt interest expense	51,983	80,895	(28,912)	(36)%
Residual interests classified as debt interest expense	12,678	30,562	(17,884)	(59)%
Debt issuance cost interest expense	24,379	23,795	584	2%
Securitizations and warehouses interest expense	$155,150	$268,063	$(112,913)	(42)%

	Year Ended December 31,
($ in thousands)	2020	2019	% Change
Average debt balances
Securitization debt	$1,794,758	$3,888,058	(54)%
Warehouses facilities	2,266,694	1,800,902	26%
Residual interests classified as debt	123,212	379,030	(67)%
Weighted average interest rates(1)
Securitization debt	3.7%	3.4%	n/m
Warehouse facilities	2.3%	4.5%	n/m
Residual interests classified as debt	10.3%	8.1%	n/m
___________________
(1)Interest rates on securitization debt and warehouse facilities exclude the effect of debt issuance cost interest expense.
The decrease in interest expense related to securitizations and warehouses was driven by the following:
•Securitization debt interest expense (exclusive of debt issuance and discount amortization) decreased $66.7 million, which was correlated with the deconsolidation of VIEs discussed above and the absence of new consolidated VIEs, with the exception of one student loan VIE, which was only briefly consolidated before we transferred the significant portion of our financial interest and subsequently deconsolidated it. Moreover, the majority of our student loan securitization debt is tied to one-month LIBOR, which decreased during 2020;

•Warehouse debt interest expense (exclusive of debt issuance amortization) decreased $28.9 million, which was related to a decrease in one- and three-month LIBOR during 2020. Interest rate declines were partially offset by a higher average warehouse debt balance outstanding during 2020;
•Residual interests classified as debt interest expense decreased $17.9 million, which was correlated with a lower balance of residual interests classified as debt during 2020, a significant driver of which was the aforementioned deconsolidation of VIEs during 2020 and 2019; and
•Debt issuance cost interest expense increased $0.6 million, which was associated with an initiative to increase our warehouse borrowing capacity to protect against potential future funding constraints attributable to the COVID-19 pandemic, partially offset by a decrease in securitization debt issuance costs in 2020, which was driven by the deconsolidations discussed above.
Other interest expense increased by $20.2 million, or 196%, primarily due to the following:
•interest expense related to the Galileo seller note issued in May 2020, which was comprised of two components: (i) non-cash interest expense accretion of $6.0 million incurred because of the seller note discount to face value, and (ii) interest expense incurred of $16.2 million related to the outstanding seller note balance of $250.0 million at a stated rate of 10.0%;
•an increase of $0.8 million in our revolving credit facility interest expense, which reflects our higher average balance during 2020, as we drew $325.0 million on the facility during 2020, partially offset by a decline in one-month LIBOR during 2020; and
•an offsetting decrease in interest expense of $3.0 million associated with SoFi Money balances, which was correlated with the decline in interest rates during 2020.
Noninterest Income and Net Revenue
The following table presents the components of our total noninterest income and total net revenue for the years indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Loan origination and sales	$371,323	$299,265	$72,058	24%
Securitizations	(70,251)	(199,125)	128,874	(65)%
Servicing	(19,426)	8,486	(27,912)	(329)%
Technology Platform fees	90,128	—	90,128	n/m
Other	15,827	4,199	11,628	277%
Total noninterest income	$387,601	$112,825	$274,776	244%
Total net revenue	$565,532	$442,659	$122,873	28%
Total noninterest income increased by $274.8 million, or 244%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to the following:
Loan origination and sales increased by $72.1 million, or 24%. We experienced an $81.1 million year-over-year increase in home loan originations and sales related income, net of hedges, and related interest rate lock commitments, which was driven by a 182% increase in home loans origination volume and a mix shift toward more FNMA loans during 2020, which sell for a greater loan premium compared to non-agency home loans. Home loan origination fees also increased by $7.9 million year over year in conjunction with the increase in origination volume. Additionally, improved loan credit and underwriting performance of personal and student loans resulted in lower combined write-offs and repurchase expense year over year.
Offsetting these increases was a $16.9 million decline in aggregate personal and student loan origination and sales income, which was attributable to lower origination volumes, partially offset by combined lower write-offs and repurchase expense. Student loan origination volume declined 26% year over year, primarily due to lower demand for our student loan refinancing products as a result of the payment deferral period on federal student loans enacted through the CARES Act in 2020. Personal loan origination volume declined 31% year over year, primarily due to our efforts in 2020 to further tighten our underwriting and credit policies to mitigate our credit risk exposure during the economic downturn combined with lower demand for personal loan financing, which we believe is a result of lower consumer spending behavior during the COVID-19 pandemic. See “— Key Factors Affecting Operating Results — Industry Trends and General Economic Conditions”.
Securitization income increased by $128.9 million, or 65%, due to a reduction in securitization loan write-offs of $82.5 million, which was related to the deconsolidation of VIEs and stronger securitization loan credit performance during 2020. The decrease in securitization loan write-offs also had the impact of improving our assumed future credit outlook for our securitization loans, which contributed to an aggregate increase of $39.0 million year over year in securitization loan fair market value changes.
These increases were offset by residual debt fair value increases of $16.4 million, which were correlated with underlying securitization performance and residual interest positions representing a greater percentage of securitization claims (which occurs over time as securitization loans are paid off and accordingly securitization debt gets paid off) year over year, of which $21.1 million was related to non-cash unfavorable fair value changes in residual interests classified as debt valuation assumptions and inputs. Further, we experienced an increase in our residual investment earnings of $23.7 million, which was largely due to a $38.7 million loss realized in the fourth quarter of 2019 related to the deconsolidation of three personal loan VIEs compared to losses in 2020 of $8.6 million attributable to a previously consolidated VIE that was both consolidated and deconsolidated in 2020 and $6.1 million attributable to the deconsolidation of three additional VIEs.
The table below presents additional information related to loan gains and losses and overall performance:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Gains from non-securitization loan transfers	$259,451	$129,989	$129,462	100%
Gains from loan securitization transfers (1)	129,855	226,394	(96,539)	(43)%
Economic derivative hedges of loan fair values(2)	(54,829)	(24,803)	(30,026)	121%
Home loan origination fees(3)	11,576	3,639	7,937	218%
Loan write-off expense – whole loans(4)	(5,873)	(13,888)	8,015	(58)%
Loan write-off expense – securitization loans(5)	(38,621)	(121,102)	82,481	(68)%
Loan repurchase expense(6)	(342)	(2,337)	1,995	(85)%
___________________
(1)Represents the gain recognized on loan securitization transfers qualifying for sale accounting treatment during the years presented.
(2)Although not an economic hedge of loan fair values, we also had gains of $14.5 million and $0.9 million during the year ended December 31, 2020 and 2019, respectively, related to interest rate lock commitments. The year over year change was correlated with a significant increase in home loan origination volume.
(3)This variance was correlated with an increase in home loan origination volume year over year.
(4)Includes gross write-offs of $17.1 million and $22.3 million for the year ended December 31, 2020 and 2019, respectively. During 2020, $3.6 million of the $11.2 million of recoveries were captured via loan sales to a third-party collection agency. During 2019, $0 of the $8.4 million of recoveries were captured via loan sales to a third-party collection agency.
(5)Includes gross write-offs of $54.7 million and $139.2 million for the year ended December 31, 2020 and 2019, respectively. During 2020, $7.2 million of the $16.1 million of recoveries were captured via loan sales to a third-party collection agency. During 2019, $7.6 million of the $18.1 million of recoveries were captured via loan sales to a third-party collection agency.
(6)Loan repurchase expense trends were generally correlated with the prior quarter's origination volume.
Servicing income decreased by $27.9 million, or 329%, and was primarily related to fair value changes in our servicing assets that were largely attributable to an increase in servicing asset prepayment speed assumptions year over year. We experienced an increase in loan prepayments during 2020, which we believe is correlated with the market interest rate declines in 2020 compared to 2019. We expect prepayments to continue to remain at a higher than historical level in the current low interest rate environment that is expected to persist into the next fiscal year.
We own the master servicing on all the servicing rights that we retain and, in each case, recognize the gross servicing rate applicable to each serviced loan. Subservicers are utilized for all serviced student and home loans, which represents a cost to SoFi, but these arrangements do not impact our calculation of the weighted average basis points earned for each loan type serviced. Further, there is no impact on servicing income due to forbearance and moratoriums on certain debt collection activities, and there are no waivers of late fees. The table below presents additional information related to our loan servicing activities:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Servicing income recognized
Home loans(1)	$4,651	$2,648	$2,003	76%
Student loans(2)	50,491	47,489	3,002	6%
Personal loans(3)	42,646	34,290	8,356	24%
Servicing rights fair value change
Home loans(4)	10,733	4,558	6,175	135%
Student loans(5)	(37,945)	16,507	(54,452)	(330)%
Personal loans(6)	(24,809)	14,849	(39,658)	(267)%
______________
(1)The weighted average basis points ("bps") earned for home loan servicing during the year ended December 31, 2020 and 2019 was 24 bps and 26 bps, respectively.
(2)The weighted average bps earned for student loan servicing during the year ended December 31, 2020 and 2019 was 37 bps and 39 bps, respectively.
(3)The weighted average bps earned for personal loan servicing during the year ended December 31, 2020 and 2019 was 74 bps and 72 bps, respectively.
(4)The impact on the fair value change resulting from changes in valuation inputs and assumptions was $(5.1) million and $1.5 million during the year ended December 31, 2020 and 2019, respectively.
(5)The impact of the fair value change resulting from changes in valuation inputs and assumptions was $(20.2) million and $0.2 million during the year ended December 31, 2020 and 2019, respectively. The 2020 period includes the impact of the derecognition of servicing due to loan purchases, which had an effect of $(12.9) million on the total fair value change.
(6)The impact of the fair value change resulting from changes in valuation inputs and assumptions was $7.8 million and $6.8 million during the year ended December 31, 2020 and 2019, respectively.
Technology Platform fees of $90.1 million during 2020 were earned by Galileo, which we acquired on May 14, 2020 and, therefore, had no impact in 2019. We earn Technology Platform revenues for providing continuous delivery of an integrated technology platform as an outsourced service for financial and non-financial institutions, which is a stand-ready performance obligation that comprises a series of distinct days of service. Our Technology Platform fees are billed based on the actual fulfillment activities to provide the technology platform, which vary from day to day and from customer to customer.
During 2020, our Technology Platform fees were billed on a monthly basis for an integrated, seamless and comprehensive solution suite, which predominantly includes: virtual card product support; real time push provisioning for virtual cards; enablement of transfers from challenger bank accounts to other banks or individuals; enabling card loads and load transfers directly through ACH debits and credits; facilitating person-to-person transfers; maintenance and support for active and inactive accounts on the platform; processing of chargebacks, fraud analysis, credit bureau reporting, facilitating the ability to receive early paychecks; supporting savings as a separate balance in our system; calculating and assessing interest based on account balance tiers; providing access to our native Program, Authorization, and Events APIs, which provide alerts on all transaction types (e.g., notification of card roundups); authorization, routing and processing of payment transactions (debit, credit, online purchases); debit card production and shipment and real-time data analytics and reporting.
Other income increased by $11.6 million, or 277%, primarily due to increases of $3.4 million in equity method investment income, $3.4 million in brokerage-related fees, $2.9 million in payment network fees and $2.2 million in referral fees. The brokerage fees and payment network fees earned during 2020 were bolstered by our acquisitions of 8 Limited and Galileo. The equity method investment income increase was reflective of an increase in trading volume at our equity method investee, Apex. This trend in trading volume also positively impacted our brokerage-related fees. Equity method investment income included a $4.3 million impairment charge recognized during the fourth quarter of 2020, which was incurred because the seller of our Apex interest exercised its call option on our equity investment in January 2021 and we measured the carrying value of our Apex equity method investment as of December 31, 2020 equal to the call payment. Payment network fees (which include interchange fees) were directly correlated with increased spending and card transactions on our platform during 2020 compared to 2019. Lastly, the referral fee increase was primarily attributable to our material affiliate revenue relationships launched during the third quarter of 2019; therefore, 2019 is not fully comparable to 2020.

Noninterest Expense
The following table presents the components of our total noninterest expense for the years indicated:

	Year Ended December 31,
($ in thousands)	2020	2019	$ Variance	% Change
Technology and product development	$201,199	$147,458	$53,741	36%
Sales and marketing	276,577	266,198	10,379	4%
Cost of operations	178,896	116,327	62,569	54%
General and administrative	237,381	152,275	85,106	56%
Total noninterest expense	$894,053	$682,258	$211,795	31%
Total noninterest expense increased by $211.8 million, or 31%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to the following:
Technology and product development expenses increased by $53.7 million, or 36%, primarily due to:
•an increase in amortization expense on intangible assets of $24.6 million, of which $19.9 million was associated with intangible assets acquired during 2020, and of which $5.8 million was related to the acceleration of our core banking infrastructure amortization. These increases were offset by lower amortization in 2020 due to certain smaller intangible assets that were fully amortized during 2019;
•an increase in purchased and internally-developed software amortization of $4.2 million, which was reflective of increased investments in technology to support our growth;
•an increase in employee compensation and benefits of $27.1 million, inclusive of an increase in share-based compensation expense of $12.2 million, which was related to a 12% increase in technology and product personnel in support of our growth in addition to an increase in compensation per person in 2020;
•an increase in software licenses and tools and subscriptions spend of $6.9 million related to headcount increases and internal technology initiatives, which was partially offset by $2.1 million of software abandonment in 2019 ; and
•partially offset by a decrease in the utilization of professional services of $2.3 million.
Sales and marketing expenses increased by $10.4 million, or 4%, primarily due to:
•an increase in amortization expense of $22.1 million associated with the customer-related intangible assets acquired during 2020;
•an increase in employee compensation and benefits of $10.5 million, inclusive of an increase in share-based compensation expense of $3.9 million, which was correlated with a 29% increase in sales and marketing personnel to support our growth. The headcount-related compensation increase was partially offset by higher severance expense of $1.0 million and higher bonus and commission expenses of $0.8 million during 2019;
•an increase in professional services of $3.2 million during 2020; and
•SoFi Stadium related marketing expenditures of $11.5 million related to the opening of SoFi Stadium, which is exclusive of depreciation and interest expense on the embedded lease portion of our SoFi Stadium agreement;
•partially offset by a decrease in marketing referrals of $4.0 million, which was reflective of an initiative to rely less on this channel for member growth during 2020; and
•further partially offset by a decrease in advertising expenditures of $31.1 million, which was attributable to the impact of the COVID-19 pandemic on our live sports marketing strategy, the aforementioned SoFi Stadium related marketing expenditures in lieu of advertising expenditures, and the expected advertising benefits we expected to derive from the opening of SoFi Stadium.

Cost of operations increased by $62.6 million, or 54%, primarily due to:
•an increase in loan origination expenses of $16.2 million, of which $16.6 million was related to home loans, which supported the growth in home loan origination volume year over year;
•an increase in third-party fulfillment expenses of $12.5 million, which was primarily attributable to post-acquisition Galileo operations, and primarily relates to the fees we pay to payment networks to route authorized transactions;
•an increase in employee compensation and benefits of $20.0 million, inclusive of an increase in share-based compensation expense of $4.4 million, which was correlated with a 15% increase in cost of operations personnel in support of our growth in addition to an increase in home loan commissions of $5.8 million related to growth in the home loan product. The headcount-related compensation increase was partially offset by higher severance expense of $0.7 million during 2019;
•an increase in occupancy-related costs of $5.6 million;
•an increase in software licenses and tools and subscriptions of $5.1 million related to headcount increases and internal technology initiatives;
•an increase of $3.3 million associated with SoFi Money account write-offs; and
•an increase in brokerage-related costs of $2.1 million related to the growth of SoFi Invest and our wholly-owned subsidiary, 8 Limited, which we acquired in April 2020;
•partially offset by a decrease in professional services of $5.2 million, primarily due to non-recurring operations costs related to SoFi Money incurred in 2019.
General and administrative expenses increased by $85.1 million, or 56%, primarily due to:
•an increase in employee compensation and benefits of $37.0 million, inclusive of an increase in share-based compensation expense of $18.5 million, which was related to a 46% increase in general and administrative personnel to support our growing infrastructure and administrative needs in addition to an increase in compensation per person in 2020;
•an increase in bank service charges of $5.8 million, which was primarily related to an increase in unused line fees as a result of increased capacity on our warehouse lines partially offset by a decrease in bank fees year over year;
•an increase in software licenses and tools and subscriptions of $3.6 million;
•transaction-related expenses of $9.2 million during 2020 associated with our acquisitions of 8 Limited and Galileo, which largely consisted of legal, accounting and financial advisory services;
•share-based payments to non-employees of $0.9 million during 2020 for financial advisory services related to our acquisitions;
•an increase in non-transaction related professional services of $5.7 million, which included accounting and legal services; and
•an increase in the fair value of our warrant liabilities of $23.4 million related to an increase in the fair value of our Series H preferred stock.
Net Loss
Our net loss for the year ended December 31, 2020 improved by $15.6 million, or 7%, compared to the year ended December 31, 2019, primarily due to the factors discussed above, as well as the change in income taxes. The primary driver of the $104.6 million year-over-year decrease in income taxes was associated with the remeasurement of our valuation allowance during 2020, which was primarily a result of the deferred tax liabilities recognized in connection with our acquisition of

Galileo, which decreased the valuation allowance by $99.8 million. The deferred tax liabilities recognized in the acquisition were substantially all related to acquired intangibles, which had a fair value of $388.0 million and a tax basis of zero.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Interest Income
The following table presents the components of our total interest income for the years indicated:

($ in thousands)	Year Ended December 31,		$ Variance	% Change
	2019	2018
Loans	$570,466	$568,209	$2,257	—%
Securitizations	23,179	19,300	3,879	20%
Related party notes	3,338	—	3,338	n/m
Other	11,210	2,109	9,101	432%
Total interest income	$608,193	$589,618	$18,575	3%
Total interest income increased by $18.6 million, or 3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to the following:
Loan interest income increased by $2.3 million, or less than 1%, primarily driven by an increase in personal loan interest income of $50.4 million, offset by declines in student loan interest income of $45.2 million and home loan interest income of $2.9 million. Interest income varies from period to period based on prevailing weighted average coupon rates that we charge on our loans, origination volume during the period and the amount of time our loans remain on our Consolidated Balance Sheets. The increase in personal loan interest income was driven by an increase in monthly average personal loan balances year over year in addition to an increase in the monthly weighted average coupon rate. The decline in student loan interest income was primarily driven by a decrease in monthly average student loan balances, while the decline in home loans interest income was primarily driven by a decrease in monthly average home loan balances outstanding during 2019, in addition to a decrease in the weighted average coupon rates that we charge on our loans.
Securitizations interest income from our securitization investments and interest earned on member loan payments made prior to our remittance to securitization investors increased year over year by $3.9 million driven by the additive effect of our 2019 securitization transactions.
Related party notes interest income of $3.3 million for the year ended December 31, 2019 was attributable to a stockholder loan and an Apex note receivable. In March 2019, we entered into a $58.0 million note receivable agreement with a stockholder, which accrued interest at 7.0% per annum. In October 2019, the stockholder settled $15.2 million of the note receivable and accrued interest owed to us. The remaining balance was outstanding as of December 31, 2019. In November 2019, we lent $9.1 million to Apex at an interest rate of 12.5% per annum. The Apex note receivable was outstanding as of December 31, 2019, with no payment activity during 2019. See Note 14 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on these arrangements.
Other interest income increased by $9.1 million, or 432%, due to growth in Member Bank deposit interest income of $5.7 million, which was reflective of our official launch of the SoFi Money product in early 2019 and nearly a full year of deposit interest income in 2019 compared to limited product testing for a partial period in 2018. The remaining portion of the increase was tied to bank interest income, which was largely attributable to higher cash balances in 2019.

Interest Expense
The following table presents the components of our total interest expense for the years indicated:

	Year Ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Securitizations and warehouses	$268,063	$330,186	$(62,123)	(19)%
Other	10,296	368	9,928	n/m
Total interest expense	$278,359	$330,554	$(52,195)	(16)%
Total interest expense decreased by $52.2 million, or 16%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to the following:
Interest expense related to securitizations and warehouses decreased by $62.1 million, or 19%, primarily due to:
•a decrease in securitization residual debt interest expense of $51.9 million, which was correlated with a lower balance of securitization residual debt in addition to a lower effective yield on the residual debt, which lowered the interest expense recognized and was related to tightening market yields on the underlying residual interest positions;
•a decrease of $24.1 million in warehouse-related interest expense (exclusive of amortized debt issuance costs) as result of a 25% lower average monthly warehouse balance during 2019 compared to 2018, which was in part a result of us utilizing financing cash inflows from our Series H preferred stock issuance during 2019 to fund warehouse financeable loans; and
•an increase of $14.3 million in our consolidated securitization debt interest expense (exclusive of amortized debt issuance costs and discounts), which was largely attributable to interest rate changes.
The following tables present the components of securitizations and warehouses interest expense, as well as other pertinent information:

	Year ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Securitization debt interest expense	$132,811	$118,511	$14,300	12%
Warehouse debt interest expense	80,895	105,022	(24,127)	(23)%
Residual interests classified as debt interest expense	30,562	82,505	(51,943)	(63)%
Debt issuance cost interest expense	23,795	24,148	(353)	(1)%
Total securitizations and warehouses interest expense	$268,063	$330,186	$(62,123)	(19)%

	Year ended December 31,
($ in thousands)	2019	2018	% Change
Average debt balances
Securitization debt	$3,888,058	$3,919,131	(1)%
Warehouse facilities	1,800,902	2,411,202	(25)%
Residual interests classified as debt	379,030	514,054	(26)%
Weighted average interest rates
Securitization debt(1)	3.4%	3.0%	n/m
Warehouse facilities(1)	4.5%	4.4%	n/m
Residual interests classified as debt(2)	8.1%	16.0%	n/m
___________________
(1)Weighted average interest rates exclude the effect of debt issuance cost interest expense for securitization debt and warehouse facilities.
(2)In 2018, declines in expected collateral performance resulted in us raising the required yield used to calculate interest expense. Concerns of decreased cash flows to residual interest owners were mollified in 2019, as securitization collateral performance improved and expected future cash flows increased, which, in turn, resulted in a lower required yield in 2019.

Other interest expense increased by $9.9 million due to increases of $5.2 million associated with our SoFi Money product and $4.7 million related to our revolving credit facility. The increase in SoFi Money interest expense represents the interest income we pay to our members’ SoFi Money accounts. The year-over-year increase is due to an increase in the number and average balances of SoFi Money accounts, largely due to a nearly full year of activity in 2019, as we had the official launch of the SoFi Money product in early 2019 compared to limited product testing for a partial period in 2018. Additionally, we drew $58.0 million on our revolving credit facility during 2019 to fund the aforementioned $58.0 million stockholder note receivable, and also had a full year of interest expense in 2019, as we entered into our revolving credit facility in September 2018.
Noninterest Income and Net Revenue
The following table presents the components of our total noninterest income and total net revenue for the years indicated:

	Year Ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Loan origination and sales	$299,265	$123,046	$176,219	143%
Securitizations	(199,125)	(114,705)	(84,420)	74%
Servicing	8,486	1,197	7,289	609%
Other	4,199	797	3,402	427%
Total noninterest income	$112,825	$10,335	$102,490	992%
Total net revenue	$442,659	$269,399	$173,260	64%
Total noninterest income increased by $102.5 million, or 992%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to the following:
Loan origination and sales income increased by $176.2 million, or 143%, primarily due to receiving higher prices for loans we sold through our securitization channel in 2019. During 2019, we received $4.8 billion of consideration from student loan securitization transfers for loans with a carrying value of $4.7 billion, which resulted in a gain during the year of $147.5 million, or 103.2% of carrying value. In contrast, during 2018, we received consideration of $5.0 billion for student loan securitization transfers with a carrying value of $4.9 billion, which resulted in a gain of $92.9 million, or 101.9% of carrying value. We achieved a directionally similar outcome with personal loan securitization transfers year over year. In addition, our whole loan sales channel experienced similar improved execution in 2019 versus 2018. For instance, our personal loan whole sales during 2019 resulted in a gain of $87.7 million compared to a loss in 2018 of $(37.7) million, or a difference in carrying value as a percentage of proceeds of 103.9% in 2019 versus 98.3% in 2018. Our fair value adjustments as of December 31, 2019 reflected this improved sales execution compared to 2018.
Securitizations income decreased by $84.4 million, or 74%, primarily due to losses from a $103.8 million reduction in downward fair value adjustments on securitization residual debt, of which $44.6 million was related to non-cash unfavorable fair value changes in residual interests classified as debt valuation assumptions and inputs, which was correlated with improved securitization performance year over year. In 2018, expected securitization loan performance, which directly impacts residual interests classified as debt valuations, was more heavily weighted toward 2016 and 2017 SoFi securitization vintages, which had less strict underwriting criteria than 2018 and 2019 securitization vintages and, therefore, had lower expected future cash flows for residual interest owners during our 2018 valuation process. However, our actual 2019 securitization portfolio performance was better than expected in 2018, which resulted in residual interests classified as debt positions having a more positive future outlook in 2019 and beyond, which in turn increases the fair value. In addition, we incurred a $39.2 million loss related to our transfer of loans held in previously consolidated securitization VIEs. The decrease in income was also attributable to an increase in securitization loan charge-offs, which was mostly driven by carrying a higher balance of consolidated collateral in 2019 related to two consolidated securitizations added in late 2018 in addition to three securitizations consolidated in early 2019 that were deconsolidated in the fourth quarter of 2019. These reductions in income were partially offset by less downward fair value adjustments year over year on our securitization loan collateral of $69.1 million. The remaining variance is attributable to year-over-year aggregate increases in our securitization investment fair market values.

The table below presents additional information related to loan gains and losses and overall performance:

	Year Ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Gains (losses) from non-securitization loan transfers	$129,989	$(11,964)	$141,953	n/m
Gains from loan securitization transfers(1)	226,394	113,918	112,476	99%
Economic derivative hedges of loan fair values(2)	(24,803)	39,465	(64,268)	(163)%
Home loan origination fees(3)	3,639	2,224	1,415	64%
Loan write-off expense – whole loans(4)	(13,888)	(42,300)	28,412	(67)%
Loan write-off expense – securitization loans(5)	(121,102)	(101,543)	(19,559)	19%
Loan repurchase expense(6)	(2,337)	(10,745)	8,408	(78)%
___________________
(1)Represents the gain recognized on loan securitization transfers qualifying for sale accounting treatment for the years presented.
(2)While not an economic hedge of loan fair values, we also had gains (losses) of $0.9 million and $(1.3) million during the year ended December 31, 2019 and 2018, respectively, related to interest rate lock commitments. The year-over-year change was correlated with an increase in home loan origination volume.
(3)This variance was correlated with an increase in home loan origination volume year over year.
(4)Includes gross write-offs of $22.3 million and $52.6 million for the year ended December 31, 2019 and 2018, respectively. During 2019, $0 of the $8.4 million of recoveries were captured via loan sales to a third-party collection agency. During 2018, $1.1 million of the $10.3 million of recoveries were captured via loan sales to a third-party collection agency.
(5)Includes gross write-offs of $139.2 million and $118.8 million for the year ended December 31, 2019 and 2018, respectively. During 2019, $7.6 million of the $18.1 million of recoveries were captured via loan sales to a third-party collection agency. During 2018, $10.0 million of the $17.3 million of recoveries were captured via loan sales to a third-party collection agency.
(6)Loan repurchase expense in 2018 was correlated with 2018 loan performance, which is discussed elsewhere in this "SoFi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations", and is related to different underwriting standards for loan originations in 2018.
Servicing income increased by $7.3 million, or 609%, primarily due to a $9.9 million increase in servicing fees earned on higher servicing portfolio unpaid principal balances among our home loan, personal loan and student loan products. This increase was partially offset by a decline in our servicing assets year over year of $2.6 million due to servicing portfolio run-off and fair value adjustments.
The table below presents additional information related to our loan servicing activities:

	Year ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Servicing income recognized
Home loans(1)	$2,648	$2,264	$384	17%
Student loans(2)	47,489	42,625	4,864	11%
Personal loans(3)	34,290	29,600	4,690	16%
Servicing rights fair value change
Home loans(4)	4,558	2,970	1,588	53%
Student loans(5)	16,507	20,588	(4,081)	(20)%
Personal loans(6)	14,849	(7,582)	22,431	296%
__________________
(1)The weighted average bps earned for home loan servicing during the year ended December 31, 2019 and 2018 was 26 bps and 27 bps, respectively.
(2)The weighted average bps earned for student loan servicing during the year ended December 31, 2019 and 2018 was 39 bps and 46 bps, respectively.
(3)The weighted average bps earned for personal loan servicing during the year ended December 31, 2019 and 2018 was 72 bps and 66 bps, respectively.
(4)The impact of the changes in valuation inputs and assumptions on this fair value change was $1.5 million and $2.5 million during the year ended December 31, 2019 and 2018, respectively.
(5)The impact of the changes in valuation inputs and assumptions on this fair value change was $0.2 million and $3.6 million during the year ended December 31, 2019 and 2018, respectively.
(6)The impact of the changes in valuation inputs and assumptions on this fair value change was $6.8 million and $(5.0) million during the year ended December 31, 2019 and 2018, respectively.
Other income increased by $3.4 million, or 427%, primarily due to an increase in affiliate-based referral revenues of $3.0 million and an increase of $0.6 million in payment network revenue, the latter of which was reflective of the continued expansion of our SoFi Money product.

Noninterest Expense
The following table presents the components of our total noninterest expense for the years indicated:

	Year Ended December 31,
($ in thousands)	2019	2018	$ Variance	% Change
Technology and product development	$147,458	$99,319	$48,139	48%
Sales and marketing	266,198	212,604	53,594	25%
Cost of operations	116,327	88,885	27,442	31%
General and administrative	152,275	121,948	30,327	25%
Total noninterest expense	$682,258	$522,756	$159,502	31%
Total noninterest expense increased by $159.5 million, or 31%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to the following:
Technology and product development expenses increased by $48.1 million, or 48%, primarily due to a $25.7 million increase in compensation and benefits related costs, inclusive of an increase in share-based compensation expense, primarily related to a 30% increase in average headcount and new hire equity grants as we continued to expand our technology and product teams to support our growth. During 2019 relative to 2018, we spent an additional $7.3 million related to the use of outsourced professional services providers engaged to help support the growth of our Financial Services segment. Additionally, we had a $5.2 million increase in tools and subscription costs related to our continued investment in technology and platform improvements in 2019 and a $5.3 million increase in amortization and software abandonment costs. The remaining increase was related to items such as the allocation of occupancy-related costs.
Sales and marketing expenses increased by $53.6 million, or 25%, primarily due to an increase of $26.9 million in advertising expenditures associated with an increased focus on building brand awareness and support for our burgeoning Financial Services segment, in addition to an incremental $3.5 million in general marketing costs. Additionally, compensation and benefits related costs increased by $8.7 million, inclusive of an increase in share-based compensation expense, primarily related to an 8% increase in average headcount within the sales and marketing department, inclusive of our Chief Marketing Officer, and an increase in discretionary bonuses paid during 2019. This variance includes the effect of a $1.1 million increase in severance costs in 2019. Lastly, we increased member promotional materials expenditures by $7.2 million, affiliate-related marketing by $4.1 million and tools and subscriptions by $2.5 million.
Cost of operations increased by $27.4 million, or 31%, due in part to an overall increase in professional services expenditures of $10.8 million to support the growth of our Financial Services segment. Additionally, account write-offs and member credits increased by $4.7 million and debit card fulfillment and SoFi Money and SoFi Invest account costs increased by $5.1 million, which were also related to the growth in the Financial Services segment. Non-compensation related origination and servicing expenses increased by $3.3 million, in addition to increases in tools and subscriptions expenditures of $2.6 million and occupancy-related costs of $1.8 million. These increases were partially offset by a decrease in compensation and benefit costs of $2.3 million, inclusive of a decrease in share-based compensation costs, primarily related to a 9% decrease in average headcount year over year.
General and administrative expenses increased by $30.3 million, or 25%, primarily due to an $18.7 million increase in compensation and benefits related costs, inclusive of an increase in share-based compensation expense, related to a 24% increase in average headcount, a $3.4 million increase in professional services expenditures, a $6.3 million increase in bank service charges driven by an increase in unused debt warehouse line fees and an increase in bank fees from greater account activity, a $3.1 million increase in tools and subscriptions expenditures, and a $1.4 million increase in occupancy-related costs associated with the headcount increase. These increases were partially offset by a decrease in litigation-related expenses of $1.5 million and recruitment-related expenses of $0.8 million.
Net Loss
Our net loss for the year ended December 31, 2019 improved by $12.7 million, or 5%, compared to the year ended December 31, 2018 primarily due to the factors discussed above. Additionally, during the years ended December 31, 2019 and 2018, we recognized a full valuation allowance against our net deferred tax assets primarily due to net operating losses, which increased our valuation allowance by $70.8 million and $74.2 million, respectively.

Summary Results by Segment
For the Years Ended December 31, 2020, 2019 and 2018
Lending Segment
In the table below, we present certain metrics related to our Lending segment:

	December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
Metric	2020	2019	2018
Total products (number)	917,645	798,005	640,350	15%	25%
Origination volume ($ in thousands, during period)
Home loans	$2,183,521	$773,684	$769,355	182%	1%
Personal loans	2,580,757	3,731,981	4,429,366	(31)%	(16)%
Student loans	4,928,880	6,695,138	6,532,533	(26)%	2%
Total	$9,693,158	$11,200,803	$11,731,254	(13)%	(5)%
Loans with a balance (number)	598,682	623,511	553,276	(4)%	13%
Average loan balance ($)
Home loans	$291,382	$296,812	$305,427	(2)%	(3)%
Personal loans	21,789	24,372	26,694	(11)%	(9)%
Student loans	54,319	60,127	61,093	(10)%	(2)%
In the table below, we present additional information related to our lending products:

	Year Ended December 31,
	2020	2019	2018
Student Loans
Weighted average origination FICO	773	774	768
Weighted average interest rate earned	4.97%	5.48%	5.38%
Interest income recognized ($ in thousands)	$134,917	$157,447	$202,608
Sales of loans ($ in thousands)(1)	$4,534,286	$6,051,418	$6,670,778
Time between loan origination and loan sale (days)	75	58	69
Home Loans
Weighted average origination FICO	764	761	765
Weighted average interest rate earned	2.19%	3.39%	4.57%
Interest income recognized ($ in thousands)	$2,731	$2,230	$5,219
Sales of loans ($ in thousands)(1)	$2,102,101	$726,443	$919,094
Time between loan origination and loan sale (days)	10	13	26
Personal Loans
Weighted average origination FICO	764	756	750
Weighted average interest rate earned	10.65%	10.92%	9.83%
Interest income recognized ($ in thousands)	$192,450	$410,789	$360,382
Sales of loans ($ in thousands)(1)	$1,531,057	$2,604,263	$3,453,449
Time between loan origination and loan sale (days)	88	81	98
__________________
(1)Excludes the impact of loans transferred into consolidated VIEs.
Total Products
Total products refers to the number of home loans, personal loans and student loans that have been originated through our platform since our inception through the reporting date, whether or not such loans have been paid off. See “— Key Business Metrics” for further discussion of this measure as it relates to our Lending segment.

Origination Volume
We refer to the aggregate dollar amount of loans originated through our platform in a given period as origination volume. Origination volume is an indicator of the size and health of our Lending segment and an indicator (together with the relevant loan characteristics, such as interest rate and prepayment and default expectations) of revenues and profitability. Changes in origination volume are driven by the addition of new members and existing members, the latter of which at times will either refinance into a new SoFi loan or secure an additional, concurrent loan, as well as macroeconomic factors impacting consumer spending and borrowing behavior. Since the profitability of the Lending segment is largely correlated with origination volume, management relies on origination volume trends to assess the need for external financing to support the Financial Services segment and the expense budgets for unallocated expenses.
Home loan origination volume remained stable from 2018 to 2019, as we temporarily paused our home loan operations in late 2018 to redesign our offering. We relaunched our home loan product in the first quarter of 2019. During the year ended December 31, 2020, home loan origination volume significantly increased due to the full period of origination activity relative to 2019, as well as increased demand for home loan products in 2020 following the Federal Reserve’s actions to reduce interest rates to near-zero benchmark levels amid the COVID-19 pandemic.
Personal loan origination volume decreased from 2018 to 2019 due to steps we took to tighten our underwriting and credit policies and to raise the average coupon rate to increase the durability of our loans throughout the economic cycle. During the year ended December 31, 2020, personal loan origination volume decreased relative to 2019 primarily due to the combination of our efforts to further tighten our underwriting and credit policies to mitigate our credit risk exposure during the economic downturn and lower consumer spending behavior during the COVID-19 pandemic. We believe that the diminished consumer spending during the COVID-19 pandemic decreased the overall demand for debt consolidation loans, which is one of the primary stated purposes for our personal loan originations, despite us lowering the average coupon rate during 2020.
Student loan origination volume remained relatively stable from 2018 to 2019, which we believe was largely attributable to new competition entering the student loan refinance market. However, we believe our long-standing reputation in the marketplace has enabled us to maintain strong student loan origination volumes. Additionally, we launched our in-school student loan product in the third quarter of 2019, which allows members to borrow while they attend school and offers flexible repayment options. Although this product had a modest impact on the full year 2019 student loan origination volume, we continued to see growth in this product during 2020. Demand for our student loan refinancing products decreased during the year ended December 31, 2020 relative to 2019, primarily due to the automatic suspension of principal and interest payments on federally-held student loans through September 30, 2020 as part of the CARES Act and subsequent extensions of certain hardship provisions. Suspension of principal and interest payments was further extended by executive action through September 30, 2021. We believe this suspension and subsequent extensions contribute to decreased overall demand for student loan refinancing.
Loans with a Balance and Average Loan Balance
Loans with a balance refers to the number of loans that have a balance greater than zero dollars as of the reporting date. Loans with a balance allows management to better understand the unit economics of acquiring a loan in relation to the lifetime value of that loan. Average loan balance is defined as the total unpaid principal balance of the loans divided by loans with a balance within the respective loan product category as of the reporting date.
The declines in home loan average balances over the years indicated were driven primarily by a change in strategy in which we moved from underwriting both agency and non-agency loans, inclusive of jumbo loans, which carry a larger maximum loan balance, to strictly underwriting agency loans, which have a lower relative balance size compared to non-agency loans.
The declines in personal loan average balances over the years indicated were driven primarily by credit line adjustments we have made to lower our risk of credit losses. In 2020, these declines were also related to the impact of the COVID-19 pandemic, which caused a decline in consumption demand as well as a reduction in the average size of requested personal loans.
Student loan average balances have remained relatively consistent from 2018 to 2019. The decline in average balance during 2020 was due in part to the growth of in-school student loans, which have a lower average balance.
The following table presents the measure of contribution profit (loss) for the Lending segment for the years indicated. The information is derived from our internal financial reporting used for corporate management purposes. Refer to Note 17 in the

Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information regarding Lending segment performance.

	Year Ended December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
($ in thousands)	2020	2019	2018
Net revenue
Net interest income	$199,345	$325,589	$257,344	(39)%	27%
Noninterest income	281,521	108,712	9,404	159%	n/m
Total net revenue	480,866	434,301	266,748	11%	63%
Servicing rights – change in valuation inputs or assumptions(1)	17,459	(8,487)	(1,197)	(306)%	609%
Residual interests classified as debt – change in valuation inputs or assumptions(2)	38,216	17,157	(27,481)	123%	(162)%
Directly attributable expenses(3)	(294,812)	(350,511)	(347,348)	(16)%	1%
Contribution Profit (Loss)	$241,729	$92,460	$(109,278)	161%	(185)%
___________________
(1)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change, which is recorded within noninterest income in the Consolidated Statements of Operations and Comprehensive Income (Loss) is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, the changes in fair value attributable to assumption changes are adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.
(2)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, with fair value changes recorded within noninterest income in the Consolidated Statements of Operations and Comprehensive Income (Loss). The fair value change attributable to assumption changes has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, this non-cash change in fair value is adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.
(3)For a disaggregation of the directly attributable expenses allocated to the Lending segment in each of the years presented, refer to the subsections entitled “—Directly Attributable Expenses” under the respective year-over-year comparison sections below.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Net interest income
Net interest income in our Lending segment for the year ended December 31, 2020 decreased by $126.2 million, or 39%, compared to the year ended December 31, 2019 due to the following:
Loan interest income decreased by $240.1 million, or 42%, primarily driven by a $218.3 million decrease in personal loan interest income year over year. A significant portion of this decrease was related to a decline in securitization loan interest income of $209.4 million, which was a function of our deconsolidation of three variable interest entities (“VIEs”) during 2020 that were previously consolidated during 2019 (we recognized a loss of $6.1 million during 2020 within noninterest income related to these VIE deconsolidations), and earning interest income from loans in three consolidated VIEs in 2019 that were deconsolidated in the fourth quarter of 2019 (we recognized a loss of $38.7 million within noninterest income related to the fourth quarter 2019 VIE deconsolidations). In all cases, our deconsolidations of previously consolidated VIEs were triggered by a third party purchasing enough residual interest ownership in the VIEs from us such that we owned less than 10% of the VIE residual interest. As we no longer had a significant financial interest in the VIEs, we deconsolidated them, which included the related securitization loans.
Further, we did not consolidate any personal loan VIEs during 2020. In addition, our monthly average non-securitization personal loan balance during 2020 was 5% lower than in 2019, which contributed to an $8.9 million decline in loan interest income year over year. This decline was heavily influenced by the COVID-19 pandemic, which contributed to a year-over-year decline in personal loan origination volume of 31%. Student loan securitization interest income declined by $34.1 million, which was correlated with an increase in prepayments and was also negatively impacted by the COVID-19 pandemic. These declines in interest were offset by an $11.6 million increase in non-securitization student loan interest income, which was consistent with a 33% higher average balance year over year as a result of a longer holding period for loans on the balance sheet and a significant strategic purchase of loans during 2020.
Securitizations interest income increased by $0.9 million, or 4%, which was attributable to an increase in residual investment interest income of $2.9 million and asset-backed bonds of $1.2 million. These increases were offset by a decline in securitization float interest income of $3.2 million, which was largely attributable to declining interest rates during 2020.

Interest expense related to securitizations and warehouses decreased by $112.9 million, or 42%, primarily due to:
•a decline in securitization debt interest expense (exclusive of debt issuance and discount amortization) of $66.7  million, which was correlated with the deconsolidation of VIEs discussed above and the absence of new consolidated VIEs, with the exception of one student loan VIE, which was only briefly consolidated before we transferred the significant portion of our financial interest and subsequently deconsolidated it. Moreover, the majority of our student loan securitization debt is tied to one-month LIBOR, which decreased during 2020;
•a decline in warehouse debt interest expense (exclusive of debt issuance amortization) of $28.9 million, which was related to a decrease in one- and three-month LIBOR during 2020. Interest rate declines were partially offset by a higher average warehouse debt balance outstanding during 2020;
•a decline in residual interests classified as debt interest expense of $17.9 million, which was correlated with a lower balance of residual interests classified as debt during 2020, a significant driver of which was the aforementioned deconsolidation of VIEs during 2020 and 2019; and
•an offsetting increase in debt issuance cost interest expense of $0.6 million, which was associated with an initiative to increase our warehouse borrowing capacity to protect against potential future funding constraints attributable to the COVID-19 pandemic, partially offset by a decrease in securitization debt issuance costs in 2020, which was driven by the deconsolidations discussed above.
Noninterest income
Noninterest income in our Lending segment for the year ended December 31, 2020 increased by $172.8 million, or 159%, compared to the year ended December 31, 2019 due to the following:
Loan origination and sales increased by $72.1 million, or 24%. We experienced an $81.1 million year-over-year increase in home loan originations and sales related income, net of hedges, and related interest rate lock commitments, which was driven by a 182% increase in home loans origination volume and a mix shift toward more FNMA loans during 2020, which sell for a greater loan premium compared to non-agency home loans. Home loan origination fees also increased by $7.9 million year over year in conjunction with the increase in origination volume. Additionally, improved loan credit and underwriting performance of personal and student loans resulted in lower combined write-offs and repurchase expense year over year.
Offsetting these increases was a $16.9 million decline in aggregate personal and student loan origination and sales income, which was attributable to lower origination volumes, partially offset by combined lower write-offs and repurchase expense. Student loan origination volume declined 26% year over year, primarily due to lower demand for our student loan refinancing products as a result of the payment deferral period on federal student loans enacted through the CARES Act in 2020. Personal loan origination volume declined 31% year over year, primarily due to our efforts in 2020 to further tighten our underwriting and credit policies to mitigate our credit risk exposure during the economic downturn combined with lower demand for personal loan financing, which we believe is a result of lower consumer spending behavior during the COVID-19 pandemic.
Securitization income increased by $128.9 million, or 65%, due to a reduction in securitization loan write-offs of $82.5 million, which was related to the deconsolidation of VIEs and stronger securitization loan credit performance during 2020. The decrease in securitization loan write-offs also had the impact of improving our assumed future credit outlook for our securitization loans, which contributed to an aggregate increase of $39.0 million year over year in securitization loan fair market value changes.
These increases were offset by residual debt fair value increases of $16.4 million, which were correlated with underlying securitization performance and residual interest positions representing a greater percentage of securitization claims (which occurs over time as securitization loans are paid off and accordingly securitization debt gets paid off) year over year, of which $21.1 million was related to non-cash unfavorable fair value changes in residual interests classified as debt valuation assumptions and inputs. Further, we experienced an increase in our residual investment earnings of $23.7 million, which was largely due to a $38.7 million loss realized in the fourth quarter of 2019 related to the deconsolidation of three personal loan VIEs compared to losses in 2020 of $8.6 million attributable to a previously consolidated VIE that was both consolidated and deconsolidated in 2020 and $6.1 million attributable to the deconsolidation of three additional VIEs.
Servicing income decreased by $27.9 million, or 329%, and was primarily related to fair value changes in our servicing assets that were largely attributable to an increase in servicing asset prepayment speed assumptions year over year. We experienced an increase in loan prepayments during 2020, which we believe is correlated with the market interest rate declines in 2020 compared to 2019. We expect prepayments to continue to remain at a higher than historical level in the current low interest rate environment that is expected to persist into the next fiscal year.
Directly attributable expenses
The directly attributable expenses allocated to the Lending segment that were used in the determination of the segment's contribution profit (loss) were as follows:

	Year Ended December 31,
($ in thousands)	2020	2019	% Change
Direct advertising	$102,562	$124,479	(18)%
Compensation and benefits	82,592	126,710	(35)%
Loan origination costs	41,733	25,505	64%
Affiliate referrals	24,603	30,255	(19)%
Unused warehouse line fees	14,113	8,073	75%
Occupancy and travel	11,056	16,593	(33)%
Professional services	7,139	8,080	(12)%
Other(1)	11,014	10,816	2%
Directly attributable expenses	$294,812	$350,511	(16)%
______________
(1)Other expenses primarily include recruiting fees, as well as loan marketing sales and tools and subscriptions costs.
Lending segment directly attributable expenses for the year ended December 31, 2020 decreased by $55.7 million, or 16%, compared to the year ended December 31, 2019 primarily due to:
•a decrease of $44.1 million in allocated employee compensation and related benefits and a decrease of $5.5 million in allocated occupancy and travel expenses primarily driven by less direct time allocated to the Lending segment by the technology and product and operations teams related to an increased emphasis on non-lending initiatives in 2020;
•a decrease of $21.9 million in direct advertising related to an intentional reduction in advertising spend during the COVID-19 pandemic;
•a decrease of $5.7 million in affiliate referral expense related to lower origination volume through our affiliate channels;
•a decrease of $0.9 million in professional services costs;
•an offsetting increase of $16.2 million in loan origination costs driven primarily by volume increases in our home loan product; and
•an offsetting increase of $6.0 million in unused warehouse line fees correlated with an increase in warehouse facility capacity year over year.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Net interest income
Net interest income in our Lending segment for the year ended December 31, 2019 increased by $68.2 million, or 27%, compared to the year ended December 31, 2018 due to the following:
Loan interest income increased by $2.3 million, or less than 1%, primarily driven by an increase in personal loan interest income of $50.4 million, offset by declines in student loan interest income of $45.2 million and home loan interest income of $2.9 million. Interest income varies from period to period based on prevailing weighted average coupon rates that we charge on our loans, origination volume during the period and the amount of time our loans remain on our Consolidated Balance Sheets.

Securitization income from residual investments, bonds and securitization float interest increased year over year by $3.9 million, which was reflective of the additive effect of our 2019 securitization transactions.
Securitization and warehouse related interest expense decreased by $62.1 million, or 19%, primarily due to:
•a decrease in securitization residual debt interest expense of $51.9 million, which was correlated with a lower balance of securitization residual debt;
•a decrease of $24.1 million in warehouse-related interest expense (exclusive of amortized debt issuance costs) as result of a 26% lower average monthly warehouse balance during 2019 compared to 2018, which was in part a result of us utilizing financing cash inflows from our Series H preferred stock issuance during 2019 to fund warehouse financeable loans; and
•an increase of $14.3 million in our consolidated securitization debt interest expense (exclusive of amortized debt issuance costs and discounts), which was largely a function of a 3% higher average monthly balance during 2019 versus 2018.
Noninterest income
Noninterest income in our Lending segment increased by $99.3 million for the year ended December 31, 2019 compared to the year ended December 31, 2018, due to the following:
Loan origination and sales increased by $176.2 million, or 143%, primarily due to higher sales price execution in our securitization and whole loans sales channels year over year.
Securitization income decreased by $84.4 million, or 74%, primarily due to losses from a $103.8 million reduction in downward fair value adjustments on securitization residual debt, net of interest expense adjustments, which was attributable to improved securitization performance year over year, as well as a $39.2 million loss related to our transfer of loans held in previously consolidated securitization VIEs. Our deconsolidations of previously consolidated VIEs were triggered by a third party purchasing enough residual interest ownership in the VIEs from us such that we owned less than 10% of the VIE residual interest. As we no longer had a significant financial interest in the VIEs, we deconsolidated them, which included the related securitization loans. The decrease in income was also attributable to a $19.6 million increase in securitization loan charge-offs, which was mostly driven by carrying a higher balance of consolidated collateral in 2019 related to two consolidated securitizations added in late 2018 in addition to three securitizations consolidated in early 2019 that were deconsolidated in the fourth quarter of 2019. These reductions in income were partially offset by less downward fair value adjustments year over year on our securitization loan collateral of $69.1 million.
Servicing income increased by $7.3 million, or 609%, primarily due to a $9.9 million increase in servicing fees earned on higher servicing portfolio unpaid principal balances among our home loan, personal loan and student loan products. This increase was partially offset by a decline in our servicing assets year-over-year of $2.6 million due to servicing portfolio run-off and fair value adjustments.
An additional $0.2 million increase in noninterest income was attributable to an increase in earnings related to a residential mortgage origination joint venture.

Directly attributable expenses
The directly attributable expenses allocated to the Lending segment that were used in the determination of the segment's contribution profit (loss) were as follows:

	Year Ended December 31,
($ in thousands)	2019	2018	% Change
Direct advertising	$124,479	$123,919	—%
Compensation and benefits	126,710	141,107	(10)%
Loan origination costs	25,505	22,237	15%
Affiliate referrals	30,255	31,764	(5)%
Unused warehouse line fees	8,073	3,137	157%
Occupancy and travel	16,593	16,510	1%
Professional services	8,080	2,818	187%
Other(1)	10,816	5,856	85%
Directly attributable expenses	$350,511	$347,348	1%
___________________
(1)Other expenses primarily include recruiting fees, as well as loan marketing sales and tools and subscriptions costs.
Lending segment directly attributable expenses increased by $3.2 million, or 1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to:
•an increase of $5.3 million in professional services costs primarily associated with an increased use of third-party consultants for our operations and technology teams;
•an increase of $4.9 million in unused warehouse line fees related to an increase in unused debt warehouse facility capacity;
•an increase of $3.3 million in loan origination costs, which was a function of increases in home and personal loan origination costs, partially offset by a decline in student loan origination costs;
•an increase of $5.0 million in other expenses primarily related to tools and subscriptions costs; and
•an offsetting decrease of $14.4 million in allocated employee compensation and related benefits primarily driven by less direct time allocated to the Lending segment by the technology and product and operations teams in 2019 compared to 2018, as they instead spent a greater proportion of time dedicated to the Financial Services segment to support its growth.
Financial Services Segment

	Year Ended December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
($ in thousands)	2020	2019	2018
Net revenue
Net interest income	$484	$614	$30	(21)%	n/m
Noninterest income	11,386	3,318	844	243%	293%
Total net revenue	11,870	3,932	874	202%	350%
Directly attributable expenses(1)	(143,280)	(122,732)	(20,117)	17%	510%
Contribution loss	$(131,410)	$(118,800)	$(19,243)	11%	517%
___________________
(1)For a disaggregation of the directly attributable expenses allocated to the Financial Services segment in each of the years presented, refer to the subsections entitled "—Directly Attributable Expenses" under the respective year-over-year comparison sections below.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Net interest income
Net interest income in our Financial Services segment for the year ended December 31, 2020 decreased by $0.1 million, or 21%, compared to the year ended December 31, 2019 due to interest rate decreases during 2020, which resulted in lower net interest income earned on our SoFi Money account balances.
Noninterest income
Noninterest income in our Financial Services segment for the year ended December 31, 2020 increased by $8.1 million, or 243%, compared to the year ended December 31, 2019, which was primarily due to a $2.2 million increase in affiliate referral fees, a $3.4 million increase in brokerage-related fees, and a $1.8 million increase in payment network fees. The brokerage fees and payment network fees earned during 2020 were collectively bolstered by our acquisition of 8 Limited and increased member activity in both the SoFi Invest and SoFi Money products. The referral fee increase was primarily attributable to our material affiliate revenue relationships launched during the third quarter of 2019; therefore, 2019 is not fully comparable to 2020.
Directly attributable expenses
The directly attributable expenses allocated to the Financial Services segment that were used in the determination of the segment's contribution profit (loss) were as follows:

	Year Ended December 31,
($ in thousands)	2020	2019	% Change
Compensation and benefits	$81,354	$52,977	54%
Product fulfillment	10,459	11,554	(9)%
Member incentives	9,100	8,894	2%
Occupancy and travel	8,441	7,819	8%
Direct advertising	8,083	23,038	(65)%
Professional services	5,853	10,290	(43)%
Other(1)	19,990	8,160	145%
Directly attributable expenses	$143,280	$122,732	17%
___________________
(1)Other expenses primarily include tools and subscriptions, SoFi Money and SoFi Invest account write offs and marketing expenses.
Financial Services directly attributable expenses for the year ended December 31, 2020 increased by $20.5 million, or 17%, compared to the year ended December 31, 2019 primarily due to the following:
•increases in employee compensation and related benefits of $28.4 million and in occupancy and travel of $0.6 million, which dovetailed with the continued infrastructure, technology and support investments we made in our SoFi Money and SoFi Invest products during 2020;
•an increase of $11.8 million in other expenses primarily related to write offs of SoFi Money accounts, tools and subscription costs and marketing;
•an increase of $0.2 million related to direct member incentives;
•an offsetting decrease of $15.0 million in direct advertising costs, such as social media and search engine advertising costs, which was primarily related to a strategic decision to spend less on marketing during the early stages of the COVID-19 pandemic;
•an offsetting decrease of $4.4 million in professional services costs as a result of nonrecurring costs incurred in 2019 to support the launch of the SoFi Money and SoFi Invest products; and

•an offsetting decrease of $1.1 million in product fulfillment costs related to SoFi Invest and SoFi Money, which included such activities as operating our cash management sweep program, brokerage expenses and debit card fulfillment services. The net decrease in 2020 is primarily attributable to nonrecurring expenses incurred in 2019 due to the launch of the SoFi Money product, which was partially offset by increased fulfillment costs in 2020 driven by the growth of the SoFi Money and SoFi Invest products.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Net interest income
Net interest income in our Financial Services segment increased by $0.6 million for the year ended December 31, 2019 compared to the year ended December 31, 2018, which was entirely attributable to net interest income earned on our SoFi Money account balances. As we officially launched the SoFi Money product in early 2019, we had nearly a full year of net interest income in 2019 compared to limited product testing for a partial period in 2018.
Noninterest income
Noninterest income in our Financial Services segment increased by $2.5 million, or 293%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, which was primarily due to an increase in affiliate referral fees of $3.0 million and to an increase in payment network fees associated with SoFi Money of $0.6 million. These increases in noninterest income were partially offset by a loss of $1.2 million related to derivative contracts utilized to hedge the market risk associated with non-securitization exchange-traded fund investments during the year ended December 31, 2019. There was no gain or loss related to non-securitization hedging activities for the year ended December 31, 2018.
Directly attributable expenses
The directly attributable expenses allocated to the Financial Services segment that were used in the determination of the segment’s contribution profit (loss) were as follows:

	Year Ended December 31,
($ in thousands)	2019	2018	% Change
Compensation and benefits	$52,977	$11,001	382%
Product fulfillment	11,554	895	n/m
Member incentives	8,894	965	822%
Occupancy and travel	7,819	1,637	378%
Direct advertising	23,038	1,379	n/m
Professional services	10,290	1,669	517%
Other(1)	8,160	2,571	217%
Directly attributable expenses	$122,732	$20,117	510%
___________________
(1)Other expenses primarily include tools and subscriptions, SoFi Money and SoFi Invest account write offs, recruiting and marketing expenses.

Directly attributable expenses in our Financial Services segment increased by $102.6 million, or 510%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to the timing of our official launch of SoFi Money in early 2019 compared to limited product testing for a partial year in 2018. The primary impacts on directly attributable expenses were as follows:
•increases of $42.0 million in compensation and benefits related costs and $6.2 million in occupancy and travel expenses resulting from the combination of increased headcount, as we expanded our technology and product team, and increased time spent on the Financial Services segment by the technology and product and operations teams in 2019 compared to 2018;
•an increase of $21.7 million in direct advertising costs to increase awareness of our Financial Services segment products, such as social media and search engine marketing costs;
•an increase of $10.7 million in product fulfillment costs, related to SoFi Invest and SoFi Money, including but not limited to items such as running our cash management sweep program, brokerage fees and debit card fulfillment;
•an increase of $7.9 million related to direct member incentives;
•an increase of $8.6 million in professional services, primarily related to third party consulting for our SoFi Money product; and
•an increase of $5.6 million in other expenses primarily related to write offs of SoFi Money accounts and recruiting costs.
Technology Platform Segment
In the table below, we present a metric that is exclusive to the Galileo portion of our Technology Platform segment:

	December 31,			2020 vs. 2019 % Change	2019 vs. 2018 % Change
	2020	2019	2018
Total accounts	59,359,843	—	—	n/m	n/m
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date, excluding SoFi accounts, as such accounts are eliminated in consolidation. The reporting period reflects the period from May 14, 2020, the date we acquired Galileo, through December 31, 2020. As such, no information is reported prior to our acquisition of Galileo. Total accounts is a primary indicator of the amount of accounts that are dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances and rely upon real-time authorizations, all of which result in technology platform fees for the Technology Platform segment.

The following table presents the measure of contribution profit for the Technology Platform segment for the years indicated. The information is derived from our internal financial reporting used for corporate management purposes. Refer to Note 17 in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further details regarding Technology Platform segment performance.

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Net revenue
Net interest income (loss)	$(107)	$—	$—
Noninterest income	95,737	795	117
Total net revenue	95,630	795	117
Directly attributable expenses(1)	(42,427)	—	—
Contribution Profit	$53,203	$795	$117
___________________
(1)For a disaggregation of the directly attributable expenses allocated to the Technology Platform segment in the year ended December 31, 2020, refer to the subsection entitled “—Directly Attributable Expenses” below.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Total net revenue of $95.6 million during the year ended December 31, 2020 was primarily related to our acquisition of Galileo in May 2020, which earns revenues from contracts with customers in accordance with ASC 606. The Technology Platform total net revenue primarily consisted of Technology Platform fees at Galileo. During the year ended December 31, 2019, total net revenue was comprised of our investment in Apex, from which we earned income under the equity method of accounting. Total net revenue contributed by Apex equity method income increased by $3.6 million year over year, and represented $4.4 million of the total net revenue balance for 2020. Our Apex equity method income during 2020 included an impairment charge of $4.3 million that resulted from measuring the carrying value of the investment as of December 31, 2020 equal to the payment we received in January 2021 upon the seller of our equity interest exercising its call rights on our investment in Apex.
The directly attributable expenses allocated to the Technology Platform segment that were used in the determination of the segment's contribution profit for the year ended December 31, 2020 were related to the operations of Galileo and consisted of the following. There were no directly attributable expenses allocated to the Technology Platform segment during the year ended December 31, 2019.
•$19.2 million in employee compensation and related benefits expenses;
•$12.9 million in technology platform fulfillment costs;
•$4.2 million in tools and subscription costs;
•$1.9 million in occupancy and travel expenses; and
•$4.2 million of other expenses, primarily related to professional services and marketing expenses.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Total net revenue increased by $0.7 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in total net revenue was driven by Apex equity method income of $0.8 million in 2019 compared to $0.1 million in 2018, which is reflected as noninterest income, as a result of our investment in Apex in December 2018. There were no directly attributable expenses to this reportable segment for the years presented.

Reconciliation of Directly Attributable Expenses
The following table reconciles directly attributable expenses allocated to our reportable segments to total noninterest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years indicated:

	Year Ended December 31,
	2020	2019	2018
Reportable segments directly attributable expenses	$(480,519)	$(473,243)	$(367,465)
Expenses not allocated to segments:
Share-based compensation expense	(99,870)	(60,936)	(42,936)
Depreciation and amortization expense	(69,832)	(15,955)	(10,912)
Employee-related costs(1)	(114,599)	(53,080)	(46,724)
Other corporate and unallocated expenses(2)	(129,233)	(79,044)	(54,719)
Total noninterest expense	$(894,053)	$(682,258)	$(522,756)
___________________
(1)Includes compensation, benefits, recruiting, certain occupancy-related costs and various travel costs of executive management, certain technology groups and general and administrative functions that are not directly attributable to the reportable segments.
(2)Includes corporate overhead costs that are not allocated to reportable segments, such as tools and subscription costs, corporate marketing costs and professional services costs.
Liquidity and Capital Resources
We require substantial liquidity to fund our current operating requirements, which primarily include loan originations and the losses generated by our Financial Services segment. We expect these requirements to increase as we pursue our strategic growth goals. Historically, our Lending cash flow variability has related to loan origination volume, our available funding sources and utilization of our warehouses. Additional sources of variability have related to our acquisitions of Galileo and 8 Limited, and our investment in Apex, which was called by the seller in January 2021 for $107.5 million. Moreover, given our continued growth initiatives, we have seen variability in financing cash flows due to the timing and extent of common stock and redeemable preferred stock raises and additional uses of debt. During February 2021, we paid off the seller note issued in 2020 in connection with our acquisition of Galileo, inclusive of all outstanding interest payable, for a total payment of $269.9 million. Remaining operating cash flow variability is largely related to our investments in our business, such as technology and product investments and sales and marketing initiatives, as well as our operating lease facilities. Our capital expenditures have historically been immaterial relative to our operating and financing cash flows, and we expect this trend to continue for the foreseeable future.
To continue to achieve our liquidity objectives, we analyze and monitor liquidity needs and strive to maintain excess liquidity and access to diverse funding sources. We define our liquidity risk as the risk that we will not be able to:
•Originate loans at our current pace, or at all;
•Sell our loans at favorable prices, or at all;
•Meet our contractual obligations as they become due;
•Increase or extend the maturity of our revolving credit facility capacity;
•Fund continued operating losses in our business, especially if such operating losses continue at the current level for an extended period of time; or
•Make future investments in the necessary technological and operating infrastructure to support our business.
During the years ended December 31, 2020 and 2019, we generated negative cash flows from operations, while we generated positive cash flows from operations during the year ended December 31, 2018. The primary driver of operating cash flows relates to our Lending segment, particularly origination volume, the holding period of our loans, loan sale execution and, to a lesser extent, the timing of loan repayments. We either fund our loan originations entirely using our own capital, through proceeds from securitization transactions, or receive an advance rate from our various warehouse facilities to finance the majority of the loan amount. Our recent history of negative cash flows from operations is also attributable to material net losses in 2019 and 2020. The net losses were primarily driven by our technology and product investments and sales and marketing initiatives, which benefit our Lending and Financial Services segments, the latter of which historically has not generated material net revenues. Our practice of not charging account or trading fees on the majority of our products within the Financial Services segment could result in sustained negative cash flows generated from the Financial Services segment in the short and long term. When in a negative net cash flow position, we have historically financed our investments in loans primarily through redeemable preferred stock issuances, as well as had a significant common stock issuance in the fourth quarter of 2020. If our current net losses continue for the foreseeable future, we expect to raise additional capital in the form of equity or debt, which may not be at favorable terms when compared to previous financing transactions.
The portion of our current net loss unrelated to our loan origination activities will require a short-term strategy of seeking either additional revolving credit facility capacity, term loan financing or additional equity proceeds. Our revolving credit facility had remaining capacity of $74.0 million and $399.0 million as of December 31, 2020 and 2019, respectively, of which $6.0 million as of both balance sheet dates was not available for general borrowing purposes because it was utilized to secure the uncollateralized portion of certain letters of credit issued to secure certain of our operating lease obligations. As of December 31, 2020 and 2019, the remaining $3.3 million and $3.4 million, respectively, of the $9.3 million and $9.4 million letters of credit outstanding, respectively, was collateralized by cash deposits with the banking institution, which were presented within restricted cash and cash equivalents in the Consolidated Balance Sheets. Our warehouse facility and securitization debt is secured by a continuing lien on, and security interest in, the loans financed by the proceeds. The notes assumed in our acquisition of Galileo during 2020 are secured by the value of certain equipment. Our revolving credit facility and seller note, the latter of which we paid back in full in February 2021, are unsecured. We have various affirmative and negative financial covenants, as well as non-financial covenants, related to our warehouse debt and revolving credit facility, as well as our redeemable preferred stock. We were in compliance with all covenants as of December 31, 2020.
Our operating lease obligations consist of our leases of real property from third parties under non-cancellable operating lease agreements, which primarily include the leases of office space, as well as our rights to certain suites and event space within SoFi Stadium, which commenced in 2020 and the latter of which we apply the short-term lease exemption practical expedient and do not capitalize the lease obligation. Our finance lease obligations consist of our rights to certain physical signage within SoFi Stadium, which commenced in 2020. Additionally, our securitization transactions require us to maintain a continuing financial interest in the form of securitization investments when we deconsolidate the special-purpose entity (“SPE”) or in consolidation of the SPE when we have a significant financial interest. In either instance, the continuing financial interest requires us to maintain capital in the SPE that would otherwise be available to us if we had sold loans through a different channel.
We are currently dependent on the success of our Lending segment. Our ability to access whole loan buyers and to sell our loans on favorable terms, maintain adequate warehouse capacity at favorable terms and limit our continuing financial interest in securitization-related transfers, is critical to our growth strategy and our ability to have adequate liquidity to fund our balance sheet. As it relates to securitization-related transfers, there is no guarantee that we will be able to find purchasers of securitization residual interests or that we will be able to execute loan transfers at favorable price points. Therefore, we may hold securitization interests for longer than planned or be forced to liquidate at suboptimal prices. Securitization transfers are also negatively impacted during recessionary periods, wherein investors may be more risk averse.
Further, future uncertainties around the demand for our personal loans and around the student loan refinance market in general should be considered when assessing our future liquidity and solvency prospects. The CARES Act that was passed during 2020 in response to the COVID-19 pandemic suspended principal and interest payments on federally-held student loans, which suspension was further extended by executive action through September 30, 2021, which in turn has lowered and will likely continue to lower the propensity for borrowers to refinance into SoFi student loans during the suspension period. To the extent that further extensions or additional measures, such as student loan forgiveness, are implemented, it may negatively impact our future student loan origination volume. In addition, in the past we have altered our credit strategy to defend against adverse credit consequences during recessionary periods, as we did following the outbreak of COVID-19. In the future, our loan origination volume and our resulting loan balances, and any positive cash flows thereof, could be lower if we decide to further tighten our credit standards. See “— Key Factors Affecting Operating Results — Industry Trends and General Economic Conditions” and “— Business Overview — COVID-19 Pandemic” for discussions of the impact of certain measures taken in response to the COVID-19 pandemic on our loan origination volumes and uncertainties that exist with respect to future operations in light of the pandemic.
Our commitments requiring the use of capital in future periods are described in “— Contractual Obligations” below and consist primarily of borrowings, which carry variable interest rates, operating lease obligations, repayment of the Galileo seller note, and commitments arising out of our agreement for the naming and sponsorship rights to SoFi Stadium, consisting of both lease and non-lease components. The non-lease components of the agreement pertain primarily to sponsorship and advertising opportunities related to the stadium itself, as well as the surrounding performance venue and planned retail district.
We have a three-year obligation to FNMA on loans that we sell to FNMA, to repurchase any originated loans that do not meet FNMA guidelines, and we are required to pay the full initial purchase price back to FNMA. In addition, we make standard representations and warranties related to other student, personal and non-FNMA home loan transfers, as well as limited credit-related repurchase guarantees on certain such transfers. If realized, any of the repurchases would require the use of cash. See “— Off-Balance Sheet Arrangements”, as well as Note 1 and Note 15 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further information on our guarantee obligations. We believe we have adequate liquidity to meet these obligations.
Our long-term liquidity strategy includes maintaining adequate revolving credit facility capacity and seeking additional sources of financing. Although our goal is to increase our cash flow from operations, there can be no assurance that our future operating plans will lead to improved operating cash flows.
We had unrestricted cash and cash equivalents of $872.6 million and $499.5 million as of December 31, 2020 and 2019, respectively. We believe our existing cash and cash equivalents balance, available capacity under our revolving credit facility (and expected extensions or replacements of the facility), together with additional warehouses or other financing we expect to be able to obtain at reasonable terms, will be sufficient to cover net losses, meet our existing working capital and capital expenditure needs, as well as our planned growth for at least the next 12 months. Our non-securitization loans also represent a key source of liquidity for us, and should be considered in assessing our overall liquidity. We also have relationships with whole loan buyers who we believe we will be able to continue to rely on to generate near-term liquidity. Securitization markets can also generate additional liquidity, albeit to a lesser extent, as it involves accessing a much less liquid securitization residual investment market, and in certain cases we are required to maintain a minimum investment due to securitization risk retention rules.
Following the Business Combination, we intend to use a portion of the net cash proceeds from the transaction for payment of certain transaction expenses. The remaining funds after the payment of transaction expenses are intended to be used for the repurchase of certain common stock from a shareholder for $150.0 million and a special payment to Series 1 preferred stockholders, which is currently estimated to be $22.1 million, but is subject to adjustment in accordance with the Merger Agreement. The remaining net cash proceeds will be retained by the Company to help fund future strategic and capital needs, including repayment of the revolving credit facility, which has an outstanding balance, inclusive of accrued interest, of $486.0 million.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Period
($ in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Warehouse debt(1)	$2,827,399	$654,284	$1,537,540	$251,155	$384,420
Revolving credit facility(2)	501,231	5,559	495,672	—	—
Seller note(3)	269,864	269,864	—	—	—
Other financing	4,375	2,421	1,954	—	—
Operating lease obligations	173,428	19,168	39,230	37,127	77,903
Finance lease obligations	20,046	1,004	1,923	2,006	15,113
LA Stadium Complex Naming Rights(4)	562,431	22,086	45,876	49,878	444,591
Total contractual obligations(5)	$4,358,774	$974,386	$2,122,195	$340,166	$922,027
___________________
(1)Our warehouse debt carries variable interest rates, as further outlined in Note 9 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. As such, only principal commitments are included herein.
(2)Includes principal balance and variable interest on our revolving credit facility. The estimated interest payments assume that our borrowings under the revolving credit facility (i) remain unchanged, (ii) are held to maturity, and (iii) incur interest at the rate for standard withdrawals in effect as of December 31, 2020 through its maturity. See Note 9 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on our revolving credit facility.
(3)We issued a seller note in connection with the acquisition of Galileo in 2020 with an aggregate principal amount of $250.0 million and a scheduled balloon maturity of May 14, 2021 that incurred interest at a rate of 10.0%. See Note 2 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information. In February 2021, we paid off the outstanding principal and accrued interest on the seller note for the amount presented herein.
(4)During the year ended December 31, 2020, we completed our evaluation of the lease and non-lease components of the LA Stadium Complex Naming Rights that commenced during the period. The contractual obligations associated with the operating lease and finance lease components of the arrangement are reported in the corresponding lines and are, therefore, excluded from amounts reported in this line. As of December 31, 2020, all payments associated with the planned retail district, which is currently expected to commence no earlier than 2022, are attributed to non-lease components. We do not expect the agreement to contain a material lease component, although the evaluation remains ongoing. This had no impact on the estimated contractual obligations in total. See Note 15 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on our leases and on a contingent matter associated with SoFi Stadium payments.
(5)Contractual obligations exclude residual interests classified as debt that result from transfers of assets that are accounted for as secured financings. Similarly, contractual obligations exclude securitization debt, as the maturity of the notes issued by the various trusts occurs upon either the maturity of the loan collateral or full payment of the loan collateral held in the trusts, the timing of which cannot be reasonably estimated. Additionally, our own liquidity resources are not required to make any contractual payments on these borrowings, except in limited instances associated with our guarantee arrangements. Our maturity date represents the legal maturity of the last class of maturing notes. See Note 15 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further discussion of our guarantees. Finally, contractual obligations exclude the impact of uncertain tax positions, as we are not able to reasonably estimate the timing of such future cash flows. See Note 13 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on income taxes and unrecognized tax benefits.
Cash Flow and Liquidity Analysis
The following table provides a summary of cash flow data:

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Net cash provided by (used in) operating activities	$(479,336)	$(54,733)	$1,023,277
Net cash provided by (used in) investing activities	258,949	114,868	(12,251)
Net cash provided by (used in) financing activities	853,754	93,077	(954,793)
Cash Flows from Operating Activities
For the year ended December 31, 2020, net cash used in operating activities was $479.3 million, which stemmed from a net loss of $224.1 million that was positively adjusted for non-cash items of $142.0 million, and an unfavorable change in our operating assets net of operating liabilities of $397.3 million. The change in operating assets net of operating liabilities was primarily a result of our loan origination and sales activities. We originated loans of $9.7 billion during the year and also purchased loans of $690.2 million, of which $606.3 million related to strategic loan purchases we made during the year, wherein we believe we can earn net interest income prior to selling the loan for a future gain. These cash uses were offset by principal payments from members of $1.9 billion and proceeds from loan sales of $8.0 billion.
For the year ended December 31, 2019, net cash used in operating activities was $54.7 million, which stemmed from a net loss of $239.7 million that was positively adjusted for non-cash items of $114.9 million, and a favorable change in operating assets net of operating liabilities of $70.0 million. The change in operating assets net of operating liabilities was primarily a result of our loan origination and sales activities. We originated loans of $11.2 billion during the period and also purchased certain loans of $47.3 million, the majority of which were related to securitization clean-up calls. Furthermore, we also purchased loans of $331.6 million to provide additional loan collateral for securitizations that we sponsored during 2019. These cash uses were offset by principal payments from members of $2.5 billion and proceeds from loan sales of $9.1 billion.
For the year ended December 31, 2018, net cash provided by operating activities was $1.0 billion, which stemmed from a net loss of $252.4 million that was more than offset by combined positive adjustments for non-cash items of $47.5 million and a favorable change in operating assets net of operating liabilities of $1.2 billion. The change in operating assets net of operating liabilities was primarily a result of our loan origination and sales activities. We originated loans of $11.7 billion during the period and also purchased certain loans of $10.3 million. Furthermore, we also purchased loans of $260.4 million to provide additional loan collateral for securitizations that we sponsored during 2018. These cash uses were offset by principal payments from members of $2.4 billion and proceeds from loan sales of $10.7 billion.
Cash Flows from Investing Activities
For the year ended December 31, 2020, net cash provided by investing activities was $258.9 million, which was primarily attributable to proceeds from our securitization investments of $322.7 million, partially offset by our acquisition activities during the year, which resulted in a net use of cash of $32.4 million. Moreover, we extended additional financing to Apex during the year, which required a use of cash of $7.6 million. Lastly, we used $24.5 million for purchases of property, equipment and software.
For the year ended December 31, 2019, net cash provided by investing activities was $114.9 million, primarily resulting from $165.1 million in proceeds from our securitization investments, partially offset by $37.6 million in purchases of property, equipment and software. In 2019, we made significant leasehold improvement capital expenditures at our corporate headquarters in San Francisco, California. Lastly, we made our first loan to Apex during 2019, which required a use of cash of $9.1 million.
For the year ended December 31, 2018, net cash used in investing activities was $12.3 million, resulting from $100.4 million of cash outflows related to our initial investment in Apex and $13.7 million in purchases of property, equipment and software, partially offset by proceeds of $101.9 million from receipts from securitization investments.
Cash Flows from Financing Activities
For the year ended December 31, 2020, net cash provided by financing activities was $853.8 million. We received $10.2 billion of proceeds from debt financing activities, which were primarily attributable to our lending activities and included a $325.0 million draw on our revolving credit facility during the year. These debt proceeds were partially offset by $9.7 billion of debt repayments, $8.6 billion of which were related to our warehouse facilities. Our payments of debt issuance costs were in the normal course of business and reflective of our recurring debt warehouse facility activity, which involves securing new warehouse facilities and extending existing warehouse facilities. We also generated cash of $369.8 million from a common stock issuance in the fourth quarter of 2020. We paid Series 1 redeemable preferred stock dividends of $40.5 million and taxes related to restricted stock unit (“RSU”) vesting of $31.3 million. These uses were offset by principal repayments of $43.5 million related to our stockholder note receivable, which was fully paid off as of December 31, 2020.
For the year ended December 31, 2019, net cash provided by financing activities was $93.1 million. Our financing activities were primarily driven by proceeds from debt issuances of $12.5 billion, partially offset by principal payments on debt of $12.8 billion. In addition, we generated cash from preferred stock issuances of $573.8 million, gross of issuance costs of $2.4 million. The debt issuance and payment activity was related to our revolving credit facility, warehouse financing facilities, residual interests classified as debt and securitization debt. In May 2019, we issued 13,967,169 shares of Series H and 3,234,000 shares of Series 1 redeemable preferred stock for combined net proceeds of $536.6 million. In October 2019, we issued an additional 2,257,365 shares of Series H preferred stock for proceeds of $34.8 million. In 2019, we paid $23.9 million in dividends on the Series 1 redeemable preferred stock. Additionally, we issued a note receivable to a stockholder, which resulted in a net cash outflow of $43.5 million. Finally, taxes paid in connection with RSU vesting of $21.4 million were reflective of our increasing use of RSUs as a compensation mechanism to attract and retain talent.
For the year ended December 31, 2018, net cash used in financing activities was $954.8 million, primarily resulting from principal payments on debt of $14.6 billion, partially offset by proceeds from debt issuances of $13.7 billion. Furthermore, we paid debt issuance costs of $22.7 million during 2018 in conjunction with our borrowing activities.
Borrowings
Historically, our borrowings include our loan and risk retention warehouse facilities, asset-backed securitization debt and revolving credit facility. During the year ended December 31, 2020, our borrowings also consisted of a seller note issued in connection with the acquisition of Galileo, which is further discussed in “Liquidity and Capital Resources — Contractual Obligations”, as well as in Note 2 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. A detailed description of each of our borrowing arrangements is included in Note 9 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
The amount of financing actually advanced on each individual loan under our loan warehouse facilities, as determined by agreed-upon advance rates, may be less than the stated advance rate depending, in part, on changes in underlying loan characteristics of the loans securing the financings. Each of our loan warehouse facilities allows the lender providing the funds to evaluate the market value of the loans that are serving as collateral for the borrowings or advances being made. As it relates to home loan warehouse facilities and risk retention warehouse facilities, if the lender determines that the value of the collateral has decreased, the lender can require us to provide additional collateral or reduce the amount outstanding with respect to those loans (e.g., initiate a margin call). Our inability or unwillingness to satisfy the request could result in the termination of the facilities and possible default under our other loan funding facilities. In addition, a large unanticipated margin call could have a material adverse effect on our liquidity.

The amount owed and outstanding on our loan warehouse facilities fluctuates significantly based on our origination volume, sales volume, the amount of time it takes us to sell our loans, and the amount of loans being self-funded with cash. We may, from time to time, use surplus cash to self-fund a portion of our loan originations and risk retention in the case of securitization transfers.
Our debt warehouse facilities and revolving credit facility also generally require us to comply with certain operating and financial covenants and the availability of funds under these lending arrangements is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining: (i) a certain minimum tangible net worth, (ii) minimum cash and cash equivalents, and (iii) a maximum leverage ratio of total debt to tangible net worth. A breach of these covenants can result in an event of default under these facilities and allows the lenders to pursue certain remedies. Our subsidiaries are restricted in the amount that can be distributed to SoFi only to the extent that such distributions would cause the financial covenants to not be met.
In addition, pursuant to our Series 1 redeemable preferred stock agreement, we are subject to the following financial covenants:
•Tangible net worth to total debt ratio, which excludes our warehouse, risk retention and securitization related debt;
•Tangible net worth to Series 1 redeemable preferred stock ratio requirement; and
•Minimum excess equity requirements, which measure includes redeemable preferred stock, exclusive of Series 1 redeemable preferred stock.
We were in compliance with all covenants as of December 31, 2020 and 2019.
Financial Condition Summary
December 31, 2020 compared to December 31, 2019
Changes in the composition and balance of our assets and liabilities as of December 31, 2020 compared to December 31, 2019 were principally attributed to the following:
•an increase of $633.2 million in cash and cash equivalents and restricted cash and restricted cash equivalents. See “— Liquidity and Capital Resources” for further discussion of our cash flow activity;
•an increase of $14.4 million in right-of-use assets associated with new finance leases, and an offsetting increase in finance lease liabilities of $14.7 million;
•an increase of $820.4 million in gross warehouse facility debt and a decrease of $1.3 billion in gross securitization debt, of which $394.6 million of the securitization debt decrease was related to VIEs that were consolidated as of December 31, 2019, but deconsolidated during 2020, because we no longer had a significant financial interest in the VIEs;
•a net decrease in loans of $508.7 million, which included originations of $9.7 billion, offset by principal payments and sales of $10.1 billion. We also purchased loans of $690.2 million and deconsolidated $902.2 million of loans held in previously consolidated VIEs;
•goodwill associated with the Galileo and 8 Limited acquisitions of $883.6 million;
•intangible assets acquired associated with the Galileo and 8 Limited acquisitions of $393.0 million;
•seller note principal balance associated with the Galileo acquisition of $250.0 million; and
•draws on our revolving credit facility of $325.0 million in the aggregate.

December 31, 2019 compared to December 31, 2018
Changes in the composition and balance of our assets and liabilities as of December 31, 2019 compared to December 31, 2018 were principally attributed to the following:
•a $153.2 million increase in cash and cash equivalents and restricted cash and restricted cash equivalents. See “— Liquidity and Capital Resources” for further discussion of our cash flow activity;
•a $549.2 million increase in temporary equity associated with our Series H and Series 1 preferred stock transactions;
•an $11.2 billion increase in loans through origination activity, offset by $13.5 billion of aggregate decreases associated with payments, sales of loans and the deconsolidations of previously consolidated VIEs;
•a $101.4 million increase in operating lease right-of-use assets and a $124.7 million increase in operating lease liabilities associated with the adoption of ASC 842, Leases, and subsequent lease activity during 2019; and
•a $1.5 billion net decrease in debt driven by a $1.4 billion decrease in gross securitization debt primarily related to the pay down of balances and a $172.6 million decrease in gross warehouse facility debt primarily due to customary loan origination and sales activity. These amounts were partially offset by $58.0 million in incremental borrowings on our revolving credit facility.
Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with GAAP. In preparing our consolidated financial statements, we make judgments, estimates and assumptions that affect reported amounts of assets and liabilities, as well as revenues and expenses. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly evaluate our estimates, assumptions and judgments, particularly those that include the most difficult, subjective or complex judgments and are often about matters that are inherently uncertain. See Note 1 to the Notes to Consolidated Financial Statements under “— Summary of Significant Accounting Policies” included elsewhere in this proxy statement/prospectus for a summary of our significant accounting policies and under “— Recently Adopted Accounting Standards” for a discussion of accounting pronouncements recently adopted. The most significant judgments, estimates and assumptions relate to the critical accounting policies, as discussed in more detail below.
Stock-Based Compensation
Historically, we have offered stock options and RSUs to employees and non-employees. We measure and recognize compensation expense for all stock-based awards made to employees based on estimated fair values on the date of grant. The compensation expense is recognized on a straight-line basis over the requisite service period for time-based awards with only service conditions. Stock-based awards with performance conditions, which we have offered infrequently, are expensed under the accelerated method based on each vesting tranche. We recognize forfeitures as incurred and, therefore, reverse previously recognized stock-based compensation expense at the time of forfeiture. We use the Black-Scholes Option Pricing Model (the “Black-Scholes Model”) to estimate the fair value of stock options. RSUs are measured based on the fair values of our underlying common stock on the dates of grant.
Stock Options
The Black-Scholes Model requires the use of subjective assumptions, including the risk-free interest rate, expected term, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of our stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected term of a stock option is presumed to be the midpoint between the vesting date and the end of the contractual term. Management uses the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the stock options. Expected volatility is based on historical volatility for publicly-traded stock of comparable companies over the estimated expected life of the stock options. In identifying comparable companies, we considered factors such as industry, stage of life cycle and size. We assumed no dividend yield for all periods presented because we do not expect to pay dividends in the near future, which is consistent with our history of not paying dividends. Stock option valuations also depend on the valuation of our common stock on the date of grant, as discussed below.
During the years ended December 31, 2020 and 2018, our board of directors granted a total of 217,275 and 12,479,500 stock options, respectively. No stock options were granted during 2019; therefore, a stock option valuation was not necessary. The inputs used for estimating the fair value of stock options granted during the year ended December 31, 2020 are disclosed in Note 12 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
The following table summarizes the inputs used for estimating the fair value of stock options granted during the years indicated:

	Year Ended December 31,
Input	2020	2018
Risk-free interest rate	0.3% – 1.4%	2.5% – 3.1%
Expected term (years)	5.5 – 6.0	5.7 – 6.3
Expected volatility	36.5% – 42.5%	35.0%
Fair value of common stock	$11.21 – $12.11	$10.78 – $11.97
Dividend yield	—%	—%
Restricted Stock Units
During the years ended December 31, 2020, 2019 and 2018, our board of directors granted a total of 20,636,594, 9,136,245 and 11,211,409 RSUs, respectively, at weighted average share prices of $13.57, $11.28 and $11.45, respectively. The RSU share prices were based on the prevailing fair value of our common stock at the time of each stock-based grant.
Prior to making progress toward pursuing a public market transaction, we established the fair value of our common stock through the utilization of option pricing models (Black-Scholes based) via the backsolve method when there were representative transactions available, such as was the case with our Series H redeemable preferred stock transactions during 2019. Prior to the first Series H redeemable preferred stock transaction, we valued our common stock using a combination of previous redeemable preferred stock transactions, transactions in our common stock and a guideline public company multiples analysis. See below for a discussion of our common stock valuation process during the period wherein we started to pursue a public market transaction.
Common Stock Valuations
Due to the absence of an active market for our common stock, the fair value of our common stock, which is used as an input into the valuation of both our stock options and RSUs granted, is determined by our board of directors based on a third-party valuation and input from our management. The valuation of our common stock is performed by independent valuation specialists when the board of directors believes an event has occurred that may significantly impact the value of our common stock, which is at least on an annual basis, but has been more frequent during the years ended December 31, 2020, 2019 and 2018. The valuation specialists apply valuation techniques and methods that conform to generally accepted valuation practices and standards established by the American Society of Appraisers in accordance with Uniform Standards of Professional Appraisal Practice. The valuation methodologies and techniques utilized are also consistent with guidance issued by the American Institute of Certified Public Accountants in its Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, 2013. They use a number of objective and subjective factors, including:
•prices at which our common and preferred stock have been bought and sold in third-party, arms-length, non-employee based transactions;
•our capital structure and the prices at which we issued our preferred stock and the relative rights and characteristics of the preferred stock as compared to those of our common stock;
•our results of operations, financial position and our future business plans, which include financial forecasts and budgets;
•capital market data on interest rates, yields and rates of return for various investments;

•the material risks related to our business and the state of the development of our target markets;
•the market performance of publicly-traded companies in comparable market sectors;
•external market conditions affecting comparable market sectors;
•the degree of marketability for our common stock including contractual restrictions on transfer of the units; and
•the likelihood of achieving a liquidity event for our preferred and common stockholders, given prevailing market conditions.
The weighted average fair value of our common stock was $13.37, $11.28 and $11.39 during the years ended December 31, 2020, 2019 and 2018, respectively. The grant date exercise and share prices were generally based on the fair value of our common stock as of each valuation date using option pricing model valuation techniques.
During 2018 and 2019, we established the fair value of our common stock through placing weight on previous redeemable preferred stock transactions, for which we used the option pricing model (Black-Scholes Model based) via the backsolve method, transactions in our common stock during the period and a guideline public company multiples analysis.
During the third quarter of 2020, once we made intentional progress toward pursuing a public market transaction, we began applying the probability-weighted expected return method (“PWERM”) to determine the fair value of our common stock. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, we assigned probability weightings to “go public” event scenarios and a “stay private” scenario, wherein the enterprise valuation was based on either estimated exit valuations determined from conversations held with external parties or was based on public company comparable net book value multiples at the time of our valuation, respectively. In addition, our “stay private” scenario valuation approach continued to rely on a guideline public company multiples analysis with an option pricing model to determine the amount of aggregate equity value allocated to our common stock. The valuations from 2018 through the third quarter of 2020 also applied discounts for lack of marketability ranging from 16% to 25% to reflect the fact that there was no market mechanism to sell our common stock and, as such, the common stock option and RSU holders would need to wait for a liquidity event to facilitate the sale of their equity awards. In addition, there were contractual transfer restrictions placed on common stock in the event that we remained a private company.
During the fourth quarter of 2020, we valued our common stock on a monthly basis. A common stock transaction that closed in December 2020 at a price of $18.43 per common share, which was of substantial size and in close proximity to the Business Combination, served as the key input for the fair value of our common stock for grants made during the fourth quarter of 2020. We decreased the assumed discount for lack of marketability throughout the fourth quarter of 2020, corresponding with our decreased time to liquidity assumption throughout the quarter, as we became more certain about the possibility of entering into the Business Combination over time, and ultimately assumed no discount for lack of marketability for the month of December 2020.
Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected operations, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
See Note 12 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for information about stock-based compensation expense related to stock options and RSUs reflected in our Consolidated Statements of Operations and Comprehensive Income (Loss).
Consolidation of Variable Interest Entities
We enter into arrangements in which we originate loans, establish a special purpose entity (“SPE”), and transfer the loans to the SPE. We retain the servicing rights of those loans and hold additional interests in the SPE. We evaluate each such arrangement to determine whether we have a variable interest. If we determine that we have a variable interest in an SPE, we then determine whether the SPE is a VIE. If the SPE is a VIE, we assesses whether we are the primary beneficiary of the VIE.

To determine if we are the primary beneficiary, we identify the most significant activities and determine who has the power over those activities, and who absorbs the variability in the economics of the VIE.
We periodically reassess our involvement with each VIE in which we have a variable interest. We monitor matters related to our ability to control economic performance, such as management of the SPE and its underlying loans, contractual changes in the services provided, the extent of our ownership, and the rights of third parties to terminate us as the VIE servicer. In addition, we monitor the financial performance of each VIE for indications that we may or may not have the right to absorb benefits or the obligation to absorb losses associated with variability in the financial performance of the VIE that could potentially be significant to that VIE, which we define as a variable interest of greater than 10%.
A significant change to our or other parties’ pertinent rights, or a significant change to the ranges of possible financial performance outcomes used in our assessment of the variability of cash flows due to us, could impact the determination of whether or not a VIE should be consolidated in future periods. VIE consolidation and deconsolidation may lead to increased volatility in our financial results and impact period-over-period comparability. Our maximum exposure to loss as a result of our involvement with consolidated VIEs is limited to our investment, which is eliminated in consolidation. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of our variable interests in consolidated VIEs.
Fair Value
Our involvement with VIEs and origination of student, personal and home loans, which we fair value on a recurring basis, results in Level 2 and Level 3 assumptions having a material impact on our Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income (Loss).
Loans do not trade in an active market with readily observable prices. We determine the fair value of our loans using a discounted cash flow methodology, while also considering market data as it becomes available. We classify loans as Level 3 because the valuations utilize significant unobservable inputs.
When we consolidate VIEs, the loans remain on our Consolidated Balance Sheets and are measured at fair value using Level 3 inputs. Moreover, third-party residual claims on these loans are measured at fair value on a recurring basis and are presented as residual interests classified as debt in our Consolidated Balance Sheets. We record subsequent fair value measurement changes in the period in which the change occurs within noninterest income — securitizations in our Consolidated Statements of Operations and Comprehensive Income (Loss). We determine the fair value of our residual interests classified as debt using a discounted cash flow methodology, while also considering market data as it becomes available.
Consistent with ASC 325-40, Investments — Other — Beneficial Interests in Securitized Financial Assets, we recognize interest expense related to the residual interests classified as debt over the expected life using the effective yield method, which is effectively a reclassification between noninterest income and interest income for the portion of the overall fair value change attributable to interest expense. On a quarterly basis, we reevaluate the cash flow estimates to determine if a change to the accretable yield is required on a prospective basis. We classify the residual interests classified as debt as Level 3 due to the reliance on significant unobservable valuation inputs.
When we do not consolidate VIEs, we generally hold risk retention interests, which we refer to as securitization investments. In Company-sponsored securitization transactions that meet the applicable criteria to be accounted for as a sale, we retain certain asset-backed bonds, which are measured at fair value on a recurring basis using Level 2 inputs, and residual investments, which are measured at fair value on a recurring basis using Level 3 inputs. Gains and losses related to our securitization investments are reported within noninterest income — securitizations in our Consolidated Statements of Operations and Comprehensive Income (Loss). We determine the fair value of our securitization investments using a discounted cash flow methodology, while also considering market data as it becomes available.
For our loans, residual interests classified as debt and securitization investments, the fair value estimates are impacted by assumptions regarding credit performance, prepayments and discount rates. See “—Quantitative and Qualitative Disclosures about Market Risk” for discussion of the sensitivity of our financial instruments measured at fair value to changes in various market risks.

Business Combinations
We account for acquisitions of entities or asset groups that qualify as businesses using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date, which are measured in accordance with the principles outlined in ASC 820, Fair Value Measurement, and which are typically determined in consultation with an independent appraiser.
The determination of fair value requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature. The judgments made in the determination of the estimated fair value assigned to the assets acquired and liabilities assumed, as well as the estimated useful life of each asset and the duration of each liability, could significantly impact the consolidated financial statements in periods after the acquisition, such as through depreciation and amortization expense. Assumptions for the developed technology generally include expected earnings attributable to the asset (including an assumed technology migration curve and contributory asset charges) and an assumed discount rate. Assumptions for the customer-related intangibles generally include estimated annual revenues and net cash flows (including revenue ramp-up periods and customer attrition rates) and an assumed discount rate. Assumptions for the trade names, trademark and domain names generally include expected earnings attributable to the asset, the probability of use of the asset, the royalty rate and an assumed discount rate.
The excess of the total purchase consideration over the fair value of the identified net assets acquired is recognized as goodwill. Acquisition-related costs are expensed as incurred. The results of operations for each acquisition are included in the Company’s consolidated financial results beginning on the respective acquisition date.
During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the allocation of purchase consideration and to the fair values of assets acquired and liabilities assumed to the extent that additional information becomes available. After this period, any subsequent adjustments are recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Recent Accounting Standards Issued, But Not Yet Adopted
See Note 1 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
We enter into arrangements in which we originate loans, establish an SPE and transfer loans to the SPE, which has historically served as an important source of liquidity. We also retain the servicing rights of the underlying loans and hold additional interests in the SPE. When an SPE is determined not to be a VIE or when an SPE is determined to be a VIE but we are not the primary beneficiary, the SPE is not consolidated. In addition, a significant change to the pertinent rights of other parties or our pertinent rights, or a significant change to the ranges of possible financial performance outcomes used in our assessment of the variability of cash flows due to us, could impact the determination of whether or not a VIE is consolidated. VIE consolidation and deconsolidation may lead to increased volatility in our financial results and impact period-over-period comparability. See Note 1 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus in “— Consolidation of Variable Interest Entities” for our VIE consolidation policy.
We established personal loan trusts and student loan trusts that were created and designed to transfer credit and interest rate risk associated with the underlying loans through the issuance of collateralized notes and residual certificates. We hold a variable interest in the trusts through our ownership of collateralized notes in the form of asset-backed bonds and residual certificates in the trusts. The residual certificates absorb variability and represent the equity ownership interest in the equity portion of the personal loan trusts and student loan trusts.
We are also the servicer for all trusts in which we hold a financial interest. Although we have the power as servicer to perform the activities that most impact the economic performance of the VIE, we do not hold a significant financial interest in the trusts and, therefore, we are not the primary beneficiary. Further, we do not provide financial support beyond our initial equity investment, and our maximum exposure to loss as a result of our involvement with nonconsolidated VIEs is limited to our investment. For a more detailed discussion of nonconsolidated VIEs, including activity in relation to the establishment of trusts, the aggregate outstanding values of variable interests and the deconsolidation of VIEs, see Note 5 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

As a component of our loan sale agreements, we make certain representations to third parties that purchased our previously held loans, which includes FNMA repurchase requirements, general representations and warranties and credit-related repurchase requirements, all of which are standard in nature and, therefore, do not constrain our ability to recognize a sale for accounting purposes. Pursuant to ASC 460, Guarantees, we establish a loan repurchase liability, which is based on historical experience and any current developments which would make it probable that we would buy back loans previously sold to third parties at the historical sales price. Our credit-related repurchase requirements are assessed for loss under ASC 326, Financial Instruments—Credit Losses. During the year ended December 31, 2020, we made repurchases of $9.0 million associated with these arrangements. As of December 31, 2020, we accrued liabilities of $5.2 million related to our estimated repurchase obligation.
We do not engage in any other off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
Quantitative and Qualitative Disclosures about Market Risk
In the normal course of business, we are subject to a variety of risks which can affect our operations and profitability. We broadly define these areas of risk as interest rate risk, market risk, credit risk and counterparty risk. Historically, substantially all of our revenue and operating expenses were denominated in U.S. dollars. As a result of our acquisitions during the year ended December 31, 2020, which are further discussed in Note 2 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus, we may in the future be subject to increasing foreign currency exchange rate risk. Foreign currency exchange rate risk is the risk that our financial position or results of operations could be positively or negatively impacted by fluctuations in exchange rates. For the periods presented in this proxy statement/prospectus, there would have been an immaterial impact on earnings if exchange rates were to have increased or decreased.
Interest Rate Risk
We are subject to interest rate risk associated with our consolidated loans, securitization investments (including residual investments and asset-backed bonds), servicing rights and variable-rate debt. Our loan portfolio consists of personal loans, student loans and home loans, which are carried at fair value on a recurring basis, and credit cards and a commercial loan, which are measured at amortized cost. The loans with variable interest rates are exposed to interest rate volatility, which impacts the amount of interest income we recognize on our Consolidated Statements of Operations and Comprehensive Income (Loss). Our securitization residual investments are carried at fair value, which is subject to changes in market value by virtue of the impact of interest rates on the market yield of the residual investments. The value and earnings of our asset-backed bonds, which are associated with our personal and student loans, have a converse relationship to the movement of interest rates. That is, as interest rates rise, bond values and earnings fall and vice versa. Lastly, we are subject to interest rate risk on our variable-rate warehouse facilities and our revolving credit facility. Future funding activities may increase our exposure to interest rate risk, as the interest rates payable on such funding are tied to the one-month or three-month LIBOR. These arrangements will also be subject to the reference rate reform guidance, which is further discussed in Note 1 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus in “— Recent Accounting Standards Issued, But Not Yet Adopted”.
Interest rate risk also occurs in periods where changes in short-term interest rates result in loans being originated with terms that provide a smaller interest rate spread above the financing terms of our warehouse facilities, which can negatively impact our realized net interest income.
Interest Rate Sensitivity Analysis
The following table summarizes the potential effect on earnings over the next 12 months and the potential effect on the fair values of assets and liabilities recorded on our Consolidated Balance Sheets as of December 31, 2020, as applicable, based upon a sensitivity analysis performed by management assuming an immediate hypothetical increase and decrease in market interest rates of 100 basis points. The fair value and earnings sensitivities are applied only to financial assets and liabilities that existed at the indicated balance sheet date. A hypothetical 100 basis points increase in interest rates would have had an immaterial impact on our interest income as it relates to our nascent credit card product and was, therefore, excluded from the below.

	As of December 31, 2020	Impact if Interest Rates:
($ in thousands)		Increase 100 Basis Points	Decrease 100 Basis Points
Loans at fair value
Fair value	$4,859,068	$4,753,825	$4,970,723
Income (loss) before income taxes – fair value change		(105,243)	111,655
Income (loss) before income taxes – interest income(1)		3,125	(3,125)
Securitization investments
Fair value	$496,935	$485,868	$508,550
Income (loss) before income taxes		(11,067)	11,615
Servicing rights
Fair value	$149,597	$146,611	$152,742
Income (loss) before income taxes		(2,986)	3,145
Debt(2)
Carrying value	$3,983,665	n/a	n/a
Income (loss) before income taxes		(39,837)	39,837
Total
Income (loss) before income taxes		$(156,008)	$163,127
___________________
(1)Sensitivity analysis was performed only on our variable-rate loans held on the Consolidated Balance Sheets and reflects the impact on interest income from changes in interest rates, while holding all other factors constant.
(2)Sensitivity analysis was performed only on our variable-rate debt, which is not measured at fair value on a recurring basis and, therefore, only reflects the hypothetical impact on interest expense. Additionally, these amounts are gross of debt issuance costs and discounts.
Credit Risk
We are subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required loan payments, or declines in home loan collateral values. Generally, all loans sold into the secondary market are sold without recourse. For such loans, our credit risk is limited to repurchase obligations due to fraud or origination defects. For loans that were repurchased or not sold in the secondary market, we are subject to credit risk to the extent a borrower defaults and we are not able to fully recover the principal balance. We believe that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools and technology designed to comply with applicable laws and our standards. In addition, we believe that this risk is mitigated through the quality of our loan portfolio. The weighted average origination FICO during the year ended December 31, 2020 was 768.
The following table summarizes the potential effect on earnings over the next 12 months and the potential effect on the fair values of our loans for which we elected the fair value option and residual investments recorded on our Consolidated Balance Sheets as of December 31, 2020 based on upon a sensitivity analysis performed by management assuming an immediate hypothetical change in credit loss rates by a rate of 10%. The fair value and earnings sensitivities are applied only to loans that existed at the indicated balance sheet date. A hypothetical 10% increase in credit losses would have had an immaterial impact on our provision for credit losses as it relates to our nascent credit card product and was, therefore, excluded from the below.

	As of December 31, 2020	Impact if Credit Loss Rates:
($ in thousands)		Increase 10 Percent	Decrease 10 Percent
Loans at fair value
Fair value	$4,859,068	$4,845,739	$4,872,397
Income (loss) before income taxes		(13,329)	13,329
Residual investments(1)
Fair value	$139,524	$138,711	$140,337
Income (loss) before income taxes		(813)	813
Total
Income (loss) before income taxes		$(14,142)	$14,142
___________________
(1)Only residual investments are included herein, as they are subject to credit exposure, and by design this is the portion of the SPE that is expected to absorb the losses of the VIE. Alternatively, asset-backed bonds are not expected to absorb the losses of the VIE based on the extent of overcollateralization and expected credit losses of the VIE.
Market Risk
We are exposed to the risk of loss to future earnings, values or future cash flows that may result from changes in market discount rates. We are exposed to such market risk directly through loans, servicing rights and securitization investments held on our Consolidated Balance Sheets, all of which are measured at fair value on a recurring basis using a discounted cash flow methodology in which the discount rate represents an estimate of the required rate of return by market participants. The discount rates for our loans and securitization investments may change due to expected loan performance or changes in the expected returns of similar financial instruments available in the market. For our servicing rights, the discount rate is commensurate with the risk of the servicing asset cash flow, which varies based on the characteristics of the serviced loan portfolio.

	As of December 31, 2020	Impact if Discount Rates:
($ in thousands)		Increase 100 Basis Points	Decrease 100 Basis Points
Loans at fair value
Fair value	$4,859,068	$4,753,825	$4,970,723
Income (loss) before income taxes		(105,243)	111,655
Securitization investments
Carrying value	$496,935	$485,868	$508,550
Income (loss) before income taxes		(11,067)	11,615
Servicing rights
Fair value	$149,597	$146,611	$152,742
Income (loss) before income taxes		(2,986)	3,145
Total
Income (loss) before income taxes		$(119,296)	$126,415
Counterparty Risk
We are subject to risk that arises from our debt warehouse facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated lenders or other companies, referred to in such transactions as “counterparties”. If a counterparty were to default, we could potentially be exposed to financial loss if such counterparty were unable to meet its obligations to us. We manage this risk by selecting only counterparties that we believe to be financially strong, spreading the risk among many such counterparties, placing contractual limits on the amount of dependence on any single counterparty, and entering into netting agreements with the counterparties as appropriate.
In accordance with Treasury Market Practices Group’s recommendation, we execute Securities Industry and Financial Markets Association trading agreements with all material trading partners. Each such agreement provides for an exchange of margin money should either party’s exposure exceed a predetermined contractual limit. Such margin requirements limit our overall counterparty exposure. The master netting agreements contain a legal right to offset amounts due to and from the same counterparty. Derivative assets in the Consolidated Balance Sheets represent derivative contracts in a gain position net of loss positions with the same counterparty and, therefore, also represent our maximum counterparty credit risk. We incurred no losses due to nonperformance by any of our counterparties during the year ended December 31, 2020. We did not have any derivative asset positions subject to master netting arrangements as of December 31, 2020. Our derivative liability position was $3.0 million as of December 31, 2020.
Also, in the case of our debt warehouse facilities, we are subject to risk if the counterparty chooses not to renew a borrowing agreement and we are unable to obtain financing to originate loans. With our debt warehouse facilities, we seek to mitigate this risk by ensuring that it has sufficient borrowing capacity with a variety of well-established counterparties to meet our funding needs. As of December 31, 2020, we had total borrowing capacity under debt warehouse facilities of $6.4 billion, of which $2.4 billion was utilized. Refer to Note 9 in the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for a listing of our debt warehouse facilities.

MANAGEMENT OF SOFI TECHNOLOGIES FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the individuals who are anticipated to be the executive officers and directors of SoFi Technologies following the Closing of the Business Combination:

Name	Age	Position
Anthony Noto	52	Chief Executive Officer and Director Nominee
Christopher Lapointe	37	Chief Financial Officer
Michelle Gill	48	Executive Vice President and Group Business Unit Leader – Lending & Capital Markets
Micah Heavener	45	Head of Operations
Robert Lavet	66	General Counsel and Secretary
Jennifer Nuckles	46	Executive Vice President and Group Business Unit Leader – Relay, Protect, Lantern, Content, At Work & Partnerships
Maria Renz	52	Executive Vice President and Group Business Unit Leader – SoFi Money, SoFi Invest & Credit Card
Assaf Ronen	47	Chief Product Officer
Lauren Stafford Webb	36	Chief Marketing Officer
Aaron J. Webster	41	Chief Risk Officer
Clay Wilkes	60	Chief Executive Officer – Galileo and Director Nominee
Tom Hutton	65	Chairman of the Board of Directors
Steven Freiberg	64	Vice Chairman of the Board of Directors
Ahmed Al-Hammadi	39	Director Nominee
Michael Bingle	48	Director Nominee
Michel Combes	58	Director Nominee
Richard Costolo	57	Director Nominee
Clara Liang	41	Director Nominee
Carlos Medeiros	39	Director Nominee
Harvey Schwartz	57	Director Nominee
Magdalena Yeşil	62	Director Nominee

The foregoing table does not include one vacant director position to be designated by Red Crow in accordance with the Proposed Certificate of Incorporation and the Shareholders’ Agreement, which we expect to be filled post-Closing. See “ — Board Composition” below.
Executive Officers
Anthony Noto has served as the Chief Executive Officer of SoFi and as a member of its board of directors since February 2018, and will serve as the Chief Executive Officer of SoFi Technologies following the consummation of the Business Combination. Before joining SoFi, Mr. Noto served as Twitter’s Chief Operations Officer, a digital/mobile information network, from 2016 to 2017 and as Twitter’s Chief Financial Officer from 2014 to 2017. Previously, Mr. Noto served for almost four years as co-head of Global Technology, Media and Telecom Investment Banking at Goldman Sachs, a multinational investment bank, from 2010 to 2014. Mr. Noto spent nearly three years as the Chief Financial Officer of the National Football League from 2008 to 2010. Mr. Noto holds a bachelor of science from the U.S. Military Academy, and a master of business administration from the University of Pennsylvania’s Wharton School. We believe Mr. Noto is qualified to serve in the capacity of Chief Executive Officer and as a member of our Board of Directors because of his extensive experience in the technology and financial services sectors in both operating and financial leadership capacities.
Christopher Lapointe has served as the Chief Financial Officer of SoFi since September 2020 and will serve in the same capacity with SoFi Technologies following the consummation of the Business Combination. Mr. Lapointe has served in multiple leadership roles at SoFi including interim Chief Financial Officer beginning in April 2020 and Head of Business

Operations beginning in June 2018. Prior to joining SoFi, Mr. Lapointe served as the Global Head of FP&A, Corporate Finance and FinTech at Uber Technologies, Inc., a company providing ridesharing services, from November 2015 to June 2018. Previously, Mr. Lapointe served as the Vice President of Technology, Media & Telecommunications Investment Banking at Goldman Sachs from July 2012 to November 2015. Mr. Lapointe holds a bachelor of arts from Dartmouth College as well as a master of business administration from the Tuck School of Business at Dartmouth College.
Michelle Gill has served as the Executive Vice President and Group Business Unit Leader for Lending & Capital Markets of SoFi since April 2020 and will serve in the same capacity with SoFi Technologies following the consummation of the Business Combination. She previously served as SoFi’s Chief Financial Officer from May 2018 to April 2020. Prior to joining SoFi, Ms. Gill served as a Managing Director working on Americas Asset Investing Business at TPG Sixth Street Partners, a global investment firm, from July 2017 to April 2018. Prior to TPG Sixth Street Partners, Ms. Gill spent 14 years at Goldman Sachs where, most recently, she was a Partner co-heading the Structured Finance business. Ms. Gill holds a bachelor of arts from the University of California, Los Angeles and a juris doctor from Cornell Law School.
Micah Heavener has served as the Head of Operations of SoFi since May 2020 and will serve in the same capacity with SoFi Technologies following the consummation of the Business Combination. In this role, Mr. Heavener oversees SoFi’s operational staff. Mr. Heavener previously served as the Head of Lending Operations from July 2018 to May 2020. Prior to joining SoFi, Mr. Heavener served as Managing Director, Head of Cardmember Services at Citibank, NA (“Citi”) from October 2016 to July 2018, where he led Cardmember Services for Citi’s U.S. credit card business. Prior to that role, Mr. Heavener held a number of leadership roles within Citi’s Global Consumer Business since joining Citi in 2005. Prior to joining Citi, Mr. Heavener was an infantry officer in the United States Army and served the United States abroad in support of Operation Enduring Freedom. Mr. Heavener holds a bachelor of arts degree from The Citadel, and earned his master of business administration from the University of Florida.
Robert Lavet has served as General Counsel and Secretary of SoFi since 2012 and will serve in the same capacity with SoFi Technologies following the consummation of the Business Combination. In this role, Mr. Lavet is responsible for managing all legal affairs for SoFi and its affiliate entities. Prior to joining SoFi, Mr. Lavet served as a Principal in the Education and Litigation practice groups of the Washington, D.C. law firm of Powers, Pyles, Sutter & Verville PC (“PPSV”), where he represented financial institutions and post-secondary institutions on a wide variety of regulatory, litigation and transactional matters. Prior to PPSV, Mr. Lavet served as General Counsel to SLM Corporation (known as Sallie Mae), a Fortune 300 company and the largest provider of education finance. Before his 16-year career with Sallie Mae, Mr. Lavet was a trial attorney for the United States Department of Justice for three years and ultimately served as a Partner in the Washington D.C. law firm of Cole, Corette & Abrutyn, specializing in corporate and securities litigation. He was named a top Washington D.C. corporate counsel in 2015 and 2019. Mr. Lavet holds a bachelor of arts from the University of Pennsylvania and a juris doctor from Georgetown University Law Center.
Jennifer Nuckles has served as the Executive Vice President and Group Business Unit Leader for Relay, Protect, Lantern, Content, At Work & Partnerships of SoFi since 2019 and will serve in the same capacity with the Combined Company following the consummation of the Business Combination. Prior to joining SoFi, Ms. Nuckles served as an officer at various consumer technology companies, including telemedicine leader Doctor On Demand, Inc. She previously served as the Chief Marketing Officer of Zynga Inc., a social game development company, from 2014 to 2016. Ms. Nuckles also spent almost a decade in leadership positions at The Clorox Company, a multinational manufacturer and marketer of consumer and professional products, running well-known, household-name brands. Ms. Nuckles began her career in consulting covering consumer and media at Arthur Andersen, a firm which provided auditing, tax and consulting services. Ms. Nuckles holds a bachelor of arts from the University of California, Berkeley and a master of business administration from Harvard Business School.
Maria Renz has served as the Executive Vice President and Group Business Unit Leader for SoFi Money, SoFi Invest and Credit Card since March 2020 and will serve in the same capacity with SoFi Technologies following the consummation of the Business Combination. Prior to joining SoFi, Ms. Renz was the Vice President of Customer Service and Delivery Experience at Amazon.com, Inc. (“Amazon”), from 2017 to 2020. Ms. Renz also held a variety of additional leadership positions at Amazon, including Vice President and Technical Advisor to the CEO. Prior to joining Amazon, Ms. Renz worked in brand management at Kraft Foods, Inc., as well as Hallmark Cards, Inc. Ms. Renz currently serves as a Board member for DoorDash Inc., a food delivery company (NYSE: DASH). Ms. Renz holds a bachelor of science from Drexel University and a master of business administration from Vanderbilt University.
Assaf Ronen has served as the Chief Product Officer of SoFi since June 2020 and will serve in the same capacity with the Combined Company following the consummation of the Business Combination. Prior to this role, Mr. Ronen served as the

Head of Product & Design of SoFi from June 2018 to June 2020. In this role, Mr. Ronen oversees the strategy and direction of SoFi’s suite of product offerings. Prior to joining SoFi, Mr. Ronen founded and served as Vice President of Amazon’s Alexa shopping group from 2014 to 2017, creating a new market category in the burgeoning world of voice assistants. Mr. Ronen previously served as a Vice President responsible for Amazon’s physical payments business. Prior to joining Amazon, Mr. Ronen spent nearly seven years at Microsoft Corporation, where he served as general manager of Skype after its acquisition, and as the general manager of identity, access, and security products. Mr. Ronen completed his computer science education while serving in the Israeli Army’s Center of Computing and Information Systems.
Lauren Stafford Webb has served as the Chief Marketing Officer of SoFi since June 2019 and will serve in the same capacity with the Combined Company following the consummation of the Business Combination. In this role, Ms. Stafford Webb oversees the SoFi brand and all aspects of marketing. Prior to joining SoFi, Ms. Stafford Webb served at Intuit Inc., a business and financial software company, from February 2017 to May 2019, where she most recently was Vice President of Intuit Marketing, spearheading the delivery of the company’s first corporate brand strategy and campaign. Prior to Intuit, Ms. Stafford Webb held marketing leadership positions at The Procter & Gamble Company, a multinational consumer goods company, from June 2007 to October 2015, where she led well-known household name brands. Ms. Stafford Webb holds a bachelor of science in business administration from The Ohio State University Fisher College of Business.
Aaron J. Webster has served as the Chief Risk Officer of SoFi since 2019 and will serve in the same capacity with the Combined Company following the consummation of the Business Combination. Prior to joining SoFi, Mr. Webster served as Chief Risk Officer — U.S. Retail Bank and Mortgage and Head of Global Regulatory Analytics for Citi, the consumer division of the multinational financial services firm, from 2018 to 2019. Previously, Mr. Webster held several leadership roles at Toyota Financial Services, a leading automotive lender, beginning in 2008, with his most recent position as Managing Director, Americas Risk Management from 2008 to 2018. Previously, Mr. Webster served in various roles at GE Capital, Washington Mutual Bank FSB, and Wachovia Bank, NA (now Wells Fargo & Company). Mr. Webster holds a bachelor of arts from the University of North Carolina at Chapel Hill.
Directors
Tom Hutton has served as the Chairman of the Board of Directors of SoFi since September 2017 and a director of SoFi since June 2012. Mr. Hutton previously served as interim Chief Executive Officer of SoFi from September 2017 to March 2018. Mr. Hutton has served as the Managing Partner of Thompson Hutton, LLC (“Thompson Hutton”), an investment management firm since 2000. He also founded and has served as Managing Partner of XL Innovate fund, a venture capital fund, since 2000. He has also served as a Board member of Lemonade Inc. (NYSE: LMND) since 2015 and previously served as a Board member of Safeco Insurance, Montpelier Re Holdings and XL Group. Mr. Hutton holds a bachelor of arts and master of science from Stanford University and a master of business administration from Harvard Business School. We believe that Mr. Hutton is qualified to serve as a member of our Board of Directors because of his experience as a director and Audit Committee Chairman of public companies and his knowledge of the fintech industry.
Steven Freiberg has served as the Vice Chairman of the Board of Directors of SoFi since September 2017 and a director of SoFi since March 2017. Mr. Freiberg served as a senior advisor to SoFi from July 2018 to June 2019 and also served as SoFi’s interim Chief Financial Officer from May 2017 to June 2018. Mr. Freiberg is a long-term veteran of the financial services sector, having served as the Chief Executive Officer of E*TRADE Financial Corporation, an electronic trading platform, and having held multiple positions at Citigroup over a 30 year period, including serving as the Co-Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group. He has also served as a Board member of MasterCard (NYSE: MA) since September 2006, Regional Management (NYSE: RM) since July 2014, Rewards Network since 2017, Purchasing Power, LLC since 2017, Fair Square Financial, LLC since 2016 and as a Founder of Grand Vista Partners, and a senior advisor to several companies including The Boston Consulting Group, Towerbook Capital Partners PE and Verisk Analytics (NASDAQ: VRSK). Mr. Freiberg holds a bachelor of business administration and a master of business administration from Hofstra University. We believe that Mr. Freiberg is qualified to serve as a member of our Board of Directors because of his experience as a director of public companies and his knowledge of the financial services industry.
Ahmed Al-Hammadi has served as a director of SoFi since May 2019. Mr. Al-Hammadi serves as the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority (“QIA”), the sovereign wealth fund of the State of Qatar, a position he has held since April 2020. He previously served as Head of Active Investments of QIA, from May 2015 to April 2020. Prior to joining QIA, Mr. Al-Hammadi worked at EFG-Hermes, a regional asset manager, and before that at the consulting firm Booz & Co. where he advised financial services clients on strategy, private equity investment opportunities, and organization structures. He is also a Board member of Heathrow Airport Holding Limited. Mr. Al-Hammadi holds a bachelor of science from the University of Pennsylvania’s Wharton School and a master of business administration from Harvard Business

School. We believe that Mr. Al-Hammadi is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy.
Michael Bingle has served as a director of SoFi since March 2017. Mr. Bingle is Vice Chairman at Silver Lake, a global investment firm with a focus on investing in technology companies, and has been with Silver Lake since 2000. Mr. Bingle has been a private equity investor for over 20 years, and he has invested in numerous fintech companies. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management and worked in the Investment Banking Division of Goldman Sachs & Co. He has also served as a Board member of SolarWinds Corporation (NYSE: SWI) since February 2016, Achievers Holdings, Inc., Blackhawk Network Holdings, Inc. and Fanatics, Inc. and previously served as a Board member of TD Ameritrade Holding Corporation (NYSE: AMTD), Gartner, Inc. (NYSE: IT), Virtu Financial (NASDAQ: VIRT), Ancestry.com LLC, Credit Karma, Inc., Datek Online Holdings, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., and Mercury Payment Systems. Mr. Bingle holds a bachelor of science in engineering from Duke University. We believe that Mr. Bingle is qualified to serve as a member of our Board of Directors because of his experience as a director of public companies, his experience advising companies with respect to business strategy, his knowledge of the financial services industry, and his experience with financial technology companies.
Michel Combes has served as a director of SoFi since May 2020. Mr. Combes is President of SoftBank Group International, an affiliate of SoftBank Corp., a Japanese telecommunications company providing mobile communications services. Prior to joining SoftBank, Mr. Combes was President and Chief Executive Officer of Sprint Corporation, an American telecommunications company (“Sprint”), Chief Executive Officer of Altice, a communications and media company, and Chief Executive Officer of SFR Group, a French mobile communications company. He has also served as a Board member of Philip Morris International Inc. (NYSE: PM) since December 2020, F5 Networks (NASDAQ: FFIV) since July 2018 and as a member of the Business Advisory Group of McLaren Technology Group since July 2018. He has previously served on the Board of Directors of Sprint. Mr. Combes holds a master’s degree from École Polytechnique, Télécom ParisTech and a Ph.D. from Paris Dauphine University. We believe that Mr. Combes is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy and his knowledge of the financial services industry.
Richard Costolo has served as the Co-Managing Partner and General Partner at 01 Advisors, a venture and advisory firm, since January 2018. Mr. Costolo was previously a Venture Partner at Index Ventures, a venture capital firm, from January 2016 to December 2016 and served as the CEO of Twitter, Inc., the online social networking and microblogging service, from October 2010 to July 2015. Mr. Costolo has been the founder and CEO of multiple startups, including FeedBurner, which was acquired by Google in 2007. Mr. Costolo holds a bachelor of science in computer science from the University of Michigan. We believe that Mr. Costolo is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy and leading a technology company.

Clara Liang has served as a director of SoFi since October 2019. Ms. Liang is Vice President and head of geos at Airbnb, Inc. (“Airbnb”) (NASDAQ: ABNB), a community of millions of hosts who offer travel experiences in 220 countries and regions around the world. Prior to joining Airbnb, Ms. Liang served as Chief Product Officer at Jive Software, a provider of communication and collaboration products, and spent 11 years at International Business Machines Corporation (“IBM”) in a number of technology and professional services roles. Ms. Liang holds a bachelor of science in Symbolic Systems from Stanford University and a master of science in technology commercialization from the University of Texas at Austin. We believe that Ms. Liang is qualified to serve as a member of our Board of Directors because of her experience leading and scaling global technology companies.
Carlos Medeiros has served as a director of SoFi since September 2020. Mr. Medeiros is a Partner at SoftBank and has been with SoftBank since 2019. Prior to joining SoftBank, Mr. Medeiros led the direct investment practice at VR Investments, a New York-based investment firm focused on long-term investment horizon, for seven years. Mr. Medeiros’ previous experience also includes investment banking at UBS. He is also a Board member of Bancar Technologies Limited, UK. Mr. Medeiros graduated from Fundação Getulio Vargas in Brazil with a focus on government and financial analysis, and he holds a master in business administration from Columbia Business School. We believe that Mr. Medeiros is qualified to serve as a member of our Board of Directors because of his experience advising companies with respect to business strategy and his knowledge of the financial services industry.
Harvey Schwartz is an investor, philanthropist and consultant and has served as an advisor to Super Set, a venture tech fund, since September 2018. Mr. Schwartz previously served as President and Co-Chief Operating Officer of Goldman Sachs from 2017 to April 2018 and also served as Chief Financial Officer of Goldman Sachs from 2016 to 2017. After joining Goldman Sachs in 1997, Mr. Schwartz served in various senior leadership roles, including Global Co-Head of the Securities Division, Head of Securities Division Sales, Head of North American Sales and Co-Head of the Americas Financing Group. He

also served as a member of Goldman Sachs’ Management Committee and co-headed its Risk Committee, Steering Committee on Regulatory Reform and Finance Committee and established Goldman Sachs’ Investment Policy Committee, on which he also served as a member. Prior to Goldman Sachs, Mr. Schwartz spent a decade working at several other financial firms including at Citicorp from 1990 through 1997. Mr. Schwartz holds a bachelor of arts from Rutgers University and a master of business administration from Columbia University. We believe that Mr. Schwartz is qualified to serve as a member of our Board of Directors because of his extensive experience in and knowledge of the financial services industry.

Clay Wilkes has served as a director of SoFi since May 2020. Mr. Wilkes founded Galileo in 2000 and has served as its Chief Executive Officer since its founding. Mr. Wilkes launched his professional career developing communications and operating systems for Sperry, IBM, and Novell, Inc. In 1994, Mr. Wilkes also founded I-Link, which developed Voice Over IP and the first switchless voice network. As Chief Executive Officer, Mr. Wilkes took I-Link public and authored patents for VOIP. Mr. Wilkes studied at the University of Oregon and Brigham Young University. We believe Mr. Wilkes is qualified to serve as a member of our Board of Directors because of his experience operating a financial technology company and as his engineering and technology background.
Magdalena Yeşil has served as a director of SoFi since July 2018. Ms. Yeşil is a founder, entrepreneur, and venture capitalist of many technology companies. Ms. Yeşil is currently the co-founder and executive chair of Informed.IQ, an AI company that turns documents and data into decisions for the consumer finance industry. She is a former general partner at U.S. Venture Partners, a leading Silicon Valley venture capital firm, where she oversaw investments in more than 30 early-stage companies. Ms. Yeşil founded UUnet, CyberCash, Inc., and MarketPay Associates, LLC, some of the first companies dedicated to commercializing Internet access, e-commerce infrastructure, and electronic payments, which earned her the Entrepreneur of the Year title from Red Herring in 1997. She is also a founder of Broadway Angels, a group of female venture capitalists and angel investors. She is also a Board member of Smartsheet and Zuora and has previously served on the Board of Directors of salesforce.com, inc. (NYSE: CRM). Ms. Yeşil holds a bachelor of science and a master of science in electrical engineering from Stanford University. We believe that Ms. Yeşil is qualified to serve as a member of our Board of Directors because of her extensive experience leading and advising technology companies.
Board Composition
The board of directors will establish the authorized number of directors from time to time by resolution. The size of the board of directors will initially be set at thirteen members. Pursuant to the Proposed Certificate of Incorporation and the Shareholders’ Agreement, the board of directors will consist of the following directors. The board of directors will initially consist of the 12 individuals named below and one vacant director position to be designated by Red Crow in accordance with the Proposed Certificate of Incorporation and the Shareholders’ Agreement, which we expect to be filled post-Closing, as further described below:
•One of whom will be Anthony Noto, the Chief Executive Officer of SoFi Technologies, who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents;
•Three of whom will be designated by certain existing investors for so long as the relevant existing investor holds in the aggregate an amount of shares of SoFi Technologies equal to (i) at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of such existing investor’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement, or (ii) at least 5% of the then issued and outstanding shares of SoFi Technologies, including:
a.one of whom will be designated by Red Crow and who will initially be Clay Wilkes,
b.one of whom will be designated by QIA and who will initially be Ahmed Al-Hammadi, and
c.one of whom will be designated by Silver Lake Partners and who will initially be Michael Bingle;
and who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents;
•(A) Two of whom will be designated by SoftBank Group Capital Limited for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of SoftBank’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement or the Share Repurchase Agreement, or (B) in the event the threshold in sub-clause (A) is not met, one of whom will be designated by SoftBank for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies (i) greater than or equal to 25% but less than 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of SoftBank’s shares of SoFi Technologies repurchased by SoFi pursuant to the Shareholders’ Agreement or the Share Repurchase Agreement, or (ii) at least 5% of the then issued and outstanding shares of SoFi Technologies, who will initially be Michel Combes and Carlos Medeiros, and who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
•.(i) Two of whom will be designated by SCH for so long as SCH holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing and mutually agreed upon between SCH and SoFi and who will initially be Richard Costolo and Harvey Schwartz, or (ii) in the event the threshold set forth in sub-clause (a)(i) is not met, one of whom will be designated by SCH for so long as SCH holds in the aggregate an amount of shares of SoFi Technologies equal to (x) at least 25% of its percentage ownership of SoFi Technologies immediately following Closing or (y) at least 5% of the then issued and outstanding shares of SoFi Technologies;
•.One of whom will be an independent director designated by Red Crow for so long as Red Crow holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing, who we expect to be designated post-Closing;
•.One of whom will be an independent director designated by SoftBank for so long as SoftBank holds in the aggregate an amount of shares of SoFi Technologies equal to at least 50% of its percentage ownership of SoFi Technologies immediately following Closing minus any of such existing investor’s shares of SoFi Technologies repurchased by SoFi Technologies pursuant to the Shareholders’ Agreement or the Share Repurchase Agreement and who will initially be Tom Hutton; and
•.Three of whom will be members of SoFi’s current Board of Directors and who will initially be Steven Freiberg, Clara Liang and Magdalena Yeşil, in each case, who will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
Each director will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation, or removal.
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Corporate Governance
Director Independence
As a result of SoFi Technologies common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Tom Hutton, Ahmed Al-Hammadi, Mike Bingle, Michel Combes, Richard Costolo, Carlos Medeiros, Clara Liang and Magdalena Yeşil qualifies as “independent” as defined under applicable SEC rules and Nasdaq listing standards.
Committees of the Board of Directors
The board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. SoFi Technologies will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

Pursuant to the Shareholders’ Agreement, for so long as the each of the SoftBank Investors, Red Crow Investors and Silver Lake Investors is entitled to nominate a director nominee to serve on the Board, each of the SoftBank Investors, Red Crow Investors and Silver Lake Investors is entitled to designate a member to standing committee of the Board of its choice (and in the case of SoftBank, for so long as it may designate two nominees to the Board it may designate one member to two such standing committees), subject in each case to applicable law and the qualification of the applicable designees as independent under Nasdaq rules. The Shareholders’ Agreement also provides that for so long as a nominee designated by the SoftBank investors is serving on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, such committee will have no fewer than four members.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of committee charters will be posted on SoFi Technologies’ website, www.sofi.com/investors, as required under applicable SEC rules and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit and Risk Committee
Upon Closing, the audit and risk committee is expected to consist of Steven Freiberg, Clara Liang and Tom Hutton, with Tom Hutton serving as the chair of the committee. The parties have determined that Clara Liang and Tom Hutton meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable Nasdaq listing rules. We have determined that each member of our audit and risk committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq listing rules. In arriving at this determination, the parties have examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The parties have determined that Steven Freiberg and Tom Hutton each qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the parties considered Steven Freiberg’s and Tom Hutton’s formal education and previous and current experience in financial and accounting roles. The independent registered public accounting firm and management periodically will meet privately with the audit and risk committee.
The audit and risk committee’s responsibilities will include, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;
•discussing with the independent registered public accounting firm their independence from management;
•reviewing with the independent registered public accounting firm the scope and results of their audit;
•pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements that SoFi Technologies files with the SEC;
•reviewing and monitoring accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Upon Closing, the compensation committee is expected to consist of Clara Liang, Steven Freiberg and Mike Bingle, with Mike Bingle serving as the chair of the committee. The parties have determined that each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The parties have determined that Clara

Liang and Mike Bingle are “independent” as defined under applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Chief Executive Officer;
•reviewing and setting, or making recommendations to the board of directors regarding, the compensation of other executive officers;
•making recommendations to the board of directors regarding the compensation of directors;
•reviewing and approving, or making recommendations to the board of directors regarding, incentive compensation and equity-based plans and arrangements; and
•appointing and overseeing any compensation consultants.
We believe that the composition and functioning of the compensation committee meets the requirements for independence under applicable Nasdaq listing standards.
Nominating and Corporate Governance Committee
Upon Closing, the nominating and corporate governance committee is expected to consist of Tom Hutton and Magdalena Yesil. The parties have determined that each of these individuals is “independent” as defined under applicable SEC rules and Nasdaq listing standards.
The nominating and corporate governance committee’s responsibilities include, among other things:
•identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;
•recommending to the board of directors the nominees for election to the board of directors at annual meetings of stockholders;
•overseeing an evaluation of the board of directors and its committees; and
•developing and recommending to the board of directors a set of corporate governance guidelines.
We believe that the composition and functioning of the nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards.
The board of directors may from time to time establish other committees.
Code of Ethics
SoFi Technologies will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the website of SoFi Technologies, http://sofi.com/investors. SoFi Technologies intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
No executive officer currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than SoFi, that has one or more executive officers serving as a member of the board of directors.

SOFI’S COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the material components of the executive compensation program that are paid, awarded to, or earned by the executive officers of SoFi who would have been named executive officers for 2020 and who may continue to serve as executive officers of the Combined Company following the consummation of the Business Combination. Such executive officers of SoFi consist of the following persons, referred to herein as our named executive officers (the “NEOs”):
•Anthony Noto, Chief Executive Officer;
•Christopher Lapointe, Chief Financial Officer;
•Maria Renz, EVP & Group Business Unit Leader — Money, Invest & Credit Card;
•Michelle Gill, EVP & Group Business Unit Leader — Lending & Capital Markets; and
•Jennifer Nuckles, EVP & Group Business Unit Leader — Relay, Protect, Lantern, Content, At Work & Partnerships
Each of the NEOs is expected to serve “SoFi Technologies” in the same or similar capacity after the closing of the Business Combination.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that “SoFi Technologies” adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
Historical Compensation Decisions
Compensation Philosophy and Objectives
Our compensation program is designed to attract, retain and motivate talented, deeply qualified and committed individuals who believe in SoFi’s mission, while rewarding employees for long-term value creation. In furtherance of this objective, our compensation programs focus on paying for performance where executive compensation is aligned to SoFi’s performance, in addition to individual contribution and impact. In addition, our equity program aligns executive compensation to the long-term interests of our shareholders by aligning executive compensation to the performance of SoFi.
Our executive compensation philosophy seeks to promote a long-term commitment to the Company by our executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, we rely on 100% service-based vesting to reinforce this long-term orientation.
While we are still evolving our programs and practices, we strive for a fair, competitive, transparent and equitable approach in recognizing and rewarding our executives. We take a principled approach in providing fair, relevant and competitive compensation and benefits to a dynamic workforce with diverse needs. For our executives, we aim to balance short-term versus long-term compensation and fixed amounts of cash with variable incentive compensation. In furtherance of this goal, we provide the following forms of compensation to our executives:
Base Pay:   We provide a competitive fixed amount of cash compensation based on the executive’s role, prior experience and expected contributions to SoFi.
Cash Incentive Compensation:   We additionally provide cash-based incentives that are tied to specific company metrics and are aligned to our annual company priorities, with the payout opportunity based on company and individual performance.
Long-Term Equity Compensation:   The most significant portion of compensation for our executives is provided in the form of stock options and restricted stock units. This long-term incentive aligns executive compensation to our shareholders’ interests while helping attract and retain talented leaders by paying for performance.

Change of Control and Severance Benefits:   We believe it is important to offer severance and change of control benefits to certain key executives that are in line with our view of market practice such that we may maintain a competitive advantage in hiring and retaining top talent.
Employee Benefit and Wellness Programs:   We offer our executives the same health and wellness programs as all other employees. In addition, executives are eligible to enroll in the same program as all other employees. We think this benefit and retirement package assists us in retaining top executive talent.
When designing our compensation program, we considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry. This informal consideration was based on the general knowledge of our Chief Executive Officer regarding the compensation given to some of the executive officers of other companies in our industry through informal discussions with recruiting firms, research and informal benchmarking against their personal knowledge of the competitive market. Our Chief Executive Officer, in consultation with the compensation committee, approved compensation decisions for each executive officer on an individual basis after a thorough discussion of various factors, including any informal knowledge or data in his possession.
As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Over time, we intend to transition to a more empirically-based approach that involves benchmarking against peer companies. Accordingly, the compensation paid to our NEOs for fiscal year 2020 is not necessarily indicative of how we will compensate our NEOs after the Business Combination.
Compensation Committee Procedures
The compensation committee and the Board meet outside the presence of all of our executive officers (other than Clay Wilkes, chief executive officer of Galileo, as he is also a Board member and reports directly to the Chief Executive Officer), including our NEOs, to consider appropriate compensation for our Chief Executive Officer. Following the Business Combination, the compensation committee intends to adopt a policy that would, among other things, prohibit members of such committee from voting on compensation matters of individuals to whom such members report. This policy is intended to align with the Company’s policy of ensuring objective and fair decisions on matters of compensation.
The compensation committee meets outside the presence of all NEOs except our Chief Executive Officer to consider appropriate compensation for all other NEOs. Our Chief Executive Officer reviews annually each NEO’s performance and approves appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other NEOs. The compensation committee is required to approve new grants of long-term equity incentive awards exceeding 200,000 shares in any twelve-month period for a single NEO. The compensation committee also annually analyzes our Chief Executive Officer’s performance and determines his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance, such assessment is performed with input from compensation consultants as engaged by the compensation committee. The compensation committee’s determinations with respect to our Chief Executive Officer’s performance are subject to approval from the Board. In order to ensure that we continue to remunerate our executives appropriately, the compensation committee has retained Compensia, Inc. (“Compensia”) as its independent compensation consultant to review its policies and procedures with respect to executive compensation. Compensia assists the Chief Executive Officer, our People Team and the compensation committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors and by providing guidance on industry best practices; however, the Company has not yet undergone a formal peer group study to compare our current compensation practices. The compensation committee retains the right to modify or terminate its relationship with Compensia or select other outside advisors to assist the compensation committee in carrying out its responsibilities. No other services have yet been provided by Compensia to the Company.
Annual Say-on-Pay Vote on Executive Compensation
The Board has not yet been required to solicit a non-binding stockholder advisory vote on the compensation of our NEOs (the “Say-on-Pay Vote”). However, SoFi Technologies will solicit a Say-on-Pay Vote in accordance with applicable law at the first Annual Meeting of the Combined Company. Our Board will consider the outcome of the Say-on-Pay Vote when making compensation decisions for our NEOs in the future.
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multiyear vesting schedules for equity awards, encourage executives to maintain both a short and a long-term view with respect to Company performance.
Elements of Compensation
Our current executive compensation program, which was set by our compensation committee, consists of the following:
Base Pay
The principle form of compensation of our executive officers is in the form of equity grants, principally stock options and restricted stock units. Nevertheless, base salary forms a critical component of compensation of our executive officers. The base pay for each NEO is intended to provide a fixed amount of cash compensation that is based on the executive’s individual role, experience and expected contributions. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer and compensation committee determine market-level compensation for base salaries based on benchmark data provided by external market data firm Radford in addition to our executives’ experience in the industry with reference to the base salaries of similarly-situated executives in other companies of similar size and stage of development operating in our industry.
With these principles in mind, base salaries are reviewed during the fourth quarter of the fiscal year by our Chief Executive Officer, in collaboration with our People Team and compensation committee. In past years, our Chief Executive Officer, and the Board with respect to the Chief Executive Officer, approved certain changes to base salary. The Chief Executive Officer reviewed the performance of the other NEOs using relevant Radford market data made available to him during the past year to set the executive compensation package for each executive officer for the coming year based on such data and in light of our compensation objectives.
The base salaries paid to our NEOs in fiscal year 2020 are set forth in the “Executive Compensation — 2020 Summary Compensation Table” below.
Cash Incentive Compensation
We offer annual cash incentives to our executives, which are tied to specific Company metrics that are aligned to our annual Company priorities. The payout opportunity for each executive officer is based on both Company and individual performance as determined by the Chief Executive Officer, except in the case of the Chief Executive Officer, in which case our compensation committee makes a recommendation to the Board for such determination. Our Chief Executive Officer, in his discretion, approves awards of cash bonuses to our executive officers, other than himself. In the case of cash awards to our Chief Executive Officer, the Board has the authority and discretion to award an annual cash bonus.
At the commencement of an executive officer’s employment with us, a target level of bonus compensation is determined that is structured as a percentage of such executive officer’s annual base salary. This target level of bonus can be adjusted based on a change in scope or as part of a compensation target adjustment. Depending upon company and individual performance, an executive officer may ultimately receive more or less than his or her target bonus amount.
Key company performance objectives, or “Company Priorities”, set by the company on an annual basis are weighted to determine company-wide bonus funding, including the funding for the annual incentives for our executive officers. In determining the appropriate weight to apply with respect to each Company Priority, our Chief Executive Officer and compensation committee consider the performance metrics that he or they believe are most impactful to our overall corporate performance. These “Company Priorities” are weighted by our Chief Executive Officer to guide the funding of the bonus pool from which we pay our bonuses to our executive officers. For purposes of funding the bonus pool, we determine the actual performance for each Company Priority to be at least 50% and we determine each Company Priority’s target as fully satisfied to the extent 80% of such Company Priority’s Target Performance is deemed actually achieved. When actual performance is less than 80% of the Target Performance or in excess of 100% of the Target Performance, the Chief Executive Officer and our

compensation committee, in their discretion, determine the amount by which the performance condition for such Company Priority is satisfied and, ultimately, the amount of our bonus pool that is funded.
The table below sets forth for 2020 for each Company Priority: the weight distribution and target performance objectives set by us, the actual performance achieved, and the payout determination made by the Chief Executive Officer and compensation committee in their discretion.

Company Priority	Weighting	Target Performance	Actual Performance	Achievement	Payout	Weighted Payout
Adjusted Net Revenue ($ in millions)	30%	$593	$621	105%	118%	35%
Adjusted EBITDA ($ in millions)	30%	$(90)	$(45)	150%	150%	45%
Change in NPS(1)	13.33%	35	(4)	(11)%	50%	7%
Net New Total Members	13.33%	750,000	874,412	117%	122%	16%
Net New Total Multi-Product Members	13.33%	175,000	313,983	179%	163%	22%
Total	100.00%					125%
_____________________
(1)“NPS” is defined as “Net Promoter Score” and is a metric commonly used to measure the loyalty or satisfaction of customers to a company or a particular product. NPS scores are measured with a single question survey and are reported with a number ranging from -100 to +100, with a higher score being desirable. Our NPS question is aimed at discerning our general brand perception and whether or not the survey participants, who are self-stated SoFi members, would recommend us to a friend or colleague. Our NPS is used by us as an indicator of the satisfaction of our members relative to the satisfaction of our competitors' customers with our competitors.
Our Chief Executive Officer has the discretion to determine each of our executive officers’ bonus payment amount, other than for himself, which determination is made by the Board in its discretion, based upon his subjective evaluation of the impact of his or her performance on the overall Company Priorities. In addition, our Chief Executive Officer may adjust bonuses upwards or downwards due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions, or for any other reason in his discretion. Because of this, our Chief Executive Officer retains discretion over the ultimate annual bonus payments to each executive officer, other than himself, in which case our Board retains such discretion. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on corporate results.
During 2020, our Chief Executive Officer established the target percentage amounts for the cash bonuses for each of our NEOs other than himself. For all of fiscal year 2020, Mr. Noto and Ms. Gill were eligible to receive an annual cash bonus target of 100% of their respective base salaries. Mr. Lapointe was eligible to receive an annual cash bonus target of 80% of his base salary from the beginning of 2020 through his appointment as Chief Financial Officer on September 14, 2020, after which he was eligible to receive an annual cash bonus target of 100% of his adjusted base salary as Chief Financial Officer. Additionally, Mr. Lapointe received a discretionary bonus of $25,000 per month while in his role as interim Chief Financial Officer, which resulted in six monthly payments between April 1, 2020 and September 14, 2020. Ms. Renz, who began employment on March 11, 2020, was eligible to receive quarterly cash bonuses of a minimum of 100% of her base salary for her first year. Beginning in fiscal year 2021, Ms. Renz will be eligible to receive an annual cash bonus target of 100% of her base salary. Ms. Nuckles was eligible to receive an annual cash bonus target of 80% of her fiscal year 2020 base salary from the beginning of the year through her appointment to Executive Vice President on March 11, 2020, after which she was eligible to receive an annual cash bonus target of 100% of her adjusted base salary as Executive Vice President. The bonuses received by each NEO are reflective of the Company-wide bonus multiple, which reflects the funded status of our bonus pool, as applied to their respective eligible bonus targets.
For additional information, including the amounts paid for each named executive officer, please see the 2020 Summary Compensation Table below under “— Executive Compensation.”
Long-Term Equity-Based Compensation
The most significant portion of compensation for executives is delivered in the form of stock options and restricted stock units, or RSUs. This long-term equity incentive aligns our executives’ compensation to our shareholders’ interests while helping attract and retain talented leaders and furthers our compensation objective of paying for performance.
Generally, each executive officer is provided with an equity grant in the form of RSUs when they join our Company based upon his or her position with us and his or her relevant prior experience. These inducement grants generally vest over the course of four years with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remainder of the shares vesting quarterly in equal installments over the next 12 quarters. While the vesting schedule noted is typical, RSUs have been issued to executives with alternative schedules. These alternative schedules include, but are not limited to, vesting at a rate of 20% after one year from vesting commencement date then monthly over an additional four years, and vesting at a rate of 25% after one year from the vesting commencement date then monthly over an additional three years. Prior to 2019, we also awarded non-qualified stock options to certain executive officers, which vest either at a rate of 20% after one year from the vesting commencement date then monthly over an additional four years, or 25% after one year from the vesting commencement date then monthly over an additional three years. Our decision to transition from granting stock options to RSUs was made at the determination of the Chief Executive Officer. In making such determination, the Chief Executive Officer relied on professional insight and personal knowledge of competing companies, ultimately determining that granting stock options was no longer appropriate at the time because of our stage of development. In certain circumstances, the stock options may have been issued at exercise prices above the fair value of our common stock at the time of grant. In all events, these equity incentive awards encourage executive longevity and compensate our executive officers for their contribution to our success over a period of time. In addition to RSUs or non-qualified stock options granted upon commencement of employment with us, our compensation committee may grant additional equity awards to retain our executives and to recognize the achievement of Company Priorities and individual goals and/or strong individual performance.
On May 14, 2020, certain employees, including executive officers, were given the option to exchange certain unvested options to purchase SoFi common stock for unvested RSUs. The purpose of this tender was to offer longer-tenured employees who received options as part of their compensation package an opportunity to receive RSUs. As a result of this tender, Ms. Gill participated in the offer and was granted 418,295 RSUs.
See the “Executive Compensation — 2020 Grants of Plan-Based Awards” table as well as “Executive Compensation — Executive Offer Letters/Agreements” for additional information.
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees:
•health insurance;
•vacation, personal holidays and sick days;
•life insurance and supplemental life insurance;
•short-term and long-term disability; and
•a 401(k) plan.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for employees.
Pay Mix
We utilize the particular elements of compensation described above because we believe that collectively these elements provide a well-proportioned mix of secure compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.
For certain executives, the mix of compensation is weighted toward at-risk pay (annual incentives and long-term equity incentives). Our cash consideration pay mix is generally equally weighted for performance versus base pay. Our equity program aligns executive compensation to the long-term interests of our stockholders while encouraging them to think and act like owners. Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance.

2021 Stock Option and Incentive Plan
Effective upon the completion of the Business Combination, we intend to implement the 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc., or “2021 Plan”. Our 2021 Plan will allow for the grant of equity incentives, such as grants of stock options, restricted stock, restricted stock units and stock appreciation rights. For more information relating to our 2021 Plan, see “Incentive Plan Proposal” discussed above.
Employment Agreements and Severance and Change of Control Benefits
We believe that a strong, experienced management team is in the best interests, and is essential to the success, of the company and our stockholders. The agreements that we entered into with the NEOs at the time of their engagement were designed to minimize employment security concerns arising in the course of negotiating and completing a significant transaction such as the Business Combination. These benefits, which are generally payable only if the executive is terminated by the company without cause or the executive resigns for good reason, both in connection with a change in control and without, are enumerated and quantified in “Executive Compensation — Potential Payments Upon Termination or Change of Control”.
Section 409A Considerations
Section 409A of the Code, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Tax Considerations
For income tax purposes, publicly-traded companies may be prohibited from deducting employee enumeration in excess of $1 million to certain “covered employees”, which may include certain named executives, including, but not limited to, the chief executive officer and chief financial officer, under Section 162(m) of the Code. Even if Section 162(m) may limit the compensation deduction, the Board and the Company believe our compensation practices should be designed to help the Company meet established goals and objectives. While we will consider the impact of Section 162(m), we intend to continue to compensate our named executives in a manner that is in the best interest of our stockholders and reserve the right to make compensation decisions that may not be deductible under Section 162(m) where the Company determines the compensation to be appropriate.
The Compensation Committee
Our compensation committee is comprised of the following members of our Board:
Michael Bingle, Chair
Steven Freiberg
Clara Liang
Carlos Medeiros

EXECUTIVE COMPENSATION
All share counts in this section are shown on a pre-Business Combination basis.
2020 Summary Compensation Table
The following table sets forth certain information with respect to compensation for the year ended December 31, 2020 earned by, awarded to or paid to our NEOs who will continue to provide services to SoFi Technologies.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
Anthony Noto	2020	215,342	—	52,118,397	1,200,000	53,533,739
Chief Executive Officer
Christopher Lapointe	2020	379,781	150,000	9,376,800	675,000	10,581,581
Chief Financial Officer
Maria Renz	2020	363,699	450,000	14,528,160	34,375	15,376,234
EVP & Group Business Leader – Money, Invest & Credit Card
Michelle Gill	2020	500,000	—	12,937,052	675,000	14,112,052
EVP & Group Business Leader – Lending & Capital Markets
Jennifer Nuckles	2020	390,437	—	3,229,120	485,000	4,104,557
EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work & Partnerships
_____________________
(1)In May 2020, Mr. Noto voluntarily forfeited his salary for the remainder of the fiscal year in response to the global COVID-19 pandemic and macroeconomic uncertainty. In September 2020, Mr. Lapointe was appointed as Chief Financial Officer, his annual salary increased to $450,000. In March 2020, Ms. Nuckles was promoted to Executive Vice President & Group Business Leader — Relay, Protect, Lantern, Content, At Work & Partnerships, for which her annual salary increased to $400,000.
(2)Includes the amount of discretionary bonuses paid in 2020. Mr. Lapointe served as interim Chief Financial Officer from April 1, 2020 through September 13, 2020, for which he received a discretionary bonus of $25,000 per month. Ms. Renz, who began employment on March 11, 2020, participated in the company’s quarterly bonus plan for the first fiscal year of service and was eligible to receive quarterly cash bonuses of a minimum of 100% of her base salary for her first year of employment, which is not prorated for the portion of the year she was employed.
(3)Represents the aggregate grant date fair value of RSUs granted to the NEOs for fiscal year 2020, as calculated in accordance with ASC 718, Compensation — Stock Compensation, and disregarding any estimate of forfeitures related to service-based vesting conditions. For Ms. Gill, a portion of the stock awards granted during 2020 were associated with a tender offer for certain employees to exchange stock options for RSUs. The canceled stock options were granted to Ms. Gill in prior years. There was no incremental fair value obtained by Ms. Gill based on the modification. See “— Equity Compensation — 2011 Stock Plan” for additional information on the modification.
(4)Includes annual cash incentive bonuses earned by the NEOs for fiscal year 2020 and paid in March 2021. Annual cash bonuses are awarded based on achievement of Company Priorities and individual performance goals in 2020. The 2020 annual cash incentive bonus determinations are described in more detail below under “— Annual Cash Bonuses”. The amount that Ms. Renz is receiving above 100% of her base salary is reflected as non-equity incentive plan compensation.

2020 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of 2011 Stock Plan-based awards for the year ended December 31, 2020 with respect to our NEOs.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Non-Incentive Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($)(4)
Name and Principal Position	Type of Award	Grant Date(1)		Target ($)(2)	Maximum ($)(3)
Anthony Noto	Time-Vesting RSU	3/11/2020		—	—	1,088,514	12,202,242
Chief Executive Officer	Time-Vesting RSU	12/16/2020	(5)	—	—	2,165,825	39,916,155
	Annual Bonus	—		600,000	1,200,000	—	—
Christopher Lapointe	Time-Vesting RSU	2/3/2020		—	—	80,000	896,800
Chief Financial Officer	Time-Vesting RSU	11/2/2020	(5)	—	—	500,000	8,480,000
	Annual Bonus	—		330,628	—	—	—
Maria Renz	Time-Vesting RSU	3/11/2020		—	—	1,296,000	14,528,160
EVP & Group Business Leader – Money, Invest & Credit Card	Quarterly Bonus	—		450,000	—	—	—
Michelle Gill	Time-Vesting RSU	4/1/2020	(6)	—	—	418,295	5,065,552
EVP & Group Business Leader – Lending & Capital Markets	Time-Vesting RSU	6/23/2020		—	—	450,000	5,449,500
	Time-Vesting RSU	6/23/2020		—	—	200,000	2,422,000
	Annual Bonus	—		500,000	—	—	—
Jennifer Nuckles	Time-Vesting RSU	2/3/2020		—	—	72,000	807,120
EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work & Partnerships	Time-Vesting RSU	4/17/2020	(7)	—	—	200,000	2,422,000
	Annual Bonus	—		377,049	—	—	—
_____________________
(1)For additional information on the awards granted during fiscal year 2020, including vesting commencement date and vesting conditions, see “— Outstanding Equity Awards at 2020 Fiscal Year-End”.
(2)Estimated future payouts under non-equity incentive plan awards reflect the NEO’s target for their full year of service in fiscal year 2020 determined on the NEO’s base salary and bonus target in effect throughout the fiscal year. The base salary and bonus target for Mr. Lapointe and Ms. Nuckles changed during fiscal year 2020. Mr. Lapointe’s target is prorated with a base salary of $350,000 and annual target bonus of 80% from January 1, 2020 through September 13, 2020 and with a base salary of $450,000 and annual target bonus of 100% from September 14, 2020 through December 31, 2020. Ms. Nuckles’ target is prorated with a base salary of $350,000 and annual target bonus of 80% from January 1, 2020 through March 10, 2020 and with a base salary of $400,000 and annual target of 100% from March 11, 2020 through December 31, 2020.
(3)Generally, our non-equity incentive plan awards do not establish a threshold or maximum. Mr. Noto is subject to a maximum payout under non-equity incentive plan awards of 200% of base pay.
(4)Represents the grant date fair value of RSUs granted to the NEOs, as calculated in accordance with ASC 718, Compensation — Stock Compensation, the assumptions of which are set forth in Note 12 to the Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for awards granted prior to September 30, 2020 and which are set forth separately herein for awards granted during the fourth quarter of 2020.
(5)On November 2, 2020, Mr. Lapointe was granted 500,000 RSUs in conjunction with his appointment to Chief Financial Officer, which had a vesting commencement date beginning with his appointment on September 14, 2020. The Board approved a grant of 2,165,825 RSUs in December 2020 to Mr. Noto. During the fourth quarter of 2020, we valued our common stock on a monthly basis. A common stock transaction that closed in December 2020, which was in close proximity to the Business Combination, served as the key input for the fair value of our common stock for RSU grants made during the fourth quarter of 2020. Additionally, we decreased the assumed discount for lack of marketability throughout the fourth quarter of 2020, corresponding with our decreased time to liquidity assumption throughout the quarter, as we became more certain about the possibility of entering into the Business Combination over time. The grant date fair value of our common stock at the grant date of Mr. Lapointe’s award was $16.96 and the grant date fair value of our common stock at the grant date of Mr. Noto’s award was $18.43.
(6)In April 2020, the RSUs granted to Ms. Gill were associated with a tender offer for certain employees to exchange stock options for RSUs. The canceled stock options were granted to Ms. Gill in prior years. There was no incremental fair value obtained by Ms. Gill based on the modification. See “— Equity Compensation — 2011 Stock Plan” for additional information on the modification.
(7)Ms. Nuckles was granted 200,000 RSUs upon her promotion to Executive Vice President.
Executive Offer Letters/Agreements
Anthony Noto
On January 23, 2018, SoFi and Anthony Noto entered into an employment agreement, which was subsequently amended effective February 26, 2018 (the “Noto Agreement”), to serve as SoFi’s Chief Executive Officer, providing for an initial base salary of $600,000 and an annual target bonus opportunity equal to 100% of Mr. Noto’s base salary with a maximum bonus opportunity of 200% of base salary, subject to the achievement of individual and company performance metrics. For Mr. Noto’s first year of service, the incentive bonus was guaranteed to be no less than 100% of achievement levels. In connection with the execution of the Noto Agreement, SoFi granted Mr. Noto the following: (i) an option to purchase 3,000,000 shares of SoFi common stock with an exercise price of $10.78, which option is immediately exercisable and vests 20% on the first anniversary of the vesting commencement date and 1/60th monthly thereafter; (ii) an option to purchase 3,700,000 shares of SoFi common stock with an exercise price of $17.18, which option is immediately exercisable and vests 20% on the first anniversary of the vesting commencement date and 1/60th monthly thereafter; and (iii) RSUs to vest 3,500,000 shares of SoFi common stock, which vest 20% on the first anniversary of the vesting commencement date and 1/60th monthly thereafter. In addition, as a condition to entering into the Noto Agreement, Mr. Noto is subject to SoFi’s standard confidential information and invention assignment agreement.
On March 11, 2020, the Board approved for Mr. Noto an RSU grant to vest 1,088,514 shares of SoFi common stock, subject to quarterly time-based vesting that vest 1/20th on each quarterly anniversary following the vesting commencement date.
On December 16, 2020, the Board approved for Mr. Noto an RSU grant to vest 2,165,825 shares of SoFi common stock that vest beginning on March 14, 2023 and are subject to quarterly time-based vesting thereafter according to the following schedule: 975,835 RSUs vest quarterly in four tranches in fiscal 2023 and the remaining RSUs vest quarterly in four tranches in fiscal 2024.
In the event of a financing or offering (including certain public offerings, but not including the Business Combination) of the company’s equity, Mr. Noto has the right to purchase, on the same terms as apply to other purchasers, up to that number of shares or securities such that, assuming maximum participation in each transaction, Mr. Noto’s percentage ownership of the Company’s fully diluted capitalization would be no less after the final closing of such transaction than it was immediately prior to such transaction.
The Noto Agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “— Potential Payments Upon Termination or Change of Control” below for details.
Christopher Lapointe
On May 12, 2018, SoFi and Christopher Lapointe entered into an offer letter, which was subsequently amended on May 29, 2018 (the “Lapointe Offer Letter”), to serve as SoFi’s Vice President, Head of Business Operations, providing for an initial base salary of $300,000 and a quarterly target bonus opportunity of 70% of his base salary, based on company and individual performance. Beginning in 2019, Mr. Lapointe has been eligible to participate in the Company’s annual bonus plan. Mr. Lapointe received an RSU grant to vest 250,000 shares of SoFi common stock, which vested 25% on the first anniversary of the vesting commencement date and in 16 equal quarterly increments thereafter. Mr. Lapointe’s RSU award is subject to Mr. Lapointe’s continued service with SoFi. Mr. Lapointe also received a $173,000 sign-on bonus, subject to a 24-month repayment period. In addition, as a condition to entering into the Lapointe Offer Letter, Mr. Lapointe is subject to SoFi’s standard confidential information and invention assignment agreement.
On June 8, 2019, Mr. Lapointe received an increase in base salary to $350,000 and an annual target bonus opportunity of 80% of his base salary based on a market adjustment.
On April 1, 2020, Mr. Lapointe was appointed interim Chief Financial Officer. In connection with this appointment, Mr. Lapointe received a monthly discretionary bonus of $25,000 through September 2020.
On September 14, 2020, Mr. Lapointe was appointed Chief Financial Officer, which provided for an increase in base salary to $450,000 and an annual target bonus opportunity of 100% of his base salary based on company and individual performance. Mr. Lapointe also received an RSU grant to vest 500,000 shares of SoFi common stock, subject to quarterly time-based vesting that results in combined vesting of: 20,096 during fiscal year 2020; 74,039 during fiscal year 2021; 105,288 during fiscal year 2022; 139,039 during fiscal year 2023; and 161,538 during fiscal year 2024. The RSU award is subject to Mr. Lapointe’s continued service with SoFi.
On January 18, 2021, SoFi’s Board granted Mr. Lapointe 157,857 RSUs, which shall vest as to 1/16th on March 14, 2021 and 1/16th quarterly thereafter, subject to Mr. Lapointe’s continued service with SoFi.

Mr. Lapointe’s grant agreements provide for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “— Potential Payments Upon Termination or Change of Control” below for details.
Michelle Gill
On April 12, 2018, SoFi and Michelle Gill entered into an offer letter (the “Gill Offer Letter”) to serve as SoFi’s Chief Financial Officer, providing for an initial base salary of $500,000 and an annual target bonus opportunity of 100% of her base salary based on company and individual performance. In connection with the execution of the Gill Offer Letter, the Company granted Ms. Gill the following: (i) an option to purchase 1,150,000 shares of SoFi common stock with an exercise price of $10.78, which option is immediately exercisable and vests 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter; (ii) an option to purchase 1,400,000 shares of SoFi common stock with an exercise price of $17.18, which option is immediately exercisable and vests 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter; and (iii) RSUs to vest 1,350,000 shares of SoFi common stock, which vest 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter. In addition, as a condition to entering into the Gill Offer Letter, Ms. Gill is subject to SoFi’s standard confidential information and invention assignment agreement.
On April 1, 2020, Ms. Gill was appointed Executive Vice President and Group Business Leader, Lending & Capital Markets. Ms. Gill’s base salary and annual bonus target remained unchanged. On June 23, 2020, Ms. Gill received two RSU grants to vest 200,000 shares and 450,000 shares of SoFi common stock. The grant of RSUs to vest 200,000 shares of SoFi common stock vests as to 50,000 on each of the first two quarterly anniversaries of the vesting commencement date and 25,000 on each of the four quarterly anniversaries thereafter. The grant of RSUs to vest 450,000 shares of SoFi common stock vests as to 1/8th on each quarterly anniversary of the initial vest date. The vesting of the RSU awards is subject to Ms. Gill’s continued service with SoFi.
On January 18, 2021, SoFi’s Board granted Ms. Gill 401,421 RSUs, subject to quarterly time-based vesting that results in combined vesting of: 171,321 during fiscal year 2022; 83,850 during fiscal year 2023; and 146,250 during fiscal year 2024, subject to Ms. Gill’s continued service with SoFi through each applicable vesting date.
The Gill Agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “— Potential Payments Upon Termination or Change of Control” below for details.
Maria Renz
On February 14, 2020, SoFi and Ms. Renz entered into an offer letter (the “Renz Offer Letter”) to serve as an Executive Vice President, which provides for an initial base salary of $450,000 and an annual target bonus opportunity of 100% of Ms. Renz’s base salary based on company and individual performance. For Ms. Renz’s first fiscal year of employment, Ms. Renz participates in a quarterly bonus plan and is guaranteed to receive a minimum bonus at 100% of her base salary that is not prorated for the portion of the year she is employed. Effective January 1, 2021, Ms. Renz will become eligible to instead participate in the annual bonus plan, with a target bonus opportunity of 100% of her base salary and no guaranteed minimum. Ms. Renz received an RSU grant to vest 1,296,000 shares of SoFi common stock, which vest 25% on the first anniversary of the vesting commencement date and 1/16th thereafter, quarterly. The Renz Offer Letter has no specific term and provided for at-will employment. In addition, as a condition to entering into the Renz Offer Letter, Ms. Renz is subject to SoFi’s standard confidential information and invention assignment agreement.
The Renz Agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “— Potential Payments Upon Termination or Change of Control” below for details.
Jennifer Nuckles
On May 16, 2019, SoFi and Ms. Nuckles entered into an offer letter (the “Nuckles Offer Letter”) for Ms. Nuckles to serve as SoFi’s Head of Lantern, Partnerships and Content, which provided for an initial base salary of $350,000 and an annual target bonus opportunity of 80% of Ms. Nuckles’ base salary based on company and individual performance. Ms. Nuckles received a RSU grant to vest 180,000 shares of SoFi common stock, which vest as to 25% on the first anniversary of the vesting commencement date and 1/16th thereafter, quarterly. The RSU award is subject to Ms. Nuckles’ continued service with SoFi. The Nuckles Offer Letter has no specific term and provided for at-will employment. In addition, as a condition to entering into the Nuckles Offer Letter, Ms. Nuckles is subject to SoFi’s standard confidential information and invention assignment agreement.

On March 11, 2020, Ms. Nuckles was promoted to Executive Vice President & Group Business Leader — Relay, Protect, Lantern, Content, At Work & Partnerships, for which she received an increase in base salary to $400,000 and an increase in annual target bonus opportunity to 100% of her base salary. Ms. Nuckles also received an RSU grant to vest 200,000 shares of SoFi common stock, which vest as to 1/16th on each quarterly anniversary following the vesting commencement date.
On January 18, 2021, SoFi’s Board granted Ms. Nuckles 278,571 RSUs, which shall vest as to 1/16th on March 14, 2021 and 1/16th quarterly thereafter, subject to Ms. Nuckles’ continued service with SoFi.
Ms. Nuckles’ grant agreement provides for payments due upon the occurrence of a Qualifying Termination and/or Change of Control. See “— Potential Payments Upon Termination or Change of Control” below for details.
Annual Cash Bonuses
Pursuant to their employment agreement or offer letter, as applicable, each NEO is eligible to earn a cash incentive bonus based on company and individual achievement of performance targets established by the Board in its discretion. In 2020, the NEOs participated in an annual cash incentive bonus plan, with the exception of Ms. Renz, who participated in a quarterly cash incentive bonus plan during fiscal year 2020, but will participate in the annual cash incentive bonus plan effective January 1, 2021. For fiscal year 2020, each of our NEOs was eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries. Ms. Renz was entitled to receive a minimum bonus at 100% of her base salary in fiscal year 2020, her first year of employment, but will not be entitled to such minimum beginning in fiscal year 2021.
With respect to the fiscal year ended December 31, 2020, the performance metrics used to determine the NEOs’ cash incentive bonuses are set forth above in “Cash Incentive Compensation”. The bonuses paid to each NEO for the fiscal year ended December 31, 2020 are set forth above in the “— 2020 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column, with the exception of Ms. Renz, whose bonus is reflected in the “Bonus” column at 100% of her base salary, as she was entitled to this amount, at a minimum, on a discretionary basis. Any amount that Ms. Renz receives upon final determination of cash incentive bonuses above 100% of her base salary will be reflected as non-equity incentive plan compensation.
The Board also has the authority to grant additional discretionary bonuses to our NEOs on a case-by-case basis. Any discretionary bonuses awarded to an NEO for the fiscal year ended December 31, 2020 are set forth above in the “— 2020 Summary Compensation Table” in the “Bonus” column.
Equity Compensation — 2011 Stock Plan
The Company maintains the Social Finance, Inc. 2011 Stock Plan (as Amended and Restated effective as of November 5, 2019) (the “2011 Plan”), which provides for granting stock options, restricted stock and RSUs, pursuant to which the company has authorized 88,426,267 shares of its common stock for issuance to its employees, non-employee directors and non-employee third-party consultants as of December 31, 2020. The 2011 Plan was originally adopted by our Board and approved by our stockholders on June 10, 2011, and the amended and restated 2011 Plan was adopted by the Board on November 5, 2019 and approved by our stockholders on February 6, 2020. The number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. As of September 30, 2020, options to purchase 17,827,006 shares of common stock and 21,442,690 RSUs subject to service-based vesting conditions were outstanding under the 2011 Plan.
The following shares are added back to the shares of common stock available for issuance under the Plan: shares of common stock (i) underlying any awards that are held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, (ii) reacquired by us prior to vesting, (iii) satisfied without the issuance of stock, and (iv) that expire or are otherwise terminated (other than by exercise) under the 2011 Plan.
The Chief Executive Officer acts as administrator of the 2011 Plan for executives, except when a grant exceeds 200,000 shares of stock underlying such award, in which case the compensation committee also acts as administrator in coordination with the Chief Executive Officer. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of our 2011 Plan. Persons eligible to participate in our 2011 Plan will be those full or part-time officers, employees and consultants as selected from time to time by the administrator in its discretion.

Our 2011 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the administrator, but may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the company, the exercise price shall not be less than 110% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. Our administrator will determine at what time or times each option may be exercised. The 2011 Plan allows for the granting of stock options that may be exercised before the options have vested at the discretion and determination of the Board.
The administrator may award restricted shares of common stock to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.
Upon the occurrence of a Change of Control (as defined in the 2011 Plan), each vested outstanding award may be: (i) continued by SoFi (if SoFi is the surviving corporation); (ii) assumed by the surviving corporation or its parent; (iii) substituted by the surviving corporation or its parent; (iv) canceled in exchange for payment to the holder equal to the excess of (a) the fair market value of the underlying shares subject to such award as of the closing date of such Change of Control over (b) the exercise price or purchase price for the shares to be issued pursuant to the exercise of such awards, or (v) canceled for no consideration, if the exercise or purchase price of such awards exceeds the fair market value of SoFi’s shares as of the closing date of the Change of Control. Upon a Change of Control, all outstanding awards shall terminate and cease to be outstanding, except to the extent such awards have been continued or assumed.
The terms of each stock option grant, including the exercise price per share and vesting periods, are determined by our Board.
Stock options are typically granted at exercise prices equal to the fair value of SoFi common stock at the date of grant. However, for Mr. Noto’s and Ms. Gill’s option grants, the Board determined that issuing options with strike prices in excess of fair value would promote the long-term value growth of the company. Stock options vesting schedules include, but are not limited to: (i) vesting at a rate of 25% after one year from the vesting commencement date and then monthly over an additional three-year period, and (ii) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years. Our stock options expire ten years from the grant date or within 90 days of employee termination. We ceased granting stock options to executives in fiscal year 2018.
We began issuing RSUs to executives in 2017. RSUs are equity awards granted to executives that entitle the holder to shares of our common stock when the awards vest. RSUs granted to newly hired executives typically vest 25% on the first vesting date which occurs approximately one year after the date of grant and ratably each quarter of the ensuing 12-quarter period. RSUs have been issued under other vesting schedules, including, but not limited to: (i) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years, (ii) vesting at a rate of 25% after one year and then monthly over an additional three years, and (iii) other vesting schedules ranging in total duration from one to four years with even or uneven vesting patterns. RSUs are measured based on the fair value of our stock on the date of grant.
On May 14, 2020, certain employees, including executive officers, were given the option to exchange certain unvested options to purchase SoFi common stock for unvested RSUs. The primary purpose of this tender was to offer employees who primarily received options as part of their compensation package an opportunity to receive RSUs. Ms. Gill participated in the tender offer and was granted 418,295 RSUs.
2021 Stock Option and Incentive Plan
Effective upon the completion of the Business Combination and in connection with the implementation of the 2021 Plan, we intend to grant awards to certain executive officers representing 3% of our outstanding capital stock following the Business Combination on an as converted basis. Specifically, we shall grant Mr. Noto restricted stock units that will be subject to performance-based vesting conditions. The remaining portion of such 3% pool to be awarded to executive officers, employees and consultants, other than Mr. Noto, cannot be determined at this time, however, they will be subject to the same performance vesting conditions as the Noto PSUs. All other future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.

The Noto PSUs will represent approximately 0.75% of our outstanding capital stock on an as converted basis. The Noto PSUs shall vest, if at all, during the period commencing on the first anniversary of the Business Combination and ending on the fifth such anniversary, subject to the achievement of specified performance goals including (i) the volume-weighted average closing price of our stock attaining $25, $35 and $45 Target Hurdles, over a 90-trading day period and (ii) if we become a bank holding company, maintaining certain minimum standards applicable to bank holding companies, subject to continued employment on the date of vesting. In the event of a Sale Event (as defined in the 2021 Plan), the Noto PSUs may automatically vest subject to the satisfaction of the Target Hurdles by reference to the sale price, without regard to any other vesting conditions. For more information relating to our 2021 Plan, see “Incentive Plan Proposal” discussed above.
Employee Benefit Plans
Our NEOs are eligible to participate in the SoFi employee benefit plans, including SoFi’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. SoFi also maintains a 401(k) plan for the benefit of its eligible employees, including the NEOs, as discussed in the section “— 401(k) plan”.
401(k) Plan
SoFi maintains a 401(k) retirement savings plan (the “401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Service. SoFi employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) Plan does not permit us to make matching contributions or profit-sharing contributions to eligible participants at this time and would need to be amended to add such benefits.
Pension Benefits
SoFi does not maintain any pension benefit or retirement plans other than the 401(k) Plan, as discussed in “— 401(k) plan”.
Nonqualified Deferred Compensation
SoFi does not maintain any nonqualified deferred compensation plans.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table summarizes information about the outstanding equity incentive plan awards for each NEO as of December 31, 2020. The market value of the shares in the following table represents the fair value of such shares as of December 31, 2020.

			Option Awards(1)			Share Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)
Anthony Noto	3/12/2018	(3)	3,000,000	10.78	3/11/2028	—	—
Chief Executive Officer	3/13/2018	(4)	3,700,000	17.18	3/12/2028	—	—
	3/13/2018	(5)	—	—	—	1,516,667	27,952,173
	3/11/2020	(6)	—	—	—	925,237	17,052,118
	12/16/2020	(7)	—	—	—	2,165,825	39,916,155
Christopher Lapointe	9/11/2018	(8)	—	—	—	93,750	1,727,813
Chief Financial Officer	8/6/2019	(9)	—	—	—	12,500	230,375
	2/3/2020	(10)	—	—	—	60,000	1,105,800
	11/2/2020	(11)	—	—	—	479,904	8,844,631
Maria Renz	3/11/2020	(12)	—	—	—	1,296,000	23,885,280
EVP & Group Business Leader – Money, Invest & Credit Card
Michelle Gill	5/22/2018	(13)	527,083	10.78	5/21/2028	—	—
EVP & Group Business Leader – Lending & Capital Markets	5/22/2018	(14)	641,666	17.18	5/21/2028	—	—
	5/22/2018	(15)	—	—	—	478,125	8,811,844
	4/1/2020	(16)	—	—	—	273,497	5,040,550
	6/23/2020	(17)	—	—	—	450,000	8,293,500
	6/23/2020	(18)	—	—	—	100,000	1,843,000
Jennifer Nuckles	8/6/2019	(19)	—	—	—	112,500	2,073,375
EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work & Partnerships	2/3/2020	(20)	—	—	—	54,000	995,220
	4/7/2020	(21)	—	—	—	162,500	2,994,875
_________________________
(1)All stock options granted to Mr. Noto and Ms. Gill were immediately exercisable. To the extent Mr. Noto or Ms. Gill exercises his or her stock options prior to vesting, the shares of our common stock that he or she will receive will be unvested and subject to SoFi’s right of first refusal, which will lapse in accordance with the original vesting schedule of the stock options.
(2)Includes the fair value of unvested RSUs calculated as (i) $18.43 (the fair value of SoFi common stock as of December 31, 2020), multiplied by (ii) the number of unvested RSUs.
(3)The options had a vesting commencement date of February 26, 2018 and vest as to 20% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/60th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Noto’s continued service with SoFi. The options are exercisable at grant date.
(4)The options had a vesting commencement date of February 26, 2018 and vest as to 20% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/60th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Noto’s continued service with SoFi. The options are exercisable at grant date.
(5)The RSUs had a vesting commencement date of February 26, 2018. The service-based vesting condition of the RSUs is satisfied as to 20% of the RSUs on the first anniversary of the vesting commencement date, and as to 1/60th of the RSUs on each monthly anniversary thereafter, subject to Mr. Noto’s continued service with SoFi.
(6)The RSUs had a vesting commencement date of March 14, 2020. The service-based vesting condition of the RSUs is satisfied as to 1/20th of the RSUs on each quarterly anniversary of the vesting commencement date, subject to Mr. Noto’s continued service with SoFi.
(7)The RSUs vest beginning on March 14, 2023 and are subject to quarterly time-based vesting thereafter according to the following schedule and subject to Mr. Noto’s continued service with SoFi: 243,959 RSUs on each of March 14, 2023, June 14, 2023 and September 14, 2023; 243,958 RSUs on

December 14, 2023; 297,498 RSUs on each of March 14, 2024 and June 14, 2024; and 297,497 RSUs on each of September 14, 2024 and December 14, 2024.
(8)The RSUs had a vesting commencement date of June 14, 2018. The service-based vesting condition of the RSUs is satisfied as to 25% on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to Mr. Lapointe’s continued service with SoFi.
(9)The RSUs had a vesting commencement date of June 14, 2019. The grant is subject to quarterly time-based vesting, such that all awards are fully vested after the 16th quarter subsequent to the vesting commencement date, subject to Mr. Lapointe’s continued service with SoFi.
(10)The RSUs had a vesting commencement date of December 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Mr. Lapointe’s continued service with SoFi.
(11)The RSUs had a vesting commencement date of September 14, 2020. The grant is subject to quarterly time-based vesting according to the following schedule and subject to Mr. Lapointe’s continued service with SoFi: 20,096 RSUs on December 14, 2020; 18,509 RSUs on March 14, 2021; 18,510 RSUs on each of June 14, 2021, September 14, 2021 and December 14, 2021; 26,322 RSUs on each of March 14, 2022, June 14, 2022, September 14, 2022 and December 14, 2022; 34,759 RSUs on March 14, 2023; 34,760 RSUs on each of June 14, 2023, September 14, 2023 and December 14, 2023; 40,384 RSUs on March 14, 2024; 40,385 RSUs on each of June 14, 2024 and September 14, 2024; and 40,384 RSUs on December 14, 2024.
(12)The RSUs had a vesting commencement date of March 14, 2020. The service-based vesting condition of the RSUs is satisfied as to 25% on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to Ms. Renz’s continued service with SoFi.
(13)The options had a vesting commencement date of May 1, 2018 and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Ms. Gill’s continued service with SoFi. The options are exercisable at grant date. On April 1, 2020, Ms. Gill tendered 622,917 of the then-unvested stock options in exchange for 234,618 RSUs, which did not result in any incremental fair value at the time of the exchange (see footnote 16 below).
(14)The options had a vesting commencement date of May 1, 2018 and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Ms. Gill’s continued service with SoFi. The options are exercisable at grant date. On April 1, 2020, Ms. Gill tendered 758,334 of the then-unvested stock options in exchange for 183,677 RSUs, which did not result in any incremental fair value at the time of the exchange (see footnote 16 below).
(15)The RSUs had a vesting commencement date of May 1, 2018. The service-based vesting condition of the RSUs is satisfied as to 25% of the RSUs on the first anniversary of the vesting commencement date, and as to 1/48th of the RSUs on each monthly anniversary thereafter, subject to Ms. Gill’s continued service with SoFi.
(16)The RSUs had a vesting commencement date of April 1, 2020 and were received upon exchange of stock options in a tender offer by the Company. The service-based vesting condition of the RSUs is satisfied over the remaining original vesting term of the stock options exchanged, and vests on a quarterly basis according to the following schedule, subject to Ms. Gill’s continued service with SoFi: 48,270 RSUs on June 14, 2020; 48,264 RSUs on each of September 14, 2020, December 14, 2020, March 14, 2021, June 14, 2021, September 14, 2021, December 14, 2021 and March 14, 2022; and 32,177 on June 14, 2022.
(17)The RSUs vest beginning on March 14, 2022 and are subject to service-based vesting thereafter as to 1/8th of the RSUs on each quarterly anniversary of the initial vest date, subject to Ms. Gill’s continued service with SoFi.
(18)The RSUs had a vesting commencement date of June 14, 2020. The service-based vesting condition of the RSUs is satisfied according to the following schedule and subject to Ms. Gill’s continued service with SoFi: 50,000 RSUs on each of September 14, 2020 and December 14, 2020, and 25,000 RSUs on each of March 14, 2021, June 14, 2021, September 14, 2021 and December 14, 2021.
(19)The RSUs had a vesting commencement date of June 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 25% on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to Ms. Nuckles’ continued service with SoFi.
(20)The RSUs had a vesting commencement date of December 14, 2019. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Ms. Nuckles’ continued service with SoFi.
(21)The RSUs had a vesting commencement date of March 14, 2020. The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary, subject to Ms. Nuckles’ continued service with SoFi.

Stock Vested During 2020 Fiscal Year-End
There were no equity incentive plan awards stock options exercised by our NEOs during the year ended December 31, 2020. The following table summarizes the equity incentive plan awards stock vested for each NEO to which this table applies as of December 31, 2020:

	Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Anthony Noto	863,277	11,759,868
Chief Executive Officer
Christopher Lapointe	107,596	1,582,901
Chief Financial Officer
Michelle Gill	582,298	8,249,369
EVP & Group Business Leader – Lending & Capital Markets
Jennifer Nuckles	123,000	1,708,373
EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work & Partnerships
_________________________
(1)The values reflected in the table are determined by aggregating the values realized on stock vested throughout the fiscal year. The value realized on vesting at each vesting date is calculated as the number of shares acquired on vesting multiplied by the common stock per share value covering such vesting date.
Employee Benefit Plans
Our NEOs are eligible to participate in the SoFi employee benefit plans, including SoFi’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. SoFi also maintains a 401(k) plan for the benefit of its eligible employees, including the NEOs, as discussed in the section “— 401(k) plan”.
401(k) Plan
SoFi maintains a 401(k) retirement savings plan (the “401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Service. SoFi employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) Plan does not permit us to make matching contributions or profit-sharing contributions to eligible participants at this time and would need to be amended to add such benefits.
Pension Benefits
SoFi does not maintain any pension benefit or retirement plans other than the 401(k) Plan, as discussed in “— 401(k) plan”.
Nonqualified Deferred Compensation
SoFi does not maintain any nonqualified deferred compensation plans.
Potential Payments Upon Termination or Change of Control
Our NEOs are eligible for certain payments or benefits in connection with certain qualifying terminations or a change of control, as described herein.

Anthony Noto
Pursuant to the Noto Agreement, if Mr. Noto is terminated by SoFi without Cause (as defined in the Noto Agreement) or resigns for Good Reason (as defined in the Noto Agreement) (together, a “Qualifying Termination”), Mr. Noto shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) twelve months of Mr. Noto’s base salary, and (y) 100% of Mr. Noto’s annual cash bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Noto’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Noto for twelve months, and (iii) vesting acceleration of each of Mr. Noto’s then-outstanding equity incentives as if he had remained in continuous service to SoFi for an additional twelve months and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of his employment, with such acceleration effective as of immediately prior to the termination of his employment.
Pursuant to the Noto Agreement, if Mr. Noto experiences a Qualifying Termination three months prior to or any time after a Change of Control (as defined in the Noto Agreement), Mr. Noto shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Mr. Noto’s base salary, and (y) 150% of Mr. Noto’s annual bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Noto’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Noto for 18 months, and (iii) full vesting acceleration of each of Mr. Noto’s then-outstanding equity incentives (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of his Qualifying Termination and SoFi’s Change of Control.
Additionally, all equity grants are subject to automatic accelerated vesting upon a Change of Control (as defined in the 2011 Plan) of SoFi, if such grants are otherwise to be canceled for no consideration upon such Change of Control.
Mr. Noto’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Christopher Lapointe
Effective September 14, 2020, when Mr. Lapointe was appointed Chief Financial Officer, and pursuant to his promotion letter (the “Lapointe Promotion Letter”), if Mr. Lapointe is terminated by SoFi without Cause (as defined in the Lapointe Promotion Letter) or resigns for Good Reason (as defined in the Lapointe Promotion Letter), Mr. Lapointe shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 12 months of Mr. Lapointe’s base salary, and (y) 100% of Mr. Lapointe’s annual cash bonus at the higher of (a) Mr. Lapointe’s target level and (b) Mr. Lapointe’s actual level of performance reasonably projected as of the termination of Mr. Lapointe’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Lapointe for 12 months, and (iii) vesting acceleration of each of Mr. Lapointe’s then-outstanding equity incentives as if he had remained in continuous service to SoFi for an additional 12 months.
Additionally, pursuant to the Lapointe Promotion Letter, if Mr. Lapointe is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control (as defined in the Lapointe Promotion Letter), Mr. Lapointe shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Mr. Lapointe’s base salary, and (y) 150% of Mr. Lapointe’s annual bonus at the higher of (a) his target level and (b) his actual level of performance reasonably projected as of the termination of Mr. Lapointe’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Mr. Lapointe for 18 months, and (iii) full vesting acceleration of each of Mr. Lapointe’s then-outstanding equity incentives.
Mr. Lapointe’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Michelle Gill
Pursuant to the Gill Offer Letter, if Ms. Gill is terminated by SoFi without Cause (as defined in the Gill Offer Letter) or resigns for Good Reason (as defined in the Gill Offer Letter), Ms. Gill shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 12 months of Ms. Gill’s base salary, and (y) 100% of Ms. Gill’s annual cash bonus at the higher of (a) Ms. Gill’s target level and (b) Ms. Gill’s actual level of performance reasonably projected as of the termination of Ms. Gill’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Gill for 12 months, and (iii) vesting acceleration of each of Ms. Gill’s then-outstanding equity incentives as if she had remained in continuous service to SoFi for an additional 12 months and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of her employment, with such acceleration effective as of immediately prior to the termination of her employment.
Additionally, pursuant to the Gill Offer Letter, if Ms. Gill is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control (as defined in the Gill Offer Letter), Ms. Gill shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Ms. Gill’s base salary, and (y) 150% of Ms. Gill’s annual bonus at the higher of (a) her target level and (b) her actual level of performance reasonably projected as of the termination of Ms. Gill’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Gill for 18 months, and (iii) full vesting acceleration of each of Ms. Gill’s then-outstanding equity incentives (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of such termination of employment and SoFi’s Change of Control.
Additionally, all such grants are subject to automatic accelerated vesting upon a Change of Control (as defined in the 2011 Plan) of SoFi if such grants are otherwise to be canceled for no consideration upon such Change of Control, with any performance vesting conditions deemed satisfied at maximum levels.
Ms. Gill’s severance payments are subject to the execution of a release of claims in favor of SoFi.
Maria Renz
Pursuant to the Renz Offer Letter, if Ms. Renz is terminated by SoFi without Cause (as defined in the Renz Offer Letter) or resigns for Good Reason (as defined in the Renz Offer Letter), Ms. Renz shall be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 12 months of Ms. Renz’s base salary, and (y) 100% of Ms. Renz’s annual cash bonus at the higher of (a) Ms. Renz’s target level and (b) Ms. Renz’s actual level of performance reasonably projected as of the termination of Ms. Renz’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Renz for 12 months, and (iii) vesting acceleration of each of Ms. Renz’s then-outstanding equity incentives as if she had remained in continuous service to SoFi for an additional 12 months and as if all applicable performance-based vesting conditions (if any) were met at the target achievement level or, if higher, the actual level of achievement reasonably projected as of the termination of her employment, with such acceleration effective as of immediately prior to the termination of her employment.
Additionally, pursuant to the Renz Offer Letter, if Ms. Renz is terminated by SoFi without Cause or resigns for Good Reason three months prior to or any time after a Change of Control (as defined in the Renz Offer Letter), Ms. Renz shall, in lieu of the above, be entitled to: (i) a lump-sum cash payment equal to the sum of (x) 18 months of Ms. Renz’s base salary, and (y) 150% of Ms. Renz’s annual bonus at the higher of (a) her target level and (b) her actual level of performance reasonably projected as of the termination of Ms. Renz’s employment, (ii) the continuation of health, dental and vision coverage under SoFi’s group insurance benefits at no cost to Ms. Renz for 18 months, and (iii) full vesting acceleration of each of Ms. Renz’s then-outstanding equity incentives (including as to all applicable performance-based vesting conditions (if any), which will be deemed satisfied at maximum achievement), with such acceleration effective as of immediately prior to the later of such termination of employment and SoFi’s Change of Control.
Ms. Renz’s severance payments are subject to the execution of a release of claims in favor of the Company.
Jennifer Nuckles
Pursuant to the Nuckles Offer Letter in the event of a Change of Control (as defined in the 2011 Plan), Ms. Nuckles shall be entitled to accelerated vesting of 50% of the then-outstanding unvested RSUs received in her initial grant of 180,000 shares.
The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to the employment agreement or offer letters, as applicable, if his or her employment had been terminated under either a “Qualifying

Termination” or a “Qualifying Termination with Change of Control”, as well as benefits that would have accrued under solely a “Change of Control” as of December 31, 2020. Refer to the footnotes to the tables for definitions of these scenarios.

Name and Principal Position	Scenario	Cash Severance Benefits ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Continued Health Benefits ($)(3)	Total ($)
Anthony Noto	Qualifying Termination(4)	1,800,000	22,428,266	22,823	24,251,089
Chief Executive Officer	Qualifying Termination with Change of Control(5)	2,700,000	96,869,612	34,235	99,603,847
	Change of Control(6)	—	96,869,612	—	96,869,612
Christopher Lapointe	Qualifying Termination(4)	1,125,000	2,977,164	—	4,102,164
Chief Financial Officer	Qualifying Termination with Change of Control(5)	1,687,500	11,908,618	—	13,596,118
Maria Renz	Qualifying Termination(4)	934,375	10,449,810	22,823	11,407,008
EVP & Group Business Leader – Money, Invest & Credit Card	Qualifying Termination with Change of Control(5)	1,401,563	23,885,280	34,235	25,321,078
Michelle Gill	Qualifying Termination(4)	1,175,000	11,621,147	23,716	12,819,863
EVP & Group Business Leader – Lending & Capital Markets	Qualifying Termination with Change of Control(5)	1,762,500	23,988,893	35,574	25,786,967
	Change of Control(6)	—	23,988,893	—	23,988,893
Jennifer Nuckles	Qualifying Termination with Change of Control(5)	—	1,036,688	—	1,036,688
EVP & Group Business Leader – Relay, Protect, Lantern, Content, At Work & Partnerships
_________________________
(1)Includes lump-sum base salary payments and non-equity incentive-based compensation payable to the NEO by SoFi as provided under the employment agreement or offer letters, as applicable. Additionally, in a Qualifying Termination, bonuses are determined to be the higher of the target or the actual level of performance reasonably projected at termination.
(2)Includes the fair value of RSUs and/or stock options that would immediately vest pursuant to the specified termination scenario. Award fair values are determined using $18.43 for the fair value of our common stock as of December 31, 2020. The fair value of accelerated RSUs is calculated as (i) $18.43, multiplied by (ii) the number of outstanding and unvested RSUs as of December 31, 2020. The fair value of accelerated stock options is calculated as (i) the number of unexercised stock options, multiplied by (ii) the intrinsic value, if any, of the stock options as measured by the excess of $18.43 over the applicable option exercise price.
(3)Calculated as (i) the cost of health, dental and vision insurance premiums under COBRA applicable to each NEO, multiplied by (ii) the number of months of continued health benefits coverage as provided under the employment agreement or offer letters, as applicable.
(4)A Qualifying Termination is a termination of employment by SoFi without “cause” or a resignation for “good reason”. Cause typically includes certain violations causing material injury to the Company, such as fraud, dishonesty, unauthorized use or disclosure of proprietary information, other willful misconduct, or the like. Good reason typically includes the occurrence of certain conditions without written consent, such as 10% reduction in base salary, a material breach by the Company of any agreement between the Company and employee, and the like.
(5)A Qualifying Termination with Change of Control is a Qualifying Termination, as discussed in footnote (4) above, at any time after, or within three months prior to, a Change of Control. For Mr. Noto, Ms. Gill and Ms. Renz, Change of Control has the same meaning as the term is defined in the 2011 Plan, with modifications that a Change of Control is triggered by consummation of a transaction in which any “person” becomes the “beneficial owner”, directly or indirectly, of a majority of SoFi’s then-outstanding voting securities, rather than all of the then-outstanding voting securities as prescribed in the 2011 Plan. Additionally, the definition of Change of Control in Mr. Noto’s, Ms. Gill’s and Ms. Renz’s employment agreement and offer letter, as applicable, excludes certain transactions by a preferred series investor.
(6)Change of Control has the same meaning as the term is defined in the 2011 Plan. The values reflected herein assume no termination has occurred in connection with such Change of Control.
Director Compensation
The following table sets forth our non-employee directors during fiscal year 2020. During the year ended December 31, 2020, we did not have a formal non-employee director compensation program. The following table provides total compensation paid or awarded in 2020 to certain of our non-employee directors who served during 2020 based on an informal compensation program.

During 2020, the Company and the Board agreed to provide Mr. Freiberg a quarterly cash retainer in connection with his being the Audit Committee Chair in an aggregate annual amount of $100,000 (with the second quarter 2020 amount prorated, which was the period wherein Mr. Freiberg commenced his Audit Committee Chair role) to be paid in full as of July 2021.
Further, we reimburse non-employee members of our Board for reasonable costs and expenses incurred in attending board meetings. Other than as set forth in this table and described more fully below, we did not pay any compensation or make any equity or non-equity awards to any of the non-employee members of our Board in fiscal year 2020. We also did not pay any compensation or make any equity or non-equity awards to Mr. Noto, our Chief Executive Officer, or Clay Wilkes, Chief Executive Officer — Galileo, in their capacities as directors.

Name and Position	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Ahmed Al-Hammadi, Director	—	—	—
Michael Bingle, Director	—	—	—
Joe Chen, Director	—	—	—
Michel Combes, Director	—	—	—
Steven Freiberg, Vice Chairman	54,500	99,758	154,258
Pete Hartigan, Director	—	—	—
Tom Hutton, Chairman	—	99,758	99,758
Robert Joss, Director(3)	—	—	—
Clara Liang, Director	—	725,791	725,791
Carlos Medeiros, Director	—	—	—
Magdalena Yeşil, Director	—	—	—
_________________________
(1)In connection with his role as the Audit Committee Chair, Mr. Freiberg was provided a quarterly cash retainer of $25,000 that was prorated for the second quarter, and earned in full for each of the third and fourth quarters. The remaining quarterly retainer of $25,000 will be paid in each of April 2021 and July 2021 under this arrangement.
(2)Represents the grant date fair value of stock options granted for fiscal year 2020, as calculated in line with ASC 718, Compensation — Stock Compensation, and disregarding any estimate of forfeitures related to service-based vesting conditions. Mr. Freiberg and Mr. Hutton did not have any unexercised stock options outstanding as of December 31, 2020. Ms. Liang had 50,960 unexercised stock options outstanding as of December 31, 2020. Mr. Freiberg’s and Mr. Hutton’s stock options vest as to 100% in June 2021. Ms. Liang’s unvested stock options vest in equal monthly increments from January 2021 through October 2023.
(3)Mr. Joss resigned from the Board in the second quarter of 2020.
On January 29, 2021, we granted to each of Messrs. Freiberg and Hutton 17,858 RSUs, which shall fully vest on June 29, 2022, subject to each director's continued service on the Board through such date. In addition, we granted 17,858 RSUs to Ms. Yeşil, which shall fully vest on July 3, 2023, subject to her continued service on the Board through such date.
On March 8, 2021, we granted Mr. Hutton 6,696 RSU’s, which shall fully vest on June 29, 2021, subject to Mr. Hutton’s continued service on the Board through such date.
We intend to establish compensation practices for the non-employee members of our Board after the completion of the Business Combination. Such compensation may be paid in the form of cash, equity or a combination of both. We may also pay additional fees to the chair of the committees of the Board. Consistent with past practice, all members of the Board will be reimbursed for reasonable costs and expenses incurred in attending board or committee meetings.
Limitations of Liability and Indemnification Matters
We will adopt provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•any breach of their duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation and our amended and restated bylaws also will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification.
We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of SCH ordinary shares as of March 8, 2021 and (ii) the expected beneficial ownership of shares of SoFi Technologies common stock immediately following consummation of the Business Combination (assuming a “no redemptions” scenario and assuming a “redemptions” scenario as described below) by:
•each person who is known to be the beneficial owner of more than 5% of SCH ordinary shares and is expected to be the beneficial owner of more than 5% of shares of SoFi Technologies common stock post-Business Combination;
•each of SCH’s current executive officers and directors;
•each person who will become an executive officer or director of SoFi Technologies post-Business Combination; and
•all executive officers and directors of SCH as a group pre-Business Combination, and all executive officers and directors of SoFi Technologies post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of SCH ordinary shares pre-Business Combination is based on 100,625,000 SCH ordinary shares issued and outstanding as of March 8, 2021, which includes an aggregate of 20,125,000 SCH Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of SoFi Technologies common stock post-Business Combination assumes two scenarios:
(i)a “no redemptions” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) SoFi Technologies issues 684,627,845 shares of SoFi Technologies common stock, which, in the case of SoFi Awards, will be shares underlying awards based on SoFi Technologies common stock to SoFi Stockholders; and
(ii)a “redemptions” scenario where (i) all 80,500,000 of SCH’s outstanding public shares are redeemed in connection with the Business Combination and (ii) SoFi Technologies issues 684,627,845 shares of SoFi Technologies common stock, which, in the case of SoFi Awards, will be shares underlying awards based on SoFi Technologies common stock to SoFi Stockholders.
Based on the foregoing assumptions, and including the 122,500,000 shares of SoFi Technologies common stock issued in connection with the PIPE Investment, we estimate that there would be 853,678,461 shares of SoFi Technologies common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 773,178,461 shares of SoFi Technologies common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of SoFi Technologies common stock issuable upon exercise of public warrants or private placement warrants, except for the Series H Warrants, as such securities are not exercisable or convertible within 60 days of March 8, 2021. The following table also does not reflect consummation of the Share Repurchase.

Unless otherwise indicated, SCH believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					Assumption No Redemption		Assuming Redemption
Name and Address of Beneficial Owner(1)	Number of SCH Ordinary Shares(2)	% of SCH Class A Ordinary Shares	% of SCH Class B Ordinary Shares	% of SCH Ordinary Shares	Number of Shares of SoFi Technologies Common Stock	%	Number of Shares of SoFi Technologies Common Stock	%
5% Holders
SCH Sponsor V LLC(3)	20,025,000	—	100.0%	19.9%	19,025,000	2.2%	19,025,000	2.5%
Entities Affiliated with SoftBank(4)	—	—	—	—	157,757,173	18.5%	157,757,173	20.4%
Red Crow Capital LLC(5)	—	—	—	—	49,444,167	5.8%	49,444,167	6.4%
Entities Affiliated with Silver Lake(6)	—	—	—	—	40,018,848	4.7%	40,018,848	5.2%
Directors and Executive Officers Pre-Business Combination
Chamath Palihapitiya(3)(7)	20,025,000	—	99.5%	19.9%	33,125,000	3.9%	33,125,000	4.3%
Ian Osborne(3)(8)	20,025,000	—	99.5%	19.9%	33,125,000	3.9%	33,125,000	4.3%
Steven Trieu(9)	—	—	—	—	240,000	*	240,000	*
Simon Williams	—	—	—	—	—	—	—	—
Jay Parikh	100,000	—	*	*	100,000	*	100,000	*
Jennifer Dulski	—	—	—	—	—	—	—	—
All SCH directors and executive officers as a group (six individuals)	20,125,000	—	100.0%	20.0%	47,465,000	5.6%	47,465,000	6.1%
Directors, Nominees and Executive Officers Post-Business Combination
Anthony Noto(10)	—	—	—	—	9,928,402	1.2%	9,928,402	1.3%
Christopher Lapointe(11)	—	—	—	—	271,055	*	271,055	*
Michelle Gill(12)	—	—	—	—	3,382,983	*	3,382,983	*
Micah Heavener(13)	—	—	—	—	100,410	*	100,410	*
Robert Lavet(14)	—	—	—	—	1,970,839	*	1,970,839	*
Jennifer Nuckles(15)	—	—	—	—	190,719	*	190,719	*
Maria Renz(16)	—	—	—	—	573,901	*	573,901	*
Assaf Ronen(17)	—	—	—	—	415,166	*	415,166	*
Lauren Stafford Webb(18)	—	—	—	—	127,642	*	127,642	*
Aaron J. Webster(19)	—	—	—	—	252,757	*	252,757	*
Clay Wilkes(20)	—	—	—	—	54,008,030	6.3%	54,008,030	7.0%
Tom Hutton(21)	—	—	—	—	1,008,357	*	1,008,357	*
Steven Freiberg(22)	—	—	—	—	979,083	*	979,083	*
Ahmed Al-Hammadi(23)	—	—	—	—	36,405,298	4.3%	36,405,298	4.7%
Michael Bingle(24)	—	—	—	—	—	—	—	—
Michel Combes(25)	—	—	—	—	157,757,173	18.5%	157,757,173	20.4%
Richard Costolo	—	—	—	—	—	—	—	—
Carlos Medeiros(26)	—	—	—	—	157,757,173	18.5%	157,757,173	20.4%
Clara Liang(27)	—	—	—	—	122,503	*	122,503	*
Harvey Schwartz	—	—	—	—	159,417	*	159,417	*
Magdalena Yeşil(28)	—	—	—	—	1,051,220	*	1,051,220	*
All SoFi Technologies directors and executive officers as a group (21 individuals)					268,704,955	31.5%	268,704,955	34.8%
___________________
*Less than 1%
(1)Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 317 University Ave, Suite 200, Palo Alto, CA 94301 and post-Business Combination is 234 1st Street, San Francisco, CA 94105.
(2)Prior to the Closing, holders of record of SCH Class A ordinary shares and SCH Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by SCH shareholders and vote together as a single class, except as required by law; provided, that holders of SCH Class B ordinary shares have the right to elect all of SCH’s directors prior to the Closing, and holders of SCH’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding SCH Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock and (b) each of the then issued and outstanding SCH Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of SoFi Technologies common stock; provided, however, that with respect to the SCH Class B ordinary shares held by Sponsor, in connection with the Domestication the Sponsor will instead receive upon the conversion of the SCH Class B ordinary shares held by it, a number of shares of SoFi Technologies common stock equal to (x) the number of SCH Class B ordinary shares held by it as of immediately prior to the Domestication minus (y) after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award.

(3)Messrs. Palihapitiya and Osborne may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) securities held by SCH Sponsor V LLC by virtue of their shared control over SCH Sponsor V LLC.
(4)Consists of (i) 69,225,155 shares held of record by SoftBank Group Capital Limited, (ii) 65,743,044 shares held of record by SB Sonic Holdco (UK) Limited, a subsidiary of SoftBank Group Capital Limited and both are subsidiaries of SoftBank Group Corp and, (iii) 22,788,974 shares held by Renren SF Holdings Inc., an entity affiliated with SoftBank Group Capital Limited. These share totals do not consider the impact of the Share Repurchase Agreement previously described. Messrs. Combes and Medeiros, who we expect will serve on our board of directors post-Business Combination, each serve as a President of SB Group US, Inc., an affiliate of SoftBank Group Corp., and as a Director of SoftBank Group Capital Limited. The address of each of the shareholder entities named above is 69 Grosvenor Street, London, England, United Kingdom W1K 3JP.
(5)Consists of (i) 49,444,167 shares held of record by Red Crow Capital, LLC and (ii) 4,563,863 shares held of record jointly by Clay Wilkes, who we expect will serve on our board of directors post-Business Combination, and his wife, who have shared voting and dispositive power with respect to the shares. Mr. Wilkes serves as the Managing Director of Red Crow Capital, LLC. The address of this entity is 1077 E Duffer Ln, North Salt Lake, UT 84054.
(6)Consists of (i) 38,504,746 shares held of record and 857,796 shares which may be acquired upon exercise of Series H Warrants held of record by Silver Lake Partners IV, L.P. and (ii) 642,004 shares held of record and 14,302 shares which may be acquired upon exercise of Series H Warrants held of record by Silver Lake Technology Investors IV (Delaware II), L.P. Silver Lake Technology Associates IV, L.P. is the general partner of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. The general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C., the managing member of which is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address of each of the entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(7)Post-Business Combination amounts include 13,100,000 shares of SoFi Technologies common stock to be purchased by Mr. Palihapitiya in the PIPE Investment.
(8)Post-Business Combination amounts include 13,100,000 shares of SoFi Technologies common stock to be purchased by Mr. Osborne in the PIPE Investment.
(9)Post-Business Combination amounts include 240,000 shares of SoFi Technologies common stock to be purchased by Mr. Trieu in the PIPE Investment.
(10)Includes 7,516,216 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of December 31, 2020, 303,057 shares issuable upon vesting of RSUs within 60 days of March 8, 2021 and 22,951 shares issuable upon exercise of Series H Warrants.
(11)Includes 89,008 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(12)Includes 2,070,205 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021 and 229,408 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(13)Includes 20,701 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(14)Includes 687,171 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021 and 44,283 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(15)Includes 80,879 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(16)Includes 573,901 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(17)Includes 85,520 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(18)Includes 30,112 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(19)Includes 68,638 shares issuable upon vesting of RSUs within 60 days of March 8, 2021.
(20)Consists of (i) shares held by Red Crow Capital, LLC, identified in footnote 5 above and (ii) 4,563,863 shares held of record jointly by Clay Wilkes, who we expect will serve on our board of directors post-Business Combination, and his wife, who have shared voting and dispositive power with respect to the shares. Mr. Wilkes serves as the Managing Director of Red Crow Capital, LLC.
(21)Includes 531,390 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021 and 214,033 shares of SoFi Technologies common stock held in a living trust directed by Mr. Hutton.
(22)Includes 518,105 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021.
(23)Consists of 24,930,322 shares held of record and 11,474,976 shares which may be acquired upon exercise of Series H Warrants held of record by QIA FIG Holding LLC. Mr. Al-Hammadi serves as Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority, the ultimate parent of QIA FIG Holding LLC. Mr. Al-Hammadi disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of the entities named above is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar.
(24)The address of Mr. Bingle is c/o Silver Lake, 55 Hudson Yards, 550 West 34th Street, 40th Floor, New York, NY 10001.
(25)Consists of shares held by SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited, identified in footnote 4 above. Mr. Combes serves as a President of SB Group US, Inc., an affiliate of SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited, and as a Director of SoftBank Group Capital Limited. Mr. Combes disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.
(26)Consists of shares held by SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited, identified in footnote 4 above. Mr. Medeiros serves as a President of SB Group US, Inc., an affiliate of SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited, and as a Director of SoftBank Group Capital Limited. Mr. Medeiros disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.
(27)Consists of 122,503 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021.
(28)Includes 225,841 shares of SoFi Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of March 8, 2021, and 471,120 shares held in trusts directed by Ms. Yeşil.

SoFi Technologies Series 1 Preferred Stock
The following table sets forth information regarding the expected beneficial ownership of shares of SoFi Technologies Series 1 Preferred Stock immediately following consummation of the Business Combination by the same categories of persons listed in the table above. No shares of SoFi Technologies Series 1 Preferred Stock were outstanding prior to the consummation of the Business Combination.
The expected beneficial ownership of SoFi Technologies Series 1 Preferred Stock immediately following consummation of the Business Combination is based on 3,234,000 shares of SoFi Technologies Series 1 Preferred Stock that are expected to be issued and outstanding immediately following consummation of the Business Combination.
Unless otherwise indicated, SCH believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of SoFi Technologies Series 1 Preferred Stock	%
5% Holders
QIA FIG Holding LLC(2)	3,000,000	92.8%
Entities Affiliated with Silver Lake(3)	228,000	7.1%
Directors, Nominees and Executive Officers Post-Business Combination
Anthony Noto	6,000	*
Ahmed Al-Hammadi(4)	3,000,000	92.8%
All SoFi Technologies directors and executive officers as a group (21 individuals)
___________________
*Less than 1%
(1)Unless otherwise noted, the business address of each of those listed in the table above post-Business Combination is 234 1st Street, San Francisco, CA 94105.
(2)The address for this entity is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar.
(3)Consists of (i) 224,261 shares held of record by Silver Lake Partners IV, L.P. and (ii) 3,739 shares held of record by Silver Lake Technology Investors IV (Delaware II), L.P. Silver Lake Technology Associates  IV, L.P. is the general partner of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. The general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C., the managing member of which is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address of each of the entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(4)Consists of shares held by QIA FIG Holding LLC. Mr. Al-Hammadi serves as Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority, the ultimate parent of QIA FIG Holding LLC. Mr. Al-Hammadi disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of the entities named above is Qatar Investment Authority, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Social Capital Hedosophia Holdings Corp. V
Founder Shares
In July 2020, the Sponsor purchased 2,875,000 SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.01 per share (the “founder shares”). In September 2020, SCH effected a share capitalization resulting in Sponsor holding an aggregate of 18,687,500 founder shares. Subsequent to the share capitalization, in September 2020, the Sponsor transferred 100,000 founder shares to Jay Parikh (an independent director). In October 2020, SCH effected a share capitalization resulting in SCH’s initial shareholders holding an aggregate of 20,125,000 founder shares, resulting in an effective purchase price per founder share of approximately $0.001.
These founder shares are identical to the SCH Class A ordinary shares included in the units sold in SCH’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Founder Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by October 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if SCH fails to complete a business combination by October 14, 2022, (iv) the founder shares are automatically convertible into SCH Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 20,125,000 founder shares will convert automatically, into the number of shares of SoFi Technologies common stock that is equal to the number of SCH Class B ordinary shares held by the Sponsor immediately prior to the Domestication minus after giving effect to the Domestication, the number of shares of SoFi Technologies common stock underlying the Director RSU Award that are outstanding as of immediately prior to the Domestication. For additional information, see “Domestication Proposal”.
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of SCH, the Sponsor purchased 8,000,000 warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $2.00 per warrant, or $16.0 million in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one SCH Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of SCH. The private placement warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of SCH. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.
The private placement warrants are identical to the warrants included in the units sold in the initial public offering of SCH except that the private placement warrants: (i) are not redeemable by SCH, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the SCH Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of SCH’s initial business combination.
In connection with the Business Combination, upon the Domestication, each of the 8,000,000 Private Placement Warrants will convert automatically into a warrant to acquire one share of SoFi Technologies common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal”.

Registration Rights
The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any SCH Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed October 8, 2020 requiring SCH to register such securities for resale (in the case of the founder shares, only after conversion to SCH Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that SCH register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of SCH’s initial business combination and rights to require SCH to register for resale such securities pursuant to Rule 415 under the Securities Act. SCH will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement”.
Series 1 Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies and the Series 1 Investors will enter into the Series 1 Registration Rights Agreement, pursuant to which SoFi Technologies will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Series 1 Preferred Stock and any other equity security of the SoFi Technologies or any of its subsidiaries issued or issuable with respect to shares of Series 1 Preferred Stock. The Registration Rights Agreement will terminate on the date that such party no longer holds any Registrable Securities (as defined therein).
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of SoFi Technologies common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $275,000,000 of the PIPE Investment, for which they will receive 27,500,000 shares of SoFi Technologies common stock. Specifically, (i) ChaChaCha SPAC 5, LLC, an entity affiliated with our Chairman and Chief Executive Officer Chamath Palihapitiya, subscribed for 13,100,000 shares of SoFi Technologies common stock, (ii) Hedosophia Group Limited, an entity affiliated with our President and director Ian Osborne, subscribed for 13,100,000 shares of SoFi Technologies common stock, (iii) The Steven Trieu Living Trust dtd 4.3.12, an entity affiliated with our Chief Financial Officer Steven Trieu, subscribed for 240,000 shares of SoFi Technologies common stock, and (iv) individuals affiliated with our Sponsor subscribed for the remaining 1,060,000 shares of SoFi Technologies common stock.
The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “BCA Proposal — Approval of the Business Combination — Related Agreements — Subscription Agreements”.
Related Party Note and Advances
As of October 14, 2020, the Sponsor paid for certain offering costs on behalf of the SCH in connection with the Initial Public Offering. The advances are non-interest bearing and due on demand. As of December 31, 2020, advances amounting to $5,000 were outstanding.
On July 16, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the initial public offering. This note was amended and restated on September 17, 2020 solely to increase the amount that could be borrowed to an aggregate principal amount of $400,000. The borrowings outstanding under the note in the amount of $400,000 were repaid upon the consummation of the initial public offering on October 14, 2020.
On January 11, 2021, the Company issued a promissory note to Sponsor (the "Promissory Note"), pursuant to which the Company may borrow up to an aggregate principal amount of $2,500,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) October 14, 2022 and (ii) the completion of the Business Combination. As of the Company’s most recently filed 10-K, the Company has drawn $1,415,000 under the Promissory Note.

Prior to SCH’s initial business combination SCH’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SCH’s behalf, although no such reimbursements will be made from the proceeds of SCH’s initial public offering held in the trust account prior to the completion of SCH’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of SCH’s officers and directors may, but are not obligated to, loan SCH funds as may be required. In the event that SCH’s initial business combination does not close, SCH may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $2.5 million of such loans may be convertible into warrants at a price of $2.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. SCH does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SCH does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
SCH is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or SCH’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or SCH’s officers or directors. In the event SCH seeks to complete a business combination with a target that is affiliated with the Sponsor, or SCH’s officers or directors, SCH, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to SCH from a financial point of view. SCH is not required to obtain such an opinion in any other context.
Administrative Services Agreement
SCH entered into an agreement whereby, commencing on October 9, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the period from July 10, 2020 (inception) through December 31, 2020, SCH incurred $25,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.
Financial Advisor Fees Related to Public Offering
In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for financial advisory services payable to Connaught (UK) Limited (“Connaught”) for amounts equal to (1) 10% of the non-deferred underwriting commission payable to the underwriter, of which $1,400,000 was paid to Connaught upon the closing of SCH’s initial public offering, and (2) 20% of the deferred underwriting commission payable to the underwriter, of which $5,635,000 will be paid to Connaught upon the closing of SCH’s initial business combination. Connaught is an affiliate of SCH, the Sponsor, Mr. Osborne and Mr. Williams.
SoFi
Agreements with Stockholders
Investors’ Rights Agreement
SoFi is party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendment to Preferred Stock Financing Agreements, dated May 14, 2020 (the “Omnibus Amendment”) and the Second Omnibus Amendment to Preferred Stock Financing Agreements, dated December 30, 2020, by and among SoFi, certain holders of preferred stock of SoFi and certain holders of common stock of SoFi (together with the Omnibus Amendment, the “Omnibus Amendments”), which grants registration rights and right of first offer rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with Renren SF Holdings Inc. (“Renren”), which is affiliated with Joe Chen, one of the directors of SoFi, (iii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, (iv) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, both of whom are SoFi directors, (v) Clay Wilkes, the Chief Executive Officer of Galileo and one of the directors of SoFi, and (vi) Anthony Noto, the Chief Executive Officer and one of the directors of SoFi. This agreement will be terminated upon Closing.

Right of First Refusal and Co-Sale Agreement
SoFi is party to the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendments), by and among SoFi, certain holders of preferred stock of SoFi and certain holders of common stock of SoFi). Pursuant to the agreement, SoftBank has an initial right of first refusal, and SoFi has a subordinated right of first refusal, in respect of certain sales of securities by certain holders of SoFi capital stock. To the extent SoftBank or SoFi, respectively, do not exercise such rights in full, certain other investor parties to the agreement are granted certain rights of first refusal and co-sale in respect of such sale, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with Renren, which is affiliated with Joe Chen, one of the directors of SoFi, (iii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, (iv) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, both of whom are SoFi directors, (v) Clay Wilkes, the Chief Executive Officer of Galileo and one of the directors of SoFi, and (vi) Anthony Noto, the Chief Executive Officer of SoFi. This agreement will terminate upon Closing.
Voting Agreement
SoFi is party to the Eighth Amended and Restated Voting Agreement, dated as of May 29, 2019 (as amended by the Omnibus Amendments), pursuant to which certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with Renren, which is affiliated with Joe Chen, one of the directors of SoFi, (iii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, (iv) entities affiliated with SoftBank, which is affiliated with Michel Combes and Carlos Medeiros, both of whom are SoFi directors, (v) Clay Wilkes, the Chief Executive Officer of Galileo and one of the directors of SoFi, and (vi) Anthony Noto, the Chief Executive Officer of SoFi, have agreed to vote their shares of capital stock on certain matters as provided under the agreement, including with respect to the election of directors. This agreement will terminate upon Closing.
Shareholders’ Agreement
The Merger Agreement contemplates that, at the Closing, SoFi Technologies, the Sponsor and the SoFi Holders will enter into the Shareholders’ Agreement, pursuant to which following the Closing, SoFi Technologies will enter into the Share Repurchase Agreement with SoftBank Group Capital Limited committing SoFi Technologies to repurchase, in the aggregate, $150 million of shares of SoFi Technologies common stock owned by the SoftBank Investors at a price per share equal to $10.00. Following such repurchase, in the event the combined ownership of shares of SoFi Technologies common stock by the SoftBank Investors and Renren SF Holdings Inc., or their affiliates, exceeds a specified regulatory ownership threshold, the SoftBank Investors will convert a number of shares of SoFi Technologies common stock into non-voting common stock such that, the combined ownership of the SoftBank Investors, Renren SF Holdings Inc. and their affiliates will not exceed such threshold. The Shareholders’ Agreement further sets forth ongoing board designation rights that entitle (i) the Sponsor to nominate up to two (2) independent directors, (ii) the SoftBank Investors to nominate up to two (2) directors, (iii) the Silver Lake Investors to nominate one (1) director, (iv) the QIA Investors to nominate one (1) director, and (v) the Red Crow Investors to nominate one (1) director, in each case so long as such SoFi Holder or its affiliates owns a certain percentage of SoFi Technologies common stock. Certain of the SoFi Holders will also be entitled to certain designation rights with respect to committees of the SoFi Technologies Board of Directors. Pursuant to the Shareholders' Agreement, if, as of the Closing, SoFi Technologies maintains an amount of available cash that exceeds a certain minimum threshold, and the Board of Directors approves the repurchase of SoFi Technologies common stock, then until the earlier of 180 days following the Closing and such time as the amount of such repurchases equals $250 million, SoFi Technologies will offer the SoFi Holders the right to sell to SoFi Technologies shares of SoFi Technologies common stock owned by the SoFi Holders at a price per share equal to $10.00, subject to certain prioritization between such stockholders, and in each case on the terms, and subject to the conditions, set forth in the Shareholders’ Agreement.
Series 1 Preferred Stock Investors’ Agreement
SoFi is party to the Series 1 Preferred Stock Investors’ Agreement (the “Original Series 1 Agreement”), dated as of May 29, 2019, with certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, and (iii) Anthony Noto, the Chief Executive Officer and one of the directors of SoFi (the “Series 1 Holders”). The Series 1 Agreement provides holders of the Series 1 preferred stock who also hold Series H Preferred Stock (the “Series 1 Holders”), upon request by QIA, with certain registration rights, provides for certain shelf registration filing obligations by SoFi and limits the future registration rights that SoFi may grant other parties, contains financial and other covenants, and provides for information rights and special payment rights, among other rights. This agreement will be amended and restated upon Closing. Upon consummation of the Business Combination, the Series 1 Holders will be entitled to a cash payment in an aggregate amount of $22.1 million, which is subject to adjustment in accordance with the Merger Agreement.
Amended and Restated Series 1 Preferred Stock Investors’ Agreement
In connection with the execution of the Merger Agreement, SCH and the Series 1 Holders, including Anthony Noto entered into the Series 1 Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H. The Series 1 Agreement amends and restates in its entirety the Original Series 1 Agreement and assigns all of SoFi’s rights, remedies, obligations and liabilities under the Original Series 1 Agreement to SCH. The Series 1 Agreement will become effective as of and subject to the Closing, except that it became effective as of January 7, 2021 with respect to the cash payment described in the next sentence. The Series 1 Agreement contains financial and other covenants, provides for certain information rights and provides for the cash payment of $22.1 million to the Series 1 Holders, immediately upon the Closing, in full satisfaction of the special payment rights set forth in the Original Series 1 Agreement, which is subject to adjustment in accordance with the Merger Agreement. The Series 1 Agreement further provides that if as the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a director designated by QIA to the Board of Directors of SoFi Technologies, as provided in the Proposed Certificate of Incorporation, then each Series 1 Investor shall vote such number of shares of Series 1 Preferred Stock as is necessary to ensure that the person designated by QIA is so elected.
Note Purchase and Security Agreement
On March 7, 2019, SoFi entered into a $58.0 million note purchase and security agreement (the “Note Purchase Agreement” and the related note, the “Renren Note”) with Renren, which is affiliated with Joe Chen, one of the directors of SoFi. The Renren Note accrued interest at 7.0%, and was collateralized by a portion of Renren’s SoFi common and preferred stock, consisting of 8,000,000 shares of SoFi common stock (the “Pledged Shares”). As consideration for entering into the Note Purchase Agreement and the Renren Note, SoFi, Renren Lianhe Holdings and Renren entered into a Call Option, Right of First Refusal and Voting Agreement (Pledged Shares) on March 7, 2019, pursuant to which SoFi was granted call rights to purchase the Pledged Shares and a Call Option, Right of First Refusal and Voting Agreement on March 7, 2019, pursuant to which SoFi was granted call rights to purchase an additional approximately 9,000,000 shares of SoFi common stock held by Renren (collectively, the “Call Option Shares”) at $8.80 per share (such right, the “Call Option Rights”). The initial scheduled maturity date of the Renren Note was December 7, 2019. Both SoFi and Renren had the option to extend the Renren Note for six months beyond the initial scheduled maturity date, and SoFi exercised the extension in September 2019. Pursuant to the terms of the Note Purchase Agreement, following the initial six-month extension, SoFi had a unilateral extension option for unlimited consecutive three-month terms. On June 3, 2020, SoFi and Renren agreed to amend the Note Purchase Agreement to, among other things, permit extension periods longer than three months and to extend the term of the Renren Note an additional six months through December 31, 2020. The Call Option Rights were effective through the then-current maturity date in the event the Renren Note was prepaid before such date. In October 2019, SoFi assigned a portion of its Call Option Rights to SoftBank Group Capital Limited pursuant to a Side Letter by and among Social Finance, Inc., SoftBank Group Capital Limited, Renren Inc., Renren Lianhe Holdings, Renren and Oak Pacific Investment, which paid approximately $15.2 million to purchase an aggregate 1,722,144 of the Call Option Shares. Renren used the full proceeds from this sale to prepay in part the Renren Note and accrued interest thereon. Renren made additional prepayments during 2020 from dispositions of its assets, and the Renren Note was prepaid in full on November 18, 2020. The Call Option Rights remained outstanding until December 31, 2020 pursuant to the terms of the Note Purchase Agreement. SoFi exercised its Call Option Rights in full on December 30, 2020 and purchased 59,750 shares of SoFi common stock and redeemable preferred stock in the following amounts: 10,558,256 shares of Series B; 1,042,462 shares of Series D; 220,814 shares of Series E and 3,276,055 shares of Series F. The aggregate exercise resulted in total cash payment of $133.4 million, which was paid on January 4, 2021.
SoftBank Repurchase Agreement
As provided in the Shareholders’ Agreement, following the Closing, SoFi Technologies will enter into the Share Repurchase Agreement with SoftBank Group Capital Limited committing SoFi Technologies to repurchase, in the aggregate, $150 million of shares of SoFi Technologies common stock owned by the SoftBank Investors at a price per share equal to $10.00.
Galileo Acquisition and Issuance of Series H-1 Preferred Shares
On May 14, 2020, SoFi and certain of its subsidiaries entered into an Agreement and Plan of Merger and Reorganization (the “Galileo Merger Agreement”) with Galileo Financial Technologies, Inc. and the other parties thereto. Pursuant to the Galileo Merger Agreement, SoFi acquired Galileo and its subsidiaries by acquiring 100% of the outstanding Galileo stock and issuing a seller note in favor of the sellers of Galileo with an aggregate principal amount of $250 million and a scheduled balloon maturity of May 14, 2021. We currently incur interest on the note at a rate of 10.0% for the borrowing period. As of September 30, 2020, the full principal amount remained outstanding on the seller note. As a result of the acquisition, certain Galileo stockholders, including Clay Wilkes, one of the directors of SoFi and the founder and Chief Executive Officer of Galileo, Mr. Wilkes’ wife, and Mr. Wilkes’ sons, and a daughter-in-law, received shares of Series H-1 Preferred Stock of SoFi, rights to payments due under the seller note and cash consideration. Mr. Wilkes and his wife received 3,101,561 shares of Series H-1 Preferred Stock, Mr. Wilkes’ son received 56 shares of Series H-1 Preferred Stock and Mr. Wilkes’ son and daughter-in-law received 253,293 shares of Series H-1 Preferred Stock.
As a condition to the obligations of Galileo pursuant to the Merger Agreement, SoFi and the parties thereto described above, including certain of our 5% shareholders, entered into the May 20 Omnibus Amendment, which, among other things, provides for the appointment of Mr. Wilkes to the SoFi Board of Directors.
Executive Officer and Director Compensation Arrangements
See “Executive Compensation” for information regarding compensation arrangements with the executive officers and directors of SoFi, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.
Director and Officer Indemnification
SoFi’s charter and bylaws provide for indemnification for its directors and officers to the fullest extent permitted by the DGCL. SoFi has entered into indemnification agreements with each of its directors. Following the Business Combination, SoFi expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of SoFi Technologies. For additional information, see “Description of SoFi Technologies Securities  —  Limitations on Liability and Indemnification of Officers and Directors”.
Private Placements of SoFi Securities and Related Transactions
Series G Financing
In multiple closings between March 6, 2017 and April 13, 2017, SoFi issued and sold an aggregate of 29,096,489 shares of Series G Preferred Stock at a purchase price of $17.1842 per share for aggregate consideration of approximately $500.0 million. Each share of Series G Preferred Stock will be exchanged for 2.15 shares of SoFi Technologies common stock (as described in the Merger Agreement) in connection with the Business Combination.
The following table summarizes the Series G Preferred Stock purchased by related persons of SoFi.

Stockholder	Shares of Series G Preferred Stock	Total Purchase Price
Entities affiliated with Silver Lake(1)	16,875,967	$289,999,992
SoftBank Group Capital Limited(2)	5,644,720	96,999,997
_____________________
(1)Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, a member of the board of directors of SoFi, is Vice Chairman of Silver Lake.
(2)SoftBank Group Capital Limited beneficially owns more than 5% of the outstanding capital stock of SoFi. Michel Combes, one of the directors of SoFi, is a President of SoftBank Group International, and Carlos Medeiros, one of the directors of SoFi, is an Investment Director at SoftBank Group International.
Series H and Series 1 Financing and Series H Warrants
On May 29, 2019, SoFi issued and sold an aggregate of 13,967,169 shares of Series H Preferred Stock at a purchase price of $15.44 per share for aggregate consideration of approximately $215.7 million. On October 28, 2019, SoFi issued and sold 2,257,365 shares of Series H Preferred Stock at a purchase price of $15.4362 for aggregate consideration of approximately $34.8 million. Additionally, on May 29, 2019, SoFi issued and sold an aggregate of 3,234,000 shares of Series 1 Preferred Stock at a purchase price of $100.00 per share for aggregate consideration of approximately $323.4 million. Each share of SoFi Series H Preferred Stock (excluding Anthony Noto, our Chief Executive Officer, as described below) will be canceled and converted into the right to receive a number of SoFi Technologies shares of common stock equal to the product of 1.0863 multiplied by the Base Exchange Ratio (except for shares of Series H Preferred Stock held by Anthony Noto, our Chief Executive Officer, which will be canceled and converted into the right to receive a number of SoFi Technologies common shares equal to the Base Exchange Ratio). Each share of Series 1 Preferred Stock will be exchanged for one share of SoFi Technologies Series 1 Preferred Stock in connection with the Business Combination, and the Series 1 Holders will be entitled to a cash payment equal to the product of (i) the amount (if positive, otherwise zero) by which $19.2952 (as may be adjusted pursuant to the Merger Agreement), exceeds the quotient obtained by dividing (x) the aggregate purchase price payable to SoFi and (y) the aggregate number of shares of SoFi common stock issued, in each case pursuant to the Common Stock Purchase Agreement, dated as of December 30, 2020, by and among the Company and the investors party thereto, multiplied by (ii) the number of shares of Series H Preferred Stock held by such Series H Holder as of immediately prior to the Closing.
The following table summarizes the Series H Preferred Stock purchased by related persons of SoFi.

Stockholder	Shares of Series H Preferred Stock	Total Purchase Price
QIA FIG Holding LLC(1)	12,956,557	$200,000,005.16
SoftBank Group Capital Limited(2)	2,257,365	34,845,137.61
Entities affiliated with Silver Lake(3)	984,698	15,199,995.27
Anthony Noto(4)	25,914	400,013.69
____________________
(1)QIA FIG Holding LLC became a beneficial owner of more than 5% of our outstanding capital stock as a result of its participation in this issuance. Ahmed Al-Hammadi, one of the directors of SoFi, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)SoftBank Group Capital Limited beneficially owns more than 5% of the outstanding capital stock of SoFi. Michel Combes, one of the directors of SoFi, is a President of SoftBank Group International, and Carlos Medeiros, one of the directors of SoFi, is an Investment Director at SoftBank Group International.
(3)Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, a member of the board of directors of SoFi, is Vice Chairman of Silver Lake.
(4)Anthony Noto is the Chief Executive Officer and a director of SoFi.
The following table summarizes the Series 1 Redeemable Preferred Stock purchased by related persons of SoFi.

Stockholder	Shares of Series 1 Preferred Stock	Total Purchase Price
QIA FIG Holding LLC(1)	3,000,000	$300,000,000
Entities affiliated with Silver Lake(2)	228,000	22,800,000
Anthony Noto(3)	6,000	600,000
____________________
(1)QIA FIG Holding LLC beneficially owned more than 5% of our outstanding capital stock. Ahmed Al-Hammadi, one of the directors of SoFi, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, a member of the board of directors of SoFi, is Vice Chairman of Silver Lake.
(3)Anthony Noto is the Chief Executive Officer and a director of SoFi.
On May 29, 2019, in connection with the Series H Preferred Stock and Series 1 Preferred Stock issuances, SoFi also issued 6,983,585 Series H Warrants. Upon issuance, SoFi allocated $22.3 million of the $539.0 million of proceeds received from the Series H Preferred Stock and Series 1 Redeemable Preferred Stock issuances to the Series H Warrants, with such valuation determined using the Black-Scholes Model, in order to establish an initial fair value for the Series H Warrants. See Note 10 to the Notes to Consolidated Financial Statements of SoFi included elsewhere in this proxy statement/prospectus.
In connection with the Business Combination, the Series H Warrants will, at Closing, convert into warrants to purchase SoFi Technologies common stock.

The following table summarizes the Series H Warrants issued to related persons of SoFi.

Stockholder	Number of Series H Warrants
QIA FIG Holding LLC(1)	6,478,279
Entities affiliated with Silver Lake(2)	492,349
Anthony Noto(3)	12,957
____________________
(1)QIA FIG Holding LLC beneficially owned more than 5% of our outstanding capital stock. Ahmed Al-Hammadi, one of the directors of SoFi, is the Chief Investment Officer, Europe, Russia and Turkey for Qatar Investment Authority.
(2)Shares held by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P., both of which are entities affiliated with Silver Lake. These entities beneficially own, in the aggregate, more than 5% of our outstanding capital stock. Michael Bingle, a member of the board of directors of SoFi, is Vice Chairman of Silver Lake.
(3)Anthony Noto is the Chief Executive Officer and a director of SoFi.
2017 Third-Party Tender Offer
In April 2017, we entered into a letter agreement with certain holders of our capital stock pursuant to which we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that such holders proposed to commence. In April 2017, these holders commenced a tender offer to purchase shares of our capital stock from certain of our security holders. An aggregate of 20,630,307 shares of our capital stock were tendered pursuant to the tender offer at a price of $16.30 per share.
2020 Tender Offer
In May, 2020 we undertook a tender offer pursuant to which we offered to exchange certain unvested options to purchase shares of SoFi common stock for unvested restricted stock units covering shares of SoFi common stock at an exchange ratio equal to the applicable Black-Scholes valuation for the relevant stock option, divided by 13. An aggregate of 2,346,628 stock options were tendered pursuant to the tender offer in exchange for 732,724 restricted stock units representing 732,724 shares of SoFi common stock.
Freiberg Advisor Agreement
On July 1, 2018, SoFi entered into a Consulting Agreement with Steven Freiberg, one of SoFi’s directors. Mr. Freiberg also served as SoFi’s interim Chief Financial Officer from May 2017 to May 2018. Pursuant to the Consulting Agreement, Mr. Freiberg provided certain consulting services to SoFi during the period from July 1, 2018 to June 30, 2019. In consideration for his services, Mr. Freiberg received $83,333 per month, 92,764 restricted stock units of SoFi, which have fully vested as well as reimbursement of certain expenses.
Schwartz Advisor Agreement
On March 10, 2020, SoFi entered into an Advisor Agreement (the “Schwartz Advisor Agreement”) with Olivehms LLC, a Delaware limited liability company, of which Harvey Schwartz, nominee for the board of directors of SoFi Technologies, is the sole member. Pursuant to the Schwartz Advisor Agreement, Mr. Schwartz provided certain advisory services to SoFi during the period from January 1, 2020 through May 1, 2020. In consideration for his services, Mr. Schwartz received 90,000 restricted stock units of SoFi, which have fully vested, as well as reimbursement of certain customary expenses.
Arrangements with Galileo
Following the acquisition of Galileo, SoFi provides certain ongoing shared operational services to Galileo, including in areas such as legal and compliance, human resources, information technology, corporate development and strategy, and other administrative functions.
Policies and Procedures for Related Person Transactions
Following the Business Combination, SoFi Technologies’ audit and risk committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions”, which are transactions between SoFi Technologies and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of the audit and risk committee of SoFi Technologies will provide that the audit and risk committee will review and approve in advance any related party transaction.
Review and Approval of Review and Approval of Related Person Transactions
In connection with the Business Combination, SoFi Technologies plans to adopt a policy for the review and approval of related party transaction, which will require, among other things, that:
•The audit and risk committee will review the material facts of all related person transactions.
•In reviewing any related person transaction, the audit and risk committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to SoFi Technologies than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
•In connection with its review of any related person transaction, SoFi Technologies will provide the audit and risk committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of SoFi Technologies in connection with such related person transaction.
If a related person transaction will be ongoing, the audit and risk committee may establish guidelines for the management of SoFi Technologies to follow in its ongoing dealings with the related person.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
SCH is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Cayman Constitutional Documents of SCH will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of SoFi Technologies, your rights will differ in some regards as compared to when you were a shareholder of SCH.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SCH and SoFi Technologies according to applicable law or the organizational documents of SCH and SoFi Technologies.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCH, copies of which are attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to SCH and SoFi Technologies, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters
Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act and SCH’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal C).
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of SCH owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers
A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
Liability of directors may be unlimited, except with regard to their own fraud or willful default.
Business Combination or Antitakeover Statutes
Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder”, the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction.
SoFi Technologies has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to SoFi Technologies.
There are none.

DESCRIPTION OF SOFI TECHNOLOGIES SECURITIES
The following summary of certain provisions of SoFi Technologies securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex K and Annex L, respectively.
Authorized Capitalization
General
The total amount of authorized capital stock of SoFi Technologies consists of 3,000,000,000 shares of voting common stock, par value $0.0001 per share, 100,000,000 shares of non-voting common stock, par value of $0.0001 per share, 100,000,000 shares of preferred stock, par value $0.0001 per share and 100,000,000 shares of redeemable preferred stock, par value $0.0000025 per share. SoFi Technologies expects to have approximately 854 million shares of SoFi Technologies voting common stock outstanding immediately after the consummation of the Business Combination and the Share Repurchase, assuming no public shareholders exercise their redemption rights in connection with the Business Combination, and approximately 3.234 million shares of SoFi Technologies Series 1 Preferred Stock (as defined below).
The following summary describes the material provisions of SoFi Technologies capital stock. SoFi Technologies urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively).
Preferred Stock
The board of directors of SoFi Technologies (the “Board”) has authority to issue shares of SoFi Technologies’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of SoFi Technologies preferred stock could have the effect of decreasing the trading price of SoFi Technologies common stock, restricting dividends on SoFi Technologies capital stock, diluting the voting power of SoFi Technologies common stock, impairing the liquidation rights of SoFi Technologies capital stock, or delaying or preventing a change in control of SoFi Technologies.
Redeemable Preferred Stock
The Board has authority to issue shares of SoFi Technologies’ redeemable preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of SoFi Technologies preferred stock could have the effect of decreasing the trading price of SoFi Technologies common stock, restricting dividends on SoFi Technologies capital stock, diluting the voting power of SoFi Technologies common stock, impairing the liquidation rights of SoFi Technologies capital stock, or delaying or preventing a change in control of SoFi Technologies.
Pursuant to the Proposed Certificate of Incorporation, shares of redeemable preferred stock were designated the Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “SoFi Technologies Series 1 Preferred Stock”). The shares of SoFi Technologies Series 1 Preferred Stock rank senior to all classes of SoFi Technologies common stock and existing and future series or classes of capital stock the terms of which do not expressly provide that it ranks senior to or pari passu with the SoFi Technologies Series 1 Preferred Stock, on parity with future series or classes of capital stock, the terms of which expressly provide that it ranks pari passu with the SoFi Technologies Series 1 Preferred Stock, and junior to all existing and future indebtedness of SoFi Technologies and any future series or class of capital stock the terms of which expressly provide that it ranks senior to the SoFi Technologies Series 1 Preferred Stock. The shares of SoFi Technologies Series 1 Preferred Stock are not convertible into any other securities of SoFi Technologies.
The SoFi Technologies Series 1 Preferred Stock has no stated maturity and will not be subject to any sinking fund or, except upon exercise of any put right as further described below, mandatory redemption. The SoFi Technologies Series 1 Preferred Stock is redeemable at SoFi Technologies’ option as follows: SoFi Technologies may at any time, but no more than three times, at its option, redeem the SoFi Technologies Series 1 Preferred Stock, in whole or in part (subject to a minimum redemption amount as more fully described in the Proposed Certificate of Incorporation), including, in some cases, subject to the payment of a redemption premium.
Holders of the SoFi Technologies Series 1 Preferred Stock have put rights pursuant to which they may require SoFi Technologies to purchase for cash some or all of the shares of the SoFi Technologies Series 1 Preferred Stock under certain circumstances, including in connection with a change of control, if a dividend default occurs and if a covenant default occurs and is not cured within the allowed time.
Redeemable Warrants
Public Shareholders’ Warrants
Each whole warrant will entitle the registered holder to purchase one share of SoFi Technologies common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of our initial Business Combination and 12 months from the closing of SCH’s initial public offering on October 14, 2020, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of SoFi Technologies common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of SoFi Technologies common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the SoFi Technologies common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per SoFi Technologies common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
We are not registering the SoFi Technologies common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the SoFi Technologies common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial Business Combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of the SoFi Technologies common stock issuable upon exercise of the public warrants, to exercise such public warrants on a “cashless basis.” Notwithstanding the above, if SoFi Technologies common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of SoFi Technologies common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of SoFi Technologies common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361 per share of SoFi Technologies common stock per public warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the SoFi Technologies common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”).

Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the SoFi Technologies common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”).
We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the SoFi Technologies common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to the SoFi Technologies common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the SoFi Technologies common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of SoFi Technologies common stock (as defined below) except as otherwise described below;
•if, and only if, the Reference Value (as defined above under “— Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of SoFi Technologies common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of SoFi Technologies common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of SoFi Technologies common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of SoFi Technologies common stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the SoFi Technologies common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the SoFi Technologies common stock is trading at or above $10.00 per share, which may be at a time when the trading price of SoFi Technologies common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $18.00”. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of SoFi Technologies common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the SoFi Technologies common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer SoFi Technologies common stock than they would have received if they had chosen to wait to exercise their warrants for SoFi Technologies common stock if and when such SoFi Technologies common stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of SoFi Technologies common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of SoFi Technologies common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the SoFi Technologies common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the SoFi Technologies common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the SoFi Technologies common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding SoFi Technologies common stock is increased by a capitalization or share dividend payable in SoFi Technologies common stock, or by a split-up of SoFi Technologies common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of SoFi Technologies common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding SoFi Technologies common stock. A rights offering to holders of SoFi Technologies common stock entitling holders to purchase SoFi Technologies common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of SoFi Technologies common stock equal to the product of (1) the number of shares of SoFi Technologies common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SoFi Technologies common stock) and (2) one minus the quotient of (x) the price per share of SoFi Technologies common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for SoFi Technologies common stock, in determining the price payable for SoFi Technologies common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of SoFi Technologies common stock during the 10 trading day period ending on the trading day prior to the first date on which the SoFi Technologies common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of SoFi Technologies common stock a dividend or make a distribution in cash, securities or other assets to the holders of SoFi Technologies common stock on account of such SoFi Technologies common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the SoFi Technologies common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each SoFi Technologies common stock in respect of such event.
If the number of issued and outstanding shares of SoFi Technologies common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of SoFi Technologies common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of SoFi Technologies common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding SoFi Technologies common stock.
Whenever the number of shares of SoFi Technologies common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of SoFi Technologies common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of SoFi Technologies common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the completion of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of SoFi Technologies common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the issued and outstanding SoFi Technologies common stock (other than those described above or that solely affects the par value of such SoFi Technologies common stock), or in the case of a merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding SoFi Technologies common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of SoFi Technologies common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding SoFi Technologies common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the SoFi Technologies common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the

Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of SoFi Technologies common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants will be issued in registered form under a Warrant Agreement between the Warrant Agent, and us. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the Warrant Agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive SoFi Technologies common stock. After the issuance of SoFi Technologies common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the United States Federal District Courts are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the SoFi Technologies common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (except, among other limited exceptions as described under “Principal Shareholders — Transfers of Founder Shares and Private Placement Warrants”, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “— Public Shareholders’ Warrants — Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in SCH’s initial public offering on October 14, 2020. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in SCH’s initial public offering on October 14, 2020.
Except as described under “— Public Shareholders’ Warrants — Redemption of warrants when the price per share of SoFi Technologies common stock equals or exceeds $10.00”, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of SoFi Technologies common stock equal to the quotient obtained by dividing (x) the product of the number of shares of SoFi Technologies common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the SoFi Technologies common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
Common Stock
SoFi Technologies common stock is not entitled to preemptive or other similar subscription rights to purchase any of SoFi Technologies securities. SoFi Technologies common stock is neither convertible nor redeemable.
Voting Rights
Each holder of SoFi Technologies voting common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Each holder of the SoFi Technologies Series 1 Preferred Stock is entitled to vote on each matter submitted to a vote of holders of SoFi Technologies common stock and is entitled to one vote for each share of SoFi Technologies Series 1 Preferred Stock. The holders of voting common stock and SoFi Technologies Series 1 Preferred Stock vote together as a single class on all matters submitted to a vote of stockholders.
So long as any shares of SoFi Technologies Series 1 Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of SoFi Technologies Series 1 Preferred Stock is required for SoFi Technologies to amend, alter or repeal any provision of the Proposed Certificate of Incorporation or the Proposed Bylaws in a manner that materially adversely affects the holders of the SoFi Technologies Series 1 Preferred Stock.
Upon the occurrence of a dividend default, subject to certain conditions, the size of the Board will be increased by one, and Holders of the SoFi Technologies Series 1 Preferred Stock have the right to appoint a director to fill the vacancy, which director will serve until certain conditions relating to payment of the cumulative dividends are met.
Dividend Rights
Each holder of shares of SoFi Technologies capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of the assets of SoFi Technologies or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of SoFi Technologies preferred stock, if any, and any contractual limitations on the ability of SoFi Technologies to declare and pay dividends.
The holders of SoFi Technologies Series 1 Preferred Stock are entitled to receive cumulative cash dividends at a fixed rate equal to 12.5% per annum prior to declaration or payment of any dividend (other than dividends payable in shares of capital stock junior to the SoFi Technologies Series 1 Preferred Stock) on any such more junior shares of capital stock. Such dividends will accumulate and compound (if applicable) regardless of whether SoFi Technologies has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board. On the fifth anniversary of May 29, 2019 and annually thereafter, the dividend rate will reset to a new fixed rate equal to six-month London Inter-Bank Offered Rate as in effect on the second London banking day prior to such date plus a spread of 9.9399% per annum.
Other Rights
Each holder of SoFi Technologies common stock is subject to, and may be adversely affected by, the rights of the holders of the SoFi Technologies Series 1 Preferred Stock and any series of SoFi Technologies preferred stock that SoFi Technologies may designate and issue in the future.
Restrictions on Ownership and Transfer
The Proposed Certificate of Incorporation contains certain restrictions on the transfer and ownership of common stock that are intended to assist SoFi Technologies in complying with applicable regulatory requirements under the Bank Holding

Company Act. The relevant sections of the Proposed Certificate of Incorporation provide that, in the event SoFi Technologies becomes a bank holding company (within the meaning of the Bank Holding Company Act), then the minimum number of shares of common stock collectively held by SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited (each, a “SoftBank Holder” and collectively, the “SoftBank Holders”) will automatically be converted into an equal number of shares of non-voting common stock so that the SoftBank Holders, together with their affiliates, would not own or control, or be deemed to own or control, collectively, greater than 24.9% of the voting power of any class of voting securities of SoFi Technologies. Shares of common stock held by the SoftBank Holders will also automatically convert to shares of non-voting common stock upon written notice from the SoftBank Holders to SoFi Technologies. Shares of non-voting common stock will not be convertible into shares of common stock in the hands of any SoftBank Holder or its transferees, except that (i) each share of non-voting common stock will automatically be converted into one share of common stock in certain permitted transfers, and (ii) in connection with any issuances of common stock by SoFi Technologies, at the election of any SoftBank Holder, shares of non-voting common stock held by such SoftBank Holder may be converted into the same number of shares of common stock so long as the SoftBank Holder does not acquire a higher percentage of outstanding common stock than such SoftBank Holder controlled immediately prior to such issuance.
The Proposed Bylaws contain provisions that, subject to certain exceptions as further set forth in the bylaws, restrict for a period of 30 days following the Closing the sale or transfer of shares of SoFi Technologies common stock (a) issued to holders of SoFi capital stock in the Merger or (b) underlying equity awards of SoFi Technologies issued in respect of equity awards of SoFi outstanding at Closing.
Liquidation Rights
If SoFi Technologies is involved in voluntary or involuntary liquidation, dissolution or winding up of the affairs of SoFi Technologies, or a similar event, each holder of SoFi Technologies common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of SoFi Technologies preferred stock and redeemable preferred stock, if any, then outstanding.
Anti-Takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of SoFi Technologies. SoFi Technologies expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of SoFi Technologies to first negotiate with the Board, which SoFi Technologies believes may result in an improvement of the terms of any such acquisition in favor of SoFi Stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Board Composition and Filling Vacancies
The Proposed Certificate of Incorporation provides that directors may be removed with or without cause by the affirmative vote of a majority of the holders of the shares then entitled to vote at an election of directors. Any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, subject to the rights granted to certain stockholders under the Shareholders’ Rights Agreement. The treatment of vacancies has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Board or (c) the Chief Executive Officer of SoFi Technologies, provided that such special meeting may be postponed, rescheduled or canceled by the Board or other person calling the meeting. The Proposed Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Advance Notice Requirements
The Proposed Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of SoFi Technologies’ stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of SoFi Technologies prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of SoFi Technologies not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Proposed Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Certificate of Incorporation and Bylaws
Any amendment of the Proposed Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or the Proposed Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and certificate of incorporation must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, and not less than 66 2/3% of the outstanding shares of each class entitled to vote thereon as a class. The Proposed Bylaws may be amended or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Proposed Bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors, except that the amendment of the provisions relating to special meetings, voting, advance notice, consents in lieu of meetings, powers, number and qualification of directors, advance notice for nomination of directors, indemnification, exclusive forum and amendments must be approved by the affirmative vote of not less than 66 2/3% 66 2/3% of the voting power of all outstanding shares entitled to vote generally in the election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that SoFi Technologies will indemnify its directors to the fullest extent authorized or permitted by applicable law. SoFi Technologies expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, SoFi Technologies is required to indemnify each of SoFi Technologies’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of SoFi Technologies or was serving at the request of SoFi Technologies as a director, officer, employee or agent for another entity. SoFi Technologies must indemnify its officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of SoFi Technologies, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require SoFi Technologies to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by SoFi Technologies. Any claims for indemnification by SoFi Technologies’ directors and officers may reduce SoFi Technologies’ available funds to satisfy successful third-party claims against SoFi Technologies and may reduce the amount of money available to SoFi Technologies.
Corporate Opportunity Waiver
The Proposed Certificate of Incorporation provides that SoFi Technologies acknowledges that, among other things, to the fullest extent permitted by applicable law, SCH, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors and their affiliates and director nominees (a) may engage in business that compete with SoFi Technologies without any obligation to offer SoFi Technologies or any holder of SoFi Technologies capital stock the opportunity to participate therein and (b) have not duty to communicate or present to SoFi Technologies or any holder of SoFi Technologies capital stock any potential transaction or matter that may be a corporate opportunity for SoFi Technologies and shall have no liability to SoFi Technologies by reason of the fact that such person pursues or acquires the opportunity for itself or directs the opportunity to another person other than SoFi Technologies; provided, that the foregoing do not apply to any potential transaction or matter that may be a corporate or other business opportunity of SoFi Technologies that is presented in writing to a director nominee of SCH, the SoftBank Investors, the Silver Lake Investors, the QIA Investors or the Red Crow Investors expressly in such director nominee’s capacity as a director or employee of SoFi Technologies (and not in any other capacity).
Exclusive Jurisdiction of Certain Actions
The Proposed Bylaws provide that, to the fullest extent permitted by law, and unless SoFi Technologies consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of SoFi Technologies, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of SoFi Technologies to SoFi Technologies or SoFi Technologies stockholders, (iii) any action asserting a claim against SoFi Technologies or any current or former director or officer or other employee of SoFi Technologies arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim related to or involving SoFi Technologies that is governed by the internal affairs doctrine, and (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to actions or claims arising under the Exchange Act. The Proposed Bylaws also provide that, unless SoFi Technologies consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder, shall be the United States Federal District Courts. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; SoFi Technologies stockholders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.
These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of SoFi Technologies, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against SoFi Technologies, a court could find the choice of forum provisions contained in the Proposed Bylaws to be inapplicable or unenforceable in such action.
Transfer Agent
The transfer agent for SoFi Technologies common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SOFI TECHNOLOGIES SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted SoFi Technologies common stock or SoFi Technologies warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of SoFi Technologies at the time of, or at any time during the three months preceding, a sale and (ii) SoFi Technologies is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as SoFi Technologies was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of SoFi Technologies common stock or SoFi Technologies warrants for at least six months but who are affiliates of SoFi Technologies at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of SoFi Technologies common stock then outstanding; or
•the average weekly reported trading volume of SoFi Technologies common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of SoFi Technologies under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about SoFi Technologies.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SCH has completed SCH’s initial business combination.
SCH anticipates that following the consummation of the Business Combination, SoFi Technologies will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws of SoFi Technologies establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws of SoFi Technologies provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors of SoFi Technologies, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors SoFi Technologies or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (a) (1) was a record owner of shares of SoFi Technologies both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws of SoFi Technologies in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the annual meeting of stockholders of SoFi Technologies, the written notice must be received by the secretary of SoFi Technologies at the principal executive offices:
•not earlier than the 90th day; and
•not later than the 120th day,
before the one-year anniversary of the preceding year’s annual meeting.
In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received (i) no earlier than the 120th day prior to such annual meeting and (ii) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by SoFi Technologies.
Accordingly, for the annual meeting of SoFi Technologies, assuming the meeting is held on                      , notice of a nomination or proposal must be delivered to SoFi Technologies no later than, and no earlier than,.Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on , must be received at the principal office of SoFi Technologies on or before,, and must comply with Rule 14a-8.
Stockholder Director Nominees
The Proposed Bylaws of SoFi Technologies permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation of SoFi Technologies. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws of SoFi Technologies. In addition, the stockholder must give timely notice to the secretary of SoFi Technologies in accordance with the Proposed Bylaws of SoFi Technologies, which, in general, require that the notice be received by the secretary within the time periods for stockholder proposals described above under “—Stockholder Proposals”.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the board of directors of SCH, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Social Capital Hedosophia Holdings Corp. V, 317 University Ave, Suite 200, Palo Alto, California 94301. Following the Business Combination, such communications should be sent to Social Finance, Inc., 234 1st Street, San Francisco, California 94105. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non- management directors.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of SoFi Technologies offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Social Capital Hedosophia Holdings Corp. V as of December 31, 2020, and for the period from July 10, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Social Capital Hedosophia Holdings Corp. V to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Social Finance, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 included in this Proxy Statement and Prospectus and the related financial statement schedules included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, SCH and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SCH’s annual report to shareholders and SCH’s proxy statement. Upon written or oral request, SCH will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SCH deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SCH deliver single copies of such documents in the future. Shareholders may notify SCH of their requests by calling or writing SCH at its principal executive offices at 317 University Ave, Suite 200, Palo Alto, California 94301 or (650) 521-9007.
ENFORCEABILITY OF CIVIL LIABILITY
SCH is a Cayman Islands exempted company. If SCH does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SCH. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCH in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SCH may be served with process in the United States with respect to actions against SCH arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SCH’s securities by serving SCH’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
SCH has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
SCH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SCH at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SCH’s corporate website under the heading “Documents”, at http://www.socialcapitalhedosophiaholdings.com. SCH’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to SCH has been supplied by SCH, and all such information relating to SoFi has been supplied by SoFi, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: IPOE.info@investor.morrowsodali.com
If you are a stockholder of SCH and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
AUDITED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM JULY 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Social Capital Hedosophia Holdings Corp. V
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Social Capital Hedosophia Holdings Corp. V (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from July 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY
March 17, 2021

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Current assets
Cash	$259,714
Prepaid expenses	801,063
Total Current Assets	1,060,777
Marketable securities held in Trust Account	805,017,218
TOTAL ASSETS	$806,077,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$178,450
Advance from related party	5,000
Total Current Liabilities	183,450
Deferred underwriting fee payable	28,175,000
TOTAL LIABILITIES	28,358,450
Commitments
Class A ordinary shares subject to possible redemption, 77,270,301 shares at redemption value	772,719,537
Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,229,699 issued and outstanding (excluding 77,270,301 shares subject to possible redemption)	323
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 20,125,000 shares issued and outstanding	2,013
Additional paid-in capital	5,644,065
Accumulated deficit	(646,393)
Total Shareholders’ Equity	5,000,008
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$806,077,995

The accompanying notes are an integral part of the consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operational costs	$663,611
Loss from operations	(663,611)

Other income:
Interest earned on marketable securities held in Trust Account	17,218
Other income	17,218
Net loss	$(646,393)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	77,306,600
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	20,095,027
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.03)

The accompanying notes are an integral part of the consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – July 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	20,125,000	2,013	22,987	—	25,000
Sale of 80,500,000 Units, net of underwriting discounts and offering costs	80,500,000	8,050	—	—	762,332,888	—	762,340,938
Sale of 8,000,000 Private Placement Warrants	—	—	—	—	16,000,000	—	16,000,000
Class A ordinary shares subject to possible redemption	(77,270,301)	(7,727)	—	—	(772,711,810)	—	(772,719,537)
Net loss	—	—	—	—	—	(646,393)	(646,393)
Balance – December 31, 2020	3,229,699	$323	20,125,000	$2,013	$5,644,065	$(646,393)	$5,000,008

The accompanying notes are an integral part of the consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(646,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(17,218)
Changes in operating assets and liabilities:
Prepaid expenses	(801,063)
Accrued expenses	178,450
Net cash used in operating activities	(1,286,224)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(805,000,000)
Net cash used in investing activities	(805,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	791,000,000
Proceeds from sale of Private Placement Warrants	16,000,000
Advances from related party	5,000
Proceeds from promissory note – related party	400,000
Repayment of promissory note – related party	(400,000)
Payment of offering costs	(484,062)
Net cash provided by financing activities	806,545,938
Net Change in Cash	259,714
Cash – Beginning	—
Cash – Ending	$259,714
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$773,360,930
Change in value of Class A ordinary shares subject to possible redemption	$(641,393)
Deferred underwriting fee payable	$28,175,000

The accompanying notes are an integral part of the consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Social Capital Hedosophia Holdings Corp. V (the “Company”) is blank check company incorporated as a Cayman Islands exempted company on July 10, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company has one subsidiary, Plutus Merger Sub Inc., a direct wholly-owned subsidiary of the Company incorporated in Delaware on December 30, 2019 (“Merger Sub”).
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 10, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of Social Finance, Inc., a Delaware corporation (“SoFi”) (see Note 9). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering became effective on October 8, 2020. On October 14, 2020, the Company consummated the Initial Public Offering of 80,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 10,500,000 Units, at $10.00 per Unit, generating gross proceeds of $805,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant in a private placement to the Company’s sponsor, SCH Sponsor V LLC, a Cayman Islands limited liability company (the “Sponsor”), generating gross proceeds of $16,000,000, which is described in Note 4.
Transaction costs amounted to $42,659,062, consisting of $14,000,000 of underwriting fees, $28,175,000 of deferred underwriting fees and $484,062 of other offering costs.
In connection with the closing of the Initial Public Offering on October 14, 2020, an amount of $805,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The New York Stock Exchange rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the Public Shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 following any related share redemptions and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until October 14, 2022 to consummate a Business Combination. However, if the Company has not completed a Business Combination by October 14, 2022 (as such period may be extended pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Going Concern
As of December 31, 2020, the Company had $259,714 in its operating bank accounts, $805,017,218 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $877,327. As of December 31, 2020, approximately $17,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company's financial position or statement of operations.
Net Income (Loss) per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 28,125,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s consolidated statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary, basic and diluted, for Ordinary shares subject to possible redemption is calculated by dividing the proportionate share

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
of income or loss on marketable securities held by the Trust Account by the weighted average number of Ordinary shares subject to possible redemption outstanding since the original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 10, 2020 (Inception) Through December 31, 2020
Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$16,528
Net income allocable to Class A ordinary shares subject to possible redemption	$16,528
Denominator: Weighted Average Class A Ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	77,306,600
Basic and diluted net income per share	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(646,393)
Less: Net income allocable to Class A ordinary shares subject to possible redemption	(16,528)
Non-redeemable net loss	$(662,921)
Denominator: Weighted Average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	$20,095,027
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 80,500,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 10,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $16,000,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On July 10, 2020, the Company issued one ordinary share to the Sponsor for no consideration. On July 16, 2020, the Company cancelled the one share issued in July 2020 and the Sponsor purchased 2,875,000 Founder Shares for an aggregate purchase price of $25,000. On September 17, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 18,687,500 Founder Shares. On October 8, 2020, the Company effected another share capitalization resulting in the Company’s initial shareholders holding an aggregate of 20,125,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalizations. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 2,625,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Class B ordinary shares or Class A ordinary shares received upon conversion thereof (together, “Founder Shares”) until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on October 14, 2020, the Company will pay an affiliate of the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from July 10, 2020 (inception) through December 31, 2020, the Company incurred $25,000, in fees for these services, of which is included in accrued expenses in the accompanying consolidated balance sheet.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Advance from Related Party
As of October 14, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. The advances are non-interest bearing and due on demand. At December 31, 2020, advances amounting to $5,000 were outstanding.
Promissory Note — Related Party
On July 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021 and (ii) the completion of the Initial Public Offering. The Promissory Note was amended and restated on September 17, 2020 solely to increase the amount that could be borrowed to an aggregate principal amount of $400,000. The outstanding balance under the Promissory Note of $400,000 was repaid at the closing of the Initial Public Offering on October 14, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $2.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Restricted Stock Units
On November 13, 2020, the Company entered into a Director Restricted Stock Unit Award Agreement (the “Director Restricted Stock Unit Award Agreement”), between the Company and Jennifer Dulski, a member of the Company's board of directors, providing for the grant of 100,000 restricted stock units (“RSUs”) to Ms. Dulski, which grant is contingent on both the consummation of a Business Combination with the Company and a shareholder approved equity plan. The RSUs will vest upon the consummation of such Business Combination and represent 100,000 Class A ordinary shares of the Company that will settle on a date selected by the Company in the year following the year in which such consummation occurs.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on October 8, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $28,175,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Financial Advisory Fee
The underwriters agreed to reimburse the Company for an amount equal to (1) 10% of the non-deferred underwriting commission payable to the underwriter, of which $1,400,000 was paid to Connaught (UK) Limited (“Connaught”) upon the closing of the Initial Public Offering, and (2) 20% of the deferred underwriting commission payable to the underwriter, of which $5,635,000 will be paid to Connaught upon the closing of the Business Combination.
NOTE 7. SHAREHOLDERS’ EQUITY
Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 3,229,699 Class A ordinary shares issued and outstanding, excluding 77,270,301 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there was 20,125,000 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the completion of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
relating thereto is current, subject to the Company satisfying its obligations with respect to registration or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder and
•if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;
•if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and
•if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger prices described will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Restricted Stock Units — On November 13, 2020, the Company entered into a Director Restricted Stock Unit Award Agreement (the "Director Restricted Stock Unit Award Agreement"), between the Company and a member of the Company's board of directors, providing for the grant of 100,000 restricted stock units ("RSUs") , which grant is contingent on both the consummation of a Business Combination with the Company and a shareholder approved equity plan. The RSUs will vest upon the consummation of such Business Combination and represent 100,000 Class A ordinary shares of the Company that will settle on a date selected by the Company in the year following the year in which such consummation occurs.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$805,017,218
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 7, 2021, the Company entered into an Agreement and Plan of Merger (as amended on March 16, 2021, the “Merger Agreement”) with Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Social Finance, Inc., a Delaware corporation (“SoFi”).
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “SoFi Business Combination”): (i) prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), (ii) at the Closing, upon the terms and subject to the conditions of the Merger Agreement, in accordance with the DGCL, Merger Sub will merge with and into SoFi, with SoFi continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”), (iii) upon consummation of the Merger, and subject to the adjustments provided in the Merger Agreement, all of the common stock and preferred stock of SoFi, excluding the Company Redeemable Preferred Stock (as defined in the Merger Agreement), which will convert into Acquiror Series 1 Preferred Stock (as defined in the Merger Agreement), will be converted into the right to receive an aggregate number of shares of common stock, par value $0.0001 per share, of the Company (after the Domestication) (“SCH Common Stock”) equal to the quotient obtained by dividing (x) $6,569,840,376 by (y) $10.00 and (iv) upon the consummation of the Merger, the Company will be renamed “SoFi Technologies, Inc.” The Closing is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement, including the approval of the Company’s shareholders.
On January 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the "PIPE Investors") pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors have collectively subscribed for 122.5 million shares of SCH Common Stock for an aggregate purchase price equal to $1,225.0 million (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of the Sponsor. The PIPE Investment will be consummated substantially concurrently with the Closing, subject to the terms and conditions contemplated by the Subscription Agreements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
On March 16, 2021, (i) the Company, SoFi and Merger Sub entered into the First Amendment to Agreement and Plan of Merger which amends the Merger Agreement and (ii) the Company, Sponsor and SoFi entered into the First Amendment to Sponsor Support Agreement to reflect that the securities of the combined company are expected to trade on the Nasdaq Stock Market LLC instead of the New York Stock Exchange following the consummation of the Business Combination. In addition, SoFi, the Company and the applicable shareholders of SoFi have agreed to make conforming changes to the form of shareholders’ agreement contemplated by the Merger Agreement to be entered into at the closing of the Business Combination.
The consummation of the proposed SoFi Business Combination is subject to certain conditions as further described in the Merger Agreement.
In connection with the Business Combination, certain purported shareholders of SCH have filed lawsuits, including those described below, and other shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. SCH believes that these allegations are without merit. These cases are in the early stages and SCH is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.
On January 28, 2021, Tim Holtom (“Holtom”), a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Tim Holtom v. Social Capital Hedosophia Holdings Corp. V, et al., case number 650647/2021, against SCH and the members of its board of directors (the “Holtom Complaint”). The Holtom Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against SCH. The Holtom Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the registration statement on Form S-4 filed with the SEC on January 11, 2021 regarding the proposed transaction involving SoFi (the “Registration Statement”) is materially misleading and incomplete. The Holtom Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. Defendants have not yet responded to the Holtom Complaint.
On January 29, 2021, Ryan Heitt (“Heitt”), a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Ryan Heitt v. Social Capital Hedosophia Holdings Corp. V, et al., case number 650685/2021 against the members of its board of directors, Merger Sub and SoFi (the “Heitt Complaint”). The Heitt Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against SCH, Merger Sub and SoFi. The Heitt Complaint alleges, among other things, that the Registration Statement is materially misleading and incomplete. The Heitt Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. Defendants have not yet responded to the Heitt Complaint.
On February 3, 2021, counsel to Holtom and Heitt sent a joint letter to SCH's counsel (the “Joint Demand”), alleging that they “have identified several disclosure deficiencies” in the Registration Statement, and demanding that SCH issue corrective disclosures with regard to certain enumerated items. The Joint Demand asserts that a failure to issue the requested disclosures will expose SCH and its board of directors to liability.
On February 15, 2021, Brian Levy, a purported stockholder of SCH, filed a lawsuit in the Supreme Court of the State of New York, County of Nassau, captioned Brian Levy v. Jennifer Dulski, et al., case number 601778/2021, against the members of SCH’s board of directors, SoFi, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC (the “Levy Complaint”). The lawsuit was filed by Levy individually, and derivatively on behalf of nominal defendant SCH. The Levy Complaint alleges, among other things, that (i) the merger consideration is unfair, and (ii) the Registration Statement is materially misleading and incomplete. The Levy Complaint asserts: (i) a derivative claim for breach of fiduciary duty against the individual defendants; (ii) a derivative claim for causing SCH to fail to disclose material information against the individual defendants; (iii) a derivative claim for aiding and abetting the breaches of fiduciary duties against SoFi, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC; (iv) an individual claim for negligent misrepresentation and concealment against all defendants; and (v) an individual claim for fraudulent misrepresentation and concealment against all defendants. The Levy Complaint seeks, among other things, to enjoin the proposed Business Combination, an award of compensatory and/or recessionary damages, and an award of attorneys' fees and expenses. Defendants have not yet responded to the Levy Complaint.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
On January 11, 2021 the Company issued a promissory note with the Sponsor for an aggregate amount of up to $2,500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and is due and payable in full on the earlier of (i) October 14, 2022 and (ii) the effective date of a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the maker and one or more businesses. As of the Company’s most recently filed 10-K, the Company has drawn $1,415,000 under this Promissory Note.

SOCIAL FINANCE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Social Finance Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Social Finance, Inc. and subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in temporary equity and permanent equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at Schedule I (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value Measurements — Valuation of Loans, Servicing Rights, Residual Investments, and Residual Interest Classified as Debt — Refer to Notes 1, 4, and 8 to the financial statements
Critical Audit Matter Description
The Company has elected the fair value option to measure loans, servicing rights, and residual investments, and measures residual interests classified as debt at fair value. The Company determines the fair value of each of its financial assets using a discounted cash flow methodology, while also considering market data as it becomes available. The Company classifies loans, servicing rights, residual investments, and residual interests classified as debt as Level 3 because the valuations utilize significant unobservable inputs.

The fair value measurement of loans, servicing rights, residual investments, and residual interests classified as debt involves judgements made by management, including the use of assumptions and estimates, some of which are unobservable and require significant judgement. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the fair value measurement of loans, servicing rights, residual investments, and residual interests classified as debt included the following, among others:
•We performed inquiries with management and the Company’s third-party valuation expert to understand the process for developing, and assumptions used in, the valuation models.
•We tested the completeness and accuracy of the source information derived from the Company’s loan data, which is used in the valuation model.
•With the assistance of our fair value specialists, we developed independent fair value estimates and compared our estimates to the Company’s estimates.

Acquisition of Galileo Financial Technologies, Inc. — Refer to Notes 1, 2 and 3 to the financial statements
Critical Audit Matter Description
The Company acquired 100% of the outstanding stock of Galileo Financial Technologies, Inc. ("Galileo”) and its subsidiaries on May 14, 2020 for a purchase price of $1.2 billion. The acquisition was accounted for using the acquisition method of accounting. Accordingly, the purchase consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values, including developed technology and customer-related intangible assets of $378 million. Management used the income approach to estimate the fair value of the developed technology and customer-related intangible assets, which included using the multi-period excess earnings method and the with and without method, respectively. The fair value determination of developed technology and customer-related intangible assets required management to make significant estimates and assumptions related to estimated annual revenues and net cash flows, technology migration curve, revenue ramp-up period and discount rates.

Given the fair value determination of developed technology and customer-related intangible assets requires management to make significant estimates and assumptions related to the estimated annual revenues and net cash flows, technology migration curve, revenue ramp-up period, discount rates, and the selected income approach methodologies, performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the developed technology and customer-related intangible assets assumed for the Galileo acquisition included the following, among others:
•We assessed the reasonableness of management’s estimated annual revenues and net cash flows forecasts by comparing the projections to historical results of Galileo, as well as to certain peer companies of Galileo.
•We assessed the reasonableness of management’s assumption of the revenue ramp-up period by evaluating Galileo's historical growth trends, and testing the source information, including the number of existing customers through inspection of customer contracts.
•With the assistance of our fair value specialists, we evaluated:
◦the reasonableness of the income approach valuation methodologies by assessing management’s application of the multi-period excess earnings method and the with and without method,
◦the reasonableness of the technology migration curve and discount rates by developing a range of independent estimates and comparing those to the assumptions selected by management, and
◦the mathematical accuracy of the valuation by performing a recalculation.

/s/ Deloitte & Touche LLP
San Francisco, California
March 17, 2021

We have served as the Company’s auditor since 2017.

Social Finance, Inc.
Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$872,582	$499,486
Restricted cash and restricted cash equivalents(1)	450,846	190,720
Loans(1)(2)	4,879,303	5,387,958
Servicing rights	149,597	201,618
Securitization investments	496,935	653,952
Equity method investments	107,534	104,049
Property, equipment and software	81,489	59,553
Goodwill	899,270	15,673
Intangible assets	355,086	11,783
Operating lease right-of-use assets	116,858	101,446
Related party notes receivable	17,923	9,174
Other assets(3)	136,076	53,748
Total assets	$8,563,499	$7,289,160
Liabilities, temporary equity and permanent deficit
Liabilities:
Accounts payable, accruals and other liabilities(1)	$452,909	$103,590
Operating lease liabilities	139,796	124,745
Debt(1)	4,798,925	4,688,378
Residual interests classified as debt(1)	118,298	271,778
Total liabilities	5,509,928	5,188,491
Commitments, guarantees, concentrations and contingencies (Note 15)
Temporary equity(4):
Redeemable preferred stock: 311,842,666 and 254,842,666 shares authorized; 256,459,941 and 218,814,230 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3,173,686	2,439,731
Permanent deficit:
Common stock, $0.00 par value: 452,815,616 and 395,815,616 shares authorized; 66,034,174 and 39,614,844 shares issued and outstanding as of December 31, 2020 and 2019, respectively(5)	—	—
Additional paid-in capital	579,228	135,517
Accumulated other comprehensive loss	(166)	(21)
Accumulated deficit	(699,177)	(474,558)
Total permanent deficit	(120,115)	(339,062)
Total liabilities, temporary equity and permanent deficit	$8,563,499	$7,289,160
_______________
(1)Financial statement line items include amounts in consolidated variable interest entities (“VIEs”). See Note 5.
(2)As of December 31, 2020, includes loans measured at fair value of $4,859,068 and loans measured at amortized cost of $20,235. All loans as of December 31, 2019 are measured at fair value. See Note 4 and 8.
(3)Other assets includes accounts receivable, net, of $32,374 and $12,145 as of December 31, 2020 and 2019, respectively, with allowance for credit losses of $562 and $0, respectively.
(4)Redemption amounts are $3,210,470 and $2,476,891 as of December 31, 2020 and 2019, respectively.
(5)Includes 5,000,000 non-voting common shares authorized and 1,380,852 non-voting common shares issued and outstanding as of December 31, 2020 and 2019. See Note 11 for additional information.
The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In Thousands, Except for Share and Per Share Data)

	Year Ended December 31,
	2020	2019	2018
Interest income
Loans	$330,353	$570,466	$568,209
Securitizations	24,031	23,179	19,300
Related party notes	3,189	3,338	—
Other	5,964	11,210	2,109
Total interest income	363,537	608,193	589,618
Interest expense
Securitizations and warehouses	155,150	268,063	330,186
Other	30,456	10,296	368
Total interest expense	185,606	278,359	330,554
Net interest income	177,931	329,834	259,064
Noninterest income
Loan origination and sales	371,323	299,265	123,046
Securitizations	(70,251)	(199,125)	(114,705)
Servicing	(19,426)	8,486	1,197
Technology Platform fees	90,128	—	—
Other	15,827	4,199	797
Total noninterest income	387,601	112,825	10,335
Total net revenue	565,532	442,659	269,399
Noninterest expense
Technology and product development	201,199	147,458	99,319
Sales and marketing	276,577	266,198	212,604
Cost of operations	178,896	116,327	88,885
General and administrative	237,381	152,275	121,948
Total noninterest expense	894,053	682,258	522,756
Loss before income taxes	(328,521)	(239,599)	(253,357)
Income tax (expense) benefit	104,468	(98)	958
Net loss	$(224,053)	$(239,697)	$(252,399)
Other comprehensive income (loss)
Foreign currency translation adjustments, net	(145)	(9)	21
Total other comprehensive income (loss)	(145)	(9)	21
Comprehensive loss	$(224,198)	$(239,706)	$(252,378)
Loss per share (Note 16)
Loss per share – basic	$(7.49)	$(7.00)	$(7.19)
Loss per share – diluted	$(7.49)	$(7.00)	$(7.19)
Weighted average common stock outstanding – basic	42,374,976	37,651,687	35,091,026
Weighted average common stock outstanding – diluted	42,374,976	37,651,687	35,091,026

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Changes in Temporary Equity and Permanent Equity (Deficit)
(In Thousands, Except for Share Data)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Permanent Equity (Deficit)	Temporary Equity
	Shares	Amount						Shares	Amount
Balance at January 1, 2018	39,492,695	$—	$113,820	$(2,914)	$(33)	$29,256	$140,129	199,355,696	$1,890,554
Stock-based compensation expense	—	—	42,936	—	—	—	42,936	—	—
Equity-based payments to non-employees	43,655	—	523	—	—	—	523	—	—
Vesting of RSUs	730,900	—	—	—	—	—	—	—	—
Stock withheld related to taxes on vested RSUs	(279,043)	—	(3,154)	—	—	—	(3,154)	—	—
Exercise of common stock options	812,467	—	2,581	—	—	—	2,581	—	—
Issuance of common stock in asset acquisition	87,311	—	941	—	—	—	941	—	—
Foreign currency translation adjustments, net of tax of $0	—	—	—	—	21	—	21	—	—
Net loss	—	—	—	—	—	(252,399)	(252,399)	—	—
Balance at December 31, 2018	40,887,985	$—	$157,647	$(2,914)	$(12)	$(223,143)	$(68,422)	199,355,696	$1,890,554
Stock-based compensation expense	—	—	60,936	—	—	—	60,936	—	—
Equity-based payments to non-employees	43,656	—	483	—	—	—	483	—	—
Vesting of RSUs	4,417,306	—	—	—	—	—	—	—	—
Stock withheld related to taxes on vested RSUs	(1,877,549)	—	(21,411)	—	—	—	(21,411)	—	—
Exercise of common stock options	1,879,956	—	7,844	—	—	—	7,844	—	—
Common stock purchases	(1,018,177)	—	—	—	—	(8,804)	(8,804)	—	—
Redeemable preferred stock dividends	—	—	(23,923)	—	—	—	(23,923)	—	—
Constructive retirement of treasury shares	(4,718,333)	—	—	2,914	—	(2,914)	—	—	—
Note receivable issuance to stockholder, inclusive of interest	—	—	(61,214)	—	—	—	(61,214)	—	—
Note receivable payments from stockholder, inclusive of interest	—	—	15,155	—	—	—	15,155	—	—
Issuance of redeemable preferred stock	—	—	—	—	—	—	—	19,458,534	551,577
Preferred stock issuance costs	—	—	—	—	—	—	—	—	(2,400)
Foreign currency translation adjustments, net of tax of $0	—	—	—	—	(9)	—	(9)	—	—
Net loss	—	—	—	—	—	(239,697)	(239,697)	—	—
Balance at December 31, 2019	39,614,844	$—	$135,517	$—	$(21)	$(474,558)	$(339,062)	218,814,230	$2,439,731

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Changes in Temporary Equity and Permanent Equity (Deficit) (Continued)
(In Thousands, Except for Share Data)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Permanent Equity (Deficit)	Temporary Equity
	Shares	Amount					Shares	Amount
Balance at December 31, 2019	39,614,844	$—	$135,517	$(21)	$(474,558)	$(339,062)	218,814,230	$2,439,731
Stock-based compensation expense	—	—	99,870	—	—	99,870	—	—
Equity-based payments to non-employees	75,000	—	908	—	—	908	—	—
Vesting of RSUs	6,614,661	—	—	—	—	—	—	—
Stock withheld related to taxes on vested RSUs	(2,543,013)	—	(31,259)	—	—	(31,259)	—	—
Exercise of common stock options	1,169,956	—	3,781	—	—	3,781	—	—
Vested stock options assumed in acquisition	—	—	32,197	—	—	32,197	—	—
Common stock purchases	(65,882)	—	—	—	(566)	(566)	—	—
Redeemable preferred stock dividends	—	—	(40,536)	—	—	(40,536)	—	—
Note receivable issuance to stockholder, inclusive of interest	—	—	(1,764)	—	—	(1,764)	—	—
Note receivable payments from stockholder, inclusive of interest	—	—	47,823	—	—	47,823	—	—
Issuance of redeemable preferred stock	—	—	—	—	—	—	52,743,298	814,156
Preferred stock redemption	—	—	(52,658)	—	—	(52,658)	(15,097,587)	(80,201)
Issuance of common stock in acquisition	1,101,306	—	15,565	—	—	15,565	—	—
Issuance of common stock	20,067,302	—	369,840	—	—	369,840	—	—
Common stock issuance costs	—	—	(56)	—	—	(56)	—	—
Foreign currency translation adjustments, net of tax of $0	—	—	—	(145)	—	(145)	—	—
Net loss	—	—	—	—	(224,053)	(224,053)	—	—
Balance at December 31, 2020	66,034,174	$—	$579,228	$(166)	$(699,177)	$(120,115)	256,459,941	$3,173,686

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(224,053)	$(239,697)	$(252,399)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	69,832	15,955	10,912
Deferred debt issuance and discount expense	28,310	33,205	23,858
Stock-based compensation expense	99,870	60,936	42,936
Equity-based payments to non-employees	908	483	523
Deferred income taxes	(104,504)	52	(1,089)
Equity method investment earnings	(4,314)	(869)	50
Accretion of seller note interest expense	6,002	—	—
Fair value changes in residual interests classified as debt	38,216	17,157	(27,481)
Fair value changes in securitization investments	(13,919)	(11,363)	(2,668)
Fair value changes in warrant liabilities	20,525	(2,834)	—
Fair value adjustment to related party notes receivable	319	—	—
Other	803	2,205	500
Changes in operating assets and liabilities:
Originations and purchases of loans	(10,406,813)	(11,579,679)	(12,001,921)
Proceeds from sales and repayments of loans	9,949,805	11,635,228	13,128,583
Other changes in loans	(58,743)	69,214	102,218
Servicing assets	52,021	(35,913)	(15,975)
Related party notes receivable interest income	1,121	(2,670)	—
Other assets	(29,883)	(18,171)	2,004
Accounts payable, accruals and other liabilities	95,161	2,028	13,226
Net cash provided by (used in) operating activities	$(479,336)	$(54,733)	$1,023,277
Investing activities
Purchases of property, equipment, software and intangible assets	$(24,549)	$(37,590)	$(13,729)
Related party notes receivable issuances	(7,643)	(9,050)	—
Purchases of non-securitization investments	(145)	(3,608)	(100,401)
Proceeds from non-securitization investments	974	—	—
Receipts from securitization investments	322,704	165,116	101,879
Acquisition of business, net of cash acquired	(32,392)	—	—
Net cash provided by (used in) investing activities	$258,949	$114,868	$(12,251)

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Financing activities
Proceeds from debt issuances	$10,234,378	$12,458,120	$13,702,867
Repayment of debt	(9,708,991)	(12,826,085)	(14,634,415)
Payment of debt issuance costs	(16,443)	(20,596)	(22,672)
Taxes paid related to net share settlement of stock-based awards	(31,259)	(21,411)	(3,154)
Purchases of common stock	(40)	(8,804)	—
Proceeds from stock option exercises	3,781	7,844	2,581
Note receivable issuance to stockholder	—	(58,000)	—
Note receivable principal repayments from stockholder	43,513	14,487	—
Proceeds from common stock issuances	369,840	—	—
Proceeds from redeemable preferred stock issuances	—	573,845	—
Payment of redeemable preferred stock issuance costs	—	(2,400)	—
Payment of redeemable preferred stock dividends	(40,536)	(23,923)	—
Finance lease principal payments	(489)	—	—
Net cash provided by (used in) financing activities	$853,754	$93,077	$(954,793)
Effect of exchange rates on cash and cash equivalents	(145)	(9)	21
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	633,222	153,203	56,254
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	690,206	537,003	480,749
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,323,428	$690,206	$537,003

Reconciliation to amounts on Consolidated Balance Sheets (as of period end)
Cash and cash equivalents	$872,582	$499,486	$325,114
Restricted cash and restricted cash equivalents	450,846	190,720	211,889
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$1,323,428	$690,206	$537,003

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Supplemental cash flow information
Interest paid	$129,131	$224,916	$223,440
Income taxes paid	529	8	138

Supplemental non-cash investing and financing activities
Securitization investments acquired via loan transfers	$151,768	$351,254	$348,455
Redeemable preferred stock warrants accounted for as liabilities	—	22,268	—
Non-cash property, equipment, software and intangible asset additions	358	15,247	—
Deconsolidation of residual interests classified as debt	101,718	97,928	—
Deconsolidation of securitization debt	770,918	1,366,992	—
Issuance of residual interests classified as debt as consideration for loan additions	—	116,906	34,499
Deferred debt issuance costs accrued but not paid	1,600	—	—
Seller note issued in acquisition	243,998	—	—
Redeemable preferred stock issued in acquisition	814,156	—	—
Common stock options assumed in acquisition	32,197	—	—
Issuance of common stock in acquisition	15,565	—	941
Finance lease ROU assets acquired	15,100	—	—
Property, equipment and software acquired in acquisition	2,026	—	—
Debt assumed in acquisition	5,832	—	—
Accrued but unpaid deferred equity costs	56	—	—
Redeemed but unpaid common stock	526	—	—
Redeemed but unpaid redeemable preferred stock	132,859	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Social Finance, Inc.
Notes to Consolidated Financial Statements
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

Note 1. Organization, Summary of Significant Accounting Policies and New Accounting Standards
Organization
Social Finance, Inc. (collectively with its subsidiaries, “SoFi”, the “Company”, “we”, “us” or “our”) is a financial services platform. The Company was founded in 2011 to offer an innovative approach to the private student loan market by providing student loan refinancing options. Since its founding, SoFi has expanded its lending strategy to offer home loans, personal loans and credit cards. SoFi predominantly operates in the U.S. via its lending activities. The Company has also developed non-lending financial products, such as money management and investment product offerings, and has also leveraged its financial services platform to empower other businesses. Through strategic acquisitions made during the year ended December 31, 2020, the Company expanded its investment product offerings into Hong Kong, and now also operates as a platform-as-a-service for a variety of financial service providers, providing the infrastructure to facilitate core customer-facing and back-end capabilities, such as account setup, account funding, direct deposit, authorizations and processing, payments functionality and check account balance features.
Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries and certain consolidated VIEs. All intercompany accounts were eliminated in consolidation. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).
Use of Judgments, Assumptions and Estimates
The preparation of our Consolidated Financial Statements and related disclosures in conformity with GAAP requires management to make assumptions and estimates that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of our assets and liabilities. These judgments, assumptions and estimates include, but are not limited to, the following: (i) fair value measurements; (ii) stock-based compensation expense, and (iii) business combinations. These judgments, estimates and assumptions are inherently subjective in nature and, therefore, actual results may differ from our estimates and assumptions.
Business Combinations
We account for acquisitions of entities or asset groups that qualify as businesses using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date, which are measured in accordance with the principles outlined in Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. The determination of fair value requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature. The excess of the total purchase consideration over the fair value of the identified net assets acquired is recognized as goodwill. See “— Goodwill and Intangible Assets” for our related accounting policy. The results of the acquired businesses are included in our results of operations beginning from the date of acquisition. Acquisition-related costs are expensed as incurred.
During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the allocation of purchase consideration and to the fair values of assets acquired and liabilities assumed to the extent that additional information becomes available. After this period, any subsequent adjustments are recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Consolidation of Variable Interest Entities
We enter into arrangements in which we originate loans, establish a special purpose entity (“SPE”), and transfer loans to the SPE. We retain the servicing rights of those loans and hold additional interests in the SPE. We evaluate each such arrangement to determine whether we have a variable interest. If we determine that we have a variable interest in an SPE, we then determine whether the SPE is a VIE. If the SPE is a VIE, we assess whether we are the primary beneficiary of the VIE, such that we must consolidate the VIE on our Consolidated Balance Sheets. To determine if we are the primary beneficiary, we identify the most significant activities and determine who has the power over those activities, and who absorbs the variability in the economics of the VIE. As of December 31, 2020 and 2019, we had 15 and 18 consolidated VIEs, respectively, on our Consolidated Balance Sheets. Refer to Note 5 for more details regarding our consolidated VIEs. As of each balance sheet date presented, there was one consolidated VIE which did not have securitization debt.
We periodically reassess our involvement with each VIE in which we have a variable interest. We monitor matters related to our ability to control economic performance, such as management of the SPE and its underlying loans, contractual changes in the services provided, the extent of our ownership, and the rights of third parties to terminate us as the VIE servicer. In addition, we monitor the financial performance of each VIE for indications that we may or may not have the right to absorb benefits or the obligation to absorb losses associated with variability in the financial performance of the VIE that could potentially be significant to that VIE, which we define as a variable interest of greater than 10%.
A significant change to the pertinent rights of us or other parties, or a significant change to the ranges of possible financial performance outcomes used in our assessment of the variability of cash flows due to us, could impact the determination of whether or not a VIE should be consolidated in future periods. VIE consolidation and deconsolidation may lead to increased volatility in our financial results and impact period-over-period comparability. Our maximum exposure to loss as a result of our involvement with consolidated VIEs is limited to our investment, which is eliminated in consolidation. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of our variable interests in consolidated VIEs.
Foreign Currency Translation Adjustments
We revalue assets, liabilities, income and expense denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to foreign currency translation adjustments are included in accumulated other comprehensive loss in our Consolidated Balance Sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use a three-level fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available and to minimize the use of unobservable inputs when determining fair value. The three levels are defined as follows:
•Level 1 — Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.
•Level 2 — Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.
•Level 3 — Unobservable inputs for assets or liabilities for which there is little or no market data, which requires us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the asset or liability.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Instruments are categorized in Level 3 of the fair value hierarchy based on the significance of unobservable factors in the overall fair value measurement. As a result, the related gains and losses for assets and liabilities within the Level 3 category presented in Note 8 may include changes in fair value that are attributable to both observable and unobservable inputs.
Transfers of Financial Assets
The transfer of an entire financial asset and, to a much lesser extent, a participating interest in an entire financial asset in which we surrender control over the asset is accounted for as a sale if all of the following conditions are met:
•the financial asset is isolated from the transferor and its consolidated affiliates as well as its creditors, even in bankruptcy or other receivership;
•the transferee or beneficial interest holders have the right to pledge or exchange the transferred financial asset; and
•the transferor, its consolidated affiliates and its agents do not maintain effective control over the transferred financial asset.
Loan sales are aggregated in the financial statements due to the similarity of both the loans transferred and servicing arrangements. The portion of our income relating to ongoing servicing and the fair value of our servicing rights are dependent upon the performance of the sold loans. We measure the gain or loss on the sale of financial assets as the net assets received from the sale less the carrying amount of the loans sold. The net assets received from the sale represent the fair value of any assets obtained or liabilities incurred as part of the transaction, including but not limited to cash, servicing assets, retained securitization investments and recourse obligations.
When securitizing loans, we employ a two-step transaction that includes the isolation of the underlying loans in a trust and the sale of beneficial interests in the trust to a bankruptcy-remote entity. Transfers of financial assets that do not qualify for sale accounting are reported as secured borrowings. Accordingly, the related assets remain on our Consolidated Balance Sheets and continue to be reported and accounted for as if the transfer had not occurred. Cash proceeds received from these transfers are reported as liabilities, with related interest expense recognized over the life of the related secured borrowing.
As a component of the loan sale agreements, we make certain representations to third parties that purchase our previously-held loans, some of which include Federal National Mortgage Association (“FNMA”) repurchase requirements and all of which are standard in nature and do not constrain our ability to recognize a sale for accounting purposes. Any significant estimated post-sale obligations or contingent obligations to the purchaser of the loans arising from these representations are accrued if probable and estimable. Pursuant to ASC 460, Guarantees, we establish a loan repurchase liability, which is based on historical experience and any current developments which would make it probable that we would buy back loans previously sold to third parties at the historical sales price. The loan repurchase liability is presented within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets, with the corresponding charges recorded within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Cash and Cash Equivalents
Cash and cash equivalents include unrestricted deposits with financial institutions in checking, money market and short-term certificate of deposit accounts. We consider all highly liquid investments with original maturity dates of three months or less to be cash equivalents.
Restricted Cash and Restricted Cash Equivalents
Restricted cash and restricted cash equivalents consist primarily of cash deposits, certificate of deposit accounts held on reserve, money market funds held by consolidated VIEs, funds reserved for committed stock purchases, and collateral collection balances. These accounts are earmarked as restricted because these balances are either held in escrow as required for

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
certain debt facilities and derivative agreements or represent consolidated VIE cash balances that we cannot use for general operating purposes.
Loans
Our loan portfolio consists of personal loans, student loans and home loans, which are measured at fair value, and credit card loans and a commercial loan, which are measured at amortized cost and were new to our business in 2020.
Loans Measured at Fair Value
Our personal, student and home loans are carried at fair value on a recurring basis and, therefore, all direct fees and costs related to the origination process are recognized in earnings as earned or incurred. We elected the fair value option to measure these loans, as we believe that fair value best reflects the expected economic performance of the loans, as well as our intentions given our gain on sale origination model. We record the initial fair value measurement and subsequent measurement changes in fair value in the period in which the changes occur within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss). Our consolidated loans are originated with the intention to sell to third-party investors and are, therefore, considered held for sale. Securitized loans are assets held by consolidated SPEs as collateral for bonds issued, for which fair value changes are recorded within noninterest income — securitizations in the Consolidated Statements of Operations and Comprehensive Income (Loss). Gains or losses recognized upon deconsolidation of a VIE are also recorded within noninterest income — securitizations.
Loans do not trade in an active market with readily observable prices. We determine the fair value of our loans using a discounted cash flow methodology, while also considering market data as it becomes available. We classify loans as Level 3 because the valuations utilize significant unobservable inputs.
We consider a loan to be delinquent when the borrower has not made the scheduled payment amount within one day of the scheduled payment date, provided the borrower is not in school or in deferment, forbearance or within an agreed-upon grace period. Loan deferment is a provision in the student loan contract that permits the borrower to defer payments while enrolled at least half time in school. During the deferment period, interest accrues on the loan balance and is capitalized to the loan when the loan enters repayment status, which begins when the student no longer qualifies for deferment.
Whereas deferment only relates to student loans, forbearance applies to student loans, personal loans and home loans. A borrower in repayment may generally request forbearance for reasons including a FEMA-declared disaster, unemployment, economic hardship or general economic uncertainty. Forbearance typically cannot exceed a total of 12 months over the life of the loan. During the year ended December 31, 2020, requests for forbearance have also included impacts related to the COVID-19 pandemic. If forbearance is granted, interest continues to accrue during the forbearance period and is capitalized to the loan when the borrower resumes making payments. At the conclusion of a forbearance period, the contractual monthly payment is recalculated and is generally higher as a result.
Delinquent loans are charged off after 120 days of nonpayment or on the date of confirmed loss, at which time we stop accruing interest and reverse all accrued but unpaid interest as of such date. Additional information about our loans measured at fair value is included in Note 4 through Note 6, as well as Note 8.
Loans Measured at Amortized Cost
As of December 31, 2020, loans measured at amortized cost include credit card loans and a commercial loan. We did not have any loans measured at amortized cost as of December 31, 2019. For loans measured at amortized cost, we present accrued interest within loans in the Consolidated Balance Sheets.
During the fourth quarter of 2020, we issued a commercial loan, which had a principal balance of $16,500 and accumulated unpaid interest of $12 as of December 31, 2020, all of which was repaid during January 2021.
We launched our credit card product in the third quarter of 2020, which was expanded to a broader market in the fourth quarter of 2020. Credit card loans are reported as delinquent when they become 30 or more days past due. Credit card loans will

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
be charged off after 180 days of nonpayment or on the date of the confirmed loss, at which time we will stop accruing interest and reverse all accrued but unpaid interest as of such date. When payments are received against charged off credit card loans, we will use the cash basis method and resume the accrual of interest. As our credit card loans were outstanding for less than 180 days as of December 31, 2020, there were no credit card loans subject to charge off.
The following table presents the aging analysis of our credit card loans as of December 31, 2020, which excludes accrued interest of $2:

	December 31, 2020
		Delinquent Loans
	Current	30–59 Days	60–89 Days	≥ 90 Days	Total Delinquent Loans	Total Loans
Credit card loans	$3,864	$74	$2	$—	$76	$3,940
We did not have any credit card loans that were 90 days or more past due nor any credit card loans on nonaccrual status as of December 31, 2020.
Allowance for Credit Losses
Effective January 1, 2020, we adopted the provisions of Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments, which requires upfront recognition of lifetime expected credit losses using a current expected credit loss model. As of December 31, 2020, the standard was applicable to (i) cash equivalents and restricted cash equivalents, (ii) accounts receivable from contracts with customers, inclusive of servicing related receivables, (iii) related party notes receivable, (iv) margin receivables, which were attributable to our activities at 8 Limited, (v) certain loan repurchase reserves representing guarantees of credit exposure, and (vi) loans measured at amortized cost, including credit card loans and a commercial loan, which were new to our business in 2020. We did not recognize any allowance for credit losses on our single commercial loan as of December 31, 2020 because it was fully repaid prior to the issuance of our year-end financial statements. Our approaches to measuring the allowance for credit losses on the other applicable financial assets are as follows:
Cash equivalents and restricted cash equivalents: Our cash equivalents and restricted cash equivalents are short-term in nature and of high credit quality; therefore, we determined that our exposure to credit losses over the life of these instruments was immaterial.
Accounts receivable from contracts with customers: Accounts receivable from contracts with customers as of the balance sheet date are recorded at their original invoice amounts reduced by any allowance for credit losses. In accordance with the standard, we pool our accounts receivable, all of which are short-term in nature and arise from contracts with customers, based on shared risk characteristics to assess their risk of loss, even when that risk is remote. Certain of our historical accounts receivable balances did not have any write-offs. We use the aging method to establish an allowance for expected credit losses on accounts receivable balances and consider whether current conditions or reasonable and supportable forecasts about future conditions warrant an adjustment to our historical loss experience. In applying such adjustments, we primarily evaluate changes in customer creditworthiness, current economic conditions, expectations of near-term economic trends and changes in customer payment terms and collection trends.
When we determine that a receivable is not collectible, we write off the uncollectible amount as a reduction to both the allowance and the gross asset balance. Recoveries are recorded when received and credited to provision for credit losses. Accrued interest is excluded from the measurement of the allowance for credit losses. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for credit losses being recognized in the period in which the change occurs. See “— Recently Adopted Accounting Standards” for discussion of our adoption of the provisions of ASU 2016-13 and Note 7 for additional information on our accounts receivable.
Related party notes receivable: Our related party notes receivable consist of loans to an equity method investee, as further discussed in Note 14. We determined that our exposure to credit losses on our related party notes receivable was immaterial.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Subsequent to the balance sheet date, the equity method investee paid off the outstanding principal balance and accrued interest. See Note 18 for additional information.
Margin receivables: Our margin receivables of $1.6 million as of December 31, 2020 associated with margin lending services we offer to members through 8 Limited, which we acquired in 2020, are fully collateralized by the borrowers’ securities under collateral maintenance provisions, to which we regularly monitor adherence. Therefore, using the practical expedient in ASC 326-20-35-6, Financial Instruments — Credit Losses, we did not record expected credit losses on this pool of margin receivables, as the fair value of the underlying collateral is expected to exceed the amortized cost of the receivables.
Loan repurchase reserves: We issue financial guarantees related to certain non-agency loan transfers, which are subject to repurchase based on the occurrence of certain credit-related events within a specified amount of time following loan transfer, which does not exceed 90 days from origination. We estimate the contingent guarantee liability based on our historical repurchase activity for similar types of loans and assess whether adjustments to our historical loss experience are required based on current conditions and forecasts of future conditions, as appropriate, as our exposure under the guarantee is short-term in nature. See Note 15 for additional information on our guarantees.
Credit card loans: Our credit card loan portfolio had a carrying value of $3,723 as of December 31, 2020. Accordingly, our estimate of the allowance for credit losses as of December 31, 2020 of $219 was immaterial to the Consolidated Financial Statements. Our credit card loan portfolio consists of small balance, homogenous loans. We pool credit card loans using ten internal risk tier categories. We assign the risk tier of our credit card loans primarily based on credit scores, such as FICO, and utilizing a proprietary risk model that relies on other attributes from the credit bureau data to model account-level charge off probability. These pools will be reassessed periodically to confirm that all loans within each pool continue to share similar risk characteristics. As we do not yet have meaningful historical credit card data, we establish an allowance for the pooled credit card loans within each internal risk tier using a combination of historical industry and bureau data, which are then adjusted for current conditions and reasonable and supportable forecasts of future conditions, including economic conditions. We apply the probability-of-default and loss-given-default methods to the drawn balance of credit card loans within each internal risk tier to estimate the lifetime expected credit losses within each tier, which are then aggregated to determine the allowance for credit losses. We estimate the average life over which expected credit losses may occur for the pools of credit card loans within each risk tier using historical industry data for credit card loans with comparable risk profiles, which primarily reflects expectations of future payments on the credit card account. Similarly, we estimate the expected annual loss rate for the pools of credit card loans within each risk tier using historical credit bureau data for credit card loans with comparable risk profiles. We do not measure credit losses on the undrawn credit exposure, as such undrawn credit exposure is unconditionally cancellable by us. Management further considers an evaluation of overall portfolio credit quality based on indicators such as changes in our credit decisioning process, underwriting and collection management policies; the effects of external factors, such as regulatory requirements; general economic conditions and inherent uncertainties in applying the methodology. The assignment of internal risk tiers and determination of comparable industry and credit bureau data involves subjective management judgment.
When a credit card loan is charged off, which was not applicable to the current period, we will record a reduction to the allowance and the credit card loan balance. Accrued interest associated with a charged off receivable will be reversed through interest income. We did not have any accrued interest receivables written off during the year ended December 31, 2020. Recoveries of amounts previously charged off will be recorded when received as a direct reduction to the provision for credit losses. We elected to exclude interest on credit card loans from the measurement of our allowance, as our policy allows for accrued interest to be reversed in a timely manner. Further, we elected the practical expedient to exclude the accrued interest component of our credit card loans from the quantitative disclosures presented in accordance with the guidance.
When necessary, we will apply a separate credit loss methodology to assets that have deteriorated in credit quality and, as such, no longer share similar risk characteristics with other assets in the pool. We will either estimate the allowance for credit losses on such assets with deteriorated credit quality individually based on individual risk characteristics or as part of a separate pool of assets that shares similar risk characteristics.
Servicing Rights
Each time we enter into a servicing agreement, we determine whether we should record a servicing asset, servicing liability, or neither a servicing asset nor liability. We elected the fair value option to measure our servicing rights subsequent to

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
initial recognition. We measure the initial and subsequent fair value of our servicing rights using a discounted cash flow methodology, which includes our contractual servicing fee, ancillary income, prepayment rate assumptions, default rate assumptions, a discount rate commensurate with the risk of the servicing asset or liability being valued, and an assumed market cost of servicing, which is based on active quotes from third-party servicers. For servicing rights retained in connection with loan transfers that do not meet the requirements for sale accounting treatment, there is no recognition of a servicing asset or liability.
Servicing rights are initially measured at fair value and recognized as a component of the gain or loss from sales of loans and the initial capitalization is reported within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss). Servicing rights are measured at fair value at each subsequent reporting date and changes in fair value are reported in earnings in the period in which they occur. Subsequent measurement changes, including servicing fee payments and fair value changes, are included within noninterest income — servicing in the Consolidated Statements of Operations and Comprehensive Income (Loss). We elected the fair value option to measure our servicing rights to better align with the valuation of our loans, which are impacted by similar factors, such as conditional prepayment rates. We consider the risk of the assets and the observability of inputs in determining the classes of servicing rights. We have three classes of servicing assets: personal loans, home loans and student loans. No servicing was acquired or assumed from a third party during the years ended December 31, 2020, 2019 and 2018. There is prepayment and delinquency risk inherent in our servicing rights, but we currently do not use any instruments to mitigate such risks.
See Note 8 for the key inputs used in the fair value measurements of our classes of servicing rights.
Securitization Investments
In Company-sponsored securitization transactions that meet the applicable criteria to be accounted for as a sale, we retain certain residual interests and asset-backed bonds. We measure these investments at fair value on a recurring basis. Gains and losses related to our securitization investments are reported within noninterest income — securitizations in the Consolidated Statements of Operations and Comprehensive Income (Loss). We determine the fair value of our securitization investments using a discounted cash flow methodology, while also considering market data as it becomes available. We classify the residual investments as Level 3 due to the reliance on significant unobservable valuation inputs. We classify asset-backed bonds as Level 2 due to the use of quoted prices for similar assets in markets that are not active, as well as certain factors specific to us.
Our residual investments accrete interest income over the expected life using the effective yield method pursuant to ASC 325-40, Investments — Other, which reflects a portion of the overall fair value adjustment recorded each period on our residual investments. On a quarterly basis, we reevaluate the cash flow estimates over the life of the residual investments to determine if a change to the accretable yield is required on a prospective basis. Additionally, we record interest income associated with asset-backed bonds over the term of the underlying bond using the effective interest method on unpaid bond amounts. Interest income on residual investments and asset-backed bonds is presented within interest income — securitizations in the Consolidated Statements of Operations and Comprehensive Income (Loss).
See Note 8 for the key inputs used in the fair value measurements of our residual investments and asset-backed bonds.
Equity Method Investments
We purchased a 16.7% interest in Apex Clearing Holdings, LLC (“Apex”) for $100,000 in December 2018, which represented our only significant equity method investment. This equity method investment was motivated by us seeking partial integration of transaction clearing and asset custody functions integral to our investment brokerage business, and the desire to diversify our earnings from lending and financial services activities. Based on accounting guidance in ASC 323, Investments — Equity Method and Joint Ventures, we concluded that we had significant influence over Apex because of our representation on Apex’s board of directors. However, we did not control Apex and, therefore, accounted for our investment under the equity method of accounting. We initially measured our equity method investments at cost, which included direct acquisition costs.
We recorded our portion of Apex equity method earnings within noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss) and as an increase to the carrying value of our equity method investment in the Consolidated Balance Sheets. We recognized equity method earnings on our investment in Apex of $4,442,

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
$795 and $117 during the years ended December 31, 2020, 2019 and 2018, respectively. Our recognized equity method earnings included basis difference amortization. Additionally, in 2020, our equity method earnings included an impairment charge, as further discussed below. The investment in Apex resulted in a $76,305 basis difference between the purchase price of the equity method investment and our ownership percentage of Apex’s net assets on the date of investment. The basis difference was attributable to separately-identified Apex software, definite-lived intangible assets and equity method goodwill. The basis difference attributable to software and definite-lived intangible assets was amortized into income as an offset to equity method earnings from Apex over the useful lives of the separately-identified Apex software and definite-lived intangible assets, which ranged from three to nine years. Our policy for amortizing separately-identified Apex assets was consistent with our policy for amortizing our purchased software and definite-lived intangible assets of a similar type.
We assess our Apex investment for possible impairment when events indicate that the fair value of the investment may be below its carrying value. When a decline in fair value is determined to be other than temporary, we adjust the carrying value of the investment to its fair value and record the impairment expense within noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss). In determining whether a decline in fair value is other than temporary, we consider factors such as the duration and extent of the decline, the investee’s financial performance, and our ability and intent to retain the investment for a duration sufficient to allow for any anticipated recovery of the investment’s market value. The cost basis of the investment is not adjusted for subsequent recoveries in fair value. We did not recognize any impairment related to our Apex equity method investment during the years ended December 31, 2019 and 2018. See below for impairment recognized during the year ended December 31, 2020.
The seller of the Apex interest had call rights over our initial equity interest in Apex (“Seller Call Option”) from April 14, 2020 (“Option Start Date”) to December 14, 2023. If the Seller Call Option was exercised on or before the one-month anniversary of the Option Start Date, the aggregate purchase price would be equal to $100,000. If the Seller Call Option was exercised after the one-month anniversary of the Option Start Date, the aggregate purchase price would be $100,000 plus a per diem amount of $27 for each day elapsed following the Option Start Date. We concluded that the Seller Call Option was neither a freestanding derivative, nor an embedded derivative that required separate classification on our Consolidated Balance Sheets. Therefore, we evaluated the provisions of the Seller Call Option arrangement in our investment impairment assessment at each reporting date.
During January 2021, the seller of our Apex interest exercised the Seller Call Option on our initial Apex equity investment. Therefore, we will no longer recognize Apex equity investment income subsequent to the call date. We measured the carrying value of the Apex equity method investment as of December 31, 2020 equal to the call payment that we received in January 2021 of $107,534, which resulted in the recognition of an impairment charge of $4,340 during the fourth quarter of 2020. During the year ended December 31, 2020, we invested an additional $145 in Apex. We had a total equity method investment balance of $102,946 as of December 31, 2019 related to our investment in Apex, which included $1,633 of direct acquisition costs that were capitalized as part of the equity method investment balance. We did not receive any distributions during the years ended December 31, 2020, 2019 or 2018. Due to the additional investment we made during 2020, we will maintain an immaterial investment in Apex, but we will no longer qualify for equity method accounting, given our lack of influence and infinitesimal ownership percentage in Apex.
As of December 31, 2019, we also had a total equity method investment balance related to a residential mortgage origination joint venture of $1,103. During the year ended December 31, 2020, this joint venture was discontinued, at which point we received a closing distribution of $974 related to this investment, and we recognized an immaterial loss on the dissolution date. Historically, the income and loss related to this joint venture was immaterial, and we made an immaterial incremental investment during 2019.
We evaluate our equity method investments for significance in accordance with Regulation S-X, Rule 3-09 (“Rule 3-09”) and Regulation S-X, Rule 4-08(g) (“Rule 4-08(g)”) and present separate annual financial statements or summarized financial information, respectively, as required by those rules. See Note 14 for the financial information of the entities in which we have equity method investments.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Property, Equipment and Software
All property, equipment and software are initially recorded at cost; repairs and maintenance are expensed as incurred. Computer hardware, furniture and fixtures, finance lease ROU assets and software are depreciated or amortized on a straight-line basis over the estimated useful life of each class of depreciable or amortizable assets (ranging from 2.5 to 7.0 years). Leasehold improvements are amortized over the shorter of the respective lease term or the estimated lives of the leasehold improvements.
Software includes both purchased and internally-developed software. Internally-developed software is capitalized when preliminary project efforts are successfully completed, and it is probable that both the project will be completed and the software will be used as intended. Capitalized costs consist of salaries and compensation costs for employees, fees paid to third-party consultants who are directly involved in development efforts and costs incurred for upgrades and functionality enhancements. Other costs are expensed as incurred.
The table below presents our major classes of depreciable and amortizable assets by function as of the dates indicated:

	Gross Balance	Accumulated Depreciation/Amortization	Carrying Value
December 31, 2020
Computer hardware(1)	$13,494	$(6,037)	$7,457
Leasehold improvements	36,725	(7,920)	28,805
Furniture and fixtures(2)	12,361	(5,251)	7,110
Software(3)	42,323	(18,587)	23,736
Finance lease ROU assets(4)	15,100	(719)	14,381
Total	$120,003	$(38,514)	$81,489
December 31, 2019
Computer hardware	$6,518	$(3,052)	$3,466
Leasehold improvements	35,571	(3,923)	31,648
Furniture and fixtures(2)	9,736	(3,134)	6,602
Software	26,188	(8,351)	17,837
Total	$78,013	$(18,460)	$59,553
___________________
(1)During the year ended December 31, 2020, we recognized computer hardware assets primarily associated with our acquisition of Galileo and expansion of one of the Galileo data centers, as well as to accommodate our growing workforce and our remote work environment during the COVID-19 pandemic.
(2)As of December 31, 2020, furniture and fixtures included office equipment as well as other furniture and fixtures associated with SoFi Stadium. The description as of December 31, 2019 was changed to conform to the current period presentation.
(3)During the year ended December 31, 2020, we recognized software assets primarily for internally-developed software projects related to significant development and enhancements for SoFi Money, SoFi Invest, Technology Platform and SoFi Credit Card.
(4)As of December 31, 2020, finance lease ROU assets included our rights to certain physical signage within SoFi Stadium. See Note 15 for additional information on our leases.
Depreciation and amortization expense for the years ended December 31, 2020, 2019 and 2018 was $20,097, $12,947 and $7,609, respectively. We recognized software abandonment of $2,137 during the year ended December 31, 2019. There was no software abandonment during the years ended December 31, 2020 and 2018. There were no fixed asset or software impairments during any of the years presented.
Goodwill and Intangible Assets
Goodwill represents the fair value of an acquired business in excess of the fair value of the identified net assets acquired. Goodwill is tested for impairment annually or whenever indicators of impairment exist. We apply the provisions of ASU 2017-04, Simplifying the Test for Goodwill Impairment, to calculate goodwill impairment (if any) on at least an annual basis, which provides for an unconditional option to bypass the qualitative assessment.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Impairment of goodwill is the condition that exists when the carrying amount of a reporting unit that includes goodwill exceeds its fair value. A goodwill impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. Therefore, if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. Our annual impairment testing date is October 1.
Intangible assets as of December 31, 2020 included acquired technology; customer-related contracts; trade names, trademarks and domain names; core banking infrastructure; and broker-dealer license and trading rights. Definite-lived intangible assets are straight-line amortized over their useful lives and reviewed for impairment annually and whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. We do not have any indefinite-lived intangible assets.
See Note 2 and Note 3 for further discussion of goodwill and intangible assets, including those recognized in connection with recent business acquisitions.
Leases
In accordance with ASC 842, Leases, which we began applying as of January 1, 2019, we determine if an arrangement is or contains a lease at inception of the contract. A contract is or contains a lease if the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. For our current office and non-office classes of operating leases, we elected the practical expedient to choose not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. For our current classes of finance leases, we did not elect to apply this practical expedient and, instead, separately identify and measure the non-lease components of the contracts. As an accounting policy election, we apply the short-term lease exemption practical expedient to any lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that we are reasonably certain to exercise.
Operating leases are presented within operating lease right-of-use (“ROU”) assets and operating lease liabilities in the Consolidated Balance Sheets. Finance lease ROU assets are presented within property, equipment and software and finance lease liabilities are presented within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets. Operating and finance lease ROU assets represent our right to use an underlying asset for the lease term and operating and finance lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our leases do not provide an implicit borrowing rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
The operating lease ROU assets are increased by any prepaid lease payments and are reduced by any unamortized lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Base rent is subject to rent escalations on each annual anniversary from the lease commencement dates. Lease expense for lease payments, including any step rent provisions specified in the lease agreements, is recognized on a straight-line basis over the lease term and is allocated among the components of noninterest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). The finance lease ROU assets are depreciated on a straight-line basis over the estimated useful life of seven years. Interest expense on finance leases is recognized for the difference between the present value of the lease liabilities and the scheduled lease payments within interest expense — other in the Consolidated Statements of Operations and Comprehensive Income (Loss).
See Note 15 for additional information on our leases.
Derivative Financial Instruments
We enter into derivative contracts to manage future loan sale execution risk. We did not elect hedge accounting, as management’s hedging intentions are to economically hedge the risk of unfavorable changes in the fair value of our student loans, personal loans and home loans. Our derivative instruments include interest rate futures, interest rate options, interest rate

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
swaps, interest rate lock commitments (“IRLC”), credit default swaps and mortgage pipeline hedges. The interest rate futures, interest rate options and mortgage pipeline hedges are measured at fair value and categorized as Level 1 fair value assets and liabilities, as all contracts held are traded in active markets for identical assets or liabilities and quoted prices are accessible by us at the measurement date. The interest rate swaps are measured at fair value and categorized as Level 2 fair value assets and liabilities, as all contracts held are traded in active markets for similar assets or liabilities and other observable inputs are available at the measurement date. IRLCs are categorized as Level 3 fair value assets and liabilities, as the fair value is highly dependent on an assumed loan funding probability. Changes in derivative instrument fair values are recognized in earnings as they occur. For the years ended December 31, 2020, 2019 and 2018, we recorded a gain (loss) of $(40,299), $(23,887) and $38,205, respectively, in the Consolidated Statements of Operations and Comprehensive Income (Loss) within noninterest income — loan origination and sales related to our derivative assets and liabilities associated with our management of future loan sale execution risk. The loss during the year ended December 31, 2020 was inclusive of a $22,269 gain on credit default swaps that were opened and settled during the 2020 period. Depending on the measurement date position, derivative financial instruments are presented within other assets or accounts payable, accruals and other liabilities in the Consolidated Balance Sheets.
In addition, in the past we have entered into derivative contracts to hedge the market risk associated with some of our non-securitization investments, which are also presented within other assets or accounts payable, accruals and other liabilities in the Consolidated Balance Sheets. Gains and losses are recorded within noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss). For the years ended December 31, 2020 and 2019, we recorded a gain (loss) of $996 and $(1,151), respectively. There was no gain or loss recorded for the year ended December 31, 2018.
Certain derivative instruments are subject to enforceable master netting arrangements. Accordingly, we present our net asset or liability position by counterparty within the Consolidated Balance Sheets. Additionally, since our cash collateral balances do not approximate the fair value of the derivative position, we do not offset our right to reclaim cash collateral or obligation to return cash collateral against recognized derivative assets or liabilities. Cash collateral included within restricted cash and restricted cash equivalents in the Consolidated Balance Sheets related to our master netting arrangements was $1,746 and $379 as of December 31, 2020 and 2019, respectively. Our right of offset resulted in us netting $0 and $145 of gross derivative liabilities against derivative assets as of December 31, 2020 and 2019, respectively. The corresponding net derivative asset and liability positions were $0 and $2,955, respectively, as of December 31, 2020 and $960 and $396, respectively, as of December 31, 2019. See Note 8 for additional information on our derivative assets and liabilities. Our derivative instruments are reported within cash from operating activities in the Consolidated Statements of Cash Flows.
Residual Interests Classified as Debt
For residual interests related to consolidated securitizations, the residual interests held by third parties are presented as residual interests classified as debt in the Consolidated Balance Sheets. We measure residual interests classified as debt at fair value on a recurring basis. We record subsequent measurement changes in fair value in the period in which the change occurs within noninterest income — securitizations in the Consolidated Statements of Operations and Comprehensive Income (Loss). We determine the fair value of residual interests classified as debt using a discounted cash flow methodology, while also considering market data as it becomes available. We classify the residual interests classified as debt as Level 3 due to the reliance on significant unobservable valuation inputs.
We recognize interest expense related to residual interests classified as debt over the expected life using the effective yield method, which reflects a portion of the overall fair value adjustment recorded each period on our residual interests classified as debt. Interest expense related to residual interests classified as debt is presented within interest expense — securitizations and warehouses in the Consolidated Statements of Operations and Comprehensive Income (Loss). On a quarterly basis, we reevaluate the cash flow estimates to determine if a change to the accretable yield is required on a prospective basis.
See Note 8 for the key inputs used in the fair value measurements of residual interests classified as debt.
Deferred Debt Issuance Costs and Debt
We borrow from various financial institutions to finance our lending activities. Costs incurred in connection with financing, such as banker fees, origination fees and legal fees, are classified as deferred debt issuance costs. We capitalize these

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
costs and report the amounts as a direct deduction from the carrying amount of the debt balance. The capitalized costs are amortized over the expected life of the related financing agreements using the straight-line method for revolving facilities and the effective interest method for securitization debt. Remaining unamortized fees are expensed immediately upon early extinguishment of the debt. In a debt modification for revolving debt, the initial issuance costs and any additional fees incurred as a result of the modification are deferred over the term of the new agreement, if the borrowing capacity of the revolving facility is increased. In the case that a modification results in a decrease in our borrowing capacity, any fees paid to the creditor and any third-party costs incurred are associated with the new arrangement and are, therefore, deferred and amortized over the term of the new arrangement. Any unamortized deferred costs relating to the old arrangement at the time of the modification are written off in proportion to the decrease in borrowing capacity of the old arrangement. The remaining unamortized deferred costs relating to the old arrangement are deferred and amortized over the term of the new arrangement.
Redeemable Preferred Stock
Our redeemable preferred stockholders are entitled to receive up to their liquidation value upon the occurrence of a change in control or other liquidity event and, therefore, redeemable preferred stock has been classified outside of permanent equity. The carrying values of redeemable preferred stock, which have been reduced by preferred stock issuance costs, have not been accreted to their redemption values as of the dates presented, as a change in control or other liquidity event was not yet considered probable.
Accumulated Deficit
We purchase SoFi common stock from time to time and constructively retire the common stock. We record purchases of common stock as a reduction to accumulated deficit in the Consolidated Balance Sheets.
Interest Income
We record interest income associated with loans over the term of the underlying loans using the effective interest method on unpaid loan principal amounts, which is presented within interest income — loans in the Consolidated Statements of Operations and Comprehensive Income (Loss). For our loans measured at fair value, delinquent loans are charged off after 120 days of nonpayment or on the date of the confirmed loss and for our credit card loans measured at amortized cost, delinquent loans are charged off after 180 days of nonpayment or on the date of the confirmed loss, at which time we stop accruing interest and reverse all accrued but unpaid interest. Loans are returned to accrual status if the loans are brought to nondelinquent status or have performed in accordance with the contractual terms for a reasonable period of time and, in management’s judgment, will continue to make scheduled periodic principal and interest payments.
As of the balance sheet dates presented, related party interest income primarily arose from a note receivable we issued to a stockholder in 2019 and lending activities with our equity method investee. See Note 14 and Note 18 for additional information. Other interest income is primarily earned on our bank balances and on member deposits with our member bank holding companies that enable our SoFi Money product.
Loan Origination and Sales Activities
For our loans measured at fair value, all direct fees and costs related to the origination process are recognized in earnings as earned or incurred. Direct fees, which primarily relate to home loan originations, and direct loan origination costs are recorded within noninterest income — loan origination and sales and noninterest expense — cost of operations, respectively, in the Consolidated Statements of Operations and Comprehensive Income (Loss). For our credit card loans, direct loan origination costs are deferred in other assets on the Consolidated Balance Sheets and amortized on a straight-line basis over the privilege period, which we have determined to be 12 months, within interest income — loans in the Consolidated Statements of Operations and Comprehensive Income (Loss). These costs were immaterial as of and for the year ended December 31, 2020.
As part of our loan sale agreements, we may retain the rights to service sold loans. We calculate a gain or loss on the sale based on the sum of the proceeds from the sale and any servicing asset recognized, less the carrying value of the loans sold. Our gain or loss calculation is also inclusive of repurchase liabilities recognized at the time of sale.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Servicing
On a monthly basis, we receive servicing fees on certain portfolios of sold loans from the purchasers of these loans. These servicing fees are accounted for under ASC 860, Transfers and Servicing. Servicing fees compensate us for the costs incurred in servicing the related loans, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. In the Consolidated Statements of Operations and Comprehensive Income (Loss), the initial recognition of servicing assets in conjunction with loan sales in which we retain servicing is presented within noninterest income — loan origination and sales, while subsequent changes in fair market value are presented within noninterest income — servicing.
Revenue Recognition
In accordance with ASC 606, Revenue from Contracts with Customers, in each of our revenue arrangements outlined below, revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects our expected consideration in exchange for those goods or services.
Technology Platform Fees
Commencing in May 2020 with our acquisition of Galileo, we earn Technology Platform fees for providing an integrated platform as a service for financial and non-financial institutions. Our single performance obligation is the promise to stand ready to provide integrated technology platform services as needed throughout the contract term. The Technology Platform fees are determined based on the number of accounts supported on the platform and on the volume of transactions generated on the platform. We satisfy our performance obligation continuously throughout the contractual arrangements and our customers receive and consume the benefits simultaneously as we perform. Our integrated platform as a service is a stand-ready obligation, as the timing and quantity of accounts on the platform and transactions generated on the platform are not determinable ex ante. Under a stand-ready obligation, our performance obligation is satisfied over time throughout the contract term rather than at a point in time. Because the service of standing ready to fulfill our integrated platform as a service offering is substantially the same each day and has the same pattern of transfer to the customer, we determined that our stand-ready performance obligation comprises a series of distinct days of service.
Certain arrangements contain provisions for monthly minimum fees, which are scheduled throughout the initial term of the contract. We assess the substance of the contractual minimum fees on an individual contract basis. When there is reasonable certainty that Technology Platform fees over the contract term will exceed the minimum thresholds, and the minimum fee is not deemed substantive as a percentage of the expected transaction price, we recognize revenue as we satisfy our performance obligation and, as such, the minimum fee is of no effect. Alternatively, when we are not reasonably certain that the contractual minimum fee will be exceeded over the life of the contract, or when the minimum fee represents a substantive portion of the expected transaction price, we recognize the minimum guarantee and expected variable fees over time by using an appropriate measure of progress over the contract period. In our case, the appropriate measure of progress is the stand-ready obligation to provide technology platform services over the life of the contract. However, we concluded that in certain cases we do not qualify for the variable allocation exception outlined in ASC 606-10-32-40. As such, on a quarterly basis we reassess our estimates of variable consideration and prospectively adjust our recognition of variable consideration over the life of the customer contract. During the period subsequent to our acquisition of Galileo through December 31, 2020, we did not make any material adjustments to our recognition of variable consideration. In our technology platform transactions, we act in the capacity of a principal, as we are primarily responsible for satisfying the technology platform performance obligation, and demonstrate the requisite control and power to fulfill the performance obligation and, therefore, present revenue on a gross basis.
In addition, certain contracts contain a provision for a fixed, upfront implementation fee related to setup activities, which represents an advance payment for future technology platform services and is recorded as a deferred revenue liability at contract inception. The setup activity related to the implementation fee does not constitute an activity that results in the transfer of a promised good or service to our customers. Our implementation fees do not relate to a performance obligation and are, therefore, recognized ratably over the contract life, as we consider the implementation fee partially earned each month that we meet our performance obligation over the life of the contract. We had deferred revenues of $2,520 and $0 as of December 31, 2020 and 2019, which are presented within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets. We recognized revenue of $342 from the date of acquisition through December 31, 2020 associated with deferred revenues,

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
which is presented within noninterest income — Technology Platform fees in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Sales commissions: Our commissions incurred in connection with obtaining a technology platform contract qualify for capitalization under ASC 340-40, Other Assets and Deferred Costs, and are amortized ratably over the contract term. Capitalized sales commissions presented within other assets in the Consolidated Balance Sheets were $527 as of December 31, 2020. Additionally, we incur ongoing monthly commissions, which are expensed as incurred, as the benefit of such sales efforts are realized only in the period in which the commissions are earned. Commissions recorded within noninterest expense — sales and marketing in the Consolidated Statements of Operations and Comprehensive Income (Loss) were $1,659 during the year ended December 31, 2020, of which $185 represented amortization of capitalized sales commissions from the date of acquisition through December 31, 2020.
Payments to customers: Certain contracts include provisions for customer incentives, which may be payable up front or applied to future or past Technology Platform fees. Payments to customers reduce the gross transaction price, as they represent constraints on the revenues expected to be realized. Upfront customer incentives are recorded as prepaid assets and presented within other assets in the Consolidated Balance Sheets, and are applied against revenue in the period such incentives are earned by the customer. Customer incentives for future Technology Platform fees are applied ratably against future Technology Platform activity in accordance with the contract terms to the extent that cumulative revenues with the customer, net of incentives, are positive. Any incentive in excess of cumulative revenues is expensed as a contract cost. Customer incentives for past Technology Platform fees are recorded as a reduction to revenue in the period incurred, subject to the same cumulative revenue constraints.
Payment Network Fees
In customer arrangements separate from our Technology Platform fees, we earn payment network fees, which primarily constitute interchange fees, for satisfying our performance obligation to enable transactions through a payment network as the sponsor of such transactions. Interchange fees, which are remitted by the merchant, are calculated by multiplying a set fee percentage (as stipulated by the debit card payment network) by the transaction volume processed through such network. Transaction volume and related fees payable to us for interchange and other network fees are reported to us on a daily basis. Therefore, there is no constrained variable consideration within a reporting period. Using the expected value method, we assign a 100% probability to the transaction price as calculated using actual transaction volume processed through the payment network.
Our performance obligation is completely satisfied once we successfully fulfill a requested transaction. We measure our progress toward complete satisfaction of our performance obligation using the output method, with processed transaction volume representing the measure that faithfully depicts the transfer of our services. The value of our services is represented by the network fee rates, as stipulated by the applicable payment network.
In addition to payment network fees earned on our own branded cards, we also earn payment network fees for serving as a transaction card program manager for enterprise customers that are the program marketers for separate card programs. In these arrangements, we have two performance obligations: i) performing card program services and ii) performing transaction card enablement services, for which we arrange for performance by the network associations and bank issuers to enable certain aspects of the transaction card process. The transaction price in these arrangements is largely dependent on network association guidelines and the program management economics are pooled, with the Company receiving a contractual share of payment network fees.
The payment network fees are determined based on the type and volume of monthly card program activity and, therefore, represent variable consideration, as such amounts are not known at contract inception. However, as payment network fees are settled on a monthly basis, the variable consideration within a reporting period is not constrained. We satisfy both performance obligations continuously throughout the contractual arrangements and our customers receive and consume the benefits simultaneously as we perform. Further, satisfaction of both performance obligations occurs within the same measurement period. As such, allocation of the transaction price between the performance obligations is not meaningful, as it would not impact the pattern of revenue recognition. Using the expected value method, we assign a 100% probability to the transaction price as calculated using actual monthly card program activity.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Our program management performance obligations are completely satisfied once we successfully enable and process transaction card activity. We measure our progress toward complete satisfaction of our performance obligations using the output method, with card program activity representing the measure that faithfully depicts the transfer of program management services. The value of our services is represented by the transaction fee rates, as stipulated by the network association guidelines.
In our payment network fee transactions, we act in the capacity of an agent due to our lack of pricing power and because we are not primarily responsible for fulfilling the transaction enablement performance obligation, and ultimately lack control over fulfilling the performance obligations to the customer. Therefore, we recognize revenue net of fees paid to other parties within the payment networks.
Referrals
We earn a specified referral fee in connection with referral activity we facilitate through our platform. The referral fee is paid to us by third-party partners that offer services to end users who do not use one of our product offerings, but who were referred to the partners through our platform. As such, the third-party enterprise partners are our customers in these referral arrangements.
Our single performance obligation is to present referral leads to our enterprise partner customers. In some instances, the referral fee is calculated by multiplying a set fee percentage by the dollar amount of a completed transaction between our partners and their customers. In other instances, the referral fee represents the price per referral multiplied by the number of referrals (referred units) as measured by a consummated transaction between our partners and their customers.
As the transaction volume or referred units are not known at contract inception, these arrangements contain variable consideration. However, as referral fees are billed to, and collected directly from, our partners on a monthly basis, the variable consideration within a reporting period is not constrained. We recognize revenue at the time of a referral-based transaction by applying the expected value method, wherein we assign 100% probability to the transaction price as calculated using actual transaction volume or referred units.
We satisfy our performance obligation continuously throughout the contractual arrangements with our partners and our partners receive and consume the benefits simultaneously as we perform. Our referral fee performance obligation is completely satisfied once we provide referrals to our partners and there is a consummated transaction. We measure our progress toward complete satisfaction of our performance obligation using the output method, with referred units or referred transaction volume representing the measure that faithfully depicts the transfer of referral services to our partners. The value of our services transferred to our partners is represented by the referral fee rate, as agreed upon at contract inception.
In our referral arrangements, we act in the capacity of a principal, as we are primarily responsible for fulfilling our referral promise to our enterprise customers, exhibit control, and have discretion in setting the price we charge to our enterprise customers. Therefore, we present our revenue on a gross basis.
Enterprise Services
We earn fees in connection with services we provide to enterprise partners to facilitate transactions for the benefit of their employees, such as 529 plan contributions or student loan payments, which represents our single performance obligation in the arrangements. Similar to our referral services, we agree on a rate per transaction with each of our customers, which represents variable consideration at contract inception. However, as enterprise service fees are billed to, and collected directly from, our partners on a monthly basis, the variable consideration within a reporting period is not constrained.
We satisfy our performance obligation to provide enterprise services continuously throughout our contractual arrangements with our enterprise partners. Our enterprise partners receive and consume the benefits of our enterprise services simultaneously as we perform. Our enterprise service performance obligation is completely satisfied upon completion of a transaction on behalf of our enterprise partners. For instance, we may facilitate student loan payments made by enterprise partners on behalf of their employees by directing those payments to the appropriate student loan servicer. Once the student loan servicer recognizes the payment, the transaction and our performance obligation are simultaneously complete. We measure our progress toward

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
complete satisfaction of our performance obligation using the output method, with completed transaction requests representing the measure that faithfully depicts the transfer of enterprise services. The value of our enterprise services is represented by a negotiated fee, as agreed upon at contract inception. Our revenue is reported on a gross basis, as we act in the capacity of a principal, demonstrate the requisite control over the service, and are primarily responsible for fulfilling the performance obligation to our enterprise service customer.
Brokerage
We earn fees in connection with facilitating investment-related transactions through our platform, which constitutes our single performance obligation in the arrangements. Our performance obligation is determined by the specific service selected by the customer, such as brokerage transactions, share lending, digital assets transactions and exchange conversion. In certain brokerage transactions, we act in the capacity of a principal and earn negotiated fees based on the number and type of transactions requested by our customers. In our share lending arrangements and pay for order flow arrangements, we do not oversee the execution of the transactions, and ultimately lack requisite control, but benefit through a negotiated revenue sharing arrangement. Therefore, we act in the capacity of an agent and recognize revenue net of fees paid to satisfy the performance obligation. In our digital assets arrangements, our fee is calculated as a negotiated percentage of the transaction volume. In these arrangements, we act in the capacity of a principal and recognize revenue gross of the fees we pay to obtain the digital assets for access by our members. In our exchange conversion arrangements, we act in the capacity of a principal and earn fees for exchanging one currency for another.
As the investment-related transaction volume and type are not known at contract inception, these arrangements contain variable consideration. However, as our brokerage fees are settled on a monthly basis or sometimes daily basis, the variable consideration within a reporting period is not constrained. We recognize revenue at the time of an investment transaction by applying the expected value method, wherein we assign 100% probability to the transaction price as calculated using actual investment transaction activity.
Our brokerage performance obligation is completely satisfied upon completion of an investment-related transaction. We measure our progress toward complete satisfaction of our performance obligation using the output method, with investment transaction activity representing the measure that faithfully depicts the transfer of brokerage services. The value of our brokerage services is represented by the transaction fees, as determined at the point of transaction.
We incur costs for clearing and processing services that relate to satisfied performance obligations within our brokerage arrangements. In accordance with ASC 340-40, we expense these costs as incurred. Although certain of our commission costs qualify for capitalization, their amortization period is less than one year. Therefore, utilizing the practical expedient related to incremental costs of obtaining a contract, we expense these costs as incurred. Additionally, we pay upfront account funding incentives to customers that are not tied to a contract period. Therefore, we expense these payments as incurred.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Disaggregated Revenue
For the periods accounted for in accordance with ASC 606, the table below presents revenue from contracts with customers disaggregated by type of service, which best depicts how the revenue and cash flows are affected by economic factors, and by the reportable segment to which each revenue stream relates. Revenues from contracts with customers are presented within noninterest income — Technology Platform fees and noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss). There are no revenues from contracts with customers attributable to our Lending segment for any of the periods presented.

	Year Ended December 31,
	2020	2019	2018
Financial Services
Referrals	$5,889	$3,652	$680
Brokerage	3,470	84	—
Payment network	2,433	660	41
Enterprise services	244	124	102
Total	$12,036	$4,520	$823
Technology Platform
Technology Platform fees	$90,128	$—	$—
Payment network	1,167	—	—
Total	$91,295	$—	$—
Total Revenue from Contracts with Customers
Technology Platform fees	$90,128	$—	$—
Referrals	5,889	3,652	680
Payment network	3,600	660	41
Brokerage	3,470	84	—
Enterprise services	244	124	102
Total	$103,331	$4,520	$823

Advertising, Sales and Marketing
Included within noninterest expense — sales and marketing in the Consolidated Statements of Operations and Comprehensive Income (Loss) are advertising production costs and advertising communication costs, as well as amounts paid to various affiliates to market our products. For the years ended December 31, 2020, 2019 and 2018, advertising totaled $138,888, $169,942 and $143,081, respectively. Advertising costs are expensed either as incurred or when the advertising takes place, depending on the nature of the advertising activity.
Expenses incurred by us related to member acquisition, including brand development, business development and direct member marketing expenses, are also presented within noninterest expense — sales and marketing in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Technology and Product Development
Expenses incurred by us related to technology, product design and implementation, which includes compensation and benefits, are classified as noninterest expense — technology and product development in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded in accounts payable, accruals and other liabilities in the Consolidated Balance Sheets, as further described in Note 15. Such liabilities and associated expenses are recorded when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Such estimates are based on the best information available at the time. As additional information becomes available, we reassess the potential liability and record an estimate in the period in which the adjustment is probable and an amount or range can be reasonably estimated. Due to the inherent uncertainties of loss contingencies, estimates may be different from the actual outcomes. With respect to legal proceedings, we recognize legal fees as they are incurred within noninterest expense — general and administrative expense in our Consolidated Statements of Operations and Comprehensive Income (Loss).
Stock-Based Compensation
Stock-based compensation made to employees and non-employees, which includes stock options and RSUs, is measured based on the grant date fair value of the awards and is recognized as compensation expense typically on a straight-line basis over the period during which the stock-based award holder is required to perform services in exchange for the award (the vesting period). Stock-based compensation expense is allocated among the components of noninterest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). We use the Black-Scholes Option Pricing Model (the “Black-Scholes Model”) to estimate the fair value of stock options. RSUs are measured based on the fair values of the underlying stock on the dates of grant. We recognize forfeitures as incurred and, therefore, reverse previously recognized stock-based compensation expense at the time of forfeiture.
Comprehensive Loss
Comprehensive loss consists of net loss and foreign currency translation adjustments.
Income Taxes
We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. In assessing the realizability of deferred tax assets, management reviews all available positive and negative evidence. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.
We follow accounting guidance in ASC 740, Income Taxes, as it relates to uncertain tax positions, which provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The tax effects from an uncertain tax position can be recognized in the financial statements only if the tax position would more likely than not be upheld on examination by the taxing authorities based on the merits of the tax position. Management is required to analyze all open tax years, as defined by the statute of limitations, for all jurisdictions. We accrue tax penalties and interest, if any, as incurred and recognize them within income tax (expense) benefit in our Consolidated Statements of Operations and Comprehensive Income (Loss).
Recently Adopted Accounting Standards
Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU required timelier recording of credit losses on loans and other financial instruments. This standard aligned the accounting with the economics of lending by requiring banks and other lending institutions to immediately record the full amount of credit losses that were expected in their loan portfolios. The new guidance required an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This standard required enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
organization’s portfolio. Additionally, the new guidance amended the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.
Subsequently in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which extended the transition date of the amendments in ASU 2016-13 to January 1, 2022, with early application permitted. At the time of adoption, the standard applied to our measurement of expected credit losses on trade accounts receivable from contracts with customers, certain financing receivables and certain loan repurchase reserves representing guarantees of credit exposure. We adopted ASU 2016-13 on January 1, 2020, and there was not a material impact on our consolidated financial statements.
Codification Improvements to Financial Instruments
In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which revised a wide variety of topics in the Codification with the intent to make the Codification easier to understand and apply by eliminating inconsistencies and providing clarifications. ASU 2020-03 was effective immediately upon its release in March 2020 and had an immaterial impact on our consolidated financial statements.
Recent Accounting Standards Issued, But Not Yet Adopted
Facilitation of the Effects of Reference Rate Reform on Financial Reporting
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions, subject to meeting certain criteria, for applying existing U.S. GAAP contract modification accounting due to the expected phase out of the London Interbank Offered Rate (“LIBOR”) by the end of 2021. The standard applies to both contract modifications that replace a reference rate affected by reference rate reform and contemporaneous modifications of other contract terms related to the replacement of the reference rate. The standard was effective upon issuance and may be applied to contract modifications from January 1, 2020 through December 31, 2022. The provisions of the standard must be applied prospectively for all similar eligible contract modifications. We are in the process of reviewing our borrowings and Series 1 redeemable preferred stock dividends that utilize LIBOR as the reference rate and are evaluating options for modifying such arrangements in accordance with the provisions of the standard and the potential impact that such modifications may have on the consolidated financial statements and related disclosures. We have not modified the reference rates in any applicable agreements as of December 31, 2020.
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain convertible instruments, amends the guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share calculations as a result of these changes. The standard is effective for fiscal years and interim periods beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the effect of adopting this standard on our consolidated financial statements and related disclosures.
Note 2. Acquisitions
Acquisition of Galileo Financial Technologies, Inc.
On May 14, 2020, we acquired Galileo Financial Technologies, Inc. and its subsidiaries (“Galileo”) by acquiring 100% of the outstanding Galileo stock as of that date. Galileo primarily provides technology platform services to financial and non-financial institutions. Our acquisition of Galileo enabled us to diversify our business from primarily consumer based to also serve institutions that rely upon Galileo’s integrated platform as a service to serve their customers.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
As a result of the acquisition, Galileo stockholders received shares of Series H-1 preferred stock of SoFi in exchange for their shares of Galileo common or preferred stock at an exchange ratio of 3.83 shares of Series H-1 preferred stock for each share of Galileo common or preferred stock, with cash paid in lieu of fractional shares. Additionally, Galileo stockholders received rights to payments due under a seller note and cash consideration. We also contemporaneously converted outstanding options to acquire common stock of Galileo into corresponding options to acquire common stock of SoFi (“Replacement Options”) at an exchange ratio of one Galileo option to 3.83 Replacement Options. The Replacement Options are subject to either the same terms and conditions (including vesting, exercisability or payment terms) as were applicable to the original Galileo awards, or in some cases to modified vesting terms. We allocated the fair value of the common stock options assumed between the pre-combination period, which amount was recognized as purchase consideration, and post-combination period, which amount was recognized as stock-based compensation expense, based on the vesting requirements of the Replacement Options.
The following table presents the components of the purchase consideration to acquire Galileo:

Cash paid(1)	$75,633
Seller note(2)	243,998
Fair value of preferred stock issued(3)	814,156
Fair value of common stock options assumed(4)	32,197
Total purchase consideration	$1,165,984
___________________
(1) We funded the cash consideration using borrowings under our revolving credit facility.
(2) On May 14, 2020, as part of the purchase price consideration, Galileo agreed to a seller note financing arrangement. The seller note has an aggregate principal amount of $250.0 million and a scheduled maturity of May 14, 2021. During the first six months of the twelve-month borrowing term, there was no interest due to the seller and, as such, the Company expected to pay off the seller note prior to the end of the six month no interest rate period. Given our prepayment assumption, we initially did not expect to pay any interest expense and, therefore, imputed an annual interest rate of 4.9% based on market interest rates and credit factors specific to the Company as of the note issuance date. We did not pay off the seller note before the promotional period ended on November 14, 2020. At the seller note inception, we determined that our call option on the seller note was an embedded derivative, which was not separately valued because it was clearly and closely related to the host contract, and such call option was expected to be exercised during the promotional period. However, the promotional period lapsed, which triggered incremental interest of $12.5 million incurred to the Galileo sellers on the call date of November 14, 2020, reflecting an interest rate of 10.0% per annum during the six-month promotional borrowing period. This incremental interest is payable at seller note maturity. Subsequent to the promotional borrowing period, we pay interest quarterly in arrears at an interest rate of 10.0% per annum. During February 2021, we paid off the seller note and accrued interest. See Note 18 for additional information.
(3) The fair value of the 52,743,298 shares of the Company’s Series H-1 preferred stock issued as of the date of acquisition was determined using a Black-Scholes Model via the backsolve method, resulting in a per share value of $15.44. The preferred stock issued is subject to adjustment as part of the closing net working capital calculation, as discussed below, which was not finalized as of December 31, 2020. Refer to Note 10 for additional information on the Series H-1 preferred stock.
(4) The fair value of Galileo common stock options assumed in the purchase consideration was first determined by using Black-Scholes option pricing techniques using the following assumptions:

Stock price on acquisition date	$46.38
Risk-free rate	0.16% – 0.32%
Dividend yield	—%
Volatility	28.4% – 37.4%
Expected term (years)	2.0 – 5.2
The stock price was determined as the fair value of the Company’s common stock as of the date of acquisition of $12.11, multiplied by the stock exchange ratio per the Galileo merger agreement. The price of the Company’s common stock was determined using a Black-Scholes Model via the backsolve method. The Company utilized the simplified method for establishing the expected term of the options. The risk-free rate was based on the U.S. Treasury rates for the estimated expected term of the options. The volatility assumption was driven by the observed stock price volatility of Galileo’s public company peer group over the estimated expected term of each award. The public company peer group was considered using such factors as industry, stage of life cycle and size. Lastly, Galileo does not have a history of paying dividends, which informed the dividend yield assumption.
Refer to Note 12 for additional information on the common stock options of SoFi, including the Replacement Options.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
In the Consolidated Statements of Cash Flows, we present supplemental non-cash financing activities associated with: (i) the issuance of the seller note, (ii) the issuance of preferred stock, and (iii) the portion of assumed common stock options included in the purchase consideration.
Upon the finalization of the closing net working capital calculation, we currently expect the total purchase consideration to be reduced by $743, which will be settled through the return to SoFi of an equivalent value of 48,116 previously issued Series H-1 preferred stock, which will be retired upon receipt. The adjustment will similarly reduce the carrying value of recognized goodwill, but will not impact the estimated fair values of the assets acquired and liabilities assumed in conjunction with the transaction. The closing net working capital calculation remains the only open item with regard to the purchase price allocation process for Galileo. The following table presents the allocation of the total purchase consideration to the estimated fair values of the identified assets acquired and liabilities assumed of Galileo as of the date of acquisition, as well as a reconciliation to the total consideration transferred:

Assets acquired
Cash and cash equivalents	$10,305
Accounts receivable(1)	12,999
Property, equipment and software	2,026
Intangible assets(2)	388,000
Operating lease ROU assets	5,361
Other assets(3)	10,631
Total identifiable assets acquired	429,322
Liabilities assumed
Accounts payable, accruals and other liabilities(3)	20,668
Operating lease liabilities	5,361
Debt	5,832
Deferred income taxes(4)	104,835
Total liabilities assumed	136,696
Total identified net assets acquired	292,626
Goodwill(5)	873,358
Total consideration	$1,165,984
_________________
(1)The fair value of accounts receivable acquired was $12,999, with a gross contractual amount of $13,844. At the date of acquisition, the Company expected $845 to be uncollectible.
(2)Intangible assets consist of finite-lived intangible assets with a gross carrying amount of $388,000, as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Developed technology(a)	$253,000	8.6
Customer-related(b)	125,000	3.6
Trade names, trademarks and domain names(c)	10,000	8.6
(a) Valued using the Multi-Period Excess Earnings Method (“MPEEM”), which is a form of the income approach. The significant assumptions include: (i) the estimated annual net cash flows, which are a function of expected earnings attributable to the asset (and include an assumed technology migration curve), contributory asset charges and the applicable tax rate, (ii) an assumed discount rate, which reflects the risk of the asset relative to the overall risk of Galileo, and (iii) the tax amortization benefit.
(b) Valued using the With and Without Method, which is a form of the income approach. The significant assumptions include: (i) the estimated annual revenues and net cash flows both with the existing customer base and without the existing customer base, which include assumptions regarding revenue ramp-up periods and attrition rates, (ii) an assumed discount rate, and (iii) the tax amortization benefit.
(c) Valued using the Relief from Royalty Method, which is a form of the income approach. The significant assumptions include: (i) the estimated annual net cash flows, which are a function of expected earnings attributable to the asset, the probability of use of the asset, the royalty rate and the applicable tax rate, (ii) the discount rate, and (iii) the tax amortization benefit.
(3)Other liabilities at the acquisition date included a contingent liability associated with a class action litigation in which Galileo was a co-defendant involving service disruption for Galileo’s most significant customer stemming from Galileo’s system experiencing technology platform downtime.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Additionally, the customer sought compensatory payment from Galileo as part of the system outage. At the acquisition date, the Company believed it was probable that a settlement would be reached and estimated the loss to be $6,195. Other assets at the acquisition date included $6,195 for the expected insurance recovery on the expected settlement. See Note 15 for additional disclosure on this contingent matter.
(4)The deferred tax liabilities recognized in the acquisition were primarily related to the acquired intangible assets recognized at a fair value of $388.0 million, in which we had no tax basis.
(5)The excess of the total purchase consideration over the fair value of the identified net assets acquired was allocated to goodwill, none of which is expected to be deductible for tax purposes. Upon finalization of the closing net working capital calculation, we currently expect the total purchase consideration to be reduced by $743, which will result in a corresponding reduction to the carrying amount of goodwill. Goodwill is primarily attributable to synergies expected from leveraging SoFi’s resources to further build upon Galileo’s product offerings, scaling Galileo’s operations and expanding its market reach. As such, the goodwill is fully allocated to the Technology Platform segment.
See Note 3 for additional information related to goodwill, including a reconciliation of the carrying amount of goodwill at the beginning and end of the period, as well as intangible assets.
The Company incurred acquisition-related costs of $9,341 related to the Galileo acquisition for the year ended December 31, 2020, which were presented within noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss) and of which $908 were associated with equity-based payments to advisors and were, therefore, non-cash in nature. Acquisition-related costs primarily relate to advisory, legal, valuation and other professional fees.
From the date of acquisition through December 31, 2020, the acquired results of operations for Galileo contributed total net revenue of $91,221 and net loss of $19,209 to the Company’s consolidated results, which was inclusive of amortization expense recognized on the acquired intangible assets.
The following unaudited supplemental pro forma financial information presents the Company’s consolidated results of operations for the years ended December 31, 2020 and 2019 as if the business combination had occurred on January 1, 2019:

	Year Ended December 31,
	2020	2019
Total net revenue	$625,413	$483,921
Net loss	(304,219)	(209,770)
The unaudited supplemental pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the actual results of operations that would have been achieved, nor is it indicative of future results of operations.
The unaudited supplemental pro forma financial information reflects pro forma adjustments that give effect to applying the Company’s accounting policies and certain events the Company believes to be directly attributable to the acquisition. The pro forma adjustments primarily include:
•incremental straight-line amortization expense associated with acquired intangible assets;
•adjustments to depreciation expense resulting from accounting policy alignment between the acquirer and acquiree;
•adjustments to reflect interest on the seller note, including accretion of interest and incremental interest incurred after the interest-free period lapsed as if the interest was incurred during the earliest period presented;
•an adjustment to reflect post-combination stock-based compensation expense associated with the Replacement Options as if they had been granted on January 1, 2019;
•a reversal of the Company’s previously-established deferred tax asset valuation allowance of $99,793 resulting from deferred tax liabilities acquired in connection with the acquisition as if it occurred during the earliest period presented;
•an adjustment to reflect $9,341 of acquisition-related costs as if they were incurred during the earliest period presented; and

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
•the related income tax effects, at the statutory tax rate applicable for each period, of the pro forma adjustments noted above.
The unaudited supplemental pro forma financial information does not give effect to any anticipated cost savings, operating efficiencies or other synergies that may be associated with the acquisition, or any estimated costs that have been or will be incurred by the Company to integrate the assets and operations of Galileo.
Other Acquisitions
On April 28, 2020, the Company acquired 100% of the outstanding stock of 8 Limited, a Hong Kong brokerage services firm, for total consideration of $16,126, consisting of $561 in cash and $15,565 in fair value of common stock issued. The fair value of the 1,285,291 shares of the Company’s common stock issuable in connection with the acquisition, of which 1,101,306 shares were issued at the date of acquisition, was determined using a Black-Scholes Model via the backsolve method, resulting in a per share value of $12.11. The remaining issuable common stock is subject to certain representations and warranties and is expected to be issued within 18 months of the date of acquisition. The share awards issued in connection with this acquisition have both performance and service based requirements, which we expense using the graded vesting attribution method. The total purchase consideration was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition, which were measured in accordance with the principles outlined in ASC 820. The excess of the total purchase consideration over the fair value of the net assets acquired of $10,239 was allocated to goodwill, none of which is expected to be deductible for tax purposes. The results of operations of 8 Limited are included in SoFi’s Consolidated Financial Statements as of and for the year ended December 31, 2020. As the acquisition was not determined to be a significant acquisition as contemplated in ASC 805, the Company did not disclose the pro forma impact of this acquisition to the results of operations for the year ended December 31, 2020.
Identifiable intangible assets at the date of acquisition included finite-lived intangible assets for developed technology, customer-related contracts and broker-dealer license and trading rights with an aggregate fair value of $5,038. The intangible assets are being amortized over a period of 3.6 to 5.7 years based on the estimated economic benefit derived from each of the underlying assets. See Note 3 for additional information related to goodwill and intangible assets.
Note 3. Goodwill and Intangible Assets
A rollforward of our goodwill balance is presented below as of the dates indicated:

	December 31,
	2020	2019
Beginning balance	$15,673	$15,741
Less: accumulated impairment	—	—
Beginning balance, net	15,673	15,741
Additional goodwill recognized(1)	883,597	—
Other adjustments(2)	—	(68)
Ending balance(3)	$899,270	$15,673
______________________
(1) Additional goodwill recognized as of December 31, 2020 includes $873,358 related to the acquisition of Galileo and $10,239 related to the acquisition of 8 Limited. See Note 2 for additional information.
(2) We utilized a discounted cash flow analysis to determine the difference between the fair value of the SoFi Money reporting unit and its carrying value. This analysis did not result in impairment expense. However, we had an immaterial non-cash overstatement of goodwill in our historical balance, which we expensed through noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3) As of December 31, 2020, we had goodwill attributable to the following reportable segments: $25,912 to Financial Services and $873,358 to Technology Platform. As of December 31, 2019, all of our goodwill was attributable to the Financial Services reportable segment.
There were no goodwill impairment charges during the years ended December 31, 2020, 2019 and 2018.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following is a summary of the carrying amount and estimated useful lives of our intangible assets by class as of the dates indicated:

	Weighted Average Useful Life (Years)	Gross Balance	Accumulated Amortization	Net Book Value
December 31, 2020
Developed technology(1)	8.5	$257,438	$(19,142)	$238,296
Customer-related(1)	3.6	125,350	(22,102)	103,248
Trade names, trademarks and domain names(1)	8.6	10,000	(736)	9,264
Core banking infrastructure(2)	1.0	17,100	(13,043)	4,057
Broker-dealer license and trading rights(1)	5.7	250	(29)	221
Total	6.7	$410,138	$(55,052)	$355,086
December 31, 2019
Core banking infrastructure(2)	9.0	$17,100	$(5,383)	$11,717
Partnerships(3)	1.0	123	(57)	66
Total	8.9	$17,223	$(5,440)	$11,783
______________________
(1) During the year ended December 31, 2020, the Company acquired $253,000 in developed technology, $125,000 in customer-related intangible assets and $10,000 in trade names, trademarks and domain names related to the acquisition of Galileo. Other additions to developed technology, customer-related and broker-dealer license and trading rights intangible assets related to the acquisition of 8 Limited. See Note 2 for additional information.
(2) As of December 31, 2019, our core banking infrastructure was a full-stack multi-currency banking platform that we acquired during 2017. In conjunction with the acquisition of Galileo during the year ended December 31, 2020, we changed the estimated useful life for core banking infrastructure from nine years to one year, ending May 14, 2021, as Galileo’s infrastructure rendered the existing core banking infrastructure redundant, albeit there will be a transition period before we fully migrate to Galileo’s infrastructure. In accordance with Topic 250, Accounting Changes and Error Corrections, this change in estimate was applied prospectively. The change in estimate resulted in higher amortization expense of $5,759, or $(0.14) per common share, for the year ended December 31, 2020.
(3) Partnership intangible assets were acquired during the year ended December 31, 2019 and represent banking relationships, which help facilitate certain financial services activities. The acquired partnership intangible assets had a weighted average amortization period of one year.

Amortization expense for the years ended December 31, 2020, 2019 and 2018 was $49,735, $3,008 and $3,303, respectively. During the year ended December 31, 2020, we abandoned the partnership intangible assets that were acquired in 2019, which were fully amortized at the time of abandonment, by reversing the $123 gross asset and accumulated amortization. There was no impact to the Consolidated Statements of Operations and Comprehensive Income (Loss). There were no impairments during the year ended December 31, 2020. There were no abandonments or impairments during the years ended December 31, 2019 and 2018. We accelerated amortization expense during 2019 related to certain partnership and other intangible assets because we determined that the costs of these assets had already been recovered, which meant there was no expected future benefit as of December 31, 2019. The acceleration of amortization expense had an immaterial impact during the period.
Estimated future amortization expense as of December 31, 2020 is as follows:

2021	$70,507
2022	66,449
2023	64,753
2024	31,468
2025	31,468
Thereafter	90,441
Total	$355,086

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 4. Loans
Our loan portfolio consists of personal loans, student loans and home loans, which are measured at fair value, and credit card loans and a commercial loan, which were new to our business in 2020 and are measured at amortized cost. Below is a disaggregated presentation of our loans, inclusive of fair market value adjustments and accrued interest income, as applicable, as of the dates indicated:

	December 31,
	2020	2019
Loans at fair value
Securitized student loans	$908,427	$1,428,924
Securitized personal loans	559,743	1,563,603
Student loans	1,958,032	1,756,309
Home loans	179,689	91,695
Personal loans	1,253,177	547,427
Total loans at fair value	4,859,068	5,387,958
Loans at amortized cost(1)
Credit card loans(2)	3,723	—
Commercial loan(3)	16,512	—
Total loans at amortized cost	20,235	—
Total loans	$4,879,303	$5,387,958
_____________________
(1) See Note 1 for additional information on our loans at amortized cost as it pertains to the allowance for credit losses pursuant to ASC 326.
(2) The carrying value of credit card loans as of December 31, 2020 reflects originations of $6,957 and accrued interest of $2, reduced by gross repayments of $3,017 and allowance for credit losses of $219.
(3) During the fourth quarter of 2020, we issued a commercial loan that had a principal balance of $16,500 and accumulated unpaid interest of $12 as of December 31, 2020, all of which was repaid during January 2021.
Loans Measured at Fair Value
The following table summarizes the aggregate fair value of our loans measured at fair value on a recurring basis as of the dates indicated:

	Student Loans	Home Loans	Personal Loans	Total
December 31, 2020
Unpaid principal	$2,774,511	$171,967	$1,780,246	$4,726,724
Accumulated interest	9,472	141	11,558	21,171
Cumulative fair value adjustments	82,476	7,581	21,116	111,173
Total fair value of loans	$2,866,459	$179,689	$1,812,920	$4,859,068
December 31, 2019
Unpaid principal	$3,111,032	$91,225	$2,112,306	$5,314,563
Accumulated interest	8,186	120	13,936	22,242
Cumulative fair value adjustments	66,015	350	(15,212)	51,153
Total fair value of loans	$3,185,233	$91,695	$2,111,030	$5,387,958

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table summarizes the aggregate fair value of loans 90 days or more delinquent as of the dates indicated. As delinquent loans are charged off after 120 days of nonpayment, amounts presented below represent the fair value of loans that are 90 to 120 days delinquent.

	Student Loans	Home Loans	Personal Loans	Total
December 31, 2020
Unpaid principal	$1,046	$—	$4,199	$5,245
Accumulated interest	37	—	210	247
Cumulative fair value adjustments	(442)	—	(3,872)	(4,314)
Fair value of loans 90 days or more delinquent	$641	$—	$537	$1,178
December 31, 2019
Unpaid principal	$2,772	$—	$10,625	$13,397
Accumulated interest	47	—	334	381
Cumulative fair value adjustments	(1,508)	—	(9,356)	(10,864)
Fair value of loans 90 days or more delinquent	$1,311	$—	$1,603	$2,914

The following table presents the changes in our loans measured at fair value on a recurring basis:

	Student Loans	Home Loans	Personal Loans	Total
Fair value as of January 1, 2019	$3,365,741	$42,698	$3,803,550	$7,211,989
Origination of loans	6,695,138	773,684	3,731,981	11,200,803
Principal payments	(852,019)	(1,107)	(1,677,532)	(2,530,658)
Sales of loans	(6,051,418)	(726,443)	(2,604,263)	(9,382,124)
Deconsolidation of securitizations	—	—	(1,538,620)	(1,538,620)
Purchases(1)	36,120	1,137	10,055	47,312
Additions of loans to securitizations(2)	—	—	448,470	448,470
Change in accumulated interest	(1,047)	65	(10,684)	(11,666)
Change in fair value(3)	(7,282)	1,661	(51,927)	(57,548)
Fair value as of December 31, 2019	$3,185,233	$91,695	$2,111,030	$5,387,958
Origination of loans	4,928,880	2,183,521	2,580,757	9,693,158
Principal payments	(883,761)	(2,748)	(1,015,046)	(1,901,555)
Sales of loans	(4,534,286)	(2,102,101)	(1,531,058)	(8,167,445)
Deconsolidation of securitizations	(495,507)	—	(406,687)	(902,194)
Purchases(1)	648,153	2,070	39,975	690,198
Change in accumulated interest	1,286	21	(2,379)	(1,072)
Change in fair value(3)	16,461	7,231	36,328	60,020
Fair value as of December 31, 2020	$2,866,459	$179,689	$1,812,920	$4,859,068
__________________
(1) Purchases reflect unpaid principal balance and relate to previously transferred loans. Purchase activity includes securitization clean-up calls during the years ended December 31, 2020 and 2019 of $76,044 and $31,807, respectively. Additionally, during the year ended December 31, 2020, the Company elected to purchase $606,264 of previously sold loans from certain investors. The Company was not required to buy back these loans. The remaining purchases related to standard representations and warranties pursuant to our various loan sale agreements.
(2) We consolidate certain VIEs and, prior to finalizing the related securitization transaction in certain instances, a portion of the loans transferred to the SPE are contributed by third parties.
(3) Changes in fair value of loans are recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss) within noninterest income — loan origination and sales for loans held on the balance sheet prior to transfer and within noninterest income — securitizations for loans in a consolidated VIE.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 5. Variable Interest Entities
Consolidated VIEs
The Company consolidates certain securitization trusts in which we have a variable interest and are deemed to be the primary beneficiary. Our consolidation policy is further discussed in Note 1.
The VIEs are SPEs with portfolio loans securing debt obligations. The SPEs were created and designed to transfer credit and interest rate risk associated with consumer loans through the issuance of collateralized notes and trust certificates. The Company makes standard representations and warranties to repurchase or replace qualified portfolio loans. Aside from these representations, the holders of the asset-backed debt obligations have no recourse to the Company if the cash flows from the underlying portfolio loans securing such debt obligations are not sufficient to pay all principal and interest on the asset-backed debt obligations. We hold a significant interest in these financing transactions through our ownership of a portion of the residual interest in certain VIEs. In addition, in some cases, we invest in the debt obligations issued by the VIE. Our investments in consolidated VIEs eliminate in consolidation. The residual interest is the first VIE interest to absorb losses should the loans securing the debt obligations not provide adequate cash flows to satisfy more senior claims and is, by design, the interest that we expect to absorb the expected gains and losses of the VIE. The Company’s exposure to credit risk in sponsoring SPEs is limited to our investment in the VIE. VIE creditors have no recourse against our general credit.
The following table presents the assets and liabilities of consolidated VIEs that were included in our Consolidated Balance Sheets. The assets in the below table may only be used to settle obligations of consolidated VIEs and were in excess of those obligations as of the dates presented. Additionally, the assets and liabilities in the table below exclude intercompany balances, which eliminate upon consolidation:

	December 31,
	2020	2019
Assets:
Restricted cash and restricted cash equivalents	$76,973	$117,733
Loans	1,468,170	2,992,527
Total assets	$1,545,143	$3,110,260
Liabilities:
Accounts payable, accruals and other liabilities	$759	$1,479
Debt(1)	1,248,822	2,539,610
Residual interests classified as debt	118,298	271,778
Total liabilities	$1,367,879	$2,812,867
___________________
(1)Debt is presented net of debt issuance costs and debt discounts.
Nonconsolidated VIEs
We have created and designed personal and student loan trusts to transfer associated credit and interest rate risk associated with the loans through the issuance of collateralized notes and residual certificates. We have a variable interest in the nonconsolidated loan trusts, as we own collateralized notes and residual certificates in the loan trusts that absorb variability. We also have continuing, non-controlling involvement with the trusts as the servicer. As servicer, we have the power to perform the activities which most impact the economic performance of the VIE, but since we hold an insignificant financial interest in the trusts, we are not the primary beneficiary. We define an insignificant financial interest as less than 10% of the expected gains and losses of the VIE. This financial interest represents the equity ownership interest in the loan trusts, wherein there is an obligation to absorb losses and the right to receive benefits from residual certificate ownership. The maximum exposure to loss as a result of our involvement with the nonconsolidated VIE is limited to our investment. There are no liquidity arrangements, guarantees or other commitments by third parties that may affect the fair value or risk of our variable interests in nonconsolidated VIEs.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Personal Loans
We established one and seven personal loan trusts during the years ended December 31, 2020 and 2019, respectively, that were not consolidated as of the respective balance sheet date. As of December 31, 2020 and 2019, we had investments in nine and thirteen nonconsolidated personal loan VIEs, respectively.
We did not provide financial support to any personal loan trusts beyond our initial equity investment during any of the periods presented. We deconsolidated three VIEs during the year ended December 31, 2020, which were originally consolidated in 2017. We deconsolidated six VIEs during the year ended December 31, 2019, which were also created during 2019.
Student Loans
We established four and nine student loan trusts during the years ended December 31, 2020 and 2019, respectively, that were not consolidated as of the respective balance sheet date. As of both December 31, 2020 and 2019, we had investments in 20 nonconsolidated student loan VIEs.
We did not provide financial support to the student loan trusts beyond our initial equity investment during any of the periods presented. We consolidated one VIE during the year ended December 31, 2020 that was also deconsolidated during the year. There were no VIEs deconsolidated during the years ended December 31, 2019 and 2018.
The following table presents the aggregate outstanding value of asset-backed bonds and residual interests owned by the Company in nonconsolidated VIEs, which were included in our Consolidated Balance Sheets:

	December 31,
	2020	2019
Personal loans	$71,115	$181,703
Student loans	425,820	472,249
Securitization investments	$496,935	$653,952

Note 6. Transfers of Financial Assets
We regularly transfer financial assets and account for such transfers as either sales or secured borrowings depending on the facts and circumstances. When a transfer of financial assets qualifies as a sale, in many instances we have continued involvement as the servicer of those financial assets. As we expect the benefits of servicing to be more than just adequate, we recognize a servicing asset. Further, in the case of securitization-related transfers that qualify as sales, we have additional continued involvement as an investor, albeit at insignificant levels relative to the expected gains and losses of the securitization. In instances where a transfer is accounted for as a secured borrowing, we perform servicing (but do not recognize a servicing asset) and typically maintain a significant investment relative to the expected gains and losses of the securitization. In whole loan sales, we do not have a residual financial interest in the loans, nor do we have any other power over the loans that would constrain us from recognizing a sale. Additionally, we have no repurchase requirements related to transfers of personal loans, student loans and non-FNMA home loans other than standard origination representations and warranties, for which we record a liability based on expected repurchase obligations. For FNMA home loans, we have customary FNMA repurchase requirements, which do not constrain sale treatment but result in a liability for the expected repurchase requirement. Finally, in participating interest transactions, we strictly maintain a pro rata ownership in a pool of loans, but we have no other power over the remaining participating interests or exposure to any other variability.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table summarizes the loan securitization transfers qualifying for sale accounting treatment for the years presented. There were no loan securitization transfers qualifying for sale accounting treatment of home loans during any of the years presented.

	Year Ended December 31,
	2020	2019	2018
Student loans
Fair value of consideration received:
Cash	$2,015,357	$4,542,431	$4,718,093
Securitization investments	130,807	239,698	266,399
Deconsolidation of debt(1)	458,375	—	—
Servicing assets recognized	19,903	42,826	38,179
Total consideration	2,624,442	4,824,955	5,022,671
Aggregate unpaid principal balance and accrued interest of loans sold	2,540,052	4,677,471	4,929,724
Gain from loan sales	$84,390	$147,484	$92,947
Personal loans
Fair value of consideration received:
Cash	$316,503	$397,962	$1,148,626
Securitization investments	20,961	111,556	82,056
Deconsolidation of debt(1)	414,261	1,464,920	—
Servicing assets recognized	2,086	11,229	4,218
Total consideration	753,811	1,985,667	1,234,900
Aggregate unpaid principal balance and accrued interest of loans sold	708,346	1,906,757	1,213,929
Gain from loan sales	$45,465	$78,910	$20,971
_____________________
(1)Deconsolidation of debt reflects the impacts of previously consolidated VIEs that became deconsolidated during the period because we no longer held a significant financial interest in the underlying securitization entity. See Note 5 for further discussion of deconsolidations.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table summarizes the whole loan sales for the years presented:

	Year Ended December 31,
	2020	2019	2018
Student loans
Fair value of consideration received:
Cash	$2,596,719	$1,399,921	$1,664,224
Servicing assets recognized	25,734	21,145	18,231
Repurchase liabilities recognized	(510)	(314)	(211)
Total consideration	2,621,943	1,420,752	1,682,244
Aggregate unpaid principal balance and accrued interest of loans sold	2,503,821	1,389,986	1,667,592
Gain from loan sales	$118,122	$30,766	$14,652
Home loans
Fair value of consideration received:
Cash	$2,173,709	$733,860	$925,265
Servicing assets recognized	20,440	5,724	2,688
Repurchase liabilities recognized	(3,034)	(1,720)	(299)
Total consideration	2,191,115	737,864	927,654
Aggregate unpaid principal balance and accrued interest of loans sold	2,101,895	726,379	919,693
Gain from loan sales	$89,220	$11,485	$7,961
Personal loans
Fair value of consideration received:
Cash	$1,285,689	$2,316,771	$2,196,881
Servicing assets recognized	8,429	31,138	22,789
Repurchase liabilities recognized	(3,535)	(2,948)	(6,437)
Total consideration received	1,290,583	2,344,961	2,213,233
Aggregate unpaid principal balance and accrued interest of loans sold	1,238,474	2,257,223	2,250,943
Gain (loss) from loan sales	$52,109	$87,738	$(37,710)
The following table summarizes our participating interest sales, which were limited to student loan transactions during the year ended December 31, 2018. We did not have any participating interest sales during the years ended December 31, 2020 and 2019. Our participating interest in the transferred loans is presented within loans in our Consolidated Balance Sheets.

Year Ended December 31, 2018
Fair value of consideration received:
Cash	$91,946
Servicing assets recognized	3,163
Total consideration received	95,109
Aggregate unpaid principal balance and accrued interest of loans sold	91,976
Gain from participating interest sales	$3,133

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents information as of the dates indicated about the unpaid principal balances of transferred loans that are not recorded in our Consolidated Balance Sheets, but with which we have a continuing involvement through our servicing agreements:

	Student Loans	Home Loans	Personal Loans	Total
December 31, 2020
Loans in repayment	$12,059,702	$2,629,015	$4,796,404	$19,485,121
Loans in-school/grace/deferment	26,158	—	—	26,158
Loans in forbearance	275,659	46,357	35,677	357,693
Loans in delinquency	91,424	8,493	110,640	210,557
Total loans serviced	$12,452,943	$2,683,865	$4,942,721	$20,079,529
Servicing fees collected	$50,794	$4,499	$45,574	$100,867
Charge-offs, net of recoveries	16,999	—	197,927	214,926
December 31, 2019
Loans in repayment	$13,119,596	$1,292,171	$6,153,313	$20,565,080
Loans in-school/grace/deferment	48,157	—	—	48,157
Loans in forbearance	56,767	—	12,922	69,689
Loans in delinquency	103,489	2,120	140,558	246,167
Total loans serviced	$13,328,009	$1,294,291	$6,306,793	$20,929,093
Servicing fees collected	$47,038	$2,635	$31,268	$80,941
Charge-offs, net of recoveries	27,740	—	233,628	261,368

Note 7. Accounts Receivable
We measure our allowance for credit losses on accounts receivable, which relates to Galileo, under ASC 326, which we adopted on January 1, 2020. Given our methods of collecting funds on servicing receivables, our historical experience of no write offs, and that we have not observed meaningful changes in our counterparties’ abilities to pay, we determined that the exposure to credit losses on servicing related receivables was immaterial.
For our accounts receivable, we used an aging method and historical loss rates as a basis for estimating the percentage of current and delinquent accounts receivable balances that will result in credit losses. We considered the conditions at the measurement date and reasonable and supportable forecasts about future conditions to consider if adjustments to the historical loss rate were warranted. Given our methods of collecting funds on our receivables, and that we have not observed meaningful changes in our customers’ payment behavior, we determined that our historical loss rates remain most indicative of our lifetime expected losses. Accounts receivable balances, net of allowance for credit losses, are recorded within other assets in the Consolidated Balance Sheets.
The following table summarizes the activity in the balance of allowance for credit losses during the year indicated:

Year Ended December 31, 2020
Beginning balance	$—
Provision for expected losses	766
Write-offs charged against the allowance	(204)
Recoveries collected	—
Ending balance	$562

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 8. Fair Value Measurements
The following table summarizes, by level within the fair value hierarchy, the carrying amounts and estimated fair values of our assets and liabilities measured at fair value on a recurring basis, measured at fair value on a nonrecurring basis, or disclosed, but not carried, at fair value in the Consolidated Balance Sheets as of the dates presented.

		December 31, 2020		December 31, 2019
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Cash and cash equivalents(1)	1	$872,582	$872,582	$499,486	$499,486
Restricted cash and restricted cash equivalents(1)	1	450,846	450,846	190,720	190,720
Student loans(2)	3	2,866,459	2,866,459	3,185,233	3,185,233
Home loans(2)	3	179,689	179,689	91,695	91,695
Personal loans(2)	3	1,812,920	1,812,920	2,111,030	2,111,030
Credit card loans(1)	3	3,723	3,723	—	—
Commercial loan(1)	3	16,512	16,512	—	—
Servicing rights(2)	3	149,597	149,597	201,618	201,618
Asset-backed bonds(2)(9)	2	357,411	357,411	391,072	391,072
Residual investments(2)(9)	3	139,524	139,524	262,880	262,880
Non-securitization investments – ETFs(2)(11)	1	6,850	6,850	6,851	6,851
Non-securitization investments – other(3)	3	1,147	1,147	1,950	1,950
Derivative assets(2)(4)(8)	1	—	—	1,105	1,105
Interest rate lock commitments(2)(5)	3	15,620	15,620	1,090	1,090
Total assets		$6,872,880	$6,872,880	$6,944,730	$6,944,730
Liabilities
Debt(1)	2	$4,798,925	$4,851,658	$4,688,378	$4,750,815
Residual interests classified as debt(2)	3	118,298	118,298	271,778	271,778
Warrant liabilities(2)(10)	3	39,959	39,959	19,434	19,434
Derivative liabilities(2)(6)(8)	1	2,008	2,008	396	396
Interest rate swaps(2)(7)(8)	2	947	947	145	145
ETF short positions(2)(11)	1	5,241	5,241	—	—
Total liabilities		$4,965,378	$5,018,111	$4,980,131	$5,042,568
_____________________
(1)Disclosed, but not carried, at fair value. The carrying value of our debt is net of unamortized discounts and debt issuance costs. The fair values of our warehouse facility debt, revolving credit facility debt, seller note debt and other financing arrangements assumed in the Galileo acquisition were based on market factors and credit factors specific to us. The fair value of the seller note as of December 31, 2020 was determined to approximate our carrying value due to our ability to prepay the loan without penalty and the short term maturity of the note. The securitization debt was valued using a discounted cash flow model, with key inputs relating to the underlying contractual coupons, terms, discount rate and expectations for defaults and prepayments. The carrying amounts of our cash and cash equivalents and restricted cash and restricted cash equivalents approximate their fair values due to the short-term maturities and highly liquid nature of these accounts. The fair value of our commercial loan was also determined to approximate our carrying value, as the loan was issued in the fourth quarter of 2020, was short-term in nature, and repaid in full in January 2021.
(2)Measured at fair value on a recurring basis.
(3)Measured at fair value on a nonrecurring basis.
(4)Derivative assets classified as Level 1 are based on broker quotes in active markets and represent economic hedges of loan fair values.
(5)Interest rate lock commitments are classified as Level 3 because of our reliance on an assumed loan funding probability, which is based on our internal historical experience with home loans similar to those in the pipeline on the measurement date.
(6)Derivative liabilities classified as Level 1 are based on broker quotes in active markets and consist of economic hedges of loan fair values and certain non-securitization investments.
(7)Interest rate swaps are classified as Level 2, because these financial instruments do not trade in active markets with observable prices, but rely on observable inputs other than quoted prices. Interest rate swaps are valued using the three-month LIBOR swap yield curve, which is an observable input from an active market.
(8)Gross derivative assets and liabilities included herein are subject to master netting arrangements. See Note 1 for additional information on our master netting arrangements, including the amounts netted against these gross derivative assets and liabilities.
(9)These assets represent the carrying value of our holdings in VIEs wherein we were not deemed the primary beneficiary. As we do not provide financial support beyond our initial equity investment, our maximum exposure to loss as a result of our involvement with nonconsolidated VIEs is limited to the investment amount. See Note 5 for additional information.
(10)See Note 10 for additional information on our warrant liabilities, including inputs to the valuation.
(11)ETF short positions classified as Level 1 are based on quoted prices in actively traded markets and serve as an economic hedge to our non-securitization investments in exchange-traded funds.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

Loans
The following key unobservable assumptions were used in the fair value measurement of our loans as of the dates indicated:

	December 31, 2020		December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Student loans
Conditional prepayment rate	15.8% – 33.3%	18.4%	14.1% – 34.2%	18.6%
Annual default rate	0.2% – 4.9%	0.4%	0.2% – 5.7%	0.3%
Discount rate	1.1% – 7.1%	3.3%	2.5% – 6.2%	4.1%
Home loans
Conditional prepayment rate	4.4% – 17.6%	14.9%	7.1% – 11.5%	8.3%
Annual default rate	0.1% – 4.9%	0.1%	0.2% – 7.9%	0.2%
Discount rate	1.3% – 10.0%	1.6%	3.2% – 11.2%	3.5%
Personal loans
Conditional prepayment rate	14.5% – 23.2%	18.1%	12.1% – 17.4%	15.7%
Annual default rate	3.3% – 33.8%	4.2%	4.3% – 29.2%	5.5%
Discount rate	5.0% – 10.7%	6.0%	4.5% – 8.3%	6.0%
The key assumptions included in the above table are defined as follows:
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of borrowers who do not make loan payments on time. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the loans. An increase in the discount rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
See Note 4 for additional loan fair value disclosures.
Servicing Rights
Servicing rights for student loans and personal loans do not trade in an active market with readily observable prices. Similarly, home loan servicing rights infrequently trade in an active market. At the time of the underlying loan sale, the fair value of servicing rights is determined using a discounted cash flow methodology based on observable and unobservable inputs. Management classifies servicing rights as Level 3 due to the use of significant unobservable inputs in the fair value measurement.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following key unobservable inputs were used in the fair value measurement of our classes of servicing rights as of the dates presented:

	December 31, 2020		December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Student loans
Market servicing costs	0.1% – 0.2%	0.1%	0.1% – 0.1%	0.1%
Conditional prepayment rate	13.8% – 24.7%	18.7%	10.3% – 39.4%	14.4%
Annual default rate	0.2% – 4.8%	0.4%	0.1% – 5.3%	0.3%
Discount rate	7.3% – 7.3%	7.3%	7.3% – 7.3%	7.3%
Home loans
Market servicing costs	0.1% – 0.1%	0.1%	0.1% – 0.1%	0.1%
Conditional prepayment rate	13.9% – 20.3%	16.5%	5.9% – 10.0%	7.5%
Annual default rate	0.1% – 0.1%	0.1%	0.1% – 0.4%	0.2%
Discount rate	10.0% – 10.0%	10.0%	10.2% – 10.4%	10.3%
Personal loans
Market servicing costs	0.2% – 0.7%	0.3%	0.2% – 0.5%	0.3%
Conditional prepayment rate	16.2% – 26.1%	19.1%	15.2% – 20.2%	15.8%
Annual default rate	3.1% – 7.5%	5.5%	4.6% – 11.0%	5.8%
Discount rate	7.3% – 7.3%	7.3%	7.3% – 7.3%	7.3%
The key assumptions included in the above table are defined as follows:
•Market servicing costs — The fee a willing market participant, which we validate through actual third-party bids for our servicing, would require for the servicing of student loans, home loans and personal loans with similar characteristics as those in our serviced portfolio. An increase in the market servicing cost, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of default within the total serviced loan balance. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the servicing rights. An increase in the discount rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table presents the estimated decrease to the fair value of our servicing rights as of the dates indicated if the key assumptions had each of the below adverse changes:

	December 31,
	2020	2019
Market servicing costs
2.5 basis points increase	$(10,472)	$(12,177)
5.0 basis points increase	(20,944)	(24,345)
Conditional prepayment rate
10% increase	$(5,430)	$(5,477)
20% increase	(10,230)	(10,591)
Annual default rate
10% increase	$(336)	$(723)
20% increase	(681)	(1,489)
Discount rate
100 basis points increase	$(2,986)	$(3,839)
200 basis points increase	(5,820)	(7,474)
The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. The effect on fair value of a variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the effect of an adverse variation in a particular assumption on the fair value of our servicing rights is calculated while holding the other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.
The following table presents the changes in the Company’s servicing rights, which are measured at fair value on a recurring basis. Servicing rights are initially measured at fair value and recognized as a component of the gain or loss from sales of loans and the initial capitalization is reported within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss). Subsequent changes in the fair value of servicing rights are reported within noninterest income — servicing in the Consolidated Statements of Operations and Comprehensive Income (Loss).

	Student Loans	Home Loans	Personal Loans	Total
Fair value as of January 1, 2019	$122,075	$8,623	$35,007	$165,705
Recognition of servicing from transfers of financial assets	63,971	5,724	42,367	112,062
Derecognition of servicing via loan purchases	(208)	—	—	(208)
Change in valuation inputs or other assumptions	233	1,482	6,772	8,487
Realization of expected cash flows and other changes	(47,489)	(2,648)	(34,291)	(84,428)
Fair value as of December 31, 2019	$138,582	$13,181	$49,855	$201,618
Recognition of servicing from transfers of financial assets	45,637	20,440	10,515	76,592
Derecognition of servicing via loan purchases	(12,924)	—	(934)	(13,858)
Change in valuation inputs or other assumptions	(20,168)	(5,056)	7,765	(17,459)
Realization of expected cash flows and other changes	(50,490)	(4,651)	(42,155)	(97,296)
Fair value as of December 31, 2020	$100,637	$23,914	$25,046	$149,597

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Asset-Backed Bonds
The fair value of asset-backed bonds is determined using a discounted cash flow methodology. Management classifies asset-backed bonds as Level 2 due to the use of quoted prices for similar assets in markets that are not active, as well as certain factors specific to us. The following key inputs were used in the fair value measurement of our asset-backed bonds as of the dates indicated:

	December 31,
	2020	2019
Discount rate (range)	0.8% – 4.0%	2.0% – 5.7%
Conditional prepayment rate (range)	18.8% – 21.9%	14.7% –18.8%
As of the dates indicated, the fair value of our asset-backed bonds was not materially impacted by default assumptions on the underlying securitization loans, as the subordinate residual interests, by design, are expected to absorb all estimated losses based on our default assumptions for the respective periods.
Residual Investments and Residual Interests Classified as Debt
Residual investments and residual interests classified as debt do not trade in active markets with readily observable prices, and there is limited observable market data for reference. The fair values of residual investments and residual interests classified as debt are determined using a discounted cash flow methodology. Management classifies residual investments and residual interests classified as debt as Level 3 due to the use of significant unobservable inputs in the fair value measurements.
The following key unobservable inputs were used in the fair value measurements of our residual investments and residual interests classified as debt as of the dates indicated:

	December 31, 2020		December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Residual investments
Conditional prepayment rate	18.8% – 22.3%	20.2%	14.7% –24.4%	16.7%
Annual default rate	0.3% – 6.2%	0.7%	0.2% – 6.7%	0.9%
Discount rate	3.0% – 18.5%	6.2%	3.9% – 13.1%	5.4%
Residual interests classified as debt
Conditional prepayment rate	19.5% – 24.8%	21.4%	14.9% – 21.5%	17.8%
Annual default rate	0.4% – 6.4%	3.1%	0.3% – 6.9%	4.1%
Discount rate	8.5% – 18.0%	10.8%	7.8% – 12.0%	10.2%
The key assumptions included in the above table are defined as follows:
•Conditional prepayment rate — The monthly annualized proportion of the principal of a pool of loans that is assumed to be paid off prematurely in each period for the pool of loans in the securitization. An increase in the conditional prepayment rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Annual default rate — The annualized rate of borrowers who fail to remain current on their loans for the pool of loans in the securitization. An increase in the annual default rate, in isolation, would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
•Discount rate — The weighted average rate at which the expected cash flows are discounted to arrive at the net present value of the residual investments and residual interests classified as debt. An increase in the discount rate, in isolation,

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
would result in a decrease in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
The following table presents the changes in the residual investments and residual interests classified as debt, which are both measured at fair value on a recurring basis. We record changes in fair value within noninterest income — securitizations in the Consolidated Statements of Operations and Comprehensive Income (Loss), a portion of which is subsequently reclassified to interest expense — securitizations and warehouses for residual interests classified as debt and to interest income — securitizations for residual investments, but does not impact the liability or asset balance, respectively.

	Residual Investments	Residual Interests Classified as Debt
Fair value as of January 1, 2019	$135,142	$444,846
Additions	171,061	116,906
Change in valuation inputs or other assumptions	6,384	17,157
Payments	(49,707)	(209,203)
Derecognition upon achieving true sale accounting treatment	—	(97,928)
Fair value as of December 31, 2019	$262,880	$271,778
Additions	10,708	—
Change in valuation inputs or other assumptions	9,702	38,216
Payments(1)	(96,505)	(89,978)
Transfers(2)	(47,261)	—
Derecognition upon achieving true sale accounting treatment	—	(101,718)
Fair value as of December 31, 2020	$139,524	$118,298
______________________
(1)Payments of residual investments included $8.4 million of residual investment sales made during the year ended December 31, 2020.
(2)During the year ended December 31, 2020, includes a transfer from residual investments (Level 3) to asset-backed bonds (Level 2) associated with a repackaged securitization transaction in which we formed a new VIE and, in the process, exchanged our residual interest for an asset-backed bond interest.
Instrument-Specific Credit Risk
The change in the fair value of certain financial instruments measured at fair value using the fair value option that resulted from instrument-specific credit risk was as follows during the years indicated:

	Year Ended December 31,
	2020	2019	2018
Loans	$133,294	$195,917	$342,886
Residual investments	8,127	19,102	14,760

The changes in the fair values attributable to instrument-specific credit risk were estimated by incorporating the Company’s current default and loss severity assumptions for each above financial instrument. These assumptions are based on historical performance, market trends and performance expectations over the term of the underlying instrument.
Interest Rate Lock Commitments
As part of our home loan origination activities, we commit to interest rate terms prior to completing the home loan origination process. These interest rate commitments are “locked”, despite changes in interest rates between the time of home loan application approval and loan closure. Given that a home loan origination is contingent on a plethora of factors, our IRLCs are inherently uncertain. We account for the probability of honoring an IRLC using an assumed loan funding probability, which is the percentage likelihood that an approved loan application will close based on historical experience. A significant difference

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
in the actual funded rate compared to the assumed funded rate at a measurement date could result in a significantly higher or lower fair value measurement. Our key valuation input was as follows as of the dates indicated:

	December 31, 2020		December 31, 2019
	Range	Weighted Average	Range	Weighted Average
IRLCs
Loan funding probability	54.5% –54.5%	54.5%	50.0% –50.0%	50.0%
The key assumption included in the above table is defined as follows:
•Loan funding probability — Our expectation of the percentage of IRLCs which will become funded loans. An increase in the loan funding probability, in isolation, would result in an increase in a fair value measurement. The weighted average assumption was weighted based on relative fair value.
The following table presents the changes in our IRLCs, which are measured at fair value on a recurring basis. Changes in the fair value of IRLCs are recorded within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss).

IRLCs
Fair value as of January 1, 2019	$174
Revaluation adjustments	3,635
Funded loans(1)	(1,677)
Unfunded loans(1)	(1,042)
Fair value as of December 31, 2019	$1,090
Revaluation adjustments	62,528
Funded loans(1)	(27,321)
Unfunded loans(1)	(20,677)
Fair value as of December 31, 2020	$15,620
___________________
(1)Funded and unfunded loans fair value adjustments represent the unpaid principal balance of funded and unfunded loans, respectively, multiplied by the IRLC price in effect at the beginning of each quarter.
Non-Securitization Investments
Non-securitization investments — ETFs include investments in exchange-traded funds that were launched beginning in 2019 and are measured at fair value on a recurring basis using the net asset value expedient in accordance with ASC 820 and are presented within other assets in the Consolidated Balance Sheets.
As of December 31, 2020 and 2019, we also had a non-securitization investment, which is presented within non-securitization investments — other, related to an investment for which fair value was not readily determinable, which we elected to measure using the measurement alternative method of accounting. Under the measurement alternative method, we measure the investment at cost, less any impairment and adjusted for changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The carrying value of the investment is presented within other assets in the Consolidated Balance Sheets. Adjustments to the carrying value, such as impairments, are recognized within noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss). During the year ended December 31, 2020, we recorded an impairment charge of $803 and adjusted the carrying value of the investment accordingly, which was based on a discounted cash flow analysis, wherein we weighted different valuation scenarios with different assumed internal rates of return and time to liquidity events. In performing a qualitative impairment assessment, we determined that the carrying amount of the investment exceeded its fair value due to a significant decline in investee operating results relative to expectations, primarily as a result of the COVID-19 pandemic. The fair value measurement is classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs in the fair value measurement.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Non-securitization investments measured at fair value excludes our equity method investment in Apex, which is discussed further in Note 1.
Note 9. Debt
The following table summarizes the Company’s principal outstanding debt, debt discounts and debt issuance costs as of the dates indicated:

					Outstanding as of
Borrowing Description	Collateral Balances (1)	Interest Rate(2)	Termination/ Maturity(3)	Total Capacity	December 31, 2020(4)	December 31, 2019(4)
Student Loan Warehouse Facilities
SoFi Funding I	$421,356	1 ML + 175 bps	April 2021	$600,000	$374,575	$152,008
SoFi Funding III	33,425	PR – 134 bps(12)	September 2024	75,000	30,170	13,104
SoFi Funding V	—	1 ML + 250 bps	May 2023	350,000	—	143,501
SoFi Funding VI	469,660	3 ML + 150 bps	March 2023	600,000	432,437	88,791
SoFi Funding VII	303,140	1 ML + 125 bps	September 2022	500,000	276,910	251,731
SoFi Funding VIII	242,142	1 ML + 150 bps	March 2021	300,000	221,342	151,007
SoFi Funding IX(9)	76,535	3 ML+ 350 bps and CP + 143 bps	July 2023	500,000	70,780	204,642
SoFi Funding X(10)	50,291	CP + 200 bps	August 2023	100,000	44,136	—
SoFi Funding XI(11)	98,525	CP + 115 bps	November 2023	500,000	87,404	—
Total	$1,695,074			$3,525,000	$1,537,754	$1,004,784
Unamortized debt issuance costs					$(7,940)	$(6,100)
Weighted average effective interest rate					2.29%	3.92%

Personal Loan Warehouse Facilities
SoFi Funding PL I	$—	1 ML + 350 bps	December 2021	$250,000	$—	$—
SoFi Funding PL II	148,123	3 ML + 225 bps	July 2023	400,000	137,420	—
SoFi Funding PL III	3,538	1 ML + 325 bps	May 2023	250,000	2,793	95,833
SoFi Funding PL IV	147,991	CP + 170 bps	November 2023	500,000	132,416	152,041
SoFi Funding PL VI	122,482	3 ML + 200 bps	September 2022	150,000	107,595	—
SoFi Funding PL VII	18,898	1 ML + 250 bps	June 2021	250,000	15,610	—
SoFi Funding PL IX	—	1 ML + 200 bps	August 2020	—	—	110,325
SoFi Funding PL X	3,598	1 ML + 142.5 bps	February 2023	200,000	3,004	—
SoFi Funding PL XI	129,543	1 ML + 170 bps	January 2022	200,000	112,478	—
SoFi Funding PL XII	139,194	1 ML + (225-315 bps)	March 2029	250,000	127,724	—
SoFi Funding PL XIII	254,808	1 ML + 175 bps	January 2030	300,000	219,362	—
Total	$968,175			$2,750,000	$858,402	$358,199
Unamortized debt issuance costs					$(6,692)	$(9,516)
Weighted average effective interest rate					3.63%	4.83%

Home Loan Warehouse Facilities
Mortgage Warehouse V	$—	1 ML + 325 bps	June 2021	$150,000	$—	$32,366
Total	$—			$150,000	$—	$32,366
Unamortized debt issuance costs					$—	$(29)
Weighted average effective interest rate					—%	4.26%

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

					Outstanding as of
Borrowing Description	Collateral Balances (1)	Interest Rate(2)	Termination/ Maturity(3)	Total Capacity	December 31, 2020(4)	December 31, 2019(4)
Risk Retention Warehouse Facilities(5)
SoFi RR Funding I	$84,312	1 ML + 200 bps	June 2022	250,000	$54,304	$174,006
SoFi RR Repo	133,953	3 ML + 185 bps	June 2023	192,141	75,863	124,064
SoFi EU RR Repo	—	3 ML + 425 bps	June 2021		—	70,272
SoFi C RR Repo	49,260	3 ML + (180-185 bps)	December 2021		42,757	75,439
SoFi RR Funding II	179,468	1 ML + 125 bps	November 2024		160,199	167,826
SoFi RR Funding III	68,538	1 ML + 375 bps	November 2024		60,786	—
SoFi RR Funding IV	43,309	1 ML + 250 bps	October 2026	100,000	37,334	—
Total	$558,840				$431,243	$611,607
Unamortized debt issuance costs					$(2,052)	$(2,198)
Weighted average effective interest rate					2.24%	3.82%

Revolving Credit Facility(6)
SoFi Corporate Revolver	n/a	1 ML + 100 bps(7)	September 2023	$560,000	$486,000	$161,000
Total				$560,000	$486,000	$161,000
Unamortized debt issuance costs					$(987)	$(1,345)
Weighted average effective interest rate					1.26%	3.03%

Seller note(8)	n/a	1000 bps	May 2021		$250,000	$—
Total					$250,000	$—
Unamortized discount					$—	$—
Weighted average effective interest rate					10.00%	—%

Other financing – various notes(8)	n/a	331 – 557 bps	April 2021 – January 2023		$4,375	$—
Total					$4,375	$—
Unamortized debt issuance costs					$—	$—
Weighted average effective interest rate					3.64%	—%

Student Loan Securitizations
SoFi PLP 2016-B LLC	$78,173	1 ML + (120-380 bps)	April 2037		$69,448	$109,333
SoFi PLP 2016-C LLC	90,628	1 ML + (110-335 bps)	May 2037		81,115	128,858
SoFi PLP 2016-D LLC	106,421	1 ML + (95-323 bps)	January 2039		93,942	145,272
SoFi PLP 2016-E LLC	130,056	1 ML + (85-443 bps)	October 2041		117,800	187,872
SoFi PLP 2017-A LLC	161,082	1 ML + (70-443 bps)	March 2040		146,064	221,873
SoFi PLP 2017-B LLC	142,903	183 – 444 bps	May 2040		129,873	208,459
SoFi PLP 2017-C LLC	178,794	1 ML + (60-421 bps)	July 2040		161,897	252,400
Total	$888,057				$800,139	$1,254,067
Unamortized debt issuance costs					$(5,958)	$(8,914)
Unamortized discount					(1,654)	(2,404)
Weighted average effective interest rate					3.22%	4.39%

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

					Outstanding as of
Borrowing Description	Collateral Balances (1)	Interest Rate(2)	Termination/ Maturity(3)	Total Capacity	December 31, 2020(4)	December 31, 2019(4)
Personal Loan Securitizations
SoFi CLP 2016-1 LLC	$49,199	326 bps	August 2025		$36,546	$78,223
SoFi CLP 2016-2 LLC	49,641	309 – 477 bps	October 2025		37,973	90,229
SoFi CLP 2016-3 LLC	69,955	305 – 449 bps	December 2025		30,780	110,175
SoFi CLP 2017-1 LLC	—	328 – 473 bps	March 2020		—	139,098
SoFi CLP 2017-2 LLC	—	328 – 473 bps	March 2020		—	89,365
SoFi CLP 2017-3 LLC	—	277 – 385 bps	July 2020		—	166,177
SoFi CLP 2018-3 LLC	188,461	320 – 467 bps	August 2027		163,784	292,146
SoFi CLP 2018-4 LLC	212,940	354 – 476 bps	November 2027		184,831	326,295
SoFi CLP 2018-3 Repack LLC	10,495	200 bps	August 2027		2,457	4,708
SoFi CLP 2018-4 Repack LLC	12,775	200 bps	December 2027		5,853	8,465
Total	$593,466				$462,224	$1,304,881
Unamortized debt issuance costs					$(3,057)	$(7,476)
Unamortized discount					(2,872)	(544)
Weighted average effective interest rate					4.47%	4.09%

Total					$4,830,137	$4,726,904
Less: unamortized debt issuance costs and discounts					(31,212)	(38,526)
Total reported debt					$4,798,925	$4,688,378
_________________
(1)As of December 31, 2020, and represents unpaid principal balances, with the exception of the risk retention warehouse facilities, which include securitization-related investments carried at fair value. In addition, certain securitization interests that eliminate in consolidation are pledged to risk retention warehouse facilities.
(2)Unused commitment fees ranging from 0 to 200 bps on our various warehouse facilities are recognized as noninterest expense — general and administrative in our Consolidated Statements of Operations and Comprehensive Income (Loss). “ML” stands for “Month LIBOR”. As of December 31, 2020, 1 ML and 3 ML was 0.14% and 0.24%, respectively. As of December 31, 2019, 1 ML and 3 ML was 1.76% and 1.91%, respectively. “PR” stands for “Prime Rate”. As of December 31, 2020 and 2019, PR was 3.25% and 4.75%, respectively. Our total weighted average effective interest rate for the years ended December 31, 2020 and 2019 was 3.18% and 4.12%, respectively.
(3)For the securitization debt, the maturity of the notes issued by the various trusts occurs upon either the maturity of the loan collateral or full payment of the loan collateral held in the trusts. Our maturity date represents the legal maturity of the last class of maturing notes. Securitization debt matures as loan collateral payments are made. In instances where the related securitization was deconsolidated during the current period, the termination date is equivalent to our deconsolidation date.
(4)There were $2,953 and $1,431 of debt discounts issued during the years ended December 31, 2020 and 2019, respectively.
(5)Financing was obtained for both asset-backed bonds and residual investments in various personal and student loan securitizations, and the underlying collateral are the underlying asset-backed bonds and residual investments. We only state capacity amounts in this table for risk retention facilities wherein we can pledge additional asset-backed bonds and residual investments as of December 31, 2020.
(6)As of December 31, 2020, $6.0 million of the revolving credit facility total capacity was not available for general borrowing purposes because it was utilized to secure a letter of credit. Refer to our letter of credit disclosures in Note 15 for more details.
(7)Interest rate presented represents the interest rate on standard withdrawals on our revolving credit facility, while same-day withdrawals incur interest based on PR.
(8)Part of our consideration to acquire Galileo was in the form of a seller note financing arrangement, which is prepayable without penalty. See Note 2 for additional information. We also assumed certain other financing arrangements resulting from our acquisition of Galileo.
(9)Warehouse facility incurs different interest rates on its two types of asset classes. One such class incurs interest based on a commercial paper rate (“CP”) rate, which is determined by the facility lender. As of December 31, 2020, the CP rate for this facility was 0.25%. As of December 31, 2019, this warehouse incurred interest based on 3 ML.
(10)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of December 31, 2020, the CP rate for this facility was 0.28%.
(11)Warehouse facility incurs interest based on a CP rate, which is determined by the facility lender. As of December 31, 2020, the CP rate for this facility was 0.25%.
(12)This facility has a prime rate floor of 309 bps.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Material Changes to Debt Arrangements
During the year ended December 31, 2020, we:
•opened three loan warehouse facilities that had an aggregate maximum available capacity of $900,000, as well as two risk retention warehouse facilities;
•closed two loan warehouse facilities that had an aggregate maximum available capacity of $225,000;
•consolidated one student loan securitization, which resulted in gross debt issued of $458,375, which was later deconsolidated during the period resulting in the deconsolidation of debt of $458,375;
•deconsolidated three personal loan securitizations, which were originally consolidated in 2017, resulting in the deconsolidation of debt of $312,543; and
•issued a seller note with a principal balance of $250,000 in connection with our acquisition of Galileo.
During the year ended December 31, 2019, we:
•opened four warehouse facilities that had an aggregate maximum available capacity of $650,000;
•closed two warehouse facilities that had an aggregate maximum available capacity of $147,000; and
•consolidated eight personal loan securitizations, which resulted in gross debt issued of $1,739,106, of which six securitizations were deconsolidated during the year resulting in the deconsolidation of debt of $1,366,992.
One securitization was called and dissolved in May 2019, resulting in the retirement of debt of $23,205 during the year ended December 31, 2019.
The total accrued interest payable on our debt as of December 31, 2020 and 2019 was $19,817 and $5,872, respectively, and was included as a component of accounts payable, accruals and other liabilities in the Consolidated Balance Sheets.
Our warehouse and securitization debt is secured by a continuing lien and security interest in the loans financed by the proceeds. Within each of our debt facilities, we must comply with certain operating and financial covenants. These financial covenants include, but are not limited to, maintaining: (i) a certain minimum tangible net worth, (ii) minimum cash and cash equivalents, and (iii) a maximum leverage ratio of total debt to tangible net worth. Our debt covenants can lead to restricted cash classifications in our Consolidated Balance Sheets. Our subsidiaries are restricted in the amount that can be distributed to the parent company only to the extent that such distributions would cause the financial covenants to not be met. We were in compliance with all financial covenants required per each agreement as of each balance sheet date presented.
We act as a guarantor for our wholly-owned subsidiaries in several arrangements in the case of default. As of December 31, 2020, we have not identified any risks of nonpayment by our wholly-owned subsidiaries.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Maturities of Borrowings
As of December 31, 2020, future maturities of our outstanding debt with scheduled payments, which included our revolving credit facility, seller note and other financings obtained in connection with our acquisition of Galileo, were as follows:

2021	$252,420
2022	1,809
2023	486,146
2024	—
2025	—
Thereafter	—
Total	$740,375

Note 10. Temporary Equity
The following table summarizes the original issuance price per share and authorized and outstanding number of shares of redeemable preferred stock as of the dates indicated:

		December 31, 2020		December 31, 2019
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Authorized	Number of Shares Outstanding
Series 1	$100.00	4,500,000	3,234,000	4,500,000	3,234,000
Series A	0.20	19,687,500	19,687,500	19,687,500	19,687,500
Series B	2.20	37,252,051	26,693,795	37,252,051	37,252,051
Series C	2.20 – 3.05	2,209,991	2,038,643	2,209,991	2,038,643
Series D	3.45	23,411,503	22,369,041	23,411,503	23,411,503
Series E	9.46	24,483,290	24,262,476	24,483,290	24,483,290
Series F	15.78	63,386,220	60,110,165	63,386,220	63,386,220
Series G	17.18	29,096,495	29,096,489	29,096,495	29,096,489
Series H	15.44	50,815,616	16,224,534	50,815,616	16,224,534
Series H-1	15.44	57,000,000	52,743,298	—	—
Total		311,842,666	256,459,941	254,842,666	218,814,230
The original issuance price excludes any applicable discounts and the cost of issuance. Any shares of redeemable preferred stock that are redeemed, converted, purchased or acquired by the Company may be reissued, except as restricted by law or contract.
Recent Issuances and Redemptions
During December 2020, we exercised a call and redeemed 15,097,587 shares of redeemable preferred stock consisting of: 10,558,256 shares of Series B; 1,042,462 shares of Series D; 220,814 shares of Series E and 3,276,055 shares of Series F. The amount payable resulted in a reduction to redeemable preferred stock of $80,201 for the redeemable preferred stock balance at the time of the exercise. The shares were retired upon receipt. See Note 14 for additional information.
In May 2020, the Company issued 52,743,298 shares of Series H-1 redeemable preferred stock as a component of the purchase consideration for the acquisition of Galileo at a fair value of $814,156. See Note 2 for additional information on the acquisition.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
In May 2019, the Company issued 13,967,169 shares of Series H and 3,234,000 shares of Series 1 redeemable preferred stock. The Company received $539.0 million of gross proceeds in connection with this redeemable preferred stock offering, which was reduced by $2.4 million of direct costs. In October 2019, the Company issued an additional 2,257,365 shares of Series H preferred stock. The Company received $34.8 million of gross proceeds in connection with this redeemable preferred stock offering and had no direct costs associated with the offering.
Series 1 Preference and Rights
SoFi is party to the Series 1 Preferred Stock Investors’ Agreement (the “Series 1 Agreement”), dated as of May 29, 2019, with certain holders of its capital stock, including (i) entities affiliated with Silver Lake, which is affiliated with Michael Bingle, one of the directors of SoFi, (ii) entities affiliated with QIA, which is affiliated with Ahmed Al-Hammadi, one of the directors of SoFi, and (iii) Mr. Noto, the Chief Executive Officer and one of the directors of SoFi. The agreement provides holders of the Series 1 preferred stock, who also hold Series H Preferred Stock (the “Series 1 Holders”), upon request by QIA, with certain registration rights, provides for certain shelf registration filing obligations by SoFi and limits the future registration rights that SoFi may grant other parties, contains financial and other covenants, and provides for information rights and special payment rights, among other rights, as discussed further below.
The Series 1 redeemable preferred stock has no stated maturity. However, the Series 1 redeemable preferred shares have limited price protection in the instance that the Company liquidates, finalizes an initial public offering (“IPO”), or sells control of the Company to a third party. In the instance where the Company enters one of the foregoing transaction types during a period commencing on May 29, 2020 and ending one year later, if the Company does not achieve an IPO or sales price of $19.30 per share, then the Series 1 Holders have a right to a special payment for the difference between $19.30 and $15.44 per share (the “Special Payment”).
We evaluated the Special Payment provision and determined that the special payment feature was an embedded derivative that was not clearly and closely related to the host contract, and therefore should be accounted for as a derivative liability when the special payment becomes payable. In the event that a Special Payment event triggers a Special Payment becoming payable, it will be recognized within noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss). See Note 18 for discussion of an amendment to the Series 1 Investor Agreement subsequent to December 31, 2020 and the expected accounting treatment of the Special Payment upon completion of the Business Combination.
Additionally, subsequent to an IPO or change of control event (collectively, a “Change of Control”), within 120 days after the first date on which such Change of Control has occurred, each Series 1 Holder will have the right to require the Company, at the Series 1 Holder’s election, to purchase for cash some or all of the shares of Series 1 redeemable preferred stock held by such Series 1 Holder on the Change of Control put date at a redemption price in the amount of the initial Series 1 investment of $323.4 million. See Note 18, wherein we discuss that the Series 1 Holders waived their rights to settlement of the initial Series 1 investment following the liquidation triggered by the consummation of the Business Combination, but the Series 1 redeemable preferred stock will remain in temporary equity following the Business Combination because the Series 1 redeemable preferred stock is not fully controlled by SoFi.
Dividends
The following summarizes the dividend provisions of each series of redeemable preferred stock (excluding Series 1, which is discussed separately below). The per-share amounts below are applied to the outstanding redeemable preferred shares then held by each Series at the time of the dividend declaration (if any). In the event dividends are declared, the below stated dividends are received in parity with each other, and prior and in preference to any dividends paid to Series C redeemable preferred shares or any class of common shares.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

	December 31,
Series Name(1)	2020	2019
Series A	$0.02	$0.02
Series B	0.18	0.18
Series D	0.28	0.28
Series E	0.76	0.76
Series F	1.26	1.26
Series G	1.37	1.37
Series H	1.23	1.23
Series H-1	1.23	—
____________________
(1)Series C redeemable preferred shares do not have a stated dividend.
With respect to the series of redeemable preferred stock presented in the table above, no dividends were declared or paid during the years ended December 31, 2020 and 2019. All such dividends per share are non-cumulative and non-mandatory.
Series 1 redeemable preferred stock are entitled to receive cumulative cash dividends from and including the closing date of May 29, 2019 (“Closing Date”) at a fixed rate equal to $12.50 per annum per share, or 12.5% of the Series 1 redeemable preferred share price of $100.00 (“Series 1 Dividend Rate”). The Series 1 Dividend Rate resets to a new fixed rate on the fifth anniversary of the Closing Date and on every one-year anniversary of the Closing Date subsequent to the fifth anniversary of the Closing Date (“dividend reset date”), equal to six-month LIBOR as in effect on the second London banking day prior to such dividend reset date plus a spread of 9.94% per annum. During the years ended December 31, 2020 and 2019, we declared and paid dividends of $40,536 and $23,923, respectively, to our Series 1 preferred stockholders, which reflected the Series 1 Dividend Rate of $12.50 per annum per share of Series 1 preferred stock. There were no dividends payable as of December 31, 2020 and 2019.
Dividends are payable semiannually in arrears on the 30th day of June and 31st day of December of each year, when and as authorized by the Board. The Company may defer any scheduled dividend payment for up to three semiannual dividend periods, subject to such deferred dividend accumulating and compounding at the applicable Series 1 Dividend Rate. If the Company defers any single scheduled dividend payment on the Series 1 redeemable preferred stock for four or more semiannual dividend periods, the Series 1 Dividend Rate applicable to (i) the compounding following the date of such default on all then-deferred dividend payments (whether or not deferred for four or more semiannual dividend periods) is applied on a go-forward basis and not retroactively, and (ii) new dividends declared following the date of such default and the compounding on such dividends if such new dividends are deferred shall be equal to the otherwise applicable Series 1 Dividend Rate plus 400 basis points. This default-related increase shall continue to apply until the Company pays all deferred dividends and related compounding. Once the Company is current on all such dividends, it may again commence deferral of any pre-scheduled dividend payment for up to three semiannual dividend periods, following the same procedure as outlined in the foregoing. There were no dividend deferrals during the years ended December 31, 2020 and 2019.
Conversion
In respect of every Series, other than Series 1, each redeemable preferred share automatically converts at the conversion rate then in effect into common stock upon a firm-commitment underwritten IPO of the Company’s common stock with an IPO not less than $17.06 per share (as adjusted for stock splits and the like) and aggregate cash proceeds of not less than $100.0 million.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The common stock conversion prices for each series were as follows:

	December 31,
Series Name	2020	2019
Series A	$0.20	$0.20
Series B	2.20	2.20
Series C	1.00	1.00
Series D	3.45	3.45
Series E	9.46	9.46
Series F	15.75	15.75
Series G	17.06	17.06
Series H	15.44	15.44
Series H-1	15.44	—
In respect of Series A, Series B, Series D, Series E, Series H and Series H-1 shares, each share is convertible at the option of the holder into common stock at a one-to-one conversion rate of the price per preferred share to its conversion price but is subject to adjustments for events of dilution. Series F and G conversion rates were lowered in 2019 in conjunction with the Series H preferred stock offering and, therefore, the conversion prices no longer equal their respective prices per preferred share. Automatic conversion into common stock will occur upon written consent of a majority of Series A and Series B holders (voting as a single class), Series D holders (voting as a single class), Series E holders (voting as a single class), Series F holders (voting as a single class), Series G holders (voting as a single class), Series H (voting as a single class) and Series H-1 (voting as a single class).
In respect of Series C shares, each share is convertible at the option of the holder into non-voting common stock at a one-to-one conversion rate of $1.00 per redeemable preferred share to its conversion price. Automatic conversion into non-voting common stock will occur upon the conversion of all Series A and Series B shares into common stock.
Liquidation
In the event of any liquidation, dissolution, merger or consolidation (resulting in the common and preferred stockholders’ loss of a collective 50% or more ownership in the Company), disposition or transfer of assets, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the following summarizes the preference of each series of redeemable preferred stock:
In respect to all redeemable preferred stock, the preference is equal to an amount per share equal to the original issue price per share, and Series 1 has priority over all other redeemable preferred stock classes.
If, upon the Liquidation Event, the assets and funds are insufficient to permit payment of all outstanding preferences, the Company’s entire assets and funds will be distributed ratably among the redeemable preferred stockholders following the holders’ liquidation preferences (after the Series 1 liquidation preference is fully satisfied).

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The various liquidation preferences (redemption amounts) are itemized below:

	December 31,
Series Name	2020	2019
Series 1	$323,400	$323,400
Series A	3,938	3,938
Series B	58,668	81,873
Series C	4,837	4,837
Series D	77,240	80,840
Series E	229,470	231,558
Series F	948,316	1,000,000
Series G	500,000	500,000
Series H	250,445	250,445
Series H-1	814,156	—
Total	$3,210,470	$2,476,891

Settlement Rights
The Series 1 redeemable preferred stock is redeemable at SoFi’s option in certain circumstances. SoFi may, at any time but no more than three times, at its option, settle the Series 1 redeemable preferred stock, in whole or in part, but if in part, in an amount no less than one-third of the total amount of Series 1 redeemable preferred stock originally issued or the remainder of Series 1 redeemable preferred stock outstanding (the “Minimum Redemption Amount”). In addition, SoFi may settle the Series 1 redeemable preferred stock in whole or in part (subject to the Minimum Redemption Amount) in the event of a liquidation transaction or a direct sale of control transaction by a majority of SoFi’s stockholders, or within 120 days of (i) an IPO, or (ii) following an IPO, a change of control of SoFi, each of which would result in a payment of the initial purchase price of the Series 1 shares of $323.4 million plus any unpaid dividends on the Series 1 redeemable preferred stock and any special payment due under the Series 1 investor agreement (whether deferred or otherwise) (the “Series 1 Redemption Price”). Such settlement is determined at the discretion of the Board.
If the Series 1 redeemable preferred stock is not earlier redeemed by SoFi as described in the preceding paragraph, the holders of Series 1 redeemable preferred stock have the right to force SoFi to settle their Series 1 redeemable preferred stock in the following circumstances: (i) upon a change of control of SoFi following an IPO, or (ii) during the six-month period following (a) a default in payment of any dividend on the Series 1 redeemable preferred stock, or (b) the cure period for any covenant default under the Series 1 investor agreement, in each case at the Series 1 Redemption Price.
All other preferred stock is convertible in the case of an IPO into common stock at defined conversion prices as disclosed above, but there is no stated term for settling the liquidation preference for all other Series of preferred stock.
Refer to Note 18 for more details regarding the Series 1 redeemable preferred stock treatment in conjunction with the consummation of the Business Combination.
Voting Rights
Series A and Series B together have the right to elect one member of the Board provided the number of shares outstanding is at least 14,000,000. Series D and Series E together have the right to elect one member of the Board provided the number of shares outstanding is at least 14,000,000. Series F holders have the right to elect one member of the Board provided the number of shares outstanding is at least 7,000,000. Series G holders have the right to elect one member of the Board provided the number of shares outstanding is at least 3,000,000. Series H holders have the right to elect one member of the Board provided the number of shares outstanding is at least 1,396,717. The Series C, Series 1 and Series H-1 holders do not have explicit Board rights per our current Articles of Incorporation.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Warrants
In connection with the Series 1 and Series H redeemable preferred stock issuances during the year ended December 31, 2019, we also issued 6,983,585 Series H warrants, which were accounted for as liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity, and were included within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets. At inception, we allocated $22.3 million of the $539.0 million of proceeds we received from the Series 1 and Series H preferred stock issuances to the Series H warrants, with such valuation determined using the Black-Scholes Model, in order to establish an initial fair value for the Series H warrants. The remaining proceeds were allocated to the Series 1 and Series H preferred stock balances based on their initial relative fair values.
The Series H warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions, with fair value changes recognized within noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss). The key inputs into our Black-Scholes Model valuation were as follows at inception and as of the dates indicated:

	December 31,		Initial Measurement Assumptions
Input	2020	2019
Risk-free interest rate	0.2%	1.7%	2.1%
Expected term (years)	3.4	4.4	5
Expected volatility	32.6%	25.0%	25.0%
Dividend yield	—%	—%	—%
Exercise price	$15.44	$15.44	$15.44
Fair value of Series H preferred stock	$18.43	$14.02	$14.13
The Company’s use of the Black-Scholes Model requires the use of subjective assumptions:
•The risk-free interest rate assumption was initially based on the five-year U.S. Treasury rate, which was commensurate with the expected term of the warrants. The warrants automatically convert into Series H redeemable shares at the later of an IPO or five years from the issuance date of the warrants (May 29, 2019). At inception, we assumed that the term would be five years, given by design the warrants were only expected to extend for greater than five years if the Company was still not publicly traded by that point in time. An increase in the expected term, in isolation, would typically correlate to a higher risk-free interest rate and result in an increase in the fair value measurement of the warrant liabilities and vice versa. See below for a development in connection with the Business Combination.
•The expected volatility assumption for the initial measurement and as of December 31, 2019 was based on the volatility of our common stock and adjusted for the reduced volatility inherent in redeemable preferred stock, given the Series H liquidity preference. As of December 31, 2020, we updated our expected volatility assumption to reflect the expectation that the Series H warrants will convert into common stock upon consummation of the Business Combination, and the Series H preference would be of no further effect, in which case the Series H preference would not have a material impact on the stock volatility measure. As such, the expected volatility assumption reflects our common stock volatility as of December 31, 2020. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.
•The initial fair value of the Series H redeemable preferred stock was based on the purchase price of the Series H redeemable preferred stock, which was contemporaneous with the issuance of the warrants. The fair value measurement of the Series H redeemable preferred stock as of December 31, 2019 was determined using the Black-Scholes Model, via the backsolve method. The fair value measurement of the Series H redeemable preferred stock as of December 31, 2020 was informed from a common stock transaction during December 2020 at a price of $18.43 per common share. Additionally, the proximity to an expected Business Combination informed our valuation of our redeemable preferred stock. We determined that this common stock transaction was a reasonable proxy for the valuation of the Series H redeemable preferred stock as of December 31, 2020; therefore, no further adjustments were made for the Series H concluded price per share.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
•We assumed no dividend yield because we have historically not paid out dividends to our existing redeemable preferred stockholders, other than to the Series 1 redeemable preferred stockholders, which were considered special circumstances.
At inception of the warrants, we allocated the remaining net proceeds of $514.3 million from the combined Series H and Series 1 redeemable preferred stock offering to the Series H and Series 1 redeemable preferred stock balances in proportion to their relative fair values. This resulted in an initial allocation of $193.9 million and $320.4 million to the Series H and Series 1 redeemable preferred stock, respectively.
The following table presents the changes in the fair value of warrant liabilities:

Warrant Liabilities
Fair value as of January 1, 2019	$—
Initial measurement	22,268
Change in valuation inputs or other assumptions(1)	(2,834)
Fair value as of December 31, 2019	$19,434
Change in valuation inputs or other assumptions(1)	20,525
Fair value as of December 31, 2020	$39,959
___________________
(1)Changes in valuation inputs or other assumptions are recognized in noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss).
In connection with the Business Combination, the Series H warrants will convert into warrants to purchase common stock of the combined entity at the conversion price and ratio for Series H established under “— Conversion” above.
Note 11. Permanent Equity
The Company is authorized to issue common stock and non-voting common stock. As of December 31, 2020 and 2019, the Company was authorized to issue 447,815,616 and 390,815,616 shares of common stock, respectively, and 5,000,000 shares of non-voting common stock.
During December 2020, we issued 20,067,302 shares of common stock for gross proceeds received of $369.8 million, which was offset by direct legal costs of $56 (the “Common Stock Issuance”). The number of shares issued in the Common Stock Issuance is subject to upward adjustment if we consummate the Business Combination described in Note 18, with the amount of any adjustment based on the implied per-share consideration in the Business Combination and the number of shares of our capital stock issued in certain dilutive issuances prior to the closing of the Business Combination. We expect the adjustment to result in the issuance of an additional 735,100 shares at the time of closing the Business Combination.
The Company reserved the following common stock for future issuance as of the dates indicated:

	December 31,
	2020	2019
Conversion of outstanding redeemable preferred stock	253,525,467	215,884,709
Unissued redeemable preferred stock reserved for issued warrants	6,983,585	6,983,585
Unissued redeemable preferred stock	47,133,140	27,778,851
Outstanding stock options and RSUs	42,775,741	32,153,427
Possible future issuance under stock plans	19,177,343	6,526,084
Contingent common stock in connection with acquisition(1)	183,985	—
Total common stock reserved for future issuance	369,779,261	289,326,656
___________________
(1)Represents contingently issuable common stock in connection with our acquisition of 8 Limited. See Note 2 for additional information.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Dividends
Common stockholders and non-voting common stockholders are entitled to dividends when and if declared by the Board, but as stated in Note 10, only after dividends are paid to redeemable preferred stockholders, with the exception of Series C preferred stockholders. All redeemable preferred shares, except for Series 1 preferred stock, participate in dividends with common stock. There were no dividends declared or paid to common stockholders during the years ended December 31, 2020 and 2019.
Conversion and Redemption
Upon the Company’s sale of its common stock in a firm commitment underwritten IPO, each share of non-voting common stock would automatically be converted into such number of common stock as is determined by dividing $1.00 by the conversion price applicable to such shares. The initial conversion price per share shall be $1.00. Both prices are subject to adjustment for any stock splits and stock dividends. The common stock and non-voting common stock are otherwise non-redeemable.
Liquidation
Upon completion of the distribution to preferred stockholders, as discussed within Note 10, if assets remain in the Company, the holders of common stock and non-voting common stock would receive all of the remaining assets pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such non-voting common stock into common stock).
Voting Rights
Each holder of common stock has the right to one vote per share of common stock and is entitled to notice of any stockholders’ meeting. Non-voting common stock does not have any voting rights or other powers. The common stockholders, voting together as a single class, can elect one member to the Board.
Note 12. Stock-Based Compensation
The Company maintains the Amended and Restated 2011 Stock Option Plan, which provides for granting stock options and RSUs, pursuant to which the Company has authorized 88,426,267 shares of its common stock for issuance to its employees, non-employee directors and non-employee third parties and also has 35,000 shares authorized under a stock plan assumed in a business combination as of December 31, 2020. Further, during the years ended December 31, 2020, 2019 and 2018, we incurred cash outflows of $31,259, $21,411 and $3,154, respectively, related to the payment of withholding taxes for vested RSUs. These cash outflows are presented within financing activities in the Consolidated Statements of Cash Flows.
Stock-based compensation expense related to stock options and RSUs is presented within the following line items in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the periods indicated:

	Year Ended December 31,
	2020	2019	2018
Technology and product development	$28,271	$16,107	$7,872
Sales and marketing	8,045	4,192	2,301
Cost of operations	6,067	1,678	1,841
General and administrative	57,487	38,959	30,922
Total	$99,870	$60,936	$42,936

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Common Stock Valuations
Prior to us contemplating a public market transaction, we established the fair value of our common stock by using the option pricing model (Black-Scholes Model based) via the backsolve method and through placing weight on previously redeemable preferred stock transactions, such as our Series H redeemable preferred stock transactions during 2019, Series H-1 redeemable preferred stock transaction during 2020 and a secondary market transaction involving our Series F preferred stock during 2020, transactions in our common stock during the period and a guideline public company multiples analysis. Our use of the Black-Scholes Model required the use of subjective assumptions, including the risk-free interest rate, expected term, expected stock price volatility and dividend yield. The risk-free interest rate assumption was based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of our stock options. The expected term represented the period of time the stock options were expected to be outstanding and was based on the simplified method. Under the simplified method, the expected term of a stock option is presumed to be the midpoint between the vesting date and the end of the contractual term. Management used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the stock options. Expected volatility was based on historical volatility for publicly traded stock of comparable companies over the estimated expected life of the stock options. In identifying comparable companies, we considered factors such as industry, stage of life cycle and size. The valuations also applied discounts for lack of marketability to reflect the fact that there was no market mechanism to sell our common stock and, as such, the common stock option and RSU holders would need to wait for a liquidity event to facilitate the sale of their equity awards. In addition, there were contractual transfer restrictions placed on common stock in the event that we remained a private company.
During the third quarter of 2020, once we made intentional progress toward pursuing a public market transaction, we began applying the PWERM to determine the fair value of our common stock. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, we assigned probability weightings to “go public” event scenarios and a “stay private” scenario, wherein the enterprise valuation was based on either estimated exit valuations determined from conversations held with external parties or was based on public company comparable net book value multiples at the time of our valuation, respectively. In addition, our “stay private” scenario valuation approach continued to rely on a guideline public company multiples analysis with an option pricing model to determine the amount of aggregate equity value allocated to our common stock.
During the fourth quarter of 2020, we valued our common stock on a monthly basis. A common stock transaction that closed in December 2020 at a price of $18.43 per common share, which was of substantial size and in close proximity to the Business Combination, served as the key input for the fair value of our common stock for grants made during the fourth quarter of 2020. We decreased the assumed discount for lack of marketability throughout the fourth quarter of 2020, corresponding with our decreased time to liquidity assumption throughout the quarter, as we became more certain about the possibility of entering into the Business Combination over time.
Stock Options
The terms of the stock option grants, including the exercise price per share and vesting periods, are determined by our Board. At the discretion and determination of our Board, the Plan allows for the granting of stock options that may be exercised before the stock options have vested.
Stock options are typically granted at exercise prices equal to the fair value of our common stock at the date of grant. Our stock options typically vest at a rate of 25% after one year from the vesting commencement date and then monthly over an additional three-year period. While the vesting schedule noted is typical, stock options have been issued under other vesting schedules. These alternative schedules include, but are not limited to, (i) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years, (ii) monthly vesting beginning on the vesting commencement date for a period of four years, and (iii) monthly vesting beginning on the vesting commencement date for a period of two years. Our stock options expire ten years from the grant date or within 90 days of employee termination.
There were no stock option grants during the year ended December 31, 2019.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following is a summary of stock option activity for the year indicated:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2019	17,640,539	$12.11	7.7
Granted(1)	217,275	11.39
Replacement Options(2)	3,980,300	0.65
Exercised(3)	(1,169,956)	3.23
Modifications(4)	(2,346,628)	13.34
Forfeited	(314,195)	11.61
Expired	(823,507)	11.42
Outstanding as of December 31, 2020	17,183,828	$9.92	6.6
Exercisable as of December 31, 2020	12,012,098	$10.28	6.4
____________________
(1)The weighted average grant date fair value of stock options granted during the year ended December 31, 2020 was $4.26.
(2)In connection with our acquisition of Galileo, we converted outstanding stock options to acquire common stock of Galileo into corresponding options to acquire common stock of SoFi at an exchange ratio of one Galileo option to 3.83 Replacement Options. See Note 2 for additional information.
(3)The tax benefit from stock options exercised was not material for the period presented.
(4)On May 14, 2020, certain employees were given the option to exchange stock options for RSUs at a conversion ratio of one RSU for every $13.00 of stock option value on the date of the offer. There were 296 employees who participated in this offer. On the date of the modification, the fair value of our common stock was $12.11. We concluded that all stock options were probable of vesting, as the impetus for the modification was to give certain employees who had stock options prior to RSU issuances becoming more ubiquitous at SoFi an opportunity to have more RSUs. Modifications of equity-classified awards that have performance and/or service conditions can be categorized into four types. We concluded that the facts and circumstances aligned with a probable-to-probable modification (Type I modification) for the modified stock options, and did not recognize any incremental share-based compensation expense because the fair value of the replacement award was less than the fair value of the replaced award at the time of the modification.
The following table summarizes the inputs used for estimating the fair value of stock options granted during the years indicated. During the year ended December 31, 2020, the inputs disclosed below exclude those associated with Replacement Options granted in connection with our acquisition of Galileo. See Note 2 for the inputs used to estimate the fair value of the Replacement Options. There were no stock options granted during the year ended December 31, 2019.

	Year Ended December 31,
Input	2020	2018
Risk-free interest rate	0.3% – 1.4%	2.5% – 3.1%
Expected term (years)	5.5 – 6.0	5.7 – 6.3
Expected volatility	36.5% – 42.5%	35.0%
Fair value of common stock	$11.21 – $12.11	$10.78 – $11.97
Dividend yield	—%	—%
Total compensation cost related to unvested stock options not yet recognized as of December 31, 2020 was $17,209, and will be recognized over a weighted average period of approximately 1.8 years. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2020, 2019 and 2018 was $13,610, $13,422 and $6,713, respectively. The aggregate intrinsic value of stock options outstanding and stock options exercisable as of December 31, 2020 was $146,144 and $97,911, respectively. The weighted average grant date fair value of stock options granted during the year ended December 31, 2018 was $3.63.
Restricted Stock Units
The Company began issuing RSUs to its employees in 2017. RSUs are equity awards granted to employees that entitle the holder to shares of our common stock when the awards vest. RSUs granted to newly hired employees typically vest 25% on the first vesting date, which occurs approximately one year after the date of grant, and ratably each quarter of the ensuing 12-quarter period. RSUs have been issued under other vesting schedules. These alternative schedules include, but are not limited

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
to, (i) vesting at a rate of 20% after one year from vesting commencement date and then monthly over an additional four years, (ii) vesting at a rate of 25% after one year and then monthly over an additional three years, and (iii) other vesting schedules ranging in total duration from one to four years. During the year ended December 31, 2020, we also made RSU grants to certain executive officers in which vesting commences approximately two years after the date of grant and then quarterly over an additional two years. RSUs are measured based on the fair value of our common stock on the date of grant.
The weighted average fair value of our common stock was $13.37 and $11.28 during the years ended December 31, 2020 and 2019, respectively.
The following table summarizes RSU activity for the year indicated:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	14,512,888	$11.33
Granted	20,636,594	13.57
Modifications(1)	732,724	n/a
Vested(2)	(6,614,661)	11.53
Forfeited	(3,675,632)	11.64
Outstanding at December 31, 2020(3)	25,591,913	$13.06
________________________
(1)On May 14, 2020, certain employees were given the option to exchange options for RSUs. See “— Stock Options” above for additional information. The fair value of our common stock on the date of the modification was $12.11. There was no incremental fair value obtained based on the modification, and we continue to recognize stock-based compensation expense based on the original grant date fair value of the respective awards.
(2)The total fair value, based on grant date fair value, of RSUs that vested during the years ended December 31, 2020, 2019 and 2018 was $76.3 million, $50.4 million and $8.6 million, respectively.
(3)The weighted average grant date fair value of outstanding RSUs at December 31, 2020 includes the grant date fair value of modified unvested RSUs as described above in footnote (1).
As of December 31, 2020, there was $310.1 million of unrecognized compensation cost related to unvested RSUs, which will be recognized over a weighted average period of approximately 3.4 years. The weighted average grant date fair value of RSUs issued during the years ended December 31, 2019 and 2018 was $11.28 and $11.45, respectively.
Note 13. Income Taxes
Loss before income taxes consisted of the following for the years presented:

	Year Ended December 31,
	2020	2019	2018
Domestic	$(316,252)	$(238,533)	$(251,950)
Foreign	(12,269)	(1,066)	(1,407)
Loss before income taxes	$(328,521)	$(239,599)	$(253,357)

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Income tax expense (benefit) consisted of the following for the years presented:

	Year Ended December 31,
	2020	2019	2018
Current tax expense:
U.S. federal	$—	$—	$34
U.S. state and local	23	17	80
Foreign	13	29	17
Total current tax expense	36	46	131
Deferred tax expense (benefit):
U.S. federal	(70,692)	(34)	2,664
U.S. state and local	(33,823)	94	(3,753)
Foreign	11	(8)	—
Total deferred tax expense (benefit)	(104,504)	52	(1,089)
Income tax expense (benefit)	$(104,468)	$98	$(958)
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act has not had a material impact on our provision for income taxes.
The significant change in our income tax position for the year ended December 31, 2020 relative to 2019 was primarily due to a partial release of our valuation allowance in the second quarter of 2020 in connection with deferred tax liabilities resulting from intangible assets acquired from Galileo in May 2020, as well as additional tax benefits recognized during the fourth quarter of 2020 resulting from adjustments to the deferred tax liabilities created by the Galileo acquisition that were made outside of the purchase accounting adjustment window due to the closure of the measurement period for provisional amounts related to taxes.
A reconciliation of the expected income tax benefit at the statutory federal income tax rate to the income tax expense (benefit) at the effective income tax rate was as follows for the years presented:

	Year Ended December 31,
	2020	2019	2018
Expected income tax benefit at federal statutory rate	$(68,921)	$(50,316)	$(53,205)
Valuation allowance for deferred tax assets	(9,445)	53,431	55,920
State and local income taxes, net of federal benefit	(26,681)	52	(2,894)
Research and development tax credits	(6,883)	(5,469)	(3,505)
Change in fair value of warrants(1)	4,310	(595)	—
Other(1)	3,152	2,995	2,726
Income tax expense (benefit)	$(104,468)	$98	$(958)
Effective tax rate	31.80%	(0.04)%	0.38%
___________________
(1)We modified the presentation in the current period to separately present only the change in fair value of warrants component of non-deductible expenses. The remaining non-deductible expenses are included within “other”. We reclassified amounts for the prior periods to conform to the current period presentation.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
A reconciliation of unrecognized tax benefits was as follows for the years presented:

	Year Ended December 31,
	2020	2019	2018
Unrecognized tax benefits at beginning of year	$4,307	$1,928	$1,393
Gross increases – tax positions in prior period	55	1,306	121
Gross decreases – tax positions in prior period	(331)	(11)	—
Gross increases – tax positions in current period	1,086	1,084	414
Unrecognized tax benefits at end of year	$5,117	$4,307	$1,928
If the unrecognized tax benefit of $5,117 and $4,307 as of December 31, 2020 and 2019, respectively, is recognized, there will be no effect on our effective tax rate, as the tax benefit would increase a deferred tax asset, which is offset with a full valuation allowance. We expect to continue to accrue unrecognized tax benefits for certain recurring tax positions; however, we do not expect any other significant increases or decreases to unrecognized tax benefits within the next twelve months.
The significant components of the Company’s net deferred tax liabilities were as follows as of the dates indicated:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$230,866	$176,564
Operating lease liabilities	29,340	29,969
Stock-based compensation	16,876	10,120
Research and development credits	25,538	16,081
Capital loss carryforwards	733	2,619
Amortization	—	1,333
Accruals and other	14,614	6,643
Gross deferred tax assets	317,967	243,329
Valuation allowance	(141,101)	(148,426)
Total deferred tax assets	$176,866	$94,903
Deferred tax liabilities:
Depreciation	$(4,951)	$(968)
Amortization(1)	(95,819)	—
Operating lease ROU assets	(26,121)	(27,279)
Servicing rights	(41,556)	(56,978)
Securitization investments	(7,268)	(9,576)
Other	(1,734)	(353)
Total deferred tax liabilities	(177,449)	(95,154)
Net deferred tax liabilities	$(583)	$(251)
___________________
(1)During the year ended December 31, 2020, our deferred tax liabilities increased primarily due to acquired intangible assets recognized at fair value in connection with our acquisition of Galileo in which we had no tax basis. See Note 2 for additional information.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The following table details the activity of the deferred tax asset valuation allowance during the years indicated:

	Balance at Beginning of Period	Additions		Deductions(2)	Balance at End of Period
		Charged to Costs and Expenses	Charged to Other Accounts(1)
Year Ended December 31, 2018
Deferred tax asset valuation allowance	$3,464	$74,180	$—	$—	$77,644
Year Ended December 31, 2019
Deferred tax asset valuation allowance	77,644	70,782	—	—	148,426
Year Ended December 31, 2020
Deferred tax asset valuation allowance	148,426	87,552	4,916	(99,793)	141,101
___________________
(1)Additions charged to other accounts for the year ended December 31, 2020 related to the increase in our valuation allowance in connection with net deferred tax assets acquired in our acquisition of 8 Limited in April 2020. See Note 2 for additional information.
(2)Deductions for the year ended December 31, 2020 related to the release of our valuation allowance in connection with deferred tax liabilities acquired in our acquisition of Galileo in May 2020. See Note 2 for additional information.
In assessing the realizability of deferred tax assets, management reviews all available positive and negative evidence.
During the year ended December 31, 2018, available negative evidence, such as non-forecasted losses realized on loan sales and a strategic shift in priorities that changed projections for near-term profitability, led us to establish a full valuation allowance, resulting in an increase of $74,180.
During the year ended December 31, 2019, we maintained a full valuation allowance against our net deferred tax assets, increasing our valuation allowance by $70,782.
During the year ended December 31, 2020, we continued to maintain a full valuation allowance against our net deferred tax assets in applicable jurisdictions, increasing our valuation allowance by $87,552. Additionally, we increased our valuation allowance by $4,916 in connection with the acquisition of net operating loss deferred tax assets from 8 Limited, and decreased our valuation allowance by $99,793 due to deferred tax liabilities resulting from intangible assets acquired from Galileo. The deferred tax liabilities arising from our acquisition of intangible assets from Galileo provided for additional sources of income whereby the valuation allowance against pre-combination deferred tax assets could be reduced, which resulted in a tax benefit recognized for the year. In certain state jurisdictions where sufficient deferred tax liabilities exist, no valuation allowance is recognized. We will continue to recognize a full valuation allowance until there is sufficient positive evidence to support its release.
The following table provides information about the Company’s net operating loss carryforwards by jurisdiction as of the dates indicated:

		December 31,
	Expiration	2020	2019
U.S. federal(1)	2031 – 2037	$209,564	$209,564
	Indefinite	589,996	426,646
U.S. state(2)	2021 – 2040	689,298	543,401
	Indefinite	130,404	95,330
Foreign	Indefinite	44,419	—
___________________
(1)Federal net operating loss carryforwards generated in periods after December 31, 2017 are subject to an 80% limitation when used in future tax periods as a result of the Tax Cuts and Jobs Act (“TCJA”) passed in 2017. The CARES Act provided for the temporary elimination of the 80% limitation for any net operating loss utilization prior to January 1, 2021.
(2)State conformity to either TCJA or the CARES Act is established by each state’s local statutes and conformity to one act does not require conformity to both acts.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Federal and state research and development tax credits were $30,448 and $19,413 as of December 31, 2020 and 2019, respectively, and, if not utilized, will expire at various dates beginning in 2031.
The Company files a federal income tax return in the United States and also files in various state jurisdictions. As of December 31, 2020, all federal and state tax returns since inception of the Company remain subject to examination by the respective taxing authorities, with the exception of the Company’s New York tax returns for 2013 through 2015.
Note 14. Related Parties
The Company defines related parties as members of our Board, entity affiliates, executive officers and principal owners of the Company’s outstanding stock and members of their immediate families. Related parties also include any other person or entity with significant influence over the Company’s management or operations.
Stockholder Note
2019: In March 2019, the Company entered into a $58,000 note receivable agreement with a stockholder (“Note Receivable Stockholder”), which accrued interest at 7.0%, and was collateralized by the stockholder’s common stock and redeemable preferred stock. Related to this collateralization, the Company obtained call rights to purchase the collateral at $8.80 per share (“Call Option Rights”). The Call Option Rights were not freestanding and were not considered an embedded derivative because they did not qualify for net settlement. The initial scheduled maturity date was December 2019, but certain extensions were built into the note receivable agreement and the note receivable agreement remained outstanding as of December 31, 2019. Both the Company and the stockholder had the option to extend the note receivable for six months beyond the initial scheduled maturity, and the extension option was exercised by the Company in September 2019. After this six-month period, we had a unilateral extension option for unlimited consecutive three-month terms. Our Call Option Rights were effective through the then-current note receivable maturity date in the event the note was prepaid before its then-current maturity date.
In October 2019, the Company assigned a portion of its Call Option Rights to another stockholder who paid $15,155 to purchase an aggregate 1,722,144 of the Note Receivable Stockholder’s common stock and redeemable preferred stock. The Note Receivable Stockholder was then able to use the proceeds from the sale to pay off a portion of the outstanding note receivable and accrued interest owed to us. During the year ended December 31, 2019, we recognized related party interest income of $3,214. As of December 31, 2019, we had an interest income receivable of $2,546 and an outstanding principal balance on the note receivable of $43,513, which were recorded within additional paid-in capital in the Consolidated Balance Sheets.
2020: During the year ended December 31, 2020, the Note Receivable Stockholder made payments totaling $47,823 toward the outstanding principal balance and accrued interest, with the final payment made in November 2020. During the year ended December 31, 2020, we recognized related party interest income of $1,764 and as of December 31, 2020, there was no remaining receivable associated with this related party note; however, our Call Option Rights remained outstanding post settlement, per the terms of our Note Receivable Stockholder agreement.
During December 2020, we exercised our Call Option Rights to acquire the Note Receivable Stockholder collateral, which represented 59,750 shares of common stock and 15,097,587 shares of redeemable preferred stock consisting of: 10,558,256 shares of Series B; 1,042,462 shares of Series D; 220,814 shares of Series E and 3,276,055 shares of Series F. The amount payable in connection with the exercise of $133,385 resulted in a reduction to accumulated deficit of $526 for the common stock retired, a reduction to redeemable preferred stock of $80,201 for the redeemable preferred stock balance at the time of the exercise, and the remainder amount of $52,658 recorded as a reduction to additional paid-in capital. The Call Option Rights shares were retired upon receipt. The option exercise payable remained outstanding as of December 31, 2020 and the reserved funds were presented within restricted cash and cash equivalents on the Consolidated Balance Sheets. The payment was subsequently made in January 2021.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Apex Loan
In November 2019, we lent $9,050 to Apex at an interest rate of 12.5% per annum, which had a scheduled maturity date of August 31, 2020 and remained outstanding as a related party note receivable as of December 31, 2019. We recognized related party interest income of $124 during the year ended December 31, 2019. In August 2020, we extended the maturity date to August 31, 2021 and modified the interest rate to 5.0% per annum, which we determined to be below the market rate of interest, from the amendment date until the outstanding principal balance is paid in full. In accordance with ASC 835-30, Interest, during the year ended December 31, 2020, we recognized a loss of $319 within noninterest income — other in the Consolidated Statements of Operations and Comprehensive Income (Loss) representing the discounted fair value of the loan receivable relative to its stated value at the market rate of interest. The loss is accreted into interest income over the remaining term of the loan. During the year ended December 31, 2020, we lent an additional $7,643 to Apex at an interest rate of 10.0% per annum, which matures on March 31, 2021. We recognized related party interest income of $1,425 during the year ended December 31, 2020, which included $1,319 related to the principal balances of the Apex loans and $106 related to the discount accretion. We had an interest income receivable of $1,443 as of December 31, 2020. See Note 18 for a subsequent event associated with the Apex loans.
We did not enter into any related party arrangements during the year ended December 31, 2018, and had no related party income or expense during the year then ended.
Equity Method Investments
Our interest in Apex, which we acquired in December 2018, was deemed significant under Rule 4-08(g). The seller of the Apex interest had a Seller Call Option over our equity interest in Apex, which the seller exercised during January 2021. See Note 1 under “—Equity Method Investments” for additional information. We also had an equity method investment in a residential mortgage origination joint venture that we exited in the third quarter of 2020, which was not deemed significant for any periods presented. The following tables present summarized financial information for the entities in which we have equity method investments on an aggregated basis since the dates of acquisition:

	As of December 31,
	2020(1)	2019
Total assets	$10,254,902	$5,098,943
Total liabilities	10,032,736	4,932,181
_________________
(1)Does not reflect any amounts attributable to the residential mortgage origination joint venture, as we exited the arrangement in the third quarter of 2020.

	Year Ended December 31,
	2020(1)	2019	2018(2)
Total revenues	$276,968	$149,922	$5,014
Net income	58,426	22,255	432
_________________
(1)For the residential mortgage origination joint venture, reflects amounts through the third quarter of 2020, when we exited the arrangement.
(2)For Apex, reflects amounts subsequent to the date on which we entered into the equity method arrangement.

Note 15. Commitments, Guarantees, Concentrations and Contingencies
Leases
As discussed in Note 1, we adopted the provisions of ASU 2016-02 and ASU 2018-11 as of January 1, 2019. Periods subsequent to this adoption date are presented and disclosed in accordance with ASC 842, Leases, while comparative periods continue to be presented and disclosed in accordance with legacy guidance in ASC 840, Leases.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
We primarily lease our office premises under multi-year, non-cancelable operating leases. In September 2019, we entered into several agreements associated with being the named sponsor of the LA Stadium and Entertainment District at Hollywood Park in Inglewood, California (“SoFi Stadium”), which includes the stadium itself, a performance venue and a future shopping district, which were determined to contain both lease and non-lease components and which either commenced during the year ended December 31, 2020 or have not yet commenced as of December 31, 2020, as summarized below:
•Our rights to use two multi-purpose stadium suites were determined to be operating leases that commenced on September 1, 2020, for which we elected the practical expedient to not bifurcate the lease component from the non-lease components;
•Our rights to certain physical signage within the stadium, which commenced September 1, 2020, were determined to be finance leases, as the lease term constitutes the major part of the remaining economic life of the underlying assets;
•Our rights to certain event space within the stadium and performance venue on a rent-free basis were determined to be operating leases to which we applied the short-term lease exemption practical expedient and, as such, recognize lease payments on a straight-line basis within short-term lease cost over the lease term that commenced September 1, 2020;
•We bifurcated lease components from non-lease components of the arrangements, which represent sponsorship and advertising opportunities rather than the rights to physical assets that we control. The standalone values of the lease and non-lease components in the arrangement were determined based on: (i) an estimate of rent per square foot, (ii) an observable market quote for the asset, or (iii) project details provided by contractors on the stadium project, all of which were adjusted by an annual expected inflation rate, as appropriate. We allocated the total contract consideration to the lease and non-lease components on a relative standalone price basis. The payments are tranched based on the value of the benefit we expect to derive from SoFi Stadium each year. The non-lease costs are recognized evenly each month based on the payment tranche within noninterest expense — sales and marketing in the Consolidated Statements of Operations and Comprehensive Income (Loss), which is commensurate with the value we expect to receive from this arrangement over time. The non-lease components associated with the stadium and performance venue were recognized beginning in the third quarter of 2020; and
•The agreement associated with the shopping district did not commence as of December 31, 2020 and is currently expected to commence no earlier than 2022. We do not expect the agreement to contain a material lease component, although the evaluation remains ongoing. The non-lease components of the shopping district agreement associated with marketing and advertising will be recognized evenly each month based on the payment tranche within noninterest expense — sales and marketing in the Consolidated Statements of Operations and Comprehensive Income (Loss), with payments beginning in April 2025, which is commensurate with the value we expect to receive from this arrangement over time.
Our operating leases have terms expiring from 2021 through 2040, exclusive of renewal option periods. Our office leases contain renewal option periods ranging from one to ten years from the expiration dates. These options were not recognized as part of our ROU assets and operating lease liabilities, as we did not conclude at the commencement date of the leases that we were reasonably certain to exercise these options. However, in our normal course of business, we expect our office leases to be renewed, amended or replaced by other leases.
Our finance leases expire in 2040.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
The components of lease expense and supplemental cash flow information related to our leases for the years ended December 31, 2020 and 2019 were as follows. For our office leases, we net sublease income against other lease costs shown in the below table. Furthermore, cash flow information is presented net of sublease income.

	Year Ended December 31,
	2020	2019
Operating lease cost	$17,371	$16,380
Finance lease cost – amortization of ROU assets	719	—
Finance lease cost – interest expense on lease liabilities	167	—
Short-term lease cost	463	323
Variable lease cost(1)	2,382	880
Sublease income(2)	(820)	(512)
Total lease cost	$20,282	$17,071
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$17,444	$12,446
Operating cash outflows from finance leases	85	—
Financing cash outflows from finance leases	489	—
____________________
(1)Variable lease cost includes non-lease components classified as lease costs, such as common area maintenance fees, property taxes and utilities, that vary in amount for reasons other than the passage of time. We elected the practical expedient to not bifurcate the lease component from the non-lease components.
(2)We entered into a sublease arrangement in July 2019, through which we earn sublease income, which offsets our lease cost related to the underlying premises. During the year ended December 31, 2020, we offered the sublessee a partial rent abatement as a result of the COVID-19 pandemic. The sublease arrangement terminates in August 2021.
Total lease cost was $11,569 for the year ended December 31, 2018.
We obtained non-cash operating lease ROU assets in exchange for new operating lease liabilities of $26,417 and $24,715 during the years ended December 31, 2020 and 2019, respectively, of which $5,640 during the 2020 period was obtained in our acquisitions. Modifications to operating leases resulted in an aggregate non-cash increase (decrease) in operating lease ROU assets of $79 and $(5,407) during the years ended December 31, 2020 and 2019, respectively. We obtained non-cash finance lease ROU assets in exchange for new finance lease liabilities of $15,100 during the year ended December 31, 2020. We did not have any finance leases prior to 2020.
In April 2020, the FASB issued guidance allowing entities to make a policy election whether to account for lease concessions related to the COVID-19 pandemic as lease modifications. The election applies to any lessor-provided lease concession related to the impact of the COVID-19 pandemic, provided that the concession does not result in a substantial increase in the rights of the lessor or in the obligations of the lessee. During the year ended December 31, 2020, the lessor for one of our operating leases allowed us to defer payments on the lease beginning in April 2020 as a result of our inability to use the leased premises during the COVID-19 pandemic. We elected to not account for this non-substantial concession as a lease modification. In the absence of this concession, we would have recognized $1,698 in additional operating lease cost during the year ended December 31, 2020.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Supplemental balance sheet information related to our leases was as follows as of the dates presented:

	December 31,
	2020	2019
Operating Leases
ROU assets	$116,858	$101,446
Operating lease liabilities	$139,796	$124,745
Weighted average remaining lease term (in years)	9.5	9.0
Weighted average discount rate	4.7%	5.1%
Finance Leases
ROU assets(1)	$14,381	$—
Lease liabilities(2)	$14,693	$—
Weighted average remaining lease term (in years)	19.2	—
Weighted average discount rate	3.4%	—%
____________________
(1)Finance lease ROU assets as of December 31, 2020 were presented within property, equipment and software in the Consolidated Balance Sheets.
(2)Finance lease liabilities as of December 31, 2020 were presented within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets.
For the periods presented, maturities of lease liabilities as of the dates indicated and a reconciliation of the total undiscounted cash flows to the lease liabilities in the Consolidated Balance Sheets were as follows in accordance with ASC 842:

	Operating Leases	Finance Leases
As of December 31, 2020
2021	$19,168	$1,004
2022	19,793	959
2023	19,437	964
2024	19,091	968
2025	18,036	1,038
Thereafter	77,903	15,113
Total	173,428	20,046
Less: imputed interest	(33,632)	(5,353)
Lease liabilities	$139,796	$14,693
Other Commitments
In September 2019, we entered into a 20-year partnership with LA Stadium and Entertainment District at Hollywood Park in Inglewood, California that granted us the exclusive naming rights to SoFi Stadium and official partnerships with the Los Angeles Chargers and Los Angeles Rams, as well as rights with the performance venue and surrounding entertainment district (“Naming and Sponsorship Agreement”). Payments under the Naming and Sponsorship Agreement total $625.0 million

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
beginning in 2020 and ending in 2040 and include operating lease obligations, finance lease obligations and sponsorship and advertising opportunities at the complex, which are payable during the following years indicated:

As of December 31, 2020
2021(1)	$24,375
2022	25,077
2023	25,183
2024	25,292
2025	29,157
Thereafter	479,041
Total	$608,125
____________________
(1)Represents the contractual payments for 2021 under the Naming and Sponsorship Agreement. See “Contingencies — SoFi Stadium Contingency” below for discussion of an associated contingent matter, the outcome of which could increase payments for 2021 by up to $10,342, as the third payment associated with the contingent matter was paid in 2021.
We made payments totaling $6,533 during the year ended December 31, 2020. See “Contingencies — SoFi Stadium Contingency” below for discussion of an associated contingent matter.
Additionally, during the year ended December 31, 2020, we had principal commitments for a seller note issued in connection with the acquisition of Galileo. See Note 2 for additional information.
Concentrations
Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and restricted cash equivalents, residual investments and loans. We hold cash and cash equivalents and restricted cash and restricted cash equivalents in accounts at regulated domestic financial institutions in amounts that may exceed FDIC insured amounts. We believe these institutions are of high credit quality and have not experienced any related losses to date.
We are dependent on third-party funding sources to originate loans. Additionally, we sell loans to various third parties. During the year ended December 31, 2020, the two largest third-party buyers accounted for a combined 49% of our loan sales volume. During the year ended December 31, 2019, approximately 10% of our loan sales volume was concentrated in the largest third-party buyer. There were no significant concentrations for the year ended December 31, 2018. No individual third-party buyer accounted for 10% or more of consolidated total net revenues for any of the periods presented.
The Company is exposed to default risk on borrower loans originated and financed by us. There is no single borrower or group of borrowers that comprise a significant concentration of the Company’s loan portfolio. Likewise, the Company is not overly concentrated within a group of channel partners or other customers, with the exception of our distribution of personal loan residual interests in our sponsored personal loan securitizations, which we market to third parties and the aforementioned whole loan buyers. Given we have a limited number of prospective buyers for our personal loan securitization residual interests, this might result in us utilizing a significant amount of our own capital to fund future residual interests in personal loan securitizations, or impact the execution of future securitizations if we are limited in our own ability to invest in the residual interest portion of future securitizations, or find willing buyers for securitization residual interests.
See Note 17 for a discussion of concentrations in revenues from contracts with customers.
Contingencies
In limited instances, the Company may be subject to a variety of claims and lawsuits in the ordinary course of business. As of December 31, 2020 and 2019, there were no material claims requiring disclosure.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Galileo Contingency
Galileo, our wholly owned subsidiary that we acquired in May 2020, is subject to a class action litigation as a co-defendant involving service disruption for customers of Galileo’s largest client stemming from Galileo’s system experiencing technology platform downtime. Additionally, the client sought compensatory payment from Galileo as part of the technology platform outage. Galileo’s maximum exposure to loss associated with the combined litigation is $7,200. At the acquisition date, the Company believed it was probable that a settlement would be reached and estimated the combined loss to be $6,195. This estimated loss remained the best estimate as of December 31, 2020. During November 2020, we settled a claim arising from one of Galileo’s customers associated with a technology platform outage for $3,341, which represented a portion of our contingent liability, along with a corresponding portion of the insurance recovery recorded within other assets. As such, the settlement had no impact on our Consolidated Statements of Operations and Comprehensive Income (Loss). The estimated contingent liability associated with the related class action litigation remains unresolved and we determined that the remaining contingent liability of $2,854 as of December 31, 2020, which was presented within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets, was appropriate. Other assets as of December 31, 2020 included $2,854 for the expected insurance recovery on the expected settlement. We expense legal fees associated with this litigation as they are incurred.
SoFi Stadium Contingency
In September 2020, we discussed certain provisions of the Naming and Sponsorship Agreement for SoFi Stadium entered into by the same parties in September 2019 in light of the COVID-19 pandemic. Based on these discussions and as of the date of this filing, SoFi is paying sponsorship fees for the initial contract year (July 1, 2020 to March 31, 2021) of $9.8 million, payable in three equal installments, of which the first two installments were paid during the year ended December 31, 2020, and the third installment was paid in January 2021.
The parties will revisit the sponsorship fees and determine the ultimate amount payable for the initial contract year. Therefore, the Company is exposed to additional potential sales and marketing expense of up to $12.7 million, which reflects the difference between the sponsorship payment terms discussed in the foregoing and the commitment for the initial contract year made under the 2019 agreement, and which we expect to be resolved shortly after the end of the initial contract year. As of December 31, 2020, the Company is unable to estimate the amount of reasonably possible additional costs it may incur with respect to this contingency. Moreover, the Company has not determined that the likelihood of additional cost is probable. Therefore, as of December 31, 2020, the Company has not recorded additional expense related to this contingency.
Guarantees
We have three types of repurchase obligations that we account for as financial guarantees pursuant to ASC 460. First, we issue financial guarantees to FNMA on loans that we sell to FNMA, which manifest as repurchase requirements if it is later discovered that loans sold to FNMA do not meet FNMA guidelines. We have a three-year repurchase obligation from the time of origination to buy back originated loans that do not meet FNMA guidelines, and we are required to pay the full initial purchase price back to FNMA. We recognize a liability for the full amount of expected loan repurchases, which is based on historical experience. The liability we record is equal to what we expect to buy back and, therefore, approximates fair value. Second, we make standard representations and warranties related to other loan transfers, breaches of which would require us to repurchase the transferred loans. Finally, we have limited repurchase obligations for certain loan transfers associated with credit-related events, such as early prepayment or events of default within 90 days after origination. Estimated losses associated with credit-related repurchases are evaluated pursuant to ASC 326. In the event of a repurchase, we are typically required to pay the purchase price of the loans transferred.
As of December 31, 2020 and 2019, the Company accrued liabilities within accounts payable, accruals and other liabilities in the Consolidated Balance Sheets of $5,196 and $5,972, respectively, related to our estimated repurchase obligation, with the corresponding charges recorded within noninterest income — loan origination and sales in the Consolidated Statements of Operations and Comprehensive Income (Loss). As of December 31, 2020 and 2019, the amount associated with loans sold that were subject to the terms and conditions of our repurchase obligations totaled $3.9 billion and $4.2 billion, respectively.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
As of December 31, 2020 and 2019, the Company had a total of $9.3 million and $9.4 million, respectively, in letters of credit outstanding with financial institutions. These outstanding letters of credit were issued for the purpose of securing certain of the Company’s operating lease obligations. A portion of the letters of credit was collateralized by $3.3 million and $3.4 million of the Company’s cash as of December 31, 2020 and 2019, respectively, which is included within restricted cash and restricted cash equivalents in the Consolidated Balance Sheets.
Mortgage Banking Regulatory Mandates
The Company is subject to certain state-imposed minimum net worth requirements for the states in which the Company is engaged in the business of a residential mortgage lender. Noncompliance with these requirements could result in potential fines or penalties imposed by the applicable state. Future events or changes in mandates may affect the Company’s ability to meet mortgage banking regulatory requirements. As of December 31, 2020 and 2019, the Company was in compliance with all minimum net worth requirements and, therefore, has not accrued any liabilities related to fines or penalties.
Retirement Plans
The Company has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 100% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service. The Company’s contributions to the plan are discretionary. The Company has not made any contributions to the plan to date.
Note 16. Earnings (Loss) Per Share
We compute earnings (loss) per share (“EPS”) attributable to common stock using the two-class method required for participating interests. Our participating interests include all series of our preferred stock. Series 1 preferred stock, which was issued during the year ended December 31, 2019, has preferential cumulative dividend rights. Pursuant to ASC 260, Earnings Per Share, for each period presented, we reduced net income (or increased net loss) by the contractual amount of dividends payable to Series 1 preferred stock before allocating any remaining undistributed earnings to all participating interests.
All other classes of preferred stock, except for Series C, have stated dividend rights, which have priority over undistributed earnings. The remaining losses are shared pro-rata among the preferred stock (with the exception of Series 1 preferred stock) and common stock outstanding during the measurement period, as if all of the losses for the period had been distributed. While our calculation of loss per share accounted for a loss allocation to all participating shares, we only presented loss per share below for our common stock. Basic loss per share of common stock is computed by dividing net loss, adjusted for the impact of Series 1 preferred stock dividends and loss allocated to other participating interests, by the weighted average number of shares of common stock outstanding during the period. Because of our reported net losses, we did not allocate any loss to participating interests in determining the numerator of the basic and diluted loss per share computation, as the allocation of loss would have been anti-dilutive. Further, we excluded the effect of all potentially dilutive common stock elements from the denominator in the computation of diluted loss per share, as their inclusion would have been anti-dilutive.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

	Year Ended December 31,
	2020	2019	2018
Numerator:
Net loss	$(224,053)	$(239,697)	$(252,399)
Less: preferred stock dividends	(40,536)	(23,923)	—
Less: preferred stock redemptions, net(1)	(52,658)	—	—
Net loss attributable to common stockholders – basic	$(317,247)	$(263,620)	$(252,399)
Denominator:
Weighted average common stock outstanding – basic	42,374,976	37,651,687	35,091,026
Add: Dilutive effects, as shown separately below
Common stock options	—	—	—
Unvested RSUs	—	—	—
Weighted average common stock outstanding – diluted	42,374,976	37,651,687	35,091,026
Loss per share – basic	$(7.49)	$(7.00)	$(7.19)
Loss per share – diluted	$(7.49)	$(7.00)	$(7.19)
___________________
(1)In December 2020, we exercised a call and redeemed certain redeemable preferred stock, as further discussed in Note 10 and Note 14. We considered the premium paid on redemption of $52,658 to be akin to a dividend to the redeemable preferred stockholder. As such, the premium, which represented the amount paid upon redemption over the carrying value of the preferred stock (such carrying value being reduced for preferred stock issuance costs) was deducted from net loss to determine the loss available to common stockholders.
We excluded the effect of the below elements from our calculation of diluted EPS, as their inclusion would have been anti-dilutive. These amounts represent the number of instruments outstanding at the end of the year.

	Year Ended December 31,
	2020	2019	2018
Redeemable preferred stock exchangeable for common stock(1)	253,225,941	215,580,230	199,355,696
Redeemable preferred stock warrants exchangeable for common stock(1)	6,983,585	6,983,585	—
Contingent common stock in connection with acquisition(1)(2)	183,985	—	—
Common stock options(1)	17,183,828	17,640,539	22,822,810
Unvested RSUs(1)	25,591,913	14,512,888	10,910,000
____________________
(1)For the years ended December 31, 2020, 2019 and 2018, these potential common stock elements were anti-dilutive in the periods to which they applied, as there were no earnings attributable to common stockholders.
(2)For the year ended December 31, 2020, represents contingently issuable common stock in connection with our acquisition of 8 Limited. See Note 2 for additional information.
Note 17. Business Segment Information
Each of our reportable segments is a strategic business unit that serves specific needs of our members based on the products and services provided. The segments are based on the manner in which management views the financial performance of the business. Contribution profit is the primary measure of segment profit and loss reviewed by the Chief Operating Decision Maker (“CODM”) and is intended to measure the direct profitability of each segment. Contribution profit is defined as total net revenue for each reportable segment less:
•fair value changes in servicing rights and residual interests classified as debt that are attributable to assumption changes, which impact the contribution profit within the Lending segment. These fair value changes are non-cash in nature and are not realized in the period; therefore, they do not impact the amounts available to fund our operations; and
•expenses directly attributable to the corresponding reportable segment. Directly attributable expenses primarily include sales and marketing, commissions and bonuses, and loan origination and servicing expenses, and vary based on the

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
amount of activity within each segment. Directly attributable expenses also include certain employee salaries and benefits, professional services, occupancy, sales and marketing, tools and subscriptions, and bank service charges expenses. Expenses are attributed to the reportable segments using either direct costs of the segment or labor costs that can be attributed based upon the allocation of employee time for individual products.
The reportable segments also reflect the Company’s organizational structure. Each segment has a segment manager who reports directly to the CODM. The CODM has ultimate authority and responsibility over resource allocation decisions and performance assessment.
The Company has three reportable segments: Lending, Financial Services and Technology Platform. The Lending segment includes our personal, student and home loan products and the related servicing activities and, for 2020, a commercial loan. We originate loans in each of these three channels with the objective of either selling whole loans or securitizing a pool of originated loans for transfer to third-party investors. Revenues in the Lending segment are driven by changes in the fair value of our whole loans and securitization interests, gains or losses recognized on transfers that meet the true sale requirements under ASC 860 and our servicing-related activities, which mainly consist of servicing fees and the changes in our servicing assets over time. We also earn the difference between interest income earned on our loans and interest expense on any loans that are financed. Interest expense primarily impacts our Lending segment, and we present interest income net of interest expense, as our CODM considers net interest income in evaluating the performance of the Lending segment and making resource allocation decisions in addition to contribution profit.
The Financial Services segment includes our SoFi Money product, SoFi Invest product, SoFi Credit Card product (which we launched in the third quarter of 2020), SoFi Relay personal finance management product and other financial services, such as lead generation and content for other financial services institutions and our members. SoFi Money provides members a digital cash management experience, interest income and the ability to separate money balances into various subcategories. SoFi Invest provides investment features and financial planning services that we offer to our members. Revenues in the Financial Services segment include payment network fees on our member transactions and pay for order flow and share lending arrangements in our SoFi Invest product. Additionally, we earn referral fees in connection with referral activity we facilitate through our platform, which is not directly tied to a particular Financial Services product. The referral fee is paid to us by third-party partners that offer services to end users who do not use one of our product offerings, but who were referred to the partners through our platform.
The Technology Platform segment includes our Technology Platform fees, which commenced with our acquisition of Galileo in May 2020, as well as our equity method investment in Apex, which represents our portion of net earnings on clearing brokerage activity on the Apex platform. The Company purchased an initial interest in Apex in December 2018, and Apex was the Company’s only material equity method investment as of December 31, 2020, 2019 and 2018. During January 2021, the seller of our Apex interest exercised the Seller Call Option, and as such we will no longer recognize Apex equity investment income subsequent to the call date. Due to the additional investment we made during 2020, we will maintain an immaterial investment in Apex, but will no longer qualify for equity method accounting. See Note 2 for additional information on the acquisition of Galileo, and Note 1 for additional information on our Apex equity method investment.
Non-segment operations are classified as Other, which includes net revenues associated with corporate functions that are not directly related to a reportable segment. These non-segment net revenues include interest income earned on corporate cash balances and interest expense on corporate borrowings, such as our revolving credit facility and, for the 2020 period, the seller note issued in connection with our acquisition of Galileo. Net revenues within Other also include $3,189 and $3,338 of interest income earned in connection with related party transactions during the years ended December 31, 2020 and 2019, respectively. Refer to Note 14 for further discussion of the Company’s related party transactions.
The accounting policies of the segments are consistent with those described in Note 1, except for the accounting policies in relation to allocation of consolidated income and allocation of consolidated expenses, as described below.
The following tables present financial information, including the measure of contribution profit (loss), for each reportable segment for the years indicated. The information is derived from our internal financial reporting used for corporate management

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
purposes. Assets are not allocated to reportable segments, as the Company’s CODM does not evaluate reportable segments using discrete asset information.

Year Ended December 31, 2020	Lending	Financial Services	Technology Platform(1)	Reportable Segments Total	Other	Total
Net revenue
Net interest income (loss)	$199,345	$484	$(107)	$199,722	$(21,791)	$177,931
Noninterest income (loss)	281,521	11,386	95,737	388,644	(1,043)	387,601
Total net revenue (loss)	$480,866	$11,870	$95,630	$588,366	$(22,834)	$565,532
Servicing rights – change in valuation inputs or assumptions(2)	17,459	—	—	17,459
Residual interests classified as debt – change in valuation inputs or assumptions(3)	38,216	—	—	38,216
Directly attributable expenses	(294,812)	(143,280)	(42,427)	(480,519)
Contribution profit (loss)	$241,729	$(131,410)	$53,203	$163,522
____________________
(1)Noninterest income within the Technology Platform segment included $4,442 of earnings from our equity method investment in Apex, net of an impairment charge in the fourth quarter of 2020. See Note 1 under “—Equity Method Investments” for additional information. During the year ended December 31, 2020, the five largest customers in the Technology Platform segment contributed 69% of the total net revenue within the segment, which represented 12% of our consolidated total net revenue for the period.
(2)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change, which is recorded within noninterest income in the Consolidated Statements of Operations and Comprehensive Income (Loss) is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, the changes in fair value attributable to assumption changes are adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.
(3)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, with fair value changes recorded within noninterest income in the Consolidated Statements of Operations and Comprehensive Income (Loss). The fair value change attributable to assumption changes has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to securitization collateral cash flows), or the general operations of our business. As such, this non-cash change in fair value during the period is adjusted to provide management and financial users with better visibility into the cash flows available to finance our operations.

Year Ended December 31, 2019	Lending	Financial Services	Technology Platform(1)	Reportable Segments Total	Other	Total
Net revenue
Net interest income	$325,589	$614	$—	$326,203	$3,631	$329,834
Noninterest income	108,712	3,318	795	112,825	—	112,825
Total net revenue	$434,301	$3,932	$795	$439,028	$3,631	$442,659
Servicing rights – change in valuation inputs or assumptions(2)	(8,487)	—	—	(8,487)
Residual interests classified as debt – change in valuation inputs or assumptions(3)	17,157	—	—	17,157
Directly attributable expenses	(350,511)	(122,732)	—	(473,243)
Contribution profit (loss)	$92,460	$(118,800)	$795	$(25,545)
____________________
(1)Noninterest income within the Technology Platform segment consisted entirely of earnings from our equity method investment in Apex. Therefore, there were no directly attributable expenses to this reportable segment.
(2)See Note (2) in the table above for the year ended December 31, 2020.
(3)See Note (3) in the table above for the year ended December 31, 2020.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)

Year Ended December 31, 2018	Lending	Financial Services	Technology Platform(1)	Reportable Segments Total	Other	Total
Net revenue
Net interest income	$257,344	$30	$—	$257,374	$1,690	$259,064
Noninterest income (loss)	9,404	844	117	10,365	(30)	10,335
Total net revenue	$266,748	$874	$117	$267,739	$1,660	$269,399
Servicing rights – change in valuation inputs or assumptions(2)	(1,197)	—	—	(1,197)
Residual interests classified as debt – change in valuation inputs or assumptions(3)	(27,481)	—	—	(27,481)
Directly attributable expenses	(347,348)	(20,117)	—	(367,465)
Contribution profit (loss)	$(109,278)	$(19,243)	$117	$(128,404)
___________________
(1)Noninterest income within the Technology Platform segment consisted entirely of earnings from our equity method investment in Apex. Therefore, there were no directly attributable expenses to this reportable segment.
(2)See Note (2) in the table above for the year ended December 31, 2020.
(3)See Note (3) in the table above for the year ended December 31, 2020.
The following table reconciles contribution profit (loss) to loss before income taxes for the years presented. Expenses not allocated to reportable segments represent items that are not considered by our CODM in evaluating segment performance or allocating resources.

	Year Ended December 31,
	2020	2019	2018
Reportable segments total contribution profit (loss)	$163,522	$(25,545)	$(128,404)
Other total net revenue (loss)	(22,834)	3,631	1,660
Servicing rights – change in valuation inputs or assumptions	(17,459)	8,487	1,197
Residual interests classified as debt – change in valuation inputs or assumptions	(38,216)	(17,157)	27,481
Expenses not allocated to segments:
Share-based compensation expense	(99,870)	(60,936)	(42,936)
Depreciation and amortization expense	(69,832)	(15,955)	(10,912)
Employee-related costs(1)	(114,599)	(53,080)	(46,724)
Other corporate and unallocated expenses(2)	(129,233)	(79,044)	(54,719)
Loss before income taxes	$(328,521)	$(239,599)	$(253,357)
__________________
(1)Includes compensation, benefits, recruiting, certain occupancy-related costs and various travel costs of executive management, certain technology groups and general and administrative functions that are not directly attributable to the reportable segments.
(2)Includes corporate overhead costs that are not allocated to reportable segments, such as tools and subscription costs, corporate marketing costs and professional services costs.
In April 2020, the Company acquired 8 Limited for total consideration of $16,126, which represented the Company’s first international expansion. See Note 2 for additional information on the acquisition. As we do not have material operations outside of the U.S., we did not make the geographic disclosures pursuant to ASC 280, Segment Reporting. No single customer accounted for more than 10% of our consolidated revenues for any of the periods presented.

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 18. Subsequent Events
Management of the Company performed an evaluation of subsequent events that occurred after the balance sheet date through the date of this filing.
During January 2021, Social Finance, Inc. entered into a business combination agreement (the “Agreement”) by and among Social Finance, Inc., Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (“Social Capital”), and Plutus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Social Capital (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into Social Finance, Inc., and Social Finance, Inc. will be the surviving corporation and a wholly owned subsidiary of Social Capital.
In conjunction with the Agreement, the redeemable preferred stockholders waived their rights in the event of a liquidation, inclusive of the Series 1 Holders’ right to immediately receive the Series 1 proceeds of $323.4 million. The redeemable preferred stock redemption value will remain at $323.4 million, and all other material rights will remain the same, with the exception of added voting rights and the former liquidation provision triggered by an IPO is no longer of any effect.
In conjunction with the Business Combination, the Special Payment provision from our 2019 Series 1 Investor Agreement was amended. The amended Series 1 Investor Agreement provides for a special distribution of $22.1 million to Series 1 investors, which is subject to adjustment in accordance with the Merger Agreement, and is contingent upon approval of the Agreement. Upon Agreement approval, the Special Payment will be initially measured and recognized within noninterest expense — general and administrative in the Consolidated Statements of Operations and Comprehensive Income (Loss), because this feature will be accounted for as an embedded derivative, which is not clearly and closely related to the host contract.
During January 2021, the seller of our Apex interest exercised its Seller Call Option on our Apex equity investment, which resulted in a call payment of $107.5 million. Therefore, we will no longer recognize Apex equity investment income subsequent to the date the investment was called. See Note 1 under “—Equity Method Investments” for additional information.
During January 2021, we made a payment of $133.4 million to repurchase certain Note Receivable Stockholder collateral in connection with exercising our Call Option Rights.
During February 2021, we paid off the seller note issued in connection with our acquisition of Galileo for a total payment of $269.9 million, consisting of outstanding principal of $250.0 million and accrued interest of $19.9 million.
During February 2021, Apex paid us $18.3 million in settlement of all of their outstanding obligations to us, which consisted of outstanding principal balances of $16.7 million and accrued interest of $1.6 million.
During March 2021, the Company and Golden Pacific Bancorp, Inc. (“Golden Pacific”), a California corporation, entered into an Agreement and Plan of Merger (the “Bank Merger”), by and among the Company, a wholly-owned subsidiary of the Company and Golden Pacific, pursuant to which the Company will acquire all of the outstanding equity interests in Golden Pacific and thereby acquire its wholly-owned subsidiary, Golden Pacific Bank, National Association (“Golden Pacific Bank”), for total cash purchase consideration of $22.3 million, of which approximately $0.7 million could be held back by the Company in escrow (“Holdback Amount”) if certain legal proceedings with which Golden Pacific is involved as a plaintiff are not resolved at the time the Bank Merger closes. The Holdback Amount will be used for further financing or costs incurred associated with the litigation and any remaining amount upon resolution of the litigation will be released to the Golden Pacific shareholders. Alternatively, if the legal proceedings are resolved prior to the close of the Bank Merger and a favorable settlement is received, the merger consideration will be increased by the amount of such proceeds, net of all fees and expenses and taxes payable in respect of such proceeds, such that the settlement will be returned to the Golden Pacific shareholders.
Golden Pacific is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System. Golden Pacific Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States and is regulated by the OCC. Deposit accounts of Golden Pacific Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. The closing of the Bank Merger is subject to regulatory approval, including approval from the OCC of a revised business plan for Golden Pacific Bank, and approval from the Federal Reserve to

Social Finance, Inc.
Notes to Consolidated Financial Statements  (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
become a bank holding company and for a change of control, and other customary closing conditions, which the Company anticipates can be completed by the end of 2021. The Bank Merger will be accounted for as a business combination. The purchase consideration will be allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. The acquisition is not expected to be a significant acquisition under ASC 805 or Regulation S-X, Rule 3-05. In March 2021, we submitted an application to the Federal Reserve to become a bank holding company.

Financial Statement Schedules
Schedule I — Condensed Financial Information of Registrant
Social Finance, Inc.
Condensed Balance Sheets
(Parent Company Only)
(In Thousands, Except for Share Data)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$451,510	$49,522
Restricted cash and restricted cash equivalents	142,457	5,930
Intercompany receivables	71,852	301,924
Investments in subsidiaries and VIEs(1)	3,054,120	1,711,181
Securitization investments	496,935	653,952
Equity method investments	107,534	102,946
Operating lease right-of-use assets	107,329	96,588
Related party notes receivable	17,923	9,174
Other assets	139,792	111,044
Total assets	$4,589,452	$3,042,261
Liabilities, temporary equity and permanent deficit
Liabilities:
Accounts payable, accruals and other liabilities	$243,357	$54,003
Operating lease liabilities	128,319	118,525
Debt	1,164,205	769,064
Total liabilities	1,535,881	941,592
Temporary equity(2):
Redeemable preferred stock: 311,842,666 and 254,842,666 shares authorized; 256,459,941 and 218,814,230 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3,173,686	2,439,731
Permanent deficit:
Common stock, $0.00 par value: 452,815,616 and 395,815,616 shares authorized; 66,034,174 and 39,614,844 shares issued and outstanding as of December 31, 2020 and 2019, respectively(3)	—	—
Additional paid-in capital	579,228	135,517
Accumulated other comprehensive loss	(166)	(21)
Accumulated deficit	(699,177)	(474,558)
Total permanent deficit	(120,115)	(339,062)
Total liabilities, temporary equity and permanent deficit	$4,589,452	$3,042,261
____________________
(1)See Note 5 to the Notes to Consolidated Financial Statements for information on VIEs.
(2)Redemption amounts are $3,210,470 and $2,476,891 at December 31, 2020 and 2019, respectively.
(3)Includes 5,000,000 non-voting common shares authorized and 1,380,852 non-voting common shares issued and outstanding as of December 31, 2020 and 2019. See Note 11 to the Notes to Consolidated Financial Statements for additional information.

See accompanying Notes to Condensed Financial Information of Registrant.

Social Finance, Inc.
Condensed Statements of Operations and Comprehensive Loss
(Parent Company Only)
(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Interest income
Securitizations	$22,541	$18,424	$16,106
Related party notes	3,189	3,338	—
Intercompany	3,575	6,230	7,276
Other	925	899	423
Total interest income	30,230	28,891	23,805
Interest expense
Securitizations and warehouses	11,906	23,545	15,868
Corporate borrowing and other	28,140	4,962	233
Total interest expense	40,046	28,507	16,101
Net interest income (expense)	(9,816)	384	7,704
Noninterest income
Securitizations	4,189	4,382	(4,555)
Other	(87)	1,502	534
Total noninterest income (loss)	4,102	5,884	(4,021)
Total net revenue	(5,714)	6,268	3,683
Noninterest expense
Technology and product development	105,056	103,278	37,653
Sales and marketing	70,219	65,158	39,441
Cost of operations	16,722	9,299	896
General and administrative	125,401	59,090	27,776
Total noninterest expense	317,398	236,825	105,766
Loss before income taxes	(323,112)	(230,557)	(102,083)
Income tax (expense) benefit	113,548	5,122	(33,914)
Loss before equity in loss of subsidiaries	(209,564)	(225,435)	(135,997)
Equity in loss of subsidiaries	(14,489)	(14,262)	(116,402)
Net loss	$(224,053)	$(239,697)	$(252,399)
Other comprehensive income (loss)
Foreign currency translation adjustments, net	(145)	(9)	21
Total other comprehensive income (loss)	(145)	(9)	21
Comprehensive loss	$(224,198)	$(239,706)	$(252,378)

See accompanying Notes to Condensed Financial Information of Registrant.

Social Finance, Inc.
Condensed Statements of Cash Flows
(Parent Company Only)
(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Operating activities
Net cash used in operating activities	$(226,217)	$(99,301)	$(107,115)
Investing activities
Purchases of property, equipment, software and intangible assets	$(18,327)	$(37,529)	$(11,222)
Related party notes receivable issuances	(7,643)	(9,050)	—
Issuances of notes to subsidiaries	(1,387,801)	(1,123,568)	(479,829)
Repayments of notes by subsidiaries	1,443,765	461,849	122,438
Purchases of non-securitization investments	(145)	(3,583)	(100,401)
Receipts from securitization investments	322,704	165,116	101,879
Acquisition of business, net of cash acquired	(76,194)	—	—
Net cash provided by (used in) investing activities	$276,359	$(546,765)	$(367,135)
Financing activities
Proceeds from debt issuances	$596,176	$462,410	$612,935
Repayment of debt	(451,540)	(302,600)	(107,236)
Payment of debt issuance costs	(928)	(544)	(4,296)
Taxes paid related to net share settlement of stock-based awards	(31,259)	(21,411)	(3,154)
Purchases of common stock	(40)	(8,804)	—
Proceeds from common stock issuances	369,840	—	—
Proceeds from stock option exercises	3,781	7,844	2,581
Note receivable issuance to stockholder	—	(58,000)	—
Note receivable principal repayments from stockholder	43,513	14,487	—
Proceeds from redeemable preferred stock issuances	—	573,845	—
Payment of redeemable preferred stock issuance costs	—	(2,400)	—
Payment of redeemable preferred stock dividends	(40,536)	(23,923)	—
Finance lease principal payments	(489)	—	—
Net cash provided by financing activities	$488,518	$640,904	$500,830
Effect of exchange rates on cash and cash equivalents	(145)	(9)	21
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	538,515	(5,171)	26,601
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	55,452	60,623	34,022
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$593,967	$55,452	$60,623

Supplemental non-cash investing and financing activities
Non-cash settlement of notes receivable via beneficial loan interest transfers	$176,449	$486,168	$510,910
Redeemable preferred stock warrants accounted for as liabilities	—	22,268	—
Non-cash property, equipment, software and intangible asset additions	47	13,955	—
Seller note issued in acquisition	243,998	—	—
Redeemable preferred stock issued in acquisition	814,156	—	—
Common stock options assumed in acquisition	32,197	—	—
Issuance of common stock in acquisition	15,565	—	941
Finance lease ROU assets acquired	15,100	—	—
Accrued but unpaid deferred equity costs	56	—	—
Redeemed but unpaid common stock	526	—	—
Redeemed but unpaid redeemable preferred stock	132,859	—	—
See accompanying Notes to Condensed Financial Information of Registrant.

Social Finance, Inc.
Notes to Consolidated Financial Information of Registrant
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
Note 1. Organization
Social Finance, Inc. (the “parent company”) was founded in 2011 as a Delaware corporation.
Note 2. Basis of Presentation
The Condensed Financial Information of Registrant should be read in conjunction with the Consolidated Financial Statements of Social Finance, Inc. and accompanying notes thereto included elsewhere in this proxy statement/prospectus. For purposes of the Condensed Financial Information of Registrant, the parent company’s interest in consolidated subsidiaries is recorded based upon its proportionate share of the subsidiaries’ net assets, and the parent company’s equity in income (loss) of its consolidated subsidiaries is recorded based upon its proportionate share of the subsidiaries’ net income (loss), similar to the presentation under the equity method of accounting.
Certain amounts presented in the Condensed Financial Information of Registrant are eliminated in the Consolidated Financial Statements of Social Finance, Inc.
Note 3. Debt
The parent company’s debt as of December 31, 2020 and 2019 consisted of a revolving credit facility, which matures in September 2023, risk retention warehouse facilities, which mature from June 2021 through November 2024, and a seller note, which was issued in connection with our acquisition of Galileo in May 2020 and which we paid off in full in February 2021. See Note 9 to the Notes to Consolidated Financial Statements for additional information on the parent company debt arrangements. See Note 2 to the Notes to Consolidated Financial Statements for additional information on our acquisitions.
Note 4. Temporary Equity
See Note 10 to the Notes to Consolidated Financial Statements for information on the parent company redeemable preferred stock.
Note 5. Income Taxes
The parent company files a consolidated federal income tax return with its U.S. subsidiaries. Additionally, the parent company files various consolidated or separate company state income tax returns. The parent company regularly reviews the realizability of deferred tax assets and records valuation allowances where deferred tax assets are not more-likely-than-not to be realizable. In each jurisdiction in which the parent company files consolidated returns, deferred tax liabilities of its subsidiaries can be used as evidence of future sources of income, which allows the parent company to recognize deferred tax assets to the extent its subsidiaries incur net deferred tax liabilities. Parent company deferred tax assets were $17,101 and $8,445 as of December 31, 2020 and 2019, respectively, which primarily consisted of net operating loss and other credit carryforwards and are presented within other assets in the Condensed Balance Sheets. Income tax (expense) benefit of $113,548, $5,122 and $(33,914) for the years ended December 31, 2020, 2019 and 2018, respectively, reflect the valuation allowance position of the consolidated group in each respective year. The significant change in the parent company income tax position for the year ended December 31, 2020 relative to 2019 was primarily due to a partial release of the valuation allowance in the second quarter of 2020 in connection with deferred tax liabilities acquired in the acquisition of Galileo in May 2020. See Note 13 to the Notes to Consolidated Financial Statements for additional information regarding the valuation allowance in each year and consolidated tax results.
Note 6. Commitments, Guarantees and Contingencies
Commitments
The parent company’s commitments as of December 31, 2020 and 2019 consisted of multi-year, non-cancelable operating leases primarily for leases of office space. Additionally, in September 2019, the parent company entered into several agreements associated with SoFi Stadium, which include the stadium itself, a performance venue and a future shopping district,

Social Finance, Inc.
Notes to Consolidated Financial Information of Registrant (continued)
(In Thousands, Unless Otherwise Stated and Except for Share and Per Share Data)
which were determined to contain both lease and non-lease components and which either commenced during the year ended December 31, 2020 or have not yet commenced as of December 31, 2020. See Note 15 to the Notes to Consolidated Financial Statements for additional information on these commitments.
Guarantees
As of December 31, 2020 and 2019, the parent company had a total of $8.6 million in letters of credit outstanding with financial institutions, which were issued for the purpose of securing certain of its operating lease obligations. A portion of the letters of credit was collateralized by $2.6 million of the parent company’s cash as of December 31, 2020 and 2019, which is included within restricted cash and restricted cash equivalents in the Condensed Balance Sheets.
Contingencies
The parent company has a contingency with regard to certain provisions of the Naming and Sponsorship Agreement for SoFi Stadium as it relates to the sponsorship fees for the initial contract year (July 1, 2020 to March 31, 2021). As of December 31, 2020, the parent company determined that the contingent liability remained appropriate and, therefore, did not record any additional expense. See Note 15 to the Notes to Consolidated Financial Statements for additional information related to the contingent matter and the parent company’s potential exposure.
Note 7. Cash Dividends
The parent company has not received cash dividends from its subsidiaries during the years ended December 31, 2020, 2019 and 2018.
Note 8. Intercompany Transactions
Management Services Agreement
In April 2019, the parent company entered into a management services agreement with its wholly-owned subsidiary, SoFi Securities, LLC (“SoFi Securities”), which replaced a similar agreement in effect during the year ended December 31, 2018. The agreement provides for SoFi Securities to reimburse the parent company for any direct third-party expenses paid by the parent company on behalf of SoFi Securities. Amounts due from SoFi Securities were $2,780 and $3,654 as of December 31, 2020 and 2019, respectively, and are presented within intercompany receivables in the Condensed Balance Sheets.
Promissory Note
In January 2015, the parent company entered into an agreement with SoFi Lending Corp. for the issuance of a promissory note, which is uncollateralized, has no stated limit or maturity date and is payable on demand. The promissory note incurs interest at a variable rate equal to three-month LIBOR plus 2.0%. Interest income on the promissory note is recorded within interest income — intercompany in the Condensed Statements of Operations and Comprehensive Loss. Amounts due from SoFi Lending Corp., inclusive of accrued interest, were $69,072 and $298,269 as of December 31, 2020 and 2019, respectively, and are presented within intercompany receivables in the Condensed Balance Sheets.
Note 9. Related Party Transactions
See Note 14 to the Notes to Consolidated Financial Statements for information about related party transactions.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V,
PLUTUS MERGER SUB INC.,
and
SOCIAL FINANCE, INC.
dated as of January 7, 2021

Exhibits
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Series 1 Registration Rights Agreement
Exhibit E	Form of Shareholders Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Incentive Equity Plan

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of January 7, 2021 (this “Agreement”), is made and entered into by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Social Finance, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”); and (y) Acquiror will change its name to “SoFi Technologies, Inc.”;
WHEREAS, upon the Effective Time (as defined below), all shares of the Company Capital Stock (as defined below) and Company Awards (as defined below) will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;
WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;
WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;
WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price at least equal to Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);
WHEREAS, at the Closing, Acquiror and certain shareholders of Acquiror shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and a Registration Rights Agreement with certain holders of Acquiror Series 1 Preferred Stock substantially in the form attached hereto as Exhibit D (the “Series 1 Registration Rights Agreement”), in each case, with such changes as may be agreed in writing by Acquiror and the Company, each of which shall be effective as of the Closing;
WHEREAS, at the Closing, Acquiror shall enter into a Shareholders Agreement (the “Shareholders Agreement”) with the Sponsor and each of the Selling Company Holders (as defined below), substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and
WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“2020 Audited Financial Statements” has the meaning specified in Section 6.3.
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Common Stock” means prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Common Share” means a share of Acquiror Common Stock.
“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.
“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“Acquiror Cure Period” has the meaning specified in Section 10.1(g).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).
“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).
“Acquiror Key Holders” means the Sponsor and each Person, corporation or other entity that owns shares of Acquiror Class B Common Stock as of immediately prior to the Domestication.
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor.
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.12(a).
“Acquiror Series 1 Preferred Stock” means the series of preferred stock of Acquiror designated the “Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock,” which shall have the powers, rights, preferences and privileges, and be subject to the restrictions, set forth in the Domesticated Acquiror Certificate of Incorporation.
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), (K) and (L), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers) (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated October 8, 2020, between Acquiror and Social Capital Holdings, Inc. or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Acquiror Transaction Expenses shall not include Transfer Taxes.
“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby (and other than (x) the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business and, (y) with respect to the Company and its Subsidiaries loans, extensions of credit, servicing rights or other products and services in the ordinary course of business consistent with past practice), any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.
“Adjusted Restricted Stock Unit Award” has the meaning specified in Section 3.3(b).
“Advisory Agreement” means any Contract entered into by any Company RIA Subsidiary for the purpose of providing investment advisory (including investment sub-advisory) or investment management services.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) (i) none of SoftBank, Silver Lake, QIA or any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and

(ii) none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of SoftBank, Silver Lake, QIA or any of their respective Affiliates and (b) no special purpose vehicle or similar entity (or any Subsidiary thereof) formed or to be formed for any securitization, warehouse facility or risk retention repurchase facility shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).
“Aggregate Common Share Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.
“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock (i) that are issued and outstanding immediately prior to the Effective Time, (ii) into which all shares of Company Non-Redeemable Preferred Stock (other than any shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock) that are issued and outstanding immediately prior to the Effective Time would convert in the event of a Company Non-Redeemable Preferred Stock Conversion, (iii) that are issuable upon the exercise of Options, calculated using the treasury stock method of accounting, and the settlement of Restricted Stock Unit Awards, in each case, that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable as applicable), (iv) into which all shares of the Series H Preferred Stock that are issuable upon exercise of all of the Series H Warrants issued and outstanding as of immediately prior to the Effective Time, calculated using the treasury stock method of accounting, would be converted in the event of a Company Non-Redeemable Preferred Stock Conversion, and (v) equal to the sum of (A) the product of 1.1102 multiplied by the number of shares of Series F Preferred Stock issued and outstanding as of immediately prior to the Effective Time, plus (B) the product of 1.2093 multiplied by the number of shares of Series G Preferred Stock issued and outstanding as of immediately prior to the Effective Time, plus (C) the product of 1.0863 multiplied by the number of shares of Series H Preferred Stock (other than any shares of Series H Preferred Stock held by Anthony Noto) issued and outstanding as of immediately prior to the Effective Time, plus (D) the number of shares into which the shares of Series H Preferred Stock that are issued and outstanding and owned by Anthony Noto as of immediately prior to the Effective Time would be converted in the event of a Company Non-Redeemable Preferred Stock Conversion, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.
“Aggregate Merger Consideration” means the Aggregate Common Share Consideration and the Aggregate Preferred Share Consideration.
“Aggregate Preferred Share Consideration” has the meaning specified in Section 3.1(a)(vi).
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” means the date that is six (6) months after the date of this Agreement; provided, that if as of such date, all conditions set forth in Article IX shall have been satisfied or waived other than the conditions set forth in Section 9.1(d) (and other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), then “Agreement End Date” shall refer to the date that is nine (9) months after the date of the Agreement.
“Ancillary Agreements” has the meaning specified in Section 11.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).
“Available Acquiror Cash” has the meaning specified in Section 7.2(a).
“Base Exchange Ratio” means the quotient obtained by dividing (i) the Aggregate Common Share Consideration by (ii) the Aggregate Fully Diluted Company Common Shares.
“Base Purchase Price” means $6,569,840,376.00; provided, that the Base Purchase Price shall be increased automatically by $1.00 for each $1.00 of proceeds paid to the Company after the date hereof and prior to the Closing in respect of any issuances of Company Common Stock pursuant to the Common Stock Purchase Agreement.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.
“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).
“Client” means any Person (including any financial institution, retirement plan, plan sponsor, or individual) with which a Company RIA Subsidiary has entered into an Advisory Agreement.
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” has the meaning specified in the Recitals hereto.
“Common Stock Purchase Agreement” means the Common Stock Purchase Agreement, dated as of December 30, 2020, by and among the Company and the investors party thereto.
“Company” has the meaning specified in the Preamble hereto.
“Company Award” shall mean an Option or a Restricted Stock Unit Award.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Broker-Dealer Subsidiary” has the meaning specified in Section 4.30(a).
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the shares of the Company Non-Voting Common Stock and the Company Voting Common Stock.
“Company Cure Period” has the meaning specified in Section 10.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company Incentive Plan” means the Company’s 2011 Stock Plan, as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 7.8(a).
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, servicers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (j) any matter set forth on the Company Disclosure Letter, (k) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (l) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (f) or (h) above (other than any change in applicable Law or interpretation thereof with respect to student loans) may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the financial services and financial technology industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Non-Redeemable Preferred Stock” has the meaning specified in Section 4.6(a).
“Company Non-Redeemable Preferred Stock Conversion” means the conversion of all Company Non-Redeemable Preferred Stock into Common Stock or Company Non-Voting Common Stock in accordance with the Company’s Governing Documents.
“Company Non-Voting Common Stock” has the meaning specified in Section 4.6(a).
“Company Preferred Stock” means the shares of the Company Non-Redeemable Preferred Stock and the Company Redeemable Preferred Stock.
“Company Redeemable Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company RIA Subsidiaries” has the meaning specified in Section 4.30(b).
“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote or written consent of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement and consummation of the transactions contemplated hereby, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Company Transaction Expenses shall not include Transfer Taxes.
“Company Voting Common Stock” has the meaning specified in Section 4.6(a).
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.
“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.5.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Certificate of Incorporation” has the meaning specified in Section 7.7.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“Effective Time” has the meaning specified in Section 2.3(b).
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Export Approvals” has the meaning specified in Section 4.26(a).
“Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“FINRA” has the meaning specified in Section 4.30(a).
“FINRA Approval” means the decision of FINRA either (i) pursuant to a materiality consultation with FINRA, not objecting to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary; or (ii) as specified in FINRA Rule 1017, granting approval of the Continuing Membership Application with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Goodwin” has the meaning specified in Section 11.18(b).
“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).
“Goodwin Waiving Parties” has the meaning specified in Section 11.18(b).
“Goodwin WP Group” has the meaning specified in Section 11.18(b).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Approval” has the meaning specified in Section 4.5.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 7.1(a).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.
“Independent Director” has the meaning specified in Section 7.6(a).
“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Investment Advisers Act” has the meaning specified in Section 4.30(b).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.6(a).
“Key Holders” means (a) the Persons set forth on Section 1.1(a) of the Company Disclosure Letter and (b) the Acquiror Key Holders.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Listing Application” has the meaning specified in Section 7.3.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.1(a).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).
“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“NYSE” has the meaning specified in Section 5.6(c).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any software subject to an Open Source License.
“Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company outside of the Company Incentive Plan.
“Owned Land” has the meaning specified in Section 4.20(b).
“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any

Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) Liens arising under the Company’s securitization, warehouse lending or risk retention repurchase arrangements in the ordinary course of business consistent with past practice, (x) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (xi) restrictions on transfer under applicable securities Laws and (xii) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information Laws and Policies” has the meaning set forth in Section 4.22(a).
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock or Acquiror Class A Common Stock, as applicable pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Q3 Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“QIA” means Qatar Investment Authority.
“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).
“Red Crow” means Red Crow Capital, LLC.
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).
“Requisite Company Stockholders” means those stockholders of the Company listed on Section 1.1(b) of the Company Disclosure Letter.
“Restricted Stock Unit Award” means an award of restricted shares of Company Common Stock, which includes any shares of Company Common Stock issued pursuant to early-exercised Options and any restricted stock award granted outside of the Company Incentive Plan.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions Laws (including, at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any Sanctions Law-related list of designated Persons maintained by (a) the United States, including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SCH PIPE Investor” means a PIPE Investor that is set forth on Annex I to Section 5.12(e) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Company Holders” means SoftBank, Silver Lake, Red Crow and QIA.
“Series 1 Preferred Stock Investors’ Agreement” means the Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019, by and among the Company and the stockholders party thereto.
“Series 1 Preferred Stock Investors’ A&R Agreement” means the Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of the date hereof, by and among the Acquiror, the stockholders party thereto and (in its capacity as assignor thereunder) the Company.
“Series 1 Reference Price” means the amount determined by the quotient obtained by dividing (i) the aggregate purchase price payable to the Company by (ii) the aggregate number of shares of Company Common Stock issued, in each case pursuant to the Common Stock Purchase Agreement.
“Series 1 Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company.
“Series C Preferred Stock” means the Series C Preferred Stock of the Company.
“Series D Preferred Stock” means the Series D Preferred Stock of the Company.
“Series E Preferred Stock” means the Series E Preferred Stock of the Company.
“Series F Preferred Exchange Ratio” means the product of (i) 1.1102 multiplied by (ii) the Base Exchange Ratio. For illustrative purposes only, assuming (A) the Aggregate Common Share Consideration equals 657,000,000 Acquiror Common Shares and (B) the Aggregate Fully Diluted Company Common Shares equals 370,237,687 shares of Company Common Stock, then the Series F Preferred Exchange Ratio would mean the product of (x) 1.1102 multiplied by (y) the Base Exchange Ratio, which product, rounded to the nearest four decimal places, would be equal to 1.9701).

“Series F Preferred Stock” means the Series F Preferred Stock of the Company.
“Series G Preferred Exchange Ratio” means the product of (i) 1.2093 multiplied by (ii) the Base Exchange Ratio. For illustrative purposes only, assuming (A) the Aggregate Common Share Consideration equals 657,000,000 Acquiror Common Shares and (B) the Aggregate Fully Diluted Company Common Shares equals 370,237,687 shares of Company Common Stock, then the Series G Preferred Exchange Ratio would mean the product of (x) 1.2093 multiplied by (y) the Base Exchange Ratio, which product, rounded to the nearest four decimal places, would be equal to 2.1460).
“Series G Preferred Stock” means the Series G Preferred Stock of the Company.
“Series H Preferred Exchange Ratio” means the product of (i) 1.0863 multiplied by (ii) the Base Exchange Ratio. For illustrative purposes only, assuming (A) the Aggregate Common Share Consideration equals 657,000,000 Acquiror Common Shares and (B) the Aggregate Fully Diluted Company Common Shares equals 370,237,687 shares of Company Common Stock, then the Series H Preferred Exchange Ratio would mean the product of (x) 1.0863 multiplied by (y) the Base Exchange Ratio, which product, rounded to the nearest four decimal places, would be equal to 1.9277).Notwithstanding the foregoing, with respect to shares of Series H Preferred Stock owned by Anthony Noto as of immediately prior to the Effective Time, the “Series H Preferred Exchange Ratio” shall mean the Base Exchange Ratio.
“Series H Preferred Stock” means the Series H Preferred Stock of the Company.
“Series H Preferred Stock Warrant Amendments” means the amendments to the outstanding Series H Warrants in substantially the form attached as Exhibit D to the Company Holders Support Agreement, to be effective as of the Effective Time.
“Series H-1 Preferred Stock” means the Series H-1 Preferred Stock of the Company.
“Series H Warrants” means (i) prior to the Effective Time, the outstanding warrants to purchase shares of Series H Preferred Stock, and (ii) from and following the Effective Time, the outstanding warrants to purchase shares of Acquiror Common Stock, pursuant to the Series H Preferred Stock Warrant Amendments.
“Shareholders Agreement” has the meaning specified in the Recitals hereto.
“Share Repurchase Agreement” means the share repurchase agreement by and between Acquiror and SoftBank Group Capital Limited, substantially in the form attached as Exhibit A to the Shareholders’ Agreement.
“Silver Lake” means Silver Lake Partners.
“Skadden” has the meaning specified in Section 11.18(c)
“Skadden Privileged Communications” has the meaning specified in Section 11.18(c).
“Skadden Waiving Parties” has the meaning specified in Section 11.18(c).
“Skadden WP Group” has the meaning specified in Section 11.18(c).
“SoftBank” means SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited.
“Sponsor” means SCH Sponsor V LLC, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“Subscription Agreements” means the subscription agreements, entered into on or prior to the date hereof (as assigned or amended from time to time in accordance with their terms and this Agreement after the date of this Agreement), pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person; provided, that no special purpose vehicle or similar entity (or any Subsidiary thereof) formed or to be formed for any securitization, warehouse facility or risk retention repurchase facility shall be deemed to be a Subsidiary of the Company.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).
“Terminating Company Breach” has the meaning specified in Section 10.1(e).
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Vendors” has the meaning specified in Section 4.28(a).
“Transaction Litigation” has the meaning specified in Section 7.11.
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Treasury Share” has the meaning specified in Section 3.1(a).
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trustee” has the meaning specified in Section 5.8.
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Wachtell Lipton” has the meaning specified in Section 11.18(a).
“Wachtell Lipton Privileged Communications” has the meaning specified in Section 11.18(a).
“Wachtell Lipton Waiving Parties” has the meaning specified in Section 11.18(a).
“Wachtell Lipton WP Group” has the meaning specified in Section 11.18(a).
“Warrant Agreement” means the Warrant Agreement, dated as of October 8, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2.   Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
(f)With respect to the Company and its Subsidiaries, compliance with COVID-19 Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measure remains outstanding.
Section 1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.   The Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b)Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2.   Effects of the Merger.   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.   Closing; Effective Time.
(a)In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).
(c)For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication.
Section 2.4.   Closing Deliverables.
(a)At the Closing, the Company will deliver or cause to be delivered:
(i)to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(ii)to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time;
(iii)to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
(iv)to Acquiror, the Series H Preferred Stock Warrant Amendments, duly executed by an authorized representative of the Company.

(b)At the Closing, Acquiror will deliver or cause to be delivered:
(i)to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;
(ii)to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii)to the Company, the Registration Rights Agreement, duly executed by a duly authorized representative of Acquiror;
(iv)to the Company, the Series 1 Registration Rights Agreement, duly executed by a duly authorized representative of Acquiror;
(v)to the Company, the Shareholders Agreement, duly executed by a duly authorized representative of Acquiror;
(vi)to the Company, the Lock-Up Agreement, duly executed by a duly authorized representative of Acquiror;
(vii)to the Company, the Series H Preferred Stock Warrant Amendments, duly executed by an authorized representative of Acquiror; and
(viii)to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.
(c)On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Company Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
(d)On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, to each holder of Company Redeemable Preferred Stock listed on Schedule 1 hereto, an amount of cash for each share of Company Redeemable Preferred Stock with respect to which such holder of Company Redeemable Preferred Stock is entitled to receive a Special Payment (as defined in the Series 1 Preferred Stock Investors’ A&R Agreement) pursuant to the Company’s Twelfth Amended and Restated Certificate of Incorporation and the Series 1 Preferred Stock Investors’ A&R Agreement, equal to the quotient obtained by dividing (i) the product of (A) the amount (if positive, otherwise zero) by which $19.2952 per share (as adjusted for stock splits, stock dividends, reclassification and the like) exceeds the Series 1 Reference Price (as adjusted for stock splits, stock dividends, reclassification and the like) multiplied by (B) the number of shares of Series H Preferred Stock held by such holder as of immediately prior to the Effective Time; by (ii) the number of shares of Company Redeemable Preferred Stock held by such holder as of immediately prior to the Effective Time; provided, that the Company shall deliver or cause to be delivered to Acquiror, at least three (3) Business Days prior to the Closing Date, a written statement setting forth the respective amounts and wire transfer instructions for the payment thereof, and, if reasonably required and requested in advance by the Trustee, a certified Taxpayer Identification Number from each payee. The payments contemplated by this Section 2.4(d) shall be in full satisfaction of the Acquiror’s and Company’s obligations, as applicable, under each of the Series 1 Preferred Stock Investors’ Agreement, the Series 1 Preferred Stock Investors’ A&R Agreement and the Company’s Governing Documents in respect of the transactions contemplated hereby and shall fully discharge the Acquiror’s and Company’s obligations in respect of the Special Payment.

Section 2.5.   Governing Documents.
(a)The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b)The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6.   Directors and Officers.
(a)The directors and officers of Merger Sub, as of immediately prior to the Effective Time, shall be the initial directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation.
(b)From and after the Effective Time, the Persons identified as the initial directors and officers of Acquiror after the Effective Time, in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.   Tax Free Reorganization Matters.   The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing customary representation letters.
ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.   Conversion of Securities.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock (other than (x) any shares of Company Common Stock subject to Options or Restricted Stock Unit Awards (which shall be respectively subject to Section 3.3), (y) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (z) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL):
(i)each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time (without giving effect to any conversion of any outstanding Company Non-Redeemable Preferred Stock into Company Common Stock) shall be canceled and converted into the right to receive a number of Acquiror Common Shares equal to the Base Exchange Ratio;
(ii)each share of Company Non-Redeemable Preferred Stock (other than any shares of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock), in each case, that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of Acquiror Common Shares equal to the Base Exchange Ratio;

(iii)each share of Series F Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of Acquiror Common Shares equal to the Series F Preferred Exchange Ratio;
(iv)each share of Series G Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of Acquiror Common Shares equal to the Series G Preferred Exchange Ratio;
(v)each share of Series H Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of Acquiror Common Shares equal to the Series H Preferred Exchange Ratio; and
(vi)each share of Company Redeemable Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one (1) fully paid and non-assessable share of Acquiror Series 1 Preferred Stock (all shares of Acquiror Series 1 Preferred Stock issued pursuant to this clause (vi), collectively, the “Aggregate Preferred Share Consideration”).
(b)At the Effective Time, by virtue of the Merger, each Series H Warrant shall become exercisable for a number of Acquiror Common Shares, and the exercise price thereof shall be adjusted, in each case as set forth in the Series H Preferred Stock Warrants Amendment.
(c)At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001, of the Surviving Corporation.
(d)Holders of shares of Company Redeemable Preferred Stock who receive shares of Acquiror Series 1 Preferred Stock pursuant to Section 3.1(a)(vi) shall remain entitled to receive dividends accrued but unpaid as of the date hereof in respect of such shares of Company Redeemable Preferred Stock pursuant to the Company’s Twelfth Amended and Restated Certificate of Incorporation.
(e)Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger. In lieu of any fractional shares of Acquiror Common Stock to which each holder of Company Capital Stock would otherwise be entitled in the Merger, the Exchange Agent (as defined below) shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
Section 3.2.   Exchange Procedures.
(a)Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Aggregate Common Share Consideration and the number of shares of Acquiror Series 1 Preferred Stock equal to the Aggregate Preferred Share Consideration.
(b)As promptly as reasonably practicable after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Common Share Consideration or the Aggregate Preferred Share Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).
(c)Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Common Share Consideration or Aggregate Preferred Share Consideration, as applicable, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Common Share Consideration or Aggregate Preferred Share Consideration, as applicable, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d)Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Common Share Consideration or Aggregate Preferred Share Consideration, as applicable, that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Common Share Consideration or Aggregate Preferred Share Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Common Share Consideration or Aggregate Preferred Share Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.   Treatment of Options and Restricted Stock Unit Awards.
(a)As of the Effective Time, each Option that is then outstanding shall be converted into the right to receive, pursuant to the Company Incentive Plan or the applicable award agreement, an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Option, multiplied by the Base Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the Effective Time, divided by the Base Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Options for purposes of Section 409A or Section 424 of the Code.
(b)As of the Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, pursuant to the Company Incentive Plan or the applicable award agreement, restricted shares of Domesticated Acquiror Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c)The Company shall take all necessary actions to (i) effect the treatment of Options and Restricted Stock Unit Awards pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company’s Incentive Plan and the applicable award agreements, and (ii) terminate the Company’s Incentive Plan and the shares reserved thereunder as of the Effective Time and to ensure no new awards are granted thereunder from and following the Effective Time.
Section 3.4.   Withholding.   Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.

Section 3.5.   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Common Share Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Common Share Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, any such demands, and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror and Acquiror’s Affiliates (including their respective officers, directors, employees or shareholders) shall not make any payment with respect to, or settle or compromise, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1.   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3.   Due Authorization.
(a)Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement, the Ancillary Agreements and the transactions contemplated thereby (including the Merger) and (iii) approving the performance of this Agreement and the Ancillary Agreements by the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals
Section 4.4.   No Conflict.   Subject to the receipt of the Governmental Approvals set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.5.   Governmental Authorities; Approvals.   Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) the FINRA Approval; (iii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iv) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6.   Capitalization of the Company.
(a)As of the date of this Agreement, the authorized capital stock of the Company consists of 764,658,282 total shares, each with a par value of $0.0000025 per share, comprised of: (i) 447,815,616 shares of Common Stock (the “Company Voting Common Stock”), of which 64,654,364 shares are issued and outstanding as of the date of this Agreement, (ii) 5,000,000 shares of Non-Voting Common Stock (the “Company Non-Voting Common Stock”), of which 1,380,852 shares are issued and outstanding as of the date of this Agreement, (iii) 307,342,666 shares of Preferred Stock (the “Company Non-Redeemable Preferred Stock”), of which (A) 19,687,500 shares have been designated Series A Preferred Stock, 19,687,500 of which are issued and outstanding as of the date of this Agreement, (B) 37,252,051 shares have been designated Series B Preferred Stock, 26,693,795 of which are issued and outstanding as of the date of this Agreement, (C) 2,209,991 shares have been designated Series C Preferred Stock, 2,038,643 of which are issued and outstanding as of the date of this Agreement, (D) 23,411,503 shares have been designated Series D Preferred Stock, 22,369,041 of which are issued and outstanding as of the date of this Agreement, (E) 24,483,290 shares have been designated Series E Preferred Stock, 24,262,476 of which are issued and outstanding as of the date of this Agreement, (F) 63,386,220 shares have been designated Series F Preferred Stock, 60,110,165 of which are issued and outstanding as of the date of this Agreement, (G) 29,096,495 shares have been designated Series G Preferred Stock, 29,096,489 of which are issued and outstanding as of the date of this Agreement, (H) 50,815,616 shares have been designated Series H Preferred Stock, 16,224,534 of which are issued and outstanding as of the date of this Agreement, and (I) 57,000,000 shares have been designated Series H-1 Preferred Stock, 52,743,298 of which are issued and outstanding as of the date of this Agreement, and (iv) 4,500,000 shares of Series 1 Redeemable Preferred Stock (the “Company Redeemable Preferred Stock”), of which 3,234,000 shares are issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, assuming the Company Non-Redeemable Preferred Stock Conversion were to occur on the date of this Agreement, the authorized capital stock of the Company would consist of (i) 447,815,616 shares of Common Voting Common Stock, of which 316,141,188 shares would be issued and outstanding as of the date of this Agreement, (ii) 5,000,000 shares of Company Non-Voting Common Stock, of which 3,419,495 shares would be issued and outstanding as of the date of this Agreement, (iii) 307,342,666 shares of Company Non-Redeemable Preferred Stock, of which no shares would be issued and outstanding as of the date of this Agreement, and (iv) 4,500,000 shares of Company Redeemable Preferred Stock, of which 3,234,000 shares would be issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)As of the date of this Agreement, (i) Options to purchase 17,145,821 Company Common Stock, (ii) Restricted Stock Unit Awards with respect to 26,144,691 shares of Company Common Stock and (iii) Series H Warrants to purchase 6,983,585 shares of Series H Preferred Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Options and Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Option or Restricted Stock Unit Award is subject to terms that are materially different from those set forth in such forms. Each Option and each Restricted Stock Unit Award was validly issued and either properly approved by, or issued pursuant to an Option properly approved by, the Board of Directors of the Company (or appropriate committee thereof).
(c)Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or the obligation to repurchase or redeem shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7.   Capitalization of Subsidiaries.
(a)The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable

Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c)Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.   Financial Statements.
(a)Attached as Section 4.8(a) of the Company Disclosure Letter are:
(i)true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”); and
(ii)true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2020 (the “Q3 Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q3 Financial Statements and if applicable, when delivered pursuant to Section 6.3, the 2020 Audited Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
Section 4.9.   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c).
Section 4.10.   Litigation and Proceedings.   In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority, including the Consumer Financial Protection Bureau, the Federal Trade Commission or any federal or state regulator of financial services; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to, any Governmental Order.
Section 4.11.   Legal Compliance.
(a)Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws, including Laws related to the prevention of money laundering, economic sanctions, privacy and protection of financial information, the provision of investment advice, acting as a broker or dealer of securities, activities in connection with cryptocurrency and digital assets, conflicts of interest, fair lending and prohibitions on unlawful discrimination in the delivery of financial services, usury, licensing and registration of financial service providers, escheatment, prevention of fraud, prohibitions against unfair, deceptive or abusive acts or practices; and the Payment Card Industry Data Security Standards (PCI-DSS).
(b)The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.
(c)For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.12.   Contracts; 12o Defaults.
(a)Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i)Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);
(ii)Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $2,500,000;
(iii)Each Contract for the acquisition of any Person or any business unit thereof or the disposition (other than via ordinary course securitizations or participations therein or similar transactions) of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $2,500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;
(iv)Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $2,500,000 in any calendar year;

(v)Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);
(vi)Contracts (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(vii)Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(viii)Contracts, other than non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(ix)Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(x)Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, contractor services agreements, consulting services agreements, and incidental trademark licenses incident to lead-generation, marketing, printing or advertising Contracts, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);
(xi)Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $2,500,000 in any calendar year;
(xii)Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $2,500,000 in any calendar year;
(xiii)Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xiv)Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.12(a).
(b)Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract

(which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.   Company Benefit Plans.
(a)Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f)Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)All Options have been granted in accordance with the terms of the Company Incentive Plan. Each Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
(h)With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.
Section 4.14.   Labor Relations; Employees.
(a)Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.
(c)In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.
(d)To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.
(e)In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f)In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has mis-classified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.15.   Taxes.
(a)All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(e)There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f)Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g)Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(h)Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j)No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k)Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l)Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m)The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(n)The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 4.16.   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17.   Insurance.   The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policy during the last twelve (12) months.

Section 4.18.   Permits.
(a)The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.
(b)Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.
Section 4.19.   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20.   Real Property.
(a)Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.
(iii)The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iv)The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(v)As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(vi)Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)None of the Company or any of its Subsidiaries owns any land (“Owned Land”).
Section 4.21.   Intellectual Property.
(a)Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.
(b)Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.
(c)The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.
(d)Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.
(e)The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.
(f)With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.
(g)The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.
Section 4.22.   Privacy and Cybersecurity.
(a)The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, personal information and data privacy and security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i)-(iii), “Personal Information Laws and Policies”), in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies. During the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Person (including any Governmental Authority) relating to an alleged violation of Personal Information Laws and Policies.
(b)During the three (3) years preceding the date of this Agreement (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, in the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint, to the knowledge of the Company, been threatened against the Company or any of the Company’s Subsidiaries.
Section 4.23.   Environmental Matters.
(a)The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b)There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c)Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e)The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24.   Absence of Changes.    From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.   Anti-Corruption Compliance.
(a)For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26.   Anti-Money Laundering, Sanctions and International Trade Compliance.
(a)The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.
(b)Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 4.27.   Information Supplied.    None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28.   Vendors.
(a)Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).
(b)Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.29.   Government Contracts.   The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30.   Broker-Dealer and Investment Advisor Matters.

(a)For the past three (3) years, SoFi Securities LLC (the “Company Broker-Dealer Subsidiary”) has been duly registered as a broker-dealer with the SEC and each state and other jurisdiction in which it is required to be so registered. The Company Broker-Dealer Subsidiary is, and for the past three (3) years has been, a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Except as would not be material to the Company Broker-Dealer Subsidiary, each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Company Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not suspended, revoked or rescinded and remain in full force and effect. Neither the Company Broker-Dealer Subsidiary nor any of its “associated persons” (as defined in the Exchange Act) is (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer or (ii) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.
(b)SoFi Wealth, LLC and SoFi Capital Advisors, LLC (the “Company RIA Subsidiaries”) are, and for the past three (3) years have been, at all times required by applicable Law, duly registered as investment advisers under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and under all applicable state statutes. Except as would not be material to the Company RIA Subsidiaries, each natural Person whose functions require him or her to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect. None of the Company RIA Subsidiaries, their control persons, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor any of the Company RIA Subsidiaries’ other “associated persons” (as defined in the Investment Advisers Act) is (i) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (ii) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (iii) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act.
Section 4.31.   No Additional Representation or Warranties.    Except as provided in this Article IV, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.   Company Organization.    Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2.   Due Authorization.
(a)Each of Acquiror and Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole and managing member or shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i)each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and
(ii)each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), (K) and (L) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d)At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3.   No Conflict.    Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.4.   Litigation and Proceedings.    There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.   SEC Filings.    Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since October 14, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6.   Internal Controls; Listing; Financial Statements.
(a)Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since October 14, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)Since October 14, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d)The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 18, 2019 (inception) through December 31, 2019, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.
Section 5.7.   Governmental Authorities; Approvals.    Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as disclosed on Section 5.7 of the Acquiror Disclosure Letter or Section 4.5 of the Company Disclosure Letter.
Section 5.8.   Trust Account.    As of the date of this Agreement, Acquiror has at least $805,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $28,175,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 8, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.9.   Investment Company Act; JOBS Act.    Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.   Absence of Changes.    Since October 14, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11.   No Undisclosed Liabilities.    Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.12.   Capitalization of Acquiror.
(a)As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 80,500,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Shares of Acquiror Class B Common Stock, 20,125,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)All holders of shares of Acquiror Class B Common Stock have irrevocably waived any anti-dilution adjustment as to the ratio by which shares of Acquiror Class B Common Stock convert into shares of Acquiror Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable (after giving effect to the Domestication and Merger) for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 18,687,500 Acquiror Common Warrants and 8,000,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) October 14, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.
(c)Except as contemplated by this Agreement or other the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)The Aggregate Common Share Consideration and the Aggregate Preferred Share Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 5.12(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $450,000,000.00 (such amount, the “Minimum PIPE Investment Amount”), at least $200,000,000.00, but no more than $250,000,000.00, of which is in respect of such shares to be so purchased by one or more SCH PIPE Investors. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f)Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13.   Brokers’ Fees.    Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.14.   Indebtedness.    Neither Acquiror nor Merger Sub has any Indebtedness.
Section 5.15.   Taxes.
(a)All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(c)No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(d)No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.
(e)There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror or Merger Sub.
(f)Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(g)Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16.   Business Activities.
(a)Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b)Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.17.   NYSE Stock Market Quotation.    The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “IPOE”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IPOE WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement /Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement,

Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.   No Outside Reliance.    Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.20.   No Additional Representation or Warranties.    Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.   Conduct of Business.    From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements or required by Law:
(a)change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or dividends due and payable on the Company Redeemable Preferred Stock in accordance with the terms thereof;
(c)split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;
(d)purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;
(e)enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Contract of a type required to be listed on Section 4.12 or Section 4.29 of the Company Disclosure Letter or any Real Property Lease, (ii) any Contract between the Company or a Subsidiary of the Company, on one hand, and any of the Selling Company Holders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;
(f)sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
(g)acquire any ownership interest in any real property, other than in the ordinary course of business;
(h)except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees of the Company or any of the Company’s Subsidiaries at the level of Executive Vice President or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i)acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $50,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;
(j)(i) make, change or revoke any material Tax election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any material Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k)take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(l)(i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to securitization, warehouse lending or risk retention repurchase arrangements, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Leased Real Property, or (B) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $10,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;
(m)issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, except for issuances of Company Capital Stock pursuant to the (A) exercise of Options or the settlement of Restricted Stock Unit Awards under the Company Incentive Plan and applicable award agreement in accordance with their terms as in effect as of the date of this Agreement or (B) the exercise of warrants to purchase Company Capital Stock or the conversion of any Company Capital Stock in accordance with its terms as in effect as of the date of this Agreement, in each case, that are outstanding as of the date hereof, or grant any additional equity or equity-based compensation;
(n)adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(o)waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and less than $3,000,000 in the aggregate;
(p)grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, or sell, lease, license (other than licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice), abandon or permit to lapse or become subject to a Lien (other than a Permitted Lien) or otherwise dispose of, any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(q)disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to obligations to maintain the confidentiality thereof;
(r)make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;
(s)enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(t)waive any material restrictive covenant obligation of any current or former employee of the Company or any of the Company’s Subsidiaries;
(u)limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;
(v)amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof; or
(w)enter into any agreement to do any action prohibited under this Section 6.1.
Section 6.2.   Inspection.    Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.
Section 6.3.   Preparation and Delivery of Additional Company Financial Statements.    As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2020 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
Section 6.4.   Affiliate Agreements.    All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.
Section 6.5.   Acquisition Proposals.    From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment) or the Ancillary Agreements.

ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.   Employee Matters.
(a)Equity Plan.   Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in the form attached hereto as Exhibit G, with such changes as may be agreed in writing between Acquiror and the Company (the “Incentive Equity Plan”). Within two (2) Business Days following the expiration of the sixty (60)-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding. Upon the effectiveness of such Form S-8 (or other applicable form), Acquiror shall grant to certain employees members of the Board of Directors of the Surviving Corporation, awards related to Acquiror Common Stock under the Incentive Equity Plan in accordance with the terms and conditions set forth in Section 7.1(a) of the Acquiror Disclosure Letter.
(b)No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.   Trust Account Proceeds and Related Available Equity.
(a)If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting the amounts required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any Company Transaction Expenses or Acquiror Transaction Expenses), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than $900,000,000.00 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(f) shall be satisfied.
(b)Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.   NYSE Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, shall prepare and submit to NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by NYSE: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the Registration Statement Securities, to be approved for listing on NYSE with the trading ticker “SOFI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4.   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5.   Acquiror Conduct of Business.
(a)During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i)seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)(x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;
(iii)(i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of a material amount of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv)take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(v)enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub or (z) in respect of an Acquiror Transaction Expense permitted by clause (vii) below;

(vii)incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) in support of the ordinary course operations of Acquiror and incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror or (B) pursuant to any Contract set forth on Section 5.16 of the Acquiror Disclosure Letter;
(viii)waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;
(ix)(A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in respect of the PIPE Investment substantially concurrently with the Closing, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(x)enter into any agreement to do any action prohibited under this Section 7.5.
(b)During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)the Board of Directors of Acquiror shall consist of up to thirteen (13) directors, as least seven (7) of whom shall be “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), to initially consist of:
(i)Anthony Noto (as Chief Executive Officer of Acquiror);
(ii)One (1) director to be nominated by Red Crow;
(iii)One (1) director to be nominated by QIA;
(iv)One (1) director to be nominated by Silver Lake;
(v)Two (2) directors to be nominated by SoftBank;
(vi)Two (2) Independent Directors to be nominated by the Sponsor;
(vii)One (1) Independent Director to be nominated by Red Crow;
(viii)One (1) Independent Director to be nominated by SoftBank; and
(ix)Three (3) Independent Directors to be nominated by the Company that serve as independent directors of the Company as of the date hereof;
in each case, who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents and Shareholders Agreement following the Effective Time; provided, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement), the names of each director to be nominated pursuant to clauses (ii), (iii), (iv), (v), (vii), (viii) and (ix) of this Section 7.6(a);
(b)the Chairperson of the Board of Directors of Acquiror shall initially be G. Thompson Hutton, who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c)the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company, the “Domesticated Acquiror Certificate of Incorporation”), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.
Section 7.8.   Indemnification and Insurance.
(a)From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b)For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.
(d)On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
(e)Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by law, the terms of the Domesticated Acquiror Certificate of Incorporation, the bylaws of Acquiror, any agreement to which Acquiror is a party, any vote of the stockholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 7.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.
Section 7.9.   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10.   PIPE Subscriptions.   Unless otherwise approved in writing by the Company, Acquiror shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.
Section 7.11.   Transaction Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (x) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 7.12.   Expense Statements.   At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth a complete and accurate schedule of Acquiror’s good faith estimate of each Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth a complete and accurate schedule of the Company’s good faith estimate of each Unpaid Transaction Expense as of the Closing Date.
ARTICLE VIII
JOINT COVENANTS
Section 8.1.   HSR Act and Foreign Antitrust Approvals; Other Filings.
(a)In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b)Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d)With respect to (x) each of the above filings, and (y) the Governmental Approvals listed on Section 4.5 of the Company Disclosure Letter and Section 5.7 of the Acquiror Disclosure Letter and (z) any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 8.2.   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)Registration Statement and Prospectus.
(i)As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Common Share Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)Acquiror Shareholder Approval.   Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “SoFi Technologies, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and NYSE rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors, (G) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (H) the election of directors effective as of the Closing as contemplated by Section 7.6, (I) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) approval of Acquiror’s entry into the Share Repurchase Agreement and consummation of the transactions contemplated thereby; (K) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (L) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (L), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)Company Stockholder Approvals.   The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror the Company Stockholder Approvals (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders), and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders) and, if applicable, any additional consents or approvals of its stockholders related thereto.
Section 8.3.   Support of Transaction.   Without limiting any covenant contained in Article VI, or Article VII Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.
Section 8.4.   Section 16 Matters.   Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the Company Capital Stock) and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 8.5.   Cooperation; Consultation.   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. From the date of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article X), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company or its financial advisors with respect to such matters.
Section 8.6.   Investment Advisor.   The Company, shall, to the extent required by applicable Law or Contract, within twenty (20) Business Days after the date of this Agreement, inform each Client in writing of the transactions contemplated by this Agreement by sending such Client a notice thereof, which notice seeks such Client’s consent to any “assignment” (as defined in the Investment Advisers Act) of its applicable Advisory Agreement (unless affirmative consent is expressly required by the applicable Advisory Agreement, such consent may take the form of implied or negative consent).
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.   Conditions to Obligations of Acquiror, Merger Sub, and the Company.   The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)The Acquiror Shareholder Approval shall have been obtained;
(b)The Company Stockholder Approvals shall have been obtained;
(c)The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;
(d)There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(e)Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount;
(f)The Listing Application shall have been approved by NYSE (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of NYSE, and Acquiror shall not have received any notice of non-compliance therewith from NYSE that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on NYSE;
(g)The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and
(h)Either the (i) the FINRA Approval shall have been obtained, which approval shall be in full force and effect, or (ii) thirty (30) days shall have passed since a substantially complete Continuing Membership Application shall have been submitted, and FINRA shall have notified the Company or its Subsidiaries that it does not intend to impose a material membership restriction on the Company Broker-Dealer Subsidiary in connection with the FINRA Approval.
Section 9.2.   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)Each of the representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
(b)Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
Section 9.3.   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)Each of the representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror or Acquiror’s ability to consummate the transactions contemplated by this Agreement;
(b)Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)As of immediately following the Effective Time, the Board of Directors of Acquiror shall consist of the number of directors, and be otherwise constituted in accordance with Section 7.6; provided, that the Company shall have performed the covenants of the Company to be performed prior to the effectiveness of the Registration Statement pursuant to the proviso in Section 7.6(a);
(d)The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;
(e)As of immediately following the Effective Time, no single stockholder of Acquiror (excluding any such stockholder of Acquiror that holds Company Capital Stock as of immediately prior to the Effective Time), will own greater than nine and nine-tenths percent (9.9%) of the then-issued and outstanding shares of Domesticated Acquiror Common Stock; and
(f)The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by written consent of the Company and Acquiror;
(b)by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c)by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)by the Company if there has been a Modification in Recommendation;

(e)by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Acquiror is in material breach hereof;
(f)by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or
(g)by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 10.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1.   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated October 8, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this

Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:
Social Capital Hedosophia Holdings Corp. V
317 University Avenue, Suite 200
Palo Alto, California 94301
Attention: Steve Trieu, Chief Financial Officer
Email: steve@socialcapital.com
with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
Christopher M. Barlow
Email: howard.ellin@skadden.com
christopher.barlow@skadden.com
(b)If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Christopher Lapointe, Chief Financial Officer
Email: clapointe@sofi.org
with a copy to:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org
with copies to each of (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019

Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jocelyn M. Arel
Email: jarel@goodwinlaw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.
Section 11.6.   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 11.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9.   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10.   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement (the “Ancillary Agreements”) and (c) the Confidentiality Agreement, dated as of November 21, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.12.   Publicity.
(a)All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.
Section 11.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14.   Jurisdiction; Waiver of Jury Trial.
(a)Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.
(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17.   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18.   Legal Representation.
(a)Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Wachtell Lipton Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Wachtell Lipton WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Wachtell Lipton Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Wachtell Lipton Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s prior representation of the Company, its Subsidiaries or of Wachtell Lipton Waiving Parties. Acquiror and the Company, for itself and the Wachtell Lipton Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Wachtell Lipton WP Group and Wachtell Lipton, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Wachtell Lipton WP Group (the “Wachtell Lipton Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Wachtell Lipton Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Wachtell Lipton Privileged Communications, by virtue of the Merger.
(b)Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Goodwin Waiving Parties”), that Goodwin Proctor LLP (“Goodwin”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates

(other than the Surviving Corporation) (collectively, the “Goodwin WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Goodwin Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Goodwin Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Goodwin’s prior representation of the Company, its Subsidiaries or of Goodwin Waiving Parties. Acquiror and the Company, for itself and the Goodwin Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Goodwin WP Group and Goodwin, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Goodwin WP Group (the “Goodwin Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Merger.
(c)Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Skadden Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Skadden WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Skadden Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Skadden’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. Each of Acquiror and the Company, for itself and the Skadden Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Skadden WP Group, on the one hand, and Skadden, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Skadden WP Group (the “Skadden Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.
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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOCIAL FINANCE, INC.

By:	/s/ Anthony Noto
	Name:	Anthony Noto
	Title:	Chief Executive Officer

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:	/s/ Chamath Palihapitiya
	Name:	Chamath Palihapitiya
	Title:	Chief Executive Officer

PLUTUS MERGER SUB INC.

By:	/s/ Chamath Palihapitiya
	Name:	Chamath Palihapitiya
	Title:	Chief Executive Officer

First Amendment To Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 16, 2021, is made by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (“Acquiror”), Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Social Finance, Inc. a Delaware corporation (the “Company”) (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 7, 2021, by and among the Parties (the “Agreement”).

WHEREAS, Section 11.11 of the Agreement provides that the Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.Amendment to Section 7.3. Section 7.3 of the Agreement shall be deleted and replaced in its entirety with the following:

“NASDAQ Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE or the Nasdaq Stock Market LLC (“NASDAQ”), shall prepare and submit to the NASDAQ a listing application covering all shares of Acquiror Common Stock to be issued and outstanding as of the Effective Time, including the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to (x) delist the Acquiror Common Stock from the NYSE effective as of no later than the Effective Time and (y) cause: (a) the Listing Application to have been approved by NASDAQ: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of NASDAQ; and (c) all shares of Acquiror Common Stock to be issued and outstanding as of the Effective Time, including the Registration Statement Securities, to be approved for listing on NASDAQ with the trading ticker “SOFI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.”

2.Amendment to Section 7.6(a). The reference to “NYSE” in Section 7.6(a) of the Agreement shall be deleted and replaced with a reference to “NASDAQ”.

3.Amendment to Section 9.1(f). Section 9.1(f) of the Agreement shall be deleted and replaced in its entirety with the following:

“The Listing Application shall have been approved by NASDAQ (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith from NASDAQ that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on NASDAQ.”

4.Amendment to Exhibit E. The form of Shareholders’ Agreement set forth in Exhibit E shall be revised as follows:

a.Section 1.5 of Exhibit E shall be deleted and replaced with the following:

“‘NASDAQ’ means the Nasdaq Stock Market LLC.”

b.Section 1.6 of Exhibit E shall be deleted and replaced with the following

“‘Nasdaq Listing Standard’ means Nasdaq listing standards, taking into account the specific factors and guidance set forth in Nasdaq Rule 5605, including the commentary thereto.”

c.Each other reference in Exhibit E to “NYSE” shall be deleted and replaced with a reference to “NASDAQ”.

d.Each other reference in Exhibit E to “NYSE Listing Standard” shall be deleted and replaced with references to “Nasdaq Listing Standard”.

5.Full Force and Effect; Amendment. Except as expressly amended hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

6.Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument.

7.Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first written above.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:
Name:
Title:

PLUTUS MERGER SUB INC.

By:
Name:
Title:

SOCIAL FINANCE, INC.

By:
Name:
Title:

Annex B
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of January 7, 2021, by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and Social Finance, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Plutus Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror on the terms and conditions set forth therein (the “Merger”); and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) in respect of Acquisition Proposals regarding the Company and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.5 of the Merger Agreement (other than Section 6.5(i) or Section 6.5(iii) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
Section 1.3   New Shares.   In the event that, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Agreement, or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.4   Company Stockholder Agreements.   Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after the Registration Statement (as contemplated by the Merger Agreement) is declared effective and delivered or otherwise made available to the shareholders of Acquiror and the stockholders of the Company), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):
(a)to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;
(b)in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its stockholders, including the (i) Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2019, by and among the Company, Michael S. Cagney, Daniel J. Macklin, Sir Ian Brady, and James R. Finnigan (the “Founders”) and the other stockholders party thereto, as amended, (ii) Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2019, by and among the Company, the Founders and the other stockholders party thereto, as amended, (iii) Eighth Amended and Restated Voting Agreement, dated as of May 29, 2019, by and among the Company, the Founders and the other stockholders party thereto, as amended (the “Voting Agreement”), and (iv) Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019, by and among the Company and the stockholders party thereto (the “Series 1 Investors”), as amended (the “Series 1 Investors’ Agreement”), to implement the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(c)against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby); and
(d)against any proposal, action or agreement that, to the knowledge of such Company Stockholder, would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Each Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.
Section 1.5   Affiliate Agreements.   Each Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Arrangements set forth on Section 6.4 of the Company Disclosure Letter to which such Company Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6   Registration Rights Agreement.   Each of the Company Stockholders set forth on Schedule II, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.
Section 1.7   Series 1 Registration Rights Agreement.   Each of the Company Stockholders set forth on Schedule III, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Series 1 Registration Rights Agreement substantially in the form attached as Exhibit D to the Merger Agreement.
Section 1.8   Shareholders’ Agreement.   Each of the Company Stockholders set forth on Schedule IV, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Shareholders’ Agreement substantially in the form attached as Exhibit B hereto with such changes as agreed by the Company, Acquiror and the Company Stockholders party to this Agreement.
Section 1.9   Lock-Up Agreement.   Each of the Company Stockholders set forth on Schedule V, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit C hereto with such changes as agreed by the Company, Acquiror and the Company Stockholders party to such Agreement.
Section 1.10   Series H Preferred Stock Warrants Amendment.   Each of the Company Stockholders, the Company and Acquiror hereby agree and acknowledge that the outstanding warrants to purchase shares of the Series H Preferred Stock, par value $0.0000025 per share, of the Company (the “Series H Preferred Stock”) shall be amended effective as of the Closing in substantially the same form as Exhibit D attached hereto (the “Series H Preferred Stock Warrants Amendment”). Each of QIA FIG Holding LLC, Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV (Delaware II), L.P., Anthony Noto, the Company and Acquiror hereby agree to, at the Closing, deliver or cause to be delivered to each other party executed counterparts of the Series H Preferred Stock Warrants Amendment. Each of QIA FIG Holding LLC, Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV (Delaware II), L.P. and Anthony Noto hereby agree to deliver to the Company, at least five (5) Business Days prior to the Closing Date, a written statement setting forth wire transfer instructions for the payment of the Special Payment to such Company Stockholder, and a certified Taxpayer Identification Number of such Company Stockholder.
Section 1.11   Further Assurances.   Each Company Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.12   No Inconsistent Agreement.   Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.
Section 1.13   No Challenges.   Each Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Stockholder from enforcing such Company Stockholder’s rights under this Agreement and the other agreements entered into in by such Company Stockholder in connection herewith, including such Company Stockholder’s right to receive such Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.
Section 1.14   Consent to Disclosure.   Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the

Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, QIA FIG Holding LLC shall be permitted to withhold, edit, redact and/or otherwise limit disclosure of any information, documents or materials on the grounds of national security and/or financial or economic sensitivity.
Section 1.15   No Agreement as Director or Officer.   Notwithstanding anything to the contrary herein, each Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company Stockholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company Stockholders.   Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)Organization; Due Authorization.   If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)Ownership.   Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Voting Agreement or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Voting Agreement. Other than as set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)No Conflicts.   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject

Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)Litigation.   There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(e)Adequate Information.   Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)Acknowledgment.   Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
Section 2.2   No Other Representations or Warranties.   Except for the representations and warranties made by each Company Stockholder in this ARTICLE II, no Company Stockholder nor any other Person makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and each Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE

NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and each of the Company Stockholders.
Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
Social Capital Hedosophia Holdings Corp. V
317 University Avenue
Palo Alto, California 94301
Attention: Steve Trieu

Email: steve@socialcapital.com
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
Christopher M. Barlow
Email: howard.ellin@skadden.com
christopher.barlow@skadden.com
If to the Company:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Christopher Lapointe, Chief Financial Officer
Email: clapointe@sofi.org
with a copy to:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org
with a copy to each of (which will not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
Goodwin Proctor LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jocelyn M. Arel
Email: jarel@goodwinlaw.com
If to a Company Stockholder:
To such Company Stockholder’s address set forth in Schedule I with a copy to each of (which will not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
Goodwin Proctor LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jocelyn M. Arel

Email: jarel@goodwinlaw.com
Section 3.9   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Several Liability.   The liability of any Company Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Company Stockholder’s breach of such other Company Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
Section 3.11   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

SOFTBANK GROUP CAPITAL LIMITED

By:	/s/ Michel Combes

Name: Michel Combes
Title: Director

SB SONIC HOLDCO (UK) LIMITED

By:	/s/ Adam Westhead

Name: Adam Westhead
Title: Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

CLAYTON AND MARIE WILKES

By:	/s/ Clay Wilkes

Name: Clay Wilkes
Title: Individual

RED CROW CAPITAL, LLC

By:	/s/ Clay Wilkes

Name: Clay Wilkes
Title: Individual
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

SILVER LAKE PARTNERS IV, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Michael Bingle

Name: Michael Bingle
Title: Managing Director

SILVER LAKE TECHNOLOGY INVESTORS IV (DELAWARE II), L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Michael Bingle

Name: Michael Bingle
Title: Managing Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

ANTHONY NOTO

By:	/s/ Anthony Noto
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

CHRISTOPHER LAPOINTE

By:	/s/ Christopher Lapointe
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

MICHELLE GILL

By:	/s/ Michelle Gill
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

MICAH HEAVENER

By:	/s/ Micah Heavener
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

ROBERT LAVET

By:	/s/ Robert Lavet
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

JENNIFER NUCKLES

By:	/s/ Jennifer Nuckles
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

MARIA RENZ

By:	/s/ Maria Renz
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

ASSAF RONEN

By:	/s/ Assaf Ronen
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

LAUREN STAFFORD WEBB

By:	/s/ Lauren Stafford Webb
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

AARON WEBSTER

By:	/s/ Aaron Webster
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

CLAYTON WILKES

By:	/s/ Clayton Wilkes
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

G. THOMPSON HUTTON

By:	/s/ G. Thompson Hutton

HUTTON LIVING TRUST, 12/10/96

By:	/s/ G. Thompson Hutton
Name: G. Thompson Hutton
Title: Managing Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

STEVEN FREIBERG

By:	/s/ Steven Freiberg
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

CLARA LIANG

By:	/s/ Clara Liang
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

MAGDALENA YESIL

By:	/s/ Magdalena Yeşil
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

QIA FIG HOLDING LLC

By:	/s/ Ahmad Mohammed Al-Khanji
Ahmad Mohammed Al-Khanji
Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

WILLIAM TANONA

By:	/s/ William Tanona
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

ANNA AVALOS

By:	/s/ Anna Avalos
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

PETER HARTIGAN

By:	/s/ Peter Hartigan

THE HARTIGAN FAMILY TRUST

By:	/s/ Peter Hartigan
Name: Peter Hartigan
Title: Managing Director

MILLENNIUM TRUST CO., LLC CUSTODIAN FBO PETER HARTIGAN IRA

By:	/s/ Peter Hartigan
Name: Peter Hartigan
Title: Managing Director
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

Company Stockholders:

T. Rowe Price Growth Stock Fund, Inc.
Seasons Series Trust - SA T. Rowe Price Growth Stock Portfolio
Voya Partners, Inc. - VY T. Rowe Price Growth Equity Portfolio
Brighthouse Funds Trust II - T. Rowe Price Large Cap Growth
Portfolio
Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price
Growth Stock Fund
T. Rowe Price Growth Stock Trust
Prudential Retirement Insurance and Annuity Company
Aon Savings Plan Trust
Caleres, Inc. Retirement Plan
Colgate Palmolive Employees Savings and Investment Plan Trust
Brinker Capital Destinations Trust - Destinations Large Cap Equity
Fund
Alight Solutions LLC 401K Plan Trust
MassMutual Select Funds - MassMutual Select T. Rowe Price Large
Cap Blend Fund
Legacy Health Employees’ Retirement Plan
Legacy Health
Each account, severally and not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek

Name: Andrew Baek
Title: Vice President

Address:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President
Phone: 410-345-2090
Email: Andrew.Baek@troweprice.com
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

Company Stockholders:

T. Rowe Price Global Stock Fund
TWU Superannuation Fund
T. Rowe Price Global Focused Growth Equity Fund
The Board of Trustees of the National Provident Fund in its capacity as trustee of the O Fund of the Global Asset Trust
Government Superannuation Fund
Superannuation Funds Management Corporation of South Australia
Superannuation Funds Management Corporation of South Australia
Hostplus Pooled Superannuation Trust
Union Pacific Corporation Master Retirement Trust
UniSuper
T. Rowe Price Global Focused Growth Equity Pool
Arkansas Teacher Retirement System
Each account, severally and not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek

Name: Andrew Baek
Title: Vice President

Address:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President
Phone: 410-345-2090
Email: Andrew.Baek@troweprice.com
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

Company Stockholders:

T. Rowe Price Financial Services Fund, Inc.

By: T. Rowe Price Associates, Inc., Investment Adviser

By:	/s/ Andrew Baek

Name: Andrew Baek
Title: Vice President

Address:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President
Phone: 410-345-2090
Email: Andrew.Baek@troweprice.com
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

Company Stockholders:

T. Rowe Price Mid-Cap Growth Fund, Inc.
T. Rowe Price Institutional Mid-Cap Equity Growth Fund
T. Rowe Price Mid-Cap Growth Portfolio
T. Rowe Price U.S. Equities Trust
Great-West Funds, Inc. - Great-West T. Rowe Price Mid Cap
Growth Fund
TD Mutual Funds - TD U.S. Mid-Cap Growth Fund
MassMutual Select Funds - MassMutual Select Mid Cap Growth
Fund
MML Series Investment Fund - MML Mid Cap Growth Fund
Brighthouse Funds Trust I - T. Rowe Price Mid Cap Growth
Portfolio
Marriott International, Inc. Pooled Investment Trust for Participant
Directed Accounts
T. Rowe Price U.S. Mid-Cap Growth Equity Trust
L'Oreal USA, Inc. Employee Retirement Savings Plan
Costco 401(k) Retirement Plan
MassMutual Select Funds - MassMutual Select T. Rowe Price Small
and Mid Cap Blend Fund
Each account, severally and not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek

Name: Andrew Baek
Title: Vice President

Address:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President
Phone: 410-345-2090
Email: Andrew.Baek@troweprice.com
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

EQUITAS HOLDINGS SPV LP

By:	/s/ Eric Munson

Name: Eric Munson
Title: Managing Member
[Signature Page to Stockholder Support Agreement]

ACQUIROR:

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:	/s/ Chamath Palihapitiya

Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

COMPANY:

SOCIAL FINANCE, INC.

By:	/s/ Anthony Noto

Name: Anthony Noto
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Schedule I
Company Stockholder Subject Shares

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
SoftBank Group Capital Limited	614,425	117,860	1,027,297	669,710	514,034	24,158,553	5,644,720	2,257,365
SoftBank Group Capital Limited
1 Circle Star Way,
4F San Carlos, California 94070
Attn: Stephen Lam
Email: sbgi-legal@softbank.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attn: Susan H. Mac Cormac
Email: SMaccormac@mofo.com

SB Sonic HoldCo (UK) Limited	1,920,628	1,163,894	348,616	9,548,184	1,580,107	20,206,556

Clayton and Marie Wilkes									2,576,561
1077 Duffer Lane
North Salt Lake, UT 84054
Email: tcwilkes@gmail.com
A copy (which shall not constitute notice) shall also be sent to:
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, Utah 84111
Attn: Nolan S. Taylor
Email: Taylor.nolan@dorsey.com

Red Crow Capital, LLC									27,914,056

[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
Silver Lake Partners IV, L.P.	173,113	35,129	4,461	153,329	143,409	82,530	16,599,202	968,549		224,261
Partners
55 Hudson Yards
550 West 34th Street
40th Floor
New York, NY 10001
Attn: Mike Bingle
Andrew J. Schader
Fax: (212) 981-3564
A copy (which shall not constitute notice) shall also be sent to:
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Atif Azher
Email: aazher@stblaw.com
David Wuchenich
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
T: +1-650-251-5161
David.Wuchenich@stblaw.com

Silver Lake Technology Investors IV (Delaware II), L.P.	2,886	586	74	2,557	2,391	1,376	276,765	16,149		3,739

QIA FIG Holding LLC								12,956,557		3,000,000
QIA FIG HOLDING LLC
Office of the General Counsel
Qatar Investment Authority
Ooredoo Tower (Building 14)
Al Dafna Street (Street 801)
Al Dafna (Zone 61)
Doha, Qatar
Attn: General Counsel
Email: notices.legal@qia.qa; notices.M&A@qia.qa; notices.FIG@qia.qa
A copy (which shall not constitute notice) shall also be sent to:
Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Attn: Michael S. Dorf (mdorf@shearman.com)

[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
Anthony Noto	1,093,129							25,914		6,000	c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: anoto@sofi.org
Christopher Lapointe	102,776										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: clapointe@sofi.org
Michelle Gill	571,301										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: mgill@sofi.org
Micah Heavener	45,000										c/o SoFi Town Center Two, 5335 Gate Parkway, Jacksonville, FL 32256 Email: mheavener@sofi.org
Robert Lavet	714,704										c/o SoFi 10701 Parkridge Blvd, Suite 120, Reston, VA 20191 Email: rlavet@sofi.org
Jennifer Nuckles	62,011										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: jnuckles@sofi.org
Maria Renz											c/o SoFi 520 Pike Place, Suite 2200, Seattle WA 98101 Email: mrenz@sofi.org
Assaf Ronen	186,104										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: aronen@sofi.org
Lauren Stafford Webb	55,061										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: lstaffordwebb@sofi.org
Aaron Webster	103,946										c/o SoFi 1000 Palm Blvd #605 Isle of Palms, SC 29451 Email: awebster@sofi.org

[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
Clayton Wilkes
1077 Duffer Lane
North Salt Lake, UT 84054
Email: tcwilkes@gmail.com
A copy (which shall not constitute notice) shall also be sent to:
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, Utah 84111
Attn: Nolan S. Taylor
Email: Taylor.nolan@dorsey.com

William Tanona	92,663										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: btanona@sofi.org
Anna Avalos	50,516										c/o SoFi 234 1st Street, San Francisco, CA 94105 Email: aavalos@sofi.org
G. Thompson Hutton	148,441	120,834									2 Santiago Avenue, Atherton, C A 94027 Email: tom@thompsonhutton.com
Steven Freiberg	260,248										7663 Fenwick Place, Boca Raton, FL 33496 Email: stevenfreiberg@gmail.com
Clara Liang											c/o Airbnb, 888 Brannan Street, San Francisco, CA 94103 Email: clara.liang@gmail.com
Magdalena Yeşil		200,000									2306 Mar East St., Tiburon CA 94920 Email: magdalena.yesil@informed.iq
Peter Hartigan	7,083										36 Elizabeth Street, San Francisco, CA 94110, Email: pete@trusted.ventures
The Hartigan Family Trust	682,979
T. Rowe Price Growth Stock Fund, Inc.	7,326,366										T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
Seasons Series Trust – SA T. Rowe Price Growth Stock Portfolio	49,251										Attn.: Andrew Baek, Vice President Phone: 410-345-2090 E-mail: andrew.baek@troweprice.com
Voya Partners, Inc. – VY T. Rowe Price Growth Equity Portfolio	213,097
Brighthouse Funds Trust II – T. Rowe Price Large Cap Growth Portfolio	290,462
Lincoln Variable Insurance Products Trust – LVIP T. Rowe Price Growth Stock Fund	195,791
T. Rowe Price Growth Stock Trust	2,458,867
Prudential Retirement Insurance and Annuity Company	179,432
Aon Savings Plan Trust	23,887
Caleres, Inc. Retirement Plan	5,070
Colgate Palmolive Employees Savings and Investment Plan Trust	23,695
Brinker Capital Destinations Trust – Destinations Large Cap Equity Fund	118,586
Alight Solutions LLC 401K Plan Trust	8,594
MassMutual Select Funds – MassMutual Select T. Rowe Price Large Cap Blend Fund	102,690
Legacy Health Employees’ Retirement Plan	8,247
Legacy Health	9,386

[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
T. Rowe Price Global Stock Fund	844,835
TWU Superannuation Fund	18,564
T. Rowe Price Global Focused Growth Equity Fund	29,297
The Board of Trustees of the National Provident Fund in its capacity as trustee of the O Fund of the Global Asset Trust	26,170
Government Superannuation Fund	38,622
Superannuation Funds Management Corporation of South Australia	26,120
Superannuation Funds Management Corporation of South Australia	166,020
Hostplus Pooled Superannuation Trust	32,157
Union Pacific Corporation Master Retirement Trust	46,401
UniSuper	141,049
T. Rowe Price Global Focused Growth Equity Pool	11,069
Arkansas Teacher Retirement System	202,417
T. Rowe Price Financial Services Fund, Inc.	109,559
T. Rowe Price Mid-Cap Growth Fund, Inc.	4,090,313
T. Rowe Price Institutional Mid-Cap Equity Growth Fund	837,540
T. Rowe Price Mid-Cap Growth Portfolio	64,381
[Schedule I to Stockholder Support Agreement]

Holder	Common	Series A Outstanding	Series B Outstanding	Series D Outstanding	Series E Outstanding	Series F Outstanding	Series G Outstanding	Series H Outstanding	Series H-1 Outstanding	Series 1 Outstanding	Notice Information
T. Rowe Price U.S. Equities Trust	28,227
Great-West Funds, Inc. – Great-West T. Rowe Price Mid Cap Growth Fund	214,078
TD Mutual Funds – TD U.S. Mid-Cap Growth Fund	261,449
MassMutual Select Funds – MassMutual Select Mid Cap Growth Fund	791,755
MML Series Investment Fund – MML Mid Cap Growth Fund	44,149
Brighthouse Funds Trust I – T. Rowe Price Mid Cap Growth Portfolio	196,078
Marriott International, Inc. Pooled Investment Trust for Participant Directed Accounts	68,856
T. Rowe Price U.S. Mid-Cap Growth Equity Trust	568,012
L’Oreal USA, Inc. Employee Retirement Savings Plan	18,930
Costco 401(k) Retirement Plan	152,486
MassMutual Select Funds – MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund	25,347
Equitas Holdings SPV LP			89,538	1,042,462	220,814	2,184,091					1345 Avenue of the Americas, FL 33 New York, NY 10105 Attn: Eric Munson Email: eric@adit.vc
Total:	26,954,316	1,638,303	1,469,986	11,416,242	2,460,755	46,633,106	22,520,687	16,224,534	30,490,617	3,234,000
[Schedule I to Stockholder Support Agreement]

Schedule II
Parties to the Registration Rights Agreement
1.SB Sonic HoldCo UK
2.SoftBank Group Capital Limited
3.Silver Lake Partners IV, L.P.
4.Silver Lake Technology Investors IV (Delaware II), L.P.
5.QIA FIG Holding LLC
6.Red Crow Capital, LLC
[Schedule II to Stockholder Support Agreement]

Schedule III
Parties to the Series 1 Registration Rights Agreement
1.Silver Lake Partners IV, L.P.
2.Silver Lake Technology Investors IV (Delaware II), L.P.
3.QIA FIG Holding LLC
4.Anthony Noto
[Schedule III to Stockholder Support Agreement]

Schedule IV
Parties to the Shareholders’ Agreement
1.SB Sonic HoldCo UK
2.SoftBank Group Capital Limited
3.Silver Lake Partners IV, L.P.
4.Silver Lake Technology Investors IV (Delaware II), L.P.
5.QIA FIG Holding LLC
6.Red Crow Capital, LLC
[Schedule IV to Stockholder Support Agreement]

Schedule V
Parties to the Lock-Up Agreement
1.SB Sonic HoldCo UK
2.SoftBank Group Capital Limited
3.Clay and Marie Wilkes
4.Red Crow Capital, LLC
5.Silver Lake Partners IV, L.P.
6.Silver Lake Technology Investors IV (Delaware II), L.P.
7.QIA FIG Holding LLC
8.Anthony Noto
9.Christopher Lapointe
10.Michelle Gill
11.Micah Heavener
12.Robert Lavet
13.Jennifer Nuckles
14.Maria Renz
15.Assaf Ronen
16.Lauren Stafford Webb
17.Aaron Webster
18.Clayton Wilkes
19.William Tanona
20.Anna Avalos
21.Tom Hutton
22.Steven Freiberg
23.Clara Liang
24.Magdalena Yeşil
[Schedule V to Stockholder Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of [•], 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Social Finance, Inc., a Delaware corporation, and the Company Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [], 2021

By:

Name:
Title:

Address for Notices:

With copies to:
[Annex A to Stockholder Support Agreement]

Annex C
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 7, 2021 by and among SCH Sponsor V LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Social Finance, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 20,125,000 Acquiror Common Shares and 8,000,000 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by such Sponsor (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
Section 1.3   New Shares.   In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or

affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.
Section 1.4 Closing Date Deliverables On the Closing Date, each of the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco, certain of the Company’s stockholders or their respective affiliates, as applicable, and the other Holders (as defined therein) party thereto, in substantially the form attached as Exhibit C to the Merger Agreement. On the Closing Date, each of the Sponsors shall deliver to Acquiror and the Company a duly executed copy of that certain Shareholders Agreement, by and among Acquiror, the Sponsors and certain of the Company’s stockholders or their respective affiliates, substantially in the form attached as Exhibit D to the Merger Agreement.
Section 1.5   Sponsor Support Agreements.
(a)At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:
(i)in favor of each Transaction Proposal;
(ii)against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii)against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the transactions contemplated thereby);
(iv)against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and
(v)against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, any Ancillary Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, any Ancillary Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.
Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 1, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including without limitation the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c)During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6   Additional Agreements.
(a)Notwithstanding anything to the contrary in any other agreement or contract to which a Sponsor is bound, each Sponsor (for itself, himself or herself and for its, his or her successors, heirs and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives, to the fullest extent permitted by law and Acquiror’s Amended and Restated Memorandum and Articles of Association, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Acquiror Class B Common Stock held by such Sponsor convert into shares of Acquiror Common Stock in connection with the transactions contemplated by the Merger Agreement (including the Domestication).
(b)Acquiror and each Sponsor hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to Acquiror or any Subsidiary of Acquiror by any Sponsor as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which Acquiror or a Sponsor is bound, Acquiror shall repay such outstanding amounts to such Sponsor at the Closing solely in cash, and such Sponsor shall not require any portion of such repayment to occur in the form of warrants to purchase any securities of Acquiror or any other form.
Section 1.7   Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.8   No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire

(directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)Brokerage Fees.   Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
(h)No Other Representations or Warranties.   Except for the representations and warranties made by the Sponsors in this ARTICLE II, no Sponsor nor any other Person makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Sponsor expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER

DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 3.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
Social Capital Hedosophia Holdings Corp. V
317 University Avenue, Suite 200
Palo Alto, California 94301

Attention: Steve Trieu
Email: steve@socialcapital.com
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin
Christopher M. Barlow
Email: howard.ellin@skadden.com
christopher.barlow@skadden.com
If to the Company:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Christopher Lapointe, Chief Financial Officer
Email: clapointe@sofi.org
with a copy to:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org
with copies to each of (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jocelyn M. Arel
Email: jarel@goodwinlaw.com
If to a Sponsor:
To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
Christopher M. Barlow
Email: howard.ellin@skadden.com
christopher.barlow@skadden.com

Section 3.9   Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

SCH SPONSOR V LLC

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya

/s/ Ian Osborne
Name: Ian Osborne

/s/ Steven Trieu
Name: Steven Trieu

/s/ Simon Williams
Name: Simon Williams

/s/ Jay Parikh
Name: Jay Parikh

/s/ Jennifer Dulski
Name: Jennifer Dulski
[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:

SOCIAL FINANCE, INC

By:	/s/ Anthony Noto
Name: Anthony Noto
Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acqurior Common Shares	Acqurior Warrants
SCH Sponsor V LLC	20,125,000	8,000,000
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Chamath Palihapitiya	—(1)	—(1)
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Ian Osborne	—(1)	—(1)
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Steven Trieu	—	—
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Simon Williams	—	—
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Jay Parikh	100,000	—
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
Jennifer Dulski	100,000(2)	—
c/o Social Capital Hedosophia Holding Corp. V 317 University Ave, Suite 200, Palo Alto, CA 94301
_____________________________
(1)Messrs. Palihapitiya and Osborne may be deemed to beneficially own securities held by SCH Sponsor V LLC by virtue of their shared control over SCH Sponsor V LLC. Each of Messrs. Palihapitiya and Osborne disclaims beneficial ownership of securities held by SCH Sponsor V LLC.
(2)Includes 100,000 restricted stock units (“RSUs”), granted to Ms. Dulski pursuant to a Director Restricted Stock Unit Award Agreement, dated November 13, 2020, between Acquiror and Ms. Dulski, which grant is contingent on both the consummation of an initial business combination with Acquiror and a shareholder approved equity plan. The RSUs will vest upon the consummation of such initial business combination and represent 100,000 Class A ordinary shares of Acquiror that will settle on a date selected by the Company in the year following the year in which such consummation occurs.
[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements
1.Letter Agreement, dated October 8, 2020, among Acquiror, the Sponsor, Chamath Palihapitiya, Ian Osborne, Steven Trieu, Simon Williams and Jay Parikh.
2.Registration Rights Agreement, dated October 8, 2020, among Acquiror, the Sponsor and Jay Parikh.
3.Administrative Services Agreement, dated October 8, 2020, between Acquiror and Social Capital Holdings, Inc.
4.Sponsor Warrants Purchase Agreement, dated October 8, 2020, between Acquiror and the Sponsor.
5.Indemnity Agreement, dated October 8, 2020, between Acquiror and Chamath Palihapitiya.
6.Indemnity Agreement, dated October 8, 2020, between Acquiror and Ian Osborne.
7.Indemnity Agreement, dated October 8, 2020, between Acquiror and Jay Parikh.
8.Indemnity Agreement, dated October 8, 2020, between Acquiror and Steven Trieu.
9.Indemnity Agreement, dated October 8, 2020, between Acquiror and Simon Williams.
10.Letter Agreement, dated November 13, 2020, between Acquiror and Jennifer Dulski.
11.Indemnity Agreement, dated November 13, 2020, between Acquiror and Jennifer Dulski.
12.Director Restricted Stock Unit Award Agreement, dated November 13, 2020, between Acquiror and Jennifer Dulski.
[Schedule II to Sponsor Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [•], 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Social Finance, Inc., a Delaware corporation, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•], 2021

By:

Name:
Title:

Address for Notices:

With copies to:

First Amendment To Sponsor Support Agreement

This First Amendment to Sponsor Support Agreement (this “Amendment”), dated as of March 16, 2021, is made by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (“Acquiror”), SCH Sponsor V LLC, a Cayman Islands limited company (“Sponsor Holdco”), and Social Finance, Inc., a Delaware corporation (the “Company”) (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Sponsor Support Agreement, dated as of January 7, 2021, by and among the Parties and the Persons set forth on Schedule I thereto (the “Agreement”).

WHEREAS, Section 3.6 of the Agreement provides that the Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.Amendment to Section 1.4. The reference to “Exhibit D” in Section 1.4 of the Agreement shall be deleted and replaced with “Exhibit E,” it being understood that such reference to Exhibit E shall be to such exhibit as amended by that certain First Amendment to the Merger Agreement, dated as of the date hereof.

2.Full Force and Effect; Amendment. Except as expressly amended hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

3.Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument.

4.Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first written above.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:
Name:
Title:

SCH SPONSOR V LLC

By:
Name:
Title:

SOCIAL FINANCE, INC.

By:
Name:
Title:

Annex D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 7, 2021, by and between Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company (“IPOE”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among IPOE, Social Finance, Inc., a Delaware corporation (the “Company”), Plutus Merger Sub Inc., a Delaware corporation (“Plutus Merger Sub”), and the other parties thereto, pursuant to which, among other things, Plutus Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of IPOE, and IPOE will change its name to “SoFi Technologies, Inc.”, on the terms and subject to the conditions therein (the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), IPOE will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, IPOE is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of IPOE’s Class A ordinary shares, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, IPOE is entering into: (a) separate subscription agreements with certain other investors that are existing directors, officers or equityholders of IPOE, SCH Sponsor V LLC, a Cayman Islands limited liability company and/or their respective affiliates with an aggregate purchase price of $275,000,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); and (b) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Insider PIPE Investors) with an aggregate purchase price of $950,000,000 (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and IPOE acknowledges and agrees as follows:
1.Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from IPOE the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) IPOE to the Investor (the “Closing Notice”), that IPOE reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three (3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by IPOE in the Closing Notice. On the Closing Date, IPOE shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on IPOE’s share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as IPOE remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to IPOE a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, the Subscription Amount will promptly (but not later than two (2) business days thereafter) be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and canceled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.
3.Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such); and (c)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by IPOE, and (ii) solely with respect to the IPOE’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.
4.Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.IPOE Representations and Warranties.   IPOE represents and warrants to the Investor, as of the date hereof and as of the Closing Date:
(a)IPOE is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). IPOE has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, IPOE will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under IPOE’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or laws of the Cayman Islands, as the case may be.
(c)This Subscription Agreement has been duly authorized, executed and delivered by IPOE and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against IPOE in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)The issuance and sale by IPOE of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of IPOE or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which IPOE or any of its subsidiaries is a party or by which IPOE or any of its subsidiaries is bound or to which any of the property or assets of IPOE is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of IPOE and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of IPOE to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of IPOE; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over IPOE or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of IPOE to comply in all material respects with its obligations under this Subscription Agreement.
(e)As of their respective filing dates, all reports required to be filed by IPOE with the U.S. Securities and Exchange Commission (the “SEC”) since October 14, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that IPOE makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by IPOE with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. IPOE has timely filed with the SEC each SEC Report that IPOE was required to file with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by IPOE from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(f)IPOE is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange or Nasdaq, including with respect to obtaining approval of IPOE’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)As of the date hereof, IPOE has not received any written communication from a governmental authority that alleges that IPOE is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by IPOE to the Investor.
(i)Neither IPOE nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j)As of the date hereof, the issued and outstanding Class A ordinary shares of IPOE are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. Following the Domestication, the Shares are expected to be registered under the Exchange Act and to be listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of IPOE, threatened against IPOE by the NYSE or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on the NYSE, excluding, for the purposes of clarity, the customary ongoing review by NYSE in connection with the Transaction and any action in connection with the pre-Domestication Class A ordinary shares of IPOE in connection with the Domestication. IPOE has taken no action that is designed to terminate the registration of the Shares under the Exchange Act prior to the Closing.
(k)IPOE is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).
(l)The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of common stock being acquired by the Investor hereunder and at the same Per Share Subscription Price.
(m)IPOE acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Investor effecting a pledge of Shares shall not be required to provide IPOE with any notice thereof or otherwise make any delivery to IPOE pursuant to this Agreement. IPOE hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Investor.
6.Investor Representations and Warranties.   The Investor represents and warrants to IPOE, as of the date hereof and as of the Closing Date:
(a)The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
(b)The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that IPOE is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to IPOE or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c)The Investor acknowledges and agrees that the Investor is purchasing the Shares from IPOE. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of IPOE, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of IPOE expressly set forth in Section 5 of this Subscription Agreement.
(d)The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to IPOE, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed IPOE’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e)The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and IPOE, the Company or a representative of IPOE or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and IPOE, the Company or a representative of IPOE or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, IPOE, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of IPOE contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in IPOE.
(f)The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in IPOE’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither IPOE nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(g)Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in IPOE. The Investor acknowledges specifically that a possibility of total loss exists.
(h)In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of IPOE in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning IPOE, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i)The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(j)The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k)The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of IPOE, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l)Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially

Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(m)If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither IPOE nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(n)No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.
(o)None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to IPOE, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by IPOE.
(p)In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.
(q)The Investor has or has commitments to have and, when required to deliver payment to IPOE pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
(r)The Investor (for itself and for each account for which such Investor is acquiring the Shares) acknowledges that such Investor is aware that Goldman Sachs & Co. LLC is acting as one of IPOE’s Placement Agents and Goldman Sachs & Co. LLC is acting as financial advisor to the Company in connection with the Transaction.

7.Registration Rights.
(a)IPOE agrees that, within ten (10) business days following the Closing Date (such deadline, the “Filing Deadline”), IPOE will submit to or file with the SEC a registration statement on Form S-1 or Form S-3 (if IPOE is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and IPOE shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies IPOE that it will “review” the Registration Statement) following the Closing and (ii) the 5th business day after the date IPOE is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, provided, however, that the Registration Statement shall not be required to become effective prior to the 30th calendar day following the Closing Date (such applicable date, the “Effectiveness Deadline”); provided, however, that IPOE’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to IPOE such information regarding the Investor or its permitted assigns, the securities of IPOE held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by IPOE to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as IPOE may reasonably request that are customary of a selling stockholder in similar situations, including providing that IPOE shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, IPOE will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by IPOE to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve IPOE of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)At its expense IPOE shall:
(i)except for such times as IPOE is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which IPOE determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for IPOE to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which IPOE is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii)during the Registration Period, advise the Investor, as expeditiously as possible:
(1)when a Registration Statement or any amendment thereto has been filed with the SEC;
(2)after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)of the receipt by IPOE of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, IPOE shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding IPOE other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding IPOE;
(iii)during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as IPOE is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, IPOE shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by IPOE have been listed;
(vi)during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii)during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.
(c)Notwithstanding anything to the contrary in this Subscription Agreement, IPOE shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by IPOE or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event IPOE’s board of directors reasonably believes would require additional disclosure by IPOE in the Registration Statement of material information that IPOE has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of IPOE’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that IPOE may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from IPOE of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which IPOE agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by IPOE that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by IPOE unless otherwise required by law or subpoena. If so directed by IPOE, the Investor will deliver to IPOE or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)Indemnification.
(i)IPOE agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, advisers and each person who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to IPOE by or on behalf of the Investor expressly for use therein.
(ii)In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to IPOE in writing such information and affidavits as IPOE reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify IPOE, its directors and officers and each person or entity who controls IPOE (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii)Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.
(e)If the Shares acquired hereunder are either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without restriction under, and without IPOE being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Subscriber’s request, IPOE will reasonably cooperate with IPOE’s transfer agent, such that any remaining restrictive legend set forth on such Shares will be removed in connection with a sale of such shares.
8.Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto (and the Company) to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to, the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; and (d) December 31, 2021 if the closing of the Transaction has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. IPOE shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to IPOE in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.
9.Trust Account Waiver.   The Investor acknowledges that IPOE is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving IPOE and one or more businesses or assets. The Investor further acknowledges that, as described in IPOE’s prospectus relating to its initial public offering dated October 8, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of IPOE’s assets consist of the cash proceeds of IPOE’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of IPOE, its public shareholders and the underwriter of IPOE’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to IPOE to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of IPOE entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of IPOE acquired by any means other than pursuant to this Subscription Agreement.
10.Miscellaneous.
(a)Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to IPOE hereunder or any of IPOE’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b)IPOE may request from the Investor such additional information as IPOE may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Investor acknowledges that IPOE may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of IPOE.
(c)The Investor acknowledges that IPOE and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of IPOE) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify IPOE, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.
(d)IPOE, the Placement Agents, the Company and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(f)This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 8(b), Section 10(c), Section 10(d) and Section 10(f) with respect to the persons referenced therein (who shall be express third party beneficiaries of and entitled to enforce such provisions), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h)Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR,TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(m)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).
11.Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of IPOE expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in IPOE. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than IPOE), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of IPOE, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
12.Press Releases. IPOE shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K or a Form S-4 for the Transaction (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that IPOE or any of its officers, employees or agents on behalf of IPOE, has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with IPOE or any of its affiliates, and, to the knowledge of IPOE, the Investor shall not be in possession of any material, non-public information received from IPOE or any of its officers, directors, employees or agents. All press releases or other public communications relating to the transactions contemplated hereby between IPOE and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) IPOE, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor. The restriction in this Section 12 shall not apply to the extent such disclosure is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
13.Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to IPOE, to:
Social Capital Hedosophia Holdings Corp. V
317 University Avenue
Palo Alto, California 94301
Attention: Steve Trieu
Email: steve@socialcapital.com
with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
Christopher M. Barlow
P. Michelle Gasaway
Email: howard.ellin@skadden.com
christopher.barlow@skadden.com
michelle.gasaway@skadden.com
and
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
with copies to (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
and
Goodwin Proctor LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jocelyn M. Arel
Email: jarel@goodwinlaw.com
If to Placement Agent, to:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, N.Y. 10010-3629
Attention: LCD-IBD
and
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York, 10013
Attention: General Counsel
and
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attention: Legal Department
with copies to (which shall not constitute notice), to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Attention: Merritt Johnson
Email: Merritt.Johnson@Shearman.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:_______________________________________
Name:____________________________________
Title:_____________________________________

Name in which Shares are to be registered (if different):	Date: _____________ , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:_____________________________________	Attn:____________________________________
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by IPOE in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, IPOE has accepted this Subscription Agreement as of the date set forth below.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:

Name:
Title:

Date: , 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐    We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”
2.☐ We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐    Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐    Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or
☐    Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

Annex E
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among SoFi Technologies, Inc., a Delaware corporation (the “Company”) (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), SCH Sponsor V LLC, a Cayman Islands limited liability company (the “Sponsor”), certain stockholders of Social Finance, Inc., a Delaware corporation (“SoFi”), as set forth on Schedule 1 hereto (such stockholders, the “SoFi Holders”), Jay Parikh and Jennifer Dulski (together with Jay Parikh, the “Director Holders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the SoFi Holders, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of October 8, 2020 (the “Original RRA”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of January 7, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, SoFi and the other parties thereto;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the SoFi Holders received shares of [Common Stock], par value $0.0001 per share (the “Common Stock”), of the Company;
WHEREAS, on the date hereof, the Investor Stockholders purchased an aggregate of [20,000,000] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [  ], 2021, entered into by and between the Company and each of the Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1.Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.10.
“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as necessary to as expeditiously as possible make such determination and conclude such investigation or inquiry.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 5.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Director Holders” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Investor Stockholders” shall have the meaning given in the Preamble hereto.
“Joinder” shall have the meaning given in Section 5.10.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);
(C)printing, messenger, telephone and delivery expenses;
(D)fees and disbursements of counsel for the Company;

(E)fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;
(F)all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
(G)the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and
(H)in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“SoFi” shall have the meaning given in the Preamble hereto.
“SoFi Holders” shall have the meaning given in the Preamble hereto.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1.Shelf Registration.
2.1.1.Filing.    As soon as practicable but no later than forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2.Subsequent Shelf Registration.    If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3.Additional Registrable Securities.    Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a SoFi Holder, an Investor Stockholder or a Director Holder, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each SoFi Holder, each Investor Stockholder and each Director Holder; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4.Requests for Underwritten Shelf Takedowns.    Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a SoFi Holder (any of the Sponsor, an Investor Stockholder or a SoFi Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and a SoFi Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5.Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6.Withdrawal.    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a SoFi Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the SoFi Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Stockholder or a SoFi Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such SoFi Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2.Piggyback Registration.
2.2.1Piggyback Rights.    Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) filed in connection with a confidentially marketed public offering by the Company of primary shares, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the

Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders ).
2.4Block Trades.
2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.
2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders. The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;
3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;
3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;
3.1.11obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders and (C) deliver such documents and certificates as are reasonably requested by the majority-in-interest of the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;
3.1.14in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;
3.1.17cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);
3.1.18cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any filings required to be made with FINRA; and
3.1.19otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.
3.2Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.
3.4.2Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) be seriously detrimental to the Company and as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose; provided, that in the event of an Adverse Disclosure in respect of clause (iii)(B) of the definition thereof, any such delay or suspension shall not in any event exceed 15 days. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3(a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.
3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period.
3.5Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1Indemnification.
4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.
4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
4.1.5If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
4.1.6The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V
MISCELLANEOUS
5.1Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [·], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2Assignment; No Third Party Beneficiaries.
5.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the SoFi Holders, the Investor Stockholders, the Director Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the SoFi Holders shall be permitted to transfer its rights hereunder as the SoFi Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such SoFi Holder (it being understood that no such transfer shall reduce any rights of such SoFi Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
5.2.3This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT

SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
5.5TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each SoFi Holder so long as such SoFi Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
5.7Other Registration Rights.   Other than as provided in the Warrant Agreement, dated as of April 21, 2020, between the Company and Continental Stock Transfer & Trust Company and the Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Stockholder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Stockholder, and (c) a SoFi Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such SoFi Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8Term.   This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.
5.9Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor, each SoFi Holder and each Investor Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of

Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12Specific Performance.   Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
5.13Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
[Newco]
a Delaware corporation
By: __________________________________
Name:
Title:
HOLDERS:
SCH Sponsor V LLC
a Cayman Islands limited liability company
By: __________________________________
Name:
Title:
[Entity SoFi Holders]
a [•]
By: _________________________________
Name:
Title:
______________________________________
[Individual SoFi Holders]
______________________________________
Jay Parikh
______________________________________
Jennifer Dulski
[Signature Page to Amended and Restated Registration Rights Agreement]

[Investor Stockholders]
a [•]
By: __________________________________
Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1
SoFi Holders
[TO COME]

Schedule 2
Investor Stockholders
[TO COME]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [NewCo], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [               ].
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of       , 20  .

Signature of Stockholder

Print Name of Stockholder
Its:

Address :

Agreed and Accepted as of
, 20

[Newco]

By: ___________________________________
Name:
Its:

Annex F
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among SoFi Technologies, Inc., a Delaware corporation (the “Company”) (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and certain stockholders of Social Finance, Inc., a Delaware corporation (“SoFi”), as set forth on Schedule 1 hereto (such stockholders, the “Series 1 Holders” and, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of January 7, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, SoFi and Plutus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Series 1 Holders received shares of Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0000025 per share (the “Series 1 Preferred Stock”) of the Company;
WHEREAS, the Company and the Series 1 Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Series 1 Holders certain registration rights with respect to the Series 1 Preferred Stock as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as necessary to as expeditiously as possible make such determination and conclude such investigation or inquiry.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
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“Commission” shall mean the Securities and Exchange Commission.” Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. “Demanding Holder” shall have the meaning given in Section 2.1.4. “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities. “Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective permitted transferees and the company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
Redeemable Preferred Stock” has the meaning assigned to such term in the Company’s certificate of incorporation.
“Registrable Security” shall mean (a) any outstanding shares of Series 1 Preferred Stock; and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to shares of Series 1 Preferred Stock by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) so long as such Holder and its affiliates beneficially own less than one (1.0)% of the outstanding shares of the Series 1 Preferred Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Series 1 Preferred Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Series 1 Preferred Stock is then listed;
(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);
(C)printing, messenger, telephone and delivery expenses;
(D)fees and disbursements of counsel for the Company;
(E)Fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;
(F)all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
(G)the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and
(H)in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Series 1 Holders” shall have the meaning given in the Preamble hereto.
“Series 1 Preferred Stock” shall have the meaning given in the Recitals hereto.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“SoFi” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole
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or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1Shelf Registration.
2.1.1Filing. As soon as practicable but no later than forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another
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appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Series 1 Holder, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each Series 1 Holder; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.
2.1.4Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Series 1 Holder (any Series 1 Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Any Series 1 Holder may demand not more than (i) one (1) Underwritten Shelf Takedown within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Series 1 Preferred Stock or other Redeemable Preferred Stock that the Company desires to sell and all other shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of shares of Series 1 Preferred Stock or other Redeemable Preferred Stock that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Series 1 Preferred Stock or other Redeemable Preferred Stock proposed to be sold by Company or by other holders of Series 1 Preferred Stock or other Redeemable Preferred Stock, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that a Series 1 Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Series 1 Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, a Series 1 Holder may elect to continue an
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Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Series 1 Holder for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2Piggyback Registration
2.2.2Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, either Registrable Securities or other Redeemable Preferred Stock, or securities or other obligations exercisable or exchangeable for, or convertible into either Registrable Securities or other Redeemable Preferred Stock, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) a dividend reinvestment plan or (v) a Block Trade or (vi) filed in connection with a confidentially marketed public offering by the Company of primary shares, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.3Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Series 1 Preferred Stock or other Redeemable Preferred Stock that the Company desires to sell, taken together with (i) the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant
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to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities , subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Series 1 Preferred Stock or other Redeemable Preferred Stock, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.4Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.5Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3Market Stand-off.   In connection with any Underwritten Offering of Series 1 Preferred Stock or other Redeemable Preferred Stock (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Series 1 Preferred Stock or other Redeemable Preferred Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders ).
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2.4Block Trades.
2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.
2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one (1%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable
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comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders. The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;
3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;
3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such
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representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;
3.1.11obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders and (C) deliver such documents and certificates as are reasonably requested by the majority-in-interest of the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;
3.1.14in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;
3.1.17cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);
3.1.18cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any filings required to be made with FINRA; and
3.1.19otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
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Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.
3.2Registration Expenses.    The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for Series 1 Preferred Stock or other Redeemable Preferred Stock pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.
3.4.2Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) be seriously detrimental to the Company and as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose; provided, that in the event of an Adverse Disclosure in respect of clause (iii)(B) of the definition thereof, any such delay or suspension shall not in any event exceed 15 days. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3(a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness
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of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section. or 2.4.
3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three occasions or for more than ninety (90)consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period.
3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Series 1 Preferred Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1Indemnification.
4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall
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indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party, and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.
4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
4.1.5If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities
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referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
4.1.6The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.
ARTICLE V
MISCELLANEOUS
5.1Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2Assignment; No Third Party Beneficiaries.
5.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Holders shall be permitted to transfer its rights hereunder as the Holder to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (it being understood that no such transfer shall reduce any rights of such Holder or such transferees),
5.2.3This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability
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as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
5.5TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of shares of Series 1 Preferred Stock shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
5.7 Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of April 21, 2020, between the Company and Continental Stock Transfer & Trust Company and the Subscription Agreements, each dated as of [•], 2021, entered into by and between the Company and each of the stockholders of the Company party thereto, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as at least five percent (5%) of the shares of Series 1 Preferred Stock outstanding as of the date of this Agreement remain outstanding and constitute Registrable Securities, the Company hereby agrees and covenants that it will not grant rights to register any Series 1 Preferred Stock or any other class or series of Redeemable Preferred Stock pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without the prior written consent of the Holders of a majority of the total Registrable Securities.
5.8Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.
5.9Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10[Reserved].
5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
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5.12Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
5.13Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
[SIGNATURE PAGES FOLLOW]
F-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[SoFi Technologies, Inc]
a Delaware corporation

By:_______________________________________
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDERS:
QIA FIG Holding LLC
By: ____________________________________
Name:
Title:
Silver Lake Partners IV, L.P.
Name: Silver Lake Technology Associates IV, L.P.
Title: General Partner
Name: SLTA IV (GP), L.L.C.
Title: General Partner
Name: Silver Lake Group, L.L.C.
Title: Managing Member
By: ____________________________________
Name:
Title:
Silver Lake Technology Investors IV (Delaware II), L.P.
Name: Silver Lake Technology Associates IV, L.P.
Title: General Partner
Name: SLTA IV (GP), L.L.C.
Title: General Partner
Name: Silver Lake Group, L.L.C.
Title: Managing Member
By: ____________________________________
Name:
Title:
[Signature Page to Registration Rights Agreement]

_________________________________________________
Anthony Noto
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1
Holders
QIA FIG Holding LLC
Silver Lake Partners IV, L.P.
Silver Lake Technology Investors IV (Delaware II), L.P.
Anthony Noto

ANNEX G
SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement (this “Agreement”) is made and entered into as of [•], by and among SoFi Technologies, Inc. a Delaware corporation (the “Company”) (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), SCH Sponsor V LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former shareholders of Social Finance, Inc., a Delaware corporation (“SoFi”) identified on the signature pages hereto (such shareholders, the “SoFi Investors”, and together with the Sponsor, the “Investors”). Each of the Investors and the Company are referred to herein as a “party” and collectively as “parties”).
RECITALS
WHEREAS, the Company and SoFi entered into that certain Agreement and Plan of Merger, dated as of January 7, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and SoFi;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the SoFi Investors received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain SoFi Investors received shares of non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”), of the Company;
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement; and
WHEREAS, the parties desire to set forth certain rights and obligations with respect to certain matters, including those relating to the Company’s Board of Directors (the “Board”)
AGREEMENT
In consideration of the foregoing and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Defined Terms; Interpretation.
1.1“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Investor shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Investor for purposes of this Agreement; provided, further, that none of the SoftBank Investors shall be deemed an Affiliate of Renren SF Holdings, Inc. for purposes of this Agreement.
1.2“Affiliated Fund” means an affiliated fund or entity of an Investor, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment adviser.
1.3“Aggregate Repurchase Amount” means two-hundred and fifty million dollars ($250,000,000).
1.4“Common Shares” means shares of Common Stock and Non-Voting Common Stock.
1.5“NYSE” means the New York Stock Exchange.
1.6“NYSE Listing Standard” means NYSE listing standards, taking into account the specific factors and guidance set forth in Section 303A.02 of the NYSE Listed Company Handbook, including the commentary thereto.
1.7“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

1.8Permitted Sale Shares” means the number of Common Shares sold by the applicable Repurchase Investor in the Bank Charter Repurchase or pursuant to Section 2.3.
1.9“Pro Rata Share” means, with respect to any Repurchase Investor, the quotient obtained by dividing (i) the number of Common Shares beneficially owned by such Repurchase Investor as of immediately prior to a Covered Repurchase by (ii) the aggregate number of Common Shares beneficially owned by all Repurchase Investors as of immediately prior to a Covered Repurchase, expressed as a percentage.
1.10“QIA Director Nomination Number” means (a) one (1) QIA Nominee for so long as the QIA Investors beneficially own in the aggregate such number of Common Shares equal to either (i) at least [•]1 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares or (ii) at least five percent of the issued and outstanding Common Shares and (b) zero (0) QIA Nominees at any time after the QIA Investors beneficially own in the aggregate such number of Common Shares equal to (i) less than [•]2 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares and (ii) less than five percent of the issued and outstanding Common Shares.
1.11“QIA Investors” means QIA FIG Holding LLC and any Affiliated Fund of the foregoing to whom it has transferred Common Shares.
1.12“QIA Nominee” means [•], collectively with any Replacement QIA Nominee.
1.13“Red Crow Director Nomination Number” means (a) one (1) Red Crow Nominee for so long as the Red Crow Investors beneficially own in the aggregate either (i) at least [•]3 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) or (ii) at least five percent of the issued and outstanding Common Shares and (b) zero (0) Red Crow Nominees at any time after the Red Crow Investors beneficially own in the aggregate (i) less than [•]4 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) and (ii) less than five percent of the issued and outstanding Common Shares.
1.14“Red Crow Independent Nominee” means [•], collectively with any Replacement Red Crow Independent Nominee.
1.15“Red Crow Investors” means, [•] and any Affiliated Fund of the foregoing to whom the foregoing have transferred Common Shares.
1.16“Red Crow Nominee” means [•], collectively with any Replacement Red Crow Nominee.
1.17“Repurchase Investors” means the Silver Lake Investors (collectively), the SoftBank Investors (collectively) and the QIA Investors (collectively).
1.18“Silver Lake Director Nomination Number” means (a) one (1) Silver Lake Nominee for so long as the Silver Lake Investors beneficially own in the aggregate such number of Common Shares equal to either (i) at least [•]5 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares or (ii) at least five percent of the issued and outstanding Common Shares and (b) zero (0) Silver Lake Nominees at any time after the Silver Lake Investors beneficially own in the aggregate such number of Common Shares equal to (i) less than [•]6 Common Shares (subject to adjustment for stock splits,
___________________
1.1To be 50% of the number of Common Shares beneficially owned by the QIA Investors immediately following the Effective Time.
1.2To be 50% of the number of Common Shares beneficially owned by the QIA Investors immediately following the Effective Time.
1.3To be 50% of the number of Common Shares beneficially owned by the Red Crow Investors immediately following the Effective Time.
1.4To be 50% of the number of Common Shares beneficially owned by the Red Crow Investors immediately following the Effective Time.
1.5To be 50% of the number of Common Shares beneficially owned by the Silver Lake Investors immediately following the Effective Time.
1.6To be 50% of the number of Common Shares beneficially owned by the Silver Lake Investors immediately following the Effective Time.

reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares and (ii) less than five percent of the issued and outstanding Common Shares.
1.7“Silver Lake Investors” means, collectively, Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. and any Affiliated Fund of the foregoing to whom the foregoing have transferred Common Shares.
1.8“Silver Lake Nominee” means [•], collectively with any Replacement Silver Lake Nominee.
1.9“SoftBank Director Nomination Number” means (a) two (2) SoftBank Nominees for so long as the SoftBank Investors beneficially own in the aggregate such number of Common Shares equal to at least [•]7 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares, (b) one (1) SoftBank Nominee for so long as the SoftBank Investors beneficially own in the aggregate such number of Common Shares equal to either (i) at least [•]8 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares or (ii) at least five percent of the issued and outstanding Common Shares and (c) zero (0) SoftBank Nominees at any time after the SoftBank Investors beneficially own such number of Common Shares equal to in the aggregate (i) less than [•]9 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares and (ii) less than five percent of the issued and outstanding Common Shares.
1.10“SoftBank Independent Nominee” means [•]10, collectively with any Replacement SoftBank Independent Nominee.
1.11“SoftBank Investors” means, collectively, [SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited] and any Affiliated Fund of the foregoing to whom the foregoing have transferred Common Shares.
1.12“SoftBank Nominees” means [•] and [•], collectively with any Replacement SoftBank Nominee.
1.13“SoftBank-OPI Percentage” means, as of a specified time, the quotient obtained by dividing (i) (A) the number of Common Shares beneficially owned by the SoftBank Investors plus (B) the number of Common Shares beneficially owned by Renren SF Holdings Inc. or any of its Affiliates by (ii) the aggregate number of Common Shares issued and outstanding, expressed as a percentage.
1.26“Sponsor Director Nomination Number” means (a) two (2) Sponsor Independent Nominees for so long the Sponsor Investors beneficially own in the aggregate at least [•]11 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments), (b) one (1) Sponsor Independent Nominee for so long as the Sponsor Investors beneficially own in the aggregate either (i) at least [•]12 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) or (ii) at least five percent of the issued and outstanding shares of Common Stock and (c) zero (0) Sponsor Independent Nominees at any time after the Sponsor Investors beneficially own in the aggregate (i) less than [•]13 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) and (ii) less than five percent of the issued and outstanding shares of Common Stock.
1.27“Sponsor Investors” means the Sponsor and any Affiliated Fund of the Sponsor to whom the Sponsor has transferred shares of Common Stock.
________________
7To be 50% of the number of Common Shares beneficially owned by the SoftBank Investors immediately following the Effective Time.
8To be 25% of the number of Common Shares beneficially owned by the SoftBank Investors immediately following the Effective Time.
9To be 25% of the number of Common Shares beneficially owned by the SoftBank Investors immediately following the Effective Time.
10To be one of G. Thompson Hutton, Steven Freiberg, Clara Liang or Magdalena Yeşil.
11To be 50% of the number of shares of Common Stock beneficially owned by the Sponsor Investors immediately following the Effective Time.
12To be 25% of the number of shares of Common Stock beneficially owned by the Sponsor Investors immediately following the Effective Time.
13To be 25% of the number of shares of Common Stock beneficially owned by the Sponsor Investors immediately following the Effective Time.

1.28“Sponsor Independent Nominees” means [•] and [•], collectively with any Replacement Sponsor Independent Nominee.
1.29The phrase “beneficially owned” shall refer to beneficial ownership as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
2.   Certain Repurchases of Common Shares.
2.1Immediately following the Effective Time and on the same date as the Effective Time, prior to any repurchase of any Common Shares pursuant to Section 2.3, the Company and the SoftBank Investors shall execute and deliver to the other party a counterpart signature page to the Share Repurchase Agreement substantially in the form attached hereto as Exhibit A (“Share Repurchase Agreement”), committing the Company to repurchase, in the aggregate, one hundred and fifty million dollars ($150,000,000) of Common Shares held by SoftBank Investors, at a price per share equal to ten dollars ($10) (the “Bank Charter Repurchase”) on the terms, and subject to the conditions, set forth therein.14
2.2If, following the completion of any Bank Charter Repurchase, the SoftBank-OPI Percentage is greater than 24.9% (or 14.9%, if the Board of Governors of the Federal Reserve System has provided written notice to the Company that the SoftBank Investors, Renren SF Holdings Inc. and their respective Affiliates, must own or control, collectively, 14.9% or less of the voting power of any class of voting securities of the Company in order for any of the SoftBank Investors, Renren SF Holdings Inc. or their respective Affiliates to not “control” the Company (within the meaning of the Bank Holding Company Act of 1956, as amended)) (the “Specified Regulatory Percentage”), then within [•] Business Days following delivery of a written request from the Company (which request shall be delivered in connection with the Company’s efforts to become a bank holding company (within the meaning of the Bank Holding Company Act of 1956, as amended)), the SoftBank Investors shall cause to be converted into Non-Voting Common Stock such number of shares of Common Stock beneficially owned by the SoftBank Investors, Renren SF Holdings Inc. or any of their respective Affiliates as may be required such that, immediately following such conversion, the SoftBank Investors, Renren SF Holdings Inc. and their respective Affiliates, would not own or control, or be deemed to own or control, collectively, greater than the Specified Regulatory Percentage of the voting power of any class of voting securities of the Company.
2.3Available Acquiror Cash Repurchase. If as of the Effective Time, the Available Acquiror Cash exceeds one billion, two-hundred and fifty million dollars ($1,250,000,000) minus the aggregate amount of the net proceeds raised pursuant to that certain common stock purchase agreement, dated December 30, 2020, by and among SoFi and the investors specified therein, in the aggregate (the “Minimum Repurchase Threshold”), then, subject to the Board’s determination, in its sole discretion, to approve the repurchase of Common Shares from shareholders of the Company and applicable laws, from the date that is [10] days after such determination until the earlier of (x) the date that is [180] days following the Effective Time and (y) such time as the Company has effected repurchases of Common Shares with an aggregate purchase price of the Aggregate Repurchase Amount (any such repurchase, a “Covered Repurchase”), subject to applicable Law, the Company shall offer (a “Repurchase Offer”) each Repurchase Investor the opportunity to sell a number of Common Shares in such Covered Repurchase at a price per share equal to ten dollars ($10) (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) (the “Repurchase Price”) up to a number of shares equal to such Repurchase Investor’s Pro Rata Share of the aggregate number of Common Shares with an aggregate purchase price equal to the Aggregate Repurchase Amount (such number of shares, an “Offered Amount”); provided, that if the SoftBank Investors have sold shares to the Company pursuant to Section 2.1, then prior to a Repurchase Offer being made to the SoftBank Investors, any Repurchase Offer made by the Company shall be made to the QIA Investors (collectively) and the Silver Lake Investors (collectively) for seven [(7)] days, in an aggregate amount of shares of Common Stock (allocated between the QIA Investors and the Silver Lake Investors based on such Repurchase Investors’ Pro Rata Shares calculated solely as between the QIA Investors and the Silver Lake Investors) equal to the number of shares of Common Stock they could have subscribed for pursuant to this Section 2.3 (without regard to this proviso) if a repurchase pursuant to Section 2.1 had not been made minus the number of shares of Common Stock they are able to subscribe for following the repurchase pursuant to this Section 2.3 (without regard to this proviso) (a “Catch-Up Offer”). If any Repurchase Investor elects to sell less than its Offered Amount in respect of any Repurchase Offer other than a Catch-Up Offer, each other Repurchase Investor that fully elected to sell its Offered Amount in respect of such Repurchase Offer shall have the right to sell an additional number of Common Shares equal to, with respect to each such Repurchase Investor, the product of (A) the number of Common Shares subject to a Repurchase Offer but not elected to be sold by a Repurchase Investor pursuant to the foregoing sentence multiplied by (B) a fraction, the numerator of which is the number of Common Shares sold
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14.Closing of the SPA to be simultaneous with the execution of the SPA.

by such Repurchase Investor electing to exercise its overallotment right pursuant to this sentence and the denominator of which is the aggregate number of Common Shares sold by all fully-participating Repurchase Investors electing to exercise their overallotment right pursuant to this sentence. The overallotment mechanism contemplated by the preceding sentence shall be repeated until either (1) all Common Shares subject to a Repurchase Offer have been repurchased by the Company or (2) no Repurchase Investor desires to sell additional Common Shares subject to such Repurchase Offer.
2.4The Company shall ensure that any Repurchase Offer is made to each of the applicable Repurchase Investors on the same price and terms and use reasonable best efforts to ensure that such Repurchase Offer is made substantially concurrently, and to the extent that more than one Repurchase Investor determines to participate in the applicable Covered Repurchase, that the consummation of such Covered Repurchase as between multiple Repurchase Investors occurs substantially concurrently. The Repurchase Investors shall provide the Company with reasonable cooperation to effect the foregoing. Any Covered Repurchase pursuant to a Repurchase Offer shall be subject to the mutual agreement of the Company and the applicable Repurchase Investors, and shall be effected using customary documentation and terms reasonably acceptable to the Company and the applicable Repurchase Investors (which shall contain terms no less favorable to the Repurchase Investors than the Share Repurchase Agreement).
2.5For the avoidance of doubt, nothing in this Section 2 shall restrict or impede the Company’s ability to repurchase shares of Common Stock pursuant to any equity incentive plan, award agreement or similar compensation arrangements in effect as of the date hereof.
3. Board Matters.
3.1Initial Composition. As of the Effective Time, the size of the Board shall be thirteen (13), comprised as follows: [•], [•], [•], [•], [•], [•], [•], [•], [•], [•], [•], [•] and [•].
3.2Chairman. As of the Effective Time, G. Thompson Hutton shall be elected as Chairperson of the Board, to serve in such capacity in accordance with the Amended and Restated Bylaws of the Company.
3.3Independent Nominees.
(a)Independent Nominees.
(i)Sponsor. Until such time as the Sponsor Director Nomination Number is zero (0), then both (A) the Sponsor shall have the right and ability to recommend a number of Sponsor Independent Nominees equal to the Sponsor Director Nomination Number (who shall initially be [•] and [•], as set forth in Section 3.1) and (B) if any Sponsor Independent Nominee (or any Replacement Sponsor Independent Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the Sponsor shall have the ability to recommend a substitute person in accordance with this Section 3.3(a) (any such replacement nominee shall be referred to as a “Replacement Sponsor Independent Nominee”).
(ii)SoftBank Investors. Until such time as the SoftBank Investors beneficially own in the aggregate less than [•]15 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) minus the Permitted Sale Shares (the “SoftBank Independent Minimum Ownership Threshold”), then both (A) the SoftBank Investors shall have the right and ability to recommend a SoftBank Independent Nominee (who shall initially be [•], as set forth in Section 3.1) and (B) if the SoftBank Independent Nominee (or any Replacement SoftBank Independent Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the SoftBank Investors shall have the ability to recommend a substitute person in accordance with this Section 3.3 (any such replacement nominee shall be referred to as a “Replacement SoftBank Independent Nominee”).
_________________
15.To be 50% of the number of Common Shares beneficially owned by SoftBank immediately following the Effective Time.

(iii)Red Crow Investors. Until such time as the Red Crow Investors beneficially own in the aggregate less than [•]16 Common Shares (subject to adjustment for stock splits, reclassifications, combinations, stock dividends and similar adjustments) (the “Red Crow Independent Minimum Ownership Threshold”), then both (A) the Red Crow Investors shall have the right and ability to recommend a Red Crow Independent Nominee (who shall initially be [•], as set forth in Section 3.1) and (B) if the Red Crow Independent Nominee (or any Replacement Red Crow Independent Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the Red Crow Investors shall have the ability to recommend a substitute person in accordance with this Section 3.3 (any such replacement nominee shall be referred to as a “Replacement Red Crow Independent Nominee”).
(b)Replacement Independent Nominees. Any Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominees, as the case may be, must (A) qualify as “independent” pursuant to NYSE Listing Standards, (B) satisfy requirements under applicable Law (including that the election of such person would not violate any Applicable Banking Laws as defined in [Section 3.2(h)(iii)] of the Company’s Amended and Restated Bylaws) and, if the Company has any bank or insured depositary institution subsidiaries, the requirements under applicable Law with respect to service on the boards of such subsidiaries and (C) be independent of the Sponsor Investors, SoftBank Investors or Red Crow Investors, as applicable. In addition, any Replacement SoftBank Independent Nominee must, solely for the first twelve (12) months following the Effective Time, be one of [•], [•], [•] or [•]17 (it being understood that if all such individuals are at the applicable time already serving on the Board, the Board shall be entitled to fill the vacancy created by the failure of the SoftBank Independent Nominee to serve in its discretion). The Nominating and Governance Committee of the Company (the “Nominating and Governance Committee”) shall make its determination and recommendation regarding whether such Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominees, as the case may be, meets the foregoing criteria within fifteen (15) business days after (1) such nominee has submitted to the Company (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) applicable to new directors of the Company and (y) a written representation that such nominee, if elected as a director of the Company, would be in compliance, and will comply, with all applicable Company guidelines and policies and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 3.3(b) as promptly as reasonably practicable. In the event the Nominating and Governance Committee does not accept a person recommended by the Sponsor as the Replacement Sponsor Independent Nominee, a person recommended by the SoftBank Investors as the Replacement SoftBank Independent Nominee, a person recommended by the Red Crow Investors as the Replacement Red Crow Independent Nominee, as the case may be, the Sponsor, the SoftBank Investors or the Red Crow Investors, as applicable, shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominee, as the case may be, by the Nominating and Governance Committee, the Board shall vote on the appointment of such Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominee, as the case may be, to the Board promptly after the Nominating and Governance Committee recommendation of such Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominee, as the case may be; provided, however, that if the Board does not appoint such Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominee, as the case may be, to the Board pursuant to this Section 3.3(b), the Company and the Sponsor, the SoftBank Investors or the Red Crow Investors, as applicable, shall continue to follow the procedures of this Section 3.3(b) until a Replacement Sponsor Independent Nominee, Replacement SoftBank Independent Nominee or Replacement Red Crow Independent Nominee, as applicable, is elected to the Board.
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16.To be 50% of the number of Common Shares beneficially owned by Red Crow immediately following the Effective Time.
17.To include the independent members of SoFi’s existing Board.

(c)Company Obligations. The Company agrees:
(i)that until such time as the Sponsor Director Nomination Number is zero (0), and provided that the Sponsor Independent Nominees are able and willing to continue to serve on the Board, the Company will include each applicable Sponsor Independent Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected;
(ii)that until such time as the SoftBank Investors in the aggregate no longer meet the SoftBank Independent Minimum Ownership Threshold, and provided that the SoftBank Independent Nominee is able and willing to continue to serve on the Board, the Company will include each applicable SoftBank Independent Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected;
(iii)that until such time as the Red Crow Investors in the aggregate no longer meet the Red Crow Independent Minimum Ownership Threshold, and provided that the Red Crow Independent Nominee is able and willing to continue to serve on the Board, the Company will include each applicable Red Crow Independent Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected; and
(iv)to recommend, support and solicit proxies for each such Sponsor Independent Nominees, SoftBank Independent Nominee and Red Crow Independent Nominee, in each such case, in substantially the same manner as it recommends, supports and solicits proxies for any other members of such slate of director nominees.
(d)Certain Investor Obligations.
(i)Each of Sponsor, the SoftBank Investors and the Red Crow Investors, severally and not jointly, agrees and commits solely with the Company (and not any other party) that such party will appear in person or by proxy at any meeting of Company shareholders at which directors are to be elected and vote all shares beneficially owned by such party in favor of each of the nominees on the slate of director nominees nominated by the Company and otherwise in accordance with the Board’s recommendation on any other proposal relating to the appointment, election or removal of directors. The obligation for Sponsor to comply with this Section 3.3(d)(i) shall automatically terminate without any further action at such time as the Sponsor Director Nomination Number is zero (0). The obligation for the SoftBank Investors to comply with this Section 3.3(d)(i) shall automatically terminate without any further action at such time as the SoftBank Investors in the aggregate no longer meet the SoftBank Independent Minimum Ownership Threshold. The obligation for the Red Crow Investors to comply with this Section 3.3(d)(i) shall automatically terminate without any further action at such time as the Red Crow Investors in the aggregate no longer meet the Red Crow Independent Minimum Ownership Threshold.
(ii)Each of Sponsor, the SoftBank Investors and the Red Crow Investors, severally and not jointly, agrees and commits solely with the Company (and not any other party) that (x), solely in the case of Sponsor, prior to any Sponsor Independent Nominee (including any Replacement Sponsor Independent Nominee) being appointed to the Board, (y) solely in the case of the SoftBank Investors, prior to any SoftBank Independent Nominee (including any Replacement SoftBank Independent Nominee) being appointed to the Board and (z) solely in the case of the Red Crow Investors, prior to any Red Crow Independent Nominee (including any Replacement Red Crow Independent Nominee) being appointed to the Board, the Sponsor Independent Nominees, the SoftBank Independent Nominee and/or the Red Crow Independent Nominee, as the case may be, shall have submitted to the Board a duly executed irrevocable resignation letter pursuant to which such nominee(s) shall resign from the Board and all applicable committees thereof automatically and effective immediately if Sponsor in the aggregate (solely in the case of the Sponsor Independent Nominees), the SoftBank Investors in the aggregate (solely in the case of the SoftBank Independent Nominee) or the Red Crow Investors in the aggregate (solely in the case of the Red Crow Independent Nominee), fail(s) to have the right to nominate such nominee(s) to the Board. Sponsor shall promptly (and in any event within five (5) business days) provide written notice to the Company if the Sponsor Director Nomination Number is reduced to one (1) or reduced to zero (0) at any time. The SoftBank Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the SoftBank Investors, in the aggregate, fail to satisfy the SoftBank Independent Minimum Ownership Threshold at any time. The Red Crow Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the Red Crow Director Nomination Number is zero (0) at any time.

3.4 Other Nominees.
(a)Other Nominees.
(i)SoftBank Investors. Until such time as the SoftBank Director Nomination Number is zero (0), then both (A) the SoftBank Investors shall have the right and ability to recommend a number of SoftBank Nominees equal to the SoftBank Director Nomination Number (who shall initially be [•] and [•], as set forth in Section 3.1) and (B) if any SoftBank Nominee (or any Replacement SoftBank Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, SoftBank shall have the ability to recommend a substitute person in accordance with this Section 3.4 (any such replacement nominee shall be referred to as a “Replacement SoftBank Nominee”).
(ii)Silver Lake Investors. Until such time as the Silver Lake Director Nomination Number is zero (0), then both (A) the Silver Lake Investors shall have the right and ability to recommend a Silver Lake Nominee (who shall initially be [•], as set forth in Section 3.1) and (B) if the Silver Lake Nominee (or any Replacement Silver Lake Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the Silver Lake Investors shall have the ability to recommend a substitute person in accordance with this Section 3.4 (any such replacement nominee shall be referred to as a “Replacement Silver Lake Nominee”).
(iii)QIA Investors Until such time as the QIA Director Nomination Number is zero (0), then both (A) the QIA Investors shall have the right and ability to recommend a QIA Nominee (who shall initially be [•], as set forth in Section 3.1) and (B) if the QIA Nominee (or any Replacement QIA Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the QIA Investors shall have the ability to recommend a substitute person in accordance with this Section 3.4 (any such replacement nominee shall be referred to as a “Replacement QIA Nominee”).
(iv)Red Crow Investors. Until such time as the Red Crow Director Nomination Number is zero (0), then both (A) the Red Crow Investors shall have the right and ability to recommend a Red Crow Nominee (who shall initially be [•], as set forth in Section 3.1) and (B) if the Red Crow Nominee (or any Replacement Red Crow Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the Red Crow Investors shall have the ability to recommend a substitute person in accordance with this Section 3.4 (any such replacement nominee shall be referred to as a “Replacement Red Crow Nominee”).
(b)Replacement Nominees.
(i)Any Replacement SoftBank Nominee, Replacement Silver Lake Nominee, Replacement QIA Nominee or Replacement Red Crow Nominees, as the case may be, must satisfy requirements under applicable Law (including that the election of such person would not violate any Applicable Banking Laws as defined in [Section 3.2(h)(iii)] of the Company’s Amended and Restated Bylaws). The Nominating and Governance Committee of the Company shall make its determination and recommendation regarding whether such Replacement SoftBank Nominee, Replacement Silver Lake Nominee, Replacement QIA Nominee or Replacement Red Crow Nominee, as the case may be, meets the foregoing criteria within fifteen (15) business days after such nominee has submitted to the Company (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) applicable to new directors of the Company and (y) a written representation that such nominee, if elected as a director of the Company, would be in compliance, and will comply, with all applicable Company guidelines and policies. If the Nominating and Governance Committee determines that such person meets such criteria, the Board shall vote to elect such person to the Board promptly following the Nominating and Governance Committee’s determination. In the event the Nominating and Governance Committee determines that such person does not meet such criteria, the SoftBank Investors, the Silver Lake Investors, the QIA Investors or the Red Crow Investors, as applicable, shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above.
(ii)If the Company has any bank or insured depositary institution subsidiaries, and such Replacement SoftBank Nominee, Replacement Silver Lake Nominee, Replacement QIA Nominee or Replacement Red Crow Nominee, as the case may be, would serve as a director of such insured depositary institution subsidiary, then such Replacement SoftBank Nominee, Replacement Silver Lake Nominee, Replacement QIA Nominee or Replacement Red Crow Nominee, as the case may be, must meet the requirements under applicable Law (including that the election of such person would not violate any Applicable Banking Laws as defined in [Section 3.2(h)(iii)] of the Company’s Amended and Restated Bylaws) with respect to service on the boards of such subsidiaries. For the avoidance of doubt, the failure of any Replacement SoftBank Nominee, Replacement Silver Lake Nominee, Replacement QIA Nominee or Replacement Red Crow Nominee, as the case may be, to meet the requirements for serving as a director of an insured depositary institution subsidiary of the Company shall not disqualify such person from serving as a director of the Company.
(iii)If the eligibility of the Replacement QIA Nominee or a Replacement SoftBank Nominee to serve on the Board or the board of directors of any insured depositary institution subsidiary of the Company would depend on obtaining a waiver of citizenship, residency or other requirements as to which waivers may be granted, then the Company agrees to seek such waiver (or cause its subsidiary insured depositary institution subsidiary to seek such waiver) with respect to the Replacement QIA Nominee or a Replacement SoftBank Nominee, as applicable.
(c)Company Obligations. The Company agrees:
(i)that until such time as the SoftBank Director Nomination Number is zero (0), and provided that the SoftBank Nominees are able and willing to continue to serve on the Board, the Company will include each applicable SoftBank Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected;
(ii)until such time that the Silver Lake Director Nomination Number is zero (0), and provided that the Silver Lake Nominee is able and willing to continue to serve on the Board, the Company will include the Silver Lake Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected;
(iii)that until such time that the QIA Director Nomination Number is zero (0), and provided that the QIA Nominee is able and willing to continue to serve on the Board, the Company will include the QIA Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected;
(iv)that until such time that the Red Crow Director Nomination Number is zero (0), and provided that the Red Crow Nominee is able and willing to continue to serve on the Board, the Company will include the Red Crow Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company shareholders at which directors are to be elected; and
(v)to recommend, support and solicit proxies for each such SoftBank Nominees, Silver Lake Nominee, QIA Nominee and Red Crow Nominee, in each such case, in substantially the same manner as it recommends, supports and solicits proxies for any other members of such slate of director nominees.
(d)Certain Investor Obligations.
(i)Each of the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors, severally and not jointly, agrees and commits solely with the Company (and not any other party) that such party will appear in person or by proxy at any meeting of Company shareholders at which directors are to be elected and vote all shares beneficially owned by such party in favor of each of the nominees on the slate of director nominees nominated by the Company and otherwise in accordance with the Board’s recommendation on any other proposal relating to the appointment, election or removal of directors. The obligation for the SoftBank Investors to comply with this Section 3.4(d)(i) shall automatically terminate without any further action at such time as the SoftBank Director Nomination Number is zero (0). The obligation for the Silver Lake Investors to comply with this Section 3.4(d)(i) shall automatically terminate without any further action at such time as the Silver Lake Director Nomination Number is zero (0). The obligation for the QIA Investors to comply with this Section 3.4(d)(i) shall automatically terminate without any further action at such time as the QIA Director Nomination Number is zero (0). The obligation for the Red Crow Investors to comply with this Section 3.4(d)(i) shall automatically terminate without any further action at such time as the Red Crow Director Nomination Number is zero (0).
(ii)Each of the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors, severally and not jointly, agrees and commits solely with the Company (and not any other party) that (w) solely in the case of the SoftBank Investors, prior to any SoftBank Nominees (including any Replacement SoftBank Nominees) being appointed to the Board, (x) solely in the case of the Silver Lake Investors, prior to any Silver Lake Nominee (including any Replacement Silver Lake Nominee) being appointed to the Board, (y) solely in the case of the QIA Investors, prior to any QIA Nominee (including any Replacement QIA Nominee) being appointed to the Board and (z) solely in the case of the Red Crow Investors, prior to any Red Crow Nominee (including any

Replacement Red Crow Nominee) being appointed to the Board, the SoftBank Nominees, the Silver Lake Nominee, the QIA Nominee and/or the Red Crow Nominee, as the case may be, shall have submitted to the Board a duly executed irrevocable resignation letter pursuant to which such nominee(s) shall resign from the Board and all applicable committees thereof automatically and effective immediately if the SoftBank Investors in the aggregate (solely in the case of the SoftBank Nominees), the Silver Lake Investors in the aggregate (solely in the case of the Silver Lake Nominee), the QIA Investors in the aggregate (solely in the case of the QIA Nominee) or the Red Crow Investors in the aggregate (solely in the case of the Red Crow Nominee), fail(s) to have the right to nominate such nominee(s) to the Board. The SoftBank Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the SoftBank Director Nomination Number is reduced to one (1) or reduced to zero (0) at any time. The Silver Lake Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the Silver Lake Director Nomination Number is reduced to zero (0) at any time. The QIA Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the QIA Director Nomination Number is reduced to zero (0) at any time. The Red Crow Investors shall promptly (and in any event within five (5) business days) provide written notice to the Company if the Red Crow Director Nomination Number is reduced to zero (0) at any time.
(iii)The SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors agree to vote in favor of a requirement that a “say-on-pay” stockholder vote be conducted on an annual basis at each meeting of the stockholders where the stockholders are entitled to vote on such matter. The obligation for the SoftBank Investors to comply with this Section 3.4(d)(iii) shall automatically terminate without any further action at such time as the SoftBank Director Nomination Number is zero (0). The obligation for the Silver Lake Investors to comply with this Section 3.4(d)(iii) shall automatically terminate without any further action at such time as the Silver Lake Director Nomination Number is zero (0). The obligation for the QIA Investors to comply with this Section 3.4(d)(iii) shall automatically terminate without any further action at such time as the QIA Director Nomination Number is zero (0). The obligation for the Red Crow Investors to comply with this Section 3.4(d)(iii) shall automatically terminate without any further action at such time as the Red Crow Director Nomination Number is zero (0).
3.5 Committees; Corporate Governance.
(a)The Board shall promptly establish customary committees including an Audit Committee, a Nominating and Governance Committee a Compensation Committee and a Risk Committee.
(b)Subject to applicable law and qualification of the applicable designees as “independent” pursuant to the NYSE Listing Standards (including any heightened independence requirements for service on specific committees), for so long as the SoftBank Director Nomination Number is two (2), the SoftBank Investors shall be entitled to designate one member of each of two standing committees of the Board (as determined by the SoftBank Investors) and for so long as the SoftBank Director Nomination Number is one (1), the SoftBank Investors shall be entitled to designate one member of one standing committee of the Board (as determined by the SoftBank Investors). For so long as a SoftBank Nominee or SoftBank Independent Nominee serves on the Nominating and Governance Committee, the Compensation Committee or the Audit Committee, any such Committee not have fewer than four (4) members.
(c)Subject to applicable law and qualification of the applicable designee as “independent” pursuant to the NYSE Listing Standards (including any heightened independence requirements for service on specific committees), for so long as the Red Crow Investors are entitled to nominate both a Red Crow Nominee and a Red Crow Independent Nominee, the Red Crow Investors shall be entitled to designate one member of each of two standing committees of the Board (as determined by the Red Crow Investors) and for so long as the Red Crow Investors are entitled to nominate either a Red Crow Nominee or a Red Crow Independent Nominee, the Red Crow Investors shall be entitled to designate one member of one standing committee of the Board (as determined by the Red Crow Investors).
(d)Subject to applicable law and qualification as “independent” pursuant to the NYSE Listing Standards (including any heightened independence requirements for service on specific committees), for so long as the Silver Lake Investors are entitled to nominate a Silver Lake Nominee, the Silver Lake Investors shall be entitled to designate one member of one standing committee of the Board (as determined by the Silver Lake Investors).
3.6 Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their participation in and/or attendance at, meetings of the Board and any committees thereof, including commercial air travel, lodging and meal expenses.

3.7 Indemnification. For so long as any Sponsor Independent Nominee, SoftBank Nominee, SoftBank Independent Nominee, Silver Lake Nominee, QIA Nominee, Red Crow Nominee or Red Crow Independent Nominee, in each case, serves as a director of the Company, (i) the Company shall provide such nominee with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to any of the other directors of the Company and (ii) the Company shall not amend, alter or repeal any right to expense reimbursement, indemnification or exculpation covering or benefiting any such nominee (except to the extent such amendment or alteration permits the Company to provide broader expense reimbursement, indemnification or exculpation rights than permitted prior thereto).
3.8 Other Business Opportunities.
(a)The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Company or any of its subsidiaries, or any other Investor or holder of capital stock of the Company the right to participate therein; (ii) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its subsidiaries; and (iii) in the event that any of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any director nominee of the foregoing, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries or any other Investor or holder of capital stock of the Company, as the case may be, and shall not be liable to the Company or any of its subsidiaries or any other Investor or holder of capital stock of the Company (or its respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its subsidiaries or any other Investor or holder of capital stock of the Company (or its respective Affiliates). For the avoidance of doubt, the parties acknowledge that, subject to Section 3.8(c), this Section 3.8(a) is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Company or any of its subsidiaries with respect to the opportunities expressly disclaimed by this Section 3.8(a), and this Section 3.8(a) shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
(b)Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 3.8 shall not apply to any alleged claim or cause of action against any of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors based upon the breach or nonperformance by such Person of this Agreement or any other agreement to which such Person is a party.
(c)Notwithstanding anything to the contrary in this Section 3.8, this Section 3.8 shall not apply to any potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its subsidiaries presented in writing to any Sponsor Independent Nominee, SoftBank Nominee, SoftBank Independent Nominee, Silver Lake Nominee, QIA Nominee, Red Crow Nominee or Red Crow Independent Nominee expressly in each such Person’s capacity as a director or employee of the Company or any of its subsidiaries (and not in any other capacity).
4. Company Representations and Warranties. The Company represents and warrants to each Investor that: (a) the Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and the Share Repurchase Agreement, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder; (b) the execution and delivery of this Agreement, the Share Repurchase Agreement and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board and (ii) determined by the Board as advisable to the Company and its stockholders; (c) no other corporate proceeding on the part of the Company is necessary to authorize this Agreement, the Share Repurchase Agreement and the transaction contemplated hereby and thereby; and (d) this Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
5. Miscellaneous.
5.1.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto.
5.2.Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties; provided, that no party may assign its respective rights or delegate its respective obligations under this Agreement without the prior written consent of the other parties, and any assignment in contravention hereof shall be null and void; provided, that any Investor may assign any of its rights and obligations hereunder to an Affiliated Fund without the consent of the other parties, but no such assignment will relieve such Investor of its obligations hereunder; provided, further, that subject to Section 5.3, the Company may assign its rights and obligations hereunder without the consent of the other parties in connection with a merger, consolidation, business combination or other extraordinary transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.3.Termination. This Agreement shall terminate upon the mutual written agreement of all of the parties, or, if earlier, upon the direct or indirect Change of Control of the Company, including as a result of a merger, consolidation, business combination or other extraordinary transaction. A “Change of Control” shall mean a transaction in which the common equity holders of the Company or the ultimate parent of the Company immediately prior to such transaction own less than a majority of the outstanding common equity or voting securities of the surviving entity or ultimate parent of the surviving entity in such transaction as of immediately following such transaction. The obligations of any Investor pursuant to Article 2 shall automatically terminate at such time as such Investor is no longer entitled to nominate a director to the Board. Notwithstanding anything to the contrary in this Agreement, each of Section 3.6, Section 3.7 and Section 3.8 shall survive termination of this Agreement and each of the parties shall be entitled to enforce such provisions notwithstanding the termination of this Agreement.
5.4.Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of each of the parties hereto. No waiver or failure to insist on strict compliance with any term of this Agreement shall operate as a waiver of any subsequent or other failure of compliance.
5.5.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier (upon customary confirmation of receipt) or sent by email (upon non-automated confirmation of receipt), or upon delivery thereof after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or email address as set forth on the signature page hereto, or as subsequently modified by written notice.
5.6.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
5.7.Expenses. Except as provided in Sections 3.6 and/or 3.7, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.
5.8.Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
5.9.Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
5.10.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Headings, Titles and Subtitles. The headings, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
[Signature Pages Follow]

The parties have executed this Shareholders’ Agreement as of the date first written above.
SOFI TECHNOLOGIES, INC.

By:

(Signature)
Name:
Title:
Address:
234 1st Street
San Francisco, CA 94105
Email: clapointe@sofi.org
with a copy (which shall not constitute notice) to:
Social Finance, Inc.
10701 Parkridge Blvd, Suite 120
Reston, VA 20191
Attention: Robert S. Lavet, General Counsel
Email: rlavet@sofi.org
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Raaj S. Narayan
Email: RSNarayan@wlrk.com
SIGNATURE PAGE TO THE SHAREHOLDERS’ AGREEMENT OF SOFI TECHNOLOGIES, INC.

The parties have executed this Shareholders’ Agreement as of the date first written above.
[INVESTOR]:

By:
(Signature)
Name:
Title:
Address:
Email:
SIGNATURE PAGE TO THE SHAREHOLDERS’ AGREEMENT OF SOFI TECHNOLOGIES, INC.

EXHIBIT A
SHARE REPURCHASE AGREEMENT

SHARE REPURCHASE AGREEMENT
dated as of
[•], 2021
between
SoftBank Group Capital Limited
and
SoFi Technologies, Inc.

SHARE REPURCHASE AGREEMENT
This Share Repurchase Agreement, dated as of [•], 2021 (this “Repurchase Agreement”), is made between SoftBank Group Capital Limited, a private limited company incorporated in England and Wales (“SBGC” or “Seller”) and wholly owned subsidiary of SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”) and [SoFi Technologies, Inc.], a newly-formed Delaware corporation (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Company”).
WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of [•], 2021 (as amended, the “Merger Agreement”), by and among a direct wholly owned subsidiary of the Company, Social Finance, Inc., a Delaware corporation (“SoFi”) and the other parties thereto, pursuant to which the Seller, and other holders of SoFi capital stock, received shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company;
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors, substantially concurrently with the Effective Time, purchased shares of Common Stock from the Company (the proceeds received by the Company in such purchases, the “PIPE Proceeds”);
WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), SoftBank, indirectly through SBGC and SB Sonic HoldCo (UK) Limited (“SB Sonic”), beneficially owned 69,930,854 shares of capital stock of SoFi, including, (A) with respect to SBGC, (i) 614,425 shares of common stock, par value $0.0000025 per share, of the Company (the “SoFi Common Stock”); (ii) 6,634 shares of non-voting common stock, par value $0.0000025 per share (“SoFi Non-Voting Common Stock”); and (iii) 34,421,364 shares of preferred stock, each with a par value of $0.0000025 per share (“SoFi Preferred Stock”), including 117,860 shares of SoFi Series A Preferred Stock; 1,027,297 shares of SoFi Series B Preferred Stock; 31,825 shares of SoFi Series C Preferred Stock; 669,710 shares of SoFi Series D Preferred Stock; 514,034 shares of SoFi Series E Preferred Stock; 24,158,553 shares of SoFi Series F Preferred Stock; 5,644,720 shares of SoFi Series G Preferred Stock; and 2,257,365 shares of SoFi Series H Preferred Stock; and (B) with respect to SB Sonic, (i) 1,920,628 shares of SoFi Common Stock; (ii) 19,914 shares of SoFi Non-Voting Common Stock; and (iii) 32,947,889 shares of SoFi Preferred Stock, including 1,163,894 shares of SoFi Series A Preferred Stock; 348,616 shares of SoFi Series B Preferred Stock; 100,532 shares of SoFi Series C Preferred Stock; 9,548,184 shares of SoFi Series D Preferred Stock; 1,580,107 shares of SoFi Series E Preferred Stock; and 20,206,556 shares of SoFi Series F Preferred Stock;
WHEREAS, immediately after the consummation of the transactions contemplated by the Merger Agreement, SoftBank, indirectly through SBGC and SB Sonic beneficially own [•] shares of Common Stock and [•] shares of non-voting common stock, par value $0.0001 per share (“Non-Voting Common Stock” and together with the Common Stock, the “Common Shares”), including (i) [•] shares of Common Stock and [•] shares of Non-Voting Common Stock held by SBGC and (ii) [•] shares of Common Stock and [•] shares of Non-Voting Common Stock held by SB Sonic; and
WHEREAS, the Company desires to use a portion of the PIPE Proceeds to purchase from the Seller, and the Seller wishes to sell to the Company, the Repurchase Shares (as defined below) on the terms and subject to the conditions set forth in this Repurchase Agreement (the “Repurchase Transaction”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article 1
SALE AND REPURCHASE
Repurchase.
On the terms and subject to the conditions set forth in this Repurchase Agreement, on the Repurchase Closing Date (as defined below), the Seller shall sell and transfer to the Company, and the Company shall purchase from the Seller, [•] shares of Common Stock and [•] shares of Non-Voting Common Stock (the “Repurchase Shares”).
The aggregate purchase price for the Repurchase Shares (the “Repurchase Price”) shall be equal to $150,000,000 in the aggregate at $10 per share.
Closing.   The closing of the purchase of the Repurchase Shares (the “Repurchase Closing”) shall occur on the date hereof and [be held at the offices of Morrison & Foerster LLP, at 250 West 55th Street, New York, New York 10019 at 10 a.m. New York City time], or such other date or place as the Company and the Seller may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Section 1.3 below (the date on which the Repurchase Closing actually occurs is referred to herein as the “Repurchase Closing Date”). At the Repurchase Closing:
the Seller shall deliver or cause to be delivered to the Company, to the account specified by the Company in Annex A, all right, title and interest in and to the Repurchase Shares free and clear of all liens, claims, security interests and other encumbrances (collectively, “Encumbrances”), together with all documentation reasonably necessary for transfer to the Company; and
(i) the Company, shall immediately pay to the Seller in immediately available funds by wire transfer to the account specified by the Seller in Annex B the Repurchase Price, net of any fees, and expenses incurred, which are to be borne by the Company, as consideration for the Repurchase Shares.
Closing Condition.   The obligation of the Seller to sell the Repurchase Shares to the Company and the obligation of the Company to purchase and pay for the Repurchase Shares on the Repurchase Closing Date are subject to the condition that the representations and warranties of the Seller in Article 2 (in the case of the conditions to the Company’s obligations) and the Company in Article 3 (in the case of the conditions to the Seller’s obligations) shall be true and correct as of such Repurchase Closing Date as if then made.
REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby makes the following representations and warranties to the Company:
Existence.   The Seller is a private limited company incorporated and existing under the laws of England and Wales.
Power and Authority.   The Seller has the full right, power and authority to execute and deliver this Repurchase Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Repurchase Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken.
Authorization.   This Repurchase Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
No Conflicts.   The execution, delivery and performance by the Seller of this Repurchase Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound, (b) result in any violation of the provisions of the organizational documents of the Seller or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Repurchase Shares and the consummation of any other transaction herein contemplated.
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Title.   As of the date hereof and immediately prior to the delivery of the Repurchase Shares at any closing under this Repurchase Agreement, the Seller is the sole legal and beneficial owners of, and hold, and will hold, good and valid title to the Repurchase Shares, free and clear of all Encumbrances.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes the following representations and warranties to the Seller:
Existence.   The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.
Power and Authority.   The Company has the full right, power and authority to execute and deliver this Repurchase Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Repurchase Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken.
Authorization.   This Repurchase Agreement has been duly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
No Conflicts.   The execution, delivery and performance by the Company of this Repurchase Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound, (b) result in any violation of the provisions of the organizational documents of the Company or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach violation or default that would not materially and adversely affect the purchase of the Repurchase Shares and the consummation of any other transaction herein contemplated.
Company Board Approval.   The Board of Directors of the Company has adopted resolutions in advance specifically approving, for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Repurchase Transactions and any other transactions involving dispositions to, or acquisitions from, the Company of the Common Shares or other “equity securities” or “derivative securities” (each as defined for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder), as may be carried out in connection with the transactions contemplated herein.
MISCELLANEOUS
Termination.   This Repurchase Agreement may be terminated prior to the Repurchase Closing (i) by mutual written consent of the Company and the Seller or (ii) by either the Company or the Seller on or after 11:59 p.m. ET on [•], 2021 if the Repurchase Closing shall not have occurred by such date.
Further Assurances.   Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such agreements, instruments and other documents, and take such other actions consistent with the terms of this Repurchase Agreement, as the other party may reasonably require from time to time in order to carry out the purposes of this Repurchase Agreement.
Survival.   All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Repurchase Agreement and the consummation of the transactions contemplated thereby.
Amendments and Waivers.   Except as otherwise provided herein, the provisions of this Repurchase Agreement may be amended or waived only by written agreement executed by the parties hereto.
Assignment; Binding Agreement.   This Repurchase Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto, and neither party may assign any of its rights or delegate any of its obligations hereunder without the express written consent of the other party, except that the Seller may transfer and assign all
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rights and obligations arising under this Repurchase Agreement to its affiliates; provided, that no such transfer shall relieve Seller of its obligations arising under this Repurchase Agreement.
No Third Party Beneficiaries.   Nothing in this Repurchase Agreement shall convey any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Repurchase Agreement.
Entire Agreement.   This Repurchase Agreement constitutes the sole and entire agreement among the parties with respect to the subject matter of this Repurchase Agreement, and supersedes all prior representations, agreements and understandings, written or oral, with respect to the subject matter hereof.
Severability.   In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
Counterparts.   This Repurchase Agreement may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto may deliver this Repurchase Agreement by facsimile or by electronic mail and each party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.
Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.
THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Repurchase Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 4.11 shall be effective service of process for any such action.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS REPURCHASE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS REPURCHASE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10(b).
Notices.
Unless otherwise provided in this Repurchase Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery
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is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next business day, (ii) on the next business day if sent by overnight courier and delivered on such business day within ordinary business hours and, if not, the next business day following delivery; and (iii) when received, if received during normal business hours and, if not, the next business day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section.
If to the Seller, to:
SoftBank Group Capital Limited
1 Circle Star Way, 4F
San Carlos, California 94070
Attn: Stephen Lam
Email: sbgi-legal@softbank.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attn: Susan H. Mac Cormac
Email: SMaccormac@mofo.com
If to the Company, to:
[SoFi Technologies, Inc.]
234 1st Street
San Francisco, CA 94129
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com
Interpretation.   The headings contained in this Repurchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Repurchase Agreement.
[Signature Page Follows]
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In witness whereof, the parties have caused this Repurchase Agreement to be executed and delivered as of the date first above written.

SOFTBANK GROUP CAPITAL LIMITED

By:
Name:
Title:

[SOFI TECHNOLOGIES, INC.]

By:
Name:
Title:
[Signature Page to Share Repurchase Agreement]

Annex A
Company Account: [•]
Annex B
Seller Account: [•]

Annex H
AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’ AGREEMENT
THIS AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’ AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2021, by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (the “Company”), and the investors listed on Schedule 1 hereto (each of which is referred to herein as an “Investor”), who as of the date hereof are the holders of SoFi Series 1 Preferred Stock and who immediately following the Effective Time will be the holders of Series 1 Preferred Stock. This Agreement shall become effective only as of the Effective Time, except for Section 3.6, which shall have effect (and shall replace Section 3.6 of the SoFi Series 1 Preferred Stock Investors’ Agreement) as of the date hereof.
RECITALS
WHEREAS, as of the date hereof, the Investors are the holders of shares of the Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “SoFi Series 1 Preferred Stock”) of Social Finance, Inc., a Delaware corporation (“SoFi”).
WHEREAS, SoFi and the Investors are party to that certain Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019 (the “SoFi Series 1 Preferred Stock Investors’ Agreement”).
WHEREAS, concurrent with the execution and delivery of this Agreement, SoFi is entering into that certain Agreement and Plan of Merger, dated as of January 7, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, SoFi and Plutus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company.
WHEREAS, at the Effective Time, by virtue of the Merger and without any action on the part of any Investor, each share of SoFi Series 1 Preferred Stock will be canceled and converted into one share of Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0000025 per share (the “Series 1 Preferred Stock”), of the Company.
WHEREAS, pursuant to Section 9.3 of the SoFi Series 1 Preferred Stock Investors’ Agreement, the SoFi Series 1 Preferred Stock Investors’ Agreement may be amended or waived only with the written consent of (a) SoFi, (b) QIA and (c) the holders of at least a majority of the SoFi Registrable Securities outstanding at the time in question, and the Investors are the holders of at least a majority of the SoFi Registrable Securities as of the date hereof.
WHEREAS, in connection with the Merger Agreement, SoFi wishes to assign to the Company, and the Company wishes to assume from SoFi, all of SoFi’s rights, remedies, obligations, and liabilities under the SoFi Series 1 Preferred Stock Investors’ Agreement, and SoFi, the Company and the Investors desire to enter into this Agreement to amend and restate the SoFi Series 1 Preferred Stock Investors’ Agreement in its entirety to (a) provide for such assignment and assumption, and (b) provide the Investors (i) certain rights to receive information pertaining to the Company, and (ii) the benefit of certain covenants contained herein, all on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors and, solely as assignor, SoFi, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Definitions.
1.1Definitions.   For purposes of this Agreement:
(a)The term “Adjusted Consolidated Tangible Assets” means consolidated tangible assets as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries as of such date (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries as of such date, treating such balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis), less the amount of Excluded Assets, less the amount of Custody Assets.

(b)The term “Affiliates” means, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or shares the same management company with, such Person, or any special purpose entity affiliated with such Person that is approved by the Board; provided, however, that, when used with respect to any Investor in the private equity fund business, “Affiliates” shall not include any portfolio company of such Investor or of any of its fund-level Affiliates.
(c)The term “Agreement” has the meaning assigned to such term in the preamble to this Agreement.
(d)The term “Alternative Methodology” means the determination of the value of any assets accounted for under ASC 820 Fair Value Measurement (or any substitute or similar guidance) by a mutually agreed upon third party valuation expert (which shall be one of Asset Valuation Specialists, Houlihan Lokey, Mountainview Valuation Specialists, Duff & Phelps, Anderson Tax or Merrill Corporation or, in each case, any successor, or any other firm mutually agreed upon by the Company and QIA) to exclude the impact of any temporary (which may be prolonged) market disruption that causes a substantial increase in the discount rate used in fair valuation of assets due to increased illiquidity. For the avoidance of doubt, the valuation should be carried out using the same accounting policies, principles, judgements, estimation techniques, measurement bases, practices and procedures as applied in the valuation reports used in the preparation of the last audited financial statements with the exception that the discount rate used in the valuation can be adjusted for the purposes of removing the impact of increased illiquidity.
(e)The term “Amended Credit Agreement” means the Revolving Credit Agreement, dated as of September 27, 2018, among SoFi, the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as the administrative agent, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
(f)The term “Board” means the Board of Directors of the Company.
(g)The term “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any obligations relating to a lease that was accounted for by such Person as an operating lease as of September 27, 2018 (or that would have been accounted for as an operating lease if such lease was in effect as of September 27, 2018) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
(h)The term “Certificate of Incorporation” means the certificate of incorporation of the Company as of the Effective Time, which shall be in substantially the form attached to the Merger Agreement as Exhibit A thereto, as amended from time to time in accordance with the terms thereof.
(i)The term “Company” has the meaning assigned to such term in the preamble to this Agreement.
(j)The term “Compliance Certificate” has the meaning assigned to such term in Section 3.4(c).
(k)The term “Consolidated Tangible Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries, treating such balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis) (excluding the Series 1 Preferred Stock (or, for any balance sheet dated prior to the Effective Time, the SoFi Series 1 Preferred Stock) and any other Disqualified Equity Interests then outstanding and including any Qualified Equity Interests then outstanding) less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of intangible assets (but only to the extent that such items would be included on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP).

(l)The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
(m)The term “Covenant Default” has the meaning assigned to such term in Section 3.3.
(n)The term “Credit Agreement” means the Amended Credit Agreement as in effect on May 29, 2019, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time with the consent of the holders of at least a majority of the shares of Series 1 Preferred Stock then outstanding (such consent not to be unreasonably withheld, conditioned or delayed).
(o)The term “CTNW Covenant” has the meaning assigned to such term in Section 3.2(a).
(p)The term “Cure Period” has the meaning assigned to such term in Section 3.5(b).
(q)The term “Custody Assets” means all assets held in any brokerage Subsidiary of the Company (or, for any date prior to the Effective Time, any brokerage Subsidiary of SoFi, treating SoFi as if it were the Company, mutatis mutandis) less (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets (unrelated to the brokerage business as determined by the Company or SoFi in good faith), (h) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, and (i) any other assets and property to the extent securitized by the Company (unrelated to the brokerage business as determined by the Company or SoFi in good faith).
(r)The term “Debt Incurrence Covenant” has the meaning assigned to such term in Section 3.3(a).
(s)The term “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.
(t)The term “Effective Time” has the meaning assigned to such term in the Merger Agreement.
(u)The term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (x) any debt securities that are convertible into, or exchangeable for, Equity Interests or (y) any Series 1 Senior Stock (as defined in the Certificate of Incorporation).
(v)The term “Equity to Assets Covenant” has the meaning assigned to such term in Section 3.2(d).
(w)The term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
(x)The term “Excluded Assets” means trust assets such as the credit card and HELOC or other asset classes in which the Company or a Subsidiary does not hold economic interests in the static pool supporting the issued bonds, but holds the transferor’s interest or variable funding note (“VFN”), and the Company is required to consolidate such assets on the consolidated balance sheet of the Company and its Subsidiaries (or, for any date prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis). For the avoidance of doubt, any funded portion of the transferor’s interest or VFN will not be considered Excluded Assets.
(y)The term “Financial Covenants” has the meaning assigned to such term in Section 3.2(d).
(z)The term “Financial Covenant Default” has the meaning assigned to such term in Section 3.2.

(aa)    The term “Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Company or any similar officer of SoFi.
(bb)    The term “Financing Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company (or, at or prior to the Effective Time, SoFi, treating SoFi as if it were the Company, mutatis mutandis) or any Subsidiary or in which the Company or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets, (h) franchise fees, royalties and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (i) revenues related to distribution and merchandising of the products of the Company and its Subsidiaries, (j) intellectual property rights relating to the generation of any of the types of assets listed in this definition, (k) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, (l) any fixed income debt or equity securities, (m) any income relating to any of the foregoing, and (n) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).
(cc)    The term “GAAP” means generally accepted accounting principles in the United States of America.
(dd)    The term “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).
(ee)    The term “Incurrence Covenant Default” has the meaning assigned to such term in Section 3.3.
(ff)    The term “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and excluding payroll liabilities, deferred compensation obligations, purchase price adjustments, royalties and earn-outs and other contingent or deferred payments of a similar nature), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) Purchase Money Indebtedness of such Person, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (h) the outstanding aggregate amount of any Series 1 Senior Stock (as defined in the Certificate of Incorporation), (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that Indebtedness shall not include (x) obligations incurred under, in respect of or in connection with Permitted Asset-Based Financings, (y) obligations with respect to any Third Party Funds, or (z) the Series 1 Preferred Stock and any other Disqualified Equity Interests then outstanding; provided, further, that any Indebtedness that is collateralized by a letter of credit, bankers acceptances or similar arrangement for which the Company or any Restricted Subsidiary is an account party or applicant shall be treated as only one item of Indebtedness in an amount equal to the greater of the maximum aggregate principal amount of such Indebtedness or the amount of such backstop letter of credit, bankers’ acceptance or similar arrangement.
(gg)    The term “Initial Closing Date Financing Arrangements” has the meaning set forth in the definition of Permitted Asset-Based Financing.
(hh)    The term “Investor” has the meaning assigned to such term in the preamble to this Agreement.
(ii)    The term “Leverage Ratio” means, as of any date, the ratio of (i) the total Indebtedness of the Company and its Restricted Subsidiaries on such date (or, for any date prior to the Effective Time, the Indebtedness of SoFi shall be treated as if it were the Indebtedness of Company and SoFi shall be treated as if it were the Company, mutatis mutandis) to (ii) Consolidated Tangible Net Worth on such date.
(jj)    The term “Leverage Ratio Maintenance Covenant” has the meaning assigned to such term in Section 3.2(b).
(kk)    The term “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
(ll)    The term “Merger” has the meaning assigned to such term in the Merger Agreement.
(mm)    The term “Merger Agreement” has the meaning assigned to such term in the Recitals.
(nn)    The term “Minimum Equity Amount” means, as of any date, (x) the amount of Adjusted Consolidated Tangible Assets multiplied by 10% plus (y) the amount of Custody Assets multiplied by 4%.
(oo)    The term “Noncompliant Covenant” has the meaning assigned to such term in Section 3.5.
(pp)    The term “Permitted Asset-Based Financing” means (a) any arrangements, including but not limited to credit agreements, Warehouse Facilities and repurchase agreements, in existence on May 29, 2019 and entered into by SoFi or any Subsidiary for the purpose of financing the origination of loan products or monetizing any Financing Assets (the “Initial Closing Date Financing Arrangements”); (b) any other arrangement existing on or entered into after May 29, 2019 that is similar to the Initial Closing Date Financing Arrangements (as determined in good faith by the Company or SoFi); (c) any asset-backed securitization transaction in which the Company or a Subsidiary sells or transfers Financing Assets to a Special Purpose Financing Subsidiary, which issues debt and/or equity interests (rated or unrated) secured by the cash flows from such Financing Assets; (d) any credit facility, repurchase arrangement, warehouse or other similar financing arrangement (as determined in good faith by the Company or SoFi) initiated by the Company (or, at or prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis) or any Subsidiary pursuant to which the Company or such Subsidiary, either directly or through one or more Subsidiaries, sells or pledges Financing Assets in return for advances, loans or other borrowings against such Financing Assets, (e) any hedge, swap, synthetic risk transfer or other derivative transaction designed to finance or refinance Financing Assets or (f) any transfer or sale (either directly or indirectly, including through a special purpose entity established by the Company (or, at or prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis) or an Affiliate (as defined in the Credit Agreement) of the Company) of one or more Financing Assets, or a participation interest in Financing Assets, in the ordinary course of business.
(qq)    The term “Person” means any natural person, corporation, partnership, trust, limited liability company, association or similar entity, or any “group” of such Persons that would be treated as a single “Person” under Section 13(d) of the Exchange Act.
(rr)    The term “Preferred Incurrence Covenant” has the meaning assigned to such term in Section 3.3(b).
(ss)    The term “Preferred Ratio” means, as of any date, the ratio of (i) the sum of (x) the outstanding aggregate amount of Series 1 Preferred Stock (or, for any date prior to the Effective Time, the SoFi Series 1 Preferred Stock,

treating the SoFi Series 1 Preferred Stock as if it were the Series 1 Preferred Stock and treating SoFi as if it were the Company, mutatis mutandis) (with each such share of Series 1 Preferred Stock valued at the Series 1 Price (as defined in the Certificate of Incorporation) plus an amount equal to any accumulated but unpaid dividends thereon (whether or not authorized or declared and after giving effect to any applicable Default Increase (as defined in the Certificate of Incorporation)) to, but excluding, such date plus (y) the outstanding aggregate amount of any Series 1 Parity Stock (with each such share of such equity securities valued in a similar manner to the Series 1 Preferred Stock) ((x) and (y) together, “Preferred Securities”) to (ii) Consolidated Tangible Net Worth, in each case on such date.
(tt)    The term “Preferred Ratio Maintenance Covenant” has the meaning assigned to such term in Section 3.2(c).
(uu)    The term “Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.
(vv)    The term “QIA” means QIA FIG Holding LLC.
(ww)    The term “Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
(xx)    The term “Refinancing Indebtedness” means refinancings, extensions, renewals, or replacements of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount equal to premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extensions, renewals or replacements and by the amount of unfunded commitments with respect thereto, (ii) the Refinancing Indebtedness is incurred by Persons who are the obligors of the original Indebtedness being refinanced and/or, in the case of Indebtedness of SoFi, the Company and (iii) the terms of any such Refinancing Indebtedness that are not substantially identical to the original Indebtedness being refinanced are not materially more favorable (taken as a whole) to the investors providing such Refinancing Indebtedness than those applicable to the original Indebtedness being refinanced, as determined by the Company or SoFi in good faith.
(yy)    The term “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
(zz)    The term “SEC” means the U.S. Securities and Exchange Commission.
(aaa)    The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
(bbb)    The term “Series 1 Reference Price” has the meaning assigned to such term in the Merger Agreement.
(ccc)    The term “Series H Preferred Stock” has the meaning set forth in the Merger Agreement.
(ddd)    The term “SoFi” has the meaning assigned to such term in the Recitals.
(eee)    The term “SoFi Registrable Securities” means “Registrable Securities” as such term is defined in the SoFi Series 1 Preferred Stock Investors’ Agreement.
(fff)    The term “SoFi Series 1 Preferred Stock” has the meaning assigned to such term in the Recitals.
(ggg)    The term “SoFi Series 1 Preferred Stock Investors’ Agreement” has the meaning assigned to such term in the Recitals.
(hhh)    The term “Special Payment” has the meaning assigned to such term in Section 3.6(b).
(iii)    The term “Special Payment Triggering Event” has the meaning assigned to such term in Section 3.6(a).
(jjj)    The term “Special Purpose Financing Subsidiary” means (i) a direct or indirect Subsidiary of the Company established in connection with a Permitted Asset-Based Financing (including the issuers of the Initial

Closing Date Financing Arrangements) for the acquisition, sale or financing of Financing Assets or interests therein, and which is organized in a manner (as determined by the Company or SoFi in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Financing Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (as defined in the Credit Agreement) (or other insolvency law) and (ii) any Subsidiary of a Special Purpose Financing Subsidiary.
(kkk)    The term “Subsidiary” means, for any time (a) at or following the Effective Time, any subsidiary of the Company, including SoFi, and (b) prior to the Effective Time, any subsidiary of SoFi.
(lll)    The term “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
(mmm)    The term “Third Party Funds” means any accounts or funds, or any portion thereof, received by the Company or any of the Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of the Restricted Subsidiaries to collect and remit those funds to such third parties.
(nnn)    The term “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated as, and continues to be, an unrestricted subsidiary from time to time under the Amended Credit Agreement.
(ooo)    The term “Warehouse Facility” means any debt facility entered into by SoFi (at or prior to the Effective Time), the Company (after the Effective Time) or any Subsidiary for the purpose of financing the origination of loan products.
2.   Reserved.
3.   Covenants of the Company.
3.1Reserved.
3.2Financial Covenants.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall not permit any of the following to occur, which such occurrence shall constitute a “Financial Covenant Default”:
(a)Consolidated Tangible Net Worth as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be less than 50% of Consolidated Tangible Net Worth of SoFi as of May 29, 2019 (after giving effect to the issuance of the SoFi Series 1 Preferred Stock on May 29, 2019) (the “CTNW Covenant”);
(b)the Leverage Ratio as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be greater than 2.0 to 1.0 (the “Leverage Ratio Maintenance Covenant”);
(c)the Preferred Ratio as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be greater than 1.0 to 1.0 (the “Preferred Ratio Maintenance Covenant”); and
(d)the Consolidated Tangible Net Worth as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be less than the Minimum Equity Amount (the “Equity to Assets Covenant” and, together with the CTNW Covenant, the Leverage Ratio Maintenance Covenant and the Preferred Ratio Maintenance Covenant, the “Financial Covenants”).

(e)For purposes of this Section 3.2 and related definitions, any asset, liability, transaction or other accounting entry in existence as of immediately prior to May 29, 2019 and taken into account in calculating any amount reflected on the compliance certificate delivered as of May 29, 2019 by SoFi pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, and any asset, liability, transaction or other accounting entry of a similar nature arising from and after May 29, 2019, shall be treated as such asset, liability, transaction or other accounting entry was treated or would have been treated as of immediately prior to May 29, 2019, and shall not be retested, recharacterized or subjected to any other accounting treatment from and after May 29, 2019.
3.3Incurrence Covenants.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall not permit any of the following to occur, which such occurrence (together with any Incurrence Covenant Default occurring under the SoFi Series 1 Preferred Stock Investors’ Agreement prior to the Effective Time that is uncured as of the Effective Time) shall constitute an “Incurrence Covenant Default” and, together with any Financial Covenant Default, a “Covenant Default”:
(a)the creation, incurrence, assumption or permitting to exist by the Company or any Restricted Subsidiary of any Indebtedness other than (the “Debt Incurrence Covenant”):
(i)Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, cash pooling arrangements and other cash management arrangements of the Company or any Subsidiary, in each case, in the ordinary course of business;
(ii)Indebtedness in respect of (1) bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) appeal bonds in respect of judgments not constituting a Default or an Event of Default (each as defined in the Credit Agreement) under the terms of the Credit Agreement, and (3) guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds, appeal bonds and similar obligations;
(iii)Indebtedness representing the financing of insurance premiums in the ordinary course of business;
(iv)Guarantees of Indebtedness of the Company or any Restricted Subsidiary so long as such guaranteed Indebtedness is permitted hereunder;
(v)(1) Indebtedness constituting Capital Lease Obligations and Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness pursuant to this clause (v) shall not exceed $250,000,000 at any time outstanding, and (2) any Refinancing Indebtedness in respect thereof;
(vi)(1) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $500,000,000 plus (ii) so long as the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, any additional or other amount of Indebtedness, so long as, solely in this case of this clause (ii), the Leverage Ratio does not exceed 1.00 to 1.00, determined on a pro forma basis after giving effect to such Indebtedness as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, for any fiscal quarter ended prior to the Effective Time, the most recently ended fiscal quarter of SoFi for which financial statements have been delivered pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis) and treating any New Commitments (as defined in Section 2.18(a) of the Credit Agreement) incurred on such date (or, in the case of a Limited Conditionality Acquisition (as defined in the Credit Agreement ), to be incurred in connection with such acquisition) and any such Indebtedness consisting of a revolving credit facility, together with all Commitments (as defined in the Credit Agreement), as fully drawn; provided, that, in the case of any such Indebtedness the proceeds of which are to be used primarily to consummate a Limited Conditionality Acquisition substantially concurrently with the issuance or incurrence of such Indebtedness, the Leverage Ratio shall be determined on the date the acquisition agreement with respect to such Limited Conditionality Acquisition is signed and not on the date such Indebtedness is incurred or issued; and (2) any Refinancing Indebtedness in respect of Indebtedness incurred under clause (vi)(1)(ii);
(vii)Obligations (as defined in the Credit Agreement) under the Amended Credit Agreement;

(viii)Indebtedness under letters of credit permitted to be incurred under the terms of the Credit Agreement and denominated in currencies not available under the terms of the Credit Agreement;
(ix)Indebtedness between or among the Company and any Restricted Subsidiary; and
(x)Indebtedness incurred in connection with any Permitted Asset-Based Financing, including any Guarantee thereof; and
(b)the issuance of any Series 1 Parity Stock (including additional shares of Series 1 Preferred Stock), unless the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, and the Preferred Ratio does not exceed 0.5 to 1.00, determined on a pro forma basis after giving effect to such issuance, as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, for any fiscal quarter ended prior to the Effective Time, the most recently ended fiscal quarter of SoFi for which financial statements have been delivered pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis) (the “Preferred Incurrence Covenant” and, together with the Debt Incurrence Covenant, the “Incurrence Covenants”, and together with the Financial Covenants, the “Covenants”).
The Company will furnish to each Investor, prompt written notice of the occurrence of any Incurrence Covenant Default. Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of such Incurrence Covenant Default and any action taken or proposed to be taken with respect thereto.
3.4Financial Statements and Other Information.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall deliver to QIA (so long as it holds any shares of Series 1 Preferred Stock) and, upon request, each other Investor who owns at least 250,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Series 1 Preferred Stock (other than an Investor reasonably deemed by the Company to be a competitor of the Company):
(a)within 90 days after each fiscal year end of the Company, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (or, for any fiscal year ended prior to the Effective Time, the audited consolidated balance sheet and related statements of income and cash flows for SoFi as of the end of and for such fiscal year, treating such fiscal year as if it were the fiscal year of the Company and treating SoFi as if it were the Company, mutatis mutandis);
(b)within 45 days after the end of each fiscal quarter of each fiscal year of the Company (including the fourth quarter of each fiscal year), its consolidated balance sheet and related statement of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (or, for any fiscal quarter ended prior to the Effective Time, the consolidated balance sheet and related statements of income for SoFi as of the end of and for such fiscal quarter, treating such fiscal quarter as if it were the fiscal quarter of the Company and treating SoFi as if it were the Company, mutatis mutandis);
(c)concurrently with delivery of any financial statements under clause (a) above, a compliance certificate of a Financial Officer of the Company in substantially the form of Exhibit 3.4(c) attached hereto (each, a “Compliance Certificate”) (i) certifying as to whether a Covenant Default has occurred and is continuing as of the date thereof and, if a Covenant Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 3.2 as of the last day of the applicable fiscal year for which such Compliance Certificate is being delivered, (iii) if and to the extent that any change in GAAP that has occurred since December 31, 2018 had an impact on such financial statements, setting forth a statement of reconciliation conforming such financial statements to GAAP, provided that such statement of reconciliation shall be required only if and to the extent necessary for the determination of compliance with Section 3.2, and (iv) certifying as to the current list of Unrestricted Subsidiaries; and
(d)concurrently with any delivery of financial statements under clause (a) or (b) above, the Company shall provide unaudited financial statements of the character and for the dates and periods as in such clauses (a) and (b) covering the Unrestricted Subsidiaries on a combined basis (if any), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b); provided that the Company shall not be required to provide such financial statements unless the Company compiles such combined financial statements as part of its regular internal reporting processes or is able to compile such combined financial statements without undue effort or expense.
For so long as the Company is subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company may satisfy its obligation to furnish the information required to be delivered pursuant to Section 3.4(a) and 3.4(b) by complying with the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, and if so filed such information shall be deemed to have been delivered on the date on which the Company posts such information, or provides a link thereto on the Company’s website on the Internet on any investor relations page at http://www.sofi.com (or any successor page), or the date on which such information is posted at http://www.sec.gov. Notwithstanding anything else in this Section 3.4 to the contrary, the Company may cease providing the information set forth in this Section 3.4(a), (b) and (d) during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement with the SEC under the Securities Act if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering.
3.5Retesting Non-Compliant Covenants; Cure Period.
(a)In the event that any Compliance Certificate evidences noncompliance with any Financial Covenant contained in Section 3.2 as of the end of any fiscal year (a “Noncompliant Covenant”), Consolidated Tangible Net Worth as of the end of the most recent fiscal year of the Company (or, for any fiscal year ended prior to the Effective Time, as of the end of the most recent fiscal year of SoFi, treating such fiscal year as if it were the fiscal year of the Company and treating SoFi as if it were the Company, mutatis mutandis) used to calculate such Noncompliant Covenant shall be retested using the asset values as of the end of such fiscal year determined pursuant to the Alternative Methodology. If such Noncompliant Covenant meets the applicable compliance requirements with using the Alternative Methodology, such Financial Covenant shall be deemed to be in compliance for the relevant period and cause no Financial Covenant Default.
(b)In the event of a Covenant Default, and such Covenant Default is not cured within 180 days following (i) in the case of any Financial Covenant Default, the end of the fiscal year during which such Financial Covenant Default occurred, or (ii) in the case of any Incurrence Covenant Default, the occurrence of such Incurrence Covenant Default (such period with respect to each such Covenant Default, the “Cure Period”), the Default Increase (as defined in the Certificate of Incorporation) shall apply (for the avoidance of doubt, without duplication, regardless of whether there is more than one Covenant Default that remains uncured at the expiration of the Cure Period) in respect of any new dividends declared following the expiration of the Cure Period (but not dividends, if any, then in arrears) on the Series 1 Preferred Stock in accordance with the Certificate of Incorporation. The Default Increase, if applicable, shall apply until the applicable Covenant Default is cured or a Put Right (as defined in the Certificate of Incorporation) is exercised and all shares of Series 1 Preferred Stock that are subject to such Put Right have been repurchased by the Company in accordance with the Certificate of Incorporation.
(c)For the purpose of curing any Covenant Default, any change in the outstanding amount of Indebtedness, Preferred Securities, other equity securities of the Company or assets or liabilities included in the calculation of Consolidated Tangible Net Worth (and the resulting change in Consolidated Tangible Net Worth, if any) during the Cure Period will be given pro forma effect from the respective balance measured as of (i) in the case of any Financial Covenant Default, the end of the fiscal year during which Financial Covenant Default occurred, or (ii) in the case of any Incurrence Covenant Default, the end of the fiscal quarter against which such Incurrence Covenant Default was measured. No other changes will be taken into account in measuring the efficacy of the cure.
3.6Special Payment.
(a)The “Special Payment Triggering Event” shall occur upon (and only upon) and as a result of the Effective Time. Following payment of the Special Payment upon the Special Payment Triggering Event, the Company’s obligation to pay the Special Payment shall be discharged in full. For the avoidance of doubt, in no circumstance shall a Special Payment be payable more than once.
(b)The “Special Payment” shall be an amount for each share of SoFi Series 1 Preferred Stock with respect to which a holder of SoFi Series 1 Preferred Stock is entitled to receive a Special Payment pursuant to the Merger Agreement equal to (a) the product of (i) the amount (if positive, otherwise zero) by which $19.2952 per share (as adjusted for stock splits, stock dividends, reclassification and the like) exceeds the Series 1 Reference Price (as adjusted for stock splits, stock dividends, reclassification and the like) and (ii) the number of outstanding shares of Series H Preferred Stock held by such holder as of immediately prior to the Effective Time; divided by (b) the number of outstanding shares of SoFi Series 1 Preferred Stock held by such holder as of immediately prior to the Effective Time. QIA represents and warrants that it is foreign government eligible for an exemption from U.S. federal withholding pursuant to Section 892 of the Internal Revenue Code of 1986, as amended (the “Code”). Provided the Company receives a valid, duly executed IRS Form W-8EXP from QIA, the Company agrees that it shall not deduct or withhold from the Special Payment absent written advice (which does not have to be in the form of an opinion and which may be in the form of an email) from its tax counsel (experienced in withholding tax matters) concluding that, as a result of a change in law after the date of the Merger Agreement, the Company is required to deduct or withhold with respect to the Special Payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. In such instance, (i) the Company shall promptly deliver to QIA a copy of such written advice, and (ii) the Company and its tax counsel shall consider in good faith any claim by QIA that, and shall reasonably cooperate with QIA to determine if, such withholding is not required, or may be reduced, under applicable law. If, following such consideration and cooperation, tax counsel for the Company advises the Company that such withholding is required, the Company shall be entitled to deduct and withhold from the Special Payment any amounts required to be deducted and withheld with respect thereto under Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. Any such amounts withheld and paid over to the appropriate taxing authority in accordance with this Section 3.6 shall be treated for all purposes of this Agreement as having been paid to QIA; provided, further, that the Company shall not be obligated to gross-up or indemnify QIA with respect to any withholding of any such amounts.
3.7Repurchase of Series 1 Junior Stock.   For as long as the Series 1 Preferred Stock shall be outstanding and the Company has not deferred any dividends on the Series 1 Preferred Stock, the Company shall not redeem, purchase or otherwise acquire for any consideration any Series 1 Junior Stock (as defined in the Certificate of Incorporation), or pay to or make available any moneys or other consideration for a sinking fund for the redemption of any such shares of Series 1 Junior Stock, unless the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, and (x) such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) would not have resulted in a Financial Covenant Default (which for this purpose shall be measured as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered in accordance with Section 3.4(a) or 3.4(b), as applicable, or for any fiscal quarter ended prior to the Effective Time, shall be measured as of the end of the most recently ended fiscal quarter of SoFi for which financial statements have been delivered in accordance with Section 3.4(a) or 3.4(b), as applicable, of the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis), determined on a pro forma basis after giving effect to such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration), as of the end of such fiscal quarter , and (y) immediately prior to such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) and after giving effect thereto, the Company could incur at least $1 of additional Indebtedness without violating the provisions of Section 3.3(a)(vi), regardless of whether such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) would otherwise be permitted under the Certificate of Incorporation.
4.   Confidentiality.   Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any shares of Series 1 Preferred Stock from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 4; (iii) to any Affiliate, partner, member, stockholder, wholly owned subsidiary, or prospective limited partner of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be legally required (including without limitation, pursuant to securities laws and regulations and any rules of securities exchange and as requested by any regulatory or supervisory authority with authority over such Investor), provided that other than in the case of where such disclosure is made in connection with an examination by any regulatory or supervisory authority such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
5.   Voting; Waivers.
5.1Series 1 Director.
(a)Election of Series 1 Director.   If the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a Series 1 Director (as defined in Article V(C)5(c) of the Certificate of Incorporation) pursuant to Article V(C)5(c) of the Certificate of Incorporation, then each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, as shall be necessary to ensure that the person designated by QIA to serve as the Series 1 Director is elected to the Board as the Series 1 Director, as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation.
(b)Appointment of Series 1 Director.
(i)For so long as QIA is entitled to designate the Series 1 Director pursuant to this Section 5, in the event of the resignation, death, removal or disqualification of the Series 1 Director designated pursuant to Section 5, QIA shall promptly nominate a new director, and, after written notice of the nomination has been given by QIA to the other parties, each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, to elect such nominee to the Board in accordance with the terms of this Section 5.
(ii)Promptly after the resignation, death, removal or disqualification of a Series 1 Director designated pursuant to this Agreement, the Company will take such actions as may be commercially reasonable to assist QIA with exercising QIA’s rights under Section 5.1(b)(i), if applicable.
(c)Removal.   For so long as QIA is entitled to designate the Series 1 Director pursuant to this Section 5, QIA may remove the Series 1 Director at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law), in its sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such Series 1 Director, each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, to elect such nominee to the Board in accordance with the terms of this Section 5.
(d)Grant of Proxy.   Upon the failure of any party to this Agreement to vote such party’s shares of Series 1 Preferred Stock in accordance with the terms of this Section 5.1 within five days of QIA’s written request for such vote, such party hereby appoints and constitutes QIA as the attorney and proxy of such party with the full power of substitution and resubstitution, to the full extent of such party’s rights, with respect to all shares of Series 1 Preferred Stock owned by such Investor, which proxy (the “Proxy”) shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 5.1(d) is amended to remove such party’s grant of proxy in accordance with Section 9.3, to vote all shares of Series 1 Preferred Stock then held by such party in the manner provided in this Section 5. The parties agree that the Proxy is coupled with an interest and is given to secure the performance of each party’s duties under this Section 5.
(e)Specific Enforcement.   It is agreed and understood that monetary damages would not adequately compensate QIA for the breach of this Section 5 by any other party, that this Section 5 shall be specifically enforceable and that any breach or threatened breach of this Section 5 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
(f)Indemnification.   The Company and the Series 1 Director elected pursuant to this Section 5 shall execute the Company’s standard form of indemnification agreement.

5.2Waiver.   The holders of the outstanding shares of Series 1 Preferred Stock hereby agree not (i) to waive any Dividend Default Put Right or Covenant Default Put Right (as such terms are defined in the Certificate of Incorporation) pursuant to Article V(C)4(e) of the Certificate of Incorporation, or (ii) provide any affirmative vote or consent pursuant to Article V(C)5(b) of the Certificate of Incorporation, in each case without the written consent of QIA, as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation.
6.   Reserved.
7.   Reserved.
8.   Termination of Agreement.
8.1Termination Events.   This Agreement shall terminate and have no further force or effect upon the earlier of:
(a)the liquidation, dissolution or indefinite cessation of the business operations of the Company;
(b)the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or
(c)the date all of the shares of Series 1 Preferred Stock then outstanding are redeemed or are otherwise no longer issued and outstanding.
9.   Miscellaneous.
9.1Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto (including the SoFi Series 1 Preferred Stock Investors’ Agreement). For the avoidance of doubt, except for the obligations of SoFi expressly set forth herein (including as a Subsidiary of the Company), if any, SoFi shall not have any obligations hereunder.
9.2Successors and Assigns; Third Party Beneficiaries.   Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
9.3Amendments and Waivers.   Except as provided in Section 5.2, any term of this Agreement may be amended or waived only with the written consent of (a) the Company, (b) with respect to amendments of any specific right or obligation of QIA (as compared to all Investors) pursuant to this Agreement, QIA (as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation) and (c) the holders of at least a majority of the shares of Series 1 Preferred Stock then outstanding. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor if such amendment or waiver would alter, change or waive the rights or obligations of such Investor in a manner that is materially and adversely different than, or materially disproportionate to, the treatment by such amendment or waiver of the rights or obligations of all other Investors. Any amendment or waiver effected in accordance with this Section 9.3 shall be binding upon the Company, each Investor, and each of their respective successors and assigns.
9.4Notices.   Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or fax number as set forth on the signature page or Schedule 1 hereto, or as subsequently modified by written notice.

9.5Aggregation of Stock.   All shares of capital stock of the Company held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.
9.6Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
9.7Governing Law; Jurisdiction.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
9.8Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
9.9Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
[Signature Pages Follow]

The parties have executed this Amended and Restated Series 1 Preferred Stock Investors’ Agreement as of the date first written above.
THE ACQUIROR:
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP, V

By:	/s/ Chamath Palihapitiya
(Signature)
Name:   Chamath Palihapitiya
Title:   Chief Executive Officer
Address:
317 University Ave, Suite 200
Palo Alto, California 94301
SOFI (as assignor):
SOCIAL FINANCE, INC.

By:	/s/ Anthony Noto
(Signature)
Name:   Anthony Noto
Title:   Chief Executive Officer
Address:
234 1st Street
San Francisco, CA 94105
SIGNATURE PAGE TO AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’
AGREEMENT

The parties have executed this Amended and Restated Series 1 Preferred Stock Investors’ Agreement as of the date first written above.
THE INVESTORS:
QIA FIG HOLDING LLC

By:	/s/ Ahmed Ali Al-Hammadi
(Signature)
Name:   Ahmed Ali Al-Hammadi
Title:   Director
Address: Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61)
Doha, Qatar
SIGNATURE PAGE TO AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’
AGREEMENT

The parties have executed this Amended and Restated Series 1 Preferred Stock Investors’ Agreement as of the date first written above.
SILVER LAKE PARTNERS IV, L.P.
By: SILVER LAKE TECHNOLOGY
ASSOCIATES IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Michael Bingle
Name:	Michael Bingle
Title:	Managing Director
Address:
Silver Lake Partners
55 Hudson Yards 550 West 34th Street 40th Floor
New York, NY 10001
Attn:     Mike Bingle
Andrew J. Schader
Fax:     (212) 981-3564
A copy (which shall not constitute notice)
shall also be sent to:
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Atif Azher
Email: aazher@stblaw.com
SIGNATURE PAGE TO AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’
AGREEMENT

The parties have executed this Amended and Restated Series 1 Preferred Stock Investors’ Agreement as of the date first written above.
SILVER LAKE TECHNOLOGY INVESTORS IV
(DELAWARE II), L.P.
By: SILVER LAKE TECHNOLOGY
ASSOCIATES IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: SILVER LAKE GROUP, L.L.C., its managing member
By:   /s/ Michael Bingle
Name:   Michael Bingle
Title:   Managing Director
Address:
Silver Lake Partners
55 Hudson Yards
550 West 34th Street
40th Floor
New York, NY 10001
Attn:     Mike Bingle
Andrew J. Schader
Fax:     (212) 981-3564
A copy (which shall not constitute notice)
shall also be sent to:
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Atif Azher
Email: aazher@stblaw.com
SIGNATURE PAGE TO AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’
AGREEMENT

The parties have executed this Amended and Restated Series 1 Preferred Stock Investors’ Agreement as of the date first written above.
THE INVESTORS:
ANTHONY NOTO
By:   /s/ Anthony Noto
(Signature)
Name:   Anthony Noto
Address:   c/o Social Finance, Inc.
234 1st Street
San Francisco CA 94105
SIGNATURE PAGE TO AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’
AGREEMENT

Schedule 1
INVESTORS
QIA FIG HOLDING LLC
Office of the Legal Department Director
Legal Department
Qatar Investment Authority
Ooredoo Tower
Diplomatic Area Street, West Bay
Doha, Qatar
Email:    notices.legal@qia.qa;
notices.M&A@qia.qa;
notices.FIG@qia.qa
A copy (which shall not constitute notice) shall also be sent to:
Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Attn: Michael S. Dorf (mdorf@shearman.com)
SILVER LAKE PARTNERS IV, L.P.
c/o Silver Lake Partners
9 West 57th Street
32nd Floor
New York, NY 10019
SILVER LAKE TECHNOLOGY INVESTORS IV (DELAWARE II), L.P.
c/o Silver Lake Partners
9 West 57th Street
32nd Floor
New York, NY 10019
ANTHONY NOTO
c/o Social Finance, Inc.
234 1st Street
San Francisco, CA 94105

Schedule 1- 1

Exhibit 3.4(c)
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 3.4(c) of the Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of [•], 2021 (as it may be amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Series 1 Investors’ Agreement”), by and among [NEWCO], a Delaware corporation. (the “Company”) and the holders of Series 1 Preferred Stock of the Company listed on Schedule 1 thereto. Terms defined in the Series 1 Investors’ Agreement and not otherwise defined herein are used herein as therein defined.
1.I am the duly elected, qualified and acting [   ]1 of the Company.
2.I have reviewed and am familiar with the contents of this Compliance Certificate and I have reviewed the terms of the Series 1 Investors’ Agreement. I am providing this Compliance Certificate solely in my capacity as an officer of the Company.
3.The financial statements for the fiscal year of [the Company][SoFi] ended [_,_] are attached hereto as ANNEX 1 or have been otherwise delivered pursuant to the requirements of Section 3.4 of the Series 1 Investors’ Agreement (the “Financial Statements”).
4.No Covenant Default has occurred and is continuing as of the date hereof[, except for_]2.
5.Attached hereto as ANNEX 2 are the computations required by Section 3.4(c)(ii) of the Series 1 Investors’ Agreement.3
6.[Attached hereto as ANNEX 3 is the statement of reconciliation required by Section 3.4(c)(iii) of the Series 1 Investors’ Agreement.]4
7.[Attached hereto as ANNEX 4 is a list of each Unrestricted Subsidiary of the Company as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the list of Unrestricted Subsidiaries since the most recent list provided).]
IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

[NEWCO]

By:
Name:
Title:
__________________
1Certificate may be signed by any Financial Officer of the Company (any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Company).
2Specify the details of any Covenant Default, if any, and any action taken or proposed to be taken with respect thereto.
3Set forth reasonably detailed calculations demonstrating compliance with Section 3.2 of the Series 1 Investors’ Agreement as of the last day of the applicable fiscal year for which the Compliance Certificate is being delivered.
4If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements of SoFi as of and for the period ended December 31, 2019 provided to the Investors pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement had an impact on such financial statements, include a statement of reconciliation conforming such financial statements to GAAP to the extent required pursuant to Section 3.2 of the Series 1 Investors’ Agreement.
Exhibit 3.4(c)- 1

ANNEX 1
[Applicable Financial Statements to be attached]
ANNEX 1- 1

ANNEX 2
The information described herein is as of [_, _]5, (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [ , ]6 to the Computation Date (the “Relevant Period”).

Consolidated Tangible Net Worth for the Relevant Period ended on the Computation Date		Amount
1.
Stockholders’ equity as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries, treating such balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis) (excluding the Series 1 Preferred Stock (or, for any balance sheet dated prior to the Effective Time, the SoFi Series 1 Preferred Stock) and any other Disqualified Equity Interests then outstanding and including any Qualified Equity Interests then outstanding)
$
Less
2.
All intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of intangible assets (but only to the extent that such items would be included on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP)
$
$

Leverage Ratio for the Relevant Period ended on the Computation Date		Amount
1.	Total Indebtedness of the Company and its Restricted Subsidiaries	$
2.	Consolidated Tangible Net Worth	$

$

Preferred Ratio for the Relevant Period ended on the Computation Date		Amount
1.
The outstanding aggregate amount of Series 1 Preferred Stock (with each such share of Series 1 Preferred Stock valued at the Series 1 Price (as defined in the Certificate of Incorporation) plus an amount equal to any accumulated but unpaid dividends thereon (whether or not authorized or declared and after giving effect to any applicable Default Increase (as defined in the Certificate of Incorporation)) to, but excluding, such date
$
Plus
2.
The outstanding aggregate amount of any Series 1 Parity Stock (as defined in the Certificate of Incorporation) (with each such share of such equity securities valued in a similar manner to the Series 1 Preferred Stock)
$
3.	Consolidated Tangible Net Worth	$

____________________
5Insert the last day of the respective fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
6Insert the first day of the respective fiscal year ended on the Computation Date.
ANNEX 2-1

Equity to Assets Covenant		Amount
1.	Consolidated Tangible Net Worth	$
2.
Consolidated tangible assets as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries as of such date (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries as of such date, treating such balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis); less the amount of trust assets such as the credit card and HELOC or other asset classes in which the Company or a Subsidiary does not hold economic interests in the static pool supporting the issued bonds, but holds the transferor’s interest or variable funding note, and the Company is required to consolidate such assets on the consolidated balance sheet of the Company and its Subsidiaries; less the amount of all assets held in any brokerage Subsidiary of the Company less (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets (unrelated to the brokerage business as determined by the Company in good faith), (h) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, and (i) any other assets and property to the extent securitized by the Company (unrelated to the brokerage business as determined by the Company in good faith); multiplied by 10%
$
3.	Custody Assets multiplied by 4%	$
$
ANNEX 2-2

Annex I
2021 STOCK OPTION AND INCENTIVE PLAN
FOR SOFI TECHNOLOGIES, INC.
SECTION 1.   GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of SoFi Technologies, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Following the Effective Date, (i) the Company’s 2011 Stock Plan shall terminate and no additional awards shall be issued thereunder, (ii) any awards then outstanding under such 2011 Stock Plan shall continue in accordance with their terms, and (iii) shares issued pursuant to such awards will not be drawn from this Plan or otherwise have any effect on the number of shares described in Section 3(a) herein.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board and which is comprised of not less than two Non-Employee Directors who are independent pursuant to New York Stock Exchange listing standards, taking into account the specific factors and guidance set forth in Section 303A.02 of the NYSE Listed Company Handbook, including the commentary thereto.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the Closing Date as defined in the Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. V, Plutus Merger Sub Inc. and the Company, dated as of January [  ], 2021.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Overall Share Limit” means the sum of (i) [  ]1 shares of Stock and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2030 equal to the lesser of (A) a number equal to the excess (if any) of (1) 5% of the aggregate number of shares of Stock outstanding on the final day of the immediately preceding calendar year over (2) the number of shares of Stock then reserved for issuance under the Plan as of such date and (B) such smaller number of shares of Stock as is determined by the Board.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
____________________
1This amount shall represent 8% of post-closing outstanding capital stock on an as-converted basis, of which 3% of such amount shall be reserved for grants to the senior management team consistent with the terms of the letter of intent.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Class A common stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.   ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan.   The Plan shall be administered by the Administrator.
(b)Powers of Administrator.   The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards.   Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate.   Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification.   Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3.   STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)Stock Issuable.   The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the Overall Share Limit. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Overall Share Limit, subject in all cases to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Changes in Stock.   Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions.   In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be canceled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)Maximum Awards to Non-Employee Directors.   Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
SECTION 4.   ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.   STOCK OPTIONS
(a)Award of Stock Options.   The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price.   The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(c)Option Term.   The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Stockholder.   Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Stock Options.   To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6.   STOCK APPRECIATION RIGHTS
(a)Award of Stock Appreciation Rights.   The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights.   The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights.   Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights.   Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.   RESTRICTED STOCK AWARDS
(a)Nature of Restricted Stock Awards.   The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b)Rights as a Stockholder.   Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the restrictions with respect to the Restricted Stock Award have not lapsed, any dividends paid by the Company prior to such lapse shall accrue and shall not be paid to the grantee until and to the extent the restrictions lapse with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions.   Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares.   The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.   RESTRICTED STOCK UNITS
(a)Nature of Restricted Stock Units.   The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Restricted Stock Units in Lieu of Compensation.   The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)Rights as a Stockholder.   A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination.   Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9.   UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock.   The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) Unrestricted Stock Awards under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.   CASH-BASED AWARDS
Grant of Cash-Based Awards.   The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.   DIVIDEND EQUIVALENT RIGHTS
(a)Dividend Equivalent Rights.   The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award

Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination.   Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12.   TRANSFERABILITY OF AWARDS
(a)Transferability.   Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action.   Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member.   For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary.   To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.   TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock.   The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.   SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15.   TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)Termination of Service Relationship.   If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.   AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17.   STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.   GENERAL PROVISIONS
(a)No Distribution.   The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Issuance of Stock.   To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United

States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights.   Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions.   Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy.   Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19.   EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the Effective Date and will be subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.   GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:   January 6, 2021
DATE APPROVED BY STOCKHOLDERS:              , 2021

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $       per share (the “Stock”) of the Company.
1.Restrictions on Transfer of Award.   This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units.   The restrictions and conditions of Paragraph 1 of this Agreement shall lapse in such amounts and on the date or dates, in each case, that the Company achieves the applicable Target Prices specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on each such Vesting Date:

Incremental Number of Restricted Stock Units Vested	Target Price
(33)%	$25
(33)%	$35
(33)%	$45
For purposes herein, the “Target Price” shall be deemed achieved when the volume-weighted average closing price of the Company’s Common Stock is above such applicable Target Price during any consecutive 90-trading day period that occurs during the Measurement Period; the “Measurement Period” shall mean the four-year period commencing on the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and the “Closing Date” shall have the meaning set forth in the Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. V, Plutus Merger Sub Inc. and the Company, dated as of January [  ], 2021 (the “Merger Agreement”).
For the avoidance of doubt, if either (x) the Measurement Period concludes or (y) the Grantee’s employment terminates for any reason, in each case, prior to a Vesting Date, a proportionate number of the Restricted Stock Units (i.e., 33% for each respective Target Price) granted hereunder shall terminate without consideration.
The date any such Target Price above is achieved during the Measurement Period shall be deemed a “Vesting Date,” provided, that if the Company is a bank holding company under the Bank Holding Company Act of 1956, as amended, at such time, any insured depository institution subsidiary of the Company must be “well managed” pursuant to applicable standards of the Board of Governors of the Federal Reserve System and have at least a “satisfactory” rating under the Community Reinvestment Act of 1977, as amended.
Notwithstanding the foregoing, upon a Sale Event (as defined in the Plan, which excludes the transactions set forth in the Merger Agreement), a proportionate number of the Restricted Stock Units (i.e., 33% for each respective Target Price) will vest if the per share value in the Sale Event exceeds the Target Price. If the per share value in the Sale Event is less than any applicable Target Price, the corresponding Restricted Stock Units shall terminate without consideration.
3.Termination of Employment.   If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.Issuance of Shares of Stock.   As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Prior to the issuance of such shares of Stock, neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder.
5.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
7.Section 409A of the Code.   This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Employment.   Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
9.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
2

Dated:
Grantee’s Signature

Grantee’s name and address:

3

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR COMPANY EMPLOYEES
UNDER SOFI TECHNOLOGIES, INC. 2021
STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$
[FMV on Grant Date]

Grant Date:

Expiration Date:
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $       per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.Exercisability Schedule.   No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
( %)
( %)
( %)
( %)
( %)
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Termination of Employment.   If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
(b)Termination Due to Disability.   If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.
(c)Termination for Cause.   If the Optionee’s employment terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.
(d)Other Termination.   If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of
2

three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.
The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability.   This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.Tax Withholding.   The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.
7.No Obligation to Continue Employment.   Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.
8.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
10.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.

By:
Title:
3

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

4

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$
[FMV on Grant Date]

Grant Date:

Expiration Date:
[No more than 10 years]
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants to the Optionee named above, who is a Director of the Company but is not an employee of the Company, an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $       per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.Exercisability Schedule.   No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains in service as a member of the Board on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
( %)
( %)
( %)
( %)
( %)
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the

Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Termination as Director.   If the Optionee ceases to be a Director of the Company, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death.   If the Optionee’s service as a Director terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
(b)Other Termination.   If the Optionee ceases to be a Director for any reason other than the Optionee’s death, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to be a Director, for a period of six months from the date the Optionee ceased to be a Director or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee ceases to be a Director shall terminate immediately and be of no further force or effect.
4.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability.   This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.No Obligation to Continue as a Director.   Neither the Plan nor this Stock Option confers upon the Optionee any rights with respect to continuance as a Director.
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7.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
8.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
9.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

3

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Shares:

Grant Date:
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, SoFi Technologies, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $       per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.
1.Award.   The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The Grantee shall (i) sign and deliver to the Company a copy of this Award Agreement and (ii) deliver to the Company a stock power endorsed in blank.
2.Restrictions and Conditions.
(a)Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.
(b)Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
(c)If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.
3.Vesting of Restricted Stock.   The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Incremental Number of Shares Vested	Vesting Date
( %)
( %)
( %)
( %)
( %)
Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.
4.Dividends.   Dividends on shares of Restricted Stock shall be paid to the Grantee in accordance with the terms of the Plan.

5.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability.   This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
7.Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 8 below, the Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.
8.Election Under Section 83(b).   The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.
9.No Obligation to Continue Employment.   Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.
By:
Title:
2

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature
Grantee’s name and address:

3

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $       per share (the “Stock”) of the Company.
1.Restrictions on Transfer of Award.   This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units.   The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in service as a member of the Board on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
( %)
( %)
( %)
( %)
( %)
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.Termination of Service.   If the Grantee’s service with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.Issuance of Shares of Stock.   As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Section 409A of the Code.   This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.No Obligation to Continue as a Director.   Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a Director.
8.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
10.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature
Grantee’s name and address:

2

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $         per share (the “Stock”) of the Company.
1.Restrictions on Transfer of Award.   This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units.   The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
( %)
( %)
( %)
( %)
( %)
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.Termination of Employment.   If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.Issuance of Shares of Stock.   As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
7.Section 409A of the Code.   This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Employment.   Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
9.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.
By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature
Grantee’s name and address:

2

INCENTIVE STOCK OPTION AGREEMENT
UNDER THE SOFI TECHNOLOGIES, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$
[FMV on Grant Date (110% of FMV if a 10% owner)]
Grant Date:

Expiration Date:
[No more than 10 years (5 years if a 10% owner)]
Pursuant to the SoFi Technologies, Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), SoFi Technologies, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $[•] per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.
1.Exercisability Schedule.   No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 1 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable*	Exercisability Date
( %)
( %)
( %)
( %)
( %)
____________________
*Max. of $100,000 per yr.
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares of Stock attested to.
(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Termination of Employment.   If the Optionee’s employment with the Company or a Subsidiary (as defined in the Plan) terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death.   If the Optionee’s employment with the Company or a Subsidiary terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
(b)Termination Due to Disability.   If the Optionee’s employment with the Company or a Subsidiary terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.
(c)Termination for Cause.   If the Optionee’s employment with the Company or a Subsidiary terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.
(d)Other Termination.   If the Optionee’s employment with the Company or a Subsidiary terminates for any reason other than the Optionee’s death, the Optionee’s disability, or Cause, and unless otherwise determined by the
2

Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.
The Administrator’s determination of the reason for termination of the Optionee’s employment with the Company or a Subsidiary shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.Incorporation of Plan.   Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability.   This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.Status of the Stock Option.   This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements and that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an “incentive stock option.” To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will so notify the Company within 30 days after such disposition.
7.Tax Withholding.   The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer.
8.No Obligation to Continue Employment.   Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s employment with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s employment with the Company or a Subsidiary at any time.
9.Integration.   This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent.   In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
3

11.Notices.   Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SOFI TECHNOLOGIES, INC.
By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature
Optionee’s name and address:

4

Annex J
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
(ADOPTED BY SPECIAL RESOLUTION DATED 8 OCTOBER 2020
AND EFFECTIVE ON 8 OCTOBER 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
(ADOPTED BY SPECIAL RESOLUTION DATED 8 OCTOBER 2020
AND EFFECTIVE ON 8 OCTOBER 2020)
1The name of the Company is Social Capital Hedosophia Holdings Corp. V
2The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.
3The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4The liability of each Member is limited to the amount unpaid on such Member’s shares.
5The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.
6The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7Capitalised terms that are not defined in this amended and restated Memorandum of Association bear the respective meanings given to them in the amended and restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
(ADOPTED BY SPECIAL RESOLUTION DATED 8 OCTOBER 2020
AND EFFECTIVE ON 8 OCTOBER 2020)
1Interpretation
1.1In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”
in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”
means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the New York Stock Exchange, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of signing the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means SCH Sponsor V LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.
1.2In the Articles:
(a)words importing the singular number include the plural number and vice versa;
(b)words importing the masculine gender include the feminine gender;
(c)words importing persons include corporations as well as any other legal or natural person;
(d)“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);
(i)headings are inserted for reference only and shall be ignored in construing the Articles;
(j)any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)sections 8 and 19(3) of the Electronic Transactions Law shall not apply;
(m)the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(n)the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2Commencement of Business
2.1The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3Issue of Shares
3.1Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.
3.2The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.
3.3The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.
3.4The Company shall not issue Shares to bearer.
4Register of Members
4.1The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5Closing Register of Members or Fixing Record Date
5.1For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.
5.3If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
6Certificates for Shares
6.1A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be canceled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and canceled.
6.2The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
6.3If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.
6.4Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
6.5Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.
7Transfer of Shares
7.1Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
7.2The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8Redemption, Repurchase and Surrender of Shares
8.1Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
(a)Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and
(c)Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.
8.2Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.
8.3The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4The Directors may accept the surrender for no consideration of any fully paid Share.
9Treasury Shares
9.1The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10Variation of Rights of Shares
10.1Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.
10.3The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.
11Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13Lien on Shares
13.1The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.
13.2The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.
13.3To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.
13.4The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
14Call on Shares
14.1Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.
14.5An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.
14.6The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.
14.8No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
15Forfeiture of Shares
15.1If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.
15.2If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
15.3A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be canceled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.
15.4A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.
15.5A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.
16Transmission of Shares
16.1If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.
16.2Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.
16.3A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17Class B Share Conversion
17.1The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.
17.2Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.
17.3Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

17.4Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.
17.5The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.
17.6Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.
17.7References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
17.8Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1The Company may by Ordinary Resolution:
(a)increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
(e)cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so canceled.
18.2All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
18.3Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a)change its name;
(b)alter or add to the Articles;

(c)alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)reduce its share capital or any capital redemption reserve fund.
19Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20General Meetings
20.1All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.
20.3The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.
20.4Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.
21Notice of General Meetings
21.1At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.
21.2The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.
22Proceedings at General Meetings
22.1No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.
22.2A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.
22.4If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.
22.5The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
22.6If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.
22.7The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
22.8When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.
22.9If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
22.10When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.
22.11A resolution put to the vote of the meeting shall be decided on a poll.
22.12A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.
22.14In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23Votes of Members
23.1Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.
23.2In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
23.3A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.
23.4No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.
23.5No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.
23.6Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.
23.7A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.
24Proxies
24.1The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.
24.2The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.
24.3The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.
24.4The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
24.5Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25Corporate Members
25.1Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
25.2If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).
26Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27Directors
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28Powers of Directors
28.1Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
28.2All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.
28.3The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
28.4The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
29Appointment and Removal of Directors
29.1Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.
29.2The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.
30Vacation of Office of Director
The office of a Director shall be vacated if:
(a)the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or
(c)the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)the Director is found to be or becomes of unsound mind; or
(e)all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
31Proceedings of Directors
31.1The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.
31.2Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.
31.3A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.
31.4A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
31.5A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.
31.6The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
31.7The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.
31.8All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.
31.9A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.
32Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33Directors’ Interests
33.1A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.
33.2A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.
33.3A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
33.4No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
33.5A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35Delegation of Directors’ Powers
35.1The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
35.2The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
35.3The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).
35.4The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
35.5The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
35.6The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.
36No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37Remuneration of Directors
37.1The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
37.2The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
38Seal
38.1The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.
38.2The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
38.3A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
39Dividends, Distributions and Reserve
39.1Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.
39.2Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.
39.3The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.
39.6The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.
39.7Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
39.8No Dividend or other distribution shall bear interest against the Company.
39.9Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.
40Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41Books of Account
41.1The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
41.2The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
41.3The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42Audit
42.1The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.
42.3If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
42.4The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.
42.6Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.
42.7Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.
43Notices
43.1Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.
43.2Where a notice is sent by:
(a)courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;
(b)post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;
(c)cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and
(e)placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
43.4Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
44Winding Up
44.1If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:
(a)if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or
(b)if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
44.2If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
45Indemnity and Insurance
45.1Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
45.3The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
46Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49Business Combination
49.1Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.
49.2Prior to the consummation of a Business Combination, the Company shall either:
(a)submit such Business Combination to its Members for approval; or
(b)provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.
49.3If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to

Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.
49.4At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.
49.5Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent or more of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).
49.6A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
49.7In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:
(a)cease all operations except for the purpose of winding up;
(b)as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and
(c)as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.
49.8In the event that any amendment is made to the Articles:
(a)to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or
(b)with respect to any other provision relating to Members’ rights or pre-Business Combination activity, the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the

Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
49.10After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:
(a)receive funds from the Trust Account; or
(b)vote as a class with Public Shares on a Business Combination.
49.11The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)any Director or Officer and any Affiliate of such Director or Officer.
49.12Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.
49.13As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations
49.14The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.
50Business Opportunities
50.1To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
50.2Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.
50.3To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex K
CERTIFICATE OF INCORPORATION
OF
[•]
ARTICLE I
The name of the corporation is SoFi Technologies, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is [•], and the name of its registered agent at such address is [ ].
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE IV
The Corporation is authorized to issue four classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock,” “Preferred Stock” and “Redeemable Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Redeemable Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0000025 per share. References to Preferred Stock herein shall not include the Redeemable Preferred Stock or any series thereof, and references to Redeemable Preferred Stock herein shall not include the Preferred Stock or any series thereof.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.Common Stock and Non-Voting Common Stock.
1.General.   The voting, dividend, liquidation and other rights and powers of the Common Stock and the Non-Voting Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock or Redeemable Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except to the extent required by Section 242(b)(2) of the DGCL, the Non-Voting Common Stock shall not have any voting rights or powers. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock or Redeemable Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock and Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, and to the prior rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, the holders of Common Stock and Non-Voting Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock and Non-Voting Common Stock when, as and if declared by the Board of Directors in accordance with applicable law; provided, that the Common Stock and the Non-Voting Common Stock shall be equal in all respects as to dividends; provided, further, that if the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock or Non-Voting Common Stock, the outstanding shares of the other series shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share; provided, further, that no dividend or distribution payable in shares of Common Stock shall be declared on the Non-Voting Common Stock and no dividend or distribution payable in Non-Voting Common Stock shall be declared on the Common Stock, but instead, in the case of a stock dividend or distribution, such dividend or distribution shall be received in like stock (or in such other form as the Board of Directors of the Corporation may determine in accordance with applicable law).
4.Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, and to the prior rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock and Non-Voting Common Stock pro rata in accordance with the number of shares of Common Stock and Non-Voting Common Stock held by each such holder; provided, that that the Common Stock and the Non-Voting Common Stock shall be equal in all respects as to rights in liquidation.
5.Transfer Rights.   Subject to applicable law and the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and Non-Voting Common Stock shall be fully transferable.
6.Redemption.   The Common Stock and Non-Voting Common Stock are not mandatorily redeemable.
7.Special Conversion Provisions.   In addition and not in limitation of the provisions in this Certificate of Incorporation:
(i)Upon written notice (“Common Conversion Notice”) to the Corporation from SoftBank Group Capital Limited or SB Sonic Holdco (UK) Limited (each, a “SoftBank Holder” and collectively, the “SoftBank Holders”), such number of shares of Common Stock held by such SoftBank Holder as may be specified in the applicable Common Conversion Notice from such SoftBank Holder shall automatically convert into an equal number of fully paid and non-assessable shares of Non-Voting Common Stock. Each SoftBank holder shall be permitted to provide an unlimited number of Common Conversion Notices. In the event the Corporation becomes a bank holding company (within the meaning of the Bank Holding Company Act of 1956, as amended), then the minimum number of shares of Common Stock held by the SoftBank Holders shall automatically be converted into an equal number of fully paid and non-assessable shares of Non-Voting Common Stock so that the SoftBank Holders, together with their Affiliates, would not own or control, or be deemed to own or control, collectively, greater than 24.9% of the voting power of any class of voting securities of the Corporation.
(ii)Shares of Non-Voting Common Stock shall not be convertible into shares of Common Stock in the hands of any SoftBank Holder or its transferees; provided, that (1) each share of Non-Voting Common Stock shall automatically be converted into one share of Common Stock in a Permitted Regulatory Transfer and (2) in connection with any issuances of Common Stock by the Corporation, at the election of any SoftBank Holder, shares of Non-Voting Common Stock held by such SoftBank Holder may be converted into the same number of shares of Common

Stock so long as such SoftBank Holder does not acquire a higher percentage of the outstanding Common Stock than such SoftBank Holder controlled immediately prior to such issuance.
(iii)The Corporation shall take all requisite actions to amend this Certificate of Incorporation to ensure that at all times there are sufficient authorized but unissued shares of Common Stock and Non-Voting Common Stock to permit the SoftBank Holders to convert (1) such number of their shares of Common Stock into Non-Voting Common Stock as set forth in a Common Conversion Notice and (2) all of their shares of Non-Voting Common Stock into Common Stock in a Permitted Regulatory Transfer.
(iv)Any automatic conversion pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business on the date immediately preceding the date on which the facts, events or occurrences giving rise to such automatic conversion first arose, existed or occurred, without any further action by the holder of such shares and whether or not any certificates representing such shares have been surrendered to the Corporation or its transfer agent, and the Persons entitled to receive the shares of stock issuable upon such automatic conversion shall be treated for all purposes as the record holders of such shares on such date; provided, however, that until any certificates for the shares that have been converted have been delivered to the Corporation or its transfer agent, the Corporation shall not be obligated to issue certificates representing the shares issued upon such automatic conversion.
(v)Certain Definitions:
(1)“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no stockholder shall be deemed an Affiliate of the Corporation or any of its subsidiaries for purposes of this paragraph (A)7 of Article V and Article XI, and neither the Corporation nor any of its Subsidiaries shall be deemed an Affiliate of any stockholder for purposes of this paragraph (A)7 of Article V and Article XI .
(2)“Permitted Regulatory Transfer” means a transfer of shares of Non-Voting Common Stock in any of the following transfers:
(a)in a widespread public distribution;
(b)to the Corporation;
(c)in transfers in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of voting securities of the Corporation; and
(d)to a transferee that would control more than fifty percent (50%) of every class of voting securities of the issuing company without any transfer from the person;
(3)“Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.
B.Preferred Stock.
1.Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
2.Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, but subject to the rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
3.Subject to the rights of any holders of any outstanding series of Preferred Stock or Redeemable Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
C.Redeemable Preferred Stock.   The Redeemable Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. [•] shares of Redeemable Preferred Stock shall be designated the “Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (hereinafter referred to as the “Series 1 Preferred Stock”). Shares of outstanding Series 1 Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall not be re-issuable by the Corporation. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series 1 Preferred Stock are as set forth below in this paragraph C of this Article V.
1.Ranking.   The shares of Series 1 Preferred Stock shall rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up:
a.senior to all classes or series of Common Stock, Non-Voting Common Stock, Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be (collectively, “Series 1 Junior Stock”);
b.on a parity with any other class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be (collectively, “Series 1 Parity Stock”);
c.junior to any other class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be, or that is redeemable any earlier than the date that is ninety one (91) days after the date the last share of Series 1 Preferred Stock ceases to be outstanding, other than any Series 1 Parity Stock that is redeemable concurrent with any redemption of Series 1 Preferred Stock ratably in proportion to the preferential amount each holder of Series 1 Preferred Stock and Series 1 Parity Stock is otherwise entitled to receive (collectively, “Series 1 Senior Stock”); and
d.junior to all existing and future indebtedness of the Corporation (including indebtedness convertible into or exchangeable for capital stock of the Corporation) and to any indebtedness of (as well as any preferred equity interest held by others in) the Corporation’s existing and future subsidiaries.
The Corporation may authorize and issue additional shares of Series 1 Junior Stock, Series 1 Senior Stock and Series 1 Parity Stock and may issue authorized but unissued shares of Series 1 Preferred Stock, in each case without the consent of the holders of the Series 1 Preferred Stock, provided that such issuance complies with the Incurrence Covenants (as defined in that certain Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of [•], 2021, by and among the Corporation and the investors listed on Schedule 1 thereto (such agreement, as amended from time to time, the “Amended and Restated Series 1 Investors’ Agreement”)).

2.Dividends.
a.The holders of shares of Series 1 Preferred Stock shall be entitled to receive cumulative cash dividends, out of any assets legally available therefor, in parity with each other, and prior and in preference to any declaration or payment of any dividend (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) on any Series 1 Junior Stock, from and including the date of issuance of the shares of Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Social Finance, Inc., a Delaware corporation (the “SoFi Series 1 Preferred Stock”) that were converted into the Series 1 Preferred Stock upon the merger of Social Finance, Inc. and Plutus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (the “SoFi Merger”), at a fixed rate equal to 12.5% per annum of the Series 1 Price (as defined below) for each outstanding share of Series 1 Preferred Stock then held by them (equivalent to $12.50 per annum per share of Series 1 Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations and the like with respect to the Series 1 Preferred Stock), which rate shall reset on each Dividend Reset Date (as defined below) (as reset, if applicable, the “Dividend Rate”). “Series 1 Price” means $100.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like).
b.Notwithstanding anything to the contrary contained herein, dividends on the Series 1 Preferred Stock will accumulate and compound (if applicable) whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors, and shall include all accumulated and compounded (if applicable) and unpaid dividends on the SoFi Series 1 Preferred Stock as of [ ], 2021, if any (“Accrued SoFi Dividends”). Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accumulated and compounded (if applicable), but unpaid dividend, due with respect to the Series 1 Preferred Stock.
c.Dividends will be payable semi-annually in arrears on the 30th day of June and the 31st day of December of each year, only when, as and if declared by the Board of Directors, provided that if any dividend payment date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are required or authorized by law or executive order to close. The Corporation shall be under no obligation to declare such dividends, subject to the other terms set forth in this Article V. Dividends payable on the Series 1 Preferred Stock will accrue on a daily basis and will be computed based on the actual number of days in a dividend period and a semi-annual dividend period of one hundred and eighty two and a half (182.5) days (treating the semi-annual period during which the SoFi Merger closes as a single dividend period). Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends will be payable to holders of record of Series 1 Preferred Stock as they appear on the Corporation’s books at the close of business on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable dividend payment date, or such other record date, no earlier than thirty (30) calendar days before the applicable dividend payment date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.
d.The Corporation may defer any scheduled dividend payment on the Series 1 Preferred Stock (which may include any scheduled dividend payment on the SoFi Series 1 Preferred Stock), for up to three (3) semi-annual dividend periods subject to such deferred dividend accumulating and compounding at the applicable Dividend Rate. If the Corporation defers any single scheduled dividend payment on the Series 1 Preferred Stock (including any deferred scheduled dividend payment on the SoFi Series 1 Preferred Stock) for four (4) or more semi-annual dividend periods (a “Dividend Default”), the Dividend Rate applicable to (i) the compounding following the date of such Dividend Default on all then-deferred dividend payments (whether or not deferred for four (4) or more semi-annual dividend periods) applied on a go-forward basis and not retroactively, and (ii) all new dividends accruing from and after the date of such Dividend Default and the compounding on such dividends if such new dividends are deferred, shall be equal to the otherwise applicable Dividend Rate plus four hundred (400) basis points (such additional basis points, the “Default Increase”). The Default Increase shall continue to apply (in addition to any applicable future Dividend Rate reset scheduled to occur on every Dividend Reset Date) until the Corporation pays all deferred dividends that resulted in the Dividend Default (including the applicable compounding thereon). Once the Corporation is current in all such dividends, it may again commence deferral of any scheduled dividend payment up to three (3) semi-annual dividend periods, which dividends will accrue at the then applicable Dividend Rate without any Default Increase until the occurrence of another Dividend Default. Except for any Default Increase that may become payable with respect to the Series 1 Preferred Stock as provided above, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears
e.Dividends on the Series 1 Preferred Stock are payable only when, as and if declared by the Board of Directors. Unless full cumulative dividends on the Series 1 Preferred Stock (after giving effect to any applicable Default Increase) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) shall be declared or paid or set aside for payment upon shares of Series 1 Junior Stock, (ii) no other distribution (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) shall be declared or made upon shares of Series 1 Junior Stock, and (iii) no shares of Series 1 Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by reclassification or conversion into or exchange for other Series 1 Junior Stock for other Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock), except (x) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary upon the occurrence of certain events, such as the termination of employment, or (y) in connection with the exercise of any right of first refusal held by the Corporation.
f.On the fifth (5th) anniversary of May 29, 2019 (May 29, 2019 being referred to as the “Series 1 Original Issue Date”) and on every one (1) year anniversary of the Series 1 Original Issue Date subsequent to the fifth (5th) anniversary of the Series 1 Original Issue Date (such fifth (5th) anniversary date and each subsequent one (1) year anniversary date, a “Dividend Reset Date”), the Dividend Rate shall reset to a new fixed rate equal to six-month LIBOR as in effect on the second London banking day prior to such Dividend Reset Date (which date is the “dividend determination date” with respect to such Dividend Reset Date) (the “Base Dividend Rate”) plus a spread of 9.9399% per annum, as reasonably determined by the Corporation. The Corporation’s reasonable determination of the Dividend Rate as of each Dividend Reset Date will be binding and conclusive on holders of Series 1 Preferred Stock, any transfer agent for such stock and the Corporation. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
g.The term “six-month LIBOR” means, for any dividend determination date with respect to an applicable Dividend Reset Date, the London interbank offered rate for deposits in U.S. dollars having an index maturity of six months commencing on such dividend determination date as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 page (or any successor page) as of approximately 11:00 a.m., London, England time, on such dividend determination date; provided, that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available, six-month LIBOR shall be reasonably determined by the Corporation by reference to such other comparable publicly available service for displaying six-month LIBOR as may be reasonably selected by the Corporation. If at any time, the Corporation reasonably determines that no such service is available or either (w) the supervisor for the administrator of six-month LIBOR has made a public statement that such administrator is insolvent (and there is no successor administrator that will continue publication of six-month LIBOR), (x) the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of six-month LIBOR), (y) the supervisor for the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR may no longer be used for determining interest rates for loans, then an alternate Base Dividend Rate to six-month LIBOR that is equal to the alternative rate of interest established under the Corporation’s Revolving Credit Agreement, dated as of September 27, 2018, among the Corporation, the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Facility”), shall apply, or if no such alternative rate of interest has been established under the Credit Facility, or if the Credit Facility no longer exists at such time, then the Corporation shall select an alternate Base Dividend Rate to six-month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loan facilities similar to the Credit Facility in the United States at such time and which is reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock. This paragraph C(2) of this Article V shall be automatically amended by the Corporation without any further action by the holders of capital stock of the Corporation to reflect such alternate Base Dividend Rate, and, with the approval of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, such other related changes to this paragraph C(2) of this Article V as may be applicable. In the event the Corporation does not select an alternate Base Dividend Rate that is reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, the Corporation shall appoint a calculation agent (the “Calculation Agent”) reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, which Calculation Agent shall establish an alternate Base Dividend Rate to six-month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loan facilities similar to the Credit Facility in the United States at such time (provided, that if such alternate Base Dividend Rate as so determined would be less than zero, such Base Dividend Rate shall be deemed to be zero for the purposes of this paragraph C(2) of this Article V, and, absent manifest error by the Calculation Agent, this paragraph C(2) of this Article V shall be automatically amended by the Corporation without any further action by the holders of capital stock of the Corporation, to reflect such alternate Base Dividend Rate and, with the approval of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, such other related changes to this paragraph C(2) of this Article V as may be applicable. If a Calculation Agent is appointed, the Corporation may, with the consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, remove such Calculation Agent in accordance with the agreement between the Corporation and the Calculation Agent; provided, that the Corporation shall appoint a successor Calculation Agent who shall be reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock and who shall accept such appointment prior to or contingent upon the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send written notice thereof to the holders of the Series 1 Preferred Stock. The Corporation shall be responsible for the compensation of the Calculation Agent.
3.Redemption.   The Series 1 Preferred Stock is perpetual and has no stated maturity and will not be subject to any sinking fund or, except upon exercise of any Put Right as provided in paragraph (C)(4) of this Article V below, mandatory redemption. The Series 1 Preferred Stock is redeemable at the Corporation’s option, as provided in paragraph (C)(3)(a) and (b) of this Article V below. Except as expressly provided herein, the Corporation is not required to set apart for payment any funds to redeem the Series 1 Preferred Stock.
a.Optional Redemption.   Unless prohibited by Delaware law, the Corporation may at any time but no more than three (3) times, at its option, redeem the Series 1 Preferred Stock, in whole or in part (provided any partial redemption is for (x) at least a number of shares of Series 1 Preferred Stock having an aggregate Series 1 Price of one-third (1/3) of the aggregate Series 1 Price of all shares of Series 1 Preferred Stock outstanding as of [•], 2021 or (y) the remaining shares of Series 1 Preferred Stock then outstanding (such number of shares of Series 1 Preferred Stock being the “Minimum Redemption Amount”)), for cash at a redemption price equal to (i) 100.0% of the Series 1 Price plus (ii) an amount in cash equal to any accumulated and compounded (if applicable) and unpaid dividends thereon (including all Accrued SoFi Dividends, if any, in each case whether or not authorized or declared, and after giving effect to any applicable Default Increase) to, but excluding, the payment date (collectively, the “Series 1 Redemption Price,” and any date on which payment for such redemption is to be made, the “Optional Redemption Date”); provided, that if any such redemption pursuant to this paragraph (C)(3)(a) of this Article V occurs either (x) prior to the fifth (5th) anniversary of the Series 1 Original Issue Date, or (y) after the fifth (5th) anniversary of the Series 1 Original Issue Date and not on a Dividend Reset Date, a holder of Series 1 Preferred Stock shall also be entitled to receive an amount in cash equal to any dividends that would have otherwise been payable to such holder on such redeemed shares of Series 1 Preferred Stock (after giving effect to any applicable Default Increase) for all dividend periods (even if any are less than a full semi-annual dividend period) following the applicable Optional Redemption Date up to and including the Dividend Reset Date immediately following such Optional Redemption Date (discounted back to such Optional Redemption Date at a rate equal to the greater of (x) the Adjusted Treasury Rate plus fifty (50) basis points and (y) zero (0) per annum) (collectively, the “Redemption Premium”). For the avoidance of doubt, any such Redemption Premium shall not be included in the definition of Series 1 Redemption Price hereunder.
“Adjusted Treasury Rate” means, as of the date of the applicable Repurchase Notice (as defined below), the weekly average rounded to the nearest one hundredth (1/100th) of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of such Repurchase Notice) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date; provided, however, that if the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Adjusted Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12) of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used. Any such Adjusted Treasury Rate shall be determined, and the information required to be obtained for its calculation shall be obtained, by the Corporation or its designee.
b.Special Optional Redemption.   In addition to the redemption rights described in paragraph (C)(3)(a) of this Article V above, and without limiting the rights of the holders of the Series 1 Preferred Stock described in paragraph (C)(4) of this Article V below, unless prohibited by Delaware law, the Corporation, may, at its option, redeem the Series 1 Preferred Stock in whole but not in part upon the occurrence of a Change of Control, within one hundred and twenty (120) days after the first date on which such Change of Control occurred, for cash at a redemption price equal to the Series I Redemption Price.
A “Change of Control” is deemed to occur when, after [•], the following have occurred and are continuing: (x) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all of the Corporation’s stock entitled to vote generally in the election of its directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (x) of this paragraph, neither the Corporation nor the acquiring or surviving entity in such transaction has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.
c.Redemption Procedures.   In connection with an Optional Redemption pursuant to paragraph (C)(3)(a) of this Article V above or a Special Optional Redemption pursuant to paragraph (C)(3)(b) of this Article V above, the Corporation will make a single payment not less than fifteen (15) days, and not more than sixty (60) days after delivery by the Corporation of the Repurchase Notice (as defined below) to the holders of Series 1 Preferred Stock (the date on which payment for such redemption is to be made, the “Payment Date”). If the Corporation elects to redeem less than all outstanding shares of Series 1 Preferred Stock, then the Corporation shall redeem from each holder, on a pro rata basis in accordance with the number of shares of Series 1 Preferred Stock owned by such holder, that number of outstanding shares of Series 1 Preferred Stock (rounded down to the nearest whole share of Series 1 Preferred Stock) determined by multiplying (x) the total number of shares of outstanding Series 1 Preferred Stock that the Corporation has elected to redeem (which, for the avoidance of doubt, shall not be less than the Minimum Redemption Amount) by (y) the ratio obtained by dividing (i) the total number of shares of Series 1 Preferred Stock held by such holder by (ii) the total number of shares of Series 1 Preferred Stock outstanding, each as of the date of the Repurchase Notice. If on the Payment Date, Delaware law prohibits the Corporation from redeeming all shares of Series 1 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and may redeem the remaining shares as soon as it may lawfully do so.
d.Repurchase Notice.   The Corporation shall send written notice of the redemption pursuant to this paragraph (C)(3) of this Article V (the “Repurchase Notice”) to each holder of record of Series 1 Preferred Stock not less than fifteen (15) days and not more than sixty (60) days prior to the Payment Date, and in the event of a Special Optional Redemption pursuant to paragraph (C)(3)(b) of this Article V above, not later than 105 days after the applicable Change of Control. Each Repurchase Notice shall state:
i.the aggregate number of shares of Series 1 Preferred Stock that the Corporation shall redeem on the Payment Date;
ii.he number of shares of Series 1 Preferred Stock held by the holder that the Corporation shall redeem;

iii.the Series 1 Redemption Price and, if applicable, the Redemption Premium, and the Payment Date; and
iv.for holders of shares of Series 1 Preferred Stock in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series 1 Preferred Stock to be redeemed.
e.Surrender of Certificates; Payment. On or before the applicable Payment Date or Put Right Payment Date (as defined below), each holder of shares of Series 1 Preferred Stock to be redeemed on such Payment Date or repurchased on such Put Right Payment Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Repurchase Notice or Put Right Notice (as defined below), and thereupon the Series 1 Redemption Price and, if applicable, the Redemption Premium, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series 1 Preferred Stock represented by a certificate are redeemed or repurchased, a new certificate, instrument, or book entry representing the unredeemed or unrepurchased shares of Series 1 Preferred Stock shall promptly be issued to such holder.
f.Rights Subsequent to Redemption. If the Repurchase Notice or Put Right Notice shall have been duly given, and if on the applicable Payment Date or Put Right Payment Date, the Series 1 Redemption Price and, if applicable, the Redemption Premium, payable upon redemption or repurchase of the shares of Series 1 Preferred Stock to be redeemed on such Payment Date or repurchased on such Put Right Payment Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series 1 Preferred Stock so called for redemption or subject to such Put Right shall not have been surrendered, dividends with respect to such shares of Series 1 Preferred Stock shall cease to accrue after such Payment Date or Put Right Payment Date and all rights with respect to such shares shall forthwith after the Payment Date or Put Right Payment Date terminate, except only the right of the holders to receive the Series 1 Redemption Price and, if applicable, the Redemption Premium, without interest upon surrender of any such certificate or certificates therefor.
4.Put Rights.
a.Change of Control Put Right.   Provided the Corporation does not exercise its right to redeem the Series 1 Preferred Stock pursuant to paragraph (C)(3) of this Article V above, upon the occurrence of a Change of Control, within one hundred and twenty (120) days after the first date on which such Change of Control occurred, each holder of Series 1 Preferred Stock will have the right (a “Change of Control Put Right”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.
b.Dividend Default Put Right.   If the Series 1 Preferred Stock is not earlier redeemed by the Corporation, if a Dividend Default occurs and is continuing as of any Dividend Reset Date, during the six-month period immediately following such Dividend Reset Date, each holder of Series 1 Preferred Stock will have the right (the “Dividend Default Put Right”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.
c.Covenant Default Put Right.   If the Series 1 Preferred Stock is not earlier redeemed by the Corporation, if a Covenant Default (as defined in the Amended and Restated Series 1 Investors’ Agreement) occurs and is not cured within the applicable Cure Period (as defined in the Amended and Restated Series 1 Investors’ Agreement), during the-six-month period immediately following the expiration of such Cure Period, each holder of Series 1 Preferred Stock will have the right (the “Covenant Default Put Right” and, together with the Change of Control Put Right and the Dividend Default Put Right, the “Put Rights”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.

d.Notice.   In the event any holder of Series 1 Preferred Stock shall exercise a Put Right, the Corporation shall send written notice (the “Put Right Notice”) confirming such exercise to each holder of record of Series 1 Preferred Stock not later than ten (10) days following the date of such exercise. Each Put Right Notice shall state:
i.the Series 1 Redemption Price and the Put Right Payment Date; and
ii.for holders of shares of Series 1 Preferred Stock in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series 1 Preferred Stock to be repurchased by the Corporation.
e.Waiver.   Any Dividend Default Put Right or Covenant Default Put Right, once exercisable by the holders of Series 1 Preferred Stock, may be waived prior to the first Put Right Payment Date with respect to such Dividend Default Put Right or Covenant Default Put Right with the written consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock.
f.Payment.   The Corporation shall deliver the amount payable upon exercise of a Put Right on a Business Day on or prior to the date that is forty-five (45) days following the date such Put Right is exercised in writing (the date on which payment for such purchase is to be made, the “Put Right Payment Date”), provided such Put Right is not thereafter waived in accordance with paragraph (C)(4)(e) of this Article V.
g.Remedies.
i.The Default Increase and the Dividend Default Put Right shall be the sole and exclusive remedy of the holders of Series 1 Preferred Stock for a Dividend Default. The Default Increase and the Covenant Default Put Right shall be the sole and exclusive remedy of the holders of Series 1 Preferred Stock for a Covenant Default. The Default Increase, if applicable, shall apply without duplication, regardless of whether there is more than one Covenant Default that remains uncured at the expiration of the Cure Period. This paragraph (C)(4)(g)(i) of this Article V shall not be applicable to the remedies available in the event the Corporation shall fail to pay any of the Change of Control Put Right, Dividend Default Put Right or Covenant Default Put Right for any reason.
ii.Upon exercise of a Put Right, and subject to this paragraph (C)(4)(g) of this Article V, the Corporation shall apply all of its assets to any such repurchase, and to no other corporate purpose, except to the extent prohibited by Delaware law. If the Corporation shall fail to pay any Put Right for any reason (including due to a limitation imposed by its credit facility or any other agreement, Delaware law or any other applicable law), the holders of Series 1 Preferred Stock shall be entitled to seek damages for such failure to pay and the Corporation shall take all actions (as determined by the Board of Directors in good faith and consistent with its fiduciary duties) to generate sufficient funds to pay the applicable Put Right, including by way of selling assets, reducing indebtedness, raising equity or other financing or otherwise, and any such funds shall immediately (and in no event more than five (5) Business Days thereafter) be used to pay such Put Right. Until the Change of Control Put Right, Dividend Default Put Right or Covenant Default Put Right, as applicable, is paid, the shares of Series 1 Preferred Stock that are the subject of such Put Right shall continue to bear cumulative dividends at the Dividend Rate (after giving effect to any applicable Default Increase) in accordance with paragraph (C)(2) of this Article V. If on any Put Right Payment Date, Delaware law prohibits the Corporation from repurchasing all shares of Series 1 Preferred Stock that are subject to the applicable Put Right, the Corporation shall ratably repurchase the maximum number of shares of Series 1 Preferred Stock that it may repurchase consistent with such law from each holder exercising such Put Right, and shall redeem the remaining shares of Series 1 Preferred Stock as soon as it may lawfully do so under such law.
5.Voting Rights and Powers.
a.Each holder of Series 1 Preferred Stock shall be entitled to vote on each matter submitted to a vote of holders of Common Stock and shall be entitled to [one] vote for each share of Series 1 Preferred Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. The holders of Common Stock and Series 1 Preferred Stock shall vote together as a single class on all matters submitted to a vote of stockholders. Except as expressly provided by this Certificate of Incorporation or to the extent required by Section 242(b)(2) of the DGCL, holders of Series 1 Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose.
b.So long as any shares of Series 1 Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock is required for the Corporation to amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws, whether by merger, consolidation or otherwise, in a manner that materially adversely affects the holders of the Series 1 Preferred Stock (provided that an amendment that authorizes Series 1 Senior Stock otherwise in accordance with this Certificate of Incorporation shall not be deemed to materially adversely affect the holders of the Series 1 Preferred Stock). Except to the extent required by the DGCL, an amendment of any provision of this paragraph (C) of this Article V shall only require the consent of the Corporation and the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, if any remain outstanding.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series 1 Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by the Corporation separate and apart from its other assets, in trust for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption so as to be and continue to be available therefor.
c.If a Dividend Default shall occur, the number of directors of the Corporation shall be increased by one within ten (10) days of the occurrence of such Dividend Default, and the holders of a majority of the outstanding shares of Series 1 Preferred Stock may, in their sole discretion, appoint one (1) additional member of the Board of Directors (the “Series 1 Director”), which director shall serve until full cumulative dividends on the Series 1 Preferred Stock (after giving effect to any applicable Default Increase) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been, or contemporaneously is, set apart for payment for all past dividend periods and the then-current dividend period. Holders of a majority of the shares of Series 1 Preferred Stock shall also have the right to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. Upon such payment, or such declaration and setting apart for payment in full, the term of the additional director so elected shall forthwith terminate, and the number of directors shall be reduced by one (1), and such voting right of the holders of shares of Series 1 Preferred Stock shall cease, in each case without further action by the Board of Directors, the Corporation or any other person, subject to increase in the number of directors of the Corporation as described above and to revesting of such voting right in the event of each and every additional Dividend Default.
6.Conversion Rights.   The holders of shares of Series 1 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.
ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[•]	[•]
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.The directors shall be elected at the annual meetings of stockholders as specified in this Certificate of Incorporation, except as otherwise provided in this Certificate of Incorporation and in the Bylaws, and each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation and the Bylaws. No decrease in the number of directors shall shorten the term of any incumbent director.

B.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
C.Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
D.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
E.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
F.Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph C of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
G.In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
H.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent of the stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or canceled by the Board of Directors or other person calling the meeting.
C.Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or modification of such inconsistent provision.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons in respect of all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered

Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XI
A.The Corporation hereby acknowledges that to the fullest extent permitted by applicable law: (1) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Corporation or any of its subsidiaries, or any other investor or holder of capital stock of the Company the right to participate therein; (2) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing may invest in, or provide services to, any Person that directly or indirectly competes with the Corporation or any of its subsidiaries; and (iii) in the event that any of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any director nominee of the foregoing, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Company, as the case may be, and shall not be liable to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Corporation (or its respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Corporation (or its respective Affiliates). For the avoidance of doubt, the parties acknowledge that, subject to paragraph B of this Article XI, this paragraph A of this Article XI is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Corporation or any of its subsidiaries with respect to the opportunities expressly disclaimed by this paragraph A of this Article XI, and this paragraph A of this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
B.Notwithstanding anything to the contrary in this Article XI, this Article XI shall not apply to any potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries presented in writing to any director nominee of the Sponsor, SoftBank Investors, Silver Lake Investors, QIA Investors, or Red Crow Investors expressly in each such Person’s capacity as a director or employee of the Corporation or any of its subsidiaries (and not in any other capacity).
C.For the purpose of this Article XI:
1.“Affiliated Fund” means an affiliated fund or entity of a stockholder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment adviser.

2.“Red Crow Investors” means, [•] and any Affiliated Fund of the foregoing to whom the foregoing have transferred shares of capital stock of the Corporation.
3.“Silver Lake Investors” means, collectively, Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. and any Affiliated Fund of the foregoing to whom the foregoing have transferred shares of capital stock of the Corporation.
4.“SoftBank Investors” means, collectively, SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited and any Affiliated Fund of the foregoing to whom the foregoing have transferred shares of capital stock of the Corporation.
5.“Sponsor” shall mean SCH Sponsor V LLC, a Cayman Islands limited liability company.
6.“QIA Investors” means QIA FIG Holding LLC and any Affiliated Fund of the foregoing to whom it has transferred shares of capital stock of the Corporation.
ARTICLE XII
D.The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Certificate of Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XI.
E.If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [•] day of [•], 2021.

[•]
Sole Incorporator

Annex L
SOFI TECHNOLOGIES, INC.
(a Delaware corporation)
BYLAWS
As Adopted [•], 2021 and
As Effective [•], 2021
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of SoFi Technologies, Inc. (the “Corporation”) within the State of Delaware shall be located at either: (a) the principal place of business of the Corporation in the State of Delaware; or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (the “Preferred Stock”), and to the requirements of applicable law, special meetings of the stockholders may be called only by the Chairperson of the Board, Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) and shall not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).
Section 2.3   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be canceled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5   Voting of Shares.
(a)Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3); provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)Required Vote.   Subject to the rights of the holders of one or more series of the Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
(e)Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7   Advance Notice for Business.
(a)Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either: (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the annual meeting by or at the direction of the Board; or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation: (A) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting; and (B) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a). In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than ten (10) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.
(ii)To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting; (B) the name and record address of such stockholder, as they appear on the Corporation’s books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made and their respective affiliates or associates or others acting in concert therewith; (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made and their respective affiliates or associates or others acting in concert therewith; (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business; (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (G) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith; (H) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has any right to vote any class or series of shares of the Corporation; (I) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”); (J) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation; (K) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (L) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; (M) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith; (N) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (O) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any; and (P) any other information relating to such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(iii)The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)Public Announcement.   For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8   Conduct of Meetings.   The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9   No Consents in Lieu of Meeting.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE III
DIRECTORS
Section 3.1   Powers; Number; Qualifications.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board. A director of the Corporation shall at all times meet all statutory and regulatory qualifications for a director of a publicly held bank holding company under Applicable Banking Laws (as defined below), as well as all requirements of the Corporation’s primary regulators in their supervisory capacity. The directors shall be elected at the annual meetings of stockholders as specified in the Certificate of Incorporation, except as otherwise provided in the Certificate of Incorporation and in these Bylaws, and each director of the Corporation shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.
Section 3.2   Advance Notice for Nomination of Directors.
(a)Only persons who are nominated in accordance with the following procedures or, with respect to [•] and their respective affiliates, in accordance with the procedures set forth in the Shareholders’ Agreement by and among the Corporation and the stockholders party thereto, dated as of [•] (the “Shareholders’ Agreement”), shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made: (i) by or at the direction of the Board; or (ii) by any stockholder of the Corporation: (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting; and (B) who complies with the notice procedures set forth in this Section 3.2 (including the completed and signed questionnaire, representation and agreement required by Section 3.2(h) of these Bylaws). Notwithstanding anything in this Section 3.2 to the contrary, the advance notice procedures set forth in this Section 3.2 shall not apply with respect to the nomination of any director pursuant to and in accordance with the Shareholders’ Agreement (such a director, a “Designated Director”), and the nomination of a Designated Director shall instead by governed by the procedures set forth in the Shareholders’ Agreement; provided, that the procedures set forth in Section 3.2(d), Section 3.2(e), Section 3.2(g) and Section 3.2(h) shall apply to all directors, including all Designated Directors.
(b)In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation: (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the date of such special meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than ten (10) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.
(c)Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 100th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person; (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (ii) as to the stockholder giving the notice: (A) the name and record address of such stockholder, as they appear on the Corporation’s books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates or associates or others acting in concert therewith; (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates or associates or others acting in concert therewith; (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names); (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (E) any Derivative Instrument directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith; (F) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has any right to vote any class or series of shares of the Corporation; (G) any Short Interest; (H) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation; (I) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (J) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; (K) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith; (L) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (M) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any; and (N) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraphs (d) above, also include a completed and signed questionnaire, representation and agreement required by Section 3.2(h) of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws, including without limitation this Section 3.2 and the Shareholders’ Agreement, shall be eligible for election as directors.
(f)If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(g)In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
(h)To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these Bylaws) to the Secretary at the principal executive offices of the Corporation:
(i)a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request);
(ii)a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the corporation, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time and (D) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director;
(iii)a confirmation or a certified representation or attestation of the applicable governmental authorities or other evidence satisfactory to the Board that the proposed nomination and election of such nominee would not violate any applicable state or federal laws, rules or regulations applicable to depository institutions or depository institution holding companies, including, but not limited to, the Bank Holding Company Act of 1956, the Change in Bank Control Act of 1978, any applicable state banking laws and all rules and regulations promulgated thereunder (“Applicable Banking Laws”); and
(iv)evidence satisfactory to the Board that all approvals, non-objections, and non-control determinations required under Applicable Banking Laws for the proposed nomination or election of such nominee to the Board have been obtained.
Section 3.3   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
Section 3.4   Newly Created Directorships and Vacancies.   Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
Section 3.5   Chairperson of the Board.   The Board shall, from time to time by vote of the Board, elect a Chairperson of the Board. The Chairperson of the Board shall preside when present at all meetings of the stockholders and the Board. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chairperson of the Board and Chief Executive Officer may be held by the same person.
ARTICLE IV
BOARD MEETINGS
Section 4.1   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3   Special Meetings.   Special meetings of the Board: (a) may be called by the Chairperson of the Board or Chief Executive Officer; and (b) shall be called by the Chairperson of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director: (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4   Quorum; Required Vote.   A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6   Organization.   The chairperson of each meeting of the Board shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.
ARTICLE VI
OFFICERS
Section 6.1   Officers.   The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)Chief Executive Officer.   Subject to such supervisory powers, if any, as may be given by the Board to the Chairperson of the Board, if any, the Chief Executive Officer of the Corporation shall, subject to the control of the Board, have general supervision, direction, and control of the business and affairs and the officers of the Corporation and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board or these Bylaws. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.
(b)President.   Subject to such supervisory powers, if any, as may be given by the Board to the Chairperson of the Board or the Chief Executive Officer, the President (if any) shall have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board or these Bylaws. The person serving as President shall also be the acting Chief Executive Officer of the Corporation whenever no other person is then serving in such capacity.
(c)Vice Presidents.   In the absence (or inability or refusal to act) of the Chief Executive Officer and President (if any), the Vice President (if any), or, if there be more than one, the Vice Presidents, in the order designated by the Board, shall perform the duties and have the powers of, and be subject to the restrictions upon, the President. The Vice Presidents (if any) shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the Chief Executive Officer, the President (if any) or the Chairperson of the Board.
(d)Secretary.
(i)The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates canceled.
(e)Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(f)Chief Financial Officer.   The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any member of the Board. The Chief Financial Officer shall render to the Chief Executive Officer, the President, or the Board, upon request, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation. He or she shall have the general powers and duties usually vested in the office of chief financial officer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board or these Bylaws. The person serving as the Chief Financial Officer shall also be the acting treasurer of the Corporation whenever no other person is then serving in such capacity. Subject to such supervisory powers, if any, as may be given by the Board to another officer of the Corporation, the Chief Financial Officer shall supervise and direct the responsibilities of the treasurer whenever someone other than the Chief Financial Officer is serving as treasurer of the Corporation.
(g)Treasurer.   The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records with respect to all bank accounts, deposit accounts, cash management accounts and other investment accounts of the Corporation. The books of account shall at all reasonable times be open to inspection by any member of the Board. The Treasurer shall deposit, or cause to be deposited, all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board. He or she shall disburse the funds of the Corporation as may be ordered by the Board and shall render to the Chief Financial Officer, the Chief Executive Officer, the President or the Board, upon request, an account of all his or her transactions as Treasurer. He or she shall have the general powers and duties usually vested in the office of treasurer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board or these Bylaws.
Section 6.2   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1   Certificated and Uncertificated Shares.   The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.
Section 7.2   Transfer of Shares.   The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The certificates of stock, if any, shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation listed on any such exchange shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock subject to such requirements shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both certificated and uncertificated form.
Section 7.3   Lost, Stolen or Destroyed Certificates.   No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any officer may in its or such person’s discretion require.
Section 7.4   Record Owners.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 7.5   Transfer and Registry Agents.   The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board or by the Chief Executive Officer or President.
Section 7.6   Lock-Up.
(a)Subject to Section 7.6(b), the holders (the “Lock-up Holders”) of common stock of the Corporation, par value of $0.001 per share (“Common Stock”) issued (i) as consideration pursuant to the merger of Plutus Merger Sub Inc., a Delaware corporation, with and into Social Finance, Inc., a Delaware corporation (the “SoFi Transaction”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the SoFi Transaction in respect of awards of Social Finance, Inc. outstanding immediately prior to the closing of the SoFi Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the that certain Agreement and Plan of Merger, dated as of [ ], by and among the Corporation, Plutus Merger Sub Inc. and Social Finance, Inc. (the “Merger Agreement”))) (such shares referred to in Section 7.6(a)(ii), the “SoFi Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”):
(b)Notwithstanding the provisions set forth in Section 7.6(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or family members of the Corporation’s officers or directors or (C) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the SoFi Transaction.
(c)If any Lock-up Holder is granted a release or waiver from the Lock-Up provided in this Section 7.6 (such holder a “Triggering Holder”), then each other Lock-up Holder shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Company on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the SoFi Transaction that are being released from the Lock-Up agreement multiplied by (ii) the total number of Lock-Up Shares held by such other Lock-Up Holder immediately following the consummation of the SoFi Transaction.
(d)Notwithstanding the other provisions set forth in this Section 7.6, but subject to paragraph (c) above, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(e)For purposes of this Section 7.6:
(i)(a) the term “Lock-up Period” means the period beginning on the closing date of the SoFi Transaction and ending on the day that is 30 days after the closing date of the SoFi Transaction;
(ii)(b) the term “Lock-up Shares” means the shares of Common Stock held by the Lock-up Holders immediately following the closing of the SoFi Transaction (other than shares of Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the closing of the SoFi Transaction) and the SoFi Equity Award Shares; provided, that, for clarity, shares of Common Stock issued in connection with the Domestication (as defined in the Merger Agreement)) or the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;
(iii)(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.6(b); and

(iv)the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B). A “Transfer” does not include the conversion of shares of Common Stock into shares of Non-Voting Common Stock, par value $0.0001 (“Non-Voting Common Stock”), of the Corporation or the conversion of shares of Non-Voting Common Stock into shares of Common Stock; provided that any shares of Non-Voting Common Stock or Common Stock into which any Lock-Up Shares are converted shall continue to be Lock-Up Shares for the duration of the Lock-Up Period.
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
Section 8.3   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6   Primacy of Indemnification.   The Corporation hereby acknowledges that each Designated Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by the stockholder entitled to designate such Designated Director or certain of their respective affiliates (each, an “Other Indemnitor”). The Corporation hereby agrees (i) that it is the indemnitor of first resort with respect to the indemnification obligations to a Designated Director pursuant to these Bylaws, the Certificate of Incorporation or any other agreement between the Company and a Designated Director (i.e., such obligations to each Designated Director are primary and any obligation of an Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Designated Director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by each Designated Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these Bylaws, the Certificate of Incorporation or any other agreement between the Company and a Designated Director, without regard to any rights a Designated Director may have against an Other Indemnitor, and (iii) that it irrevocably waives, relinquishes and releases each Other Indemnitor from any and all claims against such Other Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by an Other Indemnitor on behalf of a Designated Director with respect to any claim for which such Designated Director has sought indemnification from the Corporation shall affect the foregoing and that each Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Designated Director against the Corporation. The Other Indemnitors are express third party beneficiaries of this Section 8.6. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 8.6 shall only apply to Designated Directors in their capacity as Designated Directors.
Section 8.7   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.8   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Section 8.9   Certain Definitions.   For purposes of this Article VIII: (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.10   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.11   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2   Fixing Record Dates.
(a)In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3   Means of Giving Notice.
(a)Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice may be given: (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized delivery service; (ii) by means of facsimile telecommunication or other form of electronic transmission; or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for by a nationally recognized delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given: (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized delivery service; or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; (C) if sent for delivery by a nationally recognized delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above: (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of: (x) such posting; and (y) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if: (x) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (y) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)Electronic Transmission.    “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom: (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings to such stockholder during the period between such two consecutive annual meetings; or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5   Meeting Attendance via Remote Communication Equipment.
(a)Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)participate in a meeting of stockholders; and
(ii)be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that: (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairperson of the Board, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.14   Exclusive Forum.
(a)Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for
(i)any derivative action or proceeding brought on behalf of the Corporation;
(ii)any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty;
(iii)any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (as either may be amended from time to time);
(iv)any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or
(v)any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).
(b)Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, shall be the federal district courts of the United States of America.
(c)Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.
ARTICLE X
AMENDMENTS
Section 10.1   By the Stockholders.   Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws enacted, at any special meeting of the stockholders, if duly called for that purpose, or at any annual meeting (provided, that, in the notice of such special meeting or annual meeting, notice of such purpose shall be given), by the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors; provided, however, that any amendment of, or adoption of any provision inconsistent with, any of Section 2.2, Section 2.5, Section 2.7, Section 2.9, Section 3.1, Section 3.2, Article VIII, Section 9.14 or this Article X by the stockholders pursuant to this Section 10.1 shall require the affirmative vote of 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors.
Section 10.2   By the Board.   Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, these Bylaws may also be altered, amended or repealed, or new Bylaws enacted, by the Board.

Annex M
THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
FORM OF AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Recital:
This Amended and Restated Warrant to Purchase Stock (this “Warrant”) supersedes and replaces that certain Warrant to Purchase Stock, dated May 29, 2019, by and between Social Finance, Inc., a Delaware corporation (“SoFi”), and [  ] (“Investor”), pursuant to which Investor had the right to purchase [  ] shares of Series H Preferred Stock of SoFi, par value $0.0000025 per share (the “SoFi Warrant”). Upon execution by the parties (as defined below) and delivery of this Warrant by the Company (as defined below) to Investor, the SoFi Warrant shall be canceled with no further effect.

Company:
SoFi Technologies, Inc., a Delaware corporation (the “Company”) (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation).

Number and Class of Shares:	[ 1] shares of Domesticated Acquiror Common Stock (as defined in the Merger Agreement) (the “Common Stock”).
Exercise Price:	$[ 2] per share of Common Stock, subject to adjustment as set forth herein (the “Warrant Price”).
Issue Date:	May 29, 2019 (the “Issue Date”).
Amendment and Restatement Date:	[ ], 2021 (the “Amendment and Restatement Date”).
Expiration Time:	As defined in Section 6.
This Warrant certifies that, for good and valuable consideration, Investor is entitled to purchase from the Company (Investor and the Company, each a “party” and together, the “parties”), prior to the Expiration Time, the number of fully paid and nonassessable shares of Common Stock as set forth above under “Number and Class of Shares” (collectively, the “Warrant Shares”) at the Warrant Price, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is issued in connection with that certain Agreement and Plan of Merger, dated as of January [•], 2021, made and entered into by and among the Company, Plutus Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, and SoFi (as may be supplemented, amended or modified from time to time, the “Merger Agreement”).
1.CERTAIN DEFINITIONS.
As used in this Warrant, the following terms shall have the following respective meanings:
“Certificate” shall mean the Company’s Certificate of Incorporation, as amended or restated as of the date hereof and filed with the Secretary of State of the State of Delaware.
__________________________
1Equal to the number of shares of SoFi Series H Preferred Stock issuable upon exercise of the SoFi Warrant as of immediately prior to the effective time of the Merger multiplied by the Base Exchange Ratio (as defined in the Merger Agreement), with fractional shares rounded down to the nearest whole share.
2Equal to the exercise price per share of SoFi Series H Preferred Stock immediately prior to the effective time of the Merger divided by the Base Exchange Ratio (as defined in the Merger Agreement) (the exercise price per share, as so determined, being rounded up to the nearest full cent).
“Fair Market Value” shall mean with respect to any security or other property as of a particular date, the fair market value of such security or other property as determined in good faith by the Board of Directors of the Company; provided that Holder shall have a right to receive from the Board of Directors the calculations performed to arrive at such Fair Market Value;

provided, further, that, if as of the date that the Holder delivers the Notice of Exercise to the Company, the Common Stock is traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), then Fair Market Value shall mean the closing price or last sale price of a share of Common Stock reported for the business day immediately prior to the date on which the Holder has delivered such Notice of Exercise.
“Holder” shall mean Investor or any subsequent transferee in whose name this Warrant is registered upon the books and records maintained by the Company.
“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, by and among the Company and certain of its investors, dated as of [•], 2021, as amended from time to time.
2.EXERCISE.
2.1Notice of Exercise; Payment.   The Holder may exercise this Warrant, in whole or in part, at any time, or from time to time, prior to the Expiration Time, by surrendering this Warrant at the principal office of the Company together with:
2.1.1a duly executed Notice of Exercise in substantially the form attached as Exhibit A; and
2.1.2either (a) payment in cash by wire transfer of immediately available funds of an amount equal to the product obtained by multiplying the number of Warrant Shares being purchased upon such exercise by the then-effective Warrant Price; or (b) in lieu of payment of the aggregate Warrant Price in the manner specified in Section 2.1.2(a) above, but otherwise in accordance with the requirements of Section 2.1, by surrendering a number of Warrant Shares to the Company with a value equal to such aggregate Warrant Price and receiving the number of Warrant Shares calculated in accordance with the immediately following sentence (a “Cashless Exercise”). Upon a Cashless Exercise, the Company shall issue to the Holder such number of fully paid and non-assessable Warrant Shares as are computed using the following formula:
X = Y(A-B)/A
where:

X =	the number of Warrant Shares to be issued to Holder;
Y =	the number of Warrant Shares with respect to which this Warrant is being exercised (inclusive of the Warrant Shares surrendered to the Company in payment of the aggregate Warrant Price);
A =	the Fair Market Value of one Warrant Share; and
B =	the Warrant Price.
2.2Effectiveness.
2.2.1Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the later of (a) the day on which a Notice of Exercise shall have been delivered to the Company as provided in Section 2.1.1 or (b) the day on which payment has been made to the Company pursuant to Section 2.1.2. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2.4 shall be deemed to have become the holder or holders of record of the Warrant Shares to be represented by such certificates.
2.3Approvals.   If the exercise of this Warrant would require any filing, notice, report, consent, registration, approval, permit or authorization with, to or from, a local, state, national or foreign government or governmental, regulatory or self-regulatory authority (including any stock exchange or other self-regulatory organization), agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive, administrative or judicial entity or subdivision thereof, in each case, of competent jurisdiction, under any applicable law (collectively, “Approvals”), such exercise shall be subject to receipt of such Approvals.
2.4[Taxes.   The issuance of certificates for Warrant Shares to the Holder upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other reasonable and customary incidental expense in respect of the issuance of such certificates and all of such taxes and expenses shall be paid by the Company. The Holder represents and warrants that it is foreign government eligible for an exemption from U.S. federal withholding pursuant to Section 892 of the Internal Revenue Code of 1986, as amended (the “Code”). Provided the Company receives a valid, duly executed IRS Form W-8EXP from the Holder, the Company agrees that it shall not deduct or withhold from any payments made or deemed made with respect to this Warrant absent written advice (which does not have to be in the form of an opinion and which may be in the form of an email) from its tax counsel (experienced in withholding tax matters) concluding that, as a result of a change in law after the Amendment and Restatement Date, the Company is required to deduct or withhold with respect to any payments made or deemed made under this Warrant to the Holder under the Code. In such instance, the Company and its tax counsel shall consider in good faith any claim by the Holder that, and shall reasonably cooperate with the Holder to determine if, such withholding is not required, or may be reduced, under applicable law. If, following such consideration and cooperation, tax counsel for the Company advises the Company that such withholding is required, the Company shall be entitled to deduct and withhold from any payments made or deemed made with respect to this Warrant any amounts required to be deducted and withheld with respect to the making of such payment or deemed payment under Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. Any such amounts withheld and paid over to the appropriate taxing authority in accordance with this Section 2.4 shall be treated for all purposes of this Warrant as having been paid to the Holder in respect of which such withholding was made; provided, further, that the Company shall not be obligated to gross-up or indemnify the Holder with respect to the withholding of any such amounts.]
2.5Delivery of Certificate and New Warrant.   Promptly after the Holder exercises this Warrant, the Company shall deliver to the Holder certificates for the Warrant Shares acquired and, if this Warrant has not been fully exercised and has not terminated, this Warrant shall automatically be reduced by the number of Warrant Shares issued and shall remain exercisable for such remaining Warrant Shares not so acquired, and all other terms of this Warrant shall otherwise remain in full force and effect as so adjusted; provided, however, that if this Warrant has not been fully exercised and has not terminated and if requested by the Holder, promptly after the Holder exercises this Warrant, and in any event within ten (10) business days thereafter, the Company shall deliver to the Holder, in exchange for this Warrant, a new warrant or warrants (dated as of the date thereof) of like tenor and with the same date, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such shares that remain issuable hereunder immediately following such exercise as provided in Section 2.1. Upon final exercise of this Warrant for any such remaining number of Warrant Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation.
2.6Replacement of Warrants.   Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor representing the same right to purchase Warrant Shares.
2.7Reservation Stock.   The Company will at all times reserve and keep available, for issuance and delivery upon the exercise of this Warrant, such Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.
3.ADJUSTMENTS TO THE WARRANT SHARES.
3.1Stock Splits and Dividends.   If the Company should fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities or rights convertible into or exercisable for Common Stock (such securities or rights, the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such split, subdivision, dividend or distribution if no record date is fixed), the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and issuable with respect to such Common Stock Equivalents, and the Warrant Price shall be proportionately decreased, such that the aggregate Warrant Price payable for the total number of shares of Common Stock issuable on exercise of this Warrant is equal to the aggregate Warrant Price that would have been payable for the total number of shares of Common Stock issuable on exercise of this Warrant immediately prior to such adjustment.
3.2Reverse Stock Splits.   If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no record date is fixed), the Warrant Price shall be increased and the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased, in each case, in proportion to such decrease in outstanding shares of Common Stock, such that the aggregate Warrant Price payable for the total number of shares of Common Stock issuable on exercise of this Warrant is equal to the aggregate Warrant Price that would have been payable for the total number of shares of Common Stock issuable on exercise of this Warrant immediately prior to such adjustment.
3.3Other Distributions.   If the Company shall declare a distribution on the Common Stock payable in securities of the Company not giving rise to an adjustment elsewhere in this Section 3, securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (including cash dividends) or options or rights not referred to in Section 3.1, then the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and assets (including cash dividends) the Holder would have received if such Holder were the record holder of the Warrant Shares issuable under this Warrant as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
3.4Recapitalizations.   If there shall be a recapitalization of the Common Stock (including, without limitation, a reclassification, exchange, substitution or other event that results in a change of the Common Stock into other securities or property, or the consolidation or merger of the Company with or into another corporation, but excluding (a) a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property and (b) the events described in Sections 3.1 through 3.3), the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the number and kind of shares of stock or other securities or property of the Company or otherwise, that the Holder would have received as a result of such recapitalization if such Holder were the record holder of the Warrant Shares issuable under this Warrant as of the record date fixed for the determination of the holders of Common Stock entitled to participate in such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Warrant Price then in effect and the number of Warrant Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent as practicable. Any such adjustment shall be made by and set forth in a supplemental agreement between the Holder and the Company or any successor thereto. The Company shall not effect any such recapitalization unless upon or prior to the consummation thereof the successor corporation, or if the Company shall be the surviving corporation in any such recapitalization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares or cash or other securities or property as the Holder shall be entitled to purchase upon exercise of this Warrant in accordance with the foregoing provisions.
3.5Participation in an Offer.   If the Company or any affiliate of the Company makes an offer to all of the holders of Common Stock (or securities convertible into or exchangeable for Common Stock) to purchase any shares of Common Stock (or securities convertible into or exchangeable for Common Stock), or any third party makes an offer to acquire all of the shares of Common Stock (including shares convertible into or exchangeable for Common Stock) and such third-party offer has been approved by the Company’s Board of Directors or facilitated by the Company (and not thereafter opposed by the Company’s Board of Directors), then in each such case the Company shall ensure (or, in the case of such a third-party offer, shall use reasonable best efforts to ensure) that the Holder may provisionally exercise and tender into and have accepted into such offer the Warrant Shares such that, upon exercise of this Warrant at or prior to the closing of such offer, for each Warrant Share acquired that was provisionally tendered into such offer, the Holder shall receive the consideration to which the Holder would have been entitled had the Holder owned such Warrant Shares of record as of the date of tender.
3.6Adjustment is Cumulative.   The provisions of this Section 3 shall similarly apply to successive dividends, distributions, stock splits or subdivisions, reverse stock splits, recapitalizations, offers or other events covered by this Section 3.
3.7Fractional Warrant Shares.   No fractional shares of Common Stock shall be issued upon the exercise of this Warrant, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If the exercise would result in any fractional share, the Company shall, in lieu of issuing any such fractional share, pay the Holder an amount in cash equal to the fair market value of such fractional share on the date of exercise, as determined in good faith by the Board of Directors of the Company.
3.8Certificate as to Adjustments.   Upon the occurrence of each adjustment or readjustment of the Warrant Price or the number of Warrant Shares issuable upon exercise of this Warrant pursuant to this Section 3, the Company, at its expense, shall reasonably promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
4.REGISTRATION RIGHTS; NO VOTING RIGHTS.
4.1All shares of Common Stock issuable upon exercise of this Warrant shall be “Registrable Securities” pursuant to the Registration Rights Agreement.
4.2Without limitation of the rights and obligations of the Holder pursuant to the Certificate and the Bylaws of the Company, this Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.
5.COVENANT.
Concurrent with the issuance of any Warrant Shares upon exercise of this Warrant, to the extent not already a party thereto, the Holder shall execute a signature page or joinder to the Registration Rights Agreement as a Holder thereunder. Such Warrant Shares may, to the extent then applicable bear the following legend:
(a)“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(b)Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
6.TERMINATION OF WARRANT.
This Warrant (and the right to purchase Warrant Shares upon exercise hereof) shall terminate at 5:00 p.m. New York time on the fifth (5th) anniversary of the Issue Date (such date and time, the “Expiration Time”). The Holder shall be given at least thirty (30) days’ notice and an opportunity to exercise this Warrant prior to the Expiration Time. Notwithstanding any provision to the contrary, if the Notice of Exercise and payment is delivered prior to the Expiration Time, the rights and obligations of the Company and the Holder under this Warrant in respect of the Warrant Shares to which the Notice of Exercise relates shall survive the Expiration Time.
7.NOTICE OF CERTAIN EVENTS.   If the Company determines at any time to:
(a)declare any dividend or distribution upon the outstanding shares of the Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b)offer for subscription or sale pro rata to the holders of the outstanding shares of the Common Stock any additional shares of any class or series of the Company’s stock;
(c)effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Common Stock; or
(d)liquidate, dissolve or wind up;
then, in connection with each such event, the Company shall give Holder:
(1)in the case of the matters referred to in (a) and (b) above, at least five (5) business days prior written notice of the record date for such dividend or distribution, or subscription rights (and specifying the estimated date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any (provided that such notice requirement shall be satisfied if such information is included in a press release or filing of the Company with the Securities and Exchange Commission); and

(2)in the case of the matters referred to in (c) and (d) above, at least five (5) business days prior written notice of the date when the same will take place (and specifying the estimated date on which the holders of outstanding shares of the Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).
8.GENERAL PROVISIONS.
8.1Notices.   Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or fax number as set forth on the signature page hereto, as subsequently modified by written notice or as set forth below:
SoFi Technologies Inc.
234 1st Street
San Francisco, California 94105
Attention: Christopher Lapointe, Chief Financial Officer
Email: clapointe@sofi.org
with a copy to:
Social Finance, Inc.
234 1st Street
San Francisco, California 94105
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Raaj S. Narayan
Email:  rsnarayan@wlrk.com
8.2Compliance with Securities Laws on Transfer.   This Warrant and the Warrant Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).
8.3Transfer Procedure.   Subject to the provisions of Section 8.2 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee, and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if the Warrant is transferred in part); and provided, further, that any transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.
8.4Governing Law; Jurisdiction.   This Warrant will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware and (if and only if the Court of Chancery of the State of Delaware lacks or declines jurisdiction) to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Warrant except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter hereof may not be enforced in or by such court.
8.5Titles and Headings.   The titles, captions and headings of this Warrant are included for ease of reference only and will be disregarded in interpreting or construing this Warrant.
8.6Counterparts.   This Warrant may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
8.7Severability.   If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant. Notwithstanding the forgoing, if the value of this Warrant based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
8.8Facsimile Signatures.   This Warrant may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
8.9Amendment and Waivers.   This Warrant may be amended only by a written agreement executed by each of the parties. No amendment or wavier of any term of this Warrant will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 8.9 will be binding upon the parties and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
8.10Successors and Assigns.   The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the parties and the successors and permitted assigns of the parties.
8.11Entire Agreement.   This Warrant and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties with respect to the subject matter hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
SOFI TECHNOLOGIES, INC.

By:
Name: Title:
[SIGNATURE PAGE TO WARRANT]

AGREED AND ACKNOWLEDGED:
SOCIAL FINANCE, INC.

By:
Name: Title:
[HOLDER]

By:
Name: Title:
Address and facsimile (including for notice pursuant to Section 8.1):
[•]
[SIGNATURE PAGE TO WARRANT]

EXHIBIT A
NOTICE OF EXERCISE
(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)
The undersigned hereby elects to purchase                   shares of Common Stock, par value $0.0001 per share (the “Warrant Shares”) of SoFi Technologies, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant to Purchase Stock with an Amendment and Restatement Date of [  ], 2021 (the “Warrant”), as follows:
(Initial applicable options)

a.
The undersigned hereby elects to purchase the Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in cash in accordance with Section 2.1.2(a) of the Warrant.

b.	The undersigned hereby elects to purchase the Warrant Shares pursuant to the terms of the attached Warrant, pursuant to a Cashless Exercise in accordance with Section 2.1.2(b) of the Warrant.

Please issue a certificate or certificates representing the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned.

(Printed Name of Holder)

(Address)

(Signature of Holder)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
SOFI TECHNOLOGIES, INC.

By:
Name: Title:
[SIGNATURE PAGE TO WARRANT]

AGREED AND ACKNOWLEDGED:
SOCIAL FINANCE, INC.

By:
Name: Title:
[HOLDER]

By:
Name: Title:
Address and facsimile (including for notice pursuant to Section 8.1):
[  ]
[SIGNATURE PAGE TO WARRANT]

EXHIBIT A
NOTICE OF EXERCISE
(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)
The undersigned hereby elects to purchase                   shares of Common Stock, par value $0.0001 per share (the “Warrant Shares”) of SoFi Technologies, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant to Purchase Stock with an Amendment and Restatement Date of [  ], 2021 (the “Warrant”), as follows:
(Initial applicable options)

a.	The undersigned hereby elects to purchase the Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in cash in accordance with Section 2.1.2(a) of the Warrant.

b.	The undersigned hereby elects to purchase the Warrant Shares pursuant to the terms of the attached Warrant, pursuant to a Cashless Exercise in accordance with Section 2.1.2(b) of the Warrant.

Please issue a certificate or certificates representing the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned.

(Printed Name of Holder)

(Address)

(Signature of Holder)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. SCH’s amended and restated memorandum and articles of association provided for indemnification of SCH’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
SCH has entered into agreements with SCH’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in SCH’s amended and restated memorandum and articles of association. SCH has purchased a policy of directors’ and officers’ liability insurance that insures SCH’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against SCH’s obligations to indemnify SCH’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SCH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
(a) Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of January 7, 2021, by and among the Registrant, Plutus Merger Sub Inc. and Social Finance, Inc. (included as Annex A to the proxy statement/prospectus)
2.2**	Plan of Domestication dated as of February 7, 2021
2.3(6)	Amendment to Agreement and Plan of Merger, dated as of March 16, 2021, by and among the Registrant, Plutus Merger Sub Inc. and Social Finance, Inc.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex J to the proxy statement/prospectus)
3.2	Form of Certificate of Incorporation of SoFi Technologies, Inc. to become effective upon Domestication (included as Annex K to the proxy statement/prospectus)
3.3	Form of By-Laws of SoFi Technologies, Inc. to become effective upon Domestication (included as Annex L to the proxy statement/prospectus)
4.1(2)	Specimen Unit Certificate of Social Capital Hedosophia Holdings Corp. V
4.2(3)	Specimen Class A Ordinary Share Certificate of Social Capital Hedosophia Holdings Corp. V
4.3(4)	Specimen Warrant Certificate of Social Capital Hedosophia Holdings Corp. V
4.4(1)	Warrant Agreement, dated as of October 8, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent
4.5	Form of Amended and Restated Warrant to Purchase Stock, between Social Finance, Inc. and the Investor named therein (included as Annex M to the proxy statement/prospectus)
4.6**	Specimen Common Stock Certificate of SoFi Technologies, Inc.
4.7**	Form of Certificate of Corporate Domestication of SoFi Technologies, Inc., to be filed with the Secretary of the State of Delaware
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
8.1**	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1
Sponsor Support Agreement, dated as of January 7, 2021, by and among SCH Sponsor V LLC, the Registrant, each director of the Registrant and SoFi Technologies, Inc. (included as Annex C to the proxy statement/prospectus)

Exhibit Number	Description
10.2
Stockholder Support Agreement, dated as of January 7, 2021, by and among the Registrant, Social Finance, Inc. and the persons set forth on Schedule I thereto (included as Annex B to the proxy statement/prospectus)

10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus)
10.4
Form of Shareholders’ Agreement, by and among the Registrant, SoFi Technologies, Inc., SCH Sponsor V LLC , Social Finance, Inc. and the persons identified on the signature pages thereto (included as Annex G to the proxy statement/prospectus)

10.5
Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of January 7, 2021, by and among Social Capital Hedosophia Holdings Corp. V and the investors listed on Schedule 1 thereto (included as Annex H to the proxy statement/prospectus)

10.6
Form of Amended and Restated Registration Rights Agreement, by and among SoFi Technologies, Inc., Social Capital Hedosophia Holdings Corp. V, SCH Sponsor V LL, certain stockholders of Social Finance, Inc., as set forth on Schedule 1 thereto, Jay Parikh, Jennifer Dulski and the parties set forth on Schedule 2 thereto (included as Annex E to the proxy statement/prospectus)

10.7
Form of Registration Rights Agreement, by and among SoFi Technologies, Inc., Social Capital Hedosophia Holdings Corp. V, certain stockholders of Social Finance, Inc., as set forth on Schedule 1 thereto (included as Annex F to the proxy statement/prospectus)

10.8(1)	Letter Agreement, dated as of October 8, 2020, by and among the Registrant, SCH Sponsor V LLC and the Registrant’s officers and directors
10.9(1)	Investment Management Trust Agreement, dated as of October 8, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee
10.10(1)	Administrative Services Agreement, dated as of October 8, 2020, by and between the Registrant and Social Capital Holdings, Inc.
10.11(1)	Sponsor Warrants Purchase Agreement, dated as of October 8, 2020, by and between the Registrant and SCH Sponsor V LLC
10.12(1)	Indemnity Agreement, dated as of October 8, 2020, by and between the Registrant and Chamath Palihapitiya
10.13(1)	Indemnity Agreement, dated as of October 8, 2020, by and between the Registrant and Ian Osborne
10.14(1)	Indemnity Agreement, dated as of October 8, 2020, by and between the Registrant and Jay Parikh
10.15(1)	Indemnity Agreement, dated as of October 8, 2020, by and between the Registrant and Steven Trieu
10.16(1)	Indemnity Agreement, dated as of October 8, 2020, by and between the Registrant and Simon Williams
10.17(5)	Indemnity Agreement, dated as of November 13, 2020, by and between the Registrant and Jennifer Dulski
10.18(5)	Letter Agreement, dated as of November 13, 2020, by and between the Registrant and Jennifer Dulski
10.19(5)	Director Restricted Stock Unit Award Agreement, dated as of November 13, 2020, by and between the Registrant and Jennifer Dulski
10.20**	Social Finance, Inc. 2011 Stock Plan and forms of agreements thereunder
10.21	Form of 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc. (included as Annex I to the proxy statement/prospectus) and forms of agreement thereunder
10.22**	Promissory Note, dated January 11, 2021, issued to SCH Sponsor V LLC
10.23**	Form of Lock-up Agreement between SoFi Technologies, Inc., SCH Sponsor V LLC, certain holders of SCH Sponsor V LLC, and certain stockholders of Social Finance, Inc.
10.24(7)	Amendment to Sponsor Support Agreement, dated as of March 16, 2021, by and among SCH Sponsor V LLC, the Registrant, each director of the Registrant and SoFi Technologies, Inc.
21.1**	List of Subsidiaries of the Registrant
23.1	Consent of Marcum LLP
23.2	Consent of Deloitte Touche LLP
23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to the initial filing of the Registration Statement)
99.1**	Form of Proxy Card for Registrant’s Extraordinary General Meeting
99.2**	Consent of Ahmed Al-Hammadi to be named as a director
99.3**	Consent of Michael Bingle to be named as a director

Exhibit Number	Description
99.4**	Consent of Michel Combes to be named as a director
99.5**	Consent of Steven Freiberg to be named as a director
99.6**	Consent of Tom Hutton to be named as a director
99.7**	Consent of Clara Liang to be named as a director
99.8**	Consent of Carlos Medeiros to be named as a director
99.9**	Consent of Anthony Noto to be named as a director
99.10**	Consent of Clay Wilkes to be named as a director
99.11**	Consent of Magdalena Yeşil to be named as a director
99.12	Consent of Richard Costolo to be named as a director
99.13	Consent of Harvey Schwartz to be named as a director
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
__________________
**Previously filed.
+       Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
(1)Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2020.
(2)Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on September 25, 2020.
(3)Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on September 25, 2020.
(4)Incorporated by reference to Exhibit 4.4 filed with the Form S-1 filed by the Registrant on September 25, 2020.
(5)Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 16, 2020
(6)Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on March 16, 2021.
(7)Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on March 16, 2021.
Item 22.   Undertakings.
1.The undersigned Registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
4.The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
5.The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
6.The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo County, California, on the 31st day of March, 2021.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V
By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chamath Palihapitiya	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 31, 2021
Chamath Palihapitiya

/s/ Steven Trieu	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2021
Steven Trieu

*	President and Director	March 31, 2021
Ian Osborne

*	Director	March 31, 2021
Jay Parikh

*	Director	March 31, 2021
Jennifer Dulski

By:	/s/ Steven Trieu
Steven Trieu
Attorney-in-fact